As filed with the Securities and Exchange Commission on December 9, 2025.

Registration No. 333-276718

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

Amendment No. 10
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

ClimateRock Holdings Limited
(Exact name of registrant as specified in its charter)

_______________________

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

25 Bedford Square
London, WC1B 3HH, United Kingdom
Telephone: +44 208 050 7820 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

Ralph V. De Martino, Esq. Marc E. Rivera, Esq. ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 857.6000 Facsimile: (202) 857.6395	Barry I. Grossman, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

_______________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CLIMATEROCK
25 Bedford Square
London, WC1B 3HH, United Kingdom
Telephone: +44 208 050 7820

                , 2025

Dear ClimateRock Shareholder:

You are cordially invited to attend the extraordinary general meeting (the “Meeting”) of shareholders of ClimateRock, a Cayman Islands exempted company (“ClimateRock”), to be held at 10:00 a.m. Eastern Time, on January 12, 2026 at the office of ArentFox Schiff, LLP at 1717 K Street NW, Washington, D.C. 20006, or at such other time, on such other date and at such other place to which the Meeting may be adjourned. You can participate in the Meeting, vote, and submit questions via live webcast by visiting https://www.cstproxy.com/climate-rock/bc2025 and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and ClimateRock encourages virtual participation.

At the Meeting, our shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2025 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ClimateRock, GreenRock Corp, a Cayman Islands exempted company (“GreenRock”), ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and GreenRock Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby. The Business Combination Agreement, amends and restates the Agreement and Plan of Merger, among the same parties, dated December 30, 2023 (the “Original Business Combination Agreement”).

Pursuant to the Business Combination Agreement, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company (the “SPAC Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the effective time of the SPAC Merger (the “SPAC Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco or, in the case of ClimateRock’s outstanding rights, will be automatically converted into Pubco Class A Ordinary Shares (as defined below), and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company (the “Company Merger” and together with the SPAC Merger, the “Mergers”), as a result of which, (i) GreenRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of GreenRock immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”).

Pursuant to the terms of the Business Combination Agreement, the consideration to be delivered to the holders of the ordinary shares of GreenRock (the “GreenRock Shareholders”) in connection with the Business Combination (the “Merger Consideration”) will be 32,000,000 newly-issued ordinary shares, consisting of (i) 29,900,000 Class A ordinary shares, par value $0.0001, of Pubco (each a, “Pubco Class A Ordinary Share”), of which 4,000,000 will be held in a segregated account (the “Escrowed Shares”) pursuant to an escrow agreement (the “Escrow Agreement”) that Pubco, and certain GreenRock Shareholders will enter into at or prior to the closing of the Mergers (the “Closing”) with an escrow agent mutually acceptable to ClimateRock and GreenRock and (ii) 2,100,000 Class B ordinary shares, par value $0.0001, of Pubco (each a, “Pubco Class B Ordinary Share” and collectively with Pubco Class A Ordinary Shares, the “Pubco Ordinary Shares”), each of which has a voting power equal to 10 votes per share. Upon the Closing, the holders of Pubco Class B Ordinary Shares will solely consist of Per Regnarsson, who is serving as the Chief Executive Officer of ClimateRock and director of GreenRock and will serve as the Chief Executive Officer of Pubco upon the Closing, and Charles Ratelband V, who is serving as the Chairman of ClimateRock and director of GreenRock and will serve as the Chief Vision Officer of Pubco upon the Closing. Upon the Closing, Mr. Regnarsson will beneficially hold 6,675,000 Pubco Class A Ordinary Shares and 600,000 Class B Ordinary Shares with an aggregate voting power equal to 23.2% of the total Pubco Ordinary Shares issued and outstanding (assuming no redemptions, no exercise of the Warrants and excluding shares under the PIPE Financing). Upon the Closing, Mr. Ratelband will beneficially hold 15,261,575 Pubco Class A Ordinary Shares and 1,500,000 Class B Ordinary Shares with an aggregate voting power equal to 55.3% of the total Pubco Ordinary Shares issued and outstanding (assuming no redemptions and no exercise of the Warrants). The GreenRock Shareholders shall be shown as registered owners of their respective Escrowed Shares on the books and records of Pubco, and shall be entitled to exercise voting rights with respect to such Escrowed Shares, and any dividends, distributions and other earnings on the Escrowed Shares while held in escrow shall be paid directly to the GreenRock Shareholders. The Escrowed Shares will be subject to forfeiture by the GreenRock Shareholders if GreenRock fails to meet certain financial targets.

Concurrently with the execution of the Original Business Combination Agreement and as a condition to GreenRock’s willingness to enter into the Original Business Combination Agreement, ClimateRock, GreenRock, and U.N. SDG Support LLC, our sponsor (the “Sponsor”), entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”). Under the Sponsor Support Agreement, the Sponsor agreed to vote all of its ClimateRock ordinary shares in favor of the Business Combination Agreement and the related transactions. The Sponsor also agreed to take certain other actions in support of the Original Business Combination Agreement and related transactions and refrain from redeeming any of its ClimateRock ordinary shares and taking actions that would adversely affect its ability to perform its obligations under the Sponsor Support Agreement. The Sponsor Support Agreement prevents transfers of the ClimateRock interests held by the Sponsor between the date of the Sponsor Support Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Support Agreement. The Sponsor Support Agreement will be amended to refer to the Business Combination Agreement and the transactions contemplated thereby.

Also, concurrently with the execution of the Original Business Combination Agreement, ClimateRock and GreenRock entered into Voting and Support Agreements (collectively, the “Voting Agreements”) with certain shareholders of GreenRock required to approve the Business Combination. Under the Voting Agreements, each GreenRock shareholder party thereto agreed to vote all of such shareholder’s GreenRock ordinary shares in favor of the Business Combination Agreement and the related transactions. The GreenRock members also agree to take certain other actions in support of the Original Business Combination Agreement and related transactions and refrain from taking actions that would adversely affect such GreenRock member’s ability to perform its obligations under the Voting Agreement. The Voting Agreements prevent transfers of the GreenRock interests held by such GreenRock members party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement. The Agreement will be amended to refer to the Business Combination Agreement and the transactions contemplated thereby.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon (a) proposal to approve and authorize a plan of merger between ClimateRock and SPAC Merger Sub in the form of the plan of merger attached to the accompanying proxy statement/prospectus as Annex E (the “SPAC Plan of Merger”) and certain other matters relating to the SPAC Merger, which is referred to as the “Merger Proposal,” and (b) a proposal to adjourn the Meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal and the Merger Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Meeting. The Adjournment Proposal is not a condition to, or conditioned upon, the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the Meeting to a later date or dates if necessary or appropriate in the determination of ClimateRock, to permit, among other things, further solicitation and vote of proxies, including if, based upon the tabulated vote at the time of the Meeting, ClimateRock is not authorized to consummate the Business Combination.

Pursuant to the ClimateRock amended and restated memorandum and articles of association, a holder of ClimateRock’s public shares (a “public shareholder”) may request that ClimateRock redeem all or a portion of its public shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, ClimateRock will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ClimateRock’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on 12,352 shares subject to possible redemption, funds in the trust account of approximately $153,535 as of November 11, 2025 (after allowing for the redemption of 436,079 shares in connection with an extraordinary general meeting held on October 29, 2025), this would have amounted to approximately $12.43 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares unless the ClimateRock directors consent. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares without the consent of ClimateRock, then any such shares in excess of that 15% limit would not be redeemed for cash.

The consummation of the transactions contemplated by the Business Combination Agreement, including the occurrence of the Closing, is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus under the section entitled “Proposal 1 — The Business Combination Proposal — Business Combination Agreement — Conditions to Closing.” There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement or that the transactions contemplated by the Business Combination Agreement, including the Closing, will be consummated.

ClimateRock’s units, shares, warrants and rights are currently quoted on The OTC Pink Limited Market under the symbols “CLRUF”, “CLRCF”, “CLRWF” and “CLRRF”, respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Pubco Class A Ordinary Shares and the warrants issued by Pubco in exchange for ClimateRock’s Public Warrants on The Nasdaq Capital Market under the symbols “CLRC” and “CLRCW,” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

On April 10, 2024, ClimateRock received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) notifying the Company that the Company’s public holders of its Class A ordinary shares (“Public Holders”) were below the 400 Public Holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). The notifications received had no immediate effect on the Company’s Nasdaq listing. The Nasdaq rules provide the Company 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance. The Company submitted to Nasdaq a plan to regain compliance on May 28, 2024, and the Staff granted the Company an extension until October 7, 2024 to comply with the Public Holders Requirement.

On October 8, 2024, the Company received a notice from the Staff that, since the Company had not regained compliance with the Public Holders Requirement, it would be subject to delisting from Nasdaq, unless the Company timely requests a hearing before the Hearing Panel (the “Panel”) of Nasdaq by October 15, 2024. On October 15, 2024, the Company submitted a request to appeal the Notice to the Panel, and the hearing was held on December 10, 2024. On January 6, 2025, the Panel granted the Company’s request for an exception until April 7, 2025 at which time the Company must demonstrate compliance with Nasdaq Listing Rule 5450.

In addition, Nasdaq Listing Rule IM-5101-2(b) (the “Rule”) requires that we complete a business combination no later than 36 months after our initial public offering, which is April 27, 2025, and Nasdaq Rule 5815 was amended effective October 7, 2024 to provide for the immediate suspension and delisting for failure to meet the 36-month requirement to complete a business combination in the Rule.

On April 8, 2025, we received written notice from the Nasdaq Panel indicating that the Nasdaq Panel had determined to delist our securities from Nasdaq and that trading in our securities would be suspended at the open of trading on April 10, 2025, due to our failure to comply with the terms of its earlier decision. Pursuant to such decision, among other things, we were required to complete our initial Business Combination by no later than April 7, 2025. Accordingly, the Nasdaq Panel determined to delist our securities from Nasdaq. Our public securities were suspended from Nasdaq on April 10, 2025.

Following the suspension of trading on Nasdaq, our Units, Public Shares, Public Warrants and Rights are quoted on the Pink tier of the OTC under the symbols “CLRUF,” “CLRCF,” “CLRWF,” and “CLRRF”, respectively. The Pink tier of the OTC is a significantly more limited market than Nasdaq, and quotations on the Pink tier of the OTC may result in a less liquid market available for existing and potential shareholders to trade our public securities and could adversely affect the trading prices of our public securities.

ClimateRock is providing the accompanying proxy statement/prospectus and accompanying proxy card to ClimateRock’s shareholders in connection with the solicitation of proxies to be voted at the Meeting and at any adjournments of the Meeting in addition to the notice of the Meeting. ClimateRock warrant holders and rights holders are not entitled to vote at the Meeting. Information about the Meeting, the Business Combination and other related business to be considered by ClimateRock’s shareholders at the Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Meeting, all of ClimateRock’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of the accompanying proxy statement/prospectus.

After careful consideration, a special committee of disinterested members of the board of directors of ClimateRock (the “Special Committee”) has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to ClimateRock’s shareholders in the accompanying proxy statement/prospectus.

When you consider the recommendation of these proposals by the Special Committee, you should keep in mind that the Sponsor, ClimateRock’s directors and officers have interests in the Business Combination that may differ from or conflict with your interests as a shareholder. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to shareholders of ClimateRock than liquidating ClimateRock, Per Regnarsson is chief executive officer of ClimateRock and director of GreenRock, and Charles Ratelband V is Chairman of ClimateRock and director of GreenRock. See “The Business Combination Proposal — Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Your vote is very important. Whether or not you plan to attend the Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Meeting. The Business Combination will be consummated only if all of the Condition Precedent Proposals are approved at the Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Meeting. If you fail to return your proxy card by the deadline specified or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Meeting but will otherwise have no effect on the proposals. If you are a shareholder of record and you attend the Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CLIMATEROCK’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES EITHER BY DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated December 9, 2025, and is first being mailed to ClimateRock’s shareholders on or about December 22, 2025.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Per Regnarsson Chief Executive Officer

CLIMATEROCK

25 Bedford Square
London, WC1B 3HH, United Kingdom
Telephone: +44 208 050 7820

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 12, 2026

TO THE SHAREHOLDERS OF CLIMATEROCK:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Meeting”) of ClimateRock, a Cayman Islands exempted company (“ClimateRock”), will be held at 10:00 a.m. Eastern Time, on January 12, 2026, at the office of ArentFox Schiff, LLP at 1717 K Street NW, Washington, D.C. 20006, or at such other time, on such other date and at such other place to which the Meeting may be adjourned. You can participate in the Meeting, vote, and submit questions via live webcast by visiting https://www.cstproxy.com/climate-rock/bc2025 and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and ClimateRock encourages virtual participation. You are cordially invited to attend the Meeting via the live webcast noted above, and will be asked to consider and vote upon the following proposals:

(1)    The Business Combination Proposal — to consider and vote, as a business combination resolution (as defined below), upon a proposal to approve the Amended and Restated Agreement and Plan of Merger (the “Business Combination Proposal”), dated as of March 21, 2025 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among GreenRock Corp, an exempted company formed under the laws of Cayman (“GreenRock”), ClimateRock, ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and GreenRock Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco, (“Company Merger Sub”). Pursuant to the Business Combination Agreement, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company (the “SPAC Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the effective time of the SPAC Merger shall no longer be outstanding and shall automatically be cancelled and extinguished and converted into the right to receive, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco or, in the case of ClimateRock’s outstanding rights, will be automatically converted into Pubco Class A Ordinary Shares, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company (the “Company Merger” and together with the SPAC Merger, the “Mergers”), as a result of which, (i) GreenRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of GreenRock immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished and converted into the right to receive, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”). The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal” and a copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

(2)    The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the SPAC Plan of Merger (made in accordance with the provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) and included as Annex E to this proxy statement/prospectus) (the “Merger Proposal”) and to authorize the SPAC Merger of SPAC Merger Sub with and into ClimateRock in accordance with the SPAC Plan of Merger with ClimateRock being the surviving company following the SPAC Merger and to approve the amendment and restatement of the amended and restated memorandum and articles of association of ClimateRock, as amended (as the surviving company of the SPAC Merger) on the effective date of the SPAC Merger. The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Merger Proposal”. The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the proposed merger of ClimateRock and ClimateRock Merger Sub Limited, a Cayman Islands exempted company (“SPAC Merger Sub”) pursuant to the Companies Act (Revised) of the Cayman Islands, with ClimateRock being the surviving company, upon the terms contained in the SPAC Plan of Merger (as defined below) (the “Merger”) be and is hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the provisions of a plan of merger between ClimateRock and SPAC Merger Sub in the form of the plan of merger attached to the proxy statement/prospectus relating to the extraordinary general meeting as Annex E but subject to such amendments as may be approved by any director of ClimateRock (the “SPAC Plan of Merger”) be and are hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the amendment and restatement of the amended and restated memorandum and articles of association of ClimateRock, as amended (as the Surviving Company (as defined in the SPAC Plan of Merger)) on the Effective Date (as defined in the SPAC Plan of Merger) in the form set out in Schedule 2 to the SPAC Plan of Merger be and is hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the directors of ClimateRock be and are hereby authorized to make such amendments to the draft SPAC Plan of Merger, and to settle all documentation and to take any steps necessary to give effect to the foregoing resolutions as they shall, in their absolute discretion, think fit; and

RESOLVED, as a special resolution, that the SPAC Plan of Merger be executed by any one director on behalf of ClimateRock and any one director, Ogier Global (Cayman) Limited, Ogier (Cayman) LLP or SPAC Merger Sub’s registered office provider be authorized to submit the SPAC Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and to make such additional filings or take such additional steps as they deem necessary in respect of the Merger.”

(3)    The Adjournment Proposal — to consider and vote, as an ordinary resolution, upon a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if necessary or appropriate in the determination of ClimateRock, to permit, among other things, further solicitation and vote of proxies, including if, based upon the tabulated vote at the time of the Meeting, ClimateRock is not authorized to consummate the Business Combination; ClimateRock refers to this proposal as the “Adjournment Proposal”; the Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal.”

For the purposes of the Business Combination Proposal, a “business combination resolution” is a resolution passed by a majority of the votes of the ordinary shares entitled to vote thereon which are present at the Meeting.

These items of business are described in the attached proxy statement/prospectus, which ClimateRock encourages you to read in its entirety before voting. Only holders of record of ClimateRock ordinary shares at the close of business on November 7, 2025 are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

After careful consideration, a special committee (the “Special Committee”) of disinterested member of ClimateRock’s board of directors (the “ClimateRock Board”) has determined that the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are fair to and in the best interests of ClimateRock and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal, if presented. When you consider the ClimateRock

Board’s recommendation of these proposals, you should keep in mind that ClimateRock’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder or as a holder of Climate Rock warrants or rights. These interests include, among other things, the following.

•        If the Business Combination with GreenRock or another business combination is not consummated by May 2, 2026 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Class A ordinary shares of ClimateRock issued in connection with ClimateRock’s initial public offering (the “Public Shares”) for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 ordinary shares (the “Founder Shares”) held by U.N. SDG Support LLC (the “Sponsor”), and the interests in the Sponsor held by certain directors and officers (together, the “Initial Shareholders”), would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any redemption or distribution with respect to those shares. The Founder Shares had an aggregate market value of approximately $23.8 million based upon the closing price of ClimateRock’s ordinary shares of $12.10 per share on The OTC Pink Limited Market on October 31, 2025, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if the Pubco Class A Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to the holders of the Public Shares (the “Public Shareholders”) than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 ClimateRock warrants for $3,762,500 simultaneously with the consummation of ClimateRock’s initial public offering (the “Private Warrants”). The Private Warrants had an aggregate market value of approximately $112,875 based upon the closing price of ClimateRock’s Warrants of $0.03 per Warrant on the OTC Pink Limited Market on October 31, 2025. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon Partners LLP shall be entitled to receive a success fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms of that certain letter agreement entered into on September 21, 2022, as amended on October 5, 2022, by and between the ClimateRock and Gluon Partners LLP (the “Gluon Engagement Letter”). In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and the ClimateRock Board. The Managing Partner of Gluon is Per Regnarsson, who is the Chief Executive Officer and a director of ClimateRock. Mr. Regnarsson, in his role of Chief Executive Officer, has been heavily involved, among other things, in negotiations with GreenRock and communication with the ClimateRock Board. Simultaneously with Maxim Group LLC, Gluon has been working to secure financing through a PIPE for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination with GreenRock is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into Pubco Class A Ordinary Shares, and excluding the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 67.5% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 67.5% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 64% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 64% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock can earn a positive rate of return on their overall investment in ClimateRock and Pubco after the Business Combination, even if Public Shareholders experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.012 per share.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the trust account established by ClimateRock to hold the proceeds of ClimateRock’s initial public offering (the “Trust Account”) for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with GreenRock or another business combination is not completed by the Business Combination Deadline. As of the date of this proxy statement/prospectus, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In connection with ClimateRock’s shareholders approving the extension of the Business Combination Deadline:

•        On May 2, 2023, we issued the 2023 Extension Note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2023 Extension. The Sponsor agreed to pay $75,000 per month until the completion of an initial Business Combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. Per the 2023 Extension Note, as amended, if we do not repay the 2023 Extension Note within five days of the maturity date, five percent (5%) interest per month will accrue on the unpaid principal balance until the 2023 Extension Note is fully repaid. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2023 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2023 Extension Note was $900,000 and $900,000, respectively, and no interest was accrued.

•        On April 30, 2024, we issued the 2024 Extension Note in the aggregate principal amount of $600,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2024 Extension. The Sponsor agreed to pay $50,000 per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2024 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2024 Extension Note was $600,000 and $400,000, respectively.

•        On June 20, 2025, we issued the 2025 Extension Note in the aggregate principal amount of $107,623 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2025 Extension. The Sponsor agreed to pay $17,937 per month that the Board decides to take to complete an initial Business Combination, commencing on May 2, 2025 and continuing through November 2, 2025 (or such earlier date as determined by our Board in its sole discretion). The 2025 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. As of November 11, 2025, one monthly installment of the 2025 Extension Note had been paid, and five monthly installments of approximately $89,686 (not including applicable interest) remained outstanding and still need to be deposited into the Trust Account to support the 2025 Extension.

•        On October 29, 2025, we held an extraordinary general meeting of shareholders (the “2025B EGM”) and approved, among other things, an amendment to the amended and restated memorandum and articles of association to (i) extend the Combination Period from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up its operations on, or on an earlier date than May 2, 2026. In connection with the meeting, ClimateRock’s public shareholders holding 436,079 shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account leaving 12,352 shares held by public shareholders.

•        The Sponsor, ClimateRock’s officers and directors, or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into seven loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, ClimateRock’s Executive Chairman of the Board of Directors. The Eternal Loans are unsecured and do not bear interest and mature on December 31, 2025. As of September 30, 2025, ClimateRock has drawn approximately $3.1 million under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, the Executive Chairman of the ClimateRock Board has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Per Regnarsson is Chief Executive Officer of ClimateRock and a director of GreenRock.

•        Charles Ratelband V is Chairman of ClimateRock and a director of GreenRock.

•        Mr. Ratelband is the sole indirect owner of WindShareFund N.V. which is seller of the wind assets described under “Business of GreenRock — Operations.”

•        Accretion Energies Limited (“Accretion”), the legal entity further described under “Business of GreenRock — Operations” is controlled by Gluon Capital, which in turn is controlled by Mr. Regnarsson and Mr. Maxamilian Delamain.

•        The cash and equity consideration that Messers Regnarsson and Ratelband are expected to receive from their respective positions at GreenRock, Accretion and WindShareFund N.V. as part of the Business Combination and related transactions are as follows:

•        Mr. Regnarsson will indirectly receive 6 million shares in GreenRock Corp;

•        Mr. Ratelband will indirectly receive 15 million shares in GreenRock Corp. Furthermore, two companies that are wholly owned by Mr. Ratelband, WSF Holding B.V. and WindShareFund B.V. (the “WindShareFund Sellers”), will receive EUR 26,025,000 cash under the WindShareFund SPA;

•        Gluon Renewable Energies Limited, an affiliate of Gluon Group, will receive $20,000 pursuant to a loan entered into between ClimateRock and Gluon Renewable Energies Limited on November 1, 2024. Mr. Regnarsson is the Managing Partner of Gluon (“Gluon”).

•        The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total issued and outstanding Pubco Ordinary Shares (without giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 20.3% and 46.8% assuming no redemptions of Public Shareholders; and

•        The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total voting power of the total issued and outstanding Pubco Ordinary Shares (giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 23.2% and 55.3% assuming no redemptions of Public Shareholders.

•        Per Regnarsson, has provided personal guarantees in favor of Poveda securing Accretion Energies Limited’s £200,000 loan (guarantee exposure up to £200,000, plus any applicable costs and interest).

•        Certain shareholders of GreenRock and of the Sponsor, including Per Regnarsson, have provided pledges and personal guarantees securing GreenRock’s outstanding fees owed to Simmons & Simmons in the amount of £534,057 as at June 30, 2025 (plus applicable interest and costs).

For a more complete descriptions of these interests, see the section entitled “The Business Combination Proposal — Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination.”

Under the Business Combination Agreement, the approval of the Business Combination Proposal and the Merger Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by ClimateRock’s shareholders, the Business Combination will not be consummated. Additionally, the Business Combination Proposal is conditioned on the approval of the Merger Proposal.

The Merger Proposal is conditioned on the approval and adoption of the Business Combination Proposal. The Business Combination will be consummated only if the Business Combination Proposal and the Merger Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Meeting.

The Adjournment Proposal is not conditioned on the approval of any other Proposal.

The holders of the Founder Shares (as defined below) have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of October 31, 2025, there were 1,968,750 Founder Shares issued and outstanding, which constitute approximately 94% of the issued and outstanding ordinary shares of ClimateRock (giving effect to the cancellation of shares redeemed in connection with the EGM held on October 29, 2025).

All ClimateRock shareholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of ClimateRock ordinary shares, you may also cast your vote via Internet. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

A complete list of ClimateRock shareholders of record entitled to vote at the Meeting will be available for ten (10) days before the Meeting at the principal executive offices of ClimateRock for inspection by shareholders during ordinary business hours for any purpose germane to the Meeting.

A ClimateRock shareholder who is entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend and vote instead of that shareholder. A proxyholder need not be a ClimateRock shareholder.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. ClimateRock looks forward to your continued support.

By Order of the Board of Directors

Per Regnarsson Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT CLIMATEROCK CONVERT YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON JANUARY 8, 2026 (TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A CONVERSION NOTICE TO CLIMATEROCK’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO CLIMATEROCK’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. ClimateRock Holdings Limited may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION,
DATED DECEMBER 9, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
THE SHAREHOLDERS OF
CLIMATEROCK

PROSPECTUS FOR UP TO 38,142,806 CLASS A ORDINARY SHARES, 7,700,000 WARRANTS, 7,700,000 CLASS A ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS OF CLIMATEROCK HOLDINGS LIMITED.

References herein to “GreenRock” refer to GreenRock Corp, a Cayman Islands exempted company. References to “Pubco,” the issuer of all securities being registered pursuant to this registration statement, refer to ClimateRock Holdings Limited, a Cayman Islands exempted company. References to “ClimateRock” refer to ClimateRock, a Cayman Islands exempted company. After the business combination, GreenRock and ClimateRock shall become wholly-owned subsidiaries of Pubco. For further information on the structure of ClimateRock, Pubco, GreenRock and its subsidiaries, please see “The Business Combination Proposal — Organizational Structure.”

A special committee (the “Special Committee”) of the disinterested members of the board of directors of ClimateRock, a Cayman Islands exempted company (“ClimateRock”), has unanimously approved that certain Amended and Restated Agreement and Plan of Merger dated as of March 21, 2025 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), with GreenRock Corp, a Cayman Islands exempted company (“GreenRock” or the “Company”), ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and, GreenRock Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”). Pursuant to the Business Combination Agreement, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company (the “SPAC Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock (other than treasury shares and shares held by holders that have exercised their dissenters’ rights (“Dissenting Shares”)) immediately prior to the effective time of the SPAC Merger (the “SPAC Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco or, in the case of ClimateRock’s outstanding rights, will be automatically converted into Pubco Class A Ordinary Shares, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company (the “Company Merger” and together with the SPAC Merger, the “Mergers”), as a result of which, (i) GreenRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of GreenRock immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”). The Business Combination Agreement, amends and restates the Agreement and Plan of Merger, by and among the same parties dated as of December 30, 2023.

Pursuant to the terms of the Business Combination Agreement, the consideration to be delivered to the holders of the ordinary shares of GreenRock (the “GreenRock Shareholders”) in connection with the Business Combination (the “Merger Consideration”) will be 32,000,000 newly-issued ordinary shares, par value $0.0001, of Pubco, (each, a “Pubco Ordinary Share”), consisting of (i) 29,900,000 Class A ordinary shares (each, a Pubco Class A Ordinary Share) of which 4,000,000 will be held in a segregated account (the “Escrowed Shares”) pursuant to an escrow agreement (the “Escrow Agreement”) that Pubco, and certain GreenRock Shareholders will enter into at or prior to the closing of the Mergers (the “Closing”) with an escrow agent mutually acceptable to ClimateRock and GreenRock, and (ii) 2,100,000 Class B ordinary shares, par value $0.0001, of Pubco (each a, “Pubco Class B Ordinary Share” and collectively with Pubco Class A Ordinary Shares, the “Pubco Ordinary Shares”), each of which has a voting power equal to 10 votes per share. The GreenRock Shareholders shall be shown as registered owners of their respective Escrowed Shares on the books and records of Pubco, and shall be entitled to exercise voting rights with respect to such Escrowed Shares, and any dividends, distributions and other earnings on the Escrowed Shares while held in escrow shall be paid directly to the GreenRock Shareholders. The Escrowed Shares will be subject to forfeiture by the GreenRock Shareholders if GreenRock fails to meet certain financial targets.

As a result of the SPAC Merger, (a) immediately prior to the SPAC Merger Effective Time, every issued and outstanding Unit of ClimateRock will be automatically separated and the holders thereof will be deemed to hold one (1) Class A ordinary share of ClimateRock, par value $0.0001 (each, a “ClimateRock Class A Ordinary Share”), one-half (1/2) of a ClimateRock Warrant and one ClimateRock Right; (b) each ClimateRock Class A Ordinary Share outstanding immediately prior to the Effective Time other than a Dissenting Share (as defined below) will automatically convert into one Pubco Class A Ordinary Share; (c) each ClimateRock Class B ordinary share, par value $0.0001 (each, a “ClimateRock Class B Ordinary Share”, and together with the ClimateRock Class A Shares, the “ClimateRock Ordinary Shares”), outstanding immediately prior to the SPAC Merger Effective Time that is not a Dissenting Share will automatically convert into one Pubco Class A Ordinary Share; (d) each ClimateRock Public Warrant and each ClimateRock Private Warrant shall automatically convert into one warrant to purchase Pubco Class A Ordinary Shares (each, a “Pubco Warrant”) on substantially the same terms and conditions; and (e) each ClimateRock Right will be automatically converted into the number of Pubco Class A Ordinary Shares that would have been received by the holder of such Right if it had been converted upon the consummation of a business combination in accordance with ClimateRock’s organizational documents.

As a result of the Company Merger, (a) each GreenRock ordinary share (the “GreenRock Ordinary Shares”) issued and outstanding immediately prior to the Company Merger Effective Time will be automatically cancelled, extinguished and converted into the right to receive the applicable portion of the Merger Consideration, and (b) each issued and outstanding GreenRock convertible security shall be converted into Pubco convertible securities of like tenor and shall have, and be subject to, substantially the same terms and conditions as set forth in the applicable organizational document of GreenRock, except that they shall represent the right to acquire Pubco Class A Ordinary Shares in lieu of GreenRock Ordinary Shares.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of shareholders of ClimateRock scheduled to be held on January 12, 2026.

ClimateRock’s units, shares, warrants and rights are currently quoted on The OTC Pink Limited Market under the symbols “CLRUF,” “CLRCF,” “CLRWF” and “CLRRF,” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Pubco Class A Ordinary Shares and the Pubco Warrants issued in exchange for ClimateRock’s Public Warrants on The Nasdaq Capital Market under the symbols “CLRC” and “CLRCW,” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

Each of ClimateRock and Pubco is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to comply with certain reduced public company reporting requirements. Pubco is, and will be, after the consummation of the Business Combination, considered a “foreign private issuer” under U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and therefore exempt from certain rules thereunder, and a “controlled company” under the Nasdaq Stock Market LLC listing rules, and may be exempt from certain corporate governance requirements thereunder.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ClimateRock’s shareholders. ClimateRock encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 47 of this proxy statement/prospectus.

Pubco is a “controlled company” under the Nasdaq Stock Market LLC listing rules (the “Listing Rules of Nasdaq”), and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — Pubco will be a ‘controlled company’ within the meaning of the Listing Rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” and “Risk Factors — As a ‘foreign private issuer’ under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.”

Pubco is, and will be after the consummation of the Business Combination, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the U.S. Securities and Exchange

Commission (“SEC”) as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about ClimateRock and GreenRock.

In addition, as a “foreign private issuer,” Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq and plans to rely on home country practices, including with respect to not having a majority independent directors on Pubco’s board and not being required to comply with certain Nasdaq shareholder approval rules. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco Class A Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of GreenRock and Pubco After the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated December 9, 2025, and is first being mailed to ClimateRock security holders on or about December 22, 2025.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about ClimateRock filed with the SEC that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by ClimateRock at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting ClimateRock. Please see “Where You Can Find More Information” for more details. In order to receive timely delivery of the documents in advance of the extraordinary general meeting of ClimateRock shareholders, you should make your request to:

ClimateRock
25 Bedford Square
London, WC1B 3HH, United Kingdom
Attn: Per Regnarsson
+44 208 050 7820

or

Advantage Proxy, Inc.
PO Box 10904, Yakima, WA 98909
Telephone: (877) 870-8565
E-mail: ksmith@advantageproxy.com

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by ClimateRock, Pubco or GreenRock. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of ClimateRock, Pubco or GreenRock since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than January 5, 2026, 72 hours before the date of the extraordinary general meeting.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-276718), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Class A Ordinary Shares and Pubco Warrants, to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the extraordinary general meeting of shareholders of ClimateRock at which ClimateRock shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters.

FINANCIAL STATEMENT PRESENTATION

Pubco

Pubco was incorporated on September 23, 2022. Pubco has no material assets and does not operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus. Following the Business Combination, Pubco will qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in Euros and in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus have been prepared in accordance with IFRS and denominated in Euros.

ClimateRock

The financial statements of ClimateRock included in this proxy statement/prospectus and have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

GreenRock

The financial statements of GreenRock included in this proxy statement/prospectus have been prepared in accordance with IFRS and are denominated in Euros.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, GreenRock relies on and refers to industry data, information and statistics regarding the markets in which it competes from publicly available information, industry and general publications and research and studies conducted by third parties. This information appears under the section of this proxy statement/prospectus entitled “Business of GreenRock.” GreenRock has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Pubco, GreenRock, and ClimateRock and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “GreenRock” refers to GreenRock Corp, a Cayman Islands exempted company, the term “ClimateRock” refers to ClimateRock, a Cayman Islands exempted company, and “Pubco” refers to ClimateRock Holdings Limited, a Cayman Islands exempted company. For further information on the structure of the parties, please see “The Business Combination Proposal — Organizational Structure.”

In this document:

“€”, “EUR” and “Euro” each refers to the Euro, the legal currency of the European Union.

“£”, “GBP” and “Pounds sterling” each refers to the legal currency of the United Kingdom.

“$,” “USD,” “US$” and “U.S. dollar” each refers to the legal currency of the United States.

“Adjournment Proposal” means a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if ClimateRock deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, ClimateRock is not authorized to consummate the Business Combination.

“Accretion” means Accretion Energies Limited.

“Accretion Acquisition” means the acquisition all of the equity interests in Accretion by GreenRock at or prior to the Closing.

“Accretion SPA” means the Share Purchase Agreement between Gluon Renewable Energies Ltd., as the seller and GreenRock, as the purchaser, dated as of November 2, 2023 and as amended on March 21, 2025.

“AGP” means A.G.P./Alliance Global Partners, the exclusive financial advisor to GreenRock in connection with the Business Combination.

“Amended and Restated Memorandum and Articles of Association” or “Pubco Articles” means the amended and restated memorandum and articles of association of Pubco to be adopted prior to consummation of the Business Combination.

“BESS” means battery storage systems.

“Brexit” means the United Kingdom’s formal withdrawal from the European Union.

“Broker non-vote” means the failure of an ClimateRock shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2025, by and among ClimateRock, GreenRock, Pubco, SPAC Merger Sub and Company Merger Sub (as amended, supplemented or otherwise modified from time to time), a copy of which is attached hereto as Annex A.

“Business Combination” or “Transactions” means, collectively, the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents.

“Business Combination Deadline” means the date by which ClimateRock must consummate its initial business combination under its Constitutional Documents, currently May 2, 2026, and including any later date to which it may be extended.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“Cayman Act” or “Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Class A Ordinary Shares” or “Pubco Class A Ordinary Shares” means, collectively, the Class A ordinary shares of Pubco, each with par value $0.0001 per share.

v

“Class B Approval” means the written resolution or affirmative vote of the holders of not less than two-thirds (2/3) of the total number of then-issued and outstanding Class B Ordinary Shares, consenting or voting (as the case may be) as a separate class from all other shares.

“Class B Ordinary Shares” or “Pubco Class B Ordinary Shares” means, collectively, the Class B ordinary shares of Pubco, each with par value $0.0001 per share, each of which is entitled to a voting power equal to 10 Class A Ordinary Shares.

“ClimateRock” means ClimateRock, a Cayman Islands exempted company.

“ClimateRock Memorandum and Articles” means ClimateRock’s amended and restated memorandum and articles of association, as amended.

“Closing” means the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Merger” means the merger of Company Merger Sub with and into GreenRock, with GreenRock continuing as the surviving company, pursuant to the Cayman Companies Act, the plan of merger relating to such merger and the Business Combination Agreement.

“Company Merger Effective Time” means the date and at the time at which the plan of merger for the Company Merger is registered by the Cayman Registrar in accordance with the Cayman Act or such later date and/or time as GreenRock and ClimateRock may agree and specify pursuant to the Cayman Act.

“Company Merger Sub” means GreenRock Merger Sub Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

“Company Plan of Merger” means the plan of merger between GreenRock and GreenRock Merger Sub Corp. attached to the proxy statement/prospectus as Annex E.

“Constitutional Documents” means the formation documents of any of the entities listed herein, including the Amended and Restated Memorandum and Articles of Association, as they may be amended and/or restated.

“COVID” or “Covid-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“Directors” means the directors of Pubco from time to time, and each a Director.

“Dissenting Share” means any ClimateRock Ordinary Share issued and outstanding immediately prior to the Effective Time for which any ClimateRock shareholder has validly exercised properly in writing their dissenters’ rights for such ClimateRock Ordinary Shares in accordance with Cayman Act, and has otherwise complied in all respects with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights.

“Dissenting Shareholder” means any ClimateRock shareholder who has validly exercised properly in writing their dissenters’ rights for such ClimateRock Ordinary Shares in accordance with Cayman Act, and has otherwise complied in all respects with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights.

“Dodd-Frank Wall Street Reform and Consumer Protection Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“GreenRock” or the “Company” means GreenRock Corp, a Cayman Islands exempted company.

“Effective Time” means the SPAC Merger Effective Time and the Company Merger Effective Time.

“EPC” means engineering, procurement and construction.

“EU” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Director” means an executive Director of Pubco.

“Founder Shares” means 1,968,749 Class A Ordinary Shares and 1 Class B Ordinary Share of ClimateRock all of which are currently issued and outstanding and were issued to the Initial Shareholders prior to the Initial Public Offering of ClimateRock (with the Class A Ordinary Shares having been converted from Class B Ordinary Shares).

“Gluon” means Gluon Capital Limited.

“Gluon Engagement Letter” means the letter agreement entered into on September 21, 2022, as amended on October 5, 2022, by and between the ClimateRock and Gluon Partners LLP.

“GreenRock ordinary shares” means the ordinary shares of GreenRock, par value $0.0001 per share.

“GreenRock Shareholders” means the holders of GreenRock ordinary shares.

“GW” means gigawatts.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Initial Public Offering,” “IPO” or “ClimateRock IPO” means the initial public offering of Units of ClimateRock, which was consummated on May 2, 2022.

“Initial Shareholders” means the Sponsor, of which ClimateRock’s Chairman, Charles Ratelband V, is the sole managing member, and any of ClimateRock’s officers or directors that hold an interest in the Founder Shares.

“IRENA” means the International Renewable Energy Agency.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Listing Rules of Nasdaq” refers to the listing rules of The Nasdaq Stock Market LLC.

“Marine2o” refers to Marine2o Limited an English registered company engaged in renewable hydrogen development and is a subsidiary of Accretion.

“Material Adverse Effect” means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, results of operation or financial condition of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries to consummate the Transactions, in each case subject to certain customary exceptions.

“Maxim” means Maxim Group LLC, the representative of the underwriters of the IPO.

“Meeting” means the extraordinary general meeting of shareholders of ClimateRock, to be held on January 12, 2026 at 10:00 a.m. Eastern Time.

“Mergers” means the Company Merger and the SPAC Merger.

“Merger Proposal” means the proposal to approve the SPAC Merger and the SPAC Plan of Merger, and the transactions contemplated thereby.

“MW” means megawatt.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Newbridge” means Newbridge Securities Corporation.

“O&M” means operation and maintenance.

“ordinary resolution” means, in respect of ClimateRock, a resolution means a resolution of a general meeting of ClimateRock passed by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution.

“Ordinary Shares” or “Pubco Ordinary Shares” means Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares.

“Original Business Combination Agreement” means the Agreement and Plan of Merger, dated as of December 30 2023, by and among ClimateRock, GreenRock, Pubco, SPAC Merger Sub and Company Merger Sub (as amended).

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE Financing” means the issuance by Pubco of Pubco Class A Ordinary Shares, or securities convertible or exchangeable for Pubco Class A Ordinary Shares, to certain investors in connection with the Business Combination as set out under the heading ‘PIPE Financing’ in the section ‘Information about PubCo’.

“PPAs” means power purchase agreements.

“Private Warrants” means the Warrants sold in the private placement closed simultaneously with the closing of the IPO, each of which is exercisable for one ordinary share of ClimateRock, in accordance with its terms.

“Proposed Acquisitions” means, collectively, Accretion Acquisition, WindShareFund Acquisition and TEP Acquisition.

“proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement.

“Pubco” means ClimateRock Holdings Limited, a Cayman Islands exempted company.

“Pubco Board” means the board of directors of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Class A Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Class A Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Warrants” means the Pubco Private Warrants, and Pubco Public Warrants, collectively.

“Public Securities” means Public Shares, Public Rights and Public Warrants collectively.

“Public Right” or “Right” means the right included in each Public Unit entitling the holder to receive one-tenth of one ordinary share of ClimateRock.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means Class A Ordinary Shares of ClimateRock issued as part of the Units sold in the Initial Public Offering.

“Public Units” or “Units” means units issued in the IPO, each consisting of one ordinary share of ClimateRock, one-half of one Public Warrant and one Public Right.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each whole Warrants exercisable for one ordinary share of ClimateRock, in accordance with its terms.

“PV” means photovoltaic.

“Record Date” means November 7, 2025, the record date for the Meeting.

“Redemption” means the right of the holders of ClimateRock Public Shares to have their shares redeemed in accordance with the ClimateRock Memorandum and Articles and the procedures set forth in this proxy statement/prospectus.

“Redemption Price” means the price at which each ClimateRock ordinary share is redeemed or converted in connection with the Business Combination pursuant to ClimateRock’s organizational documents.

“Registration Statement” means the Registration Statement on Form F-4 (Registration No. 333-276718) filed by Pubco with the SEC of which this proxy statement/prospectus forms a part.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“senior management” refers to those persons named as officers of GreenRock and, following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco After Business Combination.”

“special resolution” means, in respect of ClimateRock, a resolution of a general meeting of ClimateRock or a resolution of a meeting of the holders of any class of shares in a class meeting duly constituted in accordance with the ClimateRock Memorandum and Articles in each case passed by a majority of not less than two-thirds of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution.

“SPAC Merger” means the merger of SPAC Merger Sub with and into ClimateRock, with ClimateRock continuing as the surviving company, pursuant to the Cayman Companies Act, the SPAC Plan of Merger and the Business Combination Agreement.

“SPAC Merger Effective Time” means the date and at the time at which the SPAC Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act or such later date and/or time as GreenRock and ClimateRock may agree and specify pursuant to the Cayman Act.

“SPAC Merger Sub” means ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

“SPAC Plan of Merger” means the plan of merger between ClimateRock and SPAC Merger Sub attached to the proxy statement/prospectus as Annex E.

“Sponsor” means U.N. SDG Support LLC, of which ClimateRock’s Executive Chairman, Charles Ratelband V, is the sole managing member.

“TEP” means TEP Renewables Limited.

“TEP Acquisition” means the acquisition all of the equity interests in TEP or a subsidiary of TEP by GreenRock at or prior to the Closing.

“Transaction Success Fee” means the fee of $250,000 that Gluon is entitled to if ClimateRock consummates a business combination, subject to the terms of Gluon Engagement Letter.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Warrants.

“UK Act” means the UK Companies Act 2006 (c 46), as amended.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Warrants” includes Public Warrants and Private Warrants.

“WindShareFund” means (i) WindShareFund II B.V. (including its 44% equity interest in WP Tiefenbrunnen I GmbH & Co. KG), (ii) WindShareFund N.V. and (iii) the WindShareFund N.V. Subsidiaries.

“WindShareFund Acquisition” means the acquisition all of the equity interests in WindShareFund by Accretion at or prior to the Closing.

“WindShareFund N.V. Subsidiaries” means (i) WindShareFund Deutschland Verwaltungs GmbH, (ii) WindShareFund I B.V. (including its wholly-owned subsidiary Energiequelle GmbH & Co. Windpark Gau Heppenheim KG), (iii) WindShareFund III B.V. (including its 56% owned subsidiary Windpark Tiefenbrunnen I GmbH & Co. KG), (iv) WindShareFund IV B.V., (v) GreenRock Netherlands B.V., (vi) WindShareFund REIM B.V., (vii) WindShareFund Europe N.V., (viii) FutureEnergyFund N.V., (ix) FutureEnergyFund II N.V., (x) FutureEnergyFund III N.V., (xi) WSF Deutschland Verwaltungs GmbH and (xii) WindShareFund Asset Management GmbH.

“WindShareFund SPA” refers to the WindShareFund Securities Purchase Agreement, originally entered into on August 18, 2023, as amended and supplemented by a Supplement to the WindShareFund SPA signed on November 1, 2024, a Second Supplement to the WindShareFund SPA signed on December 16, 2024, and a Third Supplement to the WindShareFund SPA signed on March 18, 2025 (lastly, by and among WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WSF Holding B.V. (one of the WindShareFund Sellers owned by Mr. Ratelband), WindShareFund B.V. (one of the WindShareFund Sellers owned by Mr. Ratelband), Gluon Capital Ltd, Accretion, WindShareFund Deutschland Verwaltungs GmbH, and GreenRock).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding ClimateRock, Pubco, GreenRock and their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        the ability of ClimateRock to consummate the Business Combination;

•        the expected benefits of the Business Combination;

•        the financial and business performance of Pubco, including financial projections and business metrics and any underlying assumptions thereunder;

•        changes in Pubco’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of Pubco’s business model;

•        Pubco’s ability to scale in a cost-effective manner;

•        developments and projections relating to Pubco’s competitors and industry;

•        the impact of wider geopolitical risks (such as wars and other conflicts), supply chain disruptions (including freight), issues related to human rights and forced labor, and health epidemics (including the COVID-19 pandemic) on Pubco’s business and the actions Pubco may take in response thereto;

•        expectations regarding the time during which Pubco will be an emerging growth company under the JOBS Act;

•        Pubco’s future capital requirements and sources and uses of cash;

•        Pubco’s ability to obtain funding for its operations;

•        Pubco’s business, expansion plans and opportunities;

•        the outcome of any known and unknown litigation and regulatory proceedings;

•        Pubco’s ability to adapt to any changes in international and local regulations with impact on solar project development;

•        expectations for continued government initiatives and commitments aimed to reach net-zero carbon emissions in the jurisdictions in which GreenRock operates;

•        expectations of continued reduction of renewable energy technology costs and/or increase of efficiency;

•        expectations of an increase in global investment in the energy sector of an estimated US$ 5.7 trillion per year in order to reach net-zero carbon emissions by 2050;

•        a strong future growth in the demand for renewable energy projects, including expectations that solar photovoltaic (“PV”) will be the energy type with the largest growth in capacity from present until 2050 with an annual increase of 450 GW over this decade, reaching nearly 5,200 GW in 2030 and exceeding 14,000 GW by 2050;

•        technological breakthroughs in the energy sector that deem Pubco’s strategy and growth plans for solar, wind, and/or hydrogen businesses redundant or in need of adjustments.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.

x

Accordingly, forward-looking statements should not be relied upon as representing the views of ClimateRock, Pubco or GreenRock as of any subsequent date, and neither ClimateRock, GreenRock nor Pubco undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings or enforcement actions that may be instituted against ClimateRock, Pubco or GreenRock following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of ClimateRock or to satisfy other conditions to the Closing in the Business Combination Agreement;

•        the ability to obtain or maintain the listing of Pubco Class A Ordinary Shares on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of Pubco as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the occurrence of one or more high profile accidents by autonomous driving vehicles that result in lower customer demand or more stringent regulations in one or more jurisdictions in which Pubco intends to operate;

•        Pubco’s ability to raise capital;

•        the possibility of third-party claims against the Trust Account;

•        the possibility that ClimateRock or Pubco may be adversely affected by other economic, business and/or competitive factors;

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors”; and

•        other factors beyond the control of ClimateRock, Pubco and GreenRock and their respective management teams.

While forward-looking statements reflect ClimateRock’s, Pubco’s and GreenRock’s good faith beliefs, as applicable, they are not guarantees of future performance. Except as otherwise required by applicable law, ClimateRock, Pubco and GreenRock disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus. For a further discussion of these and other factors that could cause ClimateRock’s, Pubco’s and GreenRock’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to ClimateRock, Pubco and GreenRock.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Meeting and the proposals to be presented at the Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ClimateRock shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Meeting, which will be held on January 12, 2026 at 10:00 a.m., Eastern Time, at the office of ArentFox Schiff, LLP at 1717 K Street NW, Washington, D.C. 20006, and via a live webcast, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q. Why am I receiving this proxy statement/prospectus?

A. On March 21, 2025, ClimateRock, GreenRock, Pubco, and SPAC Merger Sub and Company Merger Sub entered into the Business Combination Agreement, to effect the Transactions under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. ClimateRock’s shareholders are being asked to vote to approve the Business Combination Agreement and the Transactions contemplated thereby. The Business Combination Agreement provides for, among other things, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco or, in the case of ClimateRock’s outstanding rights, will be automatically converted into Pubco Class A Ordinary Shares, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company, as a result of which, (i) GreenRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of GreenRock immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. When and where is the Meeting?	A. The Meeting will be held at the offices of ArentFox Schiff, LLP at 1717 K Street NW, Washington, D.C. 20006 on January 12, 2026, at 10:00 a.m., Eastern Time.
Q. Can I attend the Meeting in person?

A. Yes. The Meeting will be held at the office of ArentFox Schiff, LLP at 1717 K Street NW, Washington, D.C. 20006. ClimateRock will also be hosting the Meeting via live webcast on the Internet. The Meeting will start at 10:00 a.m. Eastern Time, on January 12, 2026. Any shareholder can listen to and participate in the Meeting live via the Internet at https://www.cstproxy.com/climate-rock/bc2025 with the password of            . Shareholders may vote and submit questions while connected to the Meeting on the Internet with the voter control number included on your proxy card.

Q. What do I need in order to be able to participate in the Meeting online?

A. You can attend the Meeting via the Internet by visiting https://www.cstproxy.com/climate-rock/bc2025 with the password of            . You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Q. What is being voted on at the Meeting?

A. ClimateRock’s shareholders are being asked to vote to approve the following proposals:

1. The Business Combination Proposal — to approve the Business Combination Agreement and Transactions contemplated thereby, including the SPAC Merger. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of the Merger Proposal described below. Therefore, if the Merger Proposal is not approved, then the Business Combination may not be consummated.

2. The Merger Proposal — to approve and authorize the SPAC Plan of Merger and the Merger of SPAC Merger Sub with and into ClimateRock and related matters in accordance with the Business Combination Agreement with ClimateRock being the surviving company following the Merger. See the section entitled “Merger Proposal.” The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will not be presented to shareholders at the Meeting.

3. The Adjournment Proposal — to consider and vote upon a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates to (if necessary), among other things, permit further solicitation and vote of proxies if based upon the tabulated vote at the time of the Meeting, ClimateRock would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

ClimateRock will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. Why is ClimateRock proposing the Business Combination?

A. ClimateRock was incorporated to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

ClimateRock completed its Initial Public Offering of Public Units on May 2, 2022, with each Public Unit consisting of one ordinary share, one-half of one Public Warrant, each whole warrant exercising into one ordinary share at a price of $11.50 and one Public Right, each entitling the holder thereof to receive one-tenth of one ordinary share of ClimateRock upon ClimateRock’s completion of its initial business combination. The sale of the Public Units, raising $78,750,000, as well as a private placement of Private Warrants on May 2, 2022, raising total gross proceeds of $3,762,500, totaling $82,512,500. Since the Initial Public Offering, ClimateRock’s activity has been limited to the search and evaluation of and negotiation with business combination candidates.

Although ClimateRock was able to pursue an initial business combination target in any industry, sector, or geographic region, it focused on acquiring a target within the sustainable energy industry in the Organization for Economic Co-operation and Development countries, including climate change, environment, renewable energy and emerging and clean technologies.

ClimateRock believes that a business combination with GreenRock will provide ClimateRock shareholders with an opportunity to participate in a company with strong potential. See the section entitled “The Business Combination Proposal — ClimateRock’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q. Why is ClimateRock providing shareholders with the opportunity to vote on the Business Combination?

A. Under the ClimateRock Memorandum and Articles, ClimateRock must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of ClimateRock’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and pursuant to Cayman Islands law requirements, ClimateRock has elected to structure the Business Combination in such a way as to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, ClimateRock is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Business Combination.

Q. Are the proposals conditioned on one another?

A. The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented to the shareholders for a vote. The approval of either the Business Combination Proposal or the Merger Proposal is not a condition to the adoption of the Adjournment Proposal. If the Business Combination Proposal and the Merger Proposal are approved, the Adjournment Proposal will not be presented to shareholders for a vote.

Q. Why did the Board establish a Special Committee?

A. In light of the apparent and actual conflicts of interests existing on the parts of certain of ClimateRock’s directors and officers in connection with the Business Combination, including the fact that (a) Per Regnarsson is chief executive officer of ClimateRock and a director of GreenRock, (b) Charles Ratelband V is chairman of ClimateRock and director of GreenRock, (c) Mr. Ratelband is the sole indirect owner of WindShareFund N.V. which is seller of the wind assets described under “Business of GreenRock — Operations,” and (d) Accretion, the legal entity further described under “Business of GreenRock — Operations” is controlled by Gluon Capital, which in turn is controlled by Mr. Regnarsson and Mr. Maxamilian Delamain, the board of directors of ClimateRock established a special committee of disinterested directors (the “Special Committee”) for purposes of negotiating the Business Combination Agreement with the power to act on behalf of ClimateRock. The members of the Special Committee at such time were Niels Brix, Randolph Sesson, Jr., Caroline Harding and Sean Kidney. In April 2024, Mr. Sesson and Ms. Harding resigned as independent directors of ClimateRock and members of the Special Committee for personal reasons. In May 2024, Mr. Dariusz Sliwinski was appointed as a member of the Special Committee, which was thereafter comprised of Mr. Sliwinski, Mr. Kidney and Mr. Brix.

Q. What factors did the Special Committee consider in connection with its decision to recommend voting in favor of the Business Combination?

A. The Special Committee conducted a detailed investigation of GreenRock including the status of its pipeline projects, historical performance, confirmations that historical financials were audited, going concern memos, projected financials, sensitivity analysis of projections, presence of a Fairness Opinion, secured and unsecured revenues based on signed contracts, expected cash to be available with Pubco to conduct operations and implement its growth plans, waterfall mechanisms for any payments from the funds raised, and the ability of Pubco to raise funds in the future to meet its growth targets.

Q. What will happen in the Business Combination?

A. Pursuant to the Business Combination Agreement, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the SPAC Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco or, in the case of ClimateRock’s outstanding rights, will be automatically converted into Pubco Class A Ordinary Shares, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company, as a result of which, (i) GreenRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of GreenRock immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco.

In particular, (i)(a) immediately prior to the SPAC Merger Effective Time, every issued and outstanding Unit of ClimateRock will be automatically separated and the holders thereof will be deemed to hold one (1) ClimateRock Class A Ordinary Share, one-half (1/2) of a ClimateRock Warrant and one ClimateRock Right; (b) each ClimateRock Class A Ordinary Share outstanding immediately prior to the Effective Time that has not been redeemed and is not a Dissenting Share will automatically convert into one Pubco Class A Ordinary Share; (c) each ClimateRock Class B Ordinary Share outstanding immediately prior to the SPAC Merger Effective Time that is not a Dissenting Share will automatically convert into one Pubco Class A Ordinary Share; (d) each ClimateRock public warrant and each ClimateRock private warrant shall automatically convert into a Pubco Warrant on substantially the same terms and conditions; and (e) each ClimateRock Right will be automatically converted into the number of Pubco Class A Ordinary Shares that would have been received by the holder of such Right if it had been converted upon the consummation of a business combination in accordance with ClimateRock’s organizational documents, and (ii)(a) each GreenRock Ordinary Share issued and outstanding immediately prior to the Company Merger Effective Time will be automatically cancelled, extinguished and converted into the right to receive the applicable portion of the Merger Consideration, and (b) each issued and outstanding GreenRock convertible security shall be converted into Pubco convertible securities of like tenor and shall have, and be subject to, substantially the same terms and conditions as set forth in the applicable organizational document of GreenRock, except that they shall represent the right to acquire Pubco Class A Ordinary Shares in lieu of GreenRock Ordinary Shares. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q. What are the U.S. federal income tax consequences of the Business Combination to me?

A. Subject to the discussion below regarding Public Warrants, it is intended that the Mergers qualify as an exchange described in Section 351 of the Code (when taken together with certain other transactions in connection with the Business Combination). Assuming such qualification, a U.S. holder with no Public Warrants or Public Rights that receives Pubco Class A Ordinary Shares in exchange for Public Shares in the SPAC Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Class A Ordinary Shares received in the SPAC Merger by a U.S. holder should be equal to the adjusted tax basis of the Public Shares exchanged therefor. The holding period of the Pubco Class A Ordinary Shares should include the holding period during which the Public Shares exchanged therefor were held by such U.S. holder.

If the Mergers qualify as an exchange under Section 351 of the Code and not as a “reorganization” under Section 368(a) of the Code, a U.S. holder that receives Pubco Class A Ordinary Shares in exchange for Public Shares and whose Public Warrants automatically convert into Pubco Public Warrants in the SPAC Merger should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the Pubco Public Warrants received by such holder in such exchange. To determine the amount of gain, if any, that a U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the SPAC Merger on a share-by-share and warrant-by-warrant basis, as described further below under “Material U.S. Federal Income Tax Consideration — U.S. Holders — Tax Consequences of the Business Combination.” U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Public Warrants for Pubco Public Warrants.

If the SPAC Merger qualifies as an exchange governed only by Section 351 of the Code and not as a “reorganization” under Section 368(a) of the Code, a U.S. holder with no Public Shares or Public Rights whose Public Warrants automatically convert into Pubco Public Warrants in the SPAC Merger will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Public Warrants received and such U.S. holder’s adjusted basis in its Public Warrants. A U.S. holder’s basis in its Pubco Public Warrants received in the SPAC Merger will equal the fair market value of the Pubco Public Warrants. A U.S. holder’s holding period in its Pubco Public Warrants will begin on the day after the Merger.

If the SPAC Merger qualifies as a “reorganization” under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder that receives Pubco Class A Ordinary Shares in exchange for Public Shares and whose Public Warrants automatically convert into Pubco Public Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Class A Ordinary Shares and the Pubco Public Warrants received should be equal to the U.S. holder’s basis in the Public Shares and Public Warrants exchanged therefor, and the holding period of the Pubco Class A Ordinary Shares and Pubco Public Warrants should include the holding period during which the Public Shares and the Public Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — Tax Consequences of the Business Combination.”. Therefore, ClimateRock’s counsel, ArentFox Schiff LLP, is unable to opine on whether the SPAC Merger will qualify as a “reorganization” under Section 368(a) of the Code.

The appropriate U.S. federal income tax treatment of the conversion of the Public Rights into Pubco Class A Ordinary Shares is uncertain. In general, ClimateRock intends to take the position that, unless such U.S. holder would otherwise be required to recognize gain that is realized in the SPAC Merger in accordance with the rules described above, (i) a U.S. holder would not recognize gain or loss upon the acquisition of Pubco Class A Ordinary Shares with respect to the Public Rights, (ii) the aggregate adjusted tax basis of such Pubco Class A Ordinary Shares would be equal to the adjusted tax basis of the Public Rights exchanged therefor and (iii) the holding period of the Pubco Class A Ordinary Shares would include the holding period during which the Public Rights exchanged therefor were held by such U.S. holder. U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Public Rights for Pubco Class A Ordinary Shares.

Even if the Mergers otherwise qualify as an exchange described in Section 351 of the Code and/or as a “reorganization” under Section 368(a) of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Business Combination.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination to Non-U.S. Holders.”

Q. What conditions must be satisfied or waived to complete the Business Combination?

A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following: (i) approval of the shareholders of ClimateRock and the shareholders of GreenRock; (ii) consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with any governmental authorities or any third party; (iii) expiration of the applicable waiting period under any antitrust laws; (iv) no law or order preventing or prohibiting the Mergers or the other transactions contemplated by the Business Combination Agreement; (v) no pending litigation to enjoin or restrict the consummation of the Closing; (vi) the registration statement of which the proxy statement/prospectus forms a part having been declared effective by the SEC; (vii) the Pubco Class A Ordinary Shares having been approved for listing on Nasdaq; (viii) ClimateRock and GreenRock having entered into a registration rights agreement in a mutually agreed upon form; (ix) the parties to the Business Combination Agreement having entered into an escrow agreement in a mutually agreed upon form; and (x) the Redemption of the ClimateRock Class A Ordinary Shares having been completed in accordance with the terms of ClimateRock’s organizational documents.

In addition, unless waived by GreenRock, the obligations of GreenRock to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by ClimateRock of customary certificates and other Closing deliverables: (i) the representations and warranties of ClimateRock, Pubco and the Merger Subs being true and correct as of the date of the Business Combination Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) ClimateRock, Pubco and the Merger Subs having performed in all material respects all of their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to ClimateRock since the date of the Business Combination Agreement; (iv) the loans made to ClimateRock by Sponsor or any affiliate of Sponsor of Sponsor shall have been repaid in full; (v) all outstanding transaction expenses shall have been paid; (vi) GreenRock having received lock-up agreements, in a mutually agreed upon form, signed by Sponsor and each of the holders of ClimateRock’s private warrants; and (vii) Pubco having amended and restated its memorandum and articles of association in a form to be mutually agreed upon by the ClimateRock and GreenRock.

Unless waived by ClimateRock, the obligations of ClimateRock, Pubco and the Merger Subs to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by GreenRock of customary certificates and other Closing deliverables: (i) the representations and warranties of GreenRock being true and correct as of the date of the Business Combination Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) GreenRock having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with or by it on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to the GreenRock since the date of the Business Combination Agreement; (iv) ClimateRock having received executed employment agreements, on mutually agreed upon forms, with each of the Chief Executive Officer, Chief Financial Officer and General Counsel of GreenRock; (v) ClimateRock having received lock-up agreements, in a mutually agreed upon form, relating to the Pubco Class A Ordinary Shares signed by the GreenRock Shareholders; and (vi) ClimateRock having received a fairness opinion for the Transactions from an investment bank of its choosing. For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Q. Did the ClimateRock board obtain a fairness opinion in determining whether to proceed with the Business Combination?

A. Yes. Pursuant to the ClimateRock Memorandum and Articles, and as provided in the ClimateRock’s IPO prospectus, ClimateRock is required to obtain an opinion from an independent investment banking firm or an independent accounting firm that such an initial business combination is fair to the holders of Public Shares from a financial point of view, if ClimateRock seeks to complete an initial business combination with a company that is affiliated with the Sponsor, or any of ClimateRock’s directors or officers. ClimateRock’s board of directors obtained a fairness opinion from NewBridge Securities Corporation (“Newbridge”), dated December 27, 2023, in connection with the signing of the Business Combination Agreement, that provided that as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration to be paid by ClimateRock in the Business Combination was fair, from a financial point of view, to ClimateRock’s shareholders. ClimateRock obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. For a description of the fairness opinion issued by Newbridge to the ClimateRock board, please see “The Business Combination Proposal — ClimateRock’s Board of Directors’ Reasons for Approval of the Business Combination — Opinion of NewBridge.”

Q. What is the PIPE Financing?

A. In connection with the Business Combination, the parties have consummated a financing, pursuant to which Pubco would issue to certain investors Pubco Class A Ordinary Shares or securities convertible or exchangeable for Pubco Class A Ordinary Shares (the “PIPE Financing”). The terms of the PIPE Financing are set out under the heading ‘PIPE Financing’ in the section ‘Information about PubCo’.

Q.     What equity stake will current Public Shareholders, the PIPE investors, the Sponsor and the GreenRock Shareholders and their affiliates hold in Pubco immediately after the completion of the Business Combination?

A. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into ordinary shares), Public Shareholders, PIPE investors, the Sponsor, and the GreenRock Shareholders will own approximately 2.2%, 3.8%, 4.8%, and 85.8% of the issued and outstanding shares of Pubco, respectively, such percentages calculated assuming that the GreenRock Shareholders receive approximately 32,000,000 Pubco Ordinary Shares, consisting of 29,900,000 Pubco Class A Ordinary Shares and 2,100,000 Pubco Class B Ordinary Shares, derived from the shares issued and outstanding and weighted average shares issued and outstanding as presented in the pro forma combined financial statements (after rounding adjustment). PIPE investors will also hold a portion of the shares held by GreenRock Shareholders reflecting the terms of the PIPE Financing and this is reflected in the percentages above.

If any of the Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding Pubco Class A Ordinary Shares held by the Public Shareholders will decrease and the percentages of issued and outstanding Pubco Class A Ordinary Shares held by the Initial Shareholders and by the GreenRock Shareholders and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

If any of the Public Shareholders redeem their Public Shares at Closing but continue to hold Pubco Public Warrants after the Closing, the aggregate value of the Pubco Public Warrants that may be retained by them, based on the closing trading price per Public Warrant of 0.03 as of October 31, 2025, would be approximately $118,125 regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders that do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of issued and outstanding Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates beneficial ownership levels in Pubco, as well as sources and extents of dilution for non-redeeming Public Shareholders, assuming full redemption by Public Shareholders (there being no material difference between full redemption and no further redemption by Public Shareholders):

Potential ownership of issued and outstanding Pubco Ordinary Shares upon Closing (prior to giving effect to any Warrant exercises, assuming automatic conversion of Rights into Pubco Ordinary Shares)

Shareholder	Pro Forma Combined
	Shares	%
ClimateRock Holders
ClimateRock Public Holders(1)	—	—
ClimateRock Rights Holders	787,500	2.1
Sponsor	1,751,575	4.8
ClimateRock Directors and Officers	217,175	0.6
PIPE Holders(4)	905,370	2.5
Financial Advisors(3)	1,038,125	2.8
GreenRock Holders(2)	32,000,000	87.2
Total Ordinary Shares on the expected closing date of the Business Combination	36,699,745	100.0

____________

(1)      Assumes all ClimateRock Ordinary Shares subject to possible redemption are redeemed. After the recent EGM held on October 29, 2025 12,352 shares remain.

(2)      Consisting of 29,900,000 Pubco Class A Ordinary Shares, which includes 4,000,000 Pubco Class A Ordinary Shares held in escrow, and 2,100,000 Pubco Class B Ordinary Shares.

(3)      Includes 320,000 Pubco Class A Ordinary Shares to be received by A.G.P. and 718,125 Pubco Class A Ordinary Shares received or to be received by Maxim. Excludes any shares receivable on conversion of the AGP Exchange Note.

(4)      PIPE Holders reflects additional shares that would be issued under the terms of the PIPE Financing or Equity Line of Credit assuming a price of $12.43 per share. PIPE Holders also receive additional 482,707 shares from the 32 million shares attributed to GreenRock shareholders.

Potential ownership of issued and outstanding Pubco Ordinary Shares upon Closing (assuming automatic conversion of Rights into Pubco Ordinary Shares and full exercise of all outstanding Warrants)

Shareholder	Pro Forma Combined
	Shares	%
ClimateRock Holders
ClimateRock Public Holders(1)	—	—
ClimateRock Rights Holders	787,500	1.6
ClimateRock Public Warrant Shares	3,937,500	8.2
Sponsor	1,751,575	3.6
Sponsor Warrant Shares	3,762,500	7.8
ClimateRock Directors and Officers	217,175	0.4
PIPE Holders(4)	905,370	1.9
Financial Advisors(3)	5,038,125	10.4
GreenRock Holders(2)	32,000,000	66.0
Total Ordinary Shares on the expected closing date of the Business Combination	48,399,745	100.0

____________

(1)      Assumes all ClimateRock Ordinary Shares subject to possible redemption are redeemed. After the recent EGM held on October 29, 2025 12,352 shares remain.

(2)      Consisting of 29,900,000 Pubco Class A Ordinary Shares, which includes 4,000,000 Pubco Class A Ordinary Shares held in escrow, and 2,100,000 Pubco Class B Ordinary Shares.

(3)      Includes 4,320,000 Pubco Class A Ordinary Shares to be received by AGP, including 4,000,000 Pubco Class A Ordinary Shares assuming full conversion of the Convertible Promissory Note issued by GreenRock to AGP in the original principal amount of $2,000,000 at the floor conversion price of $0.50 per share. Also includes 718,125 Pubco Class A Ordinary Shares received or to be received by Maxim.

(4)      PIPE Holders reflects additional shares that would be issued under the terms of the PIPE Financing or Equity Line of Credit assuming a price of $12.43 per share. PIPE Holders also receive 482,702 additional shares from the 32 million shares attributed to GreenRock shareholders.

To ensure the Company has enough cash to fulfill its obligations related to the Business Combination, the table includes PIPE Financing of €13.5 million ($15.9 million) or 1,388,072 shares at a price equal to the redemption price. Of these 905,370 are new shares to be issued and 482,702 are allocated from the 32 million shares attributed to GreenRock shareholders. A PIPE Financing has been agreed which, together with an associated Equity Line of Credit will provide sufficient cash to fulfill its obligations. Details of the PIPE Financing are set out under the heading ‘PIPE Financing’ in the section ‘Information about PubCo’.

Q. Who is entitled to vote at the Meeting?

A. ClimateRock shareholders are entitled to one vote at the Meeting for each ordinary share of ClimateRock held of record as of the Record Date. As of the close of business on the Record Date, there were 2,099,227 ClimateRock Ordinary Shares issued and outstanding.

Q. What vote is required to approve the proposals presented at the Meeting?

A. The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Meeting. The Business Combination Proposal requires a resolution passed by a majority of the votes of the ClimateRock Ordinary Shares entitled to vote thereon which are present at the Meeting. The Merger Proposal requires a special resolution, being a resolution passed at the Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy. Assuming a quorum is established, a shareholder’s failure to attend the Meeting by proxy or in person will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal.

The holders of the Founder Shares, including ClimateRock’s Initial Shareholders, have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of October 31, 2025, there were 1,968,750 Founder Shares issued and outstanding, which constitute approximately 94% of the issued and outstanding ordinary shares of ClimateRock (giving effect to the cancellation of shares redeemed in connection with the EGM held on October 29, 2025).

Q. What constitutes a quorum at the Meeting?

A. One or more shareholders who together hold not less than a majority of the issued and outstanding ClimateRock Ordinary Shares entitled to attend and vote at the Meeting (being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy) constitute a quorum. If a quorum is not present within 15 minutes of the time appointed for the Meeting, or if at any time during the Meeting it becomes inquorate, the Meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the ClimateRock directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved. As of the Record Date, 1,049,718 ordinary shares of ClimateRock would be required to achieve a quorum, assuming that the shares redeemed in October 2025 are cancelled before the meeting.

Q. How do the insiders of ClimateRock intend to vote on the proposals?

A. ClimateRock’s holders of Founder Shares beneficially own and are entitled to vote an aggregate of approximately 94% of the issued and outstanding ordinary shares of ClimateRock as of October 31, 2025 (giving effect to the cancellation of shares redeemed in connection with the EGM held on October 29, 2025). The holders of Founder Shares have agreed to vote their securities in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting.

Q. What interests do ClimateRock’s directors, executive officers and major shareholders have in the Business Combination?

A. ClimateRock’s Initial Shareholders and its other directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict) with your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include, among other things, the following.

•   If the Business Combination with GreenRock or another business combination is not consummated by May 2, 2026 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. The Founder Shares had an aggregate market value of approximately $23.8 million based upon the closing price of ClimateRock’s ordinary shares of $12.10 per share on the OTC Pink Limited Market on October 31, 2025, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Class A Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•   The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of approximately $112,875 based upon the closing price of ClimateRock’s Warrants of $0.03 per Warrant on the OTC Pink Limited Market on October 31, 2025. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•   Gluon shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and board of directors.

•   The managing partner of Gluon is Per Regnarsson, who is the Chief Executive Officer and a director of ClimateRock. Mr. Regnarsson, in his role of CEO, has been heavily involved, among other things, in negotiations with GreenRock and communication with ClimateRock’s board of directors. Simultaneously with Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•   If the Business Combination with GreenRock is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of Pubco Class A Ordinary Shares, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of Pubco Class A Ordinary Shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into Pubco Class A Ordinary Shares, and excluding the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 67.5% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 67.5% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 64.2% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 64.2% of Pubco’s total ordinary shares outstanding.

•   ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock can earn a positive rate of return on their overall investment in ClimateRock and Pubco after the Business Combination, even if Public Shareholders experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.012 per share.

•   ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with GreenRock or another business combination is not completed by the Business Combination Deadline. As of the date of this proxy statement/prospectus, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•   ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•   ClimateRock has issued a series of Convertible Promissory Notes (together, the “Extension Note”) to the Sponsor as follows:

•   On May 2, 2023, ClimateRock issued the 2023 Extension Note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2023 Extension. The Sponsor agreed to pay $75,000 per month until the completion of an initial Business Combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. Per the 2023 Extension Note, as amended, if we do not repay the 2023 Extension Note within five days of the maturity date, five percent (5%) interest per month will accrue on the unpaid principal balance until the 2023 Extension Note is fully repaid. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2023 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2023 Extension Note was $900,000 and $900,000, respectively, and no interest was accrued.

•   On April 30, 2024, ClimateRock issued the 2024 Extension Note in the aggregate principal amount of $600,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2024 Extension. The Sponsor agreed to pay $50,000 per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2024 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2024 Extension Note was $600,000 and $400,000, respectively, and no interest was accrued.

•   On June 20, 2025, ClimateRock issued the 2025 Extension Note in the aggregate principal amount of $107,623 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2025 Extension. The Sponsor agreed to pay $0.04 per unredeemed share per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2025 and continuing through November 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2025 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. As of October 31, 2025, one monthly installment of the 2025 Extension Note had been paid, and five monthly installments of approximately $89,686 (not including applicable interest) remained outstanding and still need to be deposited into the Trust Account to support the 2025 Extension.

•   The Sponsor, ClimateRock’s officers and directors, or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into seven loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, ClimateRock’s Chairman of ClimateRock’s board of directors. The Eternal Loans are unsecured and do not bear interest and mature on December 31, 2025. As of September 30, 2025, ClimateRock has drawn approximately $3.1 million under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, the Chairman of ClimateRock’s board of directors has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

• Per Regnarsson is Chief Executive Officer of ClimateRock and director of GreenRock. • Charles Ratelband V is Chairman of ClimateRock and Chairman of GreenRock.

•   Mr. Ratelband is the sole indirect owner of WindShareFund N.V. which is seller of the wind assets described under “Business of GreenRock — Operations.”

•   Accretion, the legal entity further described under “Business of GreenRock — Operations” is controlled by Gluon Capital, which in turn is controlled by Mr. Regnarsson and Mr. Maxamilian Delamain.

•   The cash and equity consideration that Messers Regnarsson and Ratelband are expected to receive from their respective positions at GreenRock, Accretion and WindShareFund N.V. as part of the Business Combination and related transactions are as follows:

•   Mr. Regnarsson will indirectly receive 6 million shares in GreenRock;

•   Mr. Ratelband will indirectly receive 15 million shares in GreenRock. Furthermore, two companies that are wholly owned by Mr. Ratelband, WSF Holding B.V. and WindShareFund B.V. (the “WindShareFund Sellers”), will receive EUR 26,025,000 cash under the WindShareFund SPA;

•   Gluon Renewable Energies Limited, an affiliate of Gluon Group, will receive $20,000 pursuant to a loan entered into between ClimateRock and Gluon Renewable Energies Limited on November 1, 2024. Mr. Regnarsson is the Managing Partner of Gluon (“Gluon”).

•   The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total issued and outstanding Pubco Ordinary Shares (without giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 20% and 47% assuming no redemptions of Public Shareholders; and

•   The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total voting power of the total issued and outstanding Pubco Ordinary Shares (giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 23.2% and 55.3% assuming no redemptions of Public Shareholders.

•   Per Regnarsson, has provided personal guarantees in favor of Poveda securing Accretion Energies Limited’s £200,000 loan (guarantee exposure up to £200,000, plus any applicable costs and interest).

•   Certain shareholders of GreenRock and of the Sponsor, including Per Regnarsson, have provided pledges and personal guarantees securing GreenRock’s outstanding fees owed to Simmons & Simmons in the amount of £534,057 as at June 30, 2025 (plus applicable interest and costs).

Q. Do I have redemption rights?

A. Pursuant to the ClimateRock Memorandum and Articles, holders of Public Shares may elect to have their shares redeemed for cash at the then-applicable redemption price calculated in accordance with the ClimateRock Memorandum and Articles. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $153,535 (after allowing for payments to redemptions made in October 2025), this would have amounted to approximately $12.43 per share. If a holder exercises its redemption rights, then such holder will be exchanging its ordinary shares of ClimateRock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to ClimateRock’s transfer agent prior to the Meeting. See the section titled “Extraordinary General Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q. Will how I vote affect my ability to exercise redemption rights?

A. No. You may exercise your redemption rights whether or not you are a holder of ClimateRock ordinary shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your ordinary shares of ClimateRock on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination can be approved by shareholders who will redeem their shares and will only remain shareholders with respect to the Rights they will retain that will be exchanged for one-tenth of a Pubco Class A Ordinary Share, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q. How do I exercise my redemption rights?

A. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that ClimateRock convert your shares into cash no later than 5:00 p.m. Eastern Time on January 8, 2026 (two business days prior to the Meeting) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed at the end of this section and (B) delivering your shares to ClimateRock’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be redeemed for a pro rata portion of the amount then in the Trust Account (which was approximately $153,535 (after allowing for payments to redemptions made in October 2025), or approximately $12.43 per share, as of November 7, 2025, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights. Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for Redemption to ClimateRock’s transfer agent and later decide prior to the Meeting not to elect redemption, you may request that ClimateRock’s transfer agent return the shares (physically or electronically). You may make such request by contacting ClimateRock’s transfer agent at the phone number or address listed herein.

Any corrected or changed written demand of redemption rights must be received by ClimateRock’s transfer agent prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to ClimateRock’s transfer agent at least two business days prior to the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, ClimateRock will convert these shares into a pro rata portion of funds deposited in the Trust Account; provided, that the ClimateRock Memorandum and Articles provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our initial public offering. If you exercise your redemption rights, then you will be exchanging your ordinary shares of ClimateRock for cash and will not be entitled to Pubco Class A Ordinary Shares with respect to your ordinary shares of ClimateRock upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, ClimateRock will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of ClimateRock. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Public Warrants or Public Rights that you may hold. Your Public Warrants will become exercisable to purchase one Pubco Class A Ordinary Share in lieu of one ClimateRock ordinary share for a purchase price of $11.50 per share upon consummation of the Business Combination. Only whole warrants are exercisable and fractional warrants will be issued upon separation of the units, and your Public Rights will automatically be converted into one-tenth of a Pubco Class A Ordinary Share upon the consummation of the Business Combination. If holders redeem their Public Shares at Closing but continue to hold Pubco Public Warrants after the Closing, the aggregate value of the Pubco Public Warrants that may be retained by them, based on the closing trading price per Public Warrant of $0.03 as of October 31, 2025, would be approximately $118,125 regardless of the amount of redemptions by the Public Shareholders.

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?

Holders of Public Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis, or (iii) gain. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Public Shares” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Non-U.S. Holders Exercising Redemption Rights with Respect to Public Shares.”

Q. If I am a Warrant or Right holder, can I exercise redemption rights with respect to my Warrants or Rights?

A. No. The holders of Warrants and Rights have no redemption rights with respect to such securities.

If holders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Pubco Public Warrants and Public Rights that may be retained by them, based on the closing trading price per Public Warrant of $0.03 and Public Right of $0.14 as of October 31, 2025, would be approximately $118,125 and $1,102,500, respectively, regardless of the amount of redemptions by the Public Shareholders.

Q.     If I hold Public Warrants or Public Rights, what are the U.S. federal income tax consequences of my Public Warrants converting into Pubco Public Warrants or Public Rights converting into Pubco Class A Ordinary Shares?

See above under “What are the U.S. federal income tax consequences of the Business Combination to me?”

For additional discussion of the U.S. federal income tax treatment of Public Warrants or Public Rights in connection with the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination to Non-U.S. Holders.”

Q. If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A. No. Holders of outstanding Public Units must separate the underlying ordinary share, Warrants and Rights prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, ClimateRock’s transfer agent, with written instructions to separate such Units into Public Shares, Warrants and Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, ClimateRock’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares, Public Warrants and Public Rights. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q. Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A. Holders of Units, Warrants and Rights do not have appraisal or dissenters’ rights in respect to their Units, Warrants and Rights in connection with the Business Combination under the Cayman Companies Act. However, in respect of the special resolution to approve the Merger Proposal, under section 238 of the Cayman Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, holders of Public Shares have redemption rights as further described in this proxy statement/prospectus and the ClimateRock Board has determined that the redemption proceeds payable to holders of Public Shares who exercise such redemption rights represents the fair value of those shares.

Q. I am a ClimateRock Warrant holder. Why am I receiving this proxy statement/prospectus?

A. As a holder of ClimateRock Warrants, each whole Pubco Warrant entitles you to purchase one Pubco Class A Ordinary Share in lieu of one ClimateRock ordinary share at a purchase price of $11.50 per share upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of ClimateRock Warrants will become holders of Pubco Warrants and may become holders of Pubco Class A Ordinary Shares upon consummation of the Business Combination, ClimateRock urges you to read the information contained in this proxy statement/prospectus carefully.

Q. How has the announcement of the Business Combination affected the trading price of ClimateRock’s securities?

The closing price of the ClimateRock Units, ClimateRock Ordinary Shares, ClimateRock Rights and the ClimateRock Public Warrants on January 5, 2024, the last trading day before announcement of the execution of the Business Combination Agreement, was $11.40, $11.14, $0.09, and $0.025, respectively. As of November 7, 2025, the record date for the extraordinary general meeting, the closing price for ClimateRock Units, ClimateRock Ordinary Shares, ClimateRock Rights and the ClimateRock Public Warrants was $10.02, $12.10, $0.141, and $0.03, respectively.

Q. What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A. Of the net proceeds of ClimateRock’s Initial Public Offering and simultaneous private placements, a total of $79,931,250 was placed in the Trust Account immediately following the Initial Public Offering. This amount has reduced to pay holders of the Public Shares who exercised their redemption rights leaving a balance of $5.57 million as at September 30, 2025. Giving effect to the redemptions by shareholders in connection with the October 29, 2025 EGM, the balance in the Trust Account as at November 7, 2025 is $153,535. In connection with the consummation of the Business Combination, the funds in the Trust Account will be used by ClimateRock to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with GreenRock (including fees payable to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by ClimateRock. Any remaining funds will be paid to GreenRock (or as otherwise designated in writing by GreenRock to ClimateRock at or prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries.

Q. What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, ClimateRock’s Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is substantially reduced as a result of Redemption by Public Shareholders. With fewer public shares and public shareholders, the trading market for Pubco Class A Ordinary Shares may be less liquid than the market for ClimateRock’s ordinary shares was prior to the Merger, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into GreenRock’s business will be reduced.

Q. What happens if the Business Combination is not consummated?

A. If ClimateRock does not complete the Business Combination with GreenRock or another business combination by the Business Combination Deadline, ClimateRock must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (which was approximately $153,535 (after allowing for payments to redemptions made in October 2025) as of the date of this proxy statement/prospectus) (including interest not previously released to ClimateRock, which shall be net of taxes payable, and less interest to pay dissolution expenses) divided by the number of Public Shares then outstanding, and (iii) as promptly as reasonably possible, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject to ClimateRock’s obligations under the Act to provide for claims of creditors and the requirements of other applicable law. In such event, ClimateRock’s Rights and Warrants will expire worthless, and the 1,968,750 Founder Shares and 3,762,500 shares underlying the Private Warrants, including those held by ClimateRock’s Initial Shareholders, including its directors and officers, would also be worthless. For more information about the liquidation process, see “Other Information Related to ClimateRock — Liquidation if No Business Combination.”

Q. When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for January 12, 2026; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q. What do I need to do now?

A. ClimateRock urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of ClimateRock. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A. If you are a holder of record of ordinary shares of ClimateRock on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Your proxy card must be received by ClimateRock not less than 48 hours before the scheduled time of the Meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. In addition, you may be able to vote over the Internet by visiting https://www.cstproxy.com/climate-rock/bc2025 with the voter control number included on your proxy. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may (i) enter a new vote by Internet, (ii) send a later dated, signed proxy card to ClimateRock at the address set forth below (iii) attend the Meeting in person or via live webcast and vote. Shareholders also may revoke their proxy by sending a notice of revocation to ClimateRock at 25 Bedford Square, London, WC1B 3HH, United Kingdom.

Q. What happens if I fail to take any action with respect to the Meeting?

A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant holder of ClimateRock.

Q. What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your ClimateRock shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ClimateRock shares.

Q. Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

ClimateRock
25 Bedford Square
London, WC1B 3HH, United Kingdom
Attn: Per Regnarsson
+44 208 050 7820

or

Advantage Proxy, Inc.
PO Box 10904, Yakima, WA 98909
Telephone: (877) 870-8565
E-mail: ksmith@advantageproxy.com

You may also obtain additional information about ClimateRock from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to ClimateRock’s transfer agent at the address below at least two business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other annexes attached to the proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Transactions and the other transactions that will be undertaken in connection with the Business Combination.

The Parties

ClimateRock

ClimateRock is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on December 6, 2021. ClimateRock was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities. Although ClimateRock was able to pursue an initial business combination target in any industry, sector, or geographic region, it focused on acquiring a target within the sustainable energy industry in the Organization for Economic Co-operation and Development countries, including climate change, environment, renewable energy and emerging and clean technologies.

On April 27, 2023, ClimateRock shareholders approved the extension of the Business Combination Deadline from November 2, 2023 to May 2, 2024 (the “Extension Amendment”) and approved the amendment to the ClimateRock Memorandum and Articles to permit the ClimateRock Board, in its sole discretion, to elect to wind up ClimateRock’s operations on a date earlier than May 2, 2024. In connection with the approval of the Extension Amendment, shareholders elected to redeem an aggregate of 5,297,862 Public Shares. As a result, an aggregate of approximately $55 million (or approximately $10.43 per share) was released from the Trust Account to pay such shareholders, and 4,664,012 Class A ordinary shares (including 2,577,138 Public Shares) were issued and outstanding immediately following such redemption.

On April 29, 2024, ClimateRock shareholders approved the extension of the Business Combination Deadline from May 2, 2024 to May 2, 2025 and approved the amendment to ClimateRock’s amended and restated memorandum and articles of association to permit the ClimateRock Board, in its sole discretion, to elect to wind up ClimateRock’s operations on a date earlier than May 2, 2025. In connection with the approval of the Extension Amendment, shareholders elected to redeem an aggregate of 111,915 Public Shares. As a result, an aggregate of approximately $1.27 million (or approximately $11.37 per share) was released from the Trust Account to pay such shareholders, and 4,552,098 Class A ordinary shares (including 2,465,223 Public Shares) were issued and outstanding immediately following such redemption.

On April 30 and May 1, 2025, ClimateRock held an extraordinary general meeting of its shareholders. At the meeting the shareholders approved, among other things, an amendment to the Company’s Amended and Restated Articles to (i) extend the Combination Period from May 2, 2025 to November 2, 2025 (or such earlier date as determined by the ClimateRock Board of Directors in its sole discretion) and (ii) to permit the ClimateRock Board of Directors, in its sole discretion, to elect to wind up our operations on, or on an earlier date than November 2, 2025. In connection with the meeting, ClimateRock’s public shareholders holding 2,016,792 shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $24.67 million (approximately $12.23 per public share) was removed from the Trust Account to pay such shareholders as of June 18, 2025.

On September 19, 2025, Pubco entered into a definitive securities purchase agreement with Helena Global Investment Opportunities I Ltd. (“Helena”), which provides for a private placement of convertible unsecured promissory notes (the “Helena Notes”), in an aggregate principal amount of up to $11 million, including an aggregate original issue discount of $1,000,000, resulting in gross proceeds to Pubco of up to $10 million, and ordinary share purchase warrants (the “Helena Warrants”) (the “PIPE Financing”). Pubco also entered into an Equity Line of Credit (“ELOC”) for up to $75 million. The terms of both the PIPE Financing and the ELOC are described in more detail in the section titled “PIPE Financing” on page [165].

On October 29, 2025, ClimateRock held an extraordinary general meeting of shareholders (the “2025B EGM”) and approved, among other things, an amendment to the amended and restated memorandum and articles of association to (i) extend the Combination Period from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up its operations on, or on an earlier date than May 2, 2026. In connection with the meeting, ClimateRock’s public shareholders holding 436,079 shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account leaving 12,352 shares held by public shareholders.

The mailing address of ClimateRock’s principal executive office is 25 Bedford Square Avenue, London, WC1B 3HH, United Kingdom and its telephone number is +44 208 050 7820. After the consummation of the Business Combination, ClimateRock will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated on September 23, 2022. Pubco was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Pubco owns no material assets and does not operate any business, other than its ownership of 100% of the shares in the Merger Subs. Prior to the consummation of the Business Combination, the sole director of Pubco is Per Regnarsson and the sole shareholder of Pubco is ClimateRock.

The mailing address of Pubco’s registered office is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and its telephone number is +1 345 949 9876.

SPAC Merger Sub

SPAC Merger Sub was incorporated on September 23, 2022. SPAC Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. SPAC Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of SPAC Merger Sub is Per Regnarsson, and the sole shareholder of SPAC Merger Sub is Pubco. In connection with the consummation of the Business Combination, SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company.

Company Merger Sub

Company Merger Sub was incorporated on January 2, 2024 solely for the purpose of effectuating the Business Combination described herein. Company Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Company Merger Sub is Per Regnarsson, and the sole shareholder of Company Merger Sub is Pubco. In connection with the consummation of the Business Combination, Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company.

GreenRock

GreenRock is an independent energy company specializing in solar photovoltaic, wind power and other renewable energy projects company incorporated in the Cayman Islands as an exempted company with limited liability on May 4, 2023. Known for its expertise in developing and operationalizing large-scale renewable energy projects, GreenRock has a track record in delivering comprehensive turnkey solutions, including greenfield development, technical design, construction, and operating. Emphasizing innovation, GreenRock is expanding its focus to include green hydrogen production, aligning with global trends in renewable energy.

GreenRock’s registered office is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. GreenRock’s registered office phone number is +1 345 949 9876. For more information about GreenRock, see the sections of this proxy statement/prospectus entitled “Business of GreenRock,” “GreenRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of GreenRock included herein.

The Transactions

The Business Combination Agreement

General Description of the Business Combination Agreement

The parties to the Business Combination Agreement are ClimateRock, Pubco, SPAC Merger Sub, Company Merger Sub and GreenRock. On March 21, 2025, these parties entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of

Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the SPAC Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco or, in the case of ClimateRock’s outstanding rights, will be automatically converted into Pubco Class A Ordinary Shares, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company, as a result of which, (i) GreenRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of GreenRock immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco.

Merger Consideration; Escrowed Shares

Pursuant to the terms of the Business Combination Agreement, the consideration to be delivered to the GreenRock Shareholders in connection with the Business Combination will be 32,000,000 newly-issued Pubco Ordinary Shares, consisting of (i) 29,900,000 Pubco Class A Ordinary Shares, of which 4,000,000 will be held in a segregated account (the “Escrowed Shares”) pursuant to an escrow agreement that Pubco, and certain GreenRock Shareholders will enter into at or prior to the Closing with an escrow agent mutually acceptable to ClimateRock and GreenRock), and (ii) 2,100,000 Pubco Class B Ordinary Shares. The GreenRock Shareholders shall be shown as registered owners of their respective Escrowed Shares on the books and records of Pubco, and shall be entitled to exercise voting rights with respect to such Escrowed Shares, and any dividends, distributions and other earnings on the Escrowed Shares while held in escrow shall be paid directly to the GreenRock Shareholders. The Escrowed Shares will be subject to forfeiture by the GreenRock Shareholders if GreenRock fails to meet the target described below:

If on the date that Pubco’s audited financial statements for the 2025 fiscal year are filed with the SEC,

a)      GreenRock’s Adjusted EBITDA for the 2025 fiscal year is less than $25,000,000 (the “EBITDA Target”), then all Escrowed Shares will be forfeited by the GreenRock Shareholders, surrendered to Pubco for no consideration, and cancelled; or

b)      GreenRock’s Adjusted EBITDA for the 2025 fiscal year is equal to or greater than the EBITDA Target, then all Escrowed Shares will be released to the GreenRock Shareholders.

In each case, GreenRock’s “Adjusted EBITDA” means GreenRock’s earnings before interest, taxes, depreciation or amortization, calculated in accordance with IFRS, plus 70% of the net sale price reflected in any signed letters of intent entered into by GreenRock and a third party in good faith and on prevailing market terms for the sale of GreenRock’s assets.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived:

•        approval of the shareholders of ClimateRock and the shareholders of GreenRock;

•        consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with any governmental authorities or any third party;

•        expiration of the applicable waiting period under any antitrust laws;

•        no law or order preventing or prohibiting the Mergers or the other transactions contemplated by the Business Combination Agreement;

•        no pending litigation to enjoin or restrict the consummation of the Closing;

•        the registration statement of which the proxy statement/prospectus forms a part having been declared effective by the SEC;

•        the Pubco Class A Ordinary Shares having been have been approved for listing on Nasdaq;

•        ClimateRock and GreenRock having entered into a registration rights agreement in a mutually agreed upon form;

•        ClimateRock and GreenRock the parties having entered into an escrow agreement in a mutually agreed upon form; and

•        the redemption of the Public Shares having been completed in accordance with the terms of ClimateRock’s organizational documents.

In addition, unless waived by GreenRock, the obligations of GreenRock to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by ClimateRock of customary certificates and other Closing deliverables:

•        the representations and warranties of the ClimateRock Parties being true and correct as of the date of the Business Combination Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers);

•        the ClimateRock Parties having performed in all material respects all of their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the Closing;

•        the absence of any Material Adverse Effect with respect to ClimateRock since the date of the Business Combination Agreement;

•        the loans made to the Sponsor or any affiliate of Sponsor of Sponsor shall have been repaid in full;

•        all outstanding transaction expenses shall have been paid;

•        GreenRock having received lock-up agreements, in a mutually agreed upon form, signed by Sponsor and each of the holders of ClimateRock’s Private Warrants; and

•        Pubco having amended and restated its memorandum and articles of association in a form to be mutually agreed upon by ClimateRock and GreenRock.

Also, unless waived by ClimateRock, the obligations of ClimateRock, Pubco and the Merger Subs to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by GreenRock of customary certificates and other Closing deliverables:

•        the representations and warranties of GreenRock being true and correct as of the date of the Business Combination Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers);

•        GreenRock having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with or by it on or prior to the date of the Closing;

•        the absence of any Material Adverse Effect with respect to the GreenRock since the date of the Business Combination Agreement;

•        ClimateRock having received executed employment agreements, on mutually agreed upon forms, with each of the Chief Executive Officer, Chief Financial Officer and General Counsel of GreenRock;

•        ClimateRock having received lock-up agreements, in a mutually agreed upon form, relating to the Pubco Class A Ordinary Shares signed by the GreenRock Shareholders; and

•        ClimateRock having received a fairness opinion for the Transactions from an investment bank of its choosing.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either ClimateRock or GreenRock if the Closing does not occur by May 2, 2026, or such other date that the parties agree to in writing. The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing.

Context of Representations and Warranties

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement, the date of the Original Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties, covenants and agreements were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Business Combination Agreement has been filed to provide investors with information regarding its terms, but it is not intended to provide any other factual information about ClimateRock, GreenRock, Pubco or any other party to the Business Combination Agreement. In particular, the representations and warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement. If the Company becomes aware of the existence of any material facts that differ from the representations and warranties contained in the Business Combination Agreement, it will provide additional disclosure in its public reports, including this proxy statement/prospectus, to the extent federal securities law requires disclosure of that information.

Related Agreements

Voting and Support Agreements

Simultaneously with the execution and delivery of the Original Business Combination Agreement, ClimateRock and GreenRock have entered into Voting and Support Agreements (collectively, the “Voting Agreements”) with certain GreenRock Shareholders required to approve the Transactions. Under the Voting Agreements, each GreenRock shareholder party thereto agreed to vote all of such shareholder’s GreenRock ordinary shares in favor of the Original Business Combination Agreement and the related transactions. The GreenRock members also agree to take certain other actions in support of the Original Business Combination Agreement and related transactions and refrain from taking actions that would adversely affect such GreenRock member’s ability to perform its obligations under the Voting Agreement. The Voting Agreements prevent transfers of the GreenRock interests held by such GreenRock members party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement. The Voting Agreements will be amended to refer to the Business Combination Agreement and the transactions contemplated thereby.

Sponsor Support Agreement

Simultaneously with the execution and delivery of the Original Business Combination Agreement and as a condition to GreenRock’s willingness to enter into the Business Combination Agreement, ClimateRock and GreenRock have entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Sponsor. Under the Sponsor Support Agreement, the Sponsor agreed to vote all of its ClimateRock Ordinary Shares in favor of the Original Business Combination Agreement and the related transactions. The Sponsor also agree to take certain other actions in support of the Original Business Combination Agreement and related transactions and refrain from redeeming any or its ClimateRock Ordinary Shares and taking actions that would adversely affect its ability to perform its obligations under the Sponsor Support Agreement. The Sponsor Support Voting Agreements prevent transfers of the ClimateRock interests held by Sponsor between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Support Agreement. The Sponsor Support Agreement will be amended to refer to the Business Combination Agreement and the transactions contemplated thereby.

ClimateRock Letter Agreement with Sponsor and ClimateRock Directors and Officers

In addition, in connection with its initial public offering, ClimateRock entered into a letter agreement with the Sponsor and the officers and directors of ClimateRock, pursuant to which the Sponsor and ClimateRock’s directors and officers agreed, among other things, to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of ClimateRock’s initial business combination.

Ownership of Pubco after the Transactions

Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into ordinary shares, and issue of the PIPE shares), Public Shareholders, Maxim, AGP, the Sponsor, and the GreenRock Shareholders will own approximately 2.2%, 2.0%, 0.9%, 5.4%, and 87.2% of the issued and outstanding shares of Pubco, respectively, such percentages calculated assuming that the GreenRock Shareholders receive approximately 32,000,000 Pubco Ordinary Shares, derived from the shares issued and outstanding and weighted average shares issued and outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If any of the Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding Pubco Class A Ordinary Shares held by the Public Shareholders will decrease and the percentages of issued and outstanding Pubco Class A Ordinary Shares held by the Initial Shareholders and by the GreenRock Shareholders and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

If any of the Public Shareholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant of $0.03 as of October 31, 2025, would be approximately $118,125 regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders that do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of issued and outstanding Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates beneficial ownership levels in Pubco, as well as sources and extents of dilution for non-redeeming Public Shareholders, assuming full redemptions by Public Shareholders:

Potential ownership of issued and outstanding Pubco Ordinary Shares upon Closing (prior to giving effect to any Warrant exercises, assuming automatic conversion of Rights into Pubco Class A Ordinary Shares)

	Pro Forma Combined
Shareholder	Shares	%
ClimateRock Holders
ClimateRock Public Holders(1)	—	—
ClimateRock Rights Holders	787,500	2.1
Sponsor	1,751,575	4.8
ClimateRock Directors and Officers	217,175	0.6
Financial Advisors(3)	1,038,125	2.8
PIPE Holders(4)	905,370	2.5
GreenRock Holders(2)	32,000,000	87.2
Total Ordinary Shares on the expected closing date of the Business Combination	36,699,745	100.0

____________

(1)      Assumes all ClimateRock Ordinary Shares subject to possible redemption are redeemed. After the recent EGM held on October 29, 2025 12,352 shares remain.

(2)      Consisting of 29,900,000 Pubco Class A Ordinary Shares, which includes 4,000,000 Pubco Class A Ordinary Shares held in escrow, and 2,100,000 Pubco Class B Ordinary Shares.

(3)      Includes 320,000 Pubco Class A Ordinary Shares to be received by AGP and 718,125 Pubco Class A Ordinary Shares to be received by Maxim.

(4)      PIPE Holders reflects additional shares that would be issued under the terms of the PIPE Financing or Equity Line of Credit assuming a price of $12.43 per share. PIPE Holders also receive additional shares from the 32 million shares attributed to GreenRock shareholders.

Potential ownership of issued and outstanding Pubco Ordinary Shares upon Closing (assuming automatic conversion of Rights into Pubco Class A Ordinary Shares, full exercise of all outstanding Warrants and the full issuance of the shares allocated for the conversion of the AGP Exchange Note (defined below).

	Pro Forma Combined
Shareholder	Shares	%
ClimateRock Holders
ClimateRock Public Holders	—	—
ClimateRock Rights Holders	787,500	1.6
ClimateRock Public Warrant Shares	3,937,500	8.2
Sponsor	1,751,575	3.6
Sponsor Warrant Shares	3,762,500	7.8
ClimateRock Directors and Officers	217,175	0.4
PIPE Holders(4)	905,370	1.9
Financial Advisors(3)	5,038,125	10.4
GreenRock Holders(2)	32,000,000	66.0
Total Common Stock shares on the expected closing date of the Business Combination	48,399,745	100.0

____________

(1)      Assumes all ClimateRock Ordinary Shares subject to possible redemption are redeemed. After the recent EGM held on October 29, 2025 12,352 shares remain.

(2)      Consisting of 29,900,000 Pubco Class A Ordinary Shares, which includes 4,000,000 Pubco Class A Ordinary Shares held in escrow, and 2,100,000 Pubco Class B Ordinary Shares.

(3)      Includes 4,320,000 Pubco Class A Ordinary Shares to be received by AGP., including 4,000,000 Pubco Class A Ordinary Shares assuming full conversion of the AGP Exchange Note issued by Pubco to AGP in the original principal amount of $2,000,000 at the floor conversion price of $0.50 per share. Also includes 718,125 Pubco Class A Ordinary Shares to be received by Maxim.

(4)      PIPE Holders reflects additional shares that would be issued under the terms of the PIPE Financing or Equity Line of Credit assuming a price of $12.43 per share. PIPE Holders also receive 482,702 additional shares from the 32 million shares attributed to GreenRock shareholders.

To ensure the Company has enough cash to fulfill its obligations related to the Business Combination, the table includes PIPE Financing of €13.5 million ($15.9 million) or 1,388,072 shares at a price equal to the redemption price. Of these 905,370 are new shares to be issued and 482,702 are allocated from the 32 million shares attributed to GreenRock shareholders. A PIPE Financing has been agreed which, together with an associated Equity Line of Credit will provide sufficient cash to fulfill its obligations. Details of the PIPE Financing are set out under the heading “PIPE Financing” in the section “Information about PubCo”.

Transaction costs in connection with ClimateRock’s Initial Public Offering included $1,181,250 of underwriting discounts and a deferred commission of $2,362,500 (together, the ‘Underwriting Fees’), which remain constant and are not adjusted based on redemptions. The Underwriting Fees exceed the value of the remaining balance in the trust account after accounting for redemptions. As a result, Pubco is expected to use proceeds from the PIPE Financing to pay a portion of the Underwriting Fees, if necessary.

On October 24, 2025, Pubco, GreenRock, ClimateRock, and Maxim entered into a Settlement and Release Agreement (the “Maxim Settlement Agreement”), pursuant to which the parties agreed to amend the Underwriting Agreement in connection with the IPO of ClimateRock with respect to the deferred commission of $2,362,500 and further amend the Maxim Letter Agreement, as amended, with respect to the Maxim Success Fee. Pursuant to the Maxim Settlement Agreement, Pubco agreed to, at the Closing of the Business Combination, (i) make a cash payment of $250,000 to Maxim, (ii) issue to Maxim 600,000 Pubco Class A Ordinary Shares that will be registered on this registration statement and that will be freely transferable and bear no restrictive legends upon the Closing of the Business Combination; and (iii) issue to Maxim a promissory note in the principal amount of $250,000 (the “Maxim Note”). In addition, Pubco, GreenRock, and ClimateRock agreed that (i), upon the full repayment of the Maxim Note, Maxim is released from any and all causes of actions, claims, obligations and liabilities by reason of any matter or cause whatsoever arising out of Section 1.3 of the Underwriting Agreement and Section 3(A) of the Maxim Letter Agreement, as amended, and (ii) agree not to institute any action or claim against Maxim, subject to certain conditions and limitations; Maxim agreed that (i), upon the full repayment of the Maxim Note, each of Pubco, GreenRock, and ClimateRock is released from any and all causes of actions, claims, obligations and liabilities by reason of any matter or cause whatsoever arising out of Section 1.3 of the Underwriting Agreement and Section 3(A) of the Maxim Letter Agreement, as amended, and (ii) agree not to institute any action or claim against Pubco, GreenRock, and ClimateRock, subject to certain conditions and limitations. The table below presents the trust account value per share as of September 30, 2025 to ClimateRock’s public shareholders that elect not to redeem their shares across a range of redemption scenarios. The trust account value and number of shares outstanding have been adjusted to reflect the 436,079 share redemptions in October 2025. This trust account value per share includes the per share cost of the Business Combination Marketing Fee.

Trust Account Value	$153,535
Total Public Shares	12,352
Trust Account value per Public Share	$12.43
	Assuming No Redemptions	Assuming Maximum Redemptions
Redemptions (shares)	—	12,352
Redemptions ($)	$—	$153,535
Cash Portion of Business Combination Marketing Fee	$2,362,500	$2,362,500
Cash Remaining in the Trust Account less Business Combination Marketing Fee	$(2,208,965)	$(2,362,500)
Public Shares post redemptions	12,352	—
Trust Value Per Public Share	$(178.83)	$191.26

Organizational Structure

Prior to the Transactions

The following simplified diagram illustrates the ownership structures of, Pubco, GreenRock (before the consummation of the Proposed Acquisitions), Accretion, WindShareFund and TEP. GreenRock currently has no operations and while it is currently expected that the Proposed Acquisitions will be completed at or prior to the closing of the Business Combination, we cannot assure you that any or all of the Proposed Acquisitions will be consummated on the terms or timetable currently contemplated or at all. See “Risk Factors — There can be no assurance that the Proposed Acquisitions will be consummated on the terms or timetable currently anticipated or at all; as a result, the closing of the Business Combination may be delayed or may not occur or the terms of the Business Combination may be altered”:

Per Regnarsson
Maximillian Delamain
50%
50%
Gluon Capital Ltd
100%
Accretion Energies Ltd
100%
100%
Marine2O Ltd
GreenRock Germany GmbH (dormant)
Leonardo Montesi
Raluoka Montesi
92.68%
7.32%
TEP Renewables Ltd
100%
GIL International Italia S.r.l.
100% (at completion)
TEP Renewables (Italia) S.r.l. and subsidiaries
Charles Ratelband V
Per Regnarsson
Maximillian Delamain
100%
50%
50%
GreenRock Continuity I
GreenRock Continuity II
50%*
50%*
GreenRock Corp
Charles Ratelband V
100%
100%
WindShareFund B.V.
WSF Holding B.V.
Jointly 100%
WindShareFund NV, WindShareFund II and subsidiaries
Ultimate Beneficial Owner
Part of transaction perimeter
Intermediate holding company outside the perimeter
* Other shareholders introduced as part of the proposed acquisitions

Following the Transaction

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Transactions:

Former ClimateRock Public Shareholders
Former GreenRock Shareholders
Legend
Part of GreenRock post-Business Combination
Current Ownership
ClimateRock Holdings Limited
100%
100%
ClimateRock
GreenRock Corp
100%
100%
Accretion Energies Limited
GIL International Italia Spa and Subsidiaries
100%
100%
Marine2o Limited
WindShareFund NV, WindShareFund II and Subsidiaries

Board of Directors and Executive Officers of Pubco Following the Transactions

As of the date of this proxy statement/prospectus, the sole director of Pubco is Per Regnarsson. Following the completion of the Transactions, the current director of Pubco will remain as a director and the total number of directors of Pubco will be increased to seven persons. For more information, see the section entitled “Management of Pubco After the Transactions.”

Date, Time and Place of the Extraordinary General Meeting of Shareholders

The Meeting will be held at 10:00 a.m., Eastern Time, on January 12, 2026, at the office of ArentFox Schiff, LLP at 1717 K Street NW, Washington, D.C. 20006. ClimateRock will also be hosting the Meeting via live webcast on the Internet at https://www.cstproxy.com/climate-rock/bc2025 with the password of            , to consider and vote upon the Business Combination Proposal, the Merger Proposal and/or if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of ClimateRock at the close of business on November 7, 2025, which is the Record Date for the Meeting. Shareholders will have one vote for each ClimateRock Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ClimateRock warrants and rights do not have voting rights. On the Record Date, there were 2,099,227 ordinary shares (including 2,099,226 Class A ordinary shares and 1 Class B ordinary share) of ClimateRock issued and outstanding, of which 12,352 were Public Shares (giving effect to the cancellation of shares redeemed in October 2025), with the rest being held by the ClimateRock Initial Shareholders and Maxim.

Quorum and Vote of ClimateRock Shareholders

A quorum of ClimateRock shareholders is necessary to hold a valid meeting. One or more shareholders who together hold not less than a majority of the issued and outstanding ClimateRock Ordinary Shares entitled to attend and vote at the Meeting (being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy) constitute a quorum. If a quorum is not present within 15 minutes of the time appointed for the Meeting, or if at any time during the Meeting it becomes inquorate, the Meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the ClimateRock directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal.

The holders of the Founder Shares, including ClimateRock’s Initial Shareholders, have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of November 2, 2025, there were 1,968,750 Founder Shares issued and outstanding, which constitute approximately 94% of the issued and outstanding ordinary shares of ClimateRock. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•        Pursuant to the ClimateRock Memorandum and Articles, the approval of the Business Combination Proposal will require a resolution passed by a majority of the votes of the ordinary shares entitled to vote thereon which are present at the Meeting. There are currently 2,099,227 ordinary shares (including 2.099.226 Class A ordinary shares and 1 Class B ordinary share) of ClimateRock issued and outstanding, of which 12.352 are Public Shares (giving effect to the cancellation of shares redeemed in October 2025).

•        The approval of the Merger Proposal will require special resolutions, each being a resolution passed at the Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy.

•        The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal.

Redemption Rights

Pursuant to the ClimateRock Memorandum and Articles, a holder of Public Shares may demand that ClimateRock convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that ClimateRock convert their shares into cash no later than 5:00 p.m. Eastern Time on January 8, 2026 (two business days prior to the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to ClimateRock’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, ClimateRock will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of ClimateRock. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims from creditors of ClimateRock. If a holder of Public Shares properly demands Redemption, ClimateRock will redeem each Public Share for its pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of November 7, 2025, the Record Date, this would amount to approximately $12.43 per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ClimateRock Class A Ordinary Shares for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Extraordinary General — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Holders of ClimateRock warrants and rights do not have redemption rights with respect to such securities.

Appraisal Rights/Dissenters’ Rights

Holders of Units, Warrants and Rights do not have appraisal or dissenters’ rights in respect to their Units, Warrants or Rights in connection with the Business Combination under the Cayman Companies Act. However, in respect of the special resolution to approve the Merger Proposal, under section 238 of the Cayman Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, holders of Public Shares have redemption rights as further described in this proxy statement/prospectus and the ClimateRock Board has determined that the redemption proceeds payable to holders of Public Shares who exercise such redemption rights represents the fair value of those shares.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. ClimateRock will engage Advantage Proxy, Inc. to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet, submitting a later-dated proxy, or attending and voting, virtually via the live webcast, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders — Revoking Your Proxy.”

Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination

When you consider the recommendation of ClimateRock’s board of directors in favor of approval of the Business Combination Proposal and the Merger Proposal, you should keep in mind that ClimateRock’s Initial Shareholders and its directors and executive officers have interests in such proposals that are different from, or in addition to, your interests as an ClimateRock shareholder, Warrant holder or Rights holder. These interests include, among other things, the following.

•        If the Business Combination with GreenRock or another business combination is not consummated by May 2, 2026 (or any later date to which it may be extended), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. The Founder Shares had an aggregate market value of approximately $23.8 million based upon the closing price of ClimateRock’s ordinary shares of $12.10 per share on the OTC Pink Limited Market on October 31, 2025, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Class A Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of approximately $112,875 based upon the closing price of ClimateRock’s Warrants of $0.03 per unit on the OTC Pink Limited Market on October 31, 2025. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and board of directors. The managing partner of Gluon is Per Regnarsson, who is the Chief Executive Officer and a director of ClimateRock. Mr. Regnarsson, in his role of CEO, has been heavily involved, among other things, in negotiations with GreenRock and communication with ClimateRock’s board of directors. Simultaneously with Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into Pubco Class A Ordinary Shares, and excluding the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 67% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 68% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 64% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 64% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock can earn a positive rate of return on their overall investment in ClimateRock and Pubco after the Business Combination, even if Public Shareholders experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.012 per share.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the

Business Combination with GreenRock or another business combination is not completed by the Business Combination Deadline. As of the date of this proxy statement/prospectus, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        ClimateRock has issued a series of Convertible Promissory Notes (together, the “Extension Note”) to the Sponsor as follows:

•        On May 2, 2023, ClimateRock issued the 2023 Extension Note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2023 Extension. The Sponsor agreed to pay $75,000 per month until the completion of an initial Business Combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. Per the 2023 Extension Note, as amended, if we do not repay the 2023 Extension Note within five days of the maturity date, five percent (5%) interest per month will accrue on the unpaid principal balance until the 2023 Extension Note is fully repaid. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2023 Extension Note is par value. As of March 31, 2025 and December 31, 2024, the outstanding balance of the 2023 Extension Note was $900,000 and $900,000, respectively, and no interest was accrued.

•        On April 30, 2024, ClimateRock issued the 2024 Extension Note in the aggregate principal amount of $600,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2024 Extension. The Sponsor agreed to pay $50,000 per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2024 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2024 Extension Note was $600,000 and $400,000, respectively, and no interest was accrued.

•        On June 20, 2025, ClimateRock issued the 2025 Extension Note in the aggregate principal amount of $107,623 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2025 Extension. The Sponsor agreed to pay $0.04 per unredeemed share per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2025 and continuing through November 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2025 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. As of October 28, 2025, one monthly installment of the 2025 Extension Note had been paid, and five monthly installments of approximately $89,686 (not including applicable interest) remained outstanding and still need to be deposited into the Trust Account to support the 2025 Extension.

•        The Sponsor, ClimateRock’s officers and directors, or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination. If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Working Capital Warrants at a price of $1.00 per Warrant. If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into seven loan agreements with Eternal BV, a company controlled by Charles Ratelband V, the Chairman of ClimateRock’s board of directors. The Eternal Loans are unsecured and do not bear interest and mature on December 31, 2025. As of September 30, 2025, ClimateRock has drawn approximately $3.1 million under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account, if ClimateRock does not complete a business combination, the Chairman of ClimateRock’s board of directors has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Per Regnarsson is Chief Executive Officer of ClimateRock and director of GreenRock.

•        Charles Ratelband V is Chairman of ClimateRock and Chairman of GreenRock.

•        Mr. Ratelband is the sole indirect owner of WindShareFund N.V. which is seller of the wind assets described under “Business of GreenRock — Operations.”

•        Accretion, the legal entity further described under “Business of GreenRock — Operations” is controlled by Gluon Capital, which in turn is controlled by Mr. Regnarsson and Mr. Maxamilian Delamain.

•        The cash and equity consideration that Messers Regnarsson and Ratelband are expected to receive from their respective positions at GreenRock, Accretion and WindShareFund N.V. as part of the Business Combination and related transactions are as follows:

•        Mr. Regnarsson will indirectly receive 6 million shares in GreenRock;

•        Mr. Ratelband will indirectly receive 15 million shares in GreenRock. Furthermore, two companies that are wholly owned by Mr. Ratelband, the WindShareFund Sellers, will receive EUR 26,025,000 cash under the WindShareFund SPA;

•        Gluon Renewable Energies Limited, an affiliate of Gluon Group, will receive $20,000 pursuant to a loan entered into between ClimateRock and Gluon Renewable Energies Limited on November 1, 2024. Mr. Regnarsson is the Managing Partner of Gluon (“Gluon”).

•        The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total issued and outstanding Pubco Ordinary Shares (without giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 20.3% and 46.8% assuming no redemptions of Public Shareholders; and

•        The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total voting power of the total issued and outstanding Pubco Ordinary Shares (giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 23.2% and 55.3% assuming no redemptions of Public Shareholders.

•        Per Regnarsson, has provided personal guarantees in favor of Poveda securing Accretion Energies Limited’s £200,000 loan (guarantee exposure up to £200,000, plus any applicable costs and interest).

•        Certain shareholders of GreenRock and of the Sponsor, including Per Regnarsson, have provided pledges and personal guarantees securing GreenRock’s outstanding fees owed to Simmons & Simmons in the amount of £534,057 as at June 30, 2025 (plus applicable interest and costs).

Special Committee

In light of the apparent and actual conflicts of interests existing on the parts of certain of ClimateRock’s directors and officers in connection with the Business Combination, including the fact that (a) Per Regnarsson is chief executive officer of ClimateRock and director of GreenRock, (b) Charles Ratelband V is chairman of ClimateRock and director of GreenRock, (c) Mr. Ratelband is the sole indirect owner of WindShareFund N.V. which is seller of the wind assets described under “Business of GreenRock — Operations,” and (d) Accretion, the legal entity further described under “Business of GreenRock — Operations” is controlled by Gluon Capital, which in turn is controlled by Mr. Regnarsson and Mr. Maxamilian Delamain, the board of directors of ClimateRock established the Special Committee, which is comprised of disinterested members of ClimateRock’s board of directors, for purposes of negotiating the Business Combination Agreement with the power to act on behalf of ClimateRock. Neither Mr. Regnarsson nor Mr. Ratelband is a member of the Special Committee.

Reasons for Approval of the Proposed Transactions

In evaluating the Business Combination, the Special Committee reviewed a number of materials, including the transaction documentation, a fairness opinion provided by Newbridge, certain due diligence summary materials prepared by ClimateRock’s management, a technical due diligence report and various industry and financial data, and consulted with ClimateRock’s management and financial advisor. These advisors had access to materials provided to ClimateRock and advised the Special Committee on the valuation of GreenRock and the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Special Committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Special Committee viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Special Committee’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Certain Unaudited Prospective Financial Information of Pubco.”

The officers and directors of ClimateRock have substantial experience in evaluating the operating and financial merits of companies within the sustainable energy sector and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, ClimateRock’s officers and directors have substantial experience with mergers and acquisitions across a variety of sectors in the sustainable energy industry.

In evaluating the Business Combination, the Special Committee considered the criteria to evaluate an initial business combination set by ClimateRock’s management team in the ClimateRock IPO prospectus and the fairness and reasonableness of the Business Combination. The Special Committee has determined that GreenRock meets the criteria set in the ClimateRock IPO prospectus. Specifically, the following was taken into consideration:

•        the status of its pipeline projects, historical performance, confirmations that historical financials were audited,

•        going concern memos,

•        projected financials,

•        sensitivity analysis of projections,

•        presence of a Fairness Opinion,

•        secured and unsecured revenues based on signed contracts,

•        expected cash to be available with Pubco to conduct operations and implement its growth plans,

•        waterfall mechanisms for any payments from the funds raised, and

•        the ability of Pubco to raise funds in the future to meet its growth targets.

In addition to considering the factors described above, the Special Committee also considered other factors including, without limitation, the various other risks associated with GreenRock’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Based on the above, the Special Committee is of the opinion that the Business Combination is in the best interests of ClimateRock shareholders and recommends that the shareholders approve and adopt the Business Combination and approve and adopt any other proposals that are required for the consummation of the relevant transactions.

Recommendation to Shareholders

The Special Committee has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of ClimateRock’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and, if presented, “FOR” the Adjournment Proposal.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Public Shares and the ownership and disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, ClimateRock will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current shareholders of GreenRock having a majority of the voting power of the post-combination company, GreenRock senior management comprising all of the senior management of the post-combination company, the relative size of GreenRock compared to ClimateRock, and GreenRock operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of GreenRock issuing stock for the net assets of ClimateRock, accompanied by a recapitalization. The net assets of ClimateRock will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GreenRock.

Emerging Growth Company

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Class A Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. See “Risk Factors — Pubco will be an ‘emerging growth company,’ and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco’s Class A Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.”

Controlled Company

Pubco is, and after the consummation of the Transactions will be, a “controlled company” under the Listing Rules of Nasdaq, and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — Pubco will be a ‘controlled company’ within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

Foreign Private Issuer

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq and plans to rely on home country practices, including with respect to not having a majority independent directors on Pubco’s board and not being required to comply with certain Nasdaq shareholder approval rules. See “Risk Factors — As a ‘foreign private issuer’ under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers” and “Management of GreenRock and Pubco After the Business Combination — Foreign Private Issuer.”

Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”. These risks are summarized below.

Risks Relating to GreenRock’s Business

•        GreenRock’s performance depends strongly on availability of experienced and qualified personnel. Inability to attract and/or retain such personnel, or loss of one or more of GreenRock’s key personnel may disrupt GreenRock’s operations.

•        GreenRock’s relatively short operating history makes it difficult to project its future prospects.

•        GreenRock’s business plan and strategy is dependent on continually sourcing new projects.

•        GreenRock’s business is dependent upon its ability to continually identify and acquire suitable grid capacity and properties for its projects.

•        A portion of GreenRock’s early-stage projects may experience unforeseen delays and/or difficulties in their development to saleable, ready-to-build-stage projects; this could induce a loss of capital investment and the diversion of resources from profitable projects.

•        The solar industry has historically been cyclical and experienced periodic downturns.

•        The wind industry is facing long delays in development and construction of projects.

•        GreenRock’s inability to protect its intellectual property could adversely affect its business. GreenRock may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require it to pay significant damages and could limit its ability to use certain technologies.

•        GreenRock’s products have not been on the market for the full length of their expected lifetime and GreenRock’s products may not maintain the performance standards that it or its customers are expecting.

•        We face risks and uncertainties when developing green hydrogen projects. We may fail to successfully deliver electrolyzers and other services to our customers which may result in delayed or canceled payments, increased costs, termination of customer contracts, reputational damage and deteriorating customer relationships.

•        The green hydrogen market is dependent on specific changes to regulations and policies that have not yet been developed. Political support for green hydrogen may fade and new policies and regulations that purport to support the green hydrogen market and industries may be inadequate, may not have the desired impact or be impaired by other regulations or may not be developed at all.

•        GreenRock is required to obtain and comply with licenses, permits, approvals and rulings for its projects, which are subject to change.

•        GreenRock currently operates in a number of different international jurisdictions, and may expand into additional jurisdictions, which expose its business to a range of risks.

•        GreenRock may not be able to obtain additional external financing on commercially acceptable terms or at all to fund the development of GreenRock’s portfolio or for other operational purposes.

•        GreenRock may incur liabilities under the terms of its project sale agreements.

•        Delayed payment or non-payment of all or part of the consideration for a sold project due to GreenRock’s failure to satisfy conditions under a project sale agreement could have a material adverse effect on its business, financial condition and results of operations.

•        Global economic conditions and macro events may adversely affect GreenRock’s business, financial condition and results of operations.

•        Negative publicity associated with press reports, litigation and other public statements about GreenRock, solar industry or other industry participants could damage GreenRock’s reputation.

Risks Relating to the Business Combination and its Effects

•        The Outside Date (defined below) to complete the Business Combination under the Business Combination Agreement has passed and either party may terminate the Business Combination Agreement. If either party terminates the Business Combination Agreement, the Business Combination will not be consummated.

•        ClimateRock shareholders who do not redeem their ordinary shares of ClimateRock will experience immediate and material dilution upon closing of the Business Combination.

•        Since the Sponsor and ClimateRock’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of ClimateRock’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with GreenRock is appropriate as ClimateRock’s initial business combination. Such interests include that the Sponsor will lose its entire investment in ClimateRock if the Business Combination is not completed.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with GreenRock

•        Pubco will incur higher costs post-Business Combination as a result of being a public company.

•        GreenRock’s management team has limited experience managing and operating a U.S. public company.

•        The price of Pubco’s Ordinary Shares may be volatile.

•        An active, liquid trading market for Pubco Class A Ordinary Shares and Pubco Warrants may not develop, which may limit your ability to sell Pubco Class A Ordinary Shares and Pubco Warrants.

•        The GreenRock Shareholders, whose interests may conflict with yours, can exercise significant influence over Pubco. The concentrated ownership of Pubco Class A Ordinary Shares may prevent you and other shareholders from influencing significant decisions or may prevent or discourage unsolicited acquisition proposals or offers for our capital stock, and that may adversely affect the trading price of Pubco Class A Ordinary Shares.

•        GreenRock’s debt obligations could adversely affect the Pubco’s financial condition, limit its ability to raise additional capital to fund its operations, limit its ability to react to changes in the economy or our industry, impact the way it operates its business, expose it to interest rate risk to the extent of its variable rate debt and prevent the Pubco from fulfilling its debt obligations.

•        GreenRock’s share charge arrangements, if any, could materially and adversely affect the Pubco’s business operation and financial conditions.

CLIMATEROCK SUMMARY FINANCIAL INFORMATION

The following tables present selected condensed financial data of ClimateRock for the nine month periods ended September 30, 2025 and 2024 and the fiscal years ended December 31, 2024 and 2023, and balance sheet data as of September 30, 2025, December 31, 2024 and 2023, which have been derived from ClimateRock’s unaudited quarterly financial statements and its audited financial statements for the year ended December 31, 2024 included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with ClimateRock’s financial statements and related notes and “ClimateRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. ClimateRock’s historical results are not necessarily indicative of future results.

Selected Statements of Operations Information:

	Nine months Ended September 30, 2025	Nine months Ended September 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Operating loss	$(1,483,594)	$(1,518,607)	$(1,835,282)	$(1,651,206)
Other income	638,839	1,109,495	1,445,281	2,134,636
Net income (loss) before income taxes	(844,755)	(409,112)	(390,001)	483,430
Net income (loss)	(844,755)	(409,112)	(390,001)	483,430

Selected Balance Sheet Information:

	As of September 30, 2025	As of December 31, 2024	As of December 31, 2023
Current assets	$6,194	$14,384	$57,702
Non-current assets	5,574,021	29,381,085	28,508,214
Total assets	5,580,215	29,395,469	28,565,916
Current liabilities	7,461,324	5,767,982	3,226,185
Non-current liabilities	2,362,500	2,362,500	2,412,500
Total liabilities	9,823,824	8,130,482	5,638,685
Total shareholders’ (deficit) equity	(9,817,629)	(8,116,098)	(5,580,983)

Selected Statements of Cash Flows Information:

	Nine months Ended September 30, 2025	Nine months Ended September 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Net cash used in operating activities	$(388,342)	$(1,303,063)	$(1,585,446)	$(1,405,945)
Net cash provided by (used in) investing activities	24,445,903	722,243	572,243	54,665,334
Net cash (used in) provided by financing activities	(24,065,751)	527,238	970,297	(53,613,810)
Net (decrease) increase in cash	(8,190)	(53,582)	(42,906)	(354,421)

GREENROCK CORP SUMMARY FINANCIAL INFORMATION

The following tables present selected condensed financial data of GreenRock for the six month periods ended June 30, 2025 and 2024, the year ended December 31, 2024 and the fiscal period from May 4, 2023 to December 31, 2023. Balance sheet data as of June 30, 2025 and December 31, 2024 and 2023, have been derived from GreenRock’s unaudited interim financial statements for the six month period to June 30, 2025 and its audited financial statements for the year ended December 31, 2024 and the period from May 4, 2023 to December 31, 2023, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with GreenRock’s financial statements and related notes and “GreenRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. GreenRock’s historical results are not necessarily indicative of future results.

Selected Statements of Operations Information:

	Six months Ended June 30, 2025	Six months Ended June 30, 2024	Year ended December 31, 2024	period from May 4, 2023 (date of formation) to December 31, 2023
Operating loss	£(136,170)	£(1,078,896)	£(1,446,943)	£(1,804,823)
Other income	(89,384)	61,481	76,588	6,314
Net income (loss) before income taxes	(225,554)	(1,017,415)	(1,370,355)	(1,798,509)
Net income (loss)	(225,554)	(1,017,415)	(1,370,355)	(1,798,509)

Selected Balance Sheet Information:

	As of June 30, 2025	As of December 31, 2024	As of December 31, 2023
Current assets	£2,378,473	£2,554,748	£2
Total assets	2,378,473	2,554,748	2
Current liabilities	5,898,947	5,636,149	1,798,509
Total liabilities	5,898,947	5,636,149	1,798,509
Total shareholders’ (deficit) equity	(3,520,474)	(3,081,401)	(1,798,507)

Selected Statements of Cash Flows Information:

	Six months Ended June 30, 2025	Six months Ended June 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Net cash used in operating activities	£(47,719)	£(990,788)	£(2,446,920)	£(699,802)
Net cash provided by (used in) investing activities	—	(1,073,350)	(1,440,000)	—
Net cash (used in) provided by financing activities	47,186	2,063,586	3,887,163	699,804
Net (decrease) increase in cash	(533)	(552)	243	2

ACCRETION SUMMARY FINANCIAL INFORMATION

The following tables present selected condensed financial data of Accretion for the six month periods ended June 30, 2025 and 2024 and the fiscal years ended December 31, 2024 and 2023. Balance sheet data as of June 30, 2025, December 31, 2024 and December 31, 2023, have been derived from GreenRock’s unaudited interim financial statements for the six month period to June 30, 2025 and its audited financial statements for the year ended December 31, 2024 included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Accretion’s financial statements and related notes and “Accretion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Accretion’s historical results are not necessarily indicative of future results.

Selected Statements of Operations Information:

	Six months Ended June 30, 2025	Six months Ended June 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Operating loss	£(256,164)	£(302,909)	£(733,618)	£(295,694)
Other income	(715,967)	91,935	(738,028)	—
Net income (loss) before income taxes	(972,131)	(210,974)	(1,471,646)	(295,694)
Net income (loss)	(972,131)	(210,974)	(1,471,646)	(295,694)

Selected Balance Sheet Information:

	As of June 30, 2025	As of December 31, 2024	As of December 31, 2023
Current assets	£1,570,392	£1,543,572	£18,814
Non-current assets	1,931	2,267	2,937
Total assets	1,572,323	1,545,839	21,751
Current liabilities	4,468,522	3,469,907	471,173
Total liabilities	4,468,522	3,469,907	471,173
Total shareholders’ (deficit) equity	(2,896,199)	(1,924,068)	(449,422)

Selected Statements of Cash Flows Information:

	Six months Ended June 30, 2025	Six months Ended June 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Net cash used in operating activities	£(156,643)	£(1,348,359)	£(1,664,436)	£(128,807)
Net cash provided by (used in) investing activities	—	—	—	9
Net cash (used in) provided by financing activities	152,419	1,373,446	1,668,488	126,789
Net (decrease) increase in cash	(4,224)	25,087	4,052	(2,009)

WINDSHAREFUND SUMMARY FINANCIAL INFORMATION

The following tables present selected condensed financial data of WindShareFund for the six month periods ended June 30, 2025 and 2024 and the fiscal years ended December 31, 2024 and 2023. Balance sheet data as of June 30, 2025, December 31, 2024 and December 31, 2023, have been derived from WindShareFund’s unaudited interim financial statements for the six month period to June 30, 2025 and its audited financial statements for the year ended December 31, 2024 included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Accretion’s financial statements and related notes and “WindShareFund’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. WindShareFund’s historical results are not necessarily indicative of future results.

Selected Statements of Operations Information:

	Six months Ended June 30, 2025	Six months Ended June 30, 2024	Year ended December 31, 2024	period from May 4, 2023 (date of formation) to December 31, 2023
Revenue	€888,467	€1,053,904	€1,980,319	€2,275,305
Operating loss	(204,154)	(662,196)	(1,310,928)	(565,533)
Other income	(1,054,818)	(938,407)	(1,944,424)	(1,766,098)
Net income (loss) before income taxes	(1,258,972)	(1,600,603)	(3,255,352)	(2,331,631)
Net income (loss)	(1,258,972)	(1,600,603)	(3,255,352)	(2,331,631)

Selected Balance Sheet Information:

	As of June 30, 2025	As of December 31, 2024	As of December 31, 2023
Current assets	€14,849,414	€14,478,359	€12,481,749
Non-current assets	19,493,519	19,905,382	20,758,080
Total assets	34,342,933	34,383,741	33,239,829
Current liabilities	3,338,172	2,621,402	5,248,415
Non-current liabilities	48,214,636	47,713,242	40,686,965
Total liabilities	51,552,808	50,334,644	45,935,380
Total shareholders’ (deficit) equity	(17,209,875)	(15,950,903)	(12,695,551)

Selected Statements of Cash Flows Information:

	Six months Ended June 30, 2025	Six months Ended June 30, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Net cash used in operating activities	€(413,371)	€(3,352,722)	€(3,148,527)	€(4,093,602)
Net cash provided by (used in) investing activities	(479)	—	—	(14,481)
Net cash (used in) provided by financing activities	304,847	2,126,782	1,808,058	767,001
Net (decrease) increase in cash	(109,003)	(1,225,940)	(1,339,926)	(3,341,082)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined balance sheet combines the unaudited balance sheet of ClimateRock as of September 30, 2025 translated from USD to Euro, with the unaudited condensed consolidated balance sheets of Accretion, WindShareFund, and GreenRock, in Euro, as of June 30, 2025, giving effect to the Business Combination as if it had been consummated on that date. One adjustment to the balance sheet was made to reflect the redemption of substantially all of the remaining 448,431 shares in October 2025. This reduced the shares outstanding to nil and consequently reduced the cash held in the trust account and the shares subject to possible redemption account to nil. The redemptions in October 2025 left 12,352 shares held by Public Shareholders. No sensitivity analysis of differing levels of redemptions has been presented on the basis that there is no material difference to the cash position or number of shares in issue in presenting a case with 12,352 shares in issue and one with no shares.

The following summary unaudited pro forma condensed combined statement of operations, combines (i) the unaudited condensed statements of operations, translated from USD to Euro, of ClimateRock for the period ended September 30, 2025 with the unaudited combined income statements and statements of profit and loss and comprehensive (loss) income for the period ended June 30, 2025 of Accretion, WindShareFund and GreenRock, in Euro and (ii) the audited condensed statements of operations, translated from USD to Euro, of ClimateRock for the year ended December 31, 2024 with the audited combined income statements and statements of profit and loss and comprehensive (loss) income for the year ended December 31, 2024 of Accretion, WindShareFund and GreenRock, in Euro, both giving effect to the Business Combination as if it had been consummated on January 1, 2024, the beginning of the earliest period presented.

This information is only summary and should be read together with the historical financial statements of GreenRock and related notes thereto, ClimateRock’s historical financial statements and related notes thereto, and sections entitled “Unaudited Pro Forma Condensed Combined Financial Information”, “GreenRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “ClimateRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The summary unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience.

Selected Balance Sheet Information:

	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Current assets	€17,749,806	€362,399	€18,112,205
Total assets	37,245,615	362,399	37,608,014
Current liabilities	46,247,635	40,676,840	86,924,475
Total liabilities	96,472,073	38,667,038	135,139,111
Total shareholders’ (deficit) equity	(59,226,458)	(38,304,639)	(97,531,097)

Selected Statements of Operations Information:

	For the Six Months Ended June 30, 2025			For the Year Ended December 31, 2024
	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Revenue	€888,467	€—	€888,467	€1,980,319	€—	€1,980,319
Operating loss	(1,991,526)	—	(1,991,526)	(5,514,119)	—	(5,514,119)
Other income (loss)	(1,670,837)	(571,687)	(2,242,524)	(1,480,129)	(1,335,669)	(2,815,828)
Net income (loss) before income taxes	(3,662,363)	(571,687)	(4,234,050)	(6,994,248)	(1,335,669)	(8,329,947)
Net income (loss)	(3,662,363)	(571,687)	(4,234,050)	(6,994,248)	(1,335,669)	(8,329,947)

Combined Per Share Financial Information:

	For the Six Months Ended June 30, 2025			For the Year Ended December 31, 2024
	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Net income (loss) and total comprehensive loss attributable to shareholders	€(3,662,363)	€(571,687)	€(4,234,050)	€(6,994,248)	€(1,335,669)	€(8,329,947)
Weighted average shares outstanding of ordinary shares			32,699,745			32,699,745
Basic and diluted net income per share			€(0.13)			€(0.25)

RISK FACTORS

The following risk factors will apply to business and operations of GreenRock following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of GreenRock and Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your ClimateRock Ordinary Shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. GreenRock and ClimateRock may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of GreenRock and financial statement of ClimateRock and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Relating to GreenRock’s Business

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” “our” or “GreenRock” refer to GreenRock and its subsidiaries prior to the consummation of the Business Combination, assuming the TEP Acquisition, the Accretion Acquisition, and the WindShareFund Acquisition, which will be the business of GreenRock and its subsidiaries following the consummation of the Business Combination.

GreenRock’s performance depends strongly on availability of experienced and qualified personnel. Inability to attract and/or retain such personnel, or loss of one or more of GreenRock’s key personnel may disrupt GreenRock’s operations.

GreenRock is reliant on a small number of key personnel with specialized skills. Furthermore, it may be particularly difficult for GreenRock to attract and retain suitably qualified and experienced people, given the competition from other industry participants, the relevant size of GreenRock and the specialized nature of GreenRock’s business. There is no assurance that GreenRock will successfully continue to retain existing specialized personnel and senior management or attract additional experienced and qualified senior management and/or personnel required to execute successfully and implement GreenRock’s business plan, which will be particularly important as GreenRock expands. Competition for such personnel is intense. Hiring and retaining talents may be especially difficult for GreenRock in jurisdictions where GreenRock has not operated previously, as it may not have the networks and contacts that it has in the jurisdictions with which it is familiar. The loss of, or diminution in, the services of qualified specialists or of members of GreenRock’s senior management team or an inability to attract and retain additional senior management and/or personnel could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

GreenRock’s relatively short operating history makes it difficult to project its future prospects.

GreenRock has a relatively short history, and operates in the renewable energy industry, which is rapidly evolving. As a result, there is limited information that investors can use in evaluating GreenRock’s business, strategy, operating plan, results and future prospects. GreenRock has only been operational in its current structure since December 2023, and accordingly, there is a limited amount of meaningful operating or financial data with which to evaluate GreenRock and its performance since that time. In addition, it is difficult to predict future revenues and appropriately budget for expenses. The industries in which GreenRock operates are rapidly evolving, and GreenRock has limited insight into trends that may emerge and affect its business. If the assumptions GreenRock uses to plan and operate its business are incorrect or change, it could cause a material adverse effect on GreenRock’s business, financial condition and results of operations.

GreenRock’s business plan and strategy is dependent on continually sourcing new projects.

GreenRock’s business plan and strategy is dependent on continually sourcing new projects to replace projects that have been completed, as well as to grow the business in line with GreenRock’s strategy. There is significant time between sourcing a project and completion and sale, which requires significant lead time for the identification of new projects. Sourcing a suitable project involves a number of different variables, including land, grid connection and governmental policies and approvals. There is no assurance that GreenRock will be able to continue to source new projects, which could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

GreenRock may not be successful in completing the Proposed Acquisitions, and, if it is, GreenRock may experience difficulties in integrating the operations of TEP and Accretion and in realizing the expected benefits of this transaction.

GreenRock will have no business operations until the closings of the TEP Acquisition, the Accretion Acquisition and the WindShareFund Acquisition. The Proposed Acquisitions are expected to close at or prior to the Closing of the Business Combination. The benefits of the Business Combination will not be realized unless GreenRock successfully completes the Proposed Acquisitions and combines with the operations of TEP, Accretion and WindShareFund in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees from TEP, Accretion and WindShareFund, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect TEP’s, Accretion’s, and WindShareFund’s ability to continue relationships with their respective customers, employees or other third parties, or GreenRock’s ability to achieve the anticipated benefits of the transaction or the Business Combination, and could harm Pubco’s financial performance. If GreenRock is unable to successfully or timely integrate the operations of TEP, Accretion and WindShareFund with its business, it may incur unanticipated liabilities and be unable to realize the revenue growth, operating efficiencies, synergies and other anticipated benefits resulting from such transaction, and GreenRock’s business, results of operations and financial condition could be materially and adversely affected.

GreenRock’s acquisition of TEP and Accretion may be adversely affected by a third party loan entered into by Accretion and guaranteed by TEP.

Accretion entered into a £200,000 loan with Poveda which is now overdue for repayment and in default. Poveda has sought an order from a court to wind up Accretion and TEP. On November 5, 2025, the court made a winding up order against Accretion. Accretion has applied for a stay and a rescission of the winding-up order and this will be heard at a hearing on December 10, 2025. In the event that Accretion is wound up there would be no return to the creditors or shareholders. Accretion remains actively engaged in discussions with the lender with the objective of settling the outstanding liability from either the anticipated proceeds of the Business Combination Agreement (“BCA”) or new investment into a parent company. In addition, Mr. Regnarsson has entered into personal guarantees in favor of Proveda to secure the amount owed by Accretion. The winding-up petition against TEP was referred to a disputed debt hearing, which is expected to be listed for early next year. In the event that a winding up order is granted against TEP then there is a risk that the company is wound up. It may be possible for the acquisition of the Italian assets to continue but there is no assurance that this acquisition will occur. If GreenRock is unable to acquire Accretion, TEP or the Italian assets, then the terms of the Business Combination Agreement may need to be amended or the Business Combination may not proceed.

GreenRock may be adversely affected by an English court judgment.

Simmons & Simmons (‘Simmons’) provided services to GreenRock in 2023 and 2024. The fees billed for these services totaling £534,057 are included in the balance sheet of GreenRock at December 31, 2024 and June 30, 2025 and remain outstanding. In March 2025 Simmons commenced proceeding in the English courts for recovery of fees owed plus interest and obtained judgment from the English Court in July 2025. Simmons served a statutory demand for payment on GreenRock on August 6, 2025. On November 24, 2025, GreenRock entered into an agreement with Simmons, whereby Simmons agreed that Greenrock would be permitted to make repayment after the Closing. Certain shareholders of GreenRock and of the Sponsor, including Mr. Regnarsson, have provided pledges and guarantees to secure Simmons’ payment. If GreenRock is unable to pay the amounts owed, Simmons might initiate proceedings to wind up GreenRock or may exercise its security and become a shareholder in PubCo, which could have a material adverse effect on GreenRock and/or cause increased dilution in PubCo.

GreenRock’s business is dependent upon its ability to continually identify and acquire suitable grid capacity and properties for its projects.

GreenRock’s business is dependent upon its ability to continually identify and acquire suitable grid capacity and properties for its projects. Suitable grid capacity and properties are difficult to identify and acquire given that geographic features, legal restrictions and ownership rights naturally limit the areas available for solar PV project development, wind farm development, battery storage project development and hydrogen project development. There can be no assurance that GreenRock will be successful in identifying or acquiring suitable grid capacity and properties.

Furthermore, GreenRock faces potential competition from other renewable energy companies, in particular other solar, wind and hydrogen production energy companies, in connection with the acquisition of suitable grid capacity and properties. Larger companies, in particular, may have access to greater financial resources, operational experience and technical capabilities than GreenRock which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets which could adversely affect GreenRock’s ability to acquire suitable additional grid capacity and properties in the future. There can be no assurance that GreenRock will continue to be able to compete successfully for the acquisition of suitable grid capacity and properties.

A portion of GreenRock’s early-stage projects may experience unforeseen delays and/or difficulties in their development to saleable, ready-to-build-stage projects; this could induce a loss of capital investment and the diversion of resources from profitable projects.

GreenRock has a number of early-stage projects that may not develop into saleable ready-to-build stage projects for a variety of reasons, including significant issues discovered in the due diligence process, the inability to obtain local permits and licenses or difficulties with funding. In addition, regulatory changes over the course of project development may render a project unviable, or there may be unanticipated delays in the development of projects. Some projects may also be jointly developed with partners, and while due diligence is undertaken to ensure the acceptability of partners, GreenRock’s ability to develop such projects into the saleable ready-to-build stage is reliant on the adequate performance of those partners.

GreenRock’s projects require significant capital investment, including the acquisition of long-term land lease rights, design of initial project features, feasibility studies and grid connection funding. If a project fails to develop into a saleable ready-to-build stage, such capital investments may need to be written off. In addition, GreenRock has limited resources and personnel, and therefore resources allocated to unsuccessful projects could divert resources and attention from profitable projects. As a result, any failure or delay of GreenRock’s projects to develop profitably could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

The solar industry has historically been cyclical and experienced periodic downturns.

GreenRock’s success partly depends on continued demand for solar PV systems in the end-markets it serves, including commercial and utility sectors across the world. The solar industry has historically been cyclical and has experienced periodic downturns, which may affect the demand for GreenRock’s projects. The solar industry has undergone challenging business conditions in past years, mainly as a result of an undersupply of products, and reductions in applicable governmental subsidies, contributing to demand decreases. Therefore, there is no assurance that the solar industry will not suffer significant downturns that would adversely affect demand for GreenRock’s solar projects and its results of operations.

The wind industry is facing long delays in development and construction of projects.

GreenRock’s strategy includes the development and construction of wind farms across Europe. Unlike solar, wind farms have a longer development cycle. Recently, the sourcing of new wind turbines has also delayed the start of construction for projects due to clogged supply chains in the wind industry. Therefore, there is no assurance that GreenRock will be able to implement its planned deployment of wind capacity as per its strategic and expansion plan.

GreenRock’s inability to protect its intellectual property could adversely affect its business. GreenRock may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require it to pay significant damages and could limit its ability to use certain technologies.

Any failure to protect GreenRock’s proprietary rights adequately could result in its competitors offering similar hydrogen projects more quickly than anticipated, potentially resulting in the loss of some of GreenRock’s competitive advantage and a decrease in its revenue that would adversely affect its business prospects, financial condition and operating results. GreenRock’s success depends, at least in part, on its ability to protect its core intellectual property. GreenRock will rely on intellectual property laws, primarily a combination of copyright and trade secret laws, as well as license agreements and other contractual provisions, to protect its proprietary technology and brand. GreenRock cannot be certain its agreements and other contractual provisions will not be breached, including a breach involving the use or disclosure of its trade secrets or know-how, or that adequate remedies will be available in the event of any breach. In addition, GreenRock’s trade secrets may otherwise become known or lose trade secret protection.

GreenRock cannot be certain its projects and business do not or will not violate the intellectual property rights of a third party. Third parties, including GreenRock’s competitors, may own patents or other intellectual property rights that cover aspects of its technology or business methods. Such parties may claim that GreenRock has misappropriated, misused, violated or infringed third-party intellectual property rights and if GreenRock gains greater recognition in the market, it faces a higher risk of being the subject of claims under which it has allegedly violated others’ intellectual property rights. Any claim that GreenRock has violated a third party’s intellectual property rights, whether with or without merit, could be time-consuming, expensive to settle or litigate and could divert its management’s attention and other resources, all of which could adversely affect its business, results of operations, financial condition and cash flows. If GreenRock does not successfully settle or defend an intellectual property claim, it could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content or brands. To avoid a prohibition, GreenRock could seek a license from third parties, which could require GreenRock to pay significant royalties, increasing its operating expenses. If a license is not available on commercially reasonable terms or not available at all, GreenRock may be required to develop or license a non-violating alternative, either of which could adversely affect its business, results of operations, financial condition and cash flows.

GreenRock is obliged, in many jurisdictions, to fund early payments or issue securities prescribed in relation to grid connection securing; GreenRock may not have sufficient capital to comply with such requirements.

In many jurisdictions, GreenRock is required to fund early payments or issue securities, pay other grid connection fees, or provide evidence of financial capability in order to secure access to the grid for its projects. These requirements usually arise prior to when a buyer for a project is secured, and therefore require capital commitment from GreenRock. There is no assurance that GreenRock will have access to sufficient capital on commercially viable terms in order to fund such requirements. If GreenRock is unable to fund grid-related capital requirements, it may not be able to proceed with a project, which could result in the loss of capital previously invested on the project and potential future revenues. Such losses could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

GreenRock’s products have not been on the market for the full length of their expected lifetime and GreenRock’s products may not maintain the performance standards that it or its customers are expecting.

In order to gain a competitive advantage vis-à-vis the competitors, the contracts that GreenRock currently entered into with its customers guarantee and it intend to continue guaranteeing, a certain level of quality specification for its products. Consequently, if its products do not meet such quality specifications and GreenRock is not able to fix any issues within the terms established in each applicable agreement, it may have to indemnify its customers for the breach of such guarantees through the payment of the penalties established in each case. Should any of these events materialize, they could have a material adverse effect on GreenRock’s business, financial condition, results of operations, cash flow and prospects.

A failure to secure the services and equipment necessary to GreenRock’s operations for the expected price, on the expected timeline, or at all, may have an adverse effect on GreenRock’s financial performance and cash flows.

GreenRock’s operating costs could escalate and become uncompetitive due to supply chain disruptions, inflationary cost pressures, equipment limitations, escalating supply costs, commodity prices, and additional government intervention through stimulus spending or additional regulations. GreenRock’s inability to manage costs may impact project returns and future development decisions, which could have a material adverse effect on its financial performance and cash flows.

The cost or availability of solar PV panels and other renewable energy equipment may adversely affect GreenRock’s ability to undertake development and construction projects. The green energy and hydrogen industries are cyclical in nature and is prone to shortages of supply of equipment and services including availability of wind turbines, solar panels, other related electrical and construction material for construction of plants, and EPC services for infrastructure projects and construction materials generally. When required, these materials and services may not be available at reasonable prices. A failure to secure the services and equipment necessary for GreenRock’s operations for the expected price, on the expected timeline, or at all, may have an adverse effect on GreenRock’s financial performance and cash flows.

We face risks and uncertainties when developing green hydrogen projects. We may fail to successfully deliver electrolyzers and other services to our customers which may result in delayed or canceled payments, increased costs, termination of customer contracts, reputational damage and deteriorating customer relationships.

Typically, we expect the projects that we are involved in with and for our customers to have the potential to generate significant revenue and attention for us, as well as allow us to generate future business opportunities. Consequently, failure to deliver on such projects poses a significant reputational risk for us, as well as the risk of potentially losing revenue. In particular, large-scale green hydrogen projects entail a significant risk of us suffering lasting reputational damage if the project fails to succeed.

The successful delivery and implementation of these projects on our account is dependent on several factors, including, but not limited to, the timely delivery of materials, components and services from suppliers and contractors, the demand for our products and services from other customers, which may restrict our availability for a given project and the availability of skilled and experienced personnel for us to carry on our business. Failure to successfully deliver major projects in the early stages of the green hydrogen market, regardless of whether we or whomever bears responsibility for such failure, could have a detrimental effect on our reputation, brand and products.

As we deliver products and build an increasingly large installed base of electrolyzers and develop additional projects, we expect to increase the share of our revenue derived from operations and maintenance (“O&M”) activities. O&M activities already constitute a tangible revenue source for us; however, our failure to satisfy our customers with our preliminary delivery of end-to-end hydrogen solutions may result in customers not opting to entering into and/or prolonging O&M agreements with us.

Should any of the foregoing events materialize and result in or contribute to a delay in our deliveries or services to a customer, such failure may result in delayed, reduced or canceled payments from the customer, increased costs due to contractual penalties, loss of future revenue from O&M activates and/or the customer terminating its contract with us. Ultimately such events may result in our loss of a long-term customer as well as a general deterioration of our reputation and brand in the market, or even provoke backlash from regulators or governments and may have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

GreenRock may not be able to obtain additional external financing on commercially acceptable terms or at all to fund the development of GreenRock’s portfolio or for other operational purposes.

Project development involves significant financial risk and capital investment, and GreenRock may require additional funding in the future to take advantage of expansion or acquisition opportunities, or for other operational purposes. There is no assurance that GreenRock would be able to raise additional funding on commercially acceptable terms if required. In such circumstances, GreenRock may need to seek funding from third parties if internally generated cash resources and available credit facilities, if any, are insufficient. Any debt financing, if available, may involve financial or other covenants which may limit GreenRock’s operations. Failure to obtain the required additional funding on commercially acceptable terms could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

GreenRock may incur liabilities under the terms of its project sale agreements.

The terms of GreenRock’s project sale agreements typically require GreenRock to provide various warranties and indemnities for the benefit of the buyer and its financing sources. In the event that GreenRock breaches a warranty or is required to indemnify the buyer or its financing sources, a project may be less profitable to GreenRock. Any such liabilities under a project sale agreement could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

Delayed payment or non-payment of all or part of the consideration for a sold project due to GreenRock’s failure to satisfy conditions under a project sale agreement could have a material adverse effect on its business, financial condition and results of operations.

Under the terms of GreenRock’s project sale agreements, the completion of the sale and the payment of all or part of the consideration is often conditional on certain conditions and milestones being reached. In the event that GreenRock fails to satisfy conditions or reach milestones, payments for all or part of the consideration may be delayed or not received at all, causing a project to become less profitable to GreenRock. Any such delayed payments or non-payments could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

The green hydrogen market is dependent on specific changes to regulations and policies that have not yet been developed. Political support for green hydrogen may fade and new policies and regulations that purport to support the green hydrogen market and industries may be inadequate, may not have the desired impact or be impaired by other regulations or may not be developed at all.

The green hydrogen market is dependent on specific changes to regulations and policies which are emerging and evolving. Political support for green hydrogen may fade and new policies and regulations that purport to support the green hydrogen market and industries may be inadequate, may not have the desired impact or be impaired by other regulations or may not be developed at all.

The market for green hydrogen and the market for associated technologies and end-to-end hydrogen solutions is at a nascent stage. For the green hydrogen market to become commercially sustainable, significant investments, enabling regulatory frameworks, new lead markets, sustained research and innovation efforts in existing and new hydrogen technologies, development of end-use applications and end-markets for green hydrogen and a large-scale infrastructure network, among others, are necessary.

The satisfaction of these prerequisites for a commercially viable green hydrogen market that can sustain an upstream market for end-to-end hydrogen solutions is contingent on a long-term coordinated effort by public and private actors. The overarching political regime that underpins this regulatory and political effort is comprised by international conventions and treaties, communications, political agreements, and regulatory initiatives as well as a variety of national plans and strategies designed to foster domestic hydrogen economies. Many of these instruments and policies are not by themselves legally binding or enforceable on relevant stakeholders and policymakers. As long as these early regulatory measures have not materialized into hard law policies, the sustained long-term effort required to build a hydrogen economy is hinging on a continued political and private willingness, and not an obligation, to drive forward the market for green hydrogen. Political support may never materialize to tangible regulatory support and such lacking regulatory support could potentially halt the development of the market for green hydrogen, and in turn have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

Policies supporting the commercialization of the green hydrogen market may be changed or not come into existence at all due to any number of reasons, including an absence of political will, political focus shifting towards other alternatives, escalation of political opposition to hydrogen solutions and/or a lack of public funding. This could cause the development and growth of clean power technologies, including electrolysis technologies, to cease and the market for end-to-end hydrogen solutions could be materially impaired. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

GreenRock is required to obtain and comply with licenses, permits, approvals and rulings for its projects, which are subject to change.

GreenRock’s project development activities are subject to receiving and maintaining licenses, permits, approvals and rulings from appropriate governmental authorities for the projects under development. Changes in laws and regulations or in the granting or renewal of licenses, permits, approvals and rulings could have a material adverse impact on the revenue GreenRock derives from its project development activities. There can be no assurance that such licenses, permits, approvals or rulings will continue to be obtained, that delays will not occur in connection with obtaining all necessary renewals of such licenses, permits, approvals or rulings for the projects under development, or that additional licenses, permits, approvals or rulings for any possible future changes to projects under development or additional permits associated with new legislation will be obtained. Certain licenses and permits that are required for GreenRock’s projects are subject to legal challenge in various circumstances and are required to be kept in good standing through a variety of means, including cash payments and satisfaction of conditions of issue. Such licenses and permits are in some cases subject to expiration, relinquishment and/or termination without notice to, control of or recourse by GreenRock. Any failure to obtain or to comply with applicable laws and regulations, permits and licenses, or to maintain permits and licenses in good standing, even if inadvertent, could result in interruption or closure of project operations or development activities or fines, penalties or other liabilities accruing to GreenRock. Any such occurrence could have a significant impact on project development activities and have a material adverse effect on GreenRock’s business, financial condition and results of operations.

GreenRock currently operates in a number of different international jurisdictions, and may expand into additional jurisdictions, which expose its business to a range of risks.

GreenRock currently operates in The Netherlands, Germany, Italy, and United Kingdom and has plans to undertake expansion of its operations into several other jurisdictions. As a result, GreenRock’s business is and will be subject to applicable laws, regulations and licensing requirements in multiple jurisdictions. International operations in multiple jurisdictions expose GreenRock to a range of risks that it cannot influence and that could adversely and materially affect GreenRock’s business activities in these countries. These factors include, but are not limited to:

•        a lack of relevant data and GreenRock’s inexperience with business operations in new markets;

•        difficulties in hiring, staffing and managing qualified and proficient local employees and advisers in multiple jurisdictions;

•        fluctuations in foreign economies and currency exchange rates;

•        social, political and economic instability or recessions;

•        difficulties in managing multiple sites in different locations;

•        difficulties in implementing and maintaining effective internal controls and risk management and compliance initiatives;

•        difficulties in managing regulatory compliance in multiple locations with different regulatory requirements;

•        differing labor regulations and business practices; and

•        foreign tax consequences.

In addition, certain countries in which GreenRock may operate in the future may experience relatively higher levels of criminal activity and governmental and business corruption. The fear of criminal or corrupt actions against GreenRock could have an adverse effect on the ability of GreenRock to adequately staff and/or manage its operations or could substantially increase the costs of doing so.

All and any of the above could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

Failure to comply with labor laws and regulations may cause us to incur additional costs, which may affect our business, financial conditions and results of operations.

Our business operations are governed by various labor laws, regulations and government policies in multiple jurisdictions. The requirements for labor law compliance, may change from time to time in each jurisdiction. We may be unable to comply with all these requirements in time, or at all, or we may need to incur substantial costs to be compliant, which may adversely affect our business operations and financial condition.

GreenRock is exposed to exchange rate volatility and fluctuations that are beyond GreenRock’s control.

GreenRock’s financial statements are, and GreenRock’s financial statements will be, denominated in Euros, GreenRock’s ordinary shares will be quoted in US dollars, and transactions and investments in relation to GreenRock’s projects will be made also in other currencies, such as pounds sterling, Euros and Polish złoty. As a result, GreenRock will be exposed to the volatility and fluctuations of the exchange rate between local currencies.

Global currencies are affected by a number of factors that are beyond the control of GreenRock. These factors include economic conditions in the relevant country and elsewhere and the outlook for interest rates, inflation and other economic factors. These factors may have a negative effect on GreenRock’s plans and activities, including funding. In addition to transactional risk as a result of exchange rate fluctuations, GreenRock is also exposed to translational risk in connection with conversion of transactions undertaken in currencies other than the Euro into Euros for purposes of GreenRock’s consolidated financial statements.

GreenRock does not currently hedge its exchange rate exposure, and there can be no assurance that GreenRock will do so in the future, that it will be able to hedge such exposure on acceptable terms or that any hedging conducted by GreenRock will be effective or will not result in an unintended adverse financial impact. Negative impacts from volatility and fluctuations in exchange rates could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of renewable power products, which may significantly reduce demand for GreenRock’s projects.

The market for electric generation products is heavily influenced by international, national, state and local government laws, regulations and policies concerning the electric utility industry in the United States and abroad, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and changes that make renewable power less competitive with other power sources could deter investment in the development of alternative energy sources as well as customer purchases of renewable power technology, which could in turn result in a significant reduction in the demand for the solar projects of GreenRock. The market for electric generation equipment is also influenced by trade and local content laws, regulations and policies that can discourage growth and competition in the renewable energy industry and create economic barriers to the purchase of solar power products, thus reducing demand for the renewable energy projects of GreenRock. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. GreenRock anticipates that its solar power projects will continue to be subject to oversight and regulation in accordance with international, national, state and local regulations relating to construction, safety, environmental protection, utility interconnection and metering, trade, and related matters. It is difficult to track the requirements across multiple jurisdictions and project design that complies with varying standards. In addition, the United States and European Union, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, wind turbine gearboxes, blades, iron, generator frames and potentially other components. These and any other tariffs or similar taxes or duties may increase the price of the renewable energy projects of GreenRock and adversely affect the cost reduction roadmap, which could harm GreenRock’s results of operations and financial condition. Any new regulations or policies pertaining to renewable power products may result in significant additional expenses for GreenRock’s buyers, which could cause a significant reduction in demand for GreenRock’s projects.

GreenRock faces competition from both traditional energy companies and renewable energy companies.

The renewable energy industries are both highly competitive and continually evolving as participants strive to establish themselves and grow their project pipelines. GreenRock competes with renewable energy companies and traditional energy companies (utilities, oil & gas majors etc.) primarily based on project value and pricing. If GreenRock cannot offer compelling value to its buyers based on project attractiveness in terms of size, level of maturing and return on investment, then the business will not grow. Traditional energy companies and some major renewable energy companies generally have substantially greater financial, operational and other resources than GreenRock does. As a result of their greater size, these competitors may be able to devote more resources to the research, development and marketing of their projects or respond more quickly to evolving industry standards and changes in market conditions than GreenRock can.

The rapidly evolving and competitive nature of the renewable energy industry makes it difficult to evaluate GreenRock’s future prospects. The entry into new markets will face significant competition and it is difficult to evaluate GreenRock’s future in these new markets as well.

Environmental laws and regulations in the jurisdiction in which a project is located may have an impact on a project’s viability.

Environmental laws and regulations in the jurisdiction in which a project is located may have an impact on a project’s viability. A current or previous owner of real property may be liable for non-compliance with applicable environmental and health and safety requirements and there can be no assurance that environmental costs and liabilities will not be incurred in the future. In addition, environmental regulators may seek to impose injunctions or other sanctions on a project that may have a material adverse effect on its economic viability.

To the extent that environmental liabilities arise in relation to any project development, including for former projects which GreenRock has sold but still retains liability under contract or otherwise by law, GreenRock may be required to contribute financially towards any such liabilities, and the level of such contribution may not be restricted by the value of the individual project. If any such financial contributions are required these could have a material adverse effect on GreenRock’s business, financial condition and prospects.

Environmental and safety legislation (e.g. in relation to, amongst other things, protection of wildlife and otherwise relating to environmental protection) may change in a manner that may require stricter or additional standards, than those now in effect.

A heightened degree of environmental responsibility for companies and their directors and employees and more stringent enforcement of existing environmental laws and regulations could impose significant costs and burdens on GreenRock (the extent of which cannot be predicted) in terms of compliance and potential penalties, liabilities and remediation. Breach of any environmental obligations could result in penalties. Any such liabilities or changes affecting the economic viability of a project could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

GreenRock’s operations may be negatively affected by business interruption and political and economic risks in the countries it operates, especially in emerging markets.

GreenRock’s operations are subject to the hazards and risks inherent in the countries in which it operates. These hazards and risks include acts of political unrest, civil unrest, war or terrorism, political sanction, labor disputes and community opposition activities, including the heightened focus on environmental concerns.

If any of these events were to occur, they could also result in significant delays to development programs, and claims being brought against GreenRock. These events could also result in GreenRock incurring civil liability claims, fines or penalties potentially being enforced against GreenRock and/or its officers and directors.

While GreenRock is currently focused on projects in developed markets, GreenRock may expand its pipeline of projects in the future into emerging economies that are more vulnerable to market downturns and economic slowdowns. Investing in such markets involves greater risk than investing in more developed markets, including in some cases significant legal, economic and political risks. Investors should note that emerging markets are subject to rapid change. Global financial or economic crises in any large emerging market country tend to adversely affect prices in equity markets of most or all emerging market countries as investors move their money to more stable, developed markets. Moreover, financial problems or an increase in the perceived risks associated with investing in emerging economies could dampen foreign investment in such markets, adversely affect the economy and generate severe liquidity constraints for GreenRock as foreign funding sources are withdrawn. Any such impact could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

Our workforce and operations have grown substantially since our inception, and we expect that they will continue to do so. If we are unable to effectively manage that growth, our financial performance and future prospects will be adversely affected.

Since our inception, we have experienced significant growth in the scale of our operations and our workforce has also grown substantially. This expansion increases the complexity of our business and places significant strains on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, increase our costs, and negatively affect our results of operations. In addition, as our operations have expanded, our headcount has increased significantly over time, and we have increased reliance on third-party suppliers and other providers, which introduces additional complexities, including increasingly complex and expanding reporting structures. Our business is becoming increasingly complex, and this complexity and our rapid growth have demanded, and will continue to demand, substantial resources and attention from our management.

We expect to continue increasing our headcount and hiring more specialized personnel in the future as we grow our business. We will need to continue to hire, train, integrate, and manage additional qualified engineers, account services personnel, government relations, legal and compliance personnel, and sales and marketing staff, and improve and maintain our technology to properly manage our growth. If our new hires do not perform as expected or take longer than expected to ramp up, if we are unsuccessful in hiring, training, integrating, and managing these new employees, or if we are not successful in retaining our existing employees, our business may be harmed.

Further, to accommodate our expected growth, we must improve and maintain our projects, technology, systems, and network infrastructure. To manage the expected growth of our operations and personnel and to support financial reporting requirements, we will need to improve our transaction processing and reporting, operational and financial systems and reporting, procedures, and controls. These improvements will be particularly challenging to realize if we acquire new operations with different systems or if we continue to rely on manual financial reporting practices. Our current and planned personnel, systems, procedures, and controls may not be adequate to support our future operations. If we are unable to expand our operations, improve our financial reporting processes, and hire additional qualified personnel in an efficient manner, it could adversely affect our business, customer and investor satisfaction, compliance with regulations and laws, and cause our expenses to grow disproportionately relative to our revenue, and our financial performance and future prospects will be adversely affected.

Mergers in the renewable energy industry among GreenRock’s competitors or buyers may adversely affect GreenRock’s competitive position.

There has been an increase in consolidation activity among developers, distributors, large installers, investors and other strategic participants in the renewable energy industry. If this consolidation continues, it could further increase competition, strengthen competitors and lead to concentration of the buyers for GreenRock’s project sales. Each of these may negatively impact GreenRock’s competitive position in the solar market.

The predicted future growth of the solar industry may not materialize.

Forecasts for the solar industry estimate a material global growth trajectory. As forecasts are based on estimates and may be subjective, there is no certainty that these forecasts will prove to be correct. Should the forecasts fail to materialize, the potential value of the solar PV sector may be reduced and there may be fewer opportunities for GreenRock to develop. GreenRock’s business model and strategy is based on the fact that there will be material growth in the sector and solar projects will remain an attractive investment opportunity. A reduction in the future growth of the market may require GreenRock to adjust its strategy and to target specific markets that have the strongest growth potential. Any failure of anticipated solar industry growth to materialize may have a material adverse effect on GreenRock’s business, financial condition and results of operations.

GreenRock’s business, operating results, financial position and ability to meet contractual commitments could be materially adversely affected by natural or man-made disasters impacting the projects and/or properties of GreenRock.

Natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters, terrorist attacks or other acts of malfeasance, may render it difficult or impossible for GreenRock to operate business for some period of time and could affect the projects and properties of GreenRock, adversely impacting the ability to meet contractual commitments and result in force majeure events. In addition, GreenRock may not carry business insurance sufficient to compensate for losses that may occur. Climate change could cause natural disasters.

GreenRock’s properties are exposed to damage and/or destruction resulting from environmental disasters (for example, floods, fires and earthquakes). Climate change could result in such extreme weather conditions. Moreover, such disasters could impede access to GreenRock’s properties. In addition, a number of GreenRock’s projects are located in remote areas, which makes access difficult.

The occurrence of a significant event which disrupts GreenRock’s projects or prevents it from selling its projects could have a material adverse impact on GreenRock. In certain cases, there is the potential that some events may not excuse GreenRock from performing its obligations pursuant to agreements entered into with third parties. Although GreenRock maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations and insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. It is not always possible to obtain insurance against all such risks and GreenRock may decide not to insure against certain risks because of high premiums or other reasons. Any such scenario could have a material adverse effect on GreenRock’s business, financial condition and results of operations.

Inflation could adversely affect GreenRock’s business and results of operations.

The solar industry has seen long periods of declining costs and increasing energy prices, but these trends may not continue and could even reverse. In the wake of the COVID pandemic, many industrialized economies have experienced substantial inflation, including higher prices for inputs for the solar projects we facilitate. Increases in the prices of supplies for solar projects, or the absence of cost decreases, could adversely affect GreenRock by increasing the actual or expected costs of land, raw materials, and labor, and other goods and services needed to construct and operate solar PV plants. This could not only increase GreenRock’s expenses but also the expenses GreenRock’s buyers will face to complete and operate one of GreenRock’s projects. This in turn may result in decreases to the fair value of GreenRock’s investment properties and the prices at which GreenRock is able to sell its projects or lead prospective buyers to forego or delay purchasing projects from GreenRock. A significant portion of GreenRock’s operating expenses are employee, consultant and professional fees, which have and are expected to continue to increase as a result of inflationary pressures. Accordingly, inflationary pressures may have an adverse impact on GreenRock’s business, financial condition and results of operations. Further, in addition to the direct impact of cost increases, sustained levels of high inflation have caused central banks worldwide to increase benchmark interest rates. This can raise the cost of capital that GreenRock’s buyers must obtain to buy our projects, which may lead them to pay less for our projects or avoid purchasing them at all. In addition, higher interest rates can depress economic growth, which could materially adversely impact GreenRock’s business.

Global economic conditions and macro events may adversely affect GreenRock’s business, financial condition and results of operations.

In recent years, developed markets have experienced cyclical downturns and unpredictable changes in economic conditions. This was especially the case as the global outbreak of COVID and the resulting lockdowns and social distancing requirements adversely affected GreenRock’s ability to operate normally. Worldwide economic conditions remain uncertain, and developed economies have experienced substantial inflation and supply chain disruptions that if persistent could adversely affect the solar industry and GreenRock’s business.

GreenRock cannot predict the timing, strength or duration of any economic slowdown or any subsequent recovery, or any industry in particular or how global business and political conditions may change. To the extent that general business, economic or political conditions decline, GreenRock’s business, financial condition and results of operations could be materially adversely affected.

Recent adverse developments in the banking industry may negatively impact GreenRock’s business, results of operations and financial condition.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, in March 2023, Silicon Valley Bank and Signature Bank failed and there were subsequent liquidity issues at Credit Suisse that led it to be acquired by another bank at nominal cost. These events, subsequent government responses and resulting investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources. Any of these would make it more difficult for GreenRock or its customers to acquire financing on acceptable terms or at all. Any material decline in available funding or the ability to access capital could adversely impact GreenRock’s ability to meet its operating expenses and have a material adverse effect on its financial condition, as well as its ability to grow its operations.

A failure of GreenRock’s information technology and data security infrastructure could adversely affect its business and operations.

GreenRock relies upon the capacity, reliability and security of its IT and data security infrastructure and its ability to expand and continually update this infrastructure in response to the changing needs of its business. The existing IT systems and any new IT systems GreenRock utilizes may not perform as expected. If GreenRock experiences a problem with the functioning of an important IT system or a security breach of its IT systems, including during system upgrades or new system implementations, the resulting disruptions could adversely affect our business. Any of these information systems may be susceptible to damage or interruption due to fire, floods, power loss, telecommunication failures, usage errors by employees, computer viruses, cyberattacks or other security breaches or similar events. A compromise of GreenRock’s information technology systems or those with which it interacts could harm its reputation and expose it to regulatory actions and claims from customers and other persons, any of which could adversely affect its business, financial condition, cash flows and results of operations.

Despite the implementation of reasonable security measures, GreenRock’s IT systems, like those of other companies, are vulnerable to damages from computer viruses, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, human error, unauthorized access, physical or electronic security breaches, cyber-attacks (including malicious and destructive code, phishing attacks, ransomware, and denial of service attacks), and other similar disruptions. Such attacks or security breaches may be perpetrated by bad actors internally or externally (including computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors). In addition, some of GreenRock’s hardware connect to the internet. Despite the implementation of reasonable security measures, these hardware, like those of other companies, are vulnerable to unauthorized access and other security breaches. Finally, GreenRock uses cloud-based software applications which are also vulnerable to similar risks. Cybersecurity threat actors employ a wide variety of methods and techniques that are constantly evolving, increasingly sophisticated, and difficult to detect and successfully defend against. Any future incidents could expose GreenRock to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. Any system failure, accident or security breach could result in disruptions to GreenRock’s operations. A material network breach in the security of its IT systems could include the theft of our trade secrets, customer information, human resources information or other confidential data, including but not limited to personally identifiable information. A breach in the security of its connected hardware or cloud-based software application providers could lead to a disruption in service, remediation costs, loss of reputation, and loss of sales. Although past incidents have not had a material effect on GreenRock’s business operations or financial performance, to the extent that any disruptions or security breach results in a loss or damage to our data, or an inappropriate disclosure of confidential, proprietary or customer information, it could cause significant damage to its reputation, affect our relationships with its customers and strategic partners, lead to claims against it from governments and private plaintiffs, and adversely affect its business. GreenRock cannot guarantee that future cyberattacks, if successful, will not have a material effect on its business or financial results.

Many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal information. If an actual or perceived cybersecurity breach of security measures, unauthorized access to GreenRock’s system or the systems of the third-party vendors that it relies upon, or any other cybersecurity threat occurs, GreenRock may incur liability, costs, or damages, contract termination, its reputation may be compromised, its ability to attract new customers could be negatively affected, and its business, financial condition, and results of operations could be materially and adversely affected. Any compromise of its security could also result in a violation of applicable domestic and foreign security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, GreenRock may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future.

Counterparties to our PPAs may not fulfill their obligations, which could result in a material adverse impact on our business, financial condition, results of operations and cash flow.

Substantially all of the electric power generated by our current portfolio of projects is sold under long-term PPAs with public utilities or commercial, industrial or government end-users or is hedged pursuant to hedge agreements with investment banks and creditworthy counterparties. If, for any reason, any purchaser of power under these contracts is unable or unwilling to fulfill their related contractual obligations or if they refuse to accept delivery of power delivered thereunder or otherwise terminate such agreements prior to the expiration thereof, our assets, liabilities, business, financial condition, results of operations and cash flow could be materially adversely affected. Furthermore, to the extent any of our power purchasers are, or are controlled by, governmental entities, legislative or other political action may impair the results we achieve from the corresponding facilities in our portfolio.

Most of our PPAs do not include inflation-based price increases.

In general, the PPAs that have been entered into for the projects in our portfolio and the Call Right Projects do not contain inflation-based price increase provisions. Certain of the countries in which we have operations, or that we may expand into in the future, have in the past experienced high inflation. To the extent that the countries in which we conduct our business experience high rates of inflation, thereby increasing our operating costs in those countries, we may not be able to generate sufficient revenues to offset the effects of inflation, which could materially and adversely affect our business, financial condition, results of operations and cash flow.

Negative publicity associated with press reports, litigation and other public statements about GreenRock, solar industry or other industry participants could damage GreenRock’s reputation.

From time to time, there may be negative news stories, the initiation of litigation, or other public statements from governmental or industry bodies regarding GreenRock, its industry or other industry participants, which could result in negative publicity and damage to GreenRock’s reputation. Reputational damage as the result of such negative publicity may affect GreenRock’s relationships with financing sources, contractors, suppliers, governmental entities and prospective buyers, which could have material adverse effect on GreenRock’s business, financial condition and results of operations.

Risks Relating to the Business Combination and its Effects

The Outside Date (defined below) to complete the Business Combination under the Business Combination Agreement has passed and either party may terminate the Business Combination Agreement. If either party terminates the Business Combination Agreement, the Business Combination will not be consummated.

The Business Combination Agreement provides that either party may terminate the agreement if the Business Combination is not consummated by the Outside Date. As of July 30, 2025, the Outside Date has passed, and the parties have not yet amended the Business Combination Agreement to further extend the Outside Date.

If the parties are unable to agree on and execute an amendment to extend the Outside Date, either party may terminate the Business Combination Agreement at any time, and there can be no assurance that such an extension will be agreed upon. In such an event, we will not be able to consummate the Business Combination, and the Business Combination will be abandoned. Any failure to consummate the Business Combination could materially adversely affect the market price of our securities, result in significant transaction costs without the realization of any benefits, and harm our business, financial condition, and prospects. The Business Combination Agreement requires that the transaction be consummated by the specified Outside Date. The failure to complete the Business Combination could result in ClimateRock winding up or ceasing operations, and may adversely impact its business, financial condition, strategic plans, and shareholder value.

Additionally, the delay in consummating the Business Combination increases the risk that one or both parties may seek to renegotiate terms or assert termination rights, or that regulatory or other approval conditions may become more difficult to satisfy due to changes in market conditions, business performance, or legal standards.

ClimateRock’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination, regardless of how ClimateRock’s Public Shareholders vote.

The Business Combination Proposal must be approved by a majority of the issued and outstanding ordinary shares present and voted at the meeting. In connection with the Business Combination, the holders of ClimateRock’s Founder Shares have agreed to vote their Founder Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 94% of the issued and outstanding ordinary shares of ClimateRock as of November 11, 2025 (giving effect to the cancellation of shares redeemed in October 2025).

Neither ClimateRock nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration in the event that any of the representations and warranties made by GreenRock in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by GreenRock and ClimateRock to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, ClimateRock and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration if any representation or warranty made by GreenRock in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, ClimateRock would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

ClimateRock shareholders who do not redeem their ClimateRock Class A Ordinary Shares will experience immediate and material dilution upon closing of the Business Combination.

Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into ordinary shares, issuance of the PIPE shares and excluding any equity incentives issuable pursuant to the 2025 Incentive Plan or other exercise of outstanding GreenRock options), the former shareholders of ClimateRock, and the GreenRock Shareholders will own approximately 8.3% and 86.4% of the Pubco Class A Ordinary Shares, respectively, such percentages calculated assuming that the GreenRock Shareholders receive approximately 29,900,000 Pubco Class A Ordinary Shares in total if the threshold for achieving the contingent consideration mentioned elsewhere in this prospectus/proxy statement is met, derived from the shares issued and outstanding and weighted average shares issued and outstanding as presented in the pro forma combined financial statements (after rounding adjustment). As such, ClimateRock shareholders who do not redeem their ClimateRock Class A Ordinary Shares will experience immediate and material dilution upon closing of the Business Combination.

The Sponsor and ClimateRock’s directors and officers have interests that are different from or that conflict with the interests of ClimateRock’s shareholders and that may have influenced their analysis of whether the Business Combination with GreenRock is appropriate as ClimateRock’s initial business combination. Such interests include that the Sponsor will lose its entire investment in ClimateRock if the Business Combination is not completed.

When you consider the recommendation of the ClimateRock board of directors in favor of approval of the Business Combination Proposal and the Merger Proposal, you should consider that the Sponsor and ClimateRock’s directors and officers have interests in such proposals that are different from, or in addition to, those of ClimateRock’s shareholders and warrant holders generally. These interests include, among other things, the following.

•        If the Business Combination with GreenRock or another business combination is not consummated by May 2, 2026 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. In addition, the Sponsor entered into a series of securities transfer agreements, pursuant to which interests in a total of 217,175 Founder Shares were transferred to certain directors and officers of ClimateRock. Of these, 71,875 shares became fully vested upon the consummation of the Company’s IPO in May 2022. The remaining shares will vest upon completion of the Company’s initial Business Combination. The Founder Shares had an aggregate market value of approximately $23.8 million based upon the closing price of ClimateRock’s ordinary shares of $12.10 per share on the OTC Pink Limited Market on October 31, 2025, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Class A Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of approximately $112,875 based upon the closing price of ClimateRock’s Warrants of $0.03 per unit on the OTC Pink Limited Market on October 31, 2025. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. These services are distinct from the services of Alantra, who has been engaged to, among other things, assist with the valuation of the GreenRock. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and Board. The managing partner of Gluon is Per Regnarsson, who is the Chief Executive Officer and a director of ClimateRock. Mr. Regnarsson, in his role of CEO, has been heavily involved, among other things, in negotiations with GreenRock and communication with the ClimateRock Board. Simultaneously with Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination with GreenRock is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of Pubco Class A Ordinary Shares, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of Pubco Class A Ordinary Shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into Pubco Class A Ordinary Shares, and excluding any equity incentives issuable pursuant to the 2025 Incentive Plan, any exercise of outstanding GreenRock options and the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 67% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 68% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 64% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 64% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock can earn a positive rate of return on their overall investment in ClimateRock and Pubco after the Business Combination, even if Public Shareholders experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.012 per share.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with GreenRock or another business combination is not completed by the Business Combination Deadline. As of the date of this proxy statement/prospectus, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In connection with ClimateRock’s shareholders approving the extension of the Business Combination Deadline, ClimateRock has issued the Extension Note in the aggregate principal amount of up to $900,000 to the Sponsor, pursuant to which the Sponsor agreed to provide ClimateRock with equal monthly installments of $75,000 ($0.029 per remaining Public Share) to be deposited into the Trust Account until ClimateRock completes its initial business combination. As of September 30, 2025, ClimateRock has drawn under the Extension Note and deposited into the Trust Account $1.6 million.

•        The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination. If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Working Capital Warrants at a price of $1.00 per Warrant. If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into seven loan agreements with Eternal BV, a company controlled by Charles Ratelband V, ClimateRock’s Chairman of the Board of Directors. The Eternal Loans are unsecured and do not bear interest and mature on December 31, 2025. As of September 30, 2025, ClimateRock has drawn a total of $3.1 million under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, ClimateRock’s Chairman of the Board of Directors has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor has entered into a series of securities transfer agreements, pursuant to which interests in a total of 217,175 Founder Shares were transferred to certain directors and officers of the Company. Of these, 71,875 shares became fully vested upon the consummation of the Company’s IPO in May 2022. The remaining shares will vest upon completion of the Company’s initial Business Combination.

•        On November 1, 2024, ClimateRock entered into a loan agreement with Gluon Renewable Energies to advance the sum of $20,000 to assist with short term cash demands. The loan is repayable plus $1 interest, on or before February 28, 2025. The repayment deadline was subsequently extended to December 31, 2025.

•        The cash and equity consideration that Messers Regnarsson and Ratelband are expected to receive from their respective positions at GreenRock, Accretion and WindShareFund N.V. as part of the Business Combination and related transactions are as follows:

•        Mr. Regnarsson will indirectly receive 6 million shares in GreenRock;

•        Mr. Ratelband will indirectly receive 15 million shares in GreenRock. Furthermore, two companies that are wholly owned by Mr. Ratelband, the WindShareFund Sellers, will receive EUR 26,025,000 cash under the WindShareFund SPA;

•        The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total issued and outstanding Pubco Ordinary Shares (without giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 20.3% and 46.8% assuming no redemptions of Public Shareholders;

•        The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total voting power of the total issued and outstanding Pubco Ordinary Shares (giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 23.2% and 55.3% assuming no redemptions of Public Shareholders.

•        Per Regnarsson, has provided personal guarantees in favor of Poveda securing Accretion Energies Limited’s £200,000 loan (guarantee exposure up to £200,000, plus any applicable costs and interest).

•        Certain shareholders of GreenRock and of the Sponsor, including Per Regnarsson, have provided pledges and personal guarantees securing GreenRock’s outstanding fees owed to Simmons & Simmons in the amount of £534,057 as at June 30, 2025 (plus applicable interest and costs).

The existence of personal and financial interests of one or more of ClimateRock’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ClimateRock and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of the Sponsor, Initial Shareholders, directors and officers in the Business Combination, see “Risk Factors — If the Business Combination is not approved, then ClimateRock’s current directors, executive officers and initial shareholders will suffer having the Founder Shares and Private Warrants they hold become worthless, the expenses they have incurred not being reimbursed and not receiving the offers of employment with Pubco they anticipate. These interests may have influenced their decision to approve the Business Combination with GreenRock” and “The Business Combination Proposal — Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination”.

The personal and financial interests of the Sponsor as well as ClimateRock’s directors and officers may have influenced their motivation in identifying and selecting GreenRock as a business combination target, completing an initial business combination with GreenRock and may influence the operation of the business following the initial business combination. In considering the recommendations of ClimateRock’s board of directors to vote for the proposals, its shareholders should consider these interests.

ClimateRock’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination and their interests in exercising that discretion may conflict with those of ClimateRock’s shareholders.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require ClimateRock to agree to amend the Business Combination Agreement, to consent to certain actions taken by GreenRock or to waive rights that ClimateRock is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of GreenRock’s business, a request by GreenRock to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on GreenRock’s business and would entitle ClimateRock to terminate the Business Combination Agreement. In any of such circumstances, it would be at ClimateRock’s discretion, acting through its board of directors, to grant its consent or waive those rights.

The existence of the financial and personal interests of the directors of ClimateRock described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between such director may believe is best for ClimateRock and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that ClimateRock, GreenRock and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by the ClimateRock shareholders or an amendment of the offer document, ClimateRock will inform such shareholders of the amendment by press release and other public communication. In the event that ClimateRock, GreenRock and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by the ClimateRock shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment.

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Merger Agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

There can be no assurance that the Proposed Acquisitions will be consummated on the terms or timetable currently anticipated or at all; as a result, the closing of the Business Combination may be delayed or may not occur or the terms of the Business Combination may be altered.

It is currently expected that the Proposed Acquisitions will be completed at or prior to the closing of the Business Combination. However, we cannot assure you that any or all of the Proposed Acquisitions will be consummated on the terms or timetable currently contemplated or at all. Each of the purchase agreements related to the Proposed Acquisitions contains customary and other closing conditions. In order to consummate the Proposed Acquisitions, in certain instances, we must obtain regulatory and other approvals and consents in a timely manner and may require financing arrangements. For example, completion of the TEP Acquisition (i) requires GreenRock to obtain debt financing and (ii) is contingent on the release of a share pledge over the currently issued shares of TEP in favor of TNCC Investments, an Irish entity. If, for any particular Proposed Acquisition, these approvals, consents or financings are not received, or they are not received or completed on terms that satisfy the conditions set forth in the relevant purchase agreement, then GreenRock and/or the applicable seller(s) may not be obligated to complete such transaction. Additionally, we may not receive these approvals, consents or financings in respect of the Proposed Acquisitions before the currently anticipated timing for closing such acquisitions. In addition, under circumstances specified in these purchase agreements, we or the seller(s) may terminate these agreements.

If one or more of the Proposed Acquisitions are not completed, or are not completed in a timely manner, the consummation of the Business Combination may be delayed, or may not occur, or the terms of the Business Combination may be altered by the parties. In the event of such a delay or alteration, the ClimateRock Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and recirculation or resolicitation of shareholder approval is necessary.

ClimateRock securities were delisted from Nasdaq and the liquidity and the trading price of its securities could be adversely affected.

On April 10, 2024, ClimateRock received a deficiency letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying us that the number of public shareholders of our Class A ordinary shares was below the 400 public holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). The notifications received had no immediate effect on our Nasdaq listing. The Nasdaq rules provided us 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance. We submitted to Nasdaq a plan to regain compliance on May 28, 2024, and the Staff granted us an extension until October 7, 2024 to comply with the Public Holders Requirement.

On October 8, 2024, ClimateRock received a notice (the “Notice”) from the Staff that, since it had not regained compliance with the Public Holders Requirement, its securities would be subject to delisting from Nasdaq, unless the Company timely requested a hearing before the Hearing Panel (the “Panel”) of Nasdaq by October 15, 2024. On October 15, 2024, the Company submitted a request to appeal the Notice to the Panel, and the hearing was held on December 10, 2024. On January 6, 2025, the Panel granted the Company’s request for an exception until April 7, 2025 at which time the Company must demonstrate compliance with Nasdaq Listing Rule 5450.

On April 8, 2025, ClimateRock received written notice from the Nasdaq Panel indicating that the Nasdaq Panel had determined to delist the Company’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on April 10, 2025, due to our failure to comply with the terms of its earlier decision. Pursuant to such decision, among other things, the Company were required to complete its initial Business Combination by no later than April 7, 2025. Accordingly, the Nasdaq Panel determined to delist the Company’s securities from Nasdaq. ClimateRock’s public securities were suspended from Nasdaq on April 10, 2025.

Following the suspension of trading on Nasdaq, ClimateRock’s Units, Public Shares, Public Warrants and Rights are quoted on the Pink tier of the OTC under the symbols “CLRUF,” “CLRCF,” “CLRWF,” and “CLRRF”, respectively. The Pink tier of the OTC is a significantly more limited market than Nasdaq, and quotations on the Pink tier of the OTC may result in a less liquid market available for existing and potential shareholders to trade our public securities and could adversely affect the trading prices of our public securities.

As a result, we could face significant material adverse consequences, including:

•        we may no longer be attractive as a merger partner once our securities are no longer listed on an exchange, which would significantly hinder our ability to complete a business combination;

•        a limited availability of market quotations for our securities;

•        a determination that our securities are a “penny stock,” which will require brokers trading in the securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the securities;

•        reduced liquidity for our securities;

•        a limited amount of news and analyst coverage in the future;

•        institutional investors losing interest in our securities; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, offers and sales of our securities by us may be subject to state securities regulation and additional compliance costs.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with GreenRock

GreenRock may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in GreenRock and the market price of its stock.

Upon becoming a public company, GreenRock will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in GreenRock’s periodic reports and provide an annual management report on the effectiveness of controls over financial reporting. Although GreenRock will be required to disclose changes made in its internal controls and procedures on a quarterly basis, GreenRock will not be required to make its first annual assessment of its internal control over financial reporting pursuant to Section 404 until the year following its first annual report required to be filed with the SEC.

To comply with the requirements of being a public company after the Closing, GreenRock has undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert GreenRock management’s attention from other matters that are important to the operation of GreenRock’s business. Additionally, when evaluating GreenRock’s internal control over financial reporting, GreenRock may identify material weaknesses that GreenRock may not be able to remediate in time to meet the applicable deadline imposed upon GreenRock for compliance with the requirements of Section 404. Investors may lose confidence in the accuracy and completeness of GreenRock’s financial reports and the market price of Pubco’s ordinary shares could be negatively affected if any of the following occurs: (i) GreenRock identifies any material weaknesses in its internal control over financial reporting; (ii) GreenRock is unable to comply with the requirements of Section 404 in a timely manner; (iii) GreenRock asserts that its internal control over financial reporting is ineffective; or (iv) GreenRock’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting once GreenRock is no longer an emerging growth company. GreenRock could also become subject to investigations by the SEC, the stock exchange on which its securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if GreenRock fails to remedy any material weakness, GreenRock’s financial statements could be inaccurate and GreenRock could face restricted access to capital markets.

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of GreenRock, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Ordinary Shares, pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in GreenRock. Pubco will depend on GreenRock for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends. The earnings from, or other available assets of, GreenRock may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform

and Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on Pubco’s board of directors or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Ordinary Shares and/or warrants, fines, sanctions and other regulatory action and potentially civil litigation.

GreenRock has identified material weaknesses in its internal control over financial reporting, and if GreenRock fails to remediate these weaknesses or to develop and maintain an effective system of controls, it may not be able to produce timely and accurate financial statements.

Prior to the completion of the Transactions, GreenRock has been a private company with limited accounting personnel and other resources focused on its internal control over financial reporting. In connection with the preparation of GreenRock’s consolidated financial statements for the years ended December 31, 2021 and 2022, GreenRock identified several material weaknesses in its internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The identified material weaknesses relate to (i) failing to design and maintain an effective financial close process and accounting review controls, including insufficient review and approval of account reconciliations, manual journal entries, and GreenRock’s financial statements; (ii) a lack of a sufficient complement of qualified technical accounting and financial reporting personnel to perform control activities surrounding complex and non-routine transactions (because of the need for additional technical accounting resources, the Company also identified deficiencies in the design and operation of accounting review controls related to revenue contracts and convertible debt); and (iii) instituting a sufficient internal control framework and evaluation process for evaluating and monitoring internal controls over financial reporting, identifying and analyzing the risk of material misstatements in the financial statements and assessing and communicating the severity of deficiencies in a timely manner to those parties responsible for taking corrective action.

Management and GreenRock’s board of directors are reviewing the material weaknesses described above and developing a plan to remediate them and to enhance GreenRock’s overall control environment. In order to maintain and improve the effectiveness of its internal control over financial reporting, GreenRock will expend, and anticipates that Pubco will continue to expend, significant resources, including accounting-related costs and significant management oversight. GreenRock believes that its efforts to remediate its material weaknesses will include:

•        hiring additional accounting personnel, including those with public company experience;

•        providing additional training for our personnel on internal controls over financial reporting;

•        implementing additional controls and processes, including those that operate at a sufficient level of precision or that evidence performance;

•        adopting processes and controls to better identify and manage segregation of duties; and

•        potentially engaging an external advisor to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.

Designing and implementing an effective financial reporting system is a continuous effort that requires GreenRock to anticipate and react to changes in its business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that adequately satisfies its reporting obligations. The remedial measures that GreenRock intends to take may not fully address the material weaknesses that GreenRock has identified, and other material weaknesses in GreenRock’s internal control over financial reporting may be identified in the future. Further, neither GreenRock, nor its independent auditors, conducted an evaluation of GreenRock’s internal controls over financial reporting as of January 1, 2023 or any prior date or period in accordance with the provisions of the

Sarbanes-Oxley Act. Accordingly, GreenRock may not have identified all material weaknesses and may develop or identify additional material weaknesses in the future. Material weaknesses may still exist when Pubco reports on the effectiveness of its internal controls over financial reporting, including with respect to GreenRock, as required under Section 404 of the Sarbanes-Oxley Act after the completion of the Business Combination. GreenRock’s, and following the completion of the Transactions, Pubco’s, failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that could result in a restatement of its financial statements, cause Pubco to fail to meet its reporting obligations and cause investors to lose confidence in Pubco reported financial information, which may result in a decline in the market price of Pubco Class A Ordinary Shares.

GreenRock’s management team has limited experience managing and operating a U.S. public company.

Members of GreenRock’s management team have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Its transition to being a U.S. public company subjects GreenRock to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from its senior management and could divert their attention away from the day-to-day management of its business. GreenRock may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, GreenRock plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, GreenRock’s business, financial condition and results of operations could be adversely affected.

GreenRock’s debt obligations could adversely affect the Pubco’s financial condition, limit its ability to raise additional capital to fund its operations, limit its ability to react to changes in the economy or our industry, impact the way it operates its business, expose it to interest rate risk to the extent of its variable rate debt and prevent the Pubco from fulfilling its debt obligations.

The WindShareFund Acquisition is to be funded by acquisition finance secured against the underlying assets of such entities. GreenRock is now in direct negotiations with a handful of potential financing parties to advance EUR 16 million in senior secured debt on closing, and, prior to closing, a further $5 million to $10 million of convertible preferred shares in order to complete all of the above acquisitions. We are assuming debt in the form of bonds in the amount of EUR 37.0 million as of June 30, 2025 and loans from a German bank in the amount of EUR 9.5 million as of June 30, 2025. The annual interest payments due under these arrangements are approximately EUR 2.1 million under the bonds and approximately EUR 260,000 under the loan.

•        GreenRock’s indebtedness could have important negative consequences to the Pubco after closing of the Business Combination, including:

•        default and foreclosure on Pubco’s assets if its operating revenues after an investment or acquisition are insufficient to repay the financial obligations;

•        difficulty in generating sufficient cash flow and reduced availability of cash for Pubco’s operations and other business activities;

•        difficulty in obtaining financing in the future;

•        exposure to risk of increased interest rates due to variable rates of interest;

•        vulnerability to general economic downturns and adverse industry conditions;

•        increased competitive disadvantage due to the debt obligations;

•        adverse reaction to its debt levels; and

•        inability to comply with covenants in, and potential for default under, the debt instruments.

If, after closing of the Business Combination, Pubco’s cash flows and capital resources are insufficient to fund its debt obligations, it may be forced to sell assets, seek additional capital or seek to restructure or refinance its indebtedness. These alternative measures may not be successful and may not permit Pubco to meet its debt obligations. Pubco may be unable to consummate those asset sales to raise capital or sell assets at prices that are fair and proceeds that Pubco does receive may be inadequate to meet any debt obligations then due.

GreenRock’s share charge arrangements, if any, could materially and adversely affect the Pubco’s business operation and financial conditions.

The WindShareFund Acquisition is to be funded by acquisition finance secured against the underlying assets of such entities. GreenRock is now in direct negotiations with a handful of potential financing parties to advance EUR 16 million in senior secured debt on closing, and, prior to closing, a further $5 million to $10 million of convertible preferred shares in order to complete all of the above acquisitions. If there is a shortfall of pre-closing capital, GreenRock and the sellers of the target entities will seek to address this by means of deferred, post-closing cash payments secured using share charges over the shares in the underlying target companies. As after the closing the shares of the underlying target companies will be owned by Accretion, if the Pubco defaults under such share charge arrangement, the former sellers may foreclose on these shares and gain control of these entities, which will materially and adversely affected the Pubco’s business operations and financial conditions.

The price of Pubco’s Ordinary Shares may be volatile.

The price of Pubco’s Ordinary Shares may fluctuate due to a variety of factors, including:

•        actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in industry; mergers and strategic alliances in the industry in which it operates;

•        market prices and conditions in the industry in which it operates;

•        changes in government regulation;

•        potential or actual military conflicts or acts of terrorism;

•        the failure of securities analysts to publish research about us, or shortfalls in its operating results compared to levels forecast by securities analysts;

•        announcements concerning GreenRock, Pubco or its competitors; and

•        the general state of the securities markets.

These market and industry factors may materially reduce the market price of Pubco’s Class A Ordinary Shares, regardless of its operating performance.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of its Class A ordinary shares.

Pubco’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco’s management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for its ordinary shares could be adversely affected.

An active, liquid trading market for Pubco Class A Ordinary Shares and Pubco Warrants may not develop, which may limit your ability to sell Pubco Class A Ordinary Shares and Pubco Warrants.

Prior to the completion of the Business Combination, there was no public market for Pubco Class A Ordinary Shares and Pubco Warrants. Although we have applied to list the Pubco Class A Ordinary Shares and Pubco Warrants on Nasdaq upon the Effective Time under the ticker symbols “CLRC” and “CLRCW,” respectively, an active trading market for Pubco Class A Ordinary Shares and Pubco Warrants may never develop or be sustained following the consummation of the Business Combination. The initial valuation of the Pubco Class A Ordinary Shares may not be indicative of the market price of Pubco Class A Ordinary Shares that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of Pubco Class A Ordinary Shares and Pubco Warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing Pubco Class A Ordinary Shares or Pubco Warrants.

The dual-class structure of Pubco’s ordinary shares may adversely affect price and liquidity of Pubco Class A Ordinary Shares.

S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies in certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class capital structures. As a result, the dual-class structure of Pubco’s ordinary shares may prevent the inclusion of the Pubco Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about Pubco’s corporate governance practices or otherwise seek to cause Pubco to change its capital structure. Any such exclusion from indices could result in a less active trading market for the Pubco Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of Pubco’s corporate governance practices or capital structure could also adversely affect the value of the Pubco Class A Ordinary Shares.

Pubco may issue additional Pubco Class A Ordinary Shares under an employee incentive plan (including the 2025 Incentive Plan) upon or after consummation of the Business Combination, which would dilute the interest of Pubco’s shareholders.

Pubco may issue a substantial number of additional ordinary shares under an employee incentive plan (including the 2025 Incentive Plan) upon or after consummation of the Business Combination. The issuance of additional Ordinary Shares:

•        may significantly dilute the equity interest of investors;

•        may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded Pubco Class A Ordinary Shares;

•        could cause a change of control if a substantial number of shares of Pubco are issued, which may affect, among other things, Pubco’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors; and

•        may adversely affect prevailing market prices for Pubco’s securities, including Pubco Class A Ordinary Shares and Pubco Warrants.

Pubco has a share structure that allows our directors with Class B Approval to issue preference shares that could be dilutive to your interests as an ordinary shareholder.

While Pubco currently has no preference shares issued and outstanding, Pubco’s directors have the discretion, with Class B Approval, to issue preference shares without further shareholder approval. Pubco will only require Class B Approval to issue preference shares for such period(s) of time that there are Class B Ordinary Shares in issue. In the event of any enhanced and preferential rights of our preference shares, the issuance of preference shares could be dilutive to the interests of holders of Class A Ordinary Shares which could cause the market price of the Class A Ordinary Shares could be adversely affected.

The terms of our preference shares are the same as our Class A Ordinary Shares, except that before we issue any preference shares, our directors shall fix, by resolution or resolutions, any preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise following provisions of such series of preference shares.

We have a number of Class A ordinary shares issuable upon exercise of outstanding warrants and convertible notes issued to Helena Partners; the issuance of such shares could have a significant dilutive impact on our shareholders.

On September 19, 2025, Pubco entered into the Helena Securities Purchase Agreement with Helena, providing for (i) the issuance of the Helena Notes, in the aggregate principal amount of up to $11 million including an aggregate original issue discount of $1 million, and providing gross proceeds to Pubco of up to $10 million, through a private placement, and the Helena Warrants. On September 19, 2025, Pubco also entered into the ELOC Agreement with Helena in connection with establishing an equity line of credit facility. Under the ELOC Agreement, Pubco has the right, but not the obligation, to direct Helena to purchase, at market prices, up to $75 million of shares upon satisfaction of certain terms and conditions contained in the ELOC Agreement, including, without limitation, an effective registration statement filed with the SEC registering the resale of shares issued or issuable to Helena from time to time under the ELOC Agreement. Both the Helena Securities Purchase Agreement and the ELOC Agreement are described in more detail in the section titled “PIPE Financing” on page [165]

Pubco will issue new Class A Ordinary Shares as Helena exercises its conversion option in respect of a portion of the Helena Notes at a 7% discount to market price at the time of exercise. This may result in a significant number of new shares being issued and sold into the public market at any time. This, or the perception that these sales could occur, could adversely affect the market price of the Pubco Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. In addition, the Pubco Class A Ordinary Shares sold under this prospectus are freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market subsequent to the Closing subject to the restrictions in Rule 144 under the Securities Act and the applicable lock-up agreements. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the Pubco Class A Ordinary Shares, and the issuance of such shares could have a significant dilutive impact on our shareholders.

Future issuances of preferred shares may concentrate voting control with holders of our preference shares, should we issue any, and the holders of such preference shares may not be aligned with the interests of our other shareholders.

Our directors may determine the voting rights fixed to any series of preference shares issued. While we currently have no preference shares outstanding, our directors can, with Class B Approval issue preference shares without shareholder approval. If preference shares with voting rights are issued in the future, this may cause the voting power of ordinary shareholders to be diluted.

Holders of preference shares, if any, may be able to take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. This may also frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, this may make an acquisition of Pubco, which may be beneficial to Pubco shareholders, more difficult and may prevent attempts by Pubco shareholders to replace or remove Pubco’s current management and limit the market price of Pubco’s Class A Ordinary Shares. While we currently have no preference shares issued and outstanding, our directors have the discretion to issue preference shares without shareholder approval. If preference shares are issued in the future, this may cause the voting power of ordinary shareholders to be diluted and may discourage, prevent, or delay the consummation of recent change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares.

As a result, the market price of Pubco’s Class A Ordinary Shares could be adversely affected if we issue preference shares.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and GreenRock’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and GreenRock and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from GreenRock and there can be no assurance that GreenRock will pay dividends. As a result, capital appreciation, if any, of Ordinary Shares will be an investor’s sole source of gain for the foreseeable future.

Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco’s directors or officers, or enforce judgments obtained in the United States courts against Pubco’s directors or officers.

Pubco’s corporate affairs will be governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Act and the common law of the Cayman Islands. Pubco will also be subject to the federal securities laws of the United States. The rights of Pubco shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of Pubco’s shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Pubco has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against Pubco or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

The Pubco will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

The Pubco will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Per Regnarsson and Charles Ratelband V, through their significant shareholding of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares, will beneficially own more than 50% of the Pubco’s total voting power immediately after the completion of this offering. For so long as the Pubco remain a controlled company under that definition, it is permitted to elect to rely on, and may rely on, certain exemptions from corporate governance rules, including an exemption from the rule that a majority of the Pubco’s board of directors must be independent directors. It is not currently expected that the Pubco will rely on such exemptions following the Closing of the Business Combination. However, if the Pubco elects to rely on such exemptions in the future, investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

It may be difficult to enforce a U.S. judgment against Pubco or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Not all of Pubco’s directors and executive officers are residents of the United States, and the assets of Pubco or these persons may be located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Pubco within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

Provisions in the Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

The Amended and Restated Memorandum and Articles of Association will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, subject to the rights of the shareholders of Pubco as specified in the Amended and Restated Memorandum and Articles of Association, the ability of Pubco’s board of directors to issue additional shares (subject to receiving Class B Approval), with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued, may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco’s Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Class A Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, Pubco shareholders may not have access to certain information they deem important. Pubco cannot predict if investors will find Pubco Class A Ordinary Shares less attractive because it relies on these exemptions. If some investors find Pubco Class A Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Pubco Class A Ordinary Shares may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities.

In addition, as a “foreign private issuer,” Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco Class A Ordinary Shares. For additional information regarding certain home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco After the Business Combination — Foreign Private Issuer.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

If ClimateRock or Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders and warrant holders may suffer adverse tax consequences.

If ClimateRock or Pubco is a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Public Shares, Public Rights or Public Warrants or, following the Business Combination, Pubco Class A Ordinary Shares or Pubco Public Warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Based on the composition of its income and assets, ClimateRock believes that it will likely be considered a PFIC for the taxable year that includes the Business Combination. Please see the sections entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Business Combination” and “Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares.” U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Public Shares, Public Rights or Public Warrants.

Whether Pubco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Accordingly, we are unable to determine whether Pubco will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Pubco will not be treated as a PFIC for any taxable year. Pubco’s U.S. counsel expresses no opinion with respect to Pubco’s PFIC status for any taxable year. In addition, Pubco does not expect to provide U.S. holders with a PFIC annual information statement for any taxable year, which PFIC annual information statement is required for a U.S. holder to make a QEF Election (as defined below) with respect to PFIC stock. Please see the section entitled “Material U.S. Federal Income Tax Considerations — Ownership and Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Pubco’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Class A Ordinary Shares or Pubco Public Warrants.

After the Closing, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Even though ClimateRock has conducted due diligence on GreenRock, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ClimateRock’s, Pubco’s or GreenRock’s control will not later arise. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure Pubco’s operations, or incur impairment or other charges that could result in reporting losses. Even if ClimateRock’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with ClimateRock’s preliminary risk analysis. The fact that ClimateRock reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any equity holders who choose to remain equity holders following the Business Combination could suffer a reduction in the value of their equity. Such equity holders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by ClimateRock directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Pubco Class A Ordinary Shares.

At the Closing, 32,000,000 GreenRock ordinary shares, 1,968,750 Founder Shares, 600,000 shares issued to Maxim, 320,000 shares issued to AGP (excluding up to 4,000,000 shares issuable upon the conversion of the AGP Exchange Note at the floor price of $0.50 per share), 905,370 shares issued to PIPE Holders and 3,762,500 Private Warrants will be exchangeable for Pubco Class A Ordinary Shares and Pubco Warrants, and will be freely tradeable subject to registration requirements applicable to persons deemed to be “affiliates” of Pubco after the Closing and any applicable contractual lock-up obligation. At the Closing, certain GreenRock Shareholders and the Sponsor will enter into a registration rights agreement with Pubco pursuant to which (i) Pubco will assume the registration obligations of ClimateRock under that certain Registration Rights Agreement, dated as of April 27, 2022, by and among ClimateRock, Sponsor and the other “Investors” named therein, which obligations will be applicable to the securities of Pubco; and (ii) such GreenRock Shareholders will receive demand and piggy-back registration rights with respect to the Pubco Class A Ordinary Shares in the Transactions. The registration of these securities will permit the public resale of such securities to the extent the Sponsor and such GreenRock Shareholders are deemed “affiliates” of Pubco after the Closing. The Pubco Class A Ordinary Shares (i) representing the Founder Shares, and (ii) held by any GreenRock Shareholder holding more than 10% of the Pubco Class A Ordinary Shares or other securities convertible into 10% or more of the Pubco Class A Ordinary Shares following the Closing, will be subject to a lock-up period until six months after the date of the Closing, subject to certain limited customary exceptions. In addition, the lock-up that applies to the GreenRock Shareholders includes an exception that permits transfers of Pubco Class A Ordinary Shares that do not, in aggregate with all transfers by all other GreenRock Shareholders subject to the lock-up, deliver proceeds to such shareholders which in aggregate exceed USD 20,000,000. The Pubco Class A Ordinary Shares to be issued to Maxim will not be subject to any lock-up following the Closing. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Class A Ordinary Shares post-Business Combination.

Risks Relating to Redemptions and Certain Outstanding Securities of ClimateRock

ClimateRock shareholders do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, ClimateRock shareholders may be forced to sell their Public Shares, Warrants or Rights, potentially at a loss.

ClimateRock’s Public Shareholders are be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the redemption of any Public Shares properly tendered in connection with (A) the completion of its initial business combination or (B) a shareholder vote to amend certain provisions of the ClimateRock Memorandum and Articles, to modify the substance or timing of its obligation to redeem its Public Shares for the Per-Share Redemption Price (as defined in the ClimateRock Memorandum and Articles) in accordance with the ClimateRock Memorandum and Articles, and (ii) the redemption of all of its Public Shares if ClimateRock is unable to complete its initial business combination by the Business Combination Deadline, subject to applicable law and as further described herein Public Shareholders may be forced to wait beyond the Business Combination Deadline, before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate their investment, ClimateRock shareholders may be forced to sell their Public Shares, Warrants or Rights, potentially at a loss.

If ClimateRock shareholders fail to properly demand redemption rights, they will not be entitled to convert their ClimateRock Class A Ordinary Shares into a pro rata portion of the Trust Account.

ClimateRock shareholders holding Public Shares may demand that ClimateRock convert their shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. ClimateRock shareholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to ClimateRock’s transfer agent prior to the vote at the Meeting. Any ClimateRock shareholder who fails to properly demand redemption rights will not be entitled to convert such shareholder’s shares into a pro rata portion of the Trust Account for Redemption of such shareholder’s shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

If the Business Combination is not approved, then ClimateRock’s current directors, executive officers and initial shareholders will suffer having the Founder Shares and Private Warrants they hold become worthless, the expenses they have incurred not being reimbursed and not receiving the offers of employment with Pubco they anticipate. These interests may have influenced their decision to approve the Business Combination with GreenRock.

ClimateRock’s officers, directors and Initial Shareholders and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Warrants that they purchased prior to, or simultaneously with, ClimateRock’s Initial Public Offering, and they have no redemption rights with respect to these securities in the event that ClimateRock does not complete a business combination by the Business Combination Deadline. Therefore, if the

Business Combination with GreenRock or another business combination is not completed within the required time period, these securities will be worthless. The Founder Shares and Private Warrants had an aggregate market value of approximately $23.9 million based on the closing price per ordinary share of ClimateRock as of October 31, 2025 of $12.10 per share and the closing price of ClimateRock’s Warrants of $0.03 per Warrant on OTC on October 31, 2025, and were originally purchased for an aggregate of $3,787,500. As a result, a business combination would likely enable ClimateRock’s Sponsor and other Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco’s public shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

In addition, ClimateRock’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with GreenRock. However, if ClimateRock fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, ClimateRock may not be able to repay or reimburse these amounts if the Business Combination is not completed.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of ClimateRock’s directors to approve the Business Combination with GreenRock and to continue to pursue such Business Combination. In considering the recommendations of ClimateRock’s board of directors to vote for the Business Combination Proposal, the Merger Proposal and other proposals, its shareholders should consider these interests.

The value of the Founder Shares following completion of ClimateRock’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of ClimateRock’s ordinary shares at such time is substantially less than $10.00 per share.

ClimateRock’s Initial Shareholders have invested in us an aggregate of $3,787,500, comprised of the $25,000 purchase price for the Founder Shares and the $3,762,500 purchase price for the Private Warrants. Assuming a trading price of $10.00 per share upon consummation of ClimateRock’s initial business combination, the 1,968,750 Founder Shares would have an aggregate implied value of $19,687,500, and were originally purchased for an aggregate of $25,000 or approximately $0.012 per share. Even if the trading price of ClimateRock’s ordinary shares was as low as $1.93 per share, and the Private Warrants were worthless, the value of the Founder Shares would be equal to the Initial Shareholders’ initial investment in us. As a result, ClimateRock’s Sponsor and other Initial Shareholders are likely to be able to recoup their investment in ClimateRock and make a substantial profit on that investment, even if Pubco’s public shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to shareholders than liquidation. This may have influenced their motivation in identifying and selecting GreenRock for ClimateRock’s target business combination and consummating the Business Combination. For the foregoing reasons, you should consider ClimateRock’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

ClimateRock’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by third-party claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with GreenRock.

If ClimateRock does not consummate the Business Combination with GreenRock or another business combination by the Business Combination Deadline, ClimateRock’s Sponsor will be liable to ensure that the claims of businesses, vendors or other parties to which ClimateRock owes money and who did not sign a waiver forbidding claims against the Trust Account do not reduce the proceeds in the Trust Account below $10.15 per share (or any lesser amount resulting from reductions in the value of the trust assets), net of any interest withdrawn to pay taxes. If ClimateRock consummates a Business Combination within the requisite time period, on the other hand, ClimateRock will be liable for all these third-party claims. Neither ClimateRock nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to ClimateRock. See the section of this proxy statement/prospectus entitled “Other Information Related to ClimateRock — ClimateRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

These personal obligations of ClimateRock’s Sponsor may have influenced ClimateRock’s board of director’s decision to approve the Business Combination with GreenRock and to continue to pursue the Business Combination. In considering the recommendations of ClimateRock’s board of directors to vote for the Business Combination Proposal, the Merger Proposal and other proposals, ClimateRock’s shareholders should consider these interests.

If ClimateRock is unable to complete the Business Combination with GreenRock or another business combination by the Business Combination Deadline, ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against ClimateRock and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.15 per share.

Under the current terms of the ClimateRock Memorandum and Articles, ClimateRock must complete the Business Combination with GreenRock or another business combination by the Business Combination Deadline, or ClimateRock must cease all operations except for the purpose of winding up, redeem 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In such event, third parties may bring claims against ClimateRock. ClimateRock has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. Nevertheless, these parties or other vendors who did not execute such waivers may still seek recourse against the Trust Account notwithstanding those agreements. Furthermore, there is no guarantee that a court will uphold the validity of those agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of ClimateRock’s Public Shareholders.

If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Sponsor has agreed that it will be liable to ensure that the claims of businesses, vendors or other parties to which ClimateRock owes money and who did not sign a waiver forbidding claims against the Trust Account do not reduce the proceeds in the Trust Account below $10.15 per share (or any lesser amount resulting from reductions in the value of the trust assets), net of any interest withdrawn to pay taxes. However, the Sponsor may be unable or unwilling to meet that obligation. Therefore, the per-share distribution from the Trust Account could be less than $10.15 due to such claims.

Additionally, if ClimateRock is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if ClimateRock otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, ClimateRock may not be able to return to its Public Shareholders at least $10.15 per share.

ClimateRock’s shareholders may be held liable for claims by third parties against ClimateRock to the extent of distributions received by them.

If ClimateRock is unable to complete the Business Combination with GreenRock or another business combination within the time period required under its organizational documents, ClimateRock will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (including interest not previously released to ClimateRock, which shall be net of taxes payable, and less interest to pay dissolution expenses) divided by the number of Public Shares then outstanding, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law, unless such time period is extended in accordance with the ClimateRock Memorandum and Articles. ClimateRock cannot assure you that it will properly assess all claims that may be potentially brought against ClimateRock. If ClimateRock is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, ClimateRock’s liabilities exceeded its assets, or it was unable to pay its debts as they fell due. As a result, a liquidator could seek to recover all amounts received by ClimateRock’s shareholders. Furthermore, ClimateRock’s directors may be viewed as having breached their fiduciary duties to ClimateRock or ClimateRock’s creditors and/or having acted in bad faith, and thereby exposing themselves and ClimateRock to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against ClimateRock for these reasons.

ClimateRock’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below $10.15 per share (or any lesser amount resulting from reductions in the value of the trust assets), net of any interest withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, ClimateRock’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations (provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ClimateRock’s indemnity of the underwriters of ClimateRock’s initial public offering against certain liabilities, including liabilities under the Securities Act). Other than as described above, none of ClimateRock’s other officers or directors will indemnify ClimateRock for claims by third parties including, without limitation, claims by vendors and prospective target businesses. ClimateRock has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of ClimateRock. ClimateRock believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because ClimateRock will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

While ClimateRock currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to ClimateRock, it is possible that ClimateRock’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If ClimateRock’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.15 per share.

ClimateRock may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

ClimateRock has agreed to indemnify its officers and directors, subject to certain limitations, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) ClimateRock has sufficient funds outside of its Trust Account or (ii) ClimateRock consummates the Business Combination. ClimateRock’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent ClimateRock pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect ClimateRock’s business, including its ability to negotiate and complete a Business Combination.

ClimateRock is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and applicable non-U.S. jurisdictions. In particular, ClimateRock is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of a Business Combination may be contingent upon its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. For example, the SEC has, in the past year, adopted certain rules and may, in the future adopt other rules, which may have a material effect on its activities and ability to consummate a Business Combination. See “— Certain of the procedures that ClimateRock, a potential business combination target, or others may determine to undertake in connection with the rules recently adopted by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which ClimateRock could complete a Business Combination.” Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete a Business Combination.

Certain of the procedures that ClimateRock, a potential business combination target, or others may determine to undertake in connection with the rules recently adopted by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which ClimateRock could complete a Business Combination.

On January 24, 2024, the SEC adopted rules (the “New SPAC Rules”) relating, among other things, to disclosures in SEC filings in connection with Business Combination transactions between SPACs such as ClimateRock and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940 (the “Investment Company Act”). The New SPAC Rules Proposals will become effective on July 1, 2024. Certain of the procedures that ClimateRock, a potential business combination target, or others may determine to undertake in connection with the New SPAC Rules, or pursuant to the SEC’s views expressed in the adopting release for the New SPAC Rules, may increase the costs and time of negotiating and completing a Business Combination, and may constrain the circumstances under which ClimateRock could complete a Business Combination. The need for compliance with the New SPAC Rules may cause ClimateRock to liquidate the funds in the Trust Account or liquidate itself at an earlier time than it might otherwise choose. If ClimateRock were to liquidate, its warrants and rights would expire worthless, and its securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of its securities.

ClimateRock identified a material weakness in its internal control over financial reporting as of December 31, 2023. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

In connection with the preparation of our financial statements as of and for the period ended December 31, 2023, our management, in consultation with its advisors, identified two classification errors made in certain of our previously issued financial statements, arising from the manner in which we classified its cash and cash equivalents held in the trust account and the deferred underwriting commission in connection with ClimateRock’s initial public offering. ClimateRock previously classified its cash and cash equivalents held in the trust account as current assets and the deferred underwriting commission as current liabilities, respectively. ClimateRock’s management determined, after consultation with its advisors, that the funds held in the trust account are restricted as to withdrawal and except with respect to interest earned on the funds held in the trust account that may be released to ClimateRock to pay its income tax obligations, will not be released from the trust account until the earlier of (a) the completion of ClimateRock’s initial business combination, and (b) until needed to fund shareholder redemptions, rather than ClimateRock’s current operations. Therefore, ClimateRock’s management concluded that the cash and cash equivalents held in the trust account should be classified as long-term assets for accounting purposes, rather than as current assets, and the corresponding deferred underwriter commission, which are contingent upon the completion of a business combination, should be classified as long-term liabilities, rather than current liabilities.

As a result of material weaknesses in ClimateRock’s internal control over financial reporting which resulted in the classification errors described above, ClimateRock’s management has concluded that its disclosure controls and procedures were not effective as of September 30, 2025. ClimateRock have taken a number of measures designed to remediate such material weaknesses, however, if it is unable to remediate the material weaknesses in a timely manner or identifies additional material weaknesses, ClimateRock may be unable to provide required financial information in a timely and reliable manner and may incorrectly report financial information. Likewise, if ClimateRock’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities. The existence of material weaknesses in internal control over financial reporting could adversely affect ClimateRock’s reputation or investor perceptions of it, which could have a negative effect on the trading price of ClimateRock’s shares. ClimateRock can give no assurance that the measures it has taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Even if ClimateRock is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of ClimateRock’s financial statements.

ClimateRock identified a material weakness in its internal control over financial reporting as of March 31, 2025. If it is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results, which may adversely affect investor confidence in ClimateRock and materially and adversely affect its business and operating results.

In the course of preparing the financial statements as of and for the three months ended March 31, 2025, management identified a material weakness in its internal control over financial reporting related to the under accrual of legal fees. Management is redesigning and implementing existing and additional controls to remediate these material weaknesses. Notwithstanding the identified material weaknesses and management’s assessment that our disclosure controls and procedures were not effective at the reasonable assurance level as of September 30, 2025, management believes that the interim financial statements and footnote disclosures included in its Quarterly Report on Form 10-Q for the period ended September 30, 2025 fairly presented, in all material respects, the company’s financial condition, results of operations, cash flows and disclosures as of and for the periods presented in accordance with generally accepted accounting principles.

ClimateRock has taken a number of measures designed to remediate such material weaknesses, however, if ClimateRock is unable to remediate its material weaknesses in a timely manner or ClimateRock identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner and it may incorrectly report financial information. Likewise, if its financial statements are not filed on a timely basis, ClimateRock could be subject to sanctions or investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities. The existence of material weaknesses in internal control over financial reporting could adversely affect its reputation or its investor perceptions, which could have a negative effect on the trading price of its shares. ClimateRock can give no assurance that the measures it has taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Even if ClimateRock is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

ClimateRock in the course of preparing the financial statements as of and for the year ended December 31, 2024, management identified deficiencies in the identification, approval, and disclosure of related party transactions, including certain agreements related to the transfer of interests in Founder Shares between the Sponsor and specific directors and officers executed on April 22, 2022, May 20, 2024, and June 18, 2024, which were not timely identified or disclosed. Additionally, there were instances where related party borrowings were not properly approved or disclosed in the financial statement.

These deficiencies indicate that our controls were not adequately designed or operating effectively to ensure compliance with our Related Party Transaction Policy. Management is taking steps to address these control weaknesses and enhance compliance going forward.

ClimateRock may be deemed a “foreign person” under the regulations relating to the Committee on Foreign Investment in the United States (“CFIUS”), and its failure to obtain any required approvals within the requisite time period may require it to liquidate.

ClimateRock’s Sponsor is U.N. SDG Support LLC, a Delaware limited liability company. Charles Ratelband V is the sole managing member of the Sponsor and a Dutch citizen and holds an approximate 90% interest in the Sponsor. Thus, the Sponsor is controlled by non-U.S. persons. The Sponsor currently owns 1,968,750 Founder Shares, and 3,762,500 Private Placement Warrants, which the Sponsor purchased in a private placement that occurred simultaneously with the completion of the IPO. Other members of the Sponsor include certain officers and directors of ClimateRock. The Sponsor and Mr Ratelband are, respectively, expected to own approximately 5.5% and 46.8% of Pubco following the Business Combination.

Thus, ClimateRock believes that it and the Sponsor constitute a “foreign person” under CFIUS rules and regulations and that the Business Combination between ClimateRock and GreenRock is not subject to CFIUS review. However, if the Business Combination with GreenRock falls within the scope of applicable foreign ownership restrictions, ClimateRock may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, ClimateRock may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.

Although ClimateRock does not believe the Business Combination between ClimateRock and GreenRock is subject to CFIUS review, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if ClimateRock had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor. If ClimateRock were to seek an initial business combination other than the Business Combination, the pool of potential targets with which ClimateRock could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because ClimateRock has only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If ClimateRock liquidates, its public shareholders may only receive $12.43 per share, and its warrants and rights will expire worthless. This will also cause investors to lose any potential investment opportunity in GreenRock and the chance of realizing future gains on your investment through any price appreciation in the combined company.

If ClimateRock is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for ClimateRock to complete our initial business combination.

If ClimateRock is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of ClimateRock’s investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete ClimateRock’s initial business combination.

In addition, ClimateRock may have imposed upon it burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless ClimateRock can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of ClimateRock’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. ClimateRock’s business is to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term. ClimeteRock does not plan to buy businesses or assets with a view to resale or profit from their resale. ClimateRock does not plan to buy unrelated businesses or assets or to be a passive investor.

ClimateRock does not believe that its anticipated principal activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), ClimateRock intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. ClimateRock’s securities are not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of ClimateRock’s initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend ClimateRock’s Memorandum and Articles (A) to modify the substance or timing of ClimateRock’s obligation to redeem 100% of the Public Shares if we do not complete our initial business combination within 18 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-Initial Business Combination activity; or (iii) absent an Initial Business Combination within 18 months from the closing of the Initial Public Offering, ClimateRock’s return of the funds held in the Trust Account to public shareholders as part of redemption of the Public Shares. If ClimateRock does not invest the proceeds as discussed above, or even if it does invest solely in government securities as described above, it may be deemed to be operating as an unregistered investment company subject to the Investment Company Act. If ClimateRock were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which it has not allotted funds and may hinder ClimateRock’s ability to complete an initial business combination or may result in our liquidation. If ClimateRock is unable to complete its initial business combination, public shareholders may receive only approximately $12.23 per share on the liquidation of our trust account and our rights and warrants will expire worthless.

Securities of companies formed through mergers with special purpose acquisition companies such as ours may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.

As with most SPACs’ initial public offerings in recent years, ClimateRock issued Public Units, consisting of one public share, one-half of one public warrant and one public right, for $10.00 per unit upon the closing of its IPO. As with other special purpose acquisition companies, the $10.00 per share price of ClimateRock reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such Redemption Right and may be dependent upon the fundamental value of Pubco, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.

Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

The market price of the Pubco Class A Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Pubco may be the target of this type of litigation and investigations. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Pubco’s business.

An active trading market for the Pubco Class A Ordinary Shares may not be sustained to provide adequate liquidity.

An active trading market may not be sustained for Pubco Class A Ordinary Shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair Pubco’s ability to raise capital by selling Pubco Class A Ordinary Shares and may impair Pubco’s ability to acquire other companies by using Pubco Class A Ordinary Shares as consideration.

The market price of Pubco Class A Ordinary Shares could be negatively affected by future sales of Pubco Class A Ordinary Shares.

Immediately following completion of the Business Combination and the other Transactions, Pubco is expected to have Pubco Class A Ordinary Shares listed on Nasdaq. Sales by Pubco or Pubco shareholders of a substantial number of Pubco Class A Ordinary Shares, the issuance of Pubco Class A Ordinary Shares as consideration for acquisitions, or the perception that these sales might occur, could cause the market price of Pubco Class A Ordinary Shares to decline or could impair Pubco’s ability to raise capital through a future sale of, or pay for acquisitions using, Pubco equity securities.

The number of issued Pubco Class A Ordinary Shares, additional issues of Pubco Class A Ordinary Shares and outstanding Pubco Public Warrants may fluctuate substantially, which could lead to adverse tax consequences for the holders thereof.

It may be that the number of issued and outstanding Pubco Class A Ordinary Shares and outstanding Pubco Public Warrants fluctuates substantially. This may have an impact on interests and certain thresholds that are relevant for investors’ tax purposes and positions, also dependent on their respective circumstances. The potential tax consequences in this regard could potentially be material, and therefore, investors should seek their own tax advice with respect to the tax consequences in connection with the acquisition, ownership and disposal of the Pubco Class A Ordinary Shares and/or Pubco Public Warrants.

ClimateRock or Pubco may redeem the unexpired Public Warrants or Pubco Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

ClimateRock has, and Pubco will have, the ability to redeem outstanding Public Warrants or Pubco Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third (3rd) trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the ClimateRock Public Warrants or Pubco Public Warrants become redeemable by us or Pubco, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the ClimateRock Public Warrants or Pubco Public Warrants were offered by us in this offering. Redemption of the outstanding ClimateRock Public Warrants or Pubco Public Warrants could force you (i) to exercise your ClimateRock Public Warrants or Pubco Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your ClimateRock Public Warrants or Pubco Public Warrants at the then-current market price when you might otherwise wish to hold your ClimateRock Public Warrants or Pubco Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your ClimateRock Public Warrants or Pubco Public Warrants.

The Private Warrants (including the ClimateRock Ordinary Shares issuable upon exercise of the Private Warrants) are (with limited exceptions) not transferable, assignable or salable until 30 days after the completion of an initial business combination and they are not redeemable by ClimateRock or Pubco so long as they are held by the original holders or its permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the

ClimateRock Public Warrants and Pubco Public Warrants. If the Private Warrants are held by holders other than the original holders or their permitted transferees, the Private Warrants will be redeemable by ClimateRock, or Pubco, and exercisable by the holders on the same basis as the ClimateRock Public Warrants.

For context regarding the thresholds above, historical trading prices for ClimateRock Class A Ordinary Shares have varied between a low of approximately $11.00 per share in April 2025, to a high of approximately $12.13 per share in March 2025. For illustrative purposes, the closing price of ClimateRock Class A Ordinary Shares was $12.10 on the OTC Pink Limited Market on October 31, 2025.

Notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the Redemption Date to the registered holders of the ClimateRock Public Warrants or Pubco Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the ClimateRock Public Warrants or Pubco Public Warrants will be notified of such redemption by our posting of the redemption notice to DTC.

Public Shareholders who redeem their Public Shares may continue to hold the Public Warrants, which will result in additional dilution to non-redeeming Public Shareholders upon exercise.

Assuming that all the redeeming Public Shareholders continue to hold their Public Warrants, an aggregate of 3,937,500 Pubco Public Warrants would be retained by these shareholders. Assuming that the maximum amount of redemptions of Public Shares occurs, the Public Warrants held by persons whose shares were redeemed (assuming the holder of such shares also held one of a Public Warrant for each redeemed share) would have had an aggregate market value of approximately $118,125 based on the closing Public Warrant price on OTC of $0.03 as of October 31, 2025. The actual market price of the Public Warrants may be higher or lower on the date that holders seek to sell such Public Warrants. As a result, the redeeming Public Shareholders could recoup their entire investment and continue to hold Public Warrants, while non-redeeming Public Shareholders could suffer additional dilution in their percentage ownership and voting interest of the combined company upon exercise of the Public Warrants held by redeeming Public Shareholders. Further, while the level of redemptions of Public Shares will not directly change the value of the Public Warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, a holder of Public Warrants who exercises such Public Warrants will ultimately own a greater interest in Pubco because there would be fewer shares outstanding overall.

After the completion of the Business Combination, ClimateRock’s shareholders will own a smaller percentage of the Pubco than they currently own in ClimateRock. At the Closing, assuming no holder of ClimateRock Class A Ordinary Shares exercises redemption rights as described in this proxy statement/prospectus, existing ClimateRock shareholders (including the Sponsor) will hold approximately 13.0% of the issued and outstanding Pubco Class A Ordinary Shares (prior to giving effects to the exercise of the Warrants and assuming automatic conversion of the rights) and existing ClimateRock shareholders (including the Sponsor) will hold none of the issued and outstanding Pubco Class B Ordinary Shares. Consequently, ClimateRock’s shareholders, as a group, will have reduced ownership and voting power in Pubco compared to their ownership and voting power in ClimateRock.

Currently, there is no public market for the Pubco Class A Ordinary Shares. ClimateRock Public Shareholders cannot be sure about whether the Pubco Class A Ordinary Shares will develop an active trading market, their market price or whether Pubco will successfully obtain authorization for listing on the Nasdaq.

As part of the Business Combination, each outstanding Founder Share and Public Share of ClimateRock will be converted automatically into one Pubco Class A Ordinary Share. Pubco is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. ClimateRock and GreenRock have agreed to cause the Pubco Class A Ordinary Shares to be issued in the Business Combination to be approved for listing on Nasdaq prior to the effective time of the Business Combination. However, Pubco may be unsuccessful in listing its Ordinary Shares on the Nasdaq, and even if successful, that listing does not ensure that a market for the Pubco Class A Ordinary Shares will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the Pubco Class A Ordinary Shares following the Closing and the Pubco Class A Ordinary Shares may trade at a price less than the current market price of the Public Shares.

Even if Pubco is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their Pubco Class A Ordinary Shares. If a public market for the Pubco Class A Ordinary Shares does not develop, investors may not be able to re-sell their shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for the Pubco Class A Ordinary Shares following completion of the Business Combination and the development and continued existence of a market and favorable price for the Pubco Class A Ordinary Shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Pubco Class A Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the Pubco Class A Ordinary Shares. Many of these factors and conditions are beyond the control of Pubco or Pubco shareholders.

Recent market volatility could impact the share price and trading volume of Pubco’s securities.

The trading market for Pubco’s securities could be impacted by recent market volatility. Recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Pubco Class A Ordinary Shares.

A possible “short squeeze” due to a sudden increase in demand of Pubco Class A Ordinary Shares that largely exceeds supply may lead to price volatility in Pubco Class A Ordinary Shares. Investors may purchase Pubco Class A Ordinary Shares to hedge existing exposure or to speculate on the price of the Pubco Class A Ordinary Shares. Speculation on the price of Pubco Class A Ordinary Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Pubco Ordinary Shares available for purchase (for example, in the event that large redemption requests dramatically affect liquidity), investors with short exposure may have to pay a premium to repurchase Pubco Class A Ordinary Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the Pubco Class A Ordinary Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the Pubco Class A Ordinary Shares that are not directly correlated to the operating performance of Pubco.

Since the completion of the ClimateRock IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.

Since the completion of the ClimateRock IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Throughout 2022, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high levels of exercises of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of the ClimateRock Public Shares following the Closing, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.

As a public company, GreenRock could become subject to risks related to corporate social responsibility.

Public companies are facing increasing scrutiny related to environmental, social and governance (“ESG”) practices and requested disclosures by institutional and individual investors that are increasingly using ESG screening criteria in making investment decisions. Once it becomes a public company, GreenRock’s disclosures on these matters or a failure to satisfy evolving stakeholder expectations for ESG practices and reporting could harm its reputation and relationships with investors. Certain market participants including major institutional investors use third-party benchmarks or scores to measure ESG practices in making investment decisions. Furthermore, some customers and suppliers may evaluate GreenRock’s ESG practices or request that it adopt certain ESG policies as a condition of awarding contracts. In addition, GreenRock’s failure or perceived failure to pursue or fulfill its goals, targets and objectives or to satisfy various reporting standards within certain timelines, or at all, could expose it to government enforced actions and/or private litigation. As ESG best practices, reporting standards and disclosure requirements continue to develop, GreenRock may incur increasing costs related to ESG monitoring and reporting.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

General

ClimateRock is furnishing this proxy statement/prospectus to ClimateRock’s shareholders as part of the solicitation of proxies by ClimateRock’s board of directors for use at the Meeting to be held on January 12, 2026, and at any adjournment thereof. This proxy statement/prospectus provides ClimateRock’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on January 12, 2026 at 10:00 a.m., Eastern Time, at the office of ArentFox Schiff, LLP at 1717 K Street NW, Washington, D.C. 20006. You can participate in the Meeting, vote and submit questions via live webcast at https://www.cstproxy.com/climate-rock/bc2025 with the password of            .

Purpose of the Extraordinary General Meeting of Shareholders

At the Meeting, ClimateRock is asking holders of ordinary shares of ClimateRock to:

•        consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the Transactions contemplated by the Business Combination Agreement;

•        consider and vote upon the Merger Proposal to approve and authorize, among other things, in connection with the Business Combination, the Merger and the SPAC Plan of Merger; and

•        consider and vote upon the Adjournment Proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if ClimateRock determines that it is necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, ClimateRock would not have been authorized to consummate the Business Combination.

Recommendation of ClimateRock Special Committee

The Special Committee of ClimateRock’s board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of ClimateRock and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal if it is presented to the Meeting.

Record Date; Issued and Outstanding Shares; Shareholders Entitled to Vote

ClimateRock has fixed the close of business on November 7, 2025, as the “Record Date” for determining ClimateRock shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were 2,099,227 ordinary shares (including 2,099,226 Class A ordinary shares and 1 Class B ordinary share) of ClimateRock issued and outstanding and entitled to vote (giving effect to the cancellation of shares redeemed in connection with the EGM held on October 29, 2025). Each ordinary share of ClimateRock is entitled to one vote per share at the Meeting.

Quorum

One or more shareholders who together hold not less than a majority of the issued and outstanding ClimateRock Ordinary Shares entitled to attend and vote at the Meeting (being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy) constitute a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ClimateRock but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal.

Vote Required

The approval of the Merger Proposal will require special resolutions, each being a resolution passed at the Meeting by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Meeting. The approval of the Business Combination Proposal requires a resolution passed by a majority of the votes of the ClimateRock Ordinary Shares entitled to vote thereon which are present at the Meeting. The approval of the Adjournment Proposal (if presented) will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. In connection with the Business Combination, the holders of ClimateRock’s Founder Shares have agreed to vote their Founder Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 94% of the issued and issued and outstanding ordinary shares of ClimateRock.

Voting Your Shares

Each ordinary share of ClimateRock that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of ClimateRock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

There are two ways to vote your ordinary shares of ClimateRock at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by ClimateRock’s board of directors “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented. Your proxy card must be received by ClimateRock not less than 48 hours before the scheduled time of the Meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted.

You Can Vote By Internet.    Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting            and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from ClimateRock. Simply complete and mail the proxy card to ensure that your vote is counted. A proxy card relating to your shares must be received by ClimateRock not less than 48 hours before the scheduled time of the Meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to            @continentalstock.com or to facsimile number            . Written requests can be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on            , 2025.

You will receive a confirmation of your registration by email after ClimateRock receives your registration materials. You may attend the Meeting by visiting https://www.cstproxy.com/climate-rock/bc2025 with the password of            . You will also need a voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. Follow the instructions provided to vote. ClimateRock encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by ClimateRock Directors, Officers and Initial Shareholders

In connection with the Business Combination, the holders of ClimateRock’s Founder Shares have agreed to vote their Founder Shares, as well as any ordinary shares they acquire in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 94% of the issued and outstanding ordinary shares as of October 31, 2025 (giving effect to the cancellation of shares redeemed in connection with the EGM held on October 29, 2025).

Attending the Meeting

The Meeting will be held virtually on January 12, 2026 at 10:00 Eastern Time via live webcast on the Internet. You will be able to attend the Meeting by visiting https://www.cstproxy.com/climate-rock/bc2025 with the password of            . In order to vote or submit a question during the Meeting, you will also need the voter control number included on your proxy card. If you do not have the control number, you will be able to listen to the Meeting only by registering as a guest and you will not be able to vote or submit your questions during the Meeting.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet;

•        you may send a later-dated, signed proxy card to ClimateRock, 25 Bedford Square, London, WC1B 3HH, United Kingdom; or

•        you may attend the Meeting in person or via the live webcast noted above, revoke your proxy, and vote yourself, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of ClimateRock, you may call Advantage Proxy, Inc., ClimateRock’s Proxy Solicitor, at (877) 870-8565 or banks and brokers can call at (206) 870-8565.

Redemption Rights

Holders of Public Shares may seek to convert their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on January 8, 2026 (two business days prior to the Meeting). Any shareholder holding Public Shares may demand that ClimateRock convert such shares into a full pro rata portion of the Trust Account (which was approximately $12.43 per share as of November 7, 2025, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, ClimateRock will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

ClimateRock’s Sponsor, officers and directors will not have redemption rights with respect to any ordinary shares of ClimateRock owned by them, directly or indirectly.

ClimateRock shareholders who seek to convert their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to Continental Stock Transfer & Trust Company, ClimateRock’s transfer agent and (B) deliver their share, either physically or electronically using The Depository Trust Company’s DWAC System, to ClimateRock’s transfer agent no later than 5:00 p.m. Eastern Time on January 8, 2026 (two business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then ClimateRock’s Public Shareholders who elected to exercise their redemption rights will not be entitled to convert their shares into a pro rata portion of the cash in the Trust Account, as applicable. ClimateRock will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of ClimateRock. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors. If ClimateRock would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, ClimateRock will not be able to consummate the Business Combination.

The closing price of a ClimateRock Class A Ordinary Share on the Record Date was $12.10. The cash held in the Trust Account on such date (after giving effect to the cancellation of and payment for shares redeemed in connection with the EGM held on October 29, 2025) was approximately $153,535 (approximately $12.43 per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of ClimateRock Class A Ordinary Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the then-applicable redemption price. ClimateRock cannot assure its shareholders that they will be able to sell their shares in the open market, even if the market price per share is higher than the then-applicable redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ClimateRock Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your share certificate (either physically or electronically) to ClimateRock’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its redemption rights, it will not result in the loss of any ClimateRock warrants and rights that it may hold and, upon consummation of the Business Combination, each whole Warrant will become a warrant of Pubco exercisable to purchase one Pubco Class A Ordinary Share, subject to certain conditions, in lieu of one ordinary share of ClimateRock for a purchase price of $11.50 per Pubco Class A Ordinary Share and each Right will automatically be converted into one-tenth of one Pubco Class A Ordinary Share. If a holder redeems its Public Shares at Closing but continues to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by holders of Public Warrants, based on the closing trading price per Public Warrant of $0.03 as of October 31, 2025, would be approximately $118,125 regardless of the amount of redemptions by the Public Shareholders.

Appraisal/Dissenters’ Rights

The ClimateRock board of directors considers that (a) ClimateRock shareholders (including the Initial Shareholders) do have dissenters’ rights under the Cayman Companies Act in connection with the Business Combination but (b) the redemption proceeds payable to holders of Public Shares who exercise their redemption rights as described in this proxy statement/prospectus represents the fair value of those shares. For additional information, see the question “Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Proxy Solicitation Costs

ClimateRock is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ClimateRock and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ClimateRock will bear the cost of the solicitation.

ClimateRock will hire a Advantage Proxy, Inc. to assist in the proxy solicitation process for a fee of $12,500.

ClimateRock will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ClimateRock will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of ordinary shares of ClimateRock are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. ClimateRock shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

ClimateRock may consummate the Business Combination only if (i) it is approved by a resolution passed by a majority of the votes of the ClimateRock Ordinary Shares entitled to vote thereon which are present at the Meeting and (ii) the Merger Proposal is approved by a special resolution, being a resolution passed at the Meeting by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Meeting.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which could be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. ClimateRock does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On March 21, 2025, ClimateRock entered into the Business Combination Agreement with Pubco, GreenRock, SPAC Merger Sub, and Company Merger Sub. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the SPAC Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco or, in the case of ClimateRock’s outstanding rights, will be automatically converted into Pubco Class A Ordinary Shares, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company, as a result of which, (i) GreenRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of GreenRock immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco.

The Business Combination Agreement, amends and restates the Agreement and Plan of Merger, dated December 30, 2023, by and among the same parties (the “Original Business Combination Agreement”). The Original Business Combination Agreement was restated in order to reflect the fact that the founding shareholders of GreenRock will receive an aggregate of 2,100,000 Pubco Class B Shares (in lieu of Pubco Class A Shares).

The Business Combination Agreement provides that, (i)(a) immediately prior to the SPAC Merger Effective Time, every issued and outstanding Unit of ClimateRock will be automatically separated and the holders thereof will be deemed to hold one ClimateRock Class A Ordinary Share, one-half (1/2) of a ClimateRock Warrant and one ClimateRock Right, (b) each ClimateRock Class A Ordinary Share outstanding immediately prior to the SPAC Merger Effective Time that has not been redeemed and is not a Dissenting Share will automatically convert into one Pubco Class A Ordinary Share, (c) each ClimateRock Class B Ordinary Share outstanding immediately prior to the SPAC Merger Effective Time that is not a Dissenting Share will automatically convert into one Pubco Class A Ordinary Share, (d) each ClimateRock public warrant and each ClimateRock private warrant shall automatically convert into a Pubco Warrant on substantially the same terms and conditions; I each ClimateRock Right will be automatically converted into the number of Pubco Class A Ordinary Shares that would have been received by the holder of such Right if it had been converted upon the consummation of a business combination in accordance with ClimateRock’s organizational documents, and (ii)(a) each GreenRock Ordinary Shares issued and outstanding immediately prior to the Company Merger Effective Time will be automatically cancelled, extinguished and converted into the right to receive the applicable portion of the Merger Consideration, with each holder of GreenRock Class B Ordinary Shares, receiving their applicable portion of the Pubco Class B Ordinary Shares comprising the Merger Consideration, and (b) each issued and outstanding GreenRock convertible security shall be converted into Pubco convertible securities of like tenor and shall have, and be subject to, substantially the same terms and conditions as set forth in the applicable organizational document of GreenRock, except that they shall represent the right to acquire Pubco Ordinary Shares in lieu of GreenRock Ordinary Shares.

In accordance with the Cayman Act, any ClimateRock Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time for which any ClimateRock Shareholder has validly exercised properly in writing their dissenters’ rights for such ClimateRock Ordinary Shares in accordance with Cayman Act, and has otherwise complied in all respects with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into the right to receive, and the applicable Dissenting Shareholder shall have no right to receive, the applicable Pubco Class A Ordinary Shares to which the holder of such Dissenting Shares would otherwise be entitled unless and until such Dissenting SPAC Shareholder effectively withdraws or loses such dissenters’ rights.

Pursuant to the terms of the Business Combination Agreement, the Merger Consideration to be delivered to the GreenRock Shareholders in connection with the Business Combination will be 32,000,000 newly-issued Pubco Ordinary Shares, consisting of (i) 29,900,000 Pubco Class A Ordinary Shares of which 4,000,000 will be held in a segregated account (the “Escrowed Shares”) pursuant to an escrow agreement (the “Escrow Agreement”) that Pubco, ClimateRock, and GreenRock will enter into at or prior to the Closing with an escrow agent mutually acceptable to ClimateRock and GreenRock, and (ii) 2,100,000 Pubco Class B Ordinary Shares. The GreenRock Shareholders shall be shown as registered owners of their respective Escrowed Shares on the books and records of Pubco, and shall be entitled to exercise voting rights with respect to such Escrowed Shares, and any dividends, distributions and other earnings on the Escrowed Shares while held in escrow shall be paid directly to the GreenRock Shareholders. The Escrowed Shares will be subject to forfeiture by the GreenRock Shareholders if GreenRock fails to meet the target described below:

If on the date that Pubco’s audited financial statements for the 2025 fiscal year are filed with the SEC,

a)      GreenRock’s Adjusted EBITDA for the 2025 fiscal year is less than $25,000,000 (the “EBITDA Target”), then all Escrowed Shares will be forfeited by the GreenRock Shareholders, surrendered to Pubco for no consideration, and cancelled; or

b)      GreenRock’s Adjusted EBITDA for the 2025 fiscal year is equal to or greater than the EBITDA Target, then all Escrowed Shares will be released to the GreenRock Shareholders.

In each case, GreenRock’s “Adjusted EBITDA” means GreenRock’s earnings before interest, taxes, depreciation or amortization, calculated in accordance with IFRS, plus 70% of the net sale price reflected in any signed letters of intent entered into by GreenRock and a third party in good faith and on prevailing market terms for the sale of GreenRock’s assets.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties by each of ClimateRock, Pubco, the Merger Subs and GreenRock as of the date of the Business Combination Agreement or the date of the Original Business Combination Agreement and as of the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”). Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, results of operation or financial condition of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries to consummate the Transactions, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

In the Business Combination Agreement, GreenRock made certain customary representations and warranties to ClimateRock, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) subsidiaries; (3) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (4) non-contravention; (5) governmental approvals; (6) capitalization of the GreenRock and its subsidiaries; (7) financial statements; (8) undisclosed liabilities; (9) litigation); (10) compliance with laws; (11) intellectual property; (12) material contracts; (13) benefits plans; (14) employment and labor matters; (15) taxes; (16) brokers’ fees; (17) insurance; (18) title to personal property and assets; (19)real property assets; (20) Environmental Matters; (21) absence of changes; (22) affiliate agreements; (23) permits; (24) bank accounts and powers of attorney; (25) privacy and data security); (26) business relationships; and (27) regulatory compliance.

In the Business Combination Agreement, ClimateRock made certain customary representations and warranties regarding itself, Pubco and the Merger Subs (collectively, the “SPAC Parties”) to GreenRock, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing of the SPAC Parties; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents by the SPAC Parties; (3) non-contravention; (4) litigation; (5) governmental approvals; (6) financial ability and Trust Account; (7) brokers’ fees; (8) SEC Reports, financial statements, Sarbanes-Oxley Act compliance, and undisclosed liabilities; (9) business activities; (10) taxes; (11) capitalization; (12) Nasdaq stock quotation; (13) employees and employee benefits; (14) properties; (15) material contracts; (16) transactions with affiliates; (17) ownership of Merger Consideration; (18) insurance; and (19) regulatory compliance.

No Survival

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach, except that fraud claims survive indefinitely and the covenants and agreements relevant to the Closing and any agreements or covenants which by their terms contemplate performance after the Closing. The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to affect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, as well as certain customary covenants, such as confidentiality and publicity that will continue after the termination of the Agreement.

The Business Combination Agreement and the consummation of the transactions contemplated thereby requires the approval of both ClimateRock’s and GreenRock’s respective shareholders. In connection with the Mergers, ClimateRock and Pubco agreed to prepare, with the assistance, cooperation and reasonable best efforts of GreenRock, and file with the SEC a registration statement on Form F-4 (as amended, the “Registration Statement”) containing a proxy statement/prospectus registering the Pubco securities to be issued under the Business Combination Agreement to the holders of ClimateRock and GreenRock securities in the Mergers under the Securities Act of the 1933, as amended (the “Securities Act”), and soliciting proxies from ClimateRock shareholders for use at the Extraordinary General Meeting to approve the Business Combination Agreement and the transactions contemplated thereby and related matters (the “ClimateRock Shareholder Approval”). The prospectus/proxy statement will also be used as an information statement by GreenRock in connection with the consideration and vote by its shareholders on the Company Merger.

Each of the parties also agreed not to solicit or enter into any alternative competing transactions during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Closing.

The parties also agreed to take all necessary action so that the board of directors of Pubco following the Closing will consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. The post-Closing board of Pubco will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, and (III) a third class of directors, the Class III Directors, serving a three (3) year term with one Class III Director is to be designated by ClimateRock. Following the initial term of each class, each such class will serve for a three (3) year term.

The parties acknowledged and agreed that after the date of the Business Combination Agreement but prior to the Closing, GreenRock shall complete the TEP Acquisition. The parties also acknowledged and agreed that after the date of the Business Combination Agreement but prior to the Closing (i) Accretion shall acquire all of the equity interests in the WindShareFund entities in the WindShareFund Acquisition and promptly after the WindShareFund Acquisition, but prior to the Closing, GreenRock shall acquire all of the equity interests in Accretion.

Conditions to Closing

The Business Combination Agreement contains conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of ClimateRock and the shareholders of GreenRock; (ii) consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with any governmental authorities or any third party; (iii) expiration of the applicable waiting period under any antitrust laws; (iv) no law or order preventing or prohibiting the Mergers or the other transactions contemplated by the Business Combination Agreement; (v) no pending litigation to enjoin or restrict the consummation of the Closing; (vi) the registration statement of which the proxy statement/prospectus forms a part having been declared effective by the SEC; (vii) the Pubco Class A Ordinary Shares having been have been approved for listing on Nasdaq, (viii) ClimateRock and GreenRock having entered into a registration rights agreement in a mutually agreed upon form, and (ix) ClimateRock and GreenRock the parties having entered into an escrow agreement in a mutually agreed upon form, and (x) the redemption of the ClimateRock Class A Ordinary Shares having been completed in accordance with the terms of ClimateRock’s organizational documents.

In addition, unless waived by GreenRock, the obligations of GreenRock to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by ClimateRock of customary certificates and other Closing deliverables: (i) the representations and warranties of the ClimateRock Parties being true and correct as of the date of the Business Combination Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) the ClimateRock Parties having performed in all material respects all of their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to ClimateRock since the date of the Business Combination Agreement; (iv) the loans made to ClimateRock by U.N. SDG Support LLC (“Sponsor”) or any affiliate of Sponsor of Sponsor shall have been repaid in full, (v) all outstanding transaction expenses shall have been paid, (vi) GreenRock having received lock-up agreements, in a mutually agreed upon form, signed by Sponsor and each of the holders of ClimateRock’s private warrants, and (vii) Pubco shall have amended and restated its Memorandum and Articles of Association in a form to be mutually agreed upon by the ClimateRock and GreenRock.

Unless waived by ClimateRock, the obligations of the ClimateRock Parties to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by GreenRock of customary certificates and other Closing deliverables: (i) the representations and warranties of GreenRock being true and correct as of the date of the Business Combination Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) GreenRock having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with or by it on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to the GreenRock since the date of the Business Combination Agreement; (iv) ClimateRock having received executed employment agreements, on mutually agreed upon forms, with each of the Chief Executive Officer, Chief Financial Officer and General Counsel of GreenRock, (v) ClimateRock having received lock-up agreements, in a mutually agreed upon form, relating to the Pubco Class A Ordinary Shares signed by the GreenRock Shareholders, and (vi) ClimateRock having received a fairness opinion for the Transactions from an investment bank of its choosing.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either ClimateRock or GreenRock if the Closing does not occur by May 2, 2026, or such other date as may be extended pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of ClimateRock and GreenRock; (ii) by written notice by either ClimateRock or GreenRock if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by written notice by GreenRock for ClimateRock’s uncured breach of the Business Combination Agreement, resulting in the failure of a representation, warranty, or covenant contained in the Business Combination Agreement (subject to Material Adverse Effect); (iv) by written notice by ClimateRock for the uncured breach of the Business Combination Agreement by GreenRock, resulting in the failure of a representation, warranty, or covenant contained in the Business Combination Agreement (subject to Material Adverse Effect); (v) by ClimateRock, if there shall have been a Material Adverse Effect on GreenRock and its subsidiaries following the date of Business Combination Agreement which is uncured and continuing; and (vi) by either ClimateRock or GreenRock if ClimateRock holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to public announcements, confidentiality, effect of termination, fees and expenses, trust fund waiver, and customary miscellaneous provisions) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

GreenRock agreed that it will not have any right, title, interest or claim of any kind in or to any monies in ClimateRock’s trust account held for its public shareholders, and has agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Governing Law

The Business Combination Agreement is governed by Delaware law; provided that matters, which as a matter of the laws of the Cayman Islands, are required to be governed by the laws of the Cayman Islands (including, without limitation, the effects of the Mergers and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters. The parties are subject to exclusive jurisdiction of federal and state courts located in the State of New York, County of Manhattan.

Context of Representations and Warranties

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties, covenants and agreements were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Business Combination Agreement has been filed to provide investors with information regarding its terms, but it is not intended to provide any other factual information about ClimateRock, GreenRock, Pubco or any other party to the Business Combination Agreement. In particular, the representations and warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement. If the Company becomes aware of the existence of any material facts that differ from the representations and warranties contained in the Business Combination Agreement, it will provide additional disclosure in its public reports, including this proxy statement/prospectus, to the extent federal securities law requires disclosure of that information.

Related Agreements

The subsections that follow describe the material provisions of agreements related to the Business Combination Agreement, but do not purport to describe all of the terms of such related agreements. The following summary is qualified in its entirety by reference to the complete text of the related agreements, copies of which are attached as the annexes hereto.

Voting and Support Agreements

Simultaneously with the execution and delivery of the Original Business Combination Agreement, ClimateRock and GreenRock entered into Voting and Support Agreements (collectively, the “Voting Agreements”) with certain GreenRock Shareholders required to approve the Transactions. Under the Voting Agreements, each GreenRock shareholder party thereto agreed to vote all of such shareholder’s GreenRock ordinary shares in favor of the Original Business Combination Agreement and the related transactions. The GreenRock members also agree to take certain other actions in support of the Original Business Combination Agreement and related transactions and refrain from taking actions that would adversely affect such GreenRock member’s ability to perform its obligations under the Voting Agreement. The Voting Agreements prevent transfers of the GreenRock interests held by such GreenRock members party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement. The Voting Agreements will be amended to refer to the Business Combination Agreement and the transactions contemplated thereby.

Sponsor Support Agreement

Simultaneously with the execution and delivery of the Original Business Combination Agreement and as a condition to GreenRock’s willingness to enter into the Original Business Combination Agreement, ClimateRock and GreenRock entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Sponsor. Under the Sponsor Support Agreement, the Sponsor agreed to vote all of its ClimateRock Ordinary Shares in favor of the Original Business Combination Agreement and the related transactions. The Sponsor also agreed to take certain other actions in support of the Original Business Combination Agreement and related transactions and refrain from redeeming any of its ClimateRock Ordinary Shares and taking actions that would adversely affect its ability to perform its obligations under the Sponsor Support Agreement. The Sponsor Support Voting Agreements prevent transfers of the ClimateRock interests held by Sponsor between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Support Agreement. The Sponsor Support Agreement will be amended to refer to the Business Combination Agreement and the transactions contemplated thereby.

ClimateRock Letter Agreement with Sponsor and ClimateRock Directors and Officers

In addition, in connection with its initial public offering, ClimateRock entered into a letter agreement with the Sponsor and the officers and directors of ClimateRock, pursuant to which the Sponsor and ClimateRock’s directors and officers agreed, among other things, to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of ClimateRock’s initial business combination.

Organizational Structure

Prior to the Transactions

The following simplified diagram illustrates the ownership structure of, GreenRock (before the consummation of the Proposed Acquisitions), Accretion, WindShareFund, TEP and Pubco:

Following the Transactions(1)

The following simplified diagram illustrates the ownership structure of Pubco following the consummation of the Transactions:

____________

(1)      These relative percentages assume (i) that none of ClimateRock’s existing public shareholders exercise their redemption rights and (ii) that no additional equity securities of ClimateRock or Pubco are issued. The structure chart excludes Pubco Class A Ordinary Shares issuable upon the exercise of 7,700,000 Pubco warrants to be outstanding upon completion of the Transactions.

Headquarters; Listing of Securities

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of Pubco will be located at 25 Bedford Square, London, WC1B 3HH, United Kingdom; and

•        if Pubco’s applications for listing are approved, Pubco Class A Ordinary Shares and Pubco Warrants will be traded on Nasdaq under the symbols “CLRC” and “CLRCW”, respectively.

Background of the Business Combination

On May 2, 2022, ClimateRock closed its IPO of 7,875,000 Public Units, with each Public Unit consisting of one Public Share, one-half of one Public Warrant, each whole Public Warrant exercisable to purchase one ordinary share at a price of $11.50 per share and one Public Right entitling the holder thereof to receive one-tenth of one ordinary share. Each Public Unit was sold at an offering price of $10.00, generating total gross proceeds of $78,750,000.

On April 27, 2023, ClimateRock shareholders approved the extension of the Business Combination Deadline from November 2, 2023 to May 2, 2024 and approved the amendment to ClimateRock’s amended and restated memorandum and articles of association to permit the ClimateRock Board, in its sole discretion, to elect to wind up ClimateRock’s operations on a date earlier than May 2, 2024. In connection with the approval of the Extension Amendment, shareholders elected to redeem an aggregate of 5,297,862 Public Shares. As a result, an aggregate of approximately $55 million (or approximately $10.43 per share) was released from the Trust Account to pay such shareholders, and 4,664,012 Class A ordinary shares (including 2,577,138 Public Shares) were issued and outstanding immediately following such redemption.

On April 29, 2024, ClimateRock shareholders approved the extension of the Business Combination Deadline from May 2, 2024 to May 2, 2025 and approved the amendment to ClimateRock’s amended and restated memorandum and articles of association to permit the ClimateRock Board, in its sole discretion, to elect to wind up ClimateRock’s operations on a date earlier than May 2, 2025. In connection with the approval of the Extension Amendment, shareholders elected to redeem an aggregate of 111,915 Public Shares. As a result, an aggregate of approximately $1.27 million (or approximately $11.37 per share) was released from the Trust Account to pay such shareholders, and 4,552,098 Class A ordinary shares (including 2,465,223 Public Shares) were issued and outstanding immediately following such redemption.

On April 30 and May 1, 2025, ClimateRock held an extraordinary general meeting of its shareholders. At the meeting the shareholders approved, among other things, an amendment to the Company’s Amended and Restated Articles to (i) extend the Combination Period from May 2, 2025 to November 2, 2025 (or such earlier date as determined by the ClimateRock Board of Directors in its sole discretion) and (ii) to permit the ClimateRock Board of Directors, in its sole discretion, to elect to wind up our operations on, or on an earlier date than November 2, 2025. In connection with the meeting, ClimateRock’s public shareholders holding 2,016,792 shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $24.67 million (approximately $12.23 per public share) was removed from the Trust Account to pay such shareholders as of June 18, 2025.

On October 29, 2025, the Company held an extraordinary general meeting of shareholders (the “2025B EGM”) and approved, among other things, an amendment to the amended and restated memorandum and articles of association to (i) extend the Combination Period from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up its operations on, or on an earlier date than May 2, 2026. In connection with the meeting, ClimateRock’s public shareholders holding 436,079 shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account leaving 12,352 shares held by public shareholders.

Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, ClimateRock consummated the private sale of an aggregate of 3,762,500 Private Warrants to the Sponsor at $10.00 per unit for an aggregate purchase price of $3,762,500. Each ordinary share of ClimateRock will be automatically converted into one Ordinary Share of Pubco, except that only the Public Shareholders will be entitled to elect instead to receive a pro rata portion of ClimateRock’s Trust Account.

In connection with ClimateRock’s IPO, ClimateRock also issued an aggregate of 118,125 Class A Ordinary Shares of ClimateRock to Maxim, the as sole-book running manager of ClimateRock’s Initial Public Offering. Ellenoff Grossman & Schole LLP (“EGS”) acted as legal counsel for ClimateRock’s Initial Public Offering.

Promptly following its Initial Public Offering, ClimateRock commenced its search for potential target businesses with the objective of consummating a Business Combination. ClimateRock sought out potential target businesses based on management’s internal research and through the professional relationship networks of ClimateRock’s management, board of directors and board advisors and with professional service providers (including, but not limited to, consultants and investment bankers).

From the closing of its initial public offering through the signing of the Business Combination Agreement with GreenRock, ClimateRock contacted and was contacted by over 32 individuals and entities with respect to Business Combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions, including inquiries received through ClimateRock’s publicly available e-mail from investment bankers or other similar professionals who represented companies engaged in a sale or financing process.

ClimateRock signed four confidentiality agreements with potential transaction targets and/or with third parties making referrals to potential transaction targets. ClimateRock evaluated five potential transactions in the renewable sector, including in the areas of solar energy production, hydro energy production and solar panel manufacturing. ClimateRock offered indicative term sheets to one business combination target.

The following chronicle of events leading up to the execution of the Business Combination Agreement is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by ClimateRock, but sets forth the significant discussions and steps that ClimateRock took prior to execution of the Business Combination Agreement with GreenRock.

Background of ClimateRock’s Discussions with Targets Other Than GreenRock

Following various informal discussions, on February 14, 2022, Gluon Capital (in its capacity of advisor to ClimateRock) and Alantra Corporate Finance S.A. (“Alantra”) signed a confidentiality letter to explore a potential collaboration between the parties. Alantra, as instructed by Gluon Capital, then conducted general market canvas and provided strategic advice in connection with the potential acquisition of a company by ClimateRock involved in the renewable energy and energy efficiency sectors.

After a period of negotiation between the parties where Alantra presented its credentials and advisory proposal to Gluon Capital, on July 11, 2022 ClimateRock formally engaged Alantra as financial advisor to ClimateRock to search for potential targets in the renewable energy space suitable for a potential business combination. The assignment also included assisting ClimateRock on performing a valuation exercise on the selected targets and on the negotiations related to the Business Combination. Alantra supported the management of ClimateRock in understanding GreenRock’s business plan by participating, together with ClimateRock, in a number of meetings with the management of GreenRock.

Of 32 potential acquisition targets with which Alantra and/or Gluon on behalf of ClimateRock or ClimateRock directly held preliminary discussions, ClimateRock proceeded to enter into more substantive discussions with the following targets:

•        Candidate A:    On April 26, 2022, Alantra had a meeting with an investment director at Candidate A to discuss potential alternatives to finance its pipeline development. Candidate A is a German based developer and independent power producer with presence in European countries such as Germany, France, the Netherlands, Italy, Spain and Greece and some Latin American countries including Chile and Dominican Republic, where they mainly develop solar photovoltaic and wind projects. Alantra presented the opportunity to complete a business combination with a listed investment vehicle which would result in the combined company being listed on Nasdaq and provide access to financings for Candidate A’s pipeline development. On May 4, 2022, the investment director at Candidate A confirmed that its corporate finance team believed that the structure suggested by Alantra would probably not be the best fit for Candidate A at the moment. Further discussion was held by Alantra on June 16, 2022. On June 22, 2022, the investment director at Candidate A suggested the parties defer potential conversations for future months. Given the success in the negotiations with GreenRock and the fact that Candidate A was later acquired by an infrastructure fund, discussion never resumed between the parties.

•        Candidate B:    On April 14, 2022, Candidate B published that the shareholders of Candidate B had launched a sale process to dispose a controlling stake in Candidate B, having appointed a financial advisor. As Candidate B was in the list shared between Gluon and Alantra, the sell-side advisor was approached by Alantra to understand a potential involvement in the process. After discussing with the sell side advisor, it was decided that no bilateral discussions would occur as it could jeopardise a process which was originally set up as a competitive auction.

•        Candidate C:    On April 29, 2022, Alantra contacted Candidate C, a French based private equity fund which controlled two renewable energy platforms in Europe: X and Y. Candidate C expressed to Alantra that it was interested in analyzing potential funding alternatives and that it would be keen to receive more information on ClimateRock. On May 5, 2022, Alantra shared a presentation about ClimateRock with Candidate C. Subsequently, Candidate C informed Alantra that it had decided to pursue different alternatives for its renewable vehicles.

•        Candidate D:    On May 12, 2022, Alantra contacted the CEO of Candidate D, a renewable energy solar platform with a presence in Europe, Middle East, Asia, Australia and South America, to present the opportunity of a potential business combination with ClimateRock. Candidate D was looking for alternative sources of funding without considering the sale of any of the projects. On June 22, 2022, Candidate D communicated to Alantra that it found a potential listing in the US unsuitable.

•        Candidate E:    On May 18, 2022, Alantra had a call with the CFO of Candidate E about potential funding alternatives for Candidate E, which was raising funds to finance the development of its pipeline. During the conversation Alantra presented a business combination with ClimateRock as an interesting alternative for Candidate E’s growth, which was positively received by the company. On May 25, 2022, Alantra sent a brief presentation describing a potential business combination with ClimateRock for internal review by Candidate E. Subsequently, Candidate E informed Alantra that it intended to conduct an initial public offering on the Spanish stock exchange.

•        Candidate F:    Candidate F was introduced to ClimateRock by Gluon based on a long-standing relationship between Gluon and the founder, owner and CEO of Candidate F who has more than 39 years’ experience in energy markets, half of which has been focused on renewable energy across Europe. The business model of Candidate F appeared to suit ClimateRock’s investment strategy with a focus on the development of wind and solar assets. Following the signing of a non-disclosure agreement on June 21, 2022, ClimateRock’s Per Regnarsson met with CEO of Candidate F on various occasions via conference calls and in meetings in London to discuss the strategic direction and growth plans of Candidate F and eventually came to the conclusion in July 2022 that Candidate F growth and earnings profile, while attractive over time, would not attract a valuation suitable for the business combination within the timeframe set by ClimateRock.

•        Candidate G:    On June 27, 2022, Alantra met through video conference with the Chief Investment Officer at Candidate G. Candidate G is a Canadian renewables developer with significant growth prospects and an operating renewable portfolio of solar, wind, hydro and storage assets in US and Canada. Alantra presented the opportunity of a business combination with ClimateRock and also detailed the experience and track record of the ClimateRock team to support Candidate G’s business growth. During the discussion, the Chief Investment Officer at Candidate G communicated to Alantra that the firm had decided not to go public during 2022.

•        Candidate H:    On July 20, 2022, Maxim introduced Candidate H to ClimateRock. Candidate H is in the business of manufacturing solar panels using a proprietary technology which enables them to compete in North American and European PV power markets. Over a virtual meeting, ClimateRock then-CFO, Abhishek Bawa, discussed the investment proposition with the President & CEO of Candidate H and his team. On July 21, 2022, a non-disclosure agreement was executed, and due diligence initiated. The process was halted when ClimateRock signed a Heads of Terms with E.E.W. ECO Energy World PLC (“EEW”) on August 1, 2022.

•        Candidate I:    On July 25, 2022, ClimateRock and Candidate I started a dialog for ClimateRock to participate in the closed bid competitive process for a corporate level acquisition of a service provider in South Italy with 2.1 GW contracted pipeline. On July 27, 2022, the parties entered into a non-disclosure agreement. ClimateRock did not proceed further with the due diligence process of Candidate I because by the time the sale process started, ClimateRock had already signed a Heads of Terms with EEW.

•        On October 6, 2022, ClimateRock entered into a Business Combination Agreement with Pubco, SPAC Merger Sub and EEW (the “Original EEW BCA”).

•        On August 3, 2023, ClimateRock entered into an Amended and Restated Business Combination Agreement with Pubco, Merger Sub and EEW, which amended and restated the Original EEW BCA (the “A&R EEW BCA”).

•        On November 29, 2023, ClimateRock notified EEW that the ClimateRock had elected to terminate the A&R EEW BCA effective immediately since the conditions to the closing of the initial business combination were not satisfied or waived by the outside date of September 30, 2023.

Background of the Business Combination with GreenRock

On December 4, 2023, the ClimateRock management team began to consider a business combination with GreenRock.

On December 4, 2023, Ellenoff, Grossman & Schole LLP (“EGS”), ClimateRock’s then-legal counsel, advised ClimateRock’s management that it could not represent ClimateRock in connection with a proposed business combination with GreenRock due to EGS’s concurrent representation of GreenRock.

Upon EGS’s advice, ClimateRock’s management engaged ArentFox Schiff LLP on December 6, 2023. Also, on December 6, 2023, Gluon Capital (in its capacity of advisor to ClimateRock) advised the ClimateRock board of directors that a special committee of disinterested directors should be formed for the purpose of negotiating a business combination with GreenRock. At such time, the ClimateRock board was comprised of Per Regnarsson, Charles Ratelband V, Niels Brix, Randolph Sesson, Jr., Caroline Harding and Sean Kidney with Ms. Harding and each of Messrs. Brix, Sesson and Kidney serving as independent directors. Also, at such time, the management team of ClimateRock was comprised of Mr. Regnarsson as Chief Executive Officer, Mr. Ratelband as Chairman and Mr. Abhishek Bawa as Chief Financial Officer.

On December 7, 2023, GreenRock and ClimateRock entered into a non-binding Letter of Intent (the “LOI”), which was shared with Niels Brix, Randolph Sesson, Jr., Caroline Harding and Sean Kidney, each a disinterested member of ClimateRock’s board of directors (the “Disinterested Directors”). The key terms of the LOI were as follows:

•        GreenRock was valued at $500 million, based on an EBITDA of $38.6 million. The components of the valuation included TEP, WindShareFund (the operational German Wind turbines), Accretion, and a minority stake in a Polish solar development platform.

•        GreenRock valued TEP at $140 million, of which:

•        $10 million would be paid in cash on closing,

•        another $30 million would be paid in cash over a period of 30 months subject to TEP meeting earnout conditions; and

•        the remaining $100 million would be paid in shares held in escrow.

On December 8, 2023, the Disinterested Directors conferred with counsel at ArentFox Schiff LLP (“ArentFox”) regarding the conflicts of interests between certain of ClimateRock’s directors and members of management and GreenRock and its affiliated entities, and it was determined that upon the formation of a special committee of the Board, ArentFox would represent and answer exclusively to the special committee in connection with the proposed business combination. A meeting of ClimateRock’s board was held the same day via Zoom. During the meeting, ClimateRock’s chief executive officer, Per Regnarsson, summarized the background of the transaction and the interrelation of ClimateRock and GreenRock. The Board also discussed the valuation of GreenRock and the status of the fairness opinion to be provided by Newbridge Securities Corporation (“Newbridge”), an independent investment banking and advisory firm engaged by management, evaluating the transaction.

On December 10, 2023, there was e-mail correspondence between the Disinterested Directors and the ClimateRock management team regarding the potential transaction.

On December 11, 2023, ClimateRock’s management team shared with the Disinterested Directors a presentation that had been given to GreenRock’s management. The Disinterested Directors had a conference call to discuss the financial model and discuss any further questions. On the same day, GreenRock provided access to its virtual data room.

On December 12, 2023, the ClimateRock board of directors adopted a resolution by unanimous written consent form the Special Committee. Pursuant to this written consent, each of the Disinterested Directors was appointed as a member of the Special Committee, and the ClimateRock board of directors delegated to the Special Committee, the board’s power and authority to evaluate and negotiate the proposed transaction and to execute and deliver definitive documentation in connection with the transaction. Upon formation of the Special Committee, ArentFox’s representation of the Special Committee commenced. ClimateRock management sent the Special Committee materials regarding the merits of the proposed transaction. In addition, Newbridge made a presentation to the ClimateRock board of directors, including the members of the Special Committee, regarding the proposed transaction with GreenRock, which at that time contemplated GreenRock’s acquisition of a 10% minority stake in a Polish solar development portfolio that was ultimately abandoned GreenRock’s management and removed from the final Fairness Opinion delivered to the Special

Committee on December 27, 2023. Although Newbridge’s presentation was made to the entire ClimateRock board of directors, only members of the Special Committee had the authority to direct Newbridge and to determine whether to accept or reject its opinion.

On December 13, 2023, ClimateRock’s management sent memoranda to the Special Committee evaluating GreenRock and initial public offering readiness.

On December 14, 2023, ClimateRock’s management sent information to the Special Committee regarding pro forma capitalization of Pubco following the proposed transaction as well as the pre-listing capital and capex funding plan of GreenRock.

On December 15, 2023, in response to the Special Committee’s inquiries regarding the valuation of TEP set forth in the LOI, which contemplated an upfront cash payment of $10 million and an earnout of $30 million in cash and $100 million of GreenRock ordinary shares payable over two years, ClimateRock’s management provided the Special Committee with a memorandum and exchanged several e-mails detailing the valuation of TEP and evaluation of TEP’s future sales projections. A draft merger agreement and summary were also provided to the Special Committee for evaluation. The Special Committee also had a discussion with ClimateRock’s management in a conference call on valuation, TEP, and Palermo.

Following several discussions between the Special Committee and ClimateRock’s management, on December 17, 2023, ClimateRock’s management presented the Special Committee with a revised valuation proposal of GreenRock of $500 million based on an assumed EBITDA of $38.6 million, $29.7 million of which was attributable to TEP, and a multiple of 11.8x as suggested by Newbridge’s preliminary presentation to the Board and Special Committee. In support of the valuation, ClimateRock’s management provided the Special Committee with information regarding TEP projected sales as well as a price comparison of previous offers for the TEP portfolio, which were 30% lower on a per megawatt basis.

Between December 17, 2023 and December 19, 2023, based on the Special Committee’s negotiations, management of ClimateRock revised the valuation to reflect a lower multiple of 11.55x based on the assumed EBITDA of GreenRock of $38.6 million and to exclude the minority stake in the Polish solar platform previously contemplated in the LOI, resulting in a total valuation of $446 million as follows:

	Original Valuation	Revised Valuation	Valuation after Adjustment for potential TEP Revenue Shortfall
Valuation (with Poland)	$500,000	$440,000	$400,000
Valuation (w/o Poland)	$430,000	$370,000	$330,000

This valuation was supplemented by ClimateRock management’s internal assessment of a discounted cash flow and comparable transaction analysis resulting in a valuation range of between $430 million and $475 million.

On December 18, 2023, ClimateRock’s management provided the Special Committee with information regarding the valuation of the transaction and the targeted cash at closing for GreenRock operations.

On December 19, 2023, the adjustment mechanism contemplated in the LOI relating to the valuation of TEP was further revised as follows:

1.      If TEP were to undershoot its revenue target of €5 million in Q1 2024, GreenRock’s valuation would be reduced by 10% from $370 million to $333 million;

2.      If TEP were to undershoot its revenue target of €10.1 million in the first half of 2024, GreenRock’s valuation would be reduced by 15% from $370 million to $315.5 million; and

3.      If TEP were to undershoot its revenue target of €27.5 million for FY2024, GreenRock’s valuation would be reduced by 17.5% from $370 million to $305.25 million.

From December 19 through December 28, 2023, there were various calls, meetings, discussions and negotiations related to the key terms of the Business Combination Agreement, with ArentFox sharing updated drafts and discussing key terms and changes on December 19, 22 and 28, 2023.

On December 19, 2023, ClimateRock’s management shared information with the Special Committee regarding GreenRock’s view on capital raising, use of proceeds and minimum cash requirements for 2024 and a revised valuation of TEP.

On December 20, 2023, a further revision to the adjustment mechanism contemplated in the LOI was suggested to the Special Committee wherein GreenRock’s enterprise value would be reduced by 3.5% for every 5% shortfall in TEP’s revenue. While GreenRock management accepted the Special Committee’s demand of reducing the floor valuation of GreenRock to $280 million, the Special Committee also accepted GreenRock’s request to align the base valuation in line with the market multiples of 11.55x presented in the Fairness Opinion resulting in an overall valuation of $446 million for GreenRock (including TEP and WindShareFund).

On December 21, 2023, ClimateRock’s management shared a memorandum with the Special Committee detailing anticipated the cash position of Pubco following the closing of the transaction. The Special Committee was keen to understand the use of proceeds from the cash raised for the transaction and to ensure that the company had sufficient working capital to continue operations as planned after the business combination was completed. To this end, ClimateRock’s management provided the Special Committee with following scenarios detailing the working capital expected to be available to the GreenRock immediately following closing.

Waterfall of cash inflow and outflow	Cash Position Q1 2024 (planned by GR)	Conservative Case (planned by CR)	Worst Case Cash Position Q1 2024
	m$	m$	m$
Cash inflow
Pre-closing fundraising	70	25	0
Pipe funding	20	15	10
Equity line of credit	5	5	5
Cashflow from Operations	3.5	3.5	1.75
Estimated Cash inflow	98.5	48.5	16.75

Cash outflow by priority:
1st priority outflow
Transaction expenses (current and estimate)	(8)	(8)	(8)
Retail Investors (pre-agreed priorities)	(38)	(20)	0
TEP (pre-agreed priorities)	(6)	(6)	0
Total 1st priority cash outflow	(52)	(34)	(8)
Remaining Cash after 1st Priority outflow	43.5	14.5	8.75

2nd priority outflow
Bank loans	(12)	0	0
Total 2nd priority cash outflow	(12)	0	0
Remaining Cash after 2nd priority outflow	31.5	14.5	8.75

3rd priority outflow
Fee WSF	(5)	0	0
Fee Gluon	(1)	0	0
Total 3rd priority cash outflow	(6)	0	0
Remaining Cash	25.5	14.5	8.75

On December 22, 2023, ClimateRock’s management sent clarifications to the Special Committee regarding anticipated cashflow following the proposed transaction.

On December 27, 2023, at a meeting of the ClimateRock Board held to evaluate the Business Combination, Newbridge delivered to the ClimateRock Board an oral opinion, which was later confirmed by delivery of a written opinion, dated December 27, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, (i) the Merger Consideration is fair, from a financial point of view, to ClimateRock and ClimateRock’s unaffiliated public shareholders and (ii) GreenRock has an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account for the benefit of ClimateRock’s public shareholders (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account). While the presentation and written opinion were directed to the entirety of the ClimateRock board of directors, only the Special Committee was authorized to decide whether to accept or reject Newbridge’s opinion. Following the board meeting, and based upon its evaluation of Newbridge’s oral presentation and written opinion as well as its discussions with ClimateRock’s management, the Special Committee adopted a resolution formally approving the Business Combination Agreement and ratifying the actions previously taken by ClimateRock’s officers and directors in connection with the proposed business combination. The Business Combination Agreement was executed on December 30, 2023.

On April 19, 2024, ClimateRock received a notice from Ms. Caroline Harding, an independent director and member of the Special Committee, of her decision to resign as a member of the Company’s board of directors (the “Board”) and all committees thereof, effective April 26, 2024. The resignation of Ms. Harding was for personal reasons and was not the result of any dispute with ClimateRock.

On April 24, 2024, the Company received a notice from Mr. Randolph Sesson, Jr., an independent director and a member of the Special Committee, of his decision to resign as a member of the Board and all committees thereof, effective April 26, 2024. The resignation of Mr. Sesson, Jr. was for personal reasons and was not the result of any dispute with ClimateRock.

On May 3, 2024, the SEC announced that it had charged GreenRock’s previous audit firm, BF Borgers CPA PC with deliberate and systemic failures to comply with PCAOB standards in its audits and that BF Borgers had agreed to permanent suspensions from appearing and practicing before the SEC as accountants, effective immediately. As a result, the planned timing for the completion of the business combination was delayed while GreenRock engaged a new auditor and completed new audits.

On May 20, 2024, the ClimateRock board of directors appointed Dariusz Sliwinski as an independent director and a member of the Special Committee along with the remaining members, Messrs. Brix and Kidney.

Since May 2024, the Special Committee has participated in regular bi-weekly updates with ClimateRock management regarding the status of the business combination as well as status of GreenRock’s acquisitions of WindShareFund, Accretion and TEP.

On October 15, 2024, ClimateRock’s management provided the Special Committee with a memorandum, summarizing the methodologies and intrinsic valuation range of GreenRock. On October 18, 2024, ClimateRock’s management presented the findings of the memorandum to the Special Committee, providing updates on the business combination process, acquisition terms, and funding status. During the Special Committee’s discussions with management, the Special Committee emphasized a conservative approach to ensure alignment with GreenRock’s financial strategy and stakeholder interests.

On October 18, 2024, the Special Committee directed New Bridge to issue and updated Fairness Opinion in light of the passage of time and the status of GreenRock’s planned acquisitions.

On October 24, 2024, Newbridge presented the Special Committee with an updated Fairness Opinion, which suggested a valuation range of between $394.7 million and $474.8 million and an EBITDA multiple of 15.1x based on M&A multiples of 13.2x and comparable public company multiples of 11.1x.

On August 18, 2023, a share purchase agreement (the “WindShareFund SPA”) was signed by WindShareFund I B.V., WindShareFund II B.V. and WindShareFund III B.V., collectively, as the sellers, Gluon Renewable Energies Ltd., and Accretion Energies Limited, as purchaser, for the shares of Heppenheim KG and Tiefenbrunnen KG. The WindShareFund SPA was supplemented by a Supplement to the Share Purchase Agreement signed on November 1, 2024, by Gluon Renewable Energies Ltd., Accretion Energies Limited, as the purchaser, WindShareFund N.V., WindShareFund and GreenRock, which amended the WindShareFund SPA to include WindShareFund N.V., and WindShareFund B.V., as parties to the agreement and the sellers thereunder. The WindShareFund SPA was further supplemented by a Second Supplement to the Share Purchase Agreement signed on December 16, 2024, by WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WSF Holding B.V. (one of the WindShareFund Sellers), WindShareFund B.V. (one of the WindShareFund Sellers), Gluon Renewable Energies Ltd., Accretion Energies Limited, WindShareFund Deutschland Verwaltungs GmbH, and GreenRock.

Under the WindShareFund SPA as supplemented, the parties agreed to sell the shares in the indirect parent companies of Heppenheim KG and Tiefenbrunnen KG, namely, to sell the shares in WindShareFund II B.V. and WindShareFund N.V. In addition, there was a cash price reduction from €49,000,000 to €11,000,000 with assumed debt increasing from €10,000,000 to €46,000,000 (potentially rising to a maximum assumed debt of €51,000,000 in circumstances where limited further debt is raised from existing bondholders of the target group prior to completion). GreenRock’s management determined that the combination of a lower cash purchase price and the assumption of attractively priced debt represented a more beneficial transaction structure for GreenRock and its shareholders. The changes to the WindShareFund SPA were consented to by the Special Committee of ClimateRock. GreenRock plans to negotiate with the counterparties to pay a portion of the purchase price in securities in lieu of cash. The source of funds for this transaction is acquisition finance secured against the underlying assets. The closing of the transaction is contingent on the receipt of the consideration being raised and confirmed between the parties as part of ongoing fundraising activities, however the expected date of completion is at or prior to the Closing.

On November 6, 2024, following its evaluation of Newbridge’s updated fairness opinion and its discussions with ClimateRock’s management, the Special Committee approved an amendment to the Merger Agreement based upon an agreed upon valuation of $320 million reflecting an EBITDA multiple of 8.25x. In the Special Committee’s discussion with ClimateRock’s management regarding the amendment, ClimateRock’s management suggested a valuation of $320 million which reflected a 25% discount on the calculated valuation of $425 million. This was suggested by ClimateRock management to reflect the historical performance shortfall and the incomplete acquisitions of TEP, WindShareFund and Accretion. Additionally, the Special Committee suggested that GreenRock retain an earn-out of $40 million as part of the $320 million valuation, which was accepted by GreenRock. In opting for this approach, the Special Committee weighed a number of factors which it believed simultaneously supported an increase to the prior floor valuation of $280 million approved by the Special Committee in December 2023, while at the same time justifying a significant discount to the valuation set forth in Newbridge’s updated Fairness Opinion. In support of the increase to the floor valuation, the Special Committee considered the following:

•        In 2024, TEP completed the sale of a 70% share of its Italian development pipeline to Italian Renewables Resources SpA, an Italian renewables developer, which generated immediate funding for TEP and allowed TEP to progress its portfolio. As a result, TEP’s revenues are now projected to exceed initial expectations. Additionally, the Italian developer agreed to fund TEP’s development and capital expenditures for TEP’s development pipeline, significantly reducing TEP’s risk and enhancing revenue certainty.

•        In consultation with GreenRock, TEP agreed to shift its strategy to retain a small portfolio of solar energy projects, transitioning from a singular “Ready-to-Build” (RTB) sales model to a dual strategy of RTB sales and energy production. This approach will provide GreenRock with a steady stream of revenues, improving the predictability of its income profile.

•        During 2024, Accretion experienced significant operational improvements and revenue growth.

•        Improvements in the technical expertise at each of TEP, WindShareFund, and Accretion is expected to deliver substantial operational and strategic synergies, enhancing GreenRock’s overall efficiency and competitiveness.

At the same time, the Special Committee determined that the following factors supported a conservative valuation of GreenRock notwithstanding the valuation range set forth in Newbridge’s updated Fairness Opinion:

•        The delays in the completion of the Proposed Acquisitions prevented the acquired businesses from receiving necessary funding to advance their individual projects and implement the revised business strategy. This delay significantly impacted their ability to meet the projected revenue targets for 2024 and deferred it to 2025.

•        Execution, financing, and timing risks relating to the completion of the Proposed Acquisitions.

•        The renegotiation of GreenRock’s the acquisition price for TEP to $2.1 million in cash and $6.35 million in GreenRock ordinary shares. Subsequent to the issuance of Newbridge’s updated Fairness Opinion, the terms of the TEP Acquisition have been renegotiated as set out below and in the section titled “Recent Developments” on page 203. However, the underlying cash flows of TEP remain consistent with those assumed for the purposes of the fairness opinion.

•        The reduction in GreenRock’s purchase price to €29 million in cash, with an assumption of €10 million in debt as a result of delays in closing the acquisition and strategic reallocation of resources.

•        Historical performance shortfall by TEP, Accretion, and WindShareFund.

In addition, while the Special Committee considered the purchase prices to be paid by GreenRock for each of TEP, Accretion and WindShareFund, in reaching its determination regarding the valuation, the Special Committee considered the combined value, business prospects and synergies of the businesses as a whole. The Special Committee also considered the impact that the Business Combination would have on the combined enterprise, allowing for greater access to capital as a publicly-listed company to fuel the advancement of the combined companies’ pipeline and future prospects.

On March 18, 2025, the WindShareFund SPA was amended and supplemented by a Third Supplement to the Share Purchase Agreement signed on March 18, 2025. This Supplement amended the WindShareFund SPA to fully integrate the previous standalone acquisition agreements for WindShareFund Asset Management GmbH, WindShareFund Deutschland Verwaltungs GmbH, and GreenRock Asset Management into the WindShareFund Acquisition, aligning all entities under a single transaction framework. The Special Committee agreed to the changes to the WindShareFund SPA, including GreenRock management’s determination that the combination of a lower cash purchase price and assumed debt at attractive rates represents a more favorable structure. The Special Committee also approved GreenRock’s plants to negotiate with counterparties to pay a portion of the WindShareFund purchase price in securities instead of cash.

On March 21, 2025, the Special Committee approved an amendment and restatement of the Business Combination Agreement in order to implement the contemplated dual-class structure, including to reflect the fact that the founding shareholders of GreenRock will receive an aggregate of 2,100,000 Pubco Class B Ordinary Shares (in lieu of Pubco Class A Ordinary Shares). The Pubco Class B Shares represent 10% of the merger consideration issuable to the founders of GreenRock and entitle the GreenRock founders to receive additional rights, including having ten (10) votes per share. The change was primarily made to align the voting structure of Pubco with amendments made to the Memorandum and Articles of GreenRock. The board of directors and shareholders of GreenRock approved an identical dual class voting structure concurrently with the execution of the Amended and Restated Business Combination Agreement. In addition to the change in the allocation of the merger consideration between Pubco Class A and Pubco Class B, Business Combination Agreement was amended so that the $15 million closing cash condition was removed and the Outside Date (as defined in the Business Combination Agreement) was extended to May 2, 2025. Although this date has now passed, the agreement remains in force unless terminated by either party.

The terms of the TEP Acquisition remain under negotiation. The most recent signed term sheet dated September 24, 2025 includes the following financial terms: (i) €4 million payable at the closing of the transaction, (ii) €1.3 million payable by December 31, 2025 and (iii) up to €1 million by December 31, 2026 reflecting €10,000 per MW of solar development assets realized. The seller will also receive a performance bonus of €1 million. This term sheet has since expired; however, discussions continue between the parties to finalize the terms of a deal. The terms of the deal are not expected to have a material impact on the valuation of the TEP business as the underlying cashflows of the business are not expected to change.

Special Committee

In light of the apparent and actual conflicts of interests existing on the parts of certain of ClimateRock’s directors and officers in connection with the Business Combination, including the fact that (a) Per Regnarsson is chief executive officer of ClimateRock and director of GreenRock, (b) Charles Ratelband V is chairman of ClimateRock and director of GreenRock, (c) Mr. Ratelband is the sole indirect owner of WindShareFund N.V. which is seller of the wind assets described under “Business of GreenRock — Operations,” and (d) Accretion, the legal entity further described under “Business of GreenRock — Operations” is controlled by Gluon Capital, which in turn is controlled by Mr. Regnarsson and Mr. Maxamilian Delamain, the board of directors of ClimateRock established the Special Committee, which was until April 2024 comprised of Niels Brix, Randolph Sesson, Jr., Caroline Harding and Sean Kidney, each a disinterested member of ClimateRock’s board of directors, for purposes of negotiating the Business Combination Agreement with the power to act on behalf of ClimateRock. In April 2024, Mr. Sesson and Ms. Harding resigned as independent directors of ClimateRock and members of the Special Committee for personal reasons. In May 2024, Mr. Dariusz Sliwinski was appointed as a member of the Special Committee, which was thereafter comprised of Mr. Sliwinski, Mr. Kidney and Mr. Brix. Neither Mr. Regnarsson nor Mr. Ratelband is a member of the Special Committee.

The Special Committee’s Reasons for Approval of the Business Combination

In evaluating the Business Combination, the Special Committee reviewed a number of materials, including the transaction documentation, a fairness opinion provided by Newbridge, certain due diligence summary materials prepared by ClimateRock’s management, a technical due diligence report and various industry and financial data, and consulted with ClimateRock’s management and financial advisor. These advisors had access to materials provided to ClimateRock and advised the Special Committee on the valuation of GreenRock and the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Special Committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Special Committee viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Special Committee may have given different weight to different factors. This explanation of the Special Committee’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Certain Unaudited Prospective Financial Information of GreenRock.”

The officers and directors of ClimateRock have substantial experience in evaluating the operating and financial merits of companies within the sustainable energy sector and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, ClimateRock’s officers and directors have substantial experience with mergers and acquisitions across a variety of sectors in the sustainable energy industry.

In evaluating the Business Combination, the Special Committee considered the criteria to evaluate an initial business combination set by ClimateRock’s management team in the ClimateRock IPO prospectus and the fairness and reasonableness of the Business Combination. The Special Committee has determined that GreenRock meets the criteria set in the ClimateRock IPO prospectus. Specifically, the following was taken into consideration:

•        the status of its pipeline projects,

•        historical performance,

•        confirmations that historical financials were audited,

•        going concern memoranda,

•        projected financials,

•        sensitivity analysis of projections,

•        presence of a fairness opinion,

•        secured and unsecured revenues based on signed contracts,

•        expected cash to be available with Pubco to conduct operations and implement its growth plans,

•        waterfall mechanisms for any payments from the funds raised, and

•        the ability of Pubco to raise funds in the future to meet its growth targets.

In addition to considering the factors described above, the Special Committee also considered other factors including, without limitation, the various other risks associated with GreenRock’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Based on the above, the members of the Special Committee are of the opinion that the Business Combination is in the best interests of ClimateRock shareholders and recommends that the shareholders approve and adopt the Business Combination and approve and adopt any other proposals that are required for the consummation of the relevant transactions.

Certain Unaudited Prospective Financial Information of GreenRock

GreenRock currently has no operations and while it is currently expected that the Proposed Acquisitions will be completed at or prior to the closing of the Business Combination, we cannot assure you that any or all of the Proposed Acquisitions will be consummated on the terms or timetable currently contemplated or at all. See “Risk

Factors — There can be no assurance that the Proposed Acquisitions will be consummated on the terms or timetable currently anticipated or at all; as a result, the closing of the Business Combination may be delayed or may not occur or the terms of the Business Combination may be altered”.

GreenRock does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, GreenRock’s management prepared and provided to its board of directors, ClimateRock and ClimateRock’s financial advisors certain internal, unaudited prospective financial information in connection with their evaluation of the Transactions. GreenRock’s management prepared that prospective financial information based on their judgment and assumptions regarding the future financial performance of GreenRock. The inclusion below of the prospective financial information should not be regarded as an indication that GreenRock or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and reflect factors whose outcomes are beyond the control of GreenRock’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” GreenRock believes the assumptions used in preparation of the prospective financial information were reasonable as of July 8, 2025, the date that GreenRock’s management prepared the prospective financial information, given the information GreenRock had at that time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to GreenRock’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of GreenRock’s management, the prospective financial information was prepared on a reasonable basis, reflecting the best then currently available estimates and judgments, and presented, to the best of management’s knowledge and belief, GreenRock’s expected course of action and future financial performance.

However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither GreenRock’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, GREENROCK DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF GREENROCK, CLIMATEROCK OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY GREENROCK SHAREHOLDER, CLIMATEROCK SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The prospective financial information was based on several renewable energy market assumptions, many of which may differ substantially in the future due to changes in macroeconomic and political conditions. In that regard, assumptions such as project sale prices per megawatt, development costs or margins, the requirement for additional financing and the other assumptions noted below, could experience a degree of volatility between the expectations of GreenRock’s management and actual results. GreenRock believes the assumptions used in preparation of the prospective financial information were reasonable as of October 30, 2024, the date that GreenRock’s management prepared the prospective financial information, given the information GreenRock had at that time.

The following table illustrates the key elements of the prospective financial information, assuming that GreenRock controls TEP, Accretion and WindShareFund, which was prepared by GreenRock management on October 30, 2024 and updated on July 8, 2025.

($ in millions)	2026E
Revenue	$67.3
EBITDA	$38.7

Summary of the Opinion of ClimateRock’s Financial Advisor

ClimateRock retained Newbridge to act as its financial advisor in connection with the Business Combination and to provide an independent fairness opinion to the ClimateRock Board. Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. ClimateRock selected Newbridge to act as its financial advisor in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On December 27, 2023, at a meeting of the ClimateRock Board held to evaluate the Business Combination, Newbridge delivered to the ClimateRock Board an oral opinion, which was later confirmed by delivery of a written opinion, dated December 27, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, (i) the Merger Consideration is fair, from a financial point of view, to ClimateRock and ClimateRock’s unaffiliated public shareholders and (ii) GreenRock has an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account for the benefit of ClimateRock’s public shareholders (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account). On October 18, 2024, at the direction of the Special Committee, Newbridge issued an updated Fairness Opinion which was accepted and approved by the Special Committee on November 6, 2024.

The full text of Newbridge’s updated written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for ClimateRock, or the underlying business decision of ClimateRock whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed the Business Combination Agreement, dated December 27, 2023;

•        Reviewed ClimateRock’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of ClimateRock since its IPO in May 2022;

•        Reviewed publicly available financial information of ClimateRock filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between May 3, 2022, and October 24, 2024;

•        Conducted discussions with GreenRock’s management team to better understand GreenRock’s recent business history, and near-term financials;

•        Reviewed a financial model of GreenRock with historical and future financial projections (including potential revenue growth, EBITDA and EBITDA margins) provided by the Company’s management team;

•        Performed a public company comparable analysis of similar companies to GreenRock that trade on stock exchanges in Europe and Canada, and operate in the “Renewable Electricity” sector, to derive certain forward Enterprise Value/EBITDA multiples; and

•        Performed an M&A transaction comparable analysis of similar companies to GreenRock that are headquartered in Europe, and operate in the “Renewable Electricity” sector, to derive certain forward Enterprise Value/EBITDA multiples.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of ClimateRock that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of GreenRock, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of GreenRock.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, financial, market and other conditions as they exist and can be evaluated on, and the information made available to it on, October 24, 2024, the date of such opinion. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of ClimateRock and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of ClimateRock’s Ordinary Shares actually will be when the Business Combination is consummated or the prices at which Pubco Shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

Newbridge’s opinion and analyses were one of many factors considered by the Special Committee in evaluating the proposed Business Combination. Neither Newbridge’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Special Committee, or ClimateRock’s management with respect to any determinations made regarding the Business Combination or the Merger Consideration.

The following represents a brief summary of the material financial analyses reviewed by the Special Committee and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Comparable Public Company Analysis

To calculate the implied equity value of GreenRock, Newbridge obtained the median Equity Value of ten (10) comparable public companies that Newbridge believed had the most similarities to it. The public company comparables were selected using the following criteria: (i) listed on a Stock Exchange in Europe or Canada, and (ii) operate in the Renewable Electricity sector, and (iii) had forecasted EBITDA estimates for 2025. Newbridge did not exclude any companies meeting such selection criteria from its comparable public company analysis.

The average EV/2025E EBITDA multiple of such comparable public companies operating in the “Renewable Electricity” sector was 11.1x; this datapoint was multiplied by the 2026E EBITDA ($38.7 million) of GreenRock to obtain an Enterprise Value of $431.5 million. The net debt of $36.8 million for GreenRock was removed from Enterprise Value to obtain an implied equity value using this analysis of $394.7 million.

The tables below summarize certain observed historical financial performance and equity values of the selected public companies that were sourced from S&P Capital IQ data as of October 24, 2024.

Renewable Electricity	10/21/2024		Balance Sheet		Income Statement EBITDA 2025E	Valuation Multiples EBITDA 2025E
Company Name	Symbol	Stock Price	Market Capitalization	Enterprise Value
Neoen S.A.	ENXTPA:NEOEN	$42.7	$6,519.9	$10,549.5	$705.7	14.9x
Boralex Inc.	TSX:BLX	$26.1	$2,681.2	$5,264.0	$536.5	9.8x
Solaria Energía y Medio Ambiente, S.A.	BME:SLR	$9.0	$1,476.5	$2,646.2	$261.4	10.1x
Innergex Renewable Energy Inc.	TSX:INE	$11.8	$1,472.2	$2,619.5	$243.9	10.7x
Voltalia SA	ENXTPA:VLTSA	$7.2	$1,465.9	$6,369.1	$580.8	11.0x
Greenvolt – Energias Renováveis, S.A.	ENXTLS:GVOLT	$9.9	$1,290.2	$3,393.7	$310.3	10.9x
Scatec ASA	OB:SCATC	$7.4	$1,181.3	$3,563.1	$404.6	8.8x
Energiekontor AG	XTRA:EKT	$39.0	$1,118.8	$1,965.0	$143.8	13.7x
Grenergy Renovables, S.A.	BME:GRE	$55.1	$763.5	$1,043.3	$119.8	8.7x
Ecoener, S.A.	BME:ENER	$4.7	$265.7	$698.5	$56.8	12.3x
($ in millions, except per share data)	AVERAGE					11.1x

Comparable Precedent M&A Transaction Analysis

Newbridge analyzed the last ~3 years (since January 2021) of M&A transaction data in the Renewable Electricity sector to find similar transactions where the targets being acquired most resembled GreenRock. The universe of transactions where there were similarities to GreenRock, and where financial data was recorded for the transaction value was generally limited, as is usually the case versus public comparables. The criteria used for the selected transactions were those in which the targets most resembled GreenRock, and included (i) Targets with business models in the “Renewable Electricity” sector, (ii) transactions that occurred with companies that had headquarters in Europe, and (iii) where the identified the Enterprise Value/EBITDA multiple was known.

Newbridge obtained the average EV/2025E EBITDA multiple of 15.1x from this dataset; this multiple was then adjusted downward by 12.9% (which is the difference in the 2024 vs. 2025 EV/EBITDA public company multiple) to get 13.2x. This was done to account for taking a backwards looking datapoint (last ~3 years of EV/EBITDA multiple data) and applying it to forward (2025) EBITDA. This datapoint was multiplied by the 2026E EBITDA ($38.7 million) of GreenRock to obtain an Enterprise Value of $511.5 million. The net debt of $36.7 million for GreenRock was removed from Enterprise Value to obtain an implied equity value using this analysis of $474.8 million.

The table below summarizes the Comparable Precedent M&A Transaction data set, and was sourced from S&P Capital IQ data as of October 24, 2024.

M&A Comparables Analysis (2021 — Present)

M&A Closed Date	Headquarters	Target/Issuer	Implied Equity Value	Enterprise Value/ EBITDA	Buyers/Investors
03/21/2024	Spain	Opdenergy Holding, S.A.	$930.1	15.8x	Antin Infrastructure Partners SAS (ENXTPA:ANTIN)
07/24/2023	Spain	Grupo Gransolar, S.L.	$740.5	23.4x	Trilantic Europe Ltd.
03/15/2023	Norway	Scatec ASA (OB:SCATC)	$912.4	12.0x	Equinor ASA (OB:EQNR)
12/20/2022	United Kingdom	ContourGlobal Limited	$2,180.1	7.1x	KKR & Co. Inc. (NYSE:KKR)
09/09/2022	France	Albioma (ENXTPA:ABIO)	$1,698.1	13.6x	KKR & Co. Inc. (NYSE:KKR)
09/05/2022	Sweden	Slitevind AB	$88.1	18.9x	Orrön Energy Holding AB
07/31/2022	Spain	Greenalia, S.A.	$407.8	15.0x	Alazady España, Sl; Smarttia Spain, S.L.U.
05/16/2022	Italy	Falck Renewables S.p.A.	$2,989.5	19.1x	J.P. Morgan Investment Management Inc.
			Average	15.1x

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the ClimateRock Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ClimateRock and GreenRock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of ClimateRock Ordinary Shares.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $394.7 million to $474.8 million. The Merger Consideration to be paid by ClimateRock of $320.0 million is below the valuation ranges of the financial analyses described above.

Based on its analysis, it is Newbridge’s opinion that, (i) the Consideration is fair, from a financial point of view, to ClimateRock and ClimateRock’s unaffiliated public shareholders and (ii) GreenRock has an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting fees and taxes payable on the income earned on the Trust Account).

The type and amount of consideration payable in the Business Combination was determined through negotiations between ClimateRock and GreenRock, and was approved by the Special Committee. The decision to enter into the Business Combination Agreement was solely that of the Special Committee. As described above, Newbridge’s opinion (and related analyses) was only one of many factors considered by the Special Committee in its evaluation of the Business Combination and should not be viewed as determinative of the views of the ClimateRock or GreenRock’s management with respect to the Business Combination.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its opinion to the Special Committee, ClimateRock agreed to pay Newbridge a fee of $70,000. $10,000 of the fee was paid as a retainer, $30,000 was paid upon delivery of the opinion, and the remaining $30,000 of which is payable upon consummation of the Business Combination. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in its opinion.

Satisfaction of 80% Test

It is a requirement under the ClimateRock Memorandum and Articles that any business acquired by ClimateRock has a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any deferred underwriting fees and any taxes payable on the Trust Account balance) at the time of the execution of a definitive agreement for an initial Business Combination.

As of December 31, 2023, the date of the execution of the Original Business Combination Agreement, the balance of the funds in the Trust Account was approximately $28,508,213 and 80% thereof represented approximately $22,645,642.

Likewise, as of March 21, 2025, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $ 29,788,972 and 80% thereof represented approximately $ 23,831,177.

The Special Committee believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of GreenRock met the 80% requirement. Based on the fact that the fair market value of GreenRock (as described above) was in excess of the threshold of approximately $22,645,642 at the time of the execution of the Original Business Combination Agreement and in excess of the threshold of approximately $23,831,177 at the time of the execution of the Business Combination Agreement, in each case, representing 80% of the balance of the funds in the Trust Account as of the date of execution of the Original Business Combination Agreement and the Business Combination Agreement, respectively, the ClimateRock board determined that the fair market value of GreenRock was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was satisfied.

Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination

As you consider the recommendation of the board of directors of ClimateRock to vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, you should keep in mind that ClimateRock’s Initial Shareholders and its directors and executive officers have interests in such proposals that are different from, or in addition to, those of ClimateRock shareholders generally. These interests include, among other things, the following.

•        If the Business Combination with GreenRock or another business combination is not consummated by May 2, 2026 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. In addition, the Sponsor entered into a series of securities transfer agreements, pursuant to which interests in a total of 217,175 Founder Shares were transferred to certain directors and officers of ClimateRock. Of these, 71,875 shares became fully vested upon the consummation of the Company’s IPO in May 2022. The remaining shares will vest upon completion of the Company’s initial Business Combination. The Founder Shares had an aggregate market value of approximately $23.8 million based upon the closing price of ClimateRock’s ordinary shares of $12.10 per share on the OTC Pink Limited Market on October 31, 2025, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Class A Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of $112,875 based upon the closing price of ClimateRock’s Warrants of $0.03 per warrant the OTC Pink Limited Market on October 31, 2025. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless, and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and board of directors. The managing partner of Gluon is Per Regnarsson, who is the Chief Executive Officer and a director of ClimateRock. Mr. Regnarsson, in his role of CEO, has been heavily involved, among other things, in negotiations with GreenRock and communication with ClimateRock’s board of directors. Simultaneously with Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination with GreenRock is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into Pubco Class A Ordinary Shares, and excluding the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 67% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 68% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 64% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 64% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock can earn a positive rate of return on their overall investment in ClimateRock and Pubco after the Business Combination, even if Public Shareholders experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.012 per share.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with GreenRock or another business combination is not completed by the Business Combination Deadline. As of the date of this proxy statement/prospectus, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In connection with ClimateRock’s shareholders approving the extension of the Business Combination Deadline:

•        On May 2, 2023, we issued the 2023 Extension Note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2023 Extension. The Sponsor agreed to pay $75,000 per month until the completion of an initial Business Combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. Per the 2023 Extension Note, as amended, if we do not repay the 2023 Extension Note within five days of the maturity date, five percent (5%) interest per month will accrue on the unpaid principal balance until the 2023 Extension Note is fully repaid. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2023 Extension Note is par value. As of March 31, 2025 and December 31, 2024, the outstanding balance of the 2023 Extension Note was $900,000 and $900,000, respectively, and no interest was accrued.

•        On April 30, 2024, we issued the 2024 Extension Note in the aggregate principal amount of $600,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2024 Extension. The Sponsor agreed to pay $50,000 per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2024 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2024 Extension Note was $600,000 and $400,000, respectively.

•        On June 20, 2025, we issued the 2025 Extension Note in the aggregate principal amount of $107,623 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2025 Extension. The Sponsor agreed to pay $17,937 per month that the Board decides to take to complete an initial Business Combination, commencing on May 2, 2025 and continuing through November 2, 2025 (or such earlier date as determined by our Board in its sole discretion). The 2025 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. As of October 28, 2025, one monthly installment of the 2025 Extension Note had been paid, and five monthly installments of approximately $89,686 (not including applicable interest) remained outstanding and still need to be deposited into the Trust Account to support the 2025 Extension.

•        The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination. If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Working Capital Warrants at a price of $1.00 per Warrant. If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into seven loan agreements with Eternal BV, a company controlled by Charles Ratelband V, the Chairman of ClimateRock’s board of directors. The Eternal Loans are unsecured and do not bear interest and mature on various dates between January 1, 2025 and December 31, 2025. As of September 30, 2025, ClimateRock has drawn approximately $3.1 million under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, the Chairman of ClimateRock’s board of directors has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The cash and equity consideration that Messers Regnarsson and Ratelband are expected to receive from their respective positions at GreenRock, Accretion and WindShareFund N.V. as part of the Business Combination and related transactions are as follows:

•        Mr. Regnarsson will indirectly receive 6 million shares in GreenRock;

•        Mr. Ratelband will indirectly receive 15 million shares in GreenRock. Furthermore, two companies that are wholly owned by Mr. Ratelband, WSF Holding B.V. and WindShareFund B.V., will receive EUR 26,025,000 cash under the WindShareFund SPA;

•        Gluon Renewable Energies Limited, an affiliate of Gluon Group, will receive $20,000 pursuant to a loan entered into between ClimateRock and Gluon Renewable Energies Limited on November 1, 2024. Mr. Regnarsson is the Managing Partner of Gluon (“Gluon”).

•        The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total issued and outstanding Pubco Ordinary Shares (without giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 20.3% and 46.8% assuming no redemptions of Public Shareholders; and

•        The estimated respective percentage holdings of Mr. Regnarsson and Mr. Ratelband in Pubco in terms of total voting power of the total issued and outstanding Pubco Ordinary Shares (giving effect to the difference in voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares) immediately following the completion of the Business Combination is expected to be approximately 23.2% and 55.3% assuming no redemptions of Public Shareholders.

•        Per Regnarsson, has provided personal guarantees in favor of Poveda securing Accretion Energies Limited’s £200,000 loan (guarantee exposure up to £200,000, plus any applicable costs and interest).

•        Certain shareholders of GreenRock and of the Sponsor, including Per Regnarsson, have provided pledges and personal guarantees securing GreenRock’s outstanding fees owed to Simmons & Simmons in the amount of £534,057 as at June 30, 2025 (plus applicable interest and costs).

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, the Sponsor, ClimateRock’s directors, officers, advisors or any of their respective affiliates (collectively, the “ClimateRock Affiliated Parties”) may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares the ClimateRock Affiliated Parties may purchase in such transactions, subject to compliance with applicable law and the rules of the Nasdaq. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. Any such privately negotiated purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the ClimateRock Affiliated Parties have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of the ClimateRock Affiliated Parties will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares, during a restricted period under Regulation M under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.

In the event that any of the ClimateRock Affiliated Parties purchase Public Shares in open market transactions or in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. ClimateRock does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act. Pursuant to the SEC’s Compliance and Disclosure Interpretation 166.01, purchases of Public Shares by the ClimateRock Affiliated Parties generally have an indicia of being a tender offer; however, SEC staff has indicated that it will not object to purchases by a SPAC sponsor or its affiliates outside of the redemption offer as long as the following conditions are satisfied:

•        this proxy statement/prospectus discloses the possibility that the ClimateRock Affiliated Parties will purchase Public Shares outside the process for redeeming Public Shares, along with the purpose of such purchases;

•        the ClimateRock Affiliated Parties will purchase Public Shares at a price no higher than the price offered through the Public Share redemption process described in this proxy statement/prospectus;

•        this proxy statement/prospectus includes a representation that any Public Shares purchased by the ClimateRock Affiliated Parties would not be voted in favor of approving the Business Combination;

•        the ClimateRock Affiliated Parties do not possess any redemption rights with respect to the Public Shares or, if they possess redemption rights, they waive those rights (See “The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Sponsor Support Agreement” and “The Business Combination Proposal — The Business Combination Agreement and Related Agreements — ClimateRock Letter Agreement with Sponsor and ClimateRock Directors and Officers”); and

•        ClimateRock discloses in a Form 8-K, prior to the Meeting, the following:

•        the amount of Public Shares purchased outside of the Public Share redemption process described in this proxy statement/prospectus by the ClimateRock Affiliated Parties, along with the purchase price;

•        the purpose of the purchases by the ClimateRock Affiliated Parties;

•        the impact, if any, of the purchases by the ClimateRock Affiliated Parties on the likelihood that the Business Combination will be approved;

•        the identities of ClimateRock security holders who sold to the ClimateRock Affiliated Parties (if not purchased on the open market) or the nature of ClimateRock security holders (e.g., 5% security holders) who sold to the ClimateRock Affiliated Parties; and

•        the number of Public Shares for which ClimateRock has received redemption requests pursuant to the Public Share redemption process described in this proxy statement/prospectus.

Any such purchases effectuated by the ClimateRock Affiliated Parties will comply with such conditions.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions to provide additional financing to Pubco following the closing of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met; however, pursuant to SEC guidance, if the ClimateRock Affiliated Parties purchase Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Public Shares would not be voted in favor of the Proposals. Any such purchases of ClimateRock’s Public Shares may result in the completion of the Business Combination under circumstances where it may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of ClimateRock may be reduced and the number of beneficial holders of ClimateRock’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of ClimateRock’s securities on a national securities exchange.

The ClimateRock Affiliated Parties anticipate that they may identify the shareholders with whom the ClimateRock Affiliated Parties may effect such shares pursuant to open market purchase or pursue privately negotiated purchases by either the shareholders contacting them directly or by receipt of redemption requests submitted by shareholders following mailing of proxy materials in connection with the Business Combination. To the extent that the ClimateRock Affiliated Parties purchase Public Shares in open market transactions or enter into a privately negotiated purchases, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such shareholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the Meeting. The ClimateRock Affiliated Parties will select which shareholders to purchase shares from based on the negotiated price and number of Public Shares and any other factors that they may deem relevant, and will only purchase Public Shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Recommendation of ClimateRock’s Board of Directors

After careful consideration of the matters described above, and, particularly, GreenRock’s historical performance, potential for growth, the experience of GreenRock’s management, GreenRock’s competitive positioning, its customer relationships, and technical skills, the Special Committee determined unanimously that each of the Business

Combination Proposal, the Merger Proposal and the Adjournment Proposal, if presented, was advisable and in the best interests of ClimateRock and its shareholders and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Special Committee is not meant to be exhaustive but includes the material information and factors considered by the Special Committee as well as any other factors that the board of directors deemed relevant.

Pubco’s Amended and Restated Memorandum and Articles of Association

At or prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from ClimateRock’s current amended and restated memorandum and articles of association, as amended:

•        Pubco’s corporate existence is perpetual as opposed to ClimateRock’s corporate existence terminating if a Business Combination is not consummated by ClimateRock within a specified period of time; and

•        Pubco’s Amended and Restated Memorandum and Articles of Association do not include the various provisions applicable only to special purpose acquisition corporations that ClimateRock’s memorandum and articles of association contains.

For more information regarding Pubco’s Amended and Restated Memorandum and Articles of Association, see the section entitled “Description of Pubco Securities”.

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s shareholders and ClimateRock’s shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Cayman Registrar necessary to effectuate the Mergers, which will be filed on behalf of ClimateRock and SPAC Merger Sub (in respect of the SPAC Merger) and GreenRock and Company Merger Sub (in respect of the Company Merger) with the Cayman Registrar following the approval of the Business Combination Proposal and the Merger Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, ClimateRock will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current shareholders of GreenRock having a majority of the voting power of the post-combination company, GreenRock senior management comprising all of the senior management of the post-combination company, the relative size of GreenRock compared to ClimateRock, and GreenRock operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of GreenRock issuing stock for the net assets of ClimateRock, accompanied by a recapitalization. The net assets of ClimateRock will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GreenRock.

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for certain beneficial owners of Public Shares, Public Rights and Public Warrants (collectively, the “Public Securities”) of (i) electing to have their Public Shares redeemed for cash if the Business Combination is completed, (ii) the Business Combination and (iii) the ownership and disposition of Pubco Class A Ordinary Shares, Pubco Class B Ordinary Shares and Pubco Public Warrants acquired pursuant to the Business Combination. Because the components of a Public Unit are generally separable at the option of the holder, the holder of a Public Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Public Securities that comprise a Public Unit. As a result, the discussion below with respect to holders of Public Securities should also apply to holders of Public Units (as the deemed owners of the underlying Public Securities comprising the Public Units). This discussion applies only to Public Securities, Pubco Class A Ordinary Shares, Pubco Class B Ordinary Shares, and Pubco Public Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own their Public Securities, Pubco Class A Ordinary Shares, Pubco Class B Ordinary Shares or Pubco Public Warrants as capital assets;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Public Shares or Pubco Class A Ordinary Shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•        persons holding Public Securities or Pubco Class A Ordinary Shares or Pubco Public Warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to Public Securities or Pubco Class A Ordinary Shares or Pubco Public Warrants as a result of such income being recognized on an applicable financial statement;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received Public Securities or Pubco Class A Ordinary Shares or Pubco Public Warrants as compensation for services;

•        persons subject to the market-to-market tax accounting rules;

•        governments or agencies or instrumentalities thereof; or

•        controlled foreign corporations or passive foreign investment companies.

If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of Public Securities or Pubco Class A Ordinary Shares or Pubco Public Warrants, the U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership or other pass-through entity generally will depend on the status of the partner, member or other beneficial owner and the activities of the partnership or other pass-through entity. If you are a partner, member or other beneficial owner of a partnership or other pass-through entity holding Public Securities, you are urged to consult your own tax advisor regarding the tax consequences with respect to the Public Securities, Pubco Class A Ordinary Shares, and Pubco Public Warrants.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Public Securities or Pubco Class A Ordinary Shares or Pubco Public Warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination or the other matters discussed herein. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination or the other matters discussed herein that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF PUBLIC SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO CLASS A ORDINARY SHARES AND PUBCO PUBLIC WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

Allocation of Purchase Price and Characterization of a Public Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Public Unit or instruments similar to a Public Unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The acquisition of a Public Unit should be treated for U.S. federal income tax purposes as the acquisition of one Public Share, one Public Right and one-half of one Public Warrant. For U.S. federal income tax purposes, each holder of a Public Unit should allocate the purchase price paid by such holder for such Public Unit among the one Public Share, one Public Right and one-half of one Public Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each holder must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, each holder is strongly urged to consult his or her tax advisor regarding the determination of value for these purposes. The portion of the purchase price allocated to each Public Share, Public Right and one-half of one Public Warrant should be the holder’s initial tax basis in such share, right or one-half of one warrant, as applicable. Any disposition of a Public Unit should be treated for U.S. federal income tax purposes as a disposition of the Public Share, Public Right and one-half of one Public Warrant, and the amount realized on the disposition of a Public Unit should be allocated among such share, right and one-half of one warrant based on their respective relative fair market values (as determined based on all the relevant facts and circumstances). The separation of the Public Share, Public Right and the one-half of one Public Warrant constituting a Public Unit, and the combination of two one-half Public Warrants into one Public Warrant, should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Public Shares, Public Rights and Public Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Public Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or in the discussion below. Accordingly, each holder is urged to consult its tax advisors regarding the tax consequences with respect to a Public Unit (including alternative characterizations of a Public Unit). The balance of this discussion assumes that the characterization of the Public Units described above is respected for U.S. federal income tax purposes.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Public Securities or Pubco Class A Ordinary Shares or Pubco Class B Ordinary Shares or Pubco Public Warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

It is the opinion of ClimateRock’s counsel, ArentFox Schiff LLP, that the SPAC Merger will qualify as part of an exchange described in Section 351 of the Code (when taken together with certain other transactions in connection with the Business Combination). However, there can be no assurance that the IRS will not successfully challenge this position, and if so, then the exchange of Public Shares for Pubco Class A Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the SPAC Merger qualifies as part of an exchange described in Section 351 of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from ClimateRock and Pubco. If the letters or certificates are incorrect, the conclusions reached in the tax opinion may not be correct. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351 of the Code, a U.S. holder with no Public Warrants or Public Rights that receives Pubco Class A Ordinary Shares in exchange for Public Shares in the Mergers will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Class A Ordinary Shares received in the Mergers by such a U.S. holder will be equal to the adjusted tax basis of the Public Shares exchanged therefor. The holding period of the Pubco Class A Ordinary Shares will include the holding period during which the Public Shares exchanged therefor were held by such U.S. holder.

The appropriate U.S. federal income tax treatment of Public Warrants received in the Mergers is uncertain because, as described below, it is unclear whether the SPAC Merger, in addition to qualifying as part of an exchange described in Section 351 of the Code, will also qualify as a “reorganization” under Section 368(a) of the Code. If the SPAC Merger qualifies as part of an exchange governed only by Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. holder with no Public Shares or Public Rights whose Public Warrants automatically convert into Pubco Public Warrants in the Mergers will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Public Warrants received and such U.S. holder’s adjusted basis in its Public Warrants. A U.S. holder’s basis in its Pubco Public Warrants received in the Mergers will equal the fair market value of the Pubco Public Warrants. A U.S. holder’s holding period in its Pubco Public Warrants will begin on the day after the Mergers. If the SPAC Merger qualifies as a reorganization under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder with no Public Shares or Public Rights whose Public Warrants automatically convert into Pubco Public Warrants in the Mergers should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco Public Warrants received should be equal to the holder’s adjusted tax basis in the Public Warrants exchanged therefor, and the holding period of the Pubco Public Warrants should include the holding period during which the Public Warrants exchange therefor were held by such holder.

If the SPAC Merger qualifies as part of an exchange under Section 351 of the Code and not under Section 368(a) of the Code, a U.S. holder that receives Pubco Class A Ordinary Shares in exchange for Public Shares and whose Public Warrants automatically convert into Pubco Public Warrants in the Mergers will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the Pubco Public Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Mergers on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Class A Ordinary Shares, (ii) the Pubco Class B Ordinary Shares, and (iii) the Pubco Public Warrants received by such U.S. holder among the Public Shares and Public Warrants owned by such U.S. holder immediately prior to the Mergers in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares received in the Mergers will include the holding period during which the Public Shares exchanged therefor were held by such U.S. holder, and the holding period of Pubco Public Warrants received in the Mergers will begin on the day after the Mergers. In addition, a U.S. holder’s adjusted tax basis in the Pubco Public Warrants received should be equal to the fair market value of such Pubco Public Warrants, and a U.S. holder’s adjusted tax basis in its Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares generally should equal the tax basis of the Public Shares exchanged therefor, reduced by the fair market value of the Pubco Public Warrants received and increased by any gain recognized.

It is uncertain whether the requirements that must be satisfied in order for the SPAC Merger to qualify as a “reorganization” under Section 368(a) of the Code can be met. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as ClimateRock, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. It is also not known whether “continuity of interest” requirement under Section 368 of the Code will be met by the holders of Public Shares. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of ClimateRock. For example, the requirements for reorganization treatment could be affected by the magnitude of Public Share redemptions that occur in connection with the Business Combination. Therefore, ClimateRock’s counsel, ArentFox Schiff LLP, is unable to opine on whether the SPAC Merger will qualify as a “reorganization” under Section 368(a) of the Code. If the SPAC Merger were to qualify as a reorganization under Section 368(a) of the Code as well as part of an exchange under Section 351 of the Code, a U.S. holder that receives Pubco Class A Ordinary Shares in exchange for Public Shares and whose Public Warrants automatically convert into a Pubco Public Warrants in the Mergers would not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Class A Ordinary Shares and the Pubco Public Warrants received generally would be equal to the U.S. holder’s basis in the Public Shares and Public Warrants exchanged therefor, and the holding period of the Pubco Class A Ordinary Shares and Pubco Public Warrants would include the holding period during which the Public Shares and Public Warrants exchanged therefor were held by such U.S. holder.

U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Public Warrants for Pubco Public Warrants.

The appropriate U.S. federal income tax treatment of the conversion of the Public Rights into Pubco Class A Ordinary Shares is uncertain. In general, ClimateRock intends to take the position that, unless such U.S. holder would otherwise be required to recognize gain that is realized in the Mergers in accordance with the rules described above, (i) a U.S. holder should not recognize gain or loss upon the acquisition of Pubco Class A Ordinary Shares with respect to the Public Rights, (ii) the aggregate adjusted tax basis of such Pubco Class A Ordinary Shares should be equal to the adjusted tax basis of the Public Rights exchanged therefor and (iii) the holding period of the Pubco Class A Ordinary Shares should include the holding period during which the Public Rights exchanged therefor were held by such U.S. holder. U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Public Rights for Pubco Class A Ordinary Shares.

U.S. holders are urged to consult with their tax advisors regarding the tax treatment of their Public Shares, Public Warrants, and Public Rights in connection with the Business Combination.

Application of the Passive Foreign Investment Company Rules to the Business Combination

If ClimateRock is a PFIC, a U.S. holder may be required to recognize gain with respect to their exchange of Public Shares for Pubco Class A Ordinary Shares and Public Warrants for Pubco Public Warrants pursuant to the Mergers, even if such exchange would not otherwise require such U.S. holder to recognize gain pursuant to the rules discussed above.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

ClimateRock believes that it likely will not be eligible for the startup exception and, based on the composition of its income and assets, believes that ClimateRock will likely be considered a PFIC for the taxable year that includes the Business Combination.

(i)     Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a “reorganization” under Section 368(a) of the Code) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been proposed with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. holders of Public Shares and Public Rights (regardless of the qualification of the SPAC Merger as part of an exchange under Section 351 of the Code or as a “reorganization” under Section 368(a) of the Code) and Public Warrants (regardless of the qualification of the SPAC Merger as a “reorganization” under Section 368(a) of the Code) as a result of the Business Combination if ClimateRock were classified as a PFIC at any time during such U.S. holder’s holding period for such Public Shares, Public Rights or Public Warrants; and

(ii)    In the case of Public Shares, the U.S. holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. holder owned such Public Shares or in which ClimateRock was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Public Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants or rights.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of ClimateRock. Under these rules:

•        the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s Public Securities;

•        the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which ClimateRock was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. holder.

It is unclear whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. holders of Public Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation with respect to their Public Securities under the PFIC rules in the manner set forth above. A U.S. holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Public Shares is referred to herein as an “Electing Shareholder” and a U.S. holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. holders of Public Warrants and Public Rights is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition to a U.S. holder on the exchange of Public Warrants for Pubco Public Warrants or of Public Rights for Pubco Class A Ordinary Shares in connection with the Business Combination, even if the Merger qualifies as a “reorganization” under Section 368(a) of the Code.

Any gain recognized by a Non-Electing Shareholder of Public Shares (regardless of the qualification of the SPAC Merger as part of an exchange under Section 351 of the Code or as a “reorganization” under Section 368(a) of the Code) or a U.S. holder of Public Warrants (regardless of the qualification of the SPAC Merger as a “reorganization” under Section 368(a) of the Code) as a result of the Business Combination pursuant to PFIC rules generally would be taxable income to such U.S. holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

Notwithstanding the foregoing, if (1) ClimateRock was a PFIC for any tax year during which a U.S. holder held Public Shares or Public Warrants and (2) Pubco is also a PFIC for the tax year that includes the day after the effective date of the Business Combination, then the proposed Treasury Regulations generally provide that the special rules described above requiring recognition of gain in what would otherwise be a non-recognition transaction will not apply to the exchange of Public Shares for Pubco Class A Ordinary Shares and Public Warrants for Pubco Public Warrants, as applicable, pursuant to the Business Combination. For purposes of this discussion, this exception is referred to as the “PFIC-for-PFIC Exception.” In addition, to qualify for the PFIC-for-PFIC Exception, proposed Treasury Regulations require a U.S. holder to report certain information to the IRS on Form 8621 together with such U.S. holder’s U.S. federal income tax return for the tax year in which the Business Combination occurs.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE BUSINESS COMBINATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

The impact of the PFIC rules on a U.S. holder of Public Shares will depend on whether the U.S. holder has made a timely and effective election to treat ClimateRock as a “qualified electing fund” under Section 1295 of the Code (a “QEF Election”) for the taxable year that is the first year in the U.S. holder’s holding period of Public Shares during which ClimateRock qualified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF Election along with a purging election.

A QEF Election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year of such U.S. holder to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with a U.S. holder’s U.S. federal income tax return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

One type of purging election creates a deemed sale of the U.S. holder’s Public Shares at their then fair market value and requires the U.S. holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. holder would increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Public Shares. U.S. holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to ClimateRock is contingent upon, among other things, the provision by ClimateRock of a PFIC annual information statement to such U.S. holder. If ClimateRock determines that it is a PFIC for any taxable year, ClimateRock will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that ClimateRock will timely provide such required information. In addition, there is no assurance that ClimateRock will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares, except in connection with any Public Warrants held by such Electing Shareholder. As a result, such an Electing Shareholder generally should not recognize income, gain or loss as a result of the Business Combination, except in connection with any Public Warrants held by such Electing Shareholder.

The impact of the PFIC rules on a U.S. holder of Public Shares may also depend on whether the U.S. holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value if such stock is “marketable stock” (generally, stock that is regularly traded on a national securities exchange that is registered with the SEC). No assurance can be given that the Public Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their Public Shares in connection with the Business Combination, except in connection with any Public Warrants held by such Electing Shareholder. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over its adjusted basis in its Public Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Public Shares will be treated as ordinary income. Special tax rules may also apply if a U.S. holder makes an MTM Election for a taxable year after the first taxable year in which such U.S. holder holds (or is deemed to hold) Public Shares and for which ClimateRock is treated as a PFIC. An MTM Election is not available with respect to warrants, including the Public Warrants.

If made, an MTM Election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Public Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their own tax advisors regarding the availability and tax consequences of an MTM Election with respect to the Purchase Ordinary Shares under their particular circumstances.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Public Shares

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares.”

In the event that a U.S. holder of Public Shares exercises such holder’s right to have such holder’s Public Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of Public Shares treated as held by the U.S. holder (including any Public Shares constructively owned by the U.S. holder as a result of, among other things, owning Public Warrants) relative to all of shares of Public Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in ClimateRock or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also stock that is constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include Public Shares that could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, the percentage of ClimateRock’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of ClimateRock’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the stock in ClimateRock actually and constructively owned by the U.S. holder is redeemed or all the stock in ClimateRock actually owned by the U.S. holder is redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in ClimateRock. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in ClimateRock will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption of its Public Shares.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss. A U.S. holder’s tax basis in such holder’s Public Shares generally will equal the cost of such shares. As discussed above, a U.S. holder that purchased Units would have been required to allocate the cost between the Public Shares, the Public Rights and the Public Warrants comprising the Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Rules similar to those discussed below under “Ownership and Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants by U.S. Holders — Distributions on Pubco Class A Ordinary Shares” generally apply to a U.S. holder whose Public Shares are redeemed to the extent the proceeds of such redemption are treated as a dividend for U.S. federal income tax purposes.

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Public Shares will be added to the U.S. holder’s adjusted tax basis in its remaining Public Shares, or if the Public Shares actually owned by such U.S. holder are completely redeemed, to such U.S. holder’s basis in its Public Warrants or possibly to the basis of Public Shares constructively owned by such U.S. holder. Rules similar to those discussed below under “Ownership and Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants by U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants” generally apply to a U.S. holder whose Public Shares are redeemed to the extent the proceeds of such redemption are treated as gain realized on the sale or other disposition of such Public Shares.

U.S. holders should consult with their tax advisors as to the tax consequences of any redemption of Public Shares, including with respect to their holding period in the Public Shares and other matters relevant to obtaining reduced rates of taxation on redemption proceeds treated as dividends for U.S. federal income tax purposes.

Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares

As discussed above under the heading “— Application of the Passive Foreign Investment Company Rules to the Business Combination,” ClimateRock believes that it will likely be considered a PFIC for the taxable year that includes the Business Combination.

Assuming ClimateRock is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Public Shares and that such U.S. holder did not timely make (a) a QEF Election (as defined below) for the first taxable year in which such U.S. holder owned such Public Shares or in which ClimateRock was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Public Shares, such U.S. holder generally will be subject to the rules described below with respect to a redemption of its Public Shares.

Under these rules:

•        the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s Public Shares;

•        the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which ClimateRock was a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. holder.

As discussed above, the impact of the PFIC rules on a U.S. holder of Public Shares will depend on whether the U.S. holder has made a timely and effective QEF Election for the taxable year that is the first year in the U.S. holder’s holding period of Public Shares during which ClimateRock qualified as a PFIC (or, if in a later taxable year, the U.S. holder made a QEF Election along with a purging election) or if the U.S. holder has made an MTN Election. See the discussion above under the heading “— Application of the Passive Foreign Investment Company Rules to the Business Combination,” for a description of the consequences to a U.S. holder of making the foregoing elections, which may mitigate the adverse consequences under the PFIC rules as a result of the redemption of a U.S. holder’s Public Shares.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER IT WOULD BE DESIRABLE TO MAKE SUCH AN ELECTION.

Ownership and Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants by U.S. Holders

Distributions on Pubco Class A Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Class A Ordinary Shares and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation as “qualified dividend income,” provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation generally will be treated as a qualified foreign corporation if the Pubco Class A Ordinary Shares are readily tradable on an established securities market in the United States and Pubco is not a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” There can be no assurance that Pubco Class A Ordinary Shares will be considered “readily tradable” on an established securities market in any taxable year. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (concerning the deduction for investment interest expense) will not be eligible for the reduced rates of taxation, regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the U.S. holder receiving a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Non-corporate U.S. holders should consult their tax advisors regarding the potential availability of the lower rate of taxation for dividends paid with respect to Pubco Class A Ordinary Shares.

Dividends on Pubco Class A Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Class A Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Class A Ordinary Shares or Pubco Public Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Class A Ordinary Shares or such Pubco Public Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Class A Ordinary Shares or Pubco Public Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Class A Ordinary Shares or Pubco Public Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

For purposes of the discussion immediately above, it is assumed that any redemption of Pubco Class A Ordinary Shares would qualify for sale or exchange treatment under Section 302(b) of the Code. For other possible treatments of a redemption of Pubco Class A Ordinary Shares, see generally the discussion under “Redemption of Public Shares” above.

Exercise or Lapse of a Pubco Public Warrant

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

A U.S. holder generally will not recognize gain or loss upon the acquisition of a Pubco Class A Ordinary Share on the exercise of a Pubco Public Warrant for cash. A U.S. holder’s initial tax basis in its Pubco Class A Ordinary Shares received upon exercise of the Pubco Public Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the Pubco Public Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Pubco Class A Ordinary Share received upon exercise of the Pubco Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrant and will not include the period during which the U.S. holder held the Pubco Public Warrant. If a Pubco Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Public Warrant. The deductibility of capital losses is subject to limitations.

The tax consequences of a cashless exercise of a Pubco Public Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Pubco Class A Ordinary Shares received should equal the holder’s basis in the Pubco Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the Pubco Class A Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrants and will not include the period during which the U.S. holder held the Pubco Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Class A Ordinary Shares would include the holding period of the Pubco Public Warrants exercised therefor.

It is also possible that a cashless exercise of a Pubco Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized, in which case U.S. holders may be taxable in a manner similar to the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants.” In such event, a U.S. holder could be deemed to have surrendered a number of Pubco Public Warrants equal to the number of Public Shares having an aggregate fair market value equal to the exercise price for the total number of Pubco Public Warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the Pubco Public Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Pubco Class A Ordinary Shares that would have been received in a regular exercise of the Pubco Public Warrants deemed surrendered and (ii) the U.S. holder’s tax basis in such Pubco Public Warrants. In this case, a U.S. holder’s aggregate tax basis in the Pubco Class A Ordinary Shares received would equal the sum of (i) such U.S. holder’s tax basis in the Pubco Public Warrants deemed exercised and (ii) the aggregate exercise price of such Pubco Public

Warrants. A U.S. holder’s holding period for the Pubco Class A Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrants and will not include the period during which the U.S. holder held the Pubco Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the Pubco Class A Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Public Warrants.

Possible Effect of the Change in the Pubco Public Warrant Conversion Ratio

The terms of each Pubco Public Warrant provide for an adjustment to the number of Pubco Class A Ordinary Shares for which the Pubco Public Warrant may be exercised or to the exercise price of the Pubco Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Pubco Public Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Pubco Class A Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the Pubco Public Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of our Pubco Class A Ordinary Shares. Such constructive distribution to a U.S. holder of Pubco Public Warrants would be treated as if such U.S. holder had received a cash distribution from us generally equal to the fair market value of such increased interest (taxed as described above under “— Distributions on Pubco Class A Ordinary Shares”).

Passive Foreign Investment Company Rules

The treatment of U.S. holders of Pubco Class A Ordinary Shares and Pubco Public Warrants could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income.

PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether Pubco will be a PFIC in the taxable year of the Business Combination or for any future taxable year. In addition, Pubco’s U.S. counsel expresses no opinion with respect to Pubco’s PFIC status for any taxable year.

It is not entirely clear how various aspects of the PFIC rules apply to the Pubco Public Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the Pubco Public Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Pubco Public Warrants.

Although Pubco’s PFIC status is determined annually, an initial determination that Pubco is a PFIC generally will apply for subsequent years to a U.S. holder who held Pubco Class A Ordinary Shares or Pubco Public Warrants while Pubco was a PFIC, whether or not Pubco meets the test for PFIC status in those subsequent years. If Pubco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Pubco Class A Ordinary Shares or Pubco Public Warrants and, in the case of Pubco Class A Ordinary Shares, the U.S. holder did not make either a timely MTM Election or a QEF Election for Pubco’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Pubco Class A Ordinary Shares, as described below, such U.S. holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. holder on the sale or other disposition of its Pubco Class A Ordinary Shares or Pubco Public Warrants (which may include gain realized by reason of transfers of Pubco Class A Ordinary Shares or Pubco Public Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Pubco Class A Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, the portion of such U.S. holder’s holding period for the Pubco Class A Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Pubco Class A Ordinary Shares or Pubco Public Warrants;

•        the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of Pubco’s first taxable year in which Pubco is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder with respect to the tax attributable to each such other taxable year of the U.S. holder.

In general, if Pubco is determined to be a PFIC, a U.S. holder may be able to avoid the excess distribution rules described above with respect to Pubco Class A Ordinary Shares (but, under current law, not the Pubco Public Warrants) by making a timely and valid QEF Election (if eligible to do so) to include in income its pro rata share of Pubco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which Pubco’s taxable year ends. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF Election rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder makes a QEF Election with respect to its Pubco Class A Ordinary Shares in a year after Pubco’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Pubco Class A Ordinary Shares, then notwithstanding such QEF Election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such U.S. holder’s Pubco Class A Ordinary Shares, unless the U.S. holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. holder will be deemed to have sold such Pubco Class A Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Pubco Class A Ordinary Shares.

Under current law, a U.S. holder may not make a QEF Election with respect to its Pubco Public Warrants to acquire Pubco Class A Ordinary Shares. As a result, if a U.S. holder sells or otherwise disposes of such Pubco Public Warrants (other than upon exercise of such Pubco Public Warrants) and Pubco was a PFIC at any time during the U.S. holder’s holding period of such Pubco Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. holder that exercises such Pubco Public Warrants properly makes and maintains a QEF Election with respect to the newly acquired Pubco Class A Ordinary Shares (or has previously made a QEF Election with respect to Pubco Class A Ordinary Shares), the QEF Election will apply to the newly acquired Pubco Class A Ordinary Shares. Notwithstanding such QEF Election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such newly acquired Pubco Class A Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held the Pubco Public Warrants), unless the U.S. holder makes a purging election under the PFIC rules. U.S. holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

In order to comply with the requirements of a QEF Election, a U.S. holder must receive a PFIC annual information statement from Pubco. However, Pubco does not expect to provide U.S. holders with a PFIC annual information statement for any taxable year. As such, U.S. holders may not be able to comply with the requirements of a QEF Election with respect to Pubco.

If a U.S. holder has made a QEF Election with respect to Pubco Class A Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF Election for Pubco’s first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Pubco Class A Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if Pubco is a PFIC for any taxable year, a U.S. holder of Pubco Class A Ordinary Shares that has made a QEF Election will be currently taxed on its pro rata share of Pubco’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in Pubco will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Pubco is not a PFIC for any taxable year, such U.S. holder will not be subject to such inclusion regime with respect to Pubco Class A Ordinary Shares for such a taxable year.

Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make an MTM Election with respect to such shares for such taxable year. If the U.S. holder makes a valid MTM Election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Pubco Class A Ordinary Shares and for which Pubco is determined to be a PFIC, such U.S. holder generally will not be subject to the excess distribution rules described above with respect to its Pubco Class A Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its Pubco Class A Ordinary Shares at the end of its taxable year over its adjusted basis in its Pubco Class A Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Pubco Class A Ordinary Shares over the fair market value of its Pubco Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election).

The U.S. holder’s basis in its Pubco Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Pubco Class A Ordinary Shares will be treated as ordinary income. Under current law, an MTM Election may not be made with respect to Pubco Public Warrants.

The MTM Election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, an MTM Election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Pubco Class A Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their own tax advisors regarding the availability and tax consequences of an MTM Election with respect to Pubco Class A Ordinary Shares under their particular circumstances.

If Pubco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pubco receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. holders otherwise are deemed to have disposed of an interest in the lower-tier PFIC. Pubco does not expect to cause any lower-tier PFIC to provide to a U.S. holder the information that may be required to make or maintain a QEF Election with respect to the lower-tier PFIC. An MTM Election generally would not be available with respect to such lower-tier PFIC. U.S. holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with QEF Elections, purging elections, and MTM Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Pubco Class A Ordinary Shares and Pubco Public Warrants should consult their own tax advisors concerning the application of the PFIC rules to Pubco Class A Ordinary Shares and Pubco Public Warrants under their particular circumstances.

Tax Reporting

Certain U.S. holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to Pubco. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Pubco Class A Ordinary Shares and Pubco Public Warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Pubco Class A Ordinary Shares and Pubco Public Warrants.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner of Public Securities or Pubco Class A Ordinary Shares or Pubco Public Warrants that is for U.S. federal income tax purposes:

1.      a nonresident alien individual, other than certain former citizens and residents of the United States;

2.      a foreign corporation (or other foreign entity taxable as a corporation for U.S. federal income tax purposes); or

3.      a foreign estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of Public Securities or Pubco Class A Ordinary Shares or Pubco Public Warrants. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of Public Securities, Pubco Class A Ordinary Shares, and Pubco Public Warrants.

Non-U.S. Holders Exercising Redemption Rights with Respect to Public Shares

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described above under “U.S. Holders — Redemption of Public Shares.” Any redeeming non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants by Non-U.S. Holders” applies in respect of such gain or loss. Any amount characterized as a dividend will be taxable as described below under “— Ownership and Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants by Non-U.S. Holders.”

Tax Consequences of the Business Combination to Non-U.S. Holders

Any non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the Mergers or be able to utilize a loss in computing such non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Class A Ordinary Shares and Pubco Public Warrants by Non-U.S. Holders

A non-U.S. holder of Pubco Class A Ordinary Shares or Pubco Public Warrants will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Class A Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Class A Ordinary Shares (including any distribution in excess of current and accumulated earnings and profits to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Class A Ordinary Shares) or Pubco Public Warrants unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Pubco Public Warrant, or the lapse of a Pubco Public Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Pubco Public Warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Pubco Class A Ordinary Shares and Pubco Public Warrants.

Information Reporting and Backup Withholding

Dividend payments with respect to Public Shares and Pubco Class A Ordinary Shares and proceeds from the sale, exchange or redemption of Public Shares, Pubco Class A Ordinary Shares, or Pubco Public Warrant may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Appraisal/Dissenters’ Rights

The ClimateRock board of directors considers that (a) ClimateRock shareholders (including the Initial Shareholders) do have dissenters’ rights under the Cayman Companies Act in connection with the Business Combination but (b) the redemption proceeds payable to holders of Public Shares who exercise their redemption rights as described in this proxy statement/prospectus represents the fair value of those shares. For additional information, see the question “Do I have appraisal rights or dissenters’ if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Required Vote and Recommendation of the Board

The consummation of the Business Combination will require a resolution passed by a majority of the votes of the ClimateRock Ordinary Shares entitled to vote thereon which are present at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal.

The Business Combination will not be consummated if, upon consummation of the Business Combination, ClimateRock has less than $5,000,001 net tangible assets after taking into account the holders of Public Shares that properly demanded that ClimateRock redeem their Public Shares in exchange for their pro rata share of the Trust Account.

If the Business Combination Proposal is not approved, then the other proposals (except the Adjournment proposal, as described below) will not be presented to the shareholders for a vote.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a resolution passed in accordance with article 36.4 of ClimateRock’s amended and restated memorandum and articles of association, as amended, that the Amended and Restated Agreement and Plan of Merger, dated as of March 12, 2025 (as may be amended or restated from time to time, the “Business Combination Agreement”), by and between ClimateRock, ClimateRock Holdings Limited, a Cayman Islands exempted company (the “Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (the “SPAC Merger Sub”), GreenRock Merger Sub Corp., an exempted company and a wholly-owned subsidiary of Pubco (the “Company Merger Sub”) and GreenRock Corp, a Cayman Islands exempted company (“GreenRock”) and the Business Combination (as defined below), pursuant to which, among other matters: (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company (the “SPAC Merger”), and, as a result of which, ClimateRock shall become a wholly-owned subsidiary of Pubco, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company (the “Company Merger” and together with the SPAC Merger, the “Mergers”) and as a result of which GreenRock shall become a wholly-owned subsidiary of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”), and the issuance of the consideration thereunder and the performance by ClimateRock of its obligations thereunder, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (Revised) of the Cayman Islands, be and are hereby confirmed, approved, adopted and ratified in all respects.”

THE SPECIAL COMMITTEE OF THE CLIMATEROCK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CLIMATEROCK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER PROPOSAL

Overview

As required by the Cayman Companies Act and the ClimateRock Memorandum and Articles, holders of ClimateRock Ordinary Shares are being asked to authorize the SPAC Merger and the SPAC Plan of Merger.

By authorizing the SPAC Merger and the SPAC Plan of Merger, holders of ClimateRock Ordinary Shares will also authorize the replacement of the ClimateRock Memorandum and Articles (as the surviving company following the Merger) with SPAC Merger Sub’s amended and restated memorandum and articles of association as in effect immediately prior to the effective date of the Merger (the form of which is set out in Schedule 2 to the SPAC Plan of Merger), which will take effect from the effective date of the Merger in accordance with the SPAC Plan of Merger.

Required Vote and Recommendation of the Board

The approval of the Merger Proposal will require special resolutions, each being a resolution passed at the Meeting by at least two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement, are not treated as votes cast and will have no effect on the Merger Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the proposed merger of ClimateRock and ClimateRock Merger Sub Limited, a Cayman Islands exempted company (“SPAC Merger Sub”) pursuant to the Companies Act (Revised) of the Cayman Islands, with ClimateRock being the surviving company, upon the terms contained in the Plan of Merger (as defined below) (the “Merger”) be and is hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the provisions of a plan of merger between ClimateRock and SPAC Merger Sub in the form of the plan of merger attached to the proxy statement/prospectus relating to the ClimateRock extraordinary general meeting as Annex E but subject to such amendments as may be approved by any director of ClimateRock (the “Plan of Merger”) be and are hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the amendment and restatement of the amended and restated memorandum and articles of association of ClimateRock, as amended (as the Surviving Company (as defined in the Plan of Merger)) on the Effective Date (as defined in the Plan of Merger) in the form set out in Schedule 2 to the Plan of Merger be and is hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the directors of ClimateRock be and are hereby authorized to make such amendments to the draft Plan of Merger, and to settle all documentation and to take any steps necessary to give effect to the foregoing resolutions as they shall, in their absolute discretion, think fit; and

RESOLVED, as a special resolution, that the Plan of Merger be executed by any one director on behalf of ClimateRock and any one director, Ogier Global (Cayman) Limited, Ogier (Cayman) LLP or SPAC Merger Sub’s registered office provider be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and to make such additional filings or take such additional steps as they deem necessary in respect of the Merger.”

THE SPECIAL COMMITTEE OF CLIMATEROCK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CLIMATEROCK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows ClimateRock’s board of directors to submit a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if ClimateRock deems it necessary or appropriate, including, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal or the Merger Proposal. In no event will ClimateRock solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the ClimateRock Memorandum and Articles and Cayman Islands law. The purpose of the Adjournment Proposal is to provide additional time for the ClimateRock Initial Shareholders, GreenRock and the GreenRock Shareholders to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the shareholders, the chairman of the Meeting will not have the power, under the ClimateRock Memorandum and Articles, to adjourn the Meeting. As a result, a new extraordinary general meeting would need to be called before the ClimateRock shareholders could vote on the Business Combination Proposal and/or Merger Proposal again.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

“RESOLVED, as an ordinary resolution that the adjournment of the extraordinary general meeting by the chairman thereof to a later date to be determined by the chairman, if necessary or desirable, as determined by the chairperson of the extraordinary general meeting, be and is hereby confirmed, ratified and approved in all respects.”

THE SPECIAL COMMITTEE OF CLIMATEROCK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLIMATEROCK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PRESENTED.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of ClimateRock, Accretion, WindShareFund, and GreenRock, adjusted to give effect to the Business Combination. Unless otherwise indicated or the context otherwise requires, references to the “post-combination Company” refer to Pubco and its consolidated subsidiaries after giving effect to the Business Combination.

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid in the analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. All of the underlying unaudited condensed financial statements are included in the proxy statement/prospectus. The following unaudited pro forma condensed combined financial statements include a redemption scenario discussed in the “Basis of Pro Forma Presentation” section. The redemption scenario in the unaudited pro forma condensed combined financial statements reflects the remaining illustrate the potential impact of different levels of ClimateRock shareholder redemptions on the post-combination Company’s financial structure and ownership distribution.

The unaudited pro forma condensed combined balance sheet combines the unaudited balance sheet of ClimateRock as of September 30, 2025, translated from USD to Euro, with the unaudited consolidated balance sheets of Accretion, WindShareFund, and GreenRock, in Euro, as of June 30, 2025, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations combines (i) the audited condensed statement of operations of ClimateRock for the year ended December 31, 2024, translated from USD to Euro, with the audited combined income statements and statements of profit and loss and comprehensive (loss) income for the year ended December 31, 2024 of Accretion, WindShareFund and GreenRock, in Euro, and (ii) the unaudited condensed statement of operations of ClimateRock for the nine-month period ended September 30, 2025, translated from USD to Euro, with the unaudited combined income statements and statements of profit and loss and comprehensive (loss) income for the six-month period ended June 30, 2025 of Accretion, WindShareFund and GreenRock, in Euro, both giving effect to the Business Combination as if it had been consummated on January 1, 2024, the beginning of the earliest period presented.

Description of the Business Combination

On March 21, 2025, ClimateRock entered into a Business Combination Agreement with Pubco, SPAC Merger Sub, Company Merger Sub, and GreenRock. Pursuant to the Business Combination Agreement, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company (the “SPAC Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company (the “Company Merger” and together with the SPAC Merger, the “Mergers”), as a result of which, (i) GreenRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of GreenRock immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act.

Description of Proposed Acquisitions

The Proposed Acquisitions comprise three elements: the merger of Accretion and WindShareFund into GreenRock and the subsequent acquisition of TEP Renewable Energy. Accretion’s and WindShareFund’s ultimate shareholders jointly own GreenRock. These elements are explained below.

Accretion Acquisition

The Share Purchase Agreement between Gluon Renewable Energies Ltd., as the seller and GreenRock, as the purchaser, relating to the sale and purchase of 100% of the issued share capital of Accretion was signed on November 2, 2023, as amended on March 21, 2025 (the “Accretion SPA”). Under the Accretion SPA, the consideration for the acquisition is 12 million shares of GreenRock, which shall be satisfied by GreenRock allotting and issuing fully paid ordinary shares of GreenRock.

The consideration was agreed between Gluon Renewable Energies Ltd. and GreenRock taking into consideration Accretion’s prospective project developments in Poland (solar and battery, Scandinavia (green hydrogen), Italy (green hydrogen), and U.S. (biogas project). In addition, Accretion has developed a series of relationships with project developers in Europe and has a pipeline of near and medium term opportunities to exploit.

The following table sets out further details of the specific opportunities that Accretion is actively pursuing as disclosed in the “Description of the Business Combination” section. The table also provides some information about the methodology and the basis of valuation that was used to determine the value to Accretion. None of these growth opportunities have been secured and this has been accounted for in GreenRock’s valuation of Accretion.

Opportunity	Basis of valuation

Polish solar and battery project development pipeline.    Accretion is conducting due diligence on a large battery storage and Solar PV project pipeline of over 10GW located in Poland. Approximately 2GW of the pipeline will reach the Ready-to-Build stage over the next two years.

Although is it anticipated that Accretion might retain, build and operate some of the developed assets, for valuation purposes, it is assumed that the developed assets are sold at the “ready to build” stage. This provides a more conservative valuation. The valuation has been determined using market rates for similar projects in Poland.

Scandinavian renewable hydrogen developer and operator.    Accretion is in advanced discussions to acquire in an all-stock transaction a majority stake in the business which has two operational sites and a pipeline of future projects.

The operating assets are generating revenue which will increase as additional projects become operational. The project has been valued using a blended 2025/26 EBITDA and an industry-consensus multiple.

Polish operating solar portfolio.    Accretion is in advanced discussions to acquire a 100MW+ operating portfolio of solar farms. Potential exists to supplement the solar farms with battery storage to enhance returns.

The assets are operating. The project has been valued using the 2025 expected EBITDA and an industry-consensus multiple.

Italian renewable hydrogen project.    Accretion has an opportunity to invest in an early stage Italian renewable hydrogen project of 100MW that is currently in pre-construction stage while benefiting from a major customer/offtake relationship underpinning the likely of success.

The project is not yet operational. The project has been valued based on expected cashflows over the plant life of 15 years, adjusted for the later start date.

US biogas projects (transition fuel market).    Accretion is in an advanced position to acquire a majority interest in a portfolio of 4-10 large-scale bio-refineries designed to convert poultry litter into Renewable Natural Gas (“RNG”) and organic fertilizer. Accretion views this transaction as a strategic opportunity to expand its presence in the clean fuels sector and transition to renewable hydrogen while also establishing a foothold in the U.S. market.

The projects are not yet operational. The projects have been valued using the expected run-rate EBITDA adjusted for the later start date and applying an industry-consensus multiple.

Polish solar and battery project development pipeline.    Accretion is conducting due diligence on a large battery storage and Solar PV project pipeline of over 10GW located in Poland. Approximately 2GW of the pipeline will reach the Ready-to-Build stage over the next two years.

Although is it anticipated that Accretion might retain, build and operate some of the developed assets, for valuation purposes, it is assumed that the developed assets are sold at the “ready to build” stage. This provides a more conservative valuation. The valuation has been determined using market rates for similar projects in Poland.

The value attributed to the business is not reflected in Accretion’s balance sheet as the prospective transactions have not been finalized and the value of the relationships and pipeline do not meet the criteria to be recognized as intangible assets under IFRS.

The closing of the transactions contemplated by the Accretion SPA is conditioned on GreenRock confirming in writing to Gluon Renewable Energies Ltd. that GreenRock is satisfied, in its complete discretion, with the outcome of its due diligence investigation relating to Accretion. This condition remains unsatisfied as of October 31, 2025, however, GreenRock has not identified any material concerns during its due diligence and GreenRock expects the closing conditions to be satisfied at the point at which GreenRock wishes to complete the acquisition.

The acquisition is expected to complete by at or prior to the Closing.

WindShareFund Acquisition

On August 18, 2023, a share purchase agreement (as amended, the “WindShareFund SPA”) was signed by WindShareFund I B.V., WindShareFund II B.V. and WindShareFund III B.V., collectively, as the sellers, Gluon Capital Ltd, and Accretion, as purchaser, for the shares of Heppenheim KG and Tiefenbrunnen KG.

The WindShareFund SPA has undergone the following amendments:

•        The WindShareFund SPA was amended and supplemented by a Supplement to the Share Purchase Agreement signed on November 1, 2024, by Gluon Capital Ltd, Accretion, as the purchaser, WindShareFund N.V., WSF Holding, as sellers which amended the WindShareFund SPA to include WindShareFund N.V., and WindShareFund B.V., as parties to the agreement and the sellers thereunder. It is filed as Exhibit 10.24 to this proxy statement.

•        The WindShareFund SPA was further amended and supplemented by a Second Supplement to the Share Purchase Agreement signed on December 16, 2024, by WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WSF Holding B.V. (one of the WindShareFund Sellers owned by Mr. Ratelband), WindShareFund B.V. (one of the WindShareFund Sellers owned by Mr. Ratelband), Gluon Capital Ltd, Accretion, WindShareFund Deutschland Verwaltungs GmbH, and GreenRock. It is filed as Exhibit 10.28 to this proxy statement.

•        The WindShareFund SPA was further amended and supplemented by a Third Supplement to the Share Purchase Agreement signed on March 18, 2025. This Supplement amends the WindShareFund SPA to fully integrate the previous standalone acquisition agreements for WindShareFund Asset Management GmbH, and WindShareFund Deutschland Verwaltungs GmbH, into the WindShareFund Acquisition, aligning all entities under a single transaction framework. It is filed as Exhibit 10.30 to this proxy statement.

Under the finalized WindShareFund SPA, the equity interests being acquired now include:

WindShareFund N.V. and its subsidiaries:

•        WindShareFund I B.V., including:

•        Energiequelle GmbH & Co. Windpark Gau Heppenheim KG

•        WindShareFund III B.V., including 56% ownership of Windpark Tiefenbrunnen I GmbH & Co. KG

•        WindShareFund IV B.V.

•        GreenRock Netherlands B.V.

•        WindShareFund REIM B.V.

•        WindShareFund Europe N.V.

•        FutureEnergyFund N.V.

•        FutureEnergyFund II N.V.

•        FutureEnergyFund III N.V.

•        WSF Deutschland Verwaltungs GmbH

•        WindShareFund Asset Management GmbH and WindShareFund II B.V., including: 44% ownership of Windpark Tiefenbrunnen I GmbH & Co. KG

The consideration for WindShareFund under the WindShareFund SPA is 8 million shares of GreenRock. In addition, the sellers will receive €26,025,000 in staged cash payments.

WindShareFund includes, €46,000,000 in debt. This may increase to a maximum of €51,000,000 if further limited debt is raised from bondholders.

GreenRock’s management has determined that the combination of a lower cash purchase price and assumed debt at attractive rates represents a more favorable structure for GreenRock and its shareholders. The changes were approved by the Special Committee of ClimateRock. GreenRock also intends to negotiate with counterparties to pay a portion of the purchase price in securities instead of cash.

The completion of the WindShareFund Acquisition is expected to occur at or prior to the Closing. These transactions remain contingent on securing the necessary financing and finalizing agreements between the parties as part of ongoing fundraising activities.

The WindShareFund Acquisition value is in excess of its book value as, in addition to the 9MW of wind assets, the business has an asset management platform that we expect to roll out to manage additional assets across the group. The value attributed to this platform reflects the present value of the net income from operating it. The value attributed to the platform is not reflected in WindShareFund’s balance sheet as it does not meet the criteria to be recognized as intangible assets under IFRS.

TEP Acquisition

On November 2, 2023, GreenRock entered into a share purchase agreement (the “Original TEP SPA”) with the shareholders of TEP to purchase all issued share capital of TEP for an initial base consideration of $10,000,000, subject to adjustments, in addition to $30,000,000 as deferred base consideration plus certain earnout payments to be paid in Pubco Class A Ordinary Shares. The Original TEP SPA (as amended) has now expired and shall be replaced by the arrangements between the parties described below.

Mr. Leonardo Montesi and Mrs. Ralouka Montesi as sellers (the “TEP Sellers”) and GreenRock as purchaser entered into a Term Sheet (the “TEP Term Sheet”) on October 7, 2024 relating to the sale and purchase of 100% of the issued share capital of TEP Renewables Limited. The terms of the acquisition were further amended in July and October 2025 (the “Revised TEP Terms”).

Under the Revised TEP Terms, GreenRock will acquire a subsidiary of TEP, GIL International Italia Srl (‘GIL’) which in turn will own 100% of TEP Renewables (Italia) Spa. The consideration for the acquisition shall be paid as follows: (i) EUR 4 million payable on completion of the share purchase agreement; (ii) EUR 1.3 million, payable by 31 December 2025; and (iii) a contingent cash payment of up to EUR 1 million based on a share of proceeds from the sale of certain TEP projects completed by 31 December 2026. The transaction is subject to final due diligence, proof of funds and documentation.

The expected source of funds for the cash component for GreenRock to complete the purchase will be the proceeds of a convertible debt financing which will complete at or prior to the Closing. The expected date of completion is prior to BCA closing. GreenRock will grant a lien over the shares in GIL in favour of the TEP Sellers, to guarantee payment of the two deferred payments of the consideration described above.

Accounting for the Prospective Acquisitions and the Business Combination

Although linked, the Accretion Acquisition and WindShareFund Acquisition can be considered to occur in two distinct phases and are presented under the “book-value method” of accounting. The first phase involves the combination of Accretion with GreenRock. Under IFRS 3, a business is defined as an integrated set of activities and assets that is capable of being conducted and managed, including inputs, processes, and outputs, to provide goods or services, generate investment income, or generate other income from ordinary activities. GreenRock and Accretion do not qualify as businesses under IFRS 3 because they lack business operations and the capacity to generate revenue. We consider that the combination, a transfer of non-monetary assets to GreenRock by its shareholders in exchange for stock on or around the time of the Business Combination, closely matches the circumstances set out in the SEC’s Staff Accounting Bulletin 5G. This guidance recommends using book value in the accounting for the transaction. The business combination between them is presented under the “book-value method” of accounting as indicated by the bulletin.

The second phase is the WindShareFund Acquisition between Accretion (now owned and controlled by GreenRock) and WindShareFund. This combination is presented under the “book-value method” of accounting because these entities are under common control. WindShareFund is owned by Charles Ratelband V, who also controls GreenRock through control of the board of directors which allows him to control all substantive actions of the company. Entities under common control refer to entities that are controlled by the same party or parties before and after a transaction or event. This control can be through ownership of voting interests or other means. According to ASC 805-50-15-6, common control exists when an individual, entity, or group has the power to govern the financial and operating policies of each of the entities to obtain benefits from its activities. This definition aligns with the concept of control in ASC 810-10-15-8, which emphasizes the power to direct the activities that most significantly impact an entity’s economic performance. Common control is not solely determined by legal ownership but rather by the ability to exercise control over the entities involved. Neither IFRS nor US GAAP have specific guidance on what constitutes common control. However, IFRS 3, ASC 805, and ASC 810 provide examples of control. Additionally, there is not a substantive change in the composition of assets and liabilities of WindShareFund prior to the transactions versus once all the transactions have been completed since Accretion and GreenRock are both holding companies.

In this context, while the entities involved in the forecasted transactions are not all owned by the same parties in the same percentages, only WindShareFund has any revenue or operations. Charles Ratelband V, the owner of WindShareFund, will maintain the largest portion of shares and will be the primary decision-maker, thus controlling the new Pubco entity after completion of the business combination.

The Business Combination involving ClimateRock and GreenRock (which at this stage WindShareFund comprises the majority of the assets and liabilities) will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, ClimateRock will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on several factors: the current shareholders of GreenRock will hold a majority of the voting power in the post-combination company, GreenRock’s senior management will comprise all of the senior management of the post-combination company, GreenRock is relatively larger compared to ClimateRock, and GreenRock’s operations will constitute the ongoing operations of the post-combination company. Consequently, for accounting purposes, the Business Combination will be treated as the equivalent of GreenRock issuing stock for the net assets of ClimateRock, accompanied by a recapitalization. The net assets of ClimateRock will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GreenRock.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X which provides pro forma adjustment criteria for transaction accounting adjustments, autonomous entity adjustments, and management adjustments. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. GreenRock and ClimateRock have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of ClimateRock has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the combined unaudited pro forma financial information. No adjustments were required to convert ClimateRock’s financial statements from US GAAP to IFRS for purposes of the combined unaudited pro forma financial information, except to classify ClimateRock’s ordinary shares subject to redemption as non-current liabilities under IFRS. The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company after giving effect to the Business Combination.

The Business Combination Agreement specifies that the consideration to be delivered to the holder of GreenRock Shareholders in connection with the Business Combination (the “Merger Consideration”) will be 32,000,000 newly-issued Pubco Class A Ordinary Shares, of which 4,000,000 will be placed in a segregated account (the “Escrowed Shares”). The Escrowed Shares will be subject to forfeiture by the GreenRock Shareholders if GreenRock fails to meet the earnings target as described in the Business Combination Agreement.

The unaudited pro forma condensed combined financial information assumes that all public shares will be redeemed.

The Business Combination Agreement provides that the parties will use commercially reasonable efforts to obtain commitments for the PIPE Financing prior to Closing. The parties have agreed a PIPE Financing as discussed under the heading ‘PIPE Financing’ in the section ‘Information about PubCo’.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 28,000,000 ordinary shares, or €284,760,000 at a redemption price of approximately €10.57 per share, to be issued to GreenRock shareholders in connection with the Business Combination Agreement.

As a result of the Business Combination and immediately following the closing of the Business Combination, assuming no ClimateRock shareholders elect to redeem their shares for cash, the former shareholders of GreenRock will own approximately 84% of the outstanding Pubco Class A Ordinary Shares and 100.0% of the outstanding Pubco Class B Ordinary Shares, and the former shareholders of ClimateRock will own approximately 12% of the outstanding Pubco Class A Ordinary Shares and 0.0% of the outstanding Pubco Class B Ordinary Shares (in each case, not giving effect to any shares issuable to them upon the exercise of warrants).

CLIMATEROCK
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025

	ClimateRock	ClimateRock Holdings	GreenRock Corporation	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Assets
Current assets
Other Receivables
Other Current Assets-Subsidiary
Asset Held for Transfer	—	—	13,679	13,679	—		13,679
Other Current Assets	—	—	543,755	543,755	—		543,755
Other Current Assets-Related Party	—	—	14,411,908	14,411,908	—		14,411,908
Loan receivable	—	—	1,555,083	1,555,083	—		1,555,083
Trade Receivable	—	—	167,442	167,442	—		167,442
Cash	5,269	1	1,052,669	1,057,939	(5,322,553)	B	1,420,338
					13,507,100	D
					(945,497)	D
					(5,675,056)	C
					(1,201,595)	C
Total current assets	5,269	1	17,744,536	17,749,806	362,399		18,112,205

Non-current Assets:
Investment in subsidiary	—	—	—	—	—		—
Property and equipment	—	—	16,069,228	16,069,228	—		16,069,228
Intangible assets	—	—	2,326,334	2,326,334	—		2,326,334
Loans-Related Party	—	—	1,100,247	1,100,247	—		1,100,247
Total non-current assets	—	—	19,495,809	19,495,809	—		19,495,809

Total assets	5,269	1	37,240,345	37,245,615	362,399		37,608,014

Equity & liabilities
Equity
Common stock	178	1	3	182	2,381	C	2,613
					(181)	C
					139	D
					92	B
Share premium	—	—	170,209,775	170,209,775	296,017,339	C	480,769,686
					181	C
					(8,352,133)	C
					48,571,377	E
					(42,288,531)	F
					13,506,961	D
					(945,497)	D
					(5,675,056)	B
					9,726,270	B
Accumulated deficit	(8,352,133)	(26,065)	(25,272,179)	(33,650,377)	(296,019,720)	C	(382,518,358)
					8,352,133	C
					(48,571,377)	E
					(1,701,060)	B
					(1,201,595)	B
					(9,726,362)	B
Merger reserve	—	—	(195,786,038)	(195,786,038)	—		(195,786,038)
Total Stockholders’ Deficit	(8,351,955)	(26,064)	(50,848,439)	(59,226,458)	(38,304,639)		(97,531,097)

CLIMATEROCK
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2025

	ClimateRock	ClimateRock Holdings	GreenRock Corporation	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Current liabilities
Other current provisions	—	—	49,933	49,933	—		49,933
Bank Loans	—	—	1,228,664	1,228,664	—		1,228,664
Other loans	—	—	3,746,426	3,746,426	—		3,746,426
Loans payable – related party	4,229,860	—	2,232,225	6,462,085	—		6,462,085
Lease Liabilities	—	—	78,916	78,916	—		78,916
Accounts payable	1,786,686	26,065	2,572,056	4,384,807	(3,312,751)	A	1,072,056
Other Current Liabilities-Related Party	330,876	—	26,140,982	26,471,858	—		26,471,858
Other current liabilities	—	—	3,824,946	3,824,946	42,288,531	F	47,814,537
					1,701,060	B
Total current liabilities	6,347,422	26,065	39,874,148	46,247,635	40,676,840	—	86,924,475

Non-current liabilities:
Other long-term provisions	—	—	383,331	383,331	—		383,331
Deferred underwriting commission payable	2,009,802	—	—	2,009,802	(2,009,802)	A	—
Bank loans	—	—	8,271,690	8,271,690	—		8,271,690
Bonds	—	—	37,014,623	37,014,623	—		37,014,623
Lease Liabilities	—	—	2,544,992	2,544,992	—		2,544,992
Total non-current liabilities	2,009,802	—	48,214,636	50,224,438	(2,009,802)		48,214,636

Total liabilities	8,357,224	26,065	88,088,784	96,472,073	38,667,038		135,139,111

Total liabilities and equity	5,269	1	37,240,345	37,245,615	362,399		37,608,014

____________

*        The ClimateRock balances have been adjusted to reflect the shares in issue at 30 September 2025 adjusted for the redemption of all or substantially all of the remaining 448,431 ClimateRock shares in October 2025. This reduces the cash held in the trust account and the shares subject to possible redemption account to €nil.

CLIMATEROCK
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2025

	ClimateRock	ClimateRock Holdings	GreenRock	Total Before Pro Forma Adjustments		Transaction Accounting Adjustments		Pro Forma Condensed Combined

Revenue	—	—	888,467	888,467				888,467
Costs of sales				—
Gross profit	—	—	888,467	888,467		—		888,467

Administrative expenses	1,327,645	2,379	1,136,966	2,466,990				2,466,990
Other operating income	—	—	—	—				—
Depreciation/amortisation	—	—	413,003	413,003				413,003
Total operating expense	1,327,645	2,379	1,549,969	2,879,993		—		2,879,993

Operating loss	(1,327,645)	(2,379)	(661,502)	(1,991,526)		—		(1,991,526)

Other income	—	—	(195,844)	(195,844)				(195,844)
Trust income	(571,687)	—	—	(571,687)		571,687	A	—
Interest and similar expenses	—	—	2,366,140	2,366,140				2,366,140
Exchange differences	—	—	72,228	72,228				72,228
Total other expense	(571,687)	—	2,242,524	1,670,837		571,687		2,242,524

Loss for the period	(755,958)	(2,379)	(2,904,026)	(3,662,363)		(571,687)		(4,234,050)

Weighted average shares outstanding of redeemable ordinary shares	1,334,933			1,334,933	Weighted average shares outstanding of ordinary shares	31,847,614	B	32,699,745
Basic and diluted net income per share, redeemable ordinary shares	0.13			0.13	Basic and diluted net loss per share			(0.13)
Weighted average shares outstanding of non-redeemable ordinary shares	2,086,875			2,086,875
Basic and diluted net loss per share, non-redeemable ordinary shares	(0.46)			(0.46)

CLIMATEROCK
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

	ClimateRock	ClimateRock Holdings	GreenRock	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments		Pro Forma Condensed Combined
Revenue	—	—	1,980,319	1,980,319	—		1,980,319

Gross Profit	—	—	1,980,319	1,980,319	—		1,980,319

Administrative expenses	—	22,225	4,989,048	5,011,273	—		5,011,273
Depreciation/amortisation	—	—	842,285	842,285	—		842,285
Other operating income, net	—	—	(55,445)	(55,445	—		(55,445)
Formation and operating costs	1,585,411	—	—	1,585,411	—		1,585,411
Administrative service fees – related party	110,914	—	—	110,914	—		110,914
Operating loss	(1,696,325)	(22,225)	(3,795,569)	(5,514,119)	—		(5,514,119)

Other income	—	—	(175,882)	(175,882)	—		(175,882)
Interests and similar expenses	—	—	2,991,864	2,991,864			2,991,864
Interest income	(154)	—	—	(154)			(154)
Dividend income on trust account	(1,335,699)	—	—	(1,335,699)	1,335,699	A	—
Net loss for the period	(360,472)	(22,225)	(6,611,551)	(6,994,248)	(1,335,699)		(8,329,947)

Net loss for the period attributable to equity holders of the parent company	(360,472)	(22,225)	(6,611,551)	(6,994,248)	(1,335,699)		(8,329,947)

Weighted average shares outstanding of redeemable ordinary shares	2,501,611	—	—	2,501,611		Weighted average shares outstanding of ordinary shares	32,699,745
Basic and diluted net income income per share, redeemable ordinary shares	0.28			0.28		Basic and diluted net income income per share,	(0.25)
Weighted average shares outstanding of non-redeemable ordinary shares	2,086,875			2,086,875
Basic and diluted net loss per share, non-redeemable ordinary shares	(0.51)			(0.51)

CLIMATEROCK
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME
FOR THE PERIOD ENDED SEPTEMBER 30, 2025

	ClimateRock	ClimateRock Holdings	GreenRock	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Loss for the period	(755,958)	(2,379)	(2,904,026)	(3,662,363)	(571,687)	(4,234,050)

Total comprehensive loss for the period	(755,958)	(2,379)	(2,904,026)	(3,662,363)	(571,687)	(4,234,050)

Loss for the period attributable to attributable to equity holders of the parent company	(755,958)	(2,379)	(2,904,026)	(3,662,363)	(571,687)	(4,234,050)

CLIMATEROCK
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2024

	ClimateRock	ClimateRock Holdings	GreenRock	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Loss for the period	(360,472)	(22,225)	(6,611,551)	(6,994,248)	(1,335,699)	(8,329,947)

Total comprehensive loss for the period	(360,472)	(22,225)	(6,611,551)	(6,994,248)	(1,335,699)	(8,329,947)

Loss for the period attributable to attributable to equity holders of the parent company	(360,472)	(22,225)	(6,611,551)	(6,994,248)	(1,335,699)	(8,329,947)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 — Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with IFRS. Under this method of accounting, ClimateRock will be treated as the “accounting acquiree” and GreenRock as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of GreenRock issuing shares for the net assets of ClimateRock, followed by a recapitalization. The net assets of ClimateRock will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GreenRock.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025, assumes that the Business Combination and related transactions occurred on June 30, 2025. The unaudited pro forma condensed combined statement of operations combines (i) the audited condensed statement of operations of ClimateRock for the year ended December 31, 2024 with the historical audited statements of profit and loss and comprehensive (loss) income for the year ended December 31, 2024 of ClimateRock Holdings Limited, and GreenRock, respectively and (ii) the unaudited condensed statement of operations of ClimateRock for the nine-month period ended September 30, 2025, with the unaudited combined income statements and statements of profit and loss and comprehensive (loss) income for the six-month period ended June 30, 2025 of Accretion, WindShareFund and GreenRock, both giving effect to the Business Combination as if it had been consummated on January 1, 2024, the beginning of the earliest period presented. These periods are presented on the basis that GreenRock is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that ClimateRock believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. ClimateRock believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes that the Escrowed Shares will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, and operating efficiencies that may be associated with the Business Combination.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of ClimateRock, ClimateRock Holdings Limited, and GreenRock, respectively.

NOTE 2 — Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

NOTE 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Only Transaction Accounting Adjustments, and not Management’s Adjustments, are presented in the unaudited pro forma condensed combined financial information.

The pro forma basic and diluted earnings per share amounts as of June 30, 2025 and December 31, 2024 presented in the unaudited pro forma condensed combined statement of operations are based upon the number of ClimateRock Holdings’s shares outstanding, assuming the Business Combination and related transactions occurred on the earliest period presented: January 1, 2024.

Certain ClimateRock balances have been adjusted to reflect a redemption of 2,016,792 shares in May 2025 and a further 436,079 shares in October 2025. It is assumed that the remaining 12,352 shares are redeemed prior to the date of the Business Combination. This reduces the shares outstanding to nil and consequently reduces the cash held in the trust account and the shares subject to possible redemption account to €nil. No sensitivity analysis of differing levels of redemptions has been presented on the basis that there is no material difference to the cash position or number of shares in issue in presenting a case with 12,352 shares in issue and one with no shares.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are as follows:

(A)    Reflects the payment of various accrued liabilities and a deferred underwriting commission fee.

(B)    Reflects the transaction fees of €8.6 million, which represents the estimated unaccrued transaction costs incurred by ClimateRock and GreenRock for legal, merger & acquisition consulting, accounting, advisory, and printing fees incurred as part of the Business Combination. Of the €8.6 million, €1.7 million of the transaction fees have been deferred through a convertible note and are likely to be settled by the issuance of shares. Adjustment is also made for the issue of shares to ClimateRock’s and GreenRock’s financial advisers.

(C)    Reflects the recapitalization of GreenRock through (a) the contribution of all share capital in GreenRock to ClimateRock, (b) the conversion of GreenRock ordinary shares (excluding those in escrow) to 28,000,000 Pubco Class A Ordinary Shares in connection with the Company Merger, and (c) the elimination of ClimateRock’s historical accumulated deficit.

(D)    Reflects the PIPE investment (and related ELOC drawdown) at or around BCA Close needed to ensure the Company has enough cash to fulfill its obligations related to the Business Combination, and the related fund-raising costs. The PIPE and ELOC investments requires 905,370 additional shares to be issued.

(E)    Reflects the adjustments to retained earnings to record an expense in accordance with IFRS 2 for the excess of the value of the Pubco Class A Ordinary Shares issued to ClimateRock shareholders over the fair value of ClimateRock’s identifiable net assets acquired, representing a listing cost.

(F)    Reflects the recording of the 4,000,000 Escrowed Shares consideration, as it is more likely than not that the full earnout will be achieved and issued to GreenRock Shareholders after the earnout period. The shares will be accounted for as a liability in accordance with IAS 32 following the consummation of the Business Combination.

The excess of value of the Pubco Shares issued to ClimateRock shareholders over fair value is calculated as:

	Per share value	Shares	Fair Value
ClimateRock public stockholders	€10.57	787,500	€8,325,555
ClimateRock sponsor shares	€10.57	1,751,575	18,517,884
Financial advisors	€10.57	1,038,125	10,975,195
ClimateRock public warrants(2)	€0.01	3,937,500	53,583
ClimateRock private warrants(2)	€0.01	3,762,500	51,202
ClimateRock directors and officers	€10.57	217,175	2,296,003
		11,494,375	€40,219,422
Net assets of ClimateRock(1)			(8,351,955)
Excess of net assets			€48,571,377

____________

(1)      Net assets of ClimateRock are calculated as assets minus liabilities based upon the unaudited financial statements of ClimateRock as of September 30, 2025, and converted from USD to EUR at a rate of 0.85071 USD per EUR.

(2)      Value reflects market price as at 30 September 2025.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(A)    Reflects the adjustment to eliminate the investment income on the trust account. The following presents the calculation of basic and diluted weighted average shares outstanding for the year beginning January 1, 2024 and the period beginning January 1, 2025:

Weighted average shares calculation, basic and diluted:
ClimateRock Public Shares	—
ClimateRock Public Rights	787,500
ClimateRock Founder Shares	1,751,575
ClimateRock D&O shares	217,175
Financial advisers	1,038,125
Issuance of PIPE Shares in business combination	905,370
Issuance of Pubco ordinary shares to GreenRock in Business Combination (excluding Escrowed Shares)	28,000,000
Weighted average shares outstanding	32,699,745

Percent of Shares owned by existing GreenRock holders	84.2%
Percent of Shares owned by existing holders of ClimateRock shares	8.4%
Percent of Shares owned by PIPE holders and financial advisers	7.4%

To better reflect the share structure of the combined business, the shares presented reflect the shares in issue at 30 September 2025 adjusted for the redemption of 436,079 ClimateRock shares in October 2025, the assumed redemption of the remaining 12,352 shares prior to BCA Close and for the shares issued as part of the Business Combination. PIPE holders are assumed to receive 905,370 new shares plus 482,702 of the 28 million shares allocated to GreenRock shareholders. This is reflected in the ownership percentages above.

NOTE 4 — Conversion of Reporting Currency for ClimateRock

The financial statements of ClimateRock were originally prepared in United States Dollars (USD). For purposes of the pro forma financial statements, all amounts in the June 30, 2025 balance sheet were converted to Euros (EUR) using the closing USD:EUR rate at the date of the respective balance sheet. All statement of operations and statement of comprehensive income amounts for the period ended June 30, 2025 and year ended December 31, 2024 were converted to EUR using the average exchanges rates over the respective periods.

Note 5 — GreenRock Incremental Pro Forma Statements

As GreenRock intends to execute its acquisitions of Accretion and WindShareFund, the following incremental set of pro forma financial statements is intended to present the post-acquisition GreenRock combined condensed financial statements after both transactions have been executed.

See below for the GreenRock combined condensed pro forma statements following the acquisitions of Accretion and WindShareFund:

	As at June 30, 2025
	WindShare Fund	Accretion	GreenRock Corporation (pre- acquisition)	Total Before Pro Forma Adjustments	Transaction Accounting Adjustments		GreenRock Corporation (post- acquisition)
Assets
Non-current Assets:
Investment in subsidiary	—	—	—	—	102,063,599	A	—
					93,742,400	B
					(195,805,999)	C
Property and equipment	16,066,938	2,290	—	16,069,228			16,069,228
Intangible assets	2,326,334	—	—	2,326,334			2,326,334
Loans-Related Party	1,100,247	—	—	1,100,247			1,100,247
Total non-current assets	19,493,519	2,290	—	19,495,809	—		19,495,809

Current assets
Other Current Assets-Subsidiary	—	—	—	—	—		—
Asset Held for Transfer	13,679	—	—	13,679			13,679
Other Current Assets	301,488	73,495	162,772	543,755			543,755
Other Current Assets-Related Party	13,313,641	1,789,818	1,098,268	16,201,727	(1,789,819)	D	14,411,908
Loan receivable	—	—	1,555,083	1,555,083			1,555,083
Trade Receivable	167,442	—	—	167,442			167,442
Cash	1,053,164	(152)	(343)	1,052,669			1,052,669
Total current assets	14,849,414	1,863,161	2,821,780	19,534,355	(1,789,819)		17,744,536

Total assets	34,342,933	1,865,451	2,821,780	39,030,164	(1,789,819)		37,240,345

Shareholders’ equity & liabilities
Current liabilities
Other current provisions	49,933	—	—	49,933			49,933
Bank Loans	1,228,664	—	—	1,228,664			1,228,664
Bonds	—	—	—	—			—
Other loans	—	1,962,051	1,784,375	3,746,426			3,746,426
Loans payable – related party	—	419,601	3,602,443	4,022,044	(1,789,819)	D	2,232,225
Lease Liabilities	78,916	—	—	78,916			78,916
Accounts payable	136,459	1,074,281	1,361,316	2,572,056			2,572,056
Other Current Liabilities-Related Party	115,982	—	—	115,982	26,025,000	B	26,140,982
Other current liabilities	1,728,218	1,845,941	250,787	3,824,946			3,824,946
Total current liabilities	3,338,172	5,301,874	6,998,921	15,638,967	24,235,181		39,874,148

Non-current liabilities:
Other long-term provisions	383,331	—	—	383,331			383,331
Bank loans	8,271,690	—	—	8,271,690			8,271,690
Bonds	37,014,623	—	—	37,014,623			37,014,623
Lease Liabilities	2,544,992	—	—	2,544,992			2,544,992
Total non-current liabilities	48,214,636	—	—	48,214,636	—		48,214,636

Total liabilities	51,552,808	5,301,874	6,998,921	63,853,603	24,235,181		88,088,784

Shareholders’ equity
Common stock	325,000	1	1	325,002	—	A	3
					(324,999)	B
Share premium	—	—	103,777	103,777	102,063,599	A	170,209,775
					68,042,399	B
Accumulated deficit	(17,534,875)	(3,456,385)	(4,280,919)	(25,272,179)			(25,272,179)
Merger reserve	—	19,961	—	19,961	(195,805,999)	C	(195,786,038)
Total Stockholders’ Deficit	(17,209,875)	(3,436,423)	(4,177,141)	(24,823,439)	(26,025,000)		(50,848,439)

Total liabilities and equity	34,342,933	1,865,451	2,821,780	39,030,164	(1,789,819)		37,240,345

Adjustments to Unaudited GreenRock Incremental Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited GreenRock Incremental Pro Forma balance sheet as of December 31, 2024 are as follows:

(A)    Reflects the purchase price for Accretion under the Accretion SPA and the elimination of share capital. The purchase consideration is 12,000,000 GreenRock shares. The value of the issued shares has been translated to euros at a rate of $1 per €0.85053.

(B)    Reflects the aggregate purchase price for WindShareFund under the WindShareFund SPA and the elimination of share capital. The aggregate purchase price is €26,025,000 in cash and 8,000,000 GreenRock shares. The value of the issued shares has been translated to euros at a rate of $1 per €0.85053.

(C)    Reflects the elimination of the investment in subsidiary account that was created as a result of the Accretion SPA and the WindShareFund SPA.

(D)    Reflects the elimination of loan balances between Accretion and GreenRock.

	For the six months ended June 30, 2025
	GreenRock Corporation (pre- acquisition)	Accretion	WindShare Fund	GreenRock Corporation (post- acquisition)
Revenue	—	—	888,467	888,467
Gross profit	—	—	888,467	888,467

Administrative expenses	158,735	298,221	680,010	1,136,966
Depreciation/amortisation	—	392	412,611	413,003
Total operating expense	158,735	298,612	1,092,621	1,549,968

Operating loss	(158,735)	(298,612)	(204,154)	(661,501)

Other income	(43,698)	2,060	(154,206)	(195,844)
Interest and similar expenses	324,567	832,549	1,209,024	2,366,140
Exchange differences	72,228	—	—	72,228
Total other expense	353,097	834,608	1,054,818	2,242,523
Loss for the period	(511,832)	(1,133,221)	(1,258,972)	(2,904,025)

Loss for the period attributable to attributable to equity holders of the parent company	(511,832)	(1,133,221)	(1,258,972)	(2,904,025)
Loss for the period	(511,832)	(1,133,221)	(1,258,972)	(2,904,025)

Total comprehensive loss for the period	(511,832)	(1,133,221)	(1,258,972)	(2,904,025)

Total comprehensive loss attributable to equity holders of the parent company	(511,832)	(1,133,221)	(1,258,972)	(2,904,025)

	For the 12 months ended December 31, 2024
	GreenRock Corporation (Pre- Acquisition)	Accretion	WindShare Fund	GreenRock Corporation (Post- Acquisition)
Revenue	€—	€—	€1,980,319	€1,980,319

Gross Profit	—	—	1,980,319	1,980,319

Administrative expenses	1,708,736	865,558	2,414,754	4,989,048
Depreciation/amortisation	—	792	841,493	842,285
Other operating income, net	—	—	35,000	35,000
Operating loss	(1,708,736)	(866,350)	(1,310,928)	(3,886,014)

Other gain and losses	(162,419)	(156,838)	(19,044)	(338,301)
Interest and similar expenses	71,974	1,028,396	1,963,468	3,063,838
Net loss for the period	€(1,618,291)	€(1,737,908)	€(3,255,352)	€(6,611,551)

Net loss for the period attributable to equity holders of the parent company	(1,618,291)	(1,737,908)	(3,255,352)	(6,611,551)
Net loss for the period	€(1,618,291)	€(1,737,908)	€(3,255,352)	€(6,611,551)

Total comprehensive loss for the period	€(1,618,291)	€(1,737,908)	€(3,255,352)	€(6,611,551)

Total comprehensive loss for the period attributable to the equity holders of the parent company	€(1,618,291)	€(1,737,908)	(3,255,352)	€(6,611,551)

CLIMATEROCK
UNAUDITED PRO FORMA TRANSLATION SCHEDULE
AS OF SEPTEMBER 30, 2025

	USD	FX Rate	EUR
	September 30, 2025 (Unaudited)	September 30, 2025 (Unaudited)	September 30, 2025 (Unaudited)
ASSETS
Current assets:
Cash	$6,194	0.85071	€5,269
Total current assets	6,194		5,269

Non-current assets
Cash and cash equivalents held in trust account(1)	—		—
Total non-current assets	—		—
TOTAL ASSETS	$6,194		€5,269

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued liabilities	2,100,229		1,786,686
Administrative service fee payable – related party	388,941		330,876
Loan payable – related party	3,454,216		2,938,536
Convertible promissory note payable – related party	1,517,937		1,291,324
Total current liabilities	7,461,324		6,347,422

Non-current liabilities
Deferred underwriting commission payable	2,362,500		2,009,802
Total non-current liabilities	2,362,500		2,009,802
TOTAL LIABILITIES	9,823,824		8,357,224

COMMITMENTS AND CONTINGENCIES
Nil Class A ordinary shares, $0.0001 par value, subject to possible redemption.(1)	—		—
Total commitments and contingencies	—		—

SHAREHOLDERS’ DEFICIT
Class A ordinary shares, par value; shares authorized; and issued and outstanding as of and, respectively (excluding and shares subject to possible redemption as of and, respectively)	209		178
Accumulated deficit	(9,817,838)		(8,352,133)
Total shareholders’ deficit	(9,817,629)		(8,351,955)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$6,195		€5,269

____________

(1)      Adjusted to reflect the shares in issue at 30 September 2025 and allowing for the redemption of all or substantially all of the remaining 448,431 ClimateRock shares in October 2025 This reduces the cash held in the trust account and the shares subject to possible redemption account to €nil.

CLIMATEROCK
UNAUDITED PRO FORMA TRANSLATION SCHEDULE
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND YEAR ENDED DECEMBER 31, 2024

	For the nine months ended September 30, 2025		For the year ended December 31, 2024
	USD	EUR	USD	EUR
		$1=€0.9151		$1=€0.92429
Revenue	$—	€—	$—	€—

Administrative expenses	1,483,594	1,327,645	1,835,282	1,696,325
Operating loss	(1,483,594)	(1,327,645)	(1,835,282)	(1,696,325)

Other income (expense):
Trust income	638,839	571,687	1,445,114	1,335,699
Interest income			167	154
Total other expense	638,839	571,687	1,445,281	1,335,853
Loss for the period	(844,755)	(755,958)	(390,001)	(360,472)

Basic and diluted weighted average shares outstanding
Redeemable Ordinary Shares, basic and diluted	1,334,933	1,334,933	2,501,611	2,501,611
Non-redeemable Ordinary Shares, basic and diluted	2,086,875	2,086,875	2,086,875	2,086,875

Net income per redeemable Ordinary Share, basic and diluted	$0.14	€0.13	$0.30	€0.28
Net loss per non-redeemable Ordinary Share, basic and diluted	(0.50)	(0.46)	(0.55)	(0.51)

GREENROCK
UNAUDITED PRO FORMA TRANSLATION SCHEDULE
AS OF JUNE 30, 2025

	GBP	FX Rate	EUR
	June 30, 2025	June 30, 2025	June 30, 2025
Assets
Current assets
Loan receivable	2,236,231	1.1865	2,653,350
Prepayments and accrued income	142,240		168,772
Cash	2		2
Total current assets	2,378,473		2,822,124
Total assets	£2,378,473		€2,822,124

Equity & liabilities
Equity
Members’ capital	87,464		103,778
Accumulated deficit	(3,607,938)		(4,280,919)
Total equity attributable to parent company	£(3,520,474)		€(4,177,141)

Current liabilities
Creditors: amounts falling due within one year
Trade payables	1,147,310		1,361,316
Bank overdraft	291		343
Accrued liabilities	211,362		250,787
Loan payable – related party	3,036,121		3,602,443
Loan payable	1,503,863		1,784,376
Total Creditors: amounts falling due within one year	5,898,947		6,999,265
Total liabilities	5,898,947		6,999,265
Total liabilities and equity	£2,378,473		€2,822,124

GREENROCK
UNAUDITED PRO FORMA TRANSLATION SCHEDULE
FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND YEAR ENDED DECEMBER 31, 2024

	For the six months ended June 30, 2025		For the year ended December 31, 2024
	GBP	EUR	GBP	EUR
		£1=€1.1657		£1=€1.18093
Revenue	£—	€—	£—	€—

Administrative expenses	136,170	158,735	1,446,943	1,708,736
Operating loss	(136,170)	(158,735)	(1,446,943)	(1,708,736)

Other income (expense):
Interest expense	(278,429)	(324,567)	(60,947)	(71,974)
Interest income	37,486	43,698	62,647	73,982
Foreign currency translation	(61,960)	(72,228)	74,888	88,437
Total other income (expense)	(302,903)	(353,097)	76,588	90,445
Loss for the period	(439,073)	(511,832)	(1,370,355)	(1,618,291)

Loss for the period attributable to equity holders of the parent company	(439,073)	(511,832)	(1,370,355)	(1,618,291)
Loss for the period	(439,073)	(511,832)	£(1,370,355)	€(1,618,291)

Total comprehensive loss for the period	(439,073)	(511,832)	£(1,370,355)	€(1,618,291)

Total comprehensive loss for the period attributable to the equity holders of the parent company	(439,073)	(511,832)	£(1,370,355)	(1,618,291)

ACCRETION
UNAUDITED PRO FORMA TRANSLATION SCHEDULE
AS OF JUNE 30, 2025

	GBP	FX Rate	EUR
	June 30, 2025	June 30, 2025	June 30, 2025
Assets
Non current assets
Property and equipment	1,931	1.1865	2,290
Total non current Assets	£1,931		€2,290
Current assets
Other receivables	61,941		73,495
Receivables from related party	1,508,451		1,789,819
Total current assets	1,570,392		1,863,314
Total assets	£1,572,323		€1,865,604

Equity & liabilities
Equity
Common stock	1		1
Accumulated deficit	(2,913,024)		(3,456,385)
Merger reserve	16,823		19,961
Total Stockholders’ Deficit	£(2,896,199)		€(3,436,422)

Current liabilities
Accounts payable	905,3999		1,074,281
Accrued Liabilities	1,555,750		1,845,941
Bank overdraft	128		152
Loans payable to related party	353,638		419,601
Loan payable	1,653,607		1,962,051
Total current liabilities	£4,468,522		€5,031,723
Total liabilities	£4,468,522		€5,031,723
Total liabilities and equity	£1,572,323		€1,865,604

ACCRETION
UNAUDITED PRO FORMA TRANSLATION SCHEDULE
FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND YEAR ENDED DECEMBER 31, 2024

	For the six months ended June 30, 2025		For the year ended December 31, 2024
	GBP	EUR	GBP	EUR
		£1=€1.1657		£1=€1.18093
Revenue	£—	€—	£—	€—

Administrative expenses	256,164	298,612	733,618	866,350
Operating loss	(256,164)	(298,612)	(733,618)	(866,350)

Other income (expense):
Interest expense	(714,200)	(832,549)	(870,837)	(1,028,396)
Interest income	—		132,809	156,838
Foreign currency translation	(1,767)	(2,060)	—	—
Total other expense	(715,967)	(834,609)	(738,028)	(871,558)
Loss for the period	(972,131)	(1,133,221)	(1,471,646)	(1,737,908)

Loss for the period attributable to equity holders of the parent company	(972,131)	(1,133,221)	(1,471,646)	(1,737,908)
Loss for the period	(972,131)	(1,133,221)	(1,471,646)	(1,737,908)

Total comprehensive loss for the period	(972,131)	(1,133,221)	(1,471,646)	(1,737,908)
Total comprehensive loss for the period attributable to the equity holders of the parent company	(972,131)	(1,133,221)	(1,471,646)	(1,737,908)

CLIMATEROCK HOLDINGS
UNAUDITED PRO FORMA TRANSLATION SCHEDULE
AS OF JUNE 30, 2025

	USD	FX Rate	EUR
	June 30, 2025	June 30, 2025	June 30, 2025
Assets
Current assets
Cash	$1	0.966295	€1
Total current assets	1		1
Total assets	1		1

Equity & liabilities
Members’ Equity
Members’ capital	1		1
Accumulated deficit	(30,646)		(26,065)
Total Members’ Deficit	(30,645)		(26,064)

Current liabilities
Payables	30,646		26,065
Total current liabilities	30,646		26,065
Total liabilities	30,646		26,065
Total liabilities and members’ deficit	$1		€1

CLIMATEROCK HOLDINGS
UNAUDITED PRO FORMA TRANSLATION SCHEDULE
FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND YEAR ENDED DECEMBER 31, 2024

	For the six months ended June 30, 2025		For the year ended December 31, 2024
	USD	EUR	USD	EUR
		$1=€0.9151		$1=€0.92429
Revenue	$—	€—	$—	€—

Administrative expenses	2,600	2,379	24,046	22,225
Operating loss	(2,600)	(2,379)	(24,046)	(22,225)
Loss for the period	(2,600)	(2,379)	(24,046)	(22,225)

Loss for the period attributable to equity holders of the parent company	(2,600)	(2,379)	(24,046)	(22,225)
Loss for the period	(2,600)	(2,379)	£(24,046)	€(22,225)

Total comprehensive loss for the period	(2,600)	(2,379)	£(24,046)	€(22,225)

Total comprehensive loss for the period attributable to the equity holders of the parent company	(2,600)	(2,379)	£(24,046)	(22,225)

USE OF PROCEEDS

Pubco estimates that at least US$15.0 million (assuming maximum redemptions) will be made available to it as a result of the Business Combination, reflecting the PIPE Financing and related Equity Line of Credit. The total amount received will depend on, among other things, the total number of ClimateRock’s Public Shares to be redeemed as discussed in this proxy statement/prospectus under “Extraordinary General Meeting of Shareholders — Redemption Rights.” Pubco expects to use a substantial portion of the funds it will receive from the Business Combination for general corporate purposes, which may include working capital needs, development of new and ongoing greenfield projects and funding potential projects and/or corporate acquisitions.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands on September 23, 2022. Pubco owns no material assets other than 100% of the shares in the Merger Subs and does not operate any business.

On September 23, 2022, Pubco issued one ordinary share to one shareholder for a total consideration of $0.0001. Such share was transferred to ClimateRock on December 28, 2023. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Amended and Restated Memorandum and Articles of Association of Pubco and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Per Regnarsson, and the sole shareholder of Pubco is ClimateRock.

PIPE Financing

Helena Securities Purchase Agreement

On September 19, 2025, Pubco entered into a definitive securities purchase agreement (the “Helena Securities Purchase Agreement”) with Helena Global Investment Opportunities I Ltd. (“Helena”), providing for (i) the issuance of convertible unsecured promissory notes (the “Helena Notes”), in the aggregate principal amount of up to $11 million (the “Principal Amount”), including an aggregate original issue discount (“OID”) of $1,000,000, and providing gross proceeds to Pubco of up to $10 million, through a private placement, and ordinary share purchase warrants (the “Helena Warrants”) (the “PIPE Financing”).

The PIPE Financing shall consist of three tranches, (a) an initial tranche, to be funded and close on the date of the Closing of the Business Combination, (i) for aggregate principal amount of Helena Notes of $4.8 million, including aggregate OID of $800,000, and (ii) Helena Warrants to purchase a number of Pubco Class A Ordinary Shares equal in value to $2.5 million (the “Initial Tranche”), (b) a second tranche, for aggregate principal amount of Helena Notes of $1.2 million (the “Second Tranche”), including aggregate OID of $200,000 (the “Second Tranche”), and (c) a third tranche, for aggregate principal amount of Helena Notes of $5 million (the “Third Tranche”).

As consideration for entering into the Helena Securities Purchase Agreement, Pubco agreed that 3,450,000 Pubco Class A Ordinary Shares (the “Advanced Shares”) would be transferred to or issued to Helena prior to the Closing of the Business Combination. The proceeds of the sales of the Advanced Shares by Helena will be applied to reduce the Principal Amount attributable to the Initial Tranche and the Second Tranche. Upon Helena’s receipt of an aggregate of $6,000,000 in (i) payments from Pubco and (ii) aggregate net proceeds from the sale of Advanced Shares, Pubco’s payment obligations for principal and interest under the Helena Notes will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Pubco. If Pubco shall have sold all of the Advanced Shares and not yet received at least $6,000,000 in net proceeds from the sale thereof and in other payments from Pubco, Pubco shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Notes.

The Helena Notes from the Third Tranche (together with any outstanding Principal Amount attributable to the Initial Tranche and the Second Tranche after sale of the Advanced Shares) shall be convertible into such number of Pubco Class A Ordinary Shares at an initial conversion price (the “Helena Note Conversion Price”) equal to ninety-three percent (93%) of the lowest daily VWAP during the seven (7) trading days ending on the date of the delivery of the applicable notice for conversion, subject certain adjustments as provided therein. The Initial Tranche and the Second Tranche Helena Notes shall not bear interest. Interest on the Third Tranche Helena Note shall accrue at an annual rate of 10%. The Helena Warrants are convertible into Pubco Class A Ordinary Shares at an exercise price equal to the Helena Note Conversion Price. The Helena Notes provide for a floor price of $0.50 per share, subject to certain adjustments.

In addition to customary closing conditions, the closing of the Second Tranche is conditioned, on Pubco filing a resale registration statement to cover the resale of any Pubco Class A Ordinary Shares underlying the Helena Notes issued in the Initial Tranche and to be issued in the Second and Third Tranches, as well as the shares underlying the Helena Warrants.

The Helena Warrants shall become exercisable on the earlier of (i) the date that the Registration Condition (as defined in the Helena Securities Purchase Agreement) and the other closing conditions are met in respect of the Third Tranche but on such date the average closing VWAP of the Pubco Class A Ordinary Shares over the ten (10) trading days immediately preceding such date shall have been less than $1.50, and (ii) the effectiveness date which shall be set forth in the Helena RRA (described below), but which is expected to be 90 days after the Closing, subject to extension. In the event that the Pubco Class A Ordinary Shares are trading above $1.50 at the time of the Third Tranche for a portion of the applicable 10-day period, the Helena Warrants shall be canceled. The funding of the Third Tranche and the Helena Warrants becoming exercisable are mutually exclusive; only one of the two events may occur.

In connection with the Securities Purchase Agreement, Pubco and Helena agree to enter into a mutually acceptable Registration Rights Agreement (the “Helena RRA”), on the date of Closing of Business Combination, pursuant to which Pubco shall register for resale the Pubco Class A Ordinary Shares underlying the Helena Notes and the Helena Warrants.

The Helena Securities Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. A copy of the Helena Securities Purchase Agreement is filed as Exhibit 10.37. Forms of the Helena Notes and Helena Warrants are filed as Exhibits 4.4 and 4.5.

Equity Line of Credit

On September 19, 2025, Pubco entered into a purchase agreement (“ELOC Agreement”) with Helena in connection with establishing an equity line of credit facility. Under the ELOC Agreement, Pubco has the right, but not the obligation, to direct Helena to purchase up to $75 million in Pubco Class A Ordinary Shares (the “ELOC Shares”) upon satisfaction of certain terms and conditions contained in the ELOC Agreement, including, without limitation, an effective registration statement filed with the SEC registering the resale of ELOC Shares issued or issuable to Helena from time to time under the ELOC Agreement. The term of the ELOC Agreement began on the date of execution and ends on the earlier of (i) the first day of the month following the 36-month anniversary of the date of Closing of the Business Combination, (ii) the date on which Helena shall have purchased the maximum amount of ELOC Shares, or (iii) the effective date of any written notice of termination delivered pursuant to the terms of the ELOC Agreement (the “ELOC Commitment Period”).

During the ELOC Commitment Period, Pubco may direct Helena to purchase ELOC Shares by delivering a notice (an “Advance Notice”) to Helena. Pubco shall, in its sole discretion, select the amount of ELOC Shares requested by Pubco in each Advance Notice. However, such amount may not exceed an amount equal to lesser of (i) fifty percent (50%) of the average of the daily traded value of the Ordinary Shares over the ten (10) Trading Days immediately preceding an Advance Notice, and (ii) $5,000,000). The purchase price to be paid by Helena for the ELOC Shares will equal to 100% of the lowest daily closing VWAP during the “Pricing Period” (defined as three (3) trading days commencing on the date of Helena’s receipt of the Pubco Class A Ordinary Shares relating to such Advance Notice, subject to certain adjustments).

In consideration for Helena’s execution and delivery of the ELOC Agreement, Helena shall be entitled to receive 250,000 Pubco Class A Ordinary Shares, which shares shall be freely tradable on the date of Closing of the Business Combination. Pubco agreed that if it has not submitted Advance Notices in an aggregate amount of at least $10,000,000 prior to the date that is six (6) months following the date a resale registration statement on which the ELOC Shares are registered is declared effective, it shall pay to Helena amount of $250,000 of Pubco Class A Ordinary Shares.

Under the ELOC Agreement, Pubco also agreed to, no later than thirty (30) calendar days following the date of Closing of the Business Combination, file with the SEC a registration statement on Form F-1 or F-3 (the “ELOC Registration Statement”) for the resale by Helena of ELOC Shares and have such ELOC Registration Statement declared effective as soon as possible following the filing thereof but in no event later than 70 calendar days following the date of the initial filing of the ELOC Registration Statement.

The ELOC Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. A copy of the ELOC Agreement is filed as Exhibit 10.38 to this prospectus/proxy statement.

Legal Proceedings

From time to time, Pubco, GreenRock or any of their respective subsidiaries may become involved in legal proceedings or be subject to claims arising in the ordinary course of their business.

Simmons & Simmons (“Simmons”) provided services to GreenRock in 2023 and 2024. The fees billed for these services totaling £534,057 are included in the balance sheet of GreenRock at December 31, 2024 and June 30, 2025 and remain outstanding. In March 2025, Simmons commenced proceeding in the English courts for recovery of fees owed plus interest and obtained judgment from the English Court in July 2025. Simmons served a statutory demand for payment on GreenRock on August 6, 2025. A petition for the winding up of the GreenRock was filed by Simmons with the Grand Court of the Cayman Islands and then subsequently withdrawn. On November 24, 2025, GreenRock entered into an agreement with Simmons, whereby Simmons agreed that Greenrock would be permitted to make repayment after the Closing. Certain shareholders of GreenRock and of the Sponsor including Mr. Regnarsson have provided pledges and/or guarantees to secure Simmons’ payment.

Summary of Material Terms of the ClimateRock Holdings Limited 2025 Equity Incentive Plan

The following is a summary of the material features of the ClimateRock Holdings Limited 2025 Equity Incentive Plan (the “2025 Plan”).

Eligibility

The Administrator may grant awards to any director, employee or consultant of the Company or its subsidiaries. Only employees are eligible to receive incentive stock options.

Administration

The 2025 Plan will be administered by a committee of at least one member of the Board of Directors (the “Board”) or if no such committee has been appointed by the Board, the Board (collectively, the “Administrator”). The Administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the 2025 Plan, subject to the 2025 Plan’s express terms and conditions. The Administrator will also set the terms and conditions of all awards under the 2025 Plan, including any vesting and vesting acceleration conditions.

Share Reserve

The maximum aggregate number of Class A ordinary shares of the Company (the “Shares”) that may be issued under the 2025 Plan is the sum of (A) five percent (5%) of the sum of (a) the aggregate number of Class A Ordinary Shares and (b) the aggregate number of Class B Ordinary Shares, each issued and outstanding immediately after the Closing, after giving effect to the Redemption (each, as defined in the 2025 Plan), plus (B) an increase commencing on January 1, 2026 and continuing annually on each anniversary thereof through and including January 1, 2035, equal to the lesser of (i) one percent (1%) of the sum of (x) the aggregate number of Class A Ordinary Shares and (y) the aggregate number of Class B Ordinary Shares, each issued and outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of Shares as determined by the Board. No Class B Ordinary Shares are available for issuance under the 2025 Plan.

Five percent (5%) of the sum of (a) the aggregate number of Class A Ordinary Shares and (b) the aggregate number of Class B Ordinary Shares, each issued and outstanding immediately after the Closing, after giving effect to the Redemption, may be issued upon the exercise of incentive stock options.

Shares issuable under the 2025 Plan may be authorized, but unissued, or reacquired shares. Shares underlying any awards under the 2025 Plan that are settled in cash, forfeited, canceled, repurchased, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2025

Plan, although shares shall not again become available for issuance as incentive stock options. Additionally, shares issued as “substitute awards” (as defined in the 2025 Plan) will not count against the 2025 Plan’s share limit, except substitute awards that are incentive stock options will count against the incentive stock option limit.

The share reserve described herein may be subject to certain adjustments in the event of certain changes in the capitalization of the Company (see Equitable Adjustments below).

Types of Awards

The 2025 Plan provides for the grant of share options, share appreciation rights, restricted shares, restricted share units, or other share-based awards (collectively, “awards”).

Share Options.    The 2025 Plan permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options that do not so qualify. Options granted under the 2025 Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the 2025 Plan.

The exercise price of each option will be determined by the Administrator, but such exercise price may not be less than 100% of the fair market value of one Share on the date of grant for an incentive stock option, or in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be set by the Administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a 10% or greater stockholder). The Administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Share Appreciation Rights.    The Administrator may award share appreciation rights subject to such conditions and restrictions as it may determine. Share appreciation rights entitle the recipient to Shares or cash, equal to the value of the appreciation in the Company’s Share price over the exercise price, as set by the Administrator. The term of each share appreciation right will be set by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each share appreciation right may be exercised, including the ability to accelerate the vesting of such share appreciation rights.

Restricted Shares.    A restricted share award is an award of Shares that vest in accordance with the terms and conditions established by the Administrator. The Administrator will determine the persons to whom grants of restricted share awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted shares may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted share awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a shareholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive cash dividends, if applicable.

Restricted Share Units.    Restricted share units are the right to receive Shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company or its subsidiaries, the passage of time or other restrictions or conditions. The Administrator determines the persons to whom grants of restricted share units are made, the number of restricted share units to be awarded, the time or times within which awards of restricted share units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted share unit awards. The value of the restricted share units may be paid in Shares, cash, other securities, other property, or a combination of the foregoing, as determined by the Administrator.

The holders of restricted share units will have no voting rights. Prior to settlement or forfeiture, restricted share units awarded under the 2025 Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents.

Other Share-Based Awards.    Under the 2025 Plan, Other Share-Based Awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2025 Plan and/or cash awards made outside the 2025 Plan. The Administrator has the authority to determine the service providers to whom and the time or times at which Other Share-Based Awards will be made, the amount of such Other Share-Based Awards, and all other conditions of the Other Share-Based Awards including any dividend or voting rights.

Vesting.    Each award under the 2025 Plan may or may not be subject to vesting, restrictions, and/or other conditions as the Administrator may determine. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. Unless specifically set forth in an award agreement, awards will not be considered subject to any performance-based condition. An award agreement may provide for accelerated vesting upon certain specified events.

Performance criteria for performance-based awards may be based on the attainment of specific levels of performance of the Company (and/or one or more subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more subsidiaries as a whole or any business unit(s) of the Company and/or one or more subsidiaries or any combination thereof, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator deems appropriate, or as compared to various stock market indices.

Repricing

Notwithstanding anything to the contrary in the 2025 Plan, unless a repricing is approved by shareholders, in no case may the Administrator (i) amend an outstanding option or share appreciation right to reduce the exercise price of the award, (ii) cancel, exchange, or surrender an outstanding option or share appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (iii) cancel, exchange, or surrender an outstanding option or share appreciation right in exchange for an option or share appreciation right with an exercise price that is less than the exercise price of the original award.

Equitable Adjustments

In the event that any dividend or other distribution, recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or Class B Ordinary Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Plan, then the Administrator will adjust (i) the number and class of Shares which may be delivered under the 2025 Plan, (ii) the number, class, and price of Shares subject to outstanding awards, and (iii) the 2025 Plan share limit.

Change in Control

In the event of a change in control (as defined in the 2025 Plan), each outstanding award shall be assumed or an equivalent award substituted by the acquiring or successor corporation or a parent of the acquiring or successor corporation. Unless determined otherwise by the Administrator, if a successor refuses to assume or substitute for the award, (A) the participant will fully vest in and have the right to exercise the award, (B) all applicable restrictions will lapse, and (C) all performance objectives and other vesting criteria will be deemed achieved at targeted levels.

Term

The 2025 Plan will become effective when approved by our shareholders, and, unless terminated earlier, the 2025 Plan will continue in effect for a term of ten (10) years.

Amendment and Termination

Our Board may amend, alter, suspend or terminate the 2025 Plan at any time. No amendment or termination of the 2025 Plan will materially impair the rights of any participant unless mutually agreed otherwise between the participant and the Company. Approval of the stockholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of Shares or class of shares available for issuance under the 2025 Plan and (ii) to change the persons or class of persons eligible to receive awards under the 2025 Plan.

Recoupment Policy

All awards granted under the 2025 Plan, all amounts paid under the 2025 Plan, and all Shares issued under the 2025 Plan shall be subject to reduction, recoupment, clawback, or recovery by the Company in accordance with applicable laws and with Company policy.

Material United States Federal Income Tax Considerations

The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the 2025 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the 2025 Plan, nor does it describe state, local, or foreign income tax consequences or federal employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The 2025 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such Shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If the Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option exercise price thereof, and (ii) the Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Shares.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options.    No income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Shares issued on the date of exercise, and the Company or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the Shares over the exercise price of the option.

Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Awards and Other Stock- and Cash-Based Awards.    The current federal income tax consequences of other awards authorized under the 2025 Plan generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents, and other stock- or cash-based awards are generally subject to tax at the time of payment. The Company or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired from a stock appreciation right, restricted stock, restricted stock unit, dividend equivalent award, or other stock-based award will be the amount paid for such Shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Performance Awards.    The tax consequences of performance awards will generally mirror those of the underlying award type, each of which is discussed above.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the 2025 Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax and premium interest in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.

OTHER INFORMATION RELATED TO CLIMATEROCK

References in this section to “ClimateRock”, “Company”, “we”, “our” or “us” refer to ClimateRock, a Cayman Islands exempted company.

Introduction

ClimateRock is a blank check company formed as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement with GreenRock, ClimateRock’s efforts were limited to organizational activities, completion of its Initial Public Offering, pursuing a prospective business combination and evaluation of other possible business combinations.

Initial Public Offering

ClimateRock is a blank check company incorporated in the Cayman Islands on December 6, 2021. ClimateRock was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities.

On May 2, 2022, ClimateRock consummated its IPO of 7,875,000 Public Units, which included the underwriters’ partial exercise of over-allotment option, at a price of $10.00 per Public Unit, generating gross proceeds of $78,750,000. Simultaneously with the closing of the IPO, ClimateRock consummated the private placement of an aggregate of 3,762,500 Private Warrants at a price of $1.00 per Warrant, generating gross proceeds of $3,762,500. The total offering generated an aggregate amount of gross proceeds of $82,512,500 to ClimateRock.

Following the Initial Public Offering and the simultaneous private placement, a total of $79,931,250 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to registration statements on Form S-1 (File No. 333-263542) that became effective on April 27, 2022. Except as described in the prospectus for ClimateRock’s Initial Public Offering and in the section entitled “Other Information Related to ClimateRock — ClimateRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and ClimateRock’s Redemption of 100% of the issued and outstanding Public Shares upon its failure to consummate a business combination within the required time period under ClimateRock’s organizational documents.

In addition, ClimateRock issued to Maxim and/or its designees, 118,125 Class A ordinary shares upon the consummation of the Initial Public Offering. Maxim has agreed not to transfer, assign, or sell any such shares until the completion of the Business Combination. In addition, Maxim has agreed: (i) to waive its redemption rights with respect to such shares in connection with the completion of the Business Combination; and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if ClimateRock fails to complete its Business Combination within 12 months (or 18 months, as applicable) from the closing of the Initial Public Offering.

ClimateRock’s original deadline to consummate an initial business combination was 12 months from the closing of its Initial Public Offering (or May 2, 2023), which could be extended by six months (to November 2, 2023) if (among other things) the Sponsor deposited additional funds into the Trust Account.

On April 27, 2023, ClimateRock held an extraordinary general meeting of shareholders and approved, among other things, an amendment to the ClimateRock Memorandum and Articles to (i) extend the date by which ClimateRock would be required to consummate a business combination from November 2, 2023 to May 2, 2024 (and (ii) to permit ClimateRock’s board of directors, in its sole discretion, to elect to wind up ClimateRock’s operations on a date earlier than May 2, 2024.

On April 29, 2024, ClimateRock shareholders approved the extension of the Business Combination Deadline from May 2, 2024 to May 2, 2025 and approved the amendment to ClimateRock’s amended and restated memorandum and articles of association to permit the ClimateRock Board, in its sole discretion, to elect to wind up ClimateRock’s operations on a date earlier than May 2, 2025. In connection with the approval of the Extension Amendment, shareholders elected to redeem an aggregate of 111,915 Public Shares. As a result, an aggregate of approximately $1.27 million (or approximately $11.37 per share) was released from the Trust Account to pay such shareholders, and 4,664,012 Class A ordinary shares (including 2,577,138 Public Shares) were issued and outstanding immediately following such redemption.

On April 30 and May 1, 2025, ClimateRock held an extraordinary general meeting of its shareholders. At the meeting the shareholders approved, among other things, an amendment to the Company’s Amended and Restated Articles to (i) extend the Combination Period from May 2, 2025 to November 2, 2025 (or such earlier date as determined by the ClimateRock Board of Directors in its sole discretion) and (ii) to permit the ClimateRock Board of Directors, in its sole discretion, to elect to wind up our operations on, or on an earlier date than November 2, 2025. In connection with the meeting, ClimateRock’s public shareholders holding 2,016,792 shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $24.67 million (approximately $12.23 per public share) was removed from the Trust Account to pay such shareholders as of June 18, 2025.

On October 29, 2025, ClimateRock held an extraordinary general meeting of shareholders (the “2025B EGM”) and they approved, among other things, an amendment to the Amended and Restated Articles to (i) extend the date by which we would be required to consummate a Business Combination (the “Combination Period”) from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up our operations on, or on an earlier date than May 2, 2026. In connection with the meeting, ClimateRock’s public shareholders holding 436,079 shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account (the attributable portion being approximately $5.42 million).

Business Combination Agreement

On March 21, 2025, ClimateRock entered into the Business Combination Agreement with Holdings, Merger Sub, GreenRock Merger Sub Corp. (“Company Merger Sub”) and GreenRock Corp., a Cayman Islands exempted company (“GreenRock”). Pursuant to the Business Combination Agreement, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the Merger, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Holdings, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b)(i) Holdings will make an offer to acquire each issued and outstanding GreenRock ordinary share in exchange for Holdings ordinary shares and (ii) Holdings shall also offer each holder of GreenRock’s outstanding vested options to purchase GreenRock ordinary shares, replacement options to purchase Holdings ordinary shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act.

Recent Developments

The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination. If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Working Capital Warrants at a price of $1.00 per Warrant. If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into the following loan agreements with Eternal BV, a company controlled by Charles Ratelband V, the Chairman of ClimateRock’s board of directors.

•        The Company agreed to borrow up to $500,000 from Eternal B.V., an affiliate of the Company through common ownership (“Eternal”), to be used for the payment of costs related to the Initial Public Offering (the “First Eternal Loan”). Eternal loaned us $63,073 under the First Eternal Loan. Pursuant to the loan agreement and its subsequent amendments, the First Eternal Loan was non-interest bearing, unsecured and due on the closing of the Initial Public Offering. The First Eternal Loan was fully repaid on June 2, 2022.

•        On September 21, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $180,000, on an unsecured basis and bearing no interest (the “Second Eternal Loan”). The Second Eternal Loan was available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date was December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Second Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Second Eternal Loan was $170,603 and no interest was accrued.

•        Additionally, on November 12, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $300,000, on an unsecured basis and bearing no interest (the “Third Eternal Loan”). The Third Eternal Loan was available to be drawn down from November 12, 2022 to March 31, 2023. The maturity date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination, as amended by the Third Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

•        On January 29, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $50,000, on an unsecured basis and bearing no interest (the “Fourth Eternal Loan”). The Fourth Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date was the earlier of December 31, 2025 or, or the date of the consummation of the initial Business Combination, as amended by the Fourth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fourth Eternal Loan was $50,000 and no interest was accrued

•        On April 12, 2023, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest (the “Fifth Eternal Loan”). The Fifth Eternal Loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Fifth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fifth Eternal Loan was $500,000 and $500,000, respectively, and no interest was accrued.

•        On November 1, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $335,000 on an unsecured basis and bearing no interest (the “Sixth Eternal Loan”). The Sixth Eternal Loan was available to be drawn down from November 1, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Sixth Eternal Loan Amendment. In the event the Company not repay the Sixth Eternal Loan within 10 days of the consummation of the initial Business Combination, the Company will pay an interest of five percent (5%) per month to Eternal until the date of repayment of the Sixth Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Sixth Eternal Loan was $335,000 and $335,000, respectively, and no interest was accrued.

•        On November 1, 2023, the Company and Eternal agreed to the Eternal Loan Amendment requiring that in the event that Company does not repay each of the Second Eternal Loan, Third Eternal Loan, Fourth Eternal Loan, and Fifth Eternal Loan within 10 days of the consummation of the initial Business Combination, the Company will pay an interest of five percent (5%) per month to Eternal until the date of repayment of each such loan.

•        On August 5, 2024, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $1,500,000, on an unsecured basis and bearing no interest (the “Seventh Eternal Loan”). The Seventh Eternal Loan was available for drawdown in unlimited number of installments in the period from August 3, 2024 to September 30, 2025. The final repayment date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination of us. As of September 30, 2025, the Company borrowed an additional $268,440 beyond the initial terms of the Seventh Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Seventh Eternal Loan was $1,718,460 and no interest was accrued.

Eternal is controlled by Charles Ratelband V, the Company’s Chairman of the Board. Each member of the Board has been informed of Mr. Ratelband’s material interest in the loan agreements, and upon the approval and recommendation of the audit committee of the Board, the Board has determined that the above loans with Eternal are fair and in the best interests of us and has voted to approve such loans.

On November 1, 2024, the Company agreed to a loan with Gluon Renewable Energies Limited to advance the sum of $20,000 to external service providers on behalf of the Company to assist the Company with short term cash demands. The Company agrees to repay the principal amount of $20,000, plus $1 interest, on or before February 28, 2025. The repayment deadline was subsequently extended to December 31, 2025. From May 16, 2025 to September 30, 2025, Gluon Renewable Energies Limited made payments totaling $310,153 on behalf of the Company. Other disbursements were for late vendor invoices and the insurance renewal. As of September 30, 2025, the outstanding balance of the loan from Gluon Renewable Energies Limited was $330,153 and $1 of interest was accrued. On April 10, 2024, ClimateRock received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) notifying the Company that the Company’s public holders of its Class A ordinary shares (“Public Holders”) were below the 400 Public Holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). The notifications received had no immediate effect on the Company’s Nasdaq listing. The Nasdaq rules provide the Company 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance. The Company submitted to Nasdaq a plan to regain compliance on May 28, 2024, and the Staff granted the Company an extension until October 7, 2024 to comply with the Public Holders Requirement.

On October 8, 2024, the Company received a notice from the Staff that, since the Company had not regained compliance with the Public Holders Requirement, it would be subject to delisting from Nasdaq, unless the Company timely requests a hearing before the Hearing Panel (the “Panel”) of Nasdaq by October 15, 2024. On October 15, 2024, the Company submitted a request to appeal the Notice to the Panel, and the hearing was held on December 10, 2024. On January 6, 2025, the Panel granted the Company’s request for an exception until April 7, 2025 at which time the Company must demonstrate compliance with Nasdaq Listing Rule 5450.

In addition, Nasdaq Listing Rule IM-5101-2(b) (the “Rule”) requires that we complete a business combination no later than 36 months after our initial public offering, which is April 27, 2025, and Nasdaq Rule 5815 was amended effective October 7, 2024 to provide for the immediate suspension and delisting for failure to meet the 36-month requirement to complete a business combination in the Rule. If we do not complete our business combination by April 27, 2025, our securities will face an immediate suspension and delisting action once we receive a delisting determination letter from Nasdaq.

On November 6, 2024, the parties entered into the Business Combination Agreement Amendment, pursuant to which, among other things, the original Business Combination Agreement was amended to (i) remove the $15,000,000 minimum cash closing condition, (ii) extend the Outside Date from March 31, 2024 to May 2, 2025, (iii) reduce the Escrowed Share Consideration from 16,885,000 Pubco Ordinary Shares to 4,000,000 Pubco Ordinary Shares and as a result reduce the overall Company Merger Consideration payable to the GreenRock shareholders from 44,658,000 Pubco Ordinary Shares to 32,000,000 Pubco Ordinary Shares; and (iv) revise the Escrow Share Release provisions to provide for the full release of the Escrowed Shares to the GreenRock shareholders in the event that the adjusted EBITDA for GreenRock for 2025 equals or exceeds $25,000,000 (otherwise the Escrowed Shares will be forfeited).

On January 6, 2025, the Nasdaq Panel granted our request for an exception to the Public Holders Requirement until April 7, 2025, at which time we needed to demonstrate compliance with the Public Holders Requirement. On April 2, 2025, we notified the Nasdaq Panel that we would not be able to close our initial Business Combination by the Nasdaq Panel’s April 7, 2025 deadline.

On April 8, 2025, we received written notice from the Nasdaq Panel indicating that the Nasdaq Panel had determined to delist our securities from Nasdaq and that trading in our securities would be suspended at the open of trading on April 10, 2025, due to our failure to comply with the terms of its earlier decision. Pursuant to such decision, among other things, we were required to complete our initial Business Combination by no later than April 7, 2025. Accordingly, the Nasdaq Panel determined to delist our securities from Nasdaq. Our public securities were suspended from Nasdaq on April 10, 2025.

Following the suspension of trading on Nasdaq, our Units, Public Shares, Public Warrants and Rights are quoted on the Pink tier of the OTC under the symbols “CLRUF,” “CLRCF,” “CLRWF,” and “CLRRF”, respectively.

In connection with the Closing of the Business Combination and to satisfy the round lot holder requirements under the Nasdaq listing rules, we may acquire a company that is in the process of bankruptcy proceeding and has a large base of creditors. As of the date of this proxy statement, no such target company has been identified. We would anticipate completing such a transaction prior to the Closing of the Business Combination.

Fair Market Value of Target Business

The target business or businesses that ClimateRock acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any deferred underwriting fees and any taxes payable on the Trust Account balance) at the time of the execution of a definitive agreement for its initial business combination, although ClimateRock may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. ClimateRock’s board of directors determined that this test was met in connection with the proposed Business Combination with GreenRock.

Shareholder Approval of Business Combination

Under the ClimateRock Memorandum and Articles, in connection with any proposed business combination, if ClimateRock seeks shareholder approval of an initial business combination at a meeting called for such purpose, Public Shareholders must be offered the opportunity to redeem their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for ClimateRock’s Initial Public Offering. Accordingly, in connection with the Business Combination with GreenRock, the ClimateRock Public Shareholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, all of ClimateRock’s Initial Shareholders have agreed to vote the Founder Shares as well as any ordinary shares acquired in the aftermarket in favor of such proposed business combination.

No directors or officers of ClimateRock have purchased any securities of ClimateRock in any open market transactions.

Sponsor Loans and Related Party Loans

The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination. If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Working Capital Warrants at a price of $1.00 per Warrant. If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into seven loan agreements with Eternal BV, a company controlled by Charles Ratelband V, the Chairman of ClimateRock’s board of directors. The Eternal Loans are unsecured and do not bear interest and mature on various dates between January 1, 2025 and December 31, 2025. As of September 30, 2025, ClimateRock has drawn approximately $3.1 million under the Eternal Loans. Each member of ClimateRock’s board of directors has been informed of Mr. Ratelband’s material interest in the Eternal Loans, and upon the approval and recommendation of ClimateRock’s audit committee, ClimateRock’s board of directors has determined that the loans are fair and in the best interests of ClimateRock and has voted to approve the loans.

Liquidation if No Business Combination

If ClimateRock has not completed an initial business combination by May 2, 2026 (or any later date to which it may be extended), it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the issued and outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of taxes payable, and less interest to pay dissolution expenses, divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

There will be no redemption rights or liquidating distributions with respect to ClimateRock’s warrants and rights, which will expire worthless if ClimateRock fails to complete its initial business combination by the Business Combination Deadline.

The Sponsor, officers and directors have entered into a letter agreement with ClimateRock, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if ClimateRock fails to complete its initial business combination by the Business Combination Deadline. However, if the Sponsor, officers or directors acquire public shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if ClimateRock fails to complete its initial business combination by the Business Combination Deadline.

The Sponsor, officers and directors have agreed, pursuant to a written agreement with ClimateRock, that they will not propose any amendment to the ClimateRock Memorandum and Articles (i) to modify the substance or timing of ClimateRock’s obligation to redeem 100% of its public shares if it does not complete its initial business combination by May 2, 2026 or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless ClimateRock provides its public shareholders with the opportunity to redeem their ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to ClimateRock to pay its income taxes divided by the number of then issued and outstanding public shares. However, ClimateRock may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that ClimateRock is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that ClimateRock cannot satisfy the net tangible asset requirement (described above), ClimateRock would not proceed with the amendment, the relevant proposed business combination or the related redemption of its public shares at such time.

ClimateRock expects that all costs and expenses associated with implementing its liquidation and dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account, although ClimateRock cannot assure you that there will be sufficient funds for such purpose. ClimateRock will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any franchise and income tax obligations it may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its liquidation and dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance, ClimateRock may request the trustee to release to it such accrued interest to pay those costs and expenses.

If ClimateRock were to expend all of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon its dissolution would be approximately $10.15. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors which would have higher priority than the claims of its public shareholders. There can be no assurance that the actual per-share redemption amount received by shareholders will not be substantially less than $10.15.

Although ClimateRock will seek to have all vendors, service providers, prospective target businesses or other entities with which ClimateRock does business execute agreements with ClimateRock waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where ClimateRock may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. UHY LLP, ClimateRock’s independent registered public accounting firm, and the underwriters of the offering, will not execute agreements with ClimateRock waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ClimateRock and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to ClimateRock, or a prospective target business with which ClimateRock has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below $10.15 per Public Share (or any lesser amount resulting from reductions in the value of the trust assets), less taxes payable. However, that liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under its indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, ClimateRock has not asked the Sponsor to reserve for such indemnification obligations, nor has ClimateRock independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of its company. Therefore, there can be no assurance that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for its initial business combination and redemptions could be reduced to less than $10.15 per public share. In such event, ClimateRock may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of ClimateRock’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below $10.15 per Public Share (or any lesser amount resulting from reductions in value of the trust assets), in each case net of any interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While ClimateRock currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that its independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. ClimateRock has not asked the Sponsor to reserve for such indemnification obligations and there can be no assurance that the Sponsor would be able to satisfy those obligations. Accordingly, there can be no assurance that due to claims of creditors the actual value of the then-applicable redemption price will not be less than $10.15 per public share.

If ClimateRock file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, ClimateRock cannot assure you that it will be able to return $10.15 per share to its public shareholders. Additionally, if ClimateRock files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by its shareholders. Furthermore, its board of directors may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, thereby exposing itself to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against us for these reasons.

ClimateRock’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the redemption of any Public Shares properly tendered in connection with (A) the completion of its initial business combination or (B) a shareholder vote to amend certain provisions of the ClimateRock Memorandum and Articles to modify the substance or timing of its obligation to redeem its Public Shares for the Per-Share Redemption Price (as defined in the ClimateRock Memorandum and Articles) in accordance with the ClimateRock Memorandum and Articles, and (ii) the redemption of all of its public shares if ClimateRock is unable to complete its initial business combination by the Business Combination Deadline, subject to applicable law and as further described herein. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event ClimateRock seek a shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights as described above. These provisions of the ClimateRock Memorandum and Articles, like all provisions of the ClimateRock Memorandum and Articles, may be amended with a shareholder vote, subject to the limitations specified therein.

Facilities

ClimateRock currently maintains its principal executive offices at 25 Bedford Square, London, WC1B 3HH, United Kingdom for which ClimateRock pays U.N. SDG Support LLC $10,000 per month for a maximum of 12 months (or up to 18 months if the period of time ClimateRock has to complete an initial business combination is extended), if earlier, until the consummation of its initial business combination, for office space, utilities and secretarial and administrative services.

Employees

ClimateRock currently has two officers. These individuals are not obligated to devote any specific number of hours to ClimateRock’s matters, but they devote as much of their time as they deem necessary and intend to continue doing so to ClimateRock’s affairs until ClimateRock has completed ClimateRock’s initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for ClimateRock’s initial business combination and the stage of the business combination process ClimateRock is in. ClimateRock does not intend to have any full-time employees prior to the consummation of ClimateRock’s initial business combination.

Directors and Executive Officers

ClimateRock’s directors and officers are as follows as of the date of this prospectus/proxy statement:

Name	Age	Position
Per Regnarsson	58	Director and Chief Executive Officer
Charles Ratelband V	44	Director and Chairman
Michael Geary	63	Chief Financial Officer
Niels Brix	50	Independent Director
Sean Kidney	68	Independent Director
Dariusz Sliwinski	62	Independent Director

Mr. Per Regnarsson is ClimateRock’s Chief Executive Officer and Director since December 2021 and will serve as a member of the board of directors of Pubco following the completion of the Transactions. Mr. Regnarsson currently serves as the Director of Gluon Renewable Energies Ltd and various subsidiary companies of Gluon, a London headquartered company that forms, seeds and invests in sustainable energy and mobility businesses globally. He also served as the Chairman of EV Hub Ltd., an electric vehicle infrastructure company, the Director of Marine2o Ltd., a developer of green hydrogen production and the Founding Advisory Partner of Impactirr Alliance Ltd., an Indian renewable energy firm since October 2019. Prior to that, he served as the Associate Partner of K2 Management A/S, a renewable energy financial advisory company, from July 2018 to January 2020. From May 2018 to January 2019, Mr. Regnarsson served as the Partner of Opus Corporate Finance LLP, a private equity firm. He also served as the Associate Partner of Assay Advisory Ltd., a London based financial consulting firm from April 2016 to April 2018. Mr. Regnarsson served as the Executive Board Member and Chief Investment Officer of the Palmetto Group, a private equity firm active in the clean energy industry, from August 2014 to March 2016. From March 2011 to March 2018, he founded CWC Biofuels A/S, a Danish energy firm and served as its Acting CEO and Director with responsibility for financing. Mr. Regnarsson co-founded Clean World Capital, a private equity firm, in July 2008 and served as its managing partner until July 2014 and in connection with this, he co-founded Better Energy A/S, a solar photovoltaic firm and served as its shareholder and Executive Chairman from September 2012 to March 2015. Previously, from 1990 to 2014, Mr. Regnarsson worked at various investment banking and boutique corporate finance institutions including Danske Bank, Chase Manhattan Bank, Moody’s, JP Morgan, Merrill Lynch and Clean World Capital. Mr. Regnarsson holds an MSc Sloan Fellowship from London Business School. We believe Mr. Regnarsson is well qualified to serve as a director due to his experience in numerous leadership roles in the renewable energy sector for over 15 years.

Mr. Charles Ratelband V is ClimateRock’s founder and serves as Director and the Chairman of ClimateRock’s Board of Directors since December 2021. He will also serve as a member of the board of directors of Pubco following the completion of the GreenRock Transactions. Mr. Ratelband V founded WindShareFund and has served as its Managing Director since its inception in 2011. WindShareFund is a Netherlands-based investment company with a core goal of investing in a better environment and contributing to the transition to sustainable, green energy. Mr. Ratelband V founded RREG, a Dutch investment advisory firm, in September 2007, and has served as its Managing Director since then. Mr. Ratelband V also founded and has served as the Managing Director of Climate Center Mariëndaal since January 2020. Mr. Ratelband V holds a Bachelor’s degree in Business Administration from the HBO University in the Netherlands. We believe Mr. Ratelband V is well qualified to serve as a director due to his experience as Managing Director of a renewable energy investment company for over 12 years.

Mr. Michael Geary has served as our Interim Chief Financial Officer since April 2025. He has served as the Business Development Director of Gluon Renewable Energies, a renewable energy company, since September 2024. Previously, Mr. Geary served as the Chief Financial Officer of GreenRock Corp, a company in the renewable energy industry, from May 2023 to September 2024. Mr. Geary was CEO and co-founder of Consentz, a medical application from August 2015 to July 2023, providing medical record and management software to clinics. From 2008 to 2015, Mr. Geary helped to develop a wind turbine installation company, was a founder for a medical clinic and a start-up computer device company and turned around and facilitated growth of two retail businesses. From 1994 to 2012, Mr. Geary worked on property investment, development, providing advice on commercial and residential properties. From 2004 to 2005, Mr. Geary served as CFO of Cable & Wireless (Japan & Asia) where he implemented policies to ensure Sarbanes-Oxley compliance, led a regional business review to identify growth opportunities and cost reduction strategies for the region, and successfully led the sale of the Japan business to Japan Telecom. From 2001 to 2004, Mr. Geary was CFO at Bettercare, a 3i private equity backed care homes group, refinanced the business, where he led a strategy review resulting in a significant performance improvement, introduced a new budgetary process, implemented a new financial software system and carried out a full review of controls. From 1999 to 2001, Mr. Geary co-founded a telecoms business Efonic. From 1997 to 1999, Mr. Geary worked at ABN AMRO on M&A transactions in Europe and Asia. From 1991 to 1999, he held finance positions at Cable and Wireless in project finance, corporate finance, management and financial reporting, budgeting and systems implementation. Prior to this, Mr. Geary trained and worked for Pitney Bowes and GEC Telecommunications. Mr. Geary is a Fellow of Chartered Institute of Management Accountants, holds an MSc Sloan Fellowship from London Business School, where he co-authored a venture capital paper that was published and taught for over 10 years, and an MSc and BA Economics from Manchester University.

Mr. Niels Brix, has served as one of ClimateRock’s independent directors since December 2021. He has more than 15 years of experience in the global wind industry from both operational and advisory perspectives. He currently serves as the Chief Executive Officer of Valmont SM A/S, a Denmark based supplier of components for the wind turbine industry. He founded Recounsel ApS, a Danish business consulting firm and has served as its Principal since 2006. He also served as a board member of Procon Wind Energy A/S, a Denmark based company providing services primarily for the offshore wind sector, since February 2019. Mr. Brix served as the Head of Nordics & Baltics and Head of Special Projects from June 2020 to May 2021 and as the Head of Financial Advisory from June 2018 to October 2021 of K2 Management A/S, a Denmark based consultancy firm. He served as the Chief Commercial Officer and Vice President of Seatower A/S, a Norwegian based IP rights company and designer of foundations for offshore wind turbine installations from June 2012 to May 2018. Mr. Brix served as the Senior Vice President of Business Development of Skykon A/S, a Danish private equity firm focused on the wind energy industry, from 2007 to 2010. In 2005, he served as the Senior Manager and Counsel to Deloitte, a major international accounting firm, where he focused on mergers and acquisitions. He served as the Senior Manager and Counsel to Carlsberg Group, an international brewing company, from 2002 to 2004. Mr. Brix is an attorney-at-law admitted in Denmark. He holds a Master of Law degree from Aarhus University. He also completed management courses at Institut Européen d’Administration des Affaires. We believe Mr. Brix is well qualified to serve as a director due to his experience in leadership roles in renewable energy companies for over a decade.

Mr. Sean Kidney has served as one of ClimateRock’s independent directors since April 2022. He has served as the Chief Executive Officer of the Climate Bonds Initiative (CBI) since November 2010, an international non-governmental organization working to mobilize global capital for climate action. Mr. Kidney also currently serves as a Director of Climate Bond Services Ltd. in England and Wales since December 2018, Climate Bonds Initiative (Europe) ABSL in Belgium since July 2019 and Low Carbon World (Shanghai) Business Consulting Co. Ltd. (the operating arm of Climate Bonds in Shanghai, China) since March 2021. He is currently a member of many social organizations with sustainable development initiatives, including the French government’s Green Sovereign Bond Evaluation Council, the UK government’s Green Gilt Advisory Committee, the Board of Climate Transition Pathways, the Advisory Board of the UNDP-GEF Climate Aggregation Platform, the Finance Advisory Board, the Global Alliance for a Sustainable Planet, the European Advisory Board of the SMARTER Finance for Families initiative, FAST-Infra (Finance to Accelerate the Sustainable Transition — Infrastructure) and the European Commission’s Platform on Sustainable Finance. He has been a Professor in Practice at School of Oriental and African Studies at University of London since May 2020 and is a regular speaker on climate change and finance. We believe Mr. Kidney is well qualified to serve as a director due to his experience in renewable energy financing for more than a decade and numerous international organizations focused on the energy transition.

Mr. Dariusz Sliwinski has served as an independent director of ClimateRock since May 2024. In addition, Mr. Sliwinski has served as the Director of Institutional Product Development at Burj Financial Consultants since 2018, a director at Morningside Financial Ltd, a business consulting firm, since May 2022, and an independent director and advisor at Palmela Capital Limited, an investment fund, since February 2024. From 2021 to 2023, Mr. Sliwinski served as an advisor at the Untitled Ventures, a venture capital fund in the United Kingdom, providing oversight of fund and portfolio management including capital raising efforts and establishment of strategic partnerships. From 2017 to 2018, Mr. Sliwinski served as Chief Investment Officer and Head of Asset Management at Ubhar Capital, a private investment bank, leading the bank’s investment management practice. Mr. Sliwinski’s prior leadership positions in international hedge funds and alternative asset management firms provide a solid foundation of financial management decision making and complex due diligence expertise. Mr. Sliwinski holds a master’s degree in business administration from SDA Bocconi, Milan, a postgraduate European studies degree from University of Lodz and a master’s degree in electronic engineering from Lodz University of Technology.

No officers or directors have been involved in any legal proceedings that are disclosable, except for one prior legal proceeding involving Mr. Ratelband V, which proceeding has been resolved. In January 2019, the Netherlands Authority for the Financial Markets (“AFM”) notified Mr. Ratelband of its intention to impose an order against him for violations committed by WindShareFund N.V., WindShareFund B.V., WindShareFund I B.V., WindShareFund II B.V., Arnhem, and WindShareFund III B.V. (collectively “WSF”) under the Dutch Consumer Protection (Enforcement) Act (Whc) regarding the failure of WSF to make certain disclosures to its consumers with respect to the purchase of and investment into wind turbines. The AFM imposed an initial penalty order on or around May 6, 2019, which was replaced and supplemented by a penalty order dated March 12, 2020 (the “March 12 AFM Order”). Mr. Ratelband ultimately appealed the March 12 AFM Order to the Dutch highest court, the College van Beroep voor het bedrijfsleven (“CBb”). On or around November 2, 2021, the CBb issued its order (the “CBb Order”) The CBb did not disturb the March 12 AFM Order’s order finding that he was the de facto manager of WSF and that (i) Mr. Ratelband is aware of WSF’s prohibited conduct, (ii) Mr. Ratelband was authorized and reasonably required to prevent and terminate such prohibited conduct, and (iii) Mr. Ratelband omitted measures to this end, consciously accepting the considerable chance that the prohibited behaviors would (continue to) occur. The CBb vacated the March 12 AFM Order’s finding that Mr. Ratelband violated the Whc by failing to disclose the use of WSF funds for personal use. The CBb upheld the March 12 AFM Order’s finding that WSF violated the Whc by failing to disclose accurate information regarding (i) the different proportions of the purchase values and interests acquired in the wind mills, (ii) the residual values of the wind turbines, and (iii) the ongoing payment of a management fee. The CBb found that WSF must disclose the accurate information regarding the foregoing. In December 2021, the AFM acknowledged that WSF complied with the CBb order.

Officers and Directors

The ClimateRock Memorandum and Articles provide that the authorized number of directors may be changed only by ordinary resolution. Prior to consummation of our initial business combination, holders of ClimateRock’s Founder Shares will have the right to appoint all of ClimateRock’s directors but holders of ClimateRock’s public shares will not have the right to vote on the appointment of directors during such time. These provisions of the ClimateRock Memorandum and Articles may only be amended by a special resolution passed by shareholders representing at least 90% of the issued and outstanding Class B ordinary shares. Subject to the terms of any preference shares, any or all of the directors may be removed from office at any time, only by an ordinary resolution of the issued and outstanding Founder Shares (being a resolution passed by a simple majority of the votes cast by, or on behalf of, the Founder Shareholders entitled to vote thereon, voting together as a single class). Any vacancy on ClimateRock’s board of directors, including a vacancy resulting from an enlargement of ClimateRock’s board of directors, may be filled by a person who is recommended as a director nominee by a majority of our independent directors.

ClimateRock’s board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the ClimateRock Memorandum and Articles as it deems appropriate. The ClimateRock Memorandum and

Articles provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries, Assistant Vice Presidents and such other offices as may be determined by the board of directors.

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Niels Brix, Sean Kidney, and Dariusz Sliwinski are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Director Independence

Nasdaq requires that a majority of its board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Niels Brix, Dariusz Sliwinski and Sean Kidney are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. The independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of its independent and disinterested directors.

Committees of the Board of Directors

ClimateRock’s board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

ClimateRock has established an audit committee of the board of directors. Dariusz Sliwinski Niels Brix and Sean Kidney serve as members of our audit committee, and Dariusz Sliwinski chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Sliwinski, Niels Brix and Kidney meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and ClimateRock’s board of directors has determined that Mr. Sliwinski qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

ClimateRock has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

ClimateRock has established a compensation committee of the board of directors. Under the Nasdaq listing standards and applicable SEC rules, ClimateRock is required to have at least two members of the compensation committee, all of whom must be independent. Niels Brix, Sean Kidney, and Dariusz Sliwinski serve as members of our compensation committee, all of whom is independent. Niels Brix chairs the compensation committee.

ClimateRock has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officers’ compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, to all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of $10,000 per month, for 12 months (or up to 18 months if we extend the period of time to consummate a business combination), for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

ClimateRock has established a nominating and corporate governance committee of the board of directors. Under the Nasdaq listing standards and applicable SEC rules, ClimateRock is required to have at least two members of the nominating and corporate governance committee, all of whom must be independent. Niels Brix and Dariusz Sliwinski serve as members of our nominating and corporate governance committee, all of whom are independent. Mr. Brix. chairs the nominating and corporate governance committee.

The nominating and corporate governance committee will consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). ClimateRock’s shareholders that wish to nominate a director for appointment to ClimateRock’s board of directors should follow the procedures set forth in the ClimateRock Memorandum and Articles.

ClimateRock has adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors.

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines.

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Prior to ClimateRock’s initial business combination, holders of ClimateRock’s public shares will not have the right to recommend director candidates for nomination to ClimateRock’s board of directors.

Compensation Committee Interlocks and Insider Participation

None of ClimateRock’s officers or Pubco’s intended officers currently serves, or in the past year has served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on ClimateRock’s compensation committee or is intended to serve on Pubco’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on ClimateRock’s board of directors or is intended to serve on Pubco’s board of directors.

ClimateRock Executive Officer and Director Compensation

Other than described below, ClimateRock pays no compensation to its executives other than expense reimbursement. ClimateRock pays the Sponsor $10,000 per month for a maximum of 12 months (or up to 18 months if the period of time ClimateRock has to complete an initial business combination is extended) for office space, utilities and secretarial and administrative services. On September 21, 2022, ClimateRock entered into an engagement letter with Gluon, pursuant to which Gluon will provide consulting services to ClimateRock in connection with the identification, evaluation, and analysis of potential business combination transaction targets and related financing transactions in exchange for a Transaction Success Fee of up to $250,000. The Gluon Engagement is exclusive for ClimateRock, which undertakes not to engage other consultants providing similar consulting services to ClimateRock in Europe and the United Kingdom. The Gluon Engagement Letter may be terminated by Convenience Termination and Cause Termination (as such terms are defined in the Gluon Engagement Letter). Gluon will be entitled to receive the fee while the Gluon Engagement Letter is in force upon completion of the transactions contemplated by the Gluon Engagement Letter or in the case of a Convenience Termination by ClimateRock or a Cause Termination by Gluon, within 12 months of the date of the termination. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock introduced by Gluon during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, is the managing partner of Gluon.

The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination. If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Working Capital Warrants at a price of $1.00 per Warrant. If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into seven loan agreements with Eternal BV as set out in the Recent Developments section above.

Eternal BV is controlled by Charles Ratelband V, ClimateRock’s Chairman of the Board of Directors. Each member of ClimateRock’s board of directors has been informed of Mr. Ratelband’s material interest in the loan agreement, and upon the approval and recommendation of ClimateRock’s audit committee, ClimateRock’s board of directors has determined that the loan is fair and in the best interests of ClimateRock and has voted to approve the loan.

After the completion of ClimateRock’s initial business combination, members of its management team who remain with the Pubco may be paid consulting, management or other fees from the Pubco with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to ClimateRock’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to ClimateRock’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on ClimateRock’s board of directors.

Related Party Policy

ClimateRock has adopted a code of ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by its board of directors (or the appropriate committee of its board) or as disclosed in its public filings with the SEC. Under its code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, the audit committee of ClimateRock, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that ClimateRock enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, a unanimous written resolution of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter is filed as an exhibit to the IPO registration statement. ClimateRock also require each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, ClimateRock has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless ClimateRock, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that its initial business combination is fair to its company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by ClimateRock to the Sponsor, officers or directors, or any affiliate of the Sponsor or officers, for services rendered to ClimateRock prior to, or in connection with any services rendered in order to effectuate, the consummation of its initial business combination (regardless of the type of transaction that it is) other than disclosed in this prospectus/proxy statement.

The audit committee of ClimateRock will review on a quarterly basis any payments that were made to the Sponsor, officers or directors, or its or their affiliates.

Code of Ethics

ClimateRock has adopted a Code of Ethics applicable to ClimateRock’s directors, officers and employees. You will be able to review a copy of ClimateRock’s Code of Ethics and ClimateRock’s audit, compensation and nominating and corporate governance committee charters by accessing ClimateRock’s public filings at the SEC’s web site www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from ClimateRock. ClimateRock intends to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find More Information.”

Legal Proceedings

To the knowledge of ClimateRock’s management, there is no litigation currently pending or contemplated against ClimateRock, or any of its respective officers or directors in their capacity as such or against any of ClimateRock property.

Periodic Reporting and Audited Financial Statements

ClimateRock has registered its units, ordinary shares, rights and warrants under the Exchange Act and have reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, this report contains financial statements audited and reported on by ClimateRock’s independent registered public accountants.

ClimateRock will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements must be prepared in accordance with, or be reconciled to, U.S. GAAP or IFRS and the historical financial statements must be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses ClimateRock may acquire because some targets may be unable to provide such statements in time for ClimateRock to disclose such financial statements in accordance with federal proxy rules and consummate ClimateRock’s initial business combination time frame contained in ClimateRock’s organizational documents.

CLIMATEROCK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to “ClimateRock”, the “Company,” “our,” “us” or “we” refer to ClimateRock. References to ClimateRock’s “management” or ClimateRock’s “management team” refer to ClimateRock’s officers and directors. The following discussion and analysis provide information which ClimateRock’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Other Information Related to ClimateRock”, and ClimateRock’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

ClimateRock is a Cayman Islands exempted company incorporated as a blank check company on December 6, 2021. ClimateRock was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination.

Although ClimateRock was not limited to a particular industry or geographic region for purposes of consummating an initial Business Combination, ClimateRock focused on opportunities in environmental protection, renewable energy, fighting climate change, and any other related industries. ClimateRock targeted companies with established operating models that have strong management teams, realigned capital structures, positive cash flow prospects, and a clear and well-defined pathway for growing profitably over the long-term. ClimateRock is an early-stage and emerging growth company and, as such, ClimateRock is subject to all of the risks associated with early-stage and emerging growth companies.

ClimateRock has not yet commenced any operations. All activity through the date of this prospectus relates to ClimateRock’s formation and the Initial Public Offering, which is described below, and post-Initial Public Offering activities in search for a target to consummate a Business Combination. ClimateRock will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. ClimateRock will generate nonoperating income in the form of interest income from the proceeds derived from the Initial Public Offering. ClimateRock has selected December 31 as its fiscal year end.

The IPO Registration Statement was declared effective on April 27, 2022. On May 2, 2022, ClimateRock consummated its Initial Public Offering of 7,875,000 Units at $10.00 per Unit, including 375,000 Option Units that were issued pursuant to the partial exercise of the Over-Allotment Option, generating gross proceeds of $78,750,000.

Simultaneous with the closing of the Initial Public Offering and pursuant to the Privaet Placement Warrants Purchase Agreement, ClimateRock completed the private sale of an aggregate of 3,762,500 Private Placement Warrants to the Sponsor in the Private Placement at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $3,762,500.

The Units were listed on the Nasdaq Global Market (“Nasdaq”). ClimateRock’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial Business Combination. Nasdaq rules provide that the initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes). ClimateRock will only complete an initial Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that ClimateRock will be able to successfully effect an initial Business Combination.

Upon the closing of the Initial Public Offering, $10.15 per Unit sold in the Initial Public Offering was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by ClimateRock, until the earlier of: (i) the consummation of an initial Business Combination or (ii) the distribution of the funds in the Trust Account to ClimateRock’s shareholders, as described below. To mitigate the risk that ClimateRock might be deemed to be an investment company for purpose of the Investment Company Act, on May 2, 2024, we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of an initial Business Combination or liquidation. As of the date of this prospectus, the funds in the Trust Account continue to be held in an interest-bearing demand deposit account.

The Sponsor, officers, and directors have agreed (a) to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of an initial Business Combination, (b) not to propose an amendment to the ClimateRock Amended and Restated Memorandum and Articles of Association with respect to ClimateRock’s pre-Business Combination activities prior to the consummation of an initial Business Combination unless ClimateRock provides dissenting Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment (c) not to redeem any Ordinary Shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve an initial Business Combination (or to sell any Ordinary Shares in a tender offer in connection with a Business Combination if ClimateRock does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and the Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if an initial Business Combination is not consummated. However, the Sponsor, officers, and directors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if ClimateRock fails to complete its initial Business Combination.

The SEC has adopted new rules and regulations relating to special purpose acquisition companies (“SPACs”), which became effective on July 1, 2024 (the “2024 SPAC Rules”). The 2024 SPAC Rules require, among other matters, (i) additional disclosures relating to SPAC sponsor and related persons; (ii) additional disclosures relating to SPACs’ Business Combination transactions; (iii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and Business Combination transactions; (iv) additional disclosures regarding projections included in SEC filings in connection with proposed Business Combination transactions; and (v) the requirement that both the SPAC and its target company be co-registrants for Business Combination registration statements. In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals. The 2024 SPAC Rules may materially affect our ability to negotiate and complete our initial Business Combination and may increase the costs and time related thereto.

Business Combination with EEW

On October 6, 2022, ClimateRock entered into a Business Combination Agreement with Pubco, Merger Sub, and EEW (the “EEW Business Combination Agreement”). On August 3, 2023, ClimateRock entered into the Business Combination Agreement with Pubco, Merger Sub and EEW to amend and restated the original EEW Business Combination Agreement. The original EEW Business Combination Agreement was amended, among other things, to (i) extend the date that either ClimateRock or EEW can terminate the Business Combination Agreement if the closing does not occur by September 30, 2023, and (ii) provide for a contingent earn out of USD $150,000,000 in shares based on the achievement of a 2023 revenue milestone of USD $52,000,000.

On November 29, 2023, ClimateRock notified EEW that it had elected to terminate the EEW Business Combination Agreement among effective immediately, pursuant to Section 9.1(b) and 9.2 thereof, since the conditions to the closing of the initial Business Combination were not satisfied or waived by the outside date of September 30, 2023. As a result, the EEW Business Combination Agreement is of no further force and effect, except for certain specified provisions in the EEW Business Combination Agreement, which shall survive the termination and remain in full force and effect in accordance with their respective terms.

GreenRock Business Combination

On December 30, 2023, ClimateRock entered into the Business Combination Agreement with GreenRock, Pubco, Company Merger Sub and Merger Sub. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) Merger Sub will merge with and into our Company, with our Company continuing as the surviving entity and wholly-owned subsidiary of Pubco, in connection with which all of our existing securities will be exchanged for rights to receive securities of Pubco as set forth in the Business Combination Agreement, and (ii) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving entity and wholly-owned subsidiary of Pubco (the transactions contemplated by the Business Combination Agreement, the “GreenRock Business Combination”).

On November 6, 2024, ClimateRock, GreenRock, Pubco, Merger Sub, and Company Merger Sub entered into that certain Amendment to the Business Combination Agreement, pursuant to which the Business Combination Agreement was amended to, among other things: (i) remove the $15,000,000 minimum cash closing condition; (ii) extend the outside date under the Business Combination Agreement from March 31, 2024 to May 2, 2025; (iii) reduce the escrow share portion of the consideration from 16,885,000 Pubco ordinary shares to 4,000,000 Pubco ordinary shares and as a result reduce the overall merger consideration payable to the GreenRock shareholders from 44,658,000 Pubco ordinary shares to 32,000,000 Pubco ordinary shares; (iv) revise the escrow share release provisions to provide for the full release of the escrowed shares to the GreenRock shareholders in the event that the adjusted EBITDA for GreenRock for fiscal year 2025 equals or exceeds $25,000,000 (otherwise the escrowed shares will be forfeited); and (v) add a covenant for GreenRock to complete the acquisition of certain operating subsidiaries at or prior to the closing of the GreenRock Business Combination.

Recent Developments

On October 29, 2025, ClimateRock held an extraordinary general meeting of shareholders (the “2025B EGM”) and approved, among other things, an amendment to the Amended and Restated Memorandum and Articles of Association to (i) extend the date by which ClimateRock would be required to consummate a Business Combination (the “Combination Period”) from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the ClimateRock Board of Directors in its sole discretion) and (ii) to permit the ClimateRock Board of Directors, in its sole discretion, to elect to wind up ClimateRock’s operations on, or on an earlier date than May 2, 2026. ClimateRock expects to publish final redemption numbers and amounts within four business days of the 2025B EGM.

Extensions of Our Business Combination Period

On April 27, 2023, ClimateRock held an extraordinary general meeting of shareholders (the “2023 EGM”) and approved, among other things, an amendment to the Amended and Restated Memorandum and Articles of Association to (i) extend the Combination Period from November 2, 2023 to May 2, 2024 (or such earlier date as determined by ClimateRock’s Board of Directors in its sole discretion) and (ii) to permit ClimateRock’s Board of Directors, in its sole discretion, to elect to wind up ClimateRock’s operations on, or on an earlier date than May 2, 2024 (including prior to May 2, 2023). In connection with the 2023 EGM, Public Shareholders holding 5,297,862 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account in the 2023 Redemptions. As a result, $55,265,334.22 (approximately $10.43 per Public Share) was removed from the Trust Account to pay such Public Shareholders. On May 2, 2023, ClimateRock issued the 2023 Extension Note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in twelve monthly installments for the benefit of each Public Share that was not redeemed in connection with the Extension Amendment.

On April 10, 2024, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that the Company’s public shareholders were below the 400 public holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). The notifications received have no immediate effect on the Company’s Nasdaq listing. The Nasdaq rules provide the Company 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance. The Company submitted to the Staff a plan to regain compliance on time.

On April 19, 2024, the Company received a notice from Ms. Caroline Harding, an independent director of the Company, of her decision to resign as a member of the Company’s board of directors and all committees thereof, effective April 26, 2024. Ms. Harding was an independent director of the Company for approximately 2 years since April 2022. The resignation of Ms. Harding was for personal reasons and did not result from any dispute with the Company.

On April 24, 2024, the Company received a notice from Mr. Randolph Sesson, Jr., an independent director of the Company, of his decision to resign as a member of the board of directors and all committees thereof, effective April 26, 2024. Mr. Sesson, Jr. had been an independent director of the Company for more than 2 years since the inception of the Company in December 2021. The resignation of Mr. Sesson, Jr. was for personal reasons and did not result from any dispute with the Company.

On April 29, 2024, the Company held an extraordinary general meeting in lieu of an annual meeting of shareholders (the “2024 EGM”) and approved, among other things, an amendment to the Amended and Restated Memorandum and Articles to (i) extend the Combination Period from May 2, 2024 to May 2, 2025 (or such earlier date as determined by the ClimateRock Board of Directors in its sole discretion) and (ii) to permit the Company’s Board of Directors, in its sole discretion, to elect to wind up operations on, or on an earlier date than May 2, 2025. In connection with the 2024 EGM, Public Shareholders holding 111,915 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $1.27 million (approximately $11.37 per Public Share) was removed from the Trust Account to pay such Public Shareholders.

On April 30, 2024, the Company issued the 2024 Extension Note in the aggregate principal amount of $600,000 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2024 EGM. The Sponsor agreed to pay $50,000 per month that the board of directors decides to take to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by our board of directors in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation.

On May 20, 2024, the board of directors of the Company appointed Dariusz Sliwinski as a director, effective immediately. Mr. Sliwinski qualifies as an independent director and is appointed to serve as the chair of the audit committee and the member of the compensation committee and the nominating and corporate governance committee of the board of directors.

On April 30 and May 1, 2025, ClimateRock held an extraordinary general meeting of its shareholders (the “2025 EGM”) and approved, among other things, an amendment to the Amended and Restated Memorandum and Articles of Association to (i) extend the Combination Period from May 2, 2025 to November 2, 2025 (or such earlier date as determined by the ClimateRock Board of Directors in its sole discretion) and (ii) to permit the ClimateRock Board of Directors, in its sole discretion, to elect to wind up our operations on, or on an earlier date than November 2, 2025. In connection with the 2025 EGM, Public Shareholders holding 2,016,792 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $24.67 million (approximately $12.23 per Public Share) was removed from the Trust Account to pay such Public Shareholders as of June 18, 2025.

As of June 24, 2025, ClimateRock has drawn under the Extension Notes and deposited into the Trust Account $1.5 million.

In connection with the 2025 Extension, the Sponsor and its designees agreed to contribute an amount equal to $107,623 ($0.04 per Public Share that is not redeemed), for each calendar month (commencing on May 2, 2025 and ending on the 1st day of each subsequent month) until November 2, 2025 (each, an “Extension Period”). As a result, on June 20, 2025, ClimateRock issued the 2025 Extension Note in the aggregate principal amount of $107,623 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2025 Extension. As of October 28, 2025, one monthly installment of the 2025 Extension Note had been paid, and five monthly installments of approximately $89,686 (not including applicable interest) remained outstanding and still need to be deposited into the Trust Account to support the 2025 Extension.

In addition, ClimateRock agreed to waive its right to withdraw up to $50,000 of interest accrued on the Trust Account to pay dissolution expenses, should ClimateRock ultimately liquidate prior to an initial Business Combination (the “Dissolution Expense Waiver”). As a result, ClimateRock will not withdraw up to $50,000 of interest, as permitted by its Amended and Restated Memorandum and Articles of Association, for such dissolution expenses upon liquidation. All interest then-accrued will be held in the Trust Account and will be released to Public Shareholders upon the earliest to occur of (i) the redemption of the Public Shares in connection with a vote seeking to amend the provisions of ClimateRock’s Amended and Restated Memorandum and Articles of Association, (ii) the completion of ClimateRock’s initial Business Combination and (iii) the redemption of 100% of the Public Shares if ClimateRock is unable to complete its initial Business Combination by November 2, 2025 or such earlier date as determined by ClimateRock’s Board of Directors.

On October 29, 2025, ClimateRock held the 2025 EGM and approved, among other things, an amendment to the Amended and Restated Memorandum and Articles of Association to (i) extend the Combination Period from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the ClimateRock Board of Directors in its sole discretion) and (ii) to permit the ClimateRock Board of Directors, in its sole discretion, to elect to wind up our operations on, or on an earlier date than May 2, 2026. ClimateRock expect to publish final redemption numbers and amounts within four business days of the 2025 EGM.

Founder Share Conversion

On March 31, 2023, the Sponsor elected to convert 1,968,749 Class B Ordinary Shares to Class A Ordinary Shares, on a one-for-one basis in the Founder Share Conversion. The Class A Ordinary Shares issued in the Founder Share Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Founder Share Conversion, including among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the IPO Registration Statement.

Following the Founder Share Conversion and the Extension Redemptions, and as of October 31, 2025, there were 2,099,226 Class A Ordinary Shares and one Class B Ordinary Share issued and outstanding (giving effect to the cancellation of shares redeemed in connection with the EGM held on October 29, 2025) and the Sponsor holds approximately 94% of the issued and outstanding Ordinary Shares.

Termination of Proposed Business Combination with EEW

On October 6, 2022, ClimateRock entered into a Business Combination Agreement with Pubco, SPAC Merger Sub, and E.E.W. Eco Energy World PLC, a company formed under the laws of England and Wales (“EEW”). On August 3, 2023, ClimateRock entered into an Amended and Restated Business Combination Agreement (as amended and restated, the “Original Business Combination Agreement”) with Pubco, SPAC Merger Sub and EEW.

On November 29, 2023, ClimateRock notified EEW that it had elected to terminate the Original Business Combination Agreement effective immediately, pursuant to Section 9.1(b) and 9.2 thereof, since the conditions to the closing of such Business Combination were not satisfied or waived by the outside date of September 30, 2023. As a result, the Original Business Combination Agreement is of no further force and effect, except for certain specified provisions in the Original Business Combination Agreement, which survive its termination and remain in full force and effect in accordance with their respective terms.

GreenRock Business Combination

On December 30, 2023, ClimateRock entered into the GreenRock Business Combination Agreement with GreenRock, Pubco and the Merger Subs, which was amended on November 6, 2024. Pursuant to the GreenRock Business Combination Agreement, subject to the terms and conditions set forth therein, (i) SPAC Merger Sub will merge with and into our Company, with ClimateRock continuing as the surviving entity and wholly-owned subsidiary of Pubco, in connection with which all of ClimateRock’s existing securities will be exchanged for rights to receive securities of Pubco as follows: (a) immediately prior to the SPAC Merger Effective Time (as defined in the GreenRock Business Combination Agreement), every issued and outstanding Unit will be automatically separated and the holders thereof will be deemed to hold one (1) Class A Ordinary Share, one-half (1/2) of a Public Warrant and one Right, (b) each Class A Ordinary Share outstanding immediately prior to the Effective Time that has not been redeemed and is not a Dissenting Share (as defined in the GreenRock Business Combination Agreement) shall automatically convert into one Pubco Ordinary Share (as defined in the GreenRock Business Combination Agreement), par value $0.0001, issued by Pubco, (c) each Class B Ordinary Share, par value $0.0001, outstanding immediately prior to the SPAC Merger Effective Time that is not a Dissenting Share shall automatically convert into one Pubco Ordinary Share, (d) each Public Warrant and each Private Placement Warrant shall automatically convert into one warrant to purchase Pubco Ordinary Shares on substantially the same terms and conditions; (e) each Right will be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder of such Right if it had been converted upon the consummation of a Business Combination in accordance with the Amended and Restated Memorandum and Articles of Association, and (ii) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving entity and wholly-owned subsidiary of Pubco, pursuant to which (x) each GreenRock Ordinary Share )(as defined in the GreenRock Business Combination Agreement) issued and outstanding immediately prior to the Effective Time (as defined in the GreenRock Business Combination Agreement ) shall be automatically cancelled and extinguished and converted into the right to receive the applicable portion of Pubco Ordinary Shares constituting the Merger Consideration (as defined in the GreenRock Business Combination Agreement) and (y) each issued and outstanding GreenRock convertible security shall be converted into Pubco convertible securities of like tenor and shall have, and be subject to, substantially the same terms and conditions as set forth in the applicable organizational document of GreenRock, except that they shall represent the right to acquire Pubco Ordinary Shares in lieu of GreenRock Ordinary Shares.

On September 19, 2025, ClimateRock Holdings Limited (“Pubco”), a subsidiary of the Company, entered into a Purchase Agreement with Helena Global Investment Opportunities I Ltd. (the “Investor”) providing for up to $75.0 million in future equity financing following the consummation of the Business Combination. At the closing of the Business Combination, Pubco will issue 250,000 Class A ordinary shares to the Investor as a commitment fee.

On September 19, 2025, Pubco also entered into a Securities Purchase Agreement (the “SPA”) with certain institutional investors. The SPA provides for the issuance of up to an aggregate of $11.0 million principal amount of senior convertible promissory notes (the “Notes”) and accompanying warrants (the “Warrants”) to purchase Class A ordinary shares of Pubco, in three tranches.

Results of Operations

ClimateRock’s entire activity since inception up to the date of this prospectus is related to its formation, its Initial Public Offering, and it will not generate any operating revenues until the closing and completion of our initial Business Combination, at the earliest. ClimateRock will generate nonoperating income in the form of interest income from the proceeds derived from the Initial Public Offering. ClimateRock also expect to continue to incur increased expenses as a result of becoming a public company (for legal, financial reporting, accounting and auditing compliance, among other things), as well as for due diligence expenses in search for a target to consummate an initial Business Combination.

For the year ended December 31, 2024 and 2023

For the year ended December 31, 2024, ClimateRock reported net loss of $(390,001), comprised of $1,445,114 of dividend income earned in the Trust Account and $167 of interest income offset by formation and operating costs of $1,715,282.

For the year ended December 31, 2023, ClimateRock reported net income of $483,430, comprised of $2,134,446 of dividend income earned in the trust account and $190 of interest income offset by formation and operating costs of $1,528,302.

For the three months ended September 30, 2025 and 2024

For the three months ended September 30, 2025, the Company reported a net loss of $487,305, comprised of $57,276 of dividend income earned on the Trust Account offset by formation and operating costs of $514,581 and administrative service fees — related party of $30,000.

For the three months ended September 30, 2024, the Company reported a net income of $172,722, comprised of $368,522 of dividend income earned on the Trust Account offset by formation and operating costs of $165,800 and administrative service fees — related party of $30,000.

For the nine months ended September 30, 2025 and 2024

For the nine months ended September 30, 2025, the Company reported a net loss of $844,755, comprised of $638,839 of dividend income earned on the Trust Account offset by formation and operating costs of $1,393,594 and administrative service fees — related party of $90,000.

For the nine months ended September 30, 2024, the Company reported a net loss of $409,112, comprised of $1,109,332 of dividend income earned on the Trust Account and interest income of $163 offset by formation and operating costs of $1,428,607 and administrative service fees — related party of $90,000.

Factors That May Adversely Affect our Results of Operations

ClimateRock’s results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond ClimateRock’s control. ClimateRock’s business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. ClimateRock cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact ClimateRock’s business and its ability to complete an initial business combination.

Liquidity and Capital Reserves and Going Concern

Initial Public Offering

On May 2, 2022, ClimateRock consummated its Initial Public Offering of 7,875,000 Units, including 375,000 Option Units that were issued pursuant to the partial exercise of the Over-Allotment Option. Simultaneously with the closing of the Initial Public Offering and pursuant to the Private Placement Warrants Purchase Agreement, ClimateRock sold 3,762,500

Private Placement Warrants, including 112,500 Private Placement Warrants that were issued pursuant to the partial exercise of the Over-Allotment Option. From the proceeds of the Initial Public Offering and Private Placement Warrants, ClimateRock retained approximately $1,100,000 for working capital needs after transfer of proceeds to the Trust Account and payment of expenses related to the Initial Public Offering and directors and officers insurance. As of September 30, 2025 and December 31, 2024, there was $6,194 and $14,384 in cash held outside the Trust Account, respectively.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us Working Capital Loans as may be required. If we complete an initial Business Combination, we would repay such Working Capital Loans. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued warrants to purchase 1,500,000 shares if $1,500,000 of Working Capital Loans were so converted), at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Eternal Loans

We agreed to borrow up to $500,000 from Eternal, an affiliate of our Company through common ownership, to be used for the payment of costs related to the Initial Public Offering. Eternal loaned us $63,073 under the First Eternal Loan. Pursuant to the loan agreement and its subsequent amendments, the First Eternal Loan was non-interest bearing, unsecured and due on the closing of our Initial Public Offering. The First Eternal Loan was fully repaid on June 2, 2022.

On September 21, 2022, we entered into a loan agreement with Eternal in the principal amount of up to $180,000, on an unsecured basis and bearing no interest. The Second Eternal Loan was available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Second Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Second Eternal Loan was $170,603 and no interest was accrued.

Additionally, on November 12, 2022, we entered into a loan agreement with Eternal in the principal amount of up to $300,000, on an unsecured basis and bearing no interest. The Third Eternal Loan was available to be drawn down from November 12, 2022 to March 31, 2023. The maturity date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination, as amended by the Third Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

On January 29, 2023, we entered into a loan agreement with Eternal in the principal amount of up to $50,000, on an unsecured basis and bearing no interest. The Fourth Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date is the earlier of December 31, 2025 or the date of the consummation of the initial Business Combination, as amended by the Fourth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fourth Eternal Loan was $50,000 and no interest was accrued.

On April 12, 2023, we entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest. The Fifth Eternal Loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Fifth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fifth Eternal Loan was $500,000 and $500,000, respectively, and no interest was accrued.

On November 1, 2023, we entered into a loan agreement with Eternal in the principal amount of up to $335,000 on an unsecured basis and bearing no interest. The Sixth Eternal Loan was available to be drawn down from November 1, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Sixth Eternal Loan Amendment. In the event we do not repay the Sixth Eternal Loan within 10 days of the consummation of the initial Business Combination of us, we will pay an interest of five percent (5%) per month to Eternal until the date of repayment of the Sixth Eternal Loan. As of September 30,

2025 and December 31, 2024, we borrowed an additional $0 and $0, respectively, beyond the initial terms of the Sixth Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Sixth Eternal Loan was $335,000 and $335,000, respectively, and no interest was accrued.

On November 1, 2023, we and Eternal agreed to the Eternal Loan Amendment requiring that in the event that we do not repay each of the Second Eternal Loan, Third Eternal Loan, Fourth Eternal Loan, and Fifth Eternal Loan within 10 days of the consummation of the initial Business Combination, we will pay an interest of five percent (5%) per month to Eternal until the date of repayment of each such loan.

On August 5, 2024, we entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $1,500,000, on an unsecured basis and bearing no interest. The Seventh Eternal Loan was available for drawdown in unlimited number of installments in the period from August 3, 2024 to September 30, 2025. The final repayment date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination. As of September 30, 2025, we borrowed an additional $268,460, beyond the initial terms of the Seventh Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Seventh Eternal Loan was $1,768,460 and $1,718,460, respectively and no interest was accrued.

Eternal is controlled by Charles Ratelband V, our Executive Chairman of the Board of Directors. Each member of our Board of Directors has been informed of Mr. Ratelband’s material interest in such loan agreements, and upon the approval and recommendation of our Audit Committee, our Board of Directors has determined that the above loans with Eternal are fair and in our best interests and has voted to approve such loans.

Gluon Renewable Energies Limited Loan

On November 1, 2024, we entered into a loan agreement with Gluon Renewable Energies for a loan of $20,000 to assist with short term cash demands. We agreed to repay the principal amount of $20,000, plus $1 interest, on or before February 28, 2025. The repayment deadline was subsequently extended to December 31, 2025. As of September 30, 2025, the balance was $20,000.

From May 16, 2025 to September 30, 2025, Gluon Renewable Energies Limited made payments totaling $310,153 on behalf of the Company. These payments include, but are not limited to, the $50,000 deposits, made in arrears, for the March 2, 2025 and April 2, 2025 period, as required under the 2024 Extension Note. Other disbursements were for late vendor invoices and the insurance renewal. As of September 30, 2025, the outstanding balance of the loan from Gluon Renewable Energies Limited was $330,153 and $1 of interest was accrued.

Promissory Notes

On May 2, 2023, we issued the 2023 Extension Note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2023 Extension. The Sponsor agreed to pay $75,000 per month until the completion of an initial Business Combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. Per the 2023 Extension Note, as amended, if we do not repay the 2023 Extension Note within five days of the maturity date, five percent (5%) interest per month will accrue on the unpaid principal balance until the 2023 Extension Note is fully repaid. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2023 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2023 Extension Note was $900,000 and $900,000, respectively, and no interest was accrued.

On April 30, 2024, we issued the 2024 Extension Note in the aggregate principal amount of $600,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2024 Extension. The Sponsor agreed to pay $50,000 per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial

Business Combination, and (b) the date of our liquidation. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2024 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2024 Extension Note was $600,000 and $400,000, respectively, and no interest was accrued.

On June 20, 2025, we issued the 2025 Extension Note in the aggregate principal amount of $107,623 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2025 Extension. The Sponsor agreed to pay $0.04 per unredeemed share per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2025 and continuing through November 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2025 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. As of October 28, 2025, one monthly installment of the 2025 Extension Note had been paid ($17,937), and five monthly installments of approximately $89,686 (not including applicable interest) remained outstanding and still need to be deposited into the Trust Account to support the 2025 Extension.

Going Concern

As of September 30, 2025, we had a cash balance of $6,194 and a working capital deficit of $7.5 million. We have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. These conditions raise substantial doubt about our ability to continue as a going concern one year from the issuance date of the unaudited consolidated financial statements contained elsewhere in this Report. Prior to consummation of a Business Combination, we have the ability to secure additional funding from the Sponsor or other related parties. There is no assurance that our plans to consummate a Business Combination will be successful by May 2, 2026. The unaudited consolidated financial statements contained elsewhere in this Report do not include any adjustment that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

ClimateRock has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2025 and December 31, 2024.

Contractual Obligations

Registration Rights

Pursuant to the Registration Rights Agreement, the holders of the Founder Shares and the Private Placement Warrants (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. ClimateRock will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights.

Underwriting Agreement

Pursuant to the Underwriting Agreement, the underwriters of the Initial Public Offering received a cash underwriting discount of $1,181,250 following the consummation of the Initial Public Offering. The underwriters are also entitled to a deferred commission of $2,362,500, which will be payable solely in the event that ClimateRock completes an initial Business Combination. In addition, the underwriters also received 118,125 Units in the Initial Public Offering, with such units restricted from sale until the closing of the initial Business Combination and with no redemption rights from the Trust Account.

Additionally, ClimateRock granted the underwriters of the Initial Public Offering for a period beginning on the closing of the Initial Public Offering and ending on the earlier of the 12 month anniversary of the closing of an initial Business Combination or April 27, 2025, a right of first refusal to act as (i) exclusive financial advisor in connection with all of ClimateRock’s proposed Business Combinations for a fee of up to 6.0% of the proceeds of the Initial Public Offering (subject to ClimateRock’s right to allocate up to 50% of such fee to another financial institution or extinguish such amount in ClimateRock’s sole discretion), and (ii) sole investment banker, sole book-runner and/or sole placement agent, at underwriters’ sole discretion, for each and every future public and private equity and debt Initial Public Offering, including all equity linked financings, during such period for ClimateRock or any successor to it or any of its subsidiaries, on terms agreed to by both ClimateRock and underwriters in good faith.

Transaction Expenses

On May 31, 2022, the Company entered into an agreement (the “EGS Agreement”) with Ellenoff, Grossman & Schole LLP (“EGS”) to (x) act as U.S. securities council to the Company in connection with pending acquisition targets for the Company to acquire consistent with its Initial Public Offering and (y) assist in U.S. securities work related to the initial Business Combination. The fee structure for this agreement is as follows: (i) an upfront retainer of $37,500 (ii) billing on an hourly basis for time (iii) each month fifty percent (50%) of the amount billed shall be due and owing (iv) the remaining fifty percent (50%) not paid on a monthly basis will be deferred until the closing of the initial Business Combination and will be paid with a twenty percent (20%) premium. As of September 30, 2025 and December 31, 2024, the total outstanding billed amount for services provided by EGS was $1,025,267 and $932,285 respectively of which $512,633 and $466,143 (50% of the outstanding balance), respectively, is considered outstanding per the terms of the EGS Agreement and is included in accrued liabilities on the consolidated balance sheet of the unaudited consolidated financial statement contained elsewhere in this prospectus. As the initial Business Combination cannot be deemed probable as of September 30, 2025 and December 31, 2024, respectively, and payment of the deferred portion of the outstanding balance is contingent upon a successful initial Business Combination, no amount was accrued for the deferred portion of the outstanding amount or the premium.

On August 17, 2022, ClimateRock entered into an agreement (as amended, the “Maxim Letter Agreement”) with Maxim to pay a fee (the “Maxim Success Fee”) upon completion of one or more successful transactions. On October 3, 2022, ClimateRock amended the Maxim Amendment to state that it will pay to Maxim, upon closing of such successful transaction(s), a fee based upon the amount of cash ClimateRock has in the Trust Account immediately prior to consummation of the transaction and/or contributed to the transaction. If the amount of such cash is less than $50,000,000, Maxim’s fee will be equal to $200,000 in cash and an additional $150,000 of common stock of the post-transaction Company (the “New Common Stock”). If the amount of such cash is equal to or greater than $40 million, the Maxim Success Fee will be $500,000 cash. If the amount of such cash is equal to or greater than $75 million, the Maxim Success Fee will be $500,000 cash and an additional $500,000 payable in either cash or New Common Stock, at the option of ClimateRock. The New Common Stock will be issued to Maxim Partners LLC, will be valued at the same price per share/exchange ratio as in the definitive transaction documentation, and it will have unlimited piggyback registration rights. The Maxim Success Fee will be paid upon the consummation of the transaction.

On March 30, 2023, the Maxim Letter Agreement was amended (“Amendment No. 4”) to state that ClimateRock will owe a cash fee payable, at each closing of the Alliance Global Partners equity or equity-linked offering in connection with the contemplated Initial Business Combination with GreenRock, equal to 1% of the gross proceeds received by GreenRock or its related entities at such closing.

On October 24, 2025, Pubco, GreenRock, ClimateRock, and Maxim entered into a Settlement and Release Agreement (the “Maxim Settlement Agreement”), pursuant to which the parties agreed to amend the Underwriting Agreement in connection with the IPO of ClimateRock with respect to the deferred commission of $2,362,500 and further amend the Maxim Letter Agreement, as amended, with respect to the Maxim Success Fee. Pursuant to the Maxim Settlement Agreement, Pubco agreed to, at the Closing of the Business Combination, (i) make a cash payment of $250,000 to Maxim, (ii) issue to Maxim 600,000 Pubco Class A Ordinary Shares that will be registered on this registration statement and that will be freely transferable and bear no restrictive legends upon the Closing of the Business Combination; and (iii) issue to Maxim a promissory note in the principal amount of $250,000 (the “Maxim Note”). In addition, Pubco, GreenRock, and ClimateRock agreed that (i), upon the full repayment of the Maxim Note, Maxim is released from any and all causes of actions, claims, obligations and liabilities by reason of any matter or cause whatsoever arising out of Section 1.3 of the Underwriting Agreement and Section 3(A) of the Maxim Letter Agreement, as amended, and (ii) agree not to institute any action or claim against Maxim, subject to certain conditions and limitations; Maxim agreed that (i), upon the full repayment of the Maxim Note, each of Pubco, GreenRock, and ClimateRock is released from any and all causes of actions, claims, obligations and liabilities by reason of any matter or cause whatsoever arising out of Section 1.3 of the Underwriting Agreement and Section 3(A) of the Maxim Letter Agreement, as amended, and (ii) agree not to institute any action or claim against Pubco, GreenRock, and ClimateRock, subject to certain conditions and limitations.

On July 11, 2022, ClimateRock entered into a letter agreement with ALANTRA Corporate Finance, S.A.U. (“ALANTRA”) and U.N. SDG Support Holdings LLC (“Sponsor Entity”), under which ClimateRock engaged ALANTRA to act as its financial advisor for the design, negotiation, and execution of potential business combinations between ClimateRock and one or more energy transition companies. On October 3, 2022, ClimateRock amended such letter agreement (the “ALANTRA Letter Agreement”).

Under the ALANTRA Letter Agreement, ClimateRock agreed to pay ALANTRA a retainer of $15,000 at the signing of the ALANTRA Letter Agreement plus a retainer fee of $20,000 per month that is due and payable on the last day of each month for a maximum period of five months. Should the aggregated value of the transaction be above $400,000,000, the retainer fee will increase up to $40,000 per month with the same maximum five-month period for the payment of any retainer fee.

If a transaction that is introduced by ALANTRA or by another institution to which no fees are due by ClimateRock (e.g. an institution acting on behalf of a target) is completed the following remuneration will be due to ALANTRA as a remuneration for its services (“ALANTRA Success Fee”).

•        $1,600,000 payable by ClimateRock; and

•        $1,600,000 payable by or on behalf of the Sponsor Entity

If a transaction is completed in North America, Asia, or Africa that is not introduced by ALANTRA and such transaction requires an introductory, advisory, or similar fee due by us, we shall pay ALANTRA an ALANTRA Success Fee in the form of:

•        For the first $300,000,000 of aggregated value of the transaction, 0.85% of each transaction purchase price; and

•        For the aggregated value of the transaction above the first $300,000,000, 0.4% of each transaction purchase price

Notwithstanding the above, it is agreed that the ALANTRA Success Fee will be subject to a minimum of EUR 1,000,000.

Each ALANTRA Success Fee shall be payable upon consummation of the applicable transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the price, (ii) how the purchase price is funded, (iii) and any deferred payment subsequent to consummation of the transaction, or (iv) any adjustment to the price of the transaction subsequent to consummation.

On January 4, 2024, the Company entered into an agreement (the “MZHCI Agreement”) with MZHCI, LLC (“MZHCI”) pursuant to which MZHCI acts as consultant and adviser, to counsel, and inform the Company’s designated officers and employees as it relates to pre & post IPO, Business Combination readiness assessment, post transaction close preparation advisory, overall capital markets climate related to global macroeconomic conditions, world-leading exchanges, Company’s competitors, related Business Combinations in the relevant market segments, and other aspects of/or concerning the Company’s business about which MZHCI has knowledge or expertise. The MZHCI Agreement became effective upon execution and was active for a period of six months with automatic renewals every six months thereafter. Prior to the Business Combination of the Company, the Company shall pay MZHCI $12,000 per month and subsequent to the Business Combination, the Company shall pay MZHCI $15,000 per month. At the successful close of the initial Business Combination, the Company will issue MZHCI $120,000 worth of ClimateRock restricted securities, valued at the closing price on the first day of trading after the successful close of the initial Business Combination.

Related Party Transactions

Founder Shares

During the period ended December 31, 2021, we issued an aggregate of 2,156,250 Founder Shares to our Sponsor for an aggregate purchase price of $25,000 in cash. The Founder Shares included an aggregate of up to 281,250 shares subject to forfeiture by our Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of our issued and outstanding shares after the Initial Public Offering (assuming the Initial Shareholders did not purchase any Public Shares in the Initial Public Offering and excluding the securities underlying the Private Placement Warrants).

On April 22, 2022, the Sponsor entered into a series of securities transfer agreements, pursuant to which membership interests of the Sponsor correspond to a total of 146,875 Founder Shares were transferred to certain directors and officers of the Company. Of these, 71,875 shares became fully vested upon the consummation of the Company’s IPO in May 2022. The remaining membership interests of the Sponsor correspond to 75,000 shares will vest upon completion of the Company’s initial Business Combination.

On May 2, 2022, the underwriters partially exercised the over-allotment option in respect of 375,000 Units and, as agreed with the Company, the underwriters waived their right to further exercise the option on May 5, 2022. Accordingly, a total of 93,750 of the Founder Shares are no longer subject to forfeiture on May 2, 2022, and 187,500 of the Founder Shares were forfeited, resulting in an aggregate of 1,968,750 Founder Shares issued and outstanding.

On March 31,2023, the Sponsor elected to convert 1,968,749 Class B ordinary shares to class A ordinary shares of the Company, on a one-for-one basis. These conversion shares are subject to the same restrictions as applied to the Class B ordinary shares before the conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for the Company’s Initial Public Offering. Following the conversion, the Sponsor owns 1,968,749 Class A ordinary shares and one Class B ordinary share.

On May 20, 2024, the Sponsor entered into a series of securities transfer agreements, pursuant to which membership interests of the Sponsor correspond to a total of 60,300 Founder Shares were transferred to certain directors and officers of the Company. These membership interests remain unvested as of September 30, 2025 as they will vest only upon completion of the business combination.

On April 2, 2025, the Sponsor entered into a securities transfer agreement pursuant to which membership interests of the Sponsor correspond to 10,000 Founder Shares were transferred to a certain officer of the Company. These membership interests remain unvested as of September 30, 2025 as they will vest only upon completion of the business combination.

Eternal Loans

We agreed to borrow up to $500,000 from Eternal, an affiliate of our Company through common ownership, to be used for the payment of costs related to the Initial Public Offering. Eternal loaned us $63,073 under the First Eternal Loan. Pursuant to the loan agreement and its subsequent amendments, the First Eternal Loan was non-interest bearing, unsecured and due on the closing of our Initial Public Offering. The First Eternal Loan was fully repaid on June 2, 2022.

On September 21, 2022, we entered into a loan agreement with Eternal in the principal amount of up to $180,000, on an unsecured basis and bearing no interest. The Second Eternal Loan was available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Second Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Second Eternal Loan was $170,603 and no interest was accrued.

Additionally, on November 12, 2022, we entered into a loan agreement with Eternal in the principal amount of up to $300,000, on an unsecured basis and bearing no interest. The Third Eternal Loan was available to be drawn down from November 12, 2022 to March 31, 2023. The maturity date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination, as amended by the Third Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

On January 29, 2023, we entered into a loan agreement with Eternal in the principal amount of up to $50,000, on an unsecured basis and bearing no interest. The Fourth Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date is the earlier of December 31, 2025 or the date of the consummation of the initial Business Combination, as amended by the Fourth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fourth Eternal Loan was $50,000 and no interest was accrued.

On April 12, 2023, we entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest. The Fifth Eternal Loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Fifth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fifth Eternal Loan was $500,000 and $500,000, respectively, and no interest was accrued.

On November 1, 2023, we entered into a loan agreement with Eternal in the principal amount of up to $335,000 on an unsecured basis and bearing no interest. The Sixth Eternal Loan was available to be drawn down from November 1, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Sixth Eternal Loan Amendment. In the event we do not repay the Sixth Eternal Loan within 10 days of the consummation of the initial Business Combination of us, we will pay an interest of five percent (5%) per month to Eternal until the date of repayment of the Sixth Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Sixth Eternal Loan was $335,000 and $335,000, respectively, and no interest was accrued.

On November 1, 2023, we and Eternal agreed to the Eternal Loan Amendment requiring that in the event that we do not repay each of the Second Eternal Loan, Third Eternal Loan, Fourth Eternal Loan, and Fifth Eternal Loan within 10 days of the consummation of the initial Business Combination, we will pay an interest of five percent (5%) per month to Eternal until the date of repayment of each such loan.

On August 5, 2024, we entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $1,500,000, on an unsecured basis and bearing no interest. The Seventh Eternal Loan was available for drawdown in unlimited number of installments in the period from August 3, 2024 to September 30, 2025. The final repayment date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination. As of September 30, 2025, we borrowed an additional $268,460, beyond the initial terms of the Seventh Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Seventh Eternal Loan was $1,768,460 and $1,718,460, respectively and no interest was accrued.

Eternal is controlled by Charles Ratelband V, our Executive Chairman of the Board of Directors. Each member of our Board of Directors has been informed of Mr. Ratelband’s material interest in such loan agreements, and upon the approval and recommendation of our Audit Committee, our Board of Directors has determined that the above loans with Eternal are fair and in our best interests and has voted to approve such loans.

Gluon Renewable Energies Limited Loan

On November 1, 2024, we entered into a loan agreement with Gluon Renewable Energies Limited for a loan of $20,000 to assist with short term cash demands. We agreed to repay the principal amount of $20,000, plus $1 interest, on or before February 28, 2025. The repayment deadline was subsequently extended to December 31, 2025. As of September 30, 2025, the balance was $20,000.

From May 16, 2025 to September 30, 2025, Gluon Renewable Energies Limited made payments totaling $310,153 on behalf of the Company. These payments include, but are not limited to, the $50,000 deposits, made in arrears, for the March 2, 2025 and April 2, 2025 period, as required under the 2024 Extension Note. Other disbursements were for late vendor invoices and the insurance renewal. As of September 30, 2025, the outstanding balance of the loan from Gluon Renewable Energies Limited was $330,153 and $1 of interest was accrued.

Promissory Notes

On May 2, 2023, we issued the 2023 Extension Note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2023 Extension. The Sponsor agreed to pay $75,000 per month until the completion of an initial Business Combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. Per the 2023 Extension Note, as amended, if we do not repay the 2023 Extension Note within five days of the maturity date, five percent (5%) interest per month will accrue on the unpaid principal balance until the 2023 Extension Note is fully repaid. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2023 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2023 Extension Note was $900,000 and $900,000, respectively, and no interest was accrued.

On April 30, 2024, we issued the 2024 Extension Note in the aggregate principal amount of $600,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2024 Extension. The Sponsor agreed to pay $50,000 per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants issued by us at the Initial Public Offering. We have determined that the fair value of the 2024 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2024 Extension Note was $600,000 and $400,000, respectively, and no interest was accrued. As of September 30, 2025, the March and April extension payments totaling $100,000 were not paid by the Sponsor. We deposited the March and April extension payments totaling $100,000 into the Trust Account using proceeds from the loan from Gluon Renewable Energies Limited.

On June 20, 2025, we issued the 2025 Extension Note in the aggregate principal amount of $107,623 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2025 Extension. The Sponsor agreed to pay $0.04 per unredeemed share per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2025 and continuing through November 2, 2025 (or such earlier date as determined by our Board of Directors in its sole discretion). The 2025 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of our liquidation. As of October 28, 2025, one monthly installment of the 2025 Extension Note had been paid ($17,937), and five monthly installments of approximately $89,686 (not including applicable interest) remained outstanding and still need to be deposited into the Trust Account to support the 2025 Extension.

Administrative Service Fee

The Company entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on April 27, 2022, pursuant to which the Sponsor perfomed certain services for the Company for a monthly fee of $10,000. On May 2, 2022, the Sponsor entered into an assignment agreement with Gluon Group, an affiliate of the Company, to provide the services detailed in the Administrative Service Agreement. Per Regnarsson, our Chief Executive Officer and a director, is the Managing Partner of Gluon. As of September 30, 2025 and December 31, 2024, $45,186 and $39,187 has been paid to Gluon Group for such services and an additional $388,941 and $304,941, respectively, has been accrued.

Advisory Services

On September 21, 2022, the Company entered into an agreement (the “Gluon Letter Agreement”) with Gluon Partners LLP (“Gluon”) to pay a fee (the “Gluon Transaction Success Fee”) upon completion of one or more successful transactions. The Company will pay Gluon $500,000 upon completion of one or more transactions with an aggregate purchase price of less than $400,000,000; and, an additional $500,000 upon completion of one or more transactions with an aggregate purchase price of more than $400,000,000. This means the total remuneration for transactions with a purchase price more than $400,000,001 would be $1,000,000. The transaction purchase price will correspond to the price paid to the sellers of the applicable target, including cash, debt, and equity funded payments. Each Gluon Transaction Success Fee will be payable upon consummation of the applicable transaction, regardless of (i) the calendar for the payment of the purchase price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the transaction, or (iv) any adjustments to the price of the transaction subsequent to consummation. Following payment of the Gluon Transaction Success Fee, any accrued fees payable to the Gluon Group by the Company will be waived.

On October 5, 2022, the Company and Gluon agreed to lower the Gluon Transaction Success Fee to a total payment of $250,000 upon successful completion of one of more transactions with an aggregate purchase price equal or more than $400,000,000.

In addition, the Gluon Letter Agreement was amended to entitle Gluon, with respect to any financing undertaken by the Company introduced by Gluon during the term of the Gluon Letter Agreement, to the following fees: (i) for a financing involving an issuance of the Company’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to two percent (2.0%) of the gross proceeds received by the Company at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to five percent (5.0%) of the gross proceeds received by the Company at such closing.

In addition to the Gluon Transaction Success Fee, the Company agreed to pay Gluon Group for any reasonable and documented out-of-pocket expenses incurred in connection with providing the services for the transactions. In the event of a successful initial Business Combination, Gluon also agreed to waive any accrued fees owed by the Company.

Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, is the Managing Partner of Gluon. Each member of the Company’s board of directors has been informed of Mr. Regnarsson’s material interest in the Gluon Letter Agreement, and upon the approval and recommendation of the Company’s audit committee, the Company’s board of directors determined that the Gluon Letter Agreement is fair and in the best interests of the Company and voted to approve the Gluon Letter Agreement.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as its critical accounting policies:

Ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Ordinary Shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals zero. Accordingly, Ordinary Shares subject to possible redemption are presented at redemption value (plus any interest earned and/or dividends on the Trust Account) as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited consolidated balance sheets.

Recent accounting pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Factors that may adversely affect our results of operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Net Loss Per Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” In order to determine the net loss attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed loss allocable to both the redeemable shares and non-redeemable shares and the undistributed loss is calculated using the total net loss less interest income in Trust Account less any dividends paid. The Company then allocated the undistributed loss ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. At September 30, 2025 and 2024, the Company did not have any outstanding dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

BUSINESS OF GREENROCK

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or “GreenRock” refer to GreenRock and its subsidiaries following the Proposed Acquisitions which will be the business of GreenRock and its subsidiaries immediately following the consummation of the Business Combination.

About GreenRock

GreenRock is to be an innovative player in the renewable energy industry, on a mission to establish itself as a leading independent energy producer (“IEP”), integrating the energy value chain of power and hydrogen.

Despite the presence of several listed companies in the renewable energy market, none of them are currently addressing the significant opportunity presented by integrated renewable power and hydrogen solutions. This is a notable gap in the market where a company could leverage its ownership of renewable power generation for internal green hydrogen production to create a more comprehensive and sustainable energy solution for industrial customers that are all under pressure to ensure clean energy supply and security and Environmental, Social & Corporate Governance (“ESG”) compliance. The vertical integration that extends beyond what is the integration model for Independent Power Producers (“IPP”) involves synergies on development costs linked to securing land, conducting feasibility and securing grid connections as well as providing for potentially lower hydrogen prices for the hydrogen customers.

GreenRock, as a company, believes that it has recognized the value and efficiency that can be unlocked through integrated solutions. These solutions focus on combining different technologies, such as battery energy management and green hydrogen production for the benefit of key customers and sectors lagging in decarbonization such as agriculture, maritime and processing industries, while also targeting the clean energy demands of a rapidly growing digital company. By integrating these solutions, GreenRock aims to optimize the use of renewable energy, maximize energy storage capabilities through batteries, and produce green hydrogen more effectively. This approach allows for a more comprehensive and efficient utilization of renewable resources, contributing to a more sustainable and reliable energy ecosystem.

Integrated renewable energy solutions provide several advantages, including flexible and diversified earnings growth and greater Return on Capital Employed (“ROCE”) for shareholders, as well as reducing carbon emissions and enhancing energy security. By combining different components of the renewable energy sector, companies like GreenRock can create synergies that lead to more sustainable and profitable business models.

Initially, the offtake of energy from GreenRock’s integrated solutions will primarily be dominated by Power Purchase Agreements (“PPAs”) and merchant-based, conventional electricity consumption via grid connections. The “Green Hydrogen Economy” as talked about in the renewable energy markets will take time to mature in terms of production capacity, production and distribution efficiencies and price competitiveness, comparable to the solar PV market of the 2000s. GreenRock anticipates the vast majority of its revenues to be derived from power generation in the next 4-5 years with green hydrogen only gradually contributing to the top and bottom line. However, as the adoption of green hydrogen expands, GreenRock plans to grow its “downstream” pipeline, benefiting from existing project developments and offtaker relationships, including offtaker relationships on the PPA side of the business.

GreenRock’s proposed business model will be diversified by combining and integrating ownership with development and O&M. GreenRock can integrate engineering, procurement, and construction (“EPC”) and O&M services adding other long-term sticky income streams. GreenRock’s income model will offer a balance of (1) steady cash flow from operating assets and services, (2) bulky income from development and sell-down of assets and (3) upside from growing renewables assets under management (“AUM”) and emerging green hydrogen income.

One significant advantage of the integrated model is its potential to reduce the cost of green hydrogen production. By eliminating intermediaries and consolidating resources, GreenRock can achieve economies of scale and efficiency. This includes securing land or property for renewable energy installations, obtaining necessary planning permissions and streamlining customer sales efforts. By cutting out unnecessary layers and integrating different aspects of the value chain, the cost of green hydrogen production can be lowered, making it a more economically viable and competitive energy solution. As the industry evolves, a larger portion of the energy produced will be dedicated to green hydrogen, enabling more impactful decarbonization efforts.

GreenRock seeks to expand and integrate technologies across current and new geographies via two stages: Phase I (Foundation & Integration) and Phase II (Profitable & Transforming Growth).

Phase I (2016 – 2025) has focused on integrating the Accretion, WindShareFund and TEP Renewables businesses, growing and strengthening cash earnings via combining operational capacity with development portfolio and operational expertise.

Phase II (2025 onwards) will be focused on growth through acquisitions of renewable power portfolios, battery storage and transition fuel platforms, as well as strengthening our green hydrogen portfolio and organization, Management has already identified a significant pipeline of growth opportunities in Europe and the United States for 2025 and 2026 to deliver on these plans, though no agreements have been entered into regarding such opportunities.

Operations

GreenRock will have no business operations until the closings of the Proposed Acquisitions. It aims to provide integrated solutions having combined the renewable development and operational activities and engineering expertise of its subsidiaries, including TEP upon the closing of the TEP Acquisition, Accretion upon the closing of the Accretion Acquisition and WindShareFund, upon the closing of the WindShareFund Acquisition, including solar PV development, green hydrogen development, operating wind assets in Germany and asset management along with a large PV and battery pipeline in Italy and green hydrogen pipeline the UK and North America.

Recent Developments

On November 2, 2023, GreenRock entered into a share purchase agreement, (as amended, the “Original TEP SPA”) with the shareholders of TEP to purchase all issued share capital of TEP for $10,000,000 as base consideration, $30,000,000 as deferred base consideration and certain earnout payments to be paid in Pubco ordinary shares (the “TEP Acquisition”). On the same day, GreenRock entered into a loan agreement with TEP (the “Original TEP Loan Agreement”), pursuant to which GreenRock agreed to advance € 2,838,221.28 to TEP. On October 31, 2024, the Parties agreed to amend the Original TEP SPA, by which GreenRock would complete the TEP Acquisition in November 2024 for a total consideration of $8.45 million, of which $746,000 is paid in cash on completion, $1,260,894 is paid no later than 30 days from completion, and $6.35 million is paid in shares of Pubco upon listing (“New TEP Acquisition”). The terms of the acquisition were further amended in July and again in September 2025 (the “Revised TEP Terms”). Under the Revised TEP Terms, GreenRock will acquire a subsidiary of TEP, GIL International Italia Srl (‘GIL’) which in turn will own 100% of TEP Renewables (Italia) Spa. The consideration for the acquisition shall be paid as follows: (i) €4 million payable on completion of the share purchase agreement; (ii) €1.3 million, payable by 31 December 2025; and (iii) a contingent cash payment of up to EUR 1 million based on a €10,000 per MW share of proceeds from the sale of certain TEP projects completed by 31 December 2026. The seller is also entitled to a performance bonus of €1 million. The transaction is subject to final due diligence, proof of funds and documentation. This term sheet has expired although discussions continue between parties to finalize the terms of a deal.

TEP recently entered into a partnership with an investment company specializing in renewable energies. This partnership is expected to facilitate smoother asset sales once they reach Ready-to-Build (RTB) status.

RLH Financings

On October 31, 2024, GreenRock entered into a loan and share issuance agreement with Pubco and RLH SPAC Fund, LP, a Delaware limited partnership, as agent for certain lenders making the loans referenced thereunder (the “RLH Loan”). Under the RLH Loan, GreenRock borrowed an aggregate principal amount of $1,500,000, with an initial payment of $500,000 made on October 31, 2024, and a subsequent payment of $1,000,000 made on November 15, 2024.

GreenRock agreed to repay the RLH Loan as follows: (a) $200,000 no later than December 31, 2024, which is further extended and expected to be repaid at the Closing; and (b) $1,300,000 plus $60,000 interest upon the earliest to occur of: (i) the Closing; (ii) the termination of the Business Combination Agreement; and (iii) May 2, 2025 or any earlier date chosen by GreenRock.

In addition to the cash repayment, GreenRock agreed to, at or immediately prior to the Closing, allocate from its current issued and outstanding shares to the lenders an aggregate amount of GreenRock ordinary shares, which will be exchanged for 1,500,000 Pubco Ordinary Shares under the terms of the Business Combination Agreement. The RLH Loan is secured by the shares held, or to be held, by GreenRock’s two shareholders, GreenRock Continuity I and GreenRock Continuity II.

On November 27, 2024, GreenRock entered into a loan and share issuance agreement with Pubco and RLH SPAC Fund, LP as agent for certain lenders making the loans referenced thereunder (the “RLH/Sandia Loan”). Under the RLH/Sandia Loan, GreenRock borrowed an aggregate principal amount of $500,000. GreenRock agreed to repay the RLH/Sandia Loan as follows: (a) such amount as the GreenRock may elect in writing, subject to a minimum aggregate repayment amount of $100,000, at a date no later than January 15, 2025; and (b) the remaining outstanding principal amount, plus interest thereon equal to twenty percent (20%) per annum, upon the earliest to occur of: (i) the Closing; (ii) the termination of the Business Combination Agreement; and (iii) May 2, 2025 or any earlier date chosen by GreenRock.

In addition to the cash repayment, GreenRock agreed to, immediately prior to the Closing, allocate from its current issued and outstanding shares to the lenders an aggregate amount of GreenRock ordinary shares which will be exchanged for Pubco Class A Ordinary Shares under the terms of the Business Combination Agreement. The number of Pubco Class A Ordinary Shares that the lenders shall receive shall be calculated as follows: (a) forty percent (40%) of the number that in United States dollars equals the initial repayment that is repaid by GreenRock; and (b) seventy percent (70%) of the number that in United States dollars equals the remaining amount that is repaid by GreenRock (whether such sum is actually repaid or not).

In the event that the Business Combination Agreement is terminated without a Closing, then upon a change of control or an initial public offering, GreenRock agreed to issue to the lenders 0.7% of the total issued and outstanding equity securities of GreenRock, on a fully diluted basis, as of such date. The RLH/Sandia Loan is secured by the shares held, or to be held, by GreenRock’s shareholder GreenRock Continuity II.

On November 2, 2023, GreenRock entered into a share purchase agreement (the “Accretion SPA”) with the sole shareholder of Accretion to purchase all issued share capital of Accretion for $120,000,000 (the “Accretion Acquisition”).

As part of recent changes to the financing of WindShareFund by the Accretion SPA, GreenRock will assume debt expected to total €20 million at the time of the closing of the Business Combination. The Accretion Acquisition is expected to close concurrently or about the same time as the Closing of the Business Combination.

A.G.P. Convertible Promissory Notes

On July 7, 2025, GreenRock issued to AGP a convertible promissory note with aggregate principal amount of $2,000,000 (the “AGP Note”). GreenRock issued the AGP Note in connection with an M&A Advisory Agreement, dated as of August 1, 2023 and amended as of July 7, 2025, by and between GreenRock and AGP and in partial satisfaction of a Transaction Fee payable by GreenRock to AGP pursuant to that agreement. GreenRock also agreed to make a cash payment of $2,000,000 upon the closing of the Business Combination in connection with payment of the balance of the Transaction Fee.

The AGP Note is convertible into GreenRock ordinary shares, from time to time and in whole or in part, at a conversion price equal to the greater of (i) a floor price of $0.50 per share or (ii) an Alternative Conversion Price equal to 93% of the lowest VWAP of a GreenRock ordinary share on any trading day during the seven consecutive trading day period ending on the trading day prior to delivery of the notice of conversion. Either GreenRock or AGP may adjust the floor price pursuant to the terms of the AGP Note. The amounts owing under the AGP Note shall be reduced on a dollar-for-dollar basis based on all net cash proceeds received by AGP through AGP’s sale of GreenRock ordinary shares.

Upon notice to AGP, GreenRock may prepay the AGP Note in whole or in part in cash. In addition, the AGP Note provides certain events of default, upon the occurrence of which all outstanding obligations under the AGP Note payable by GreenRock will automatically become immediately due and payable.

The AGP Note provides AGP with certain registration rights relating to the shares receivable upon a conversion of the AGP Note. In connection with the closing of the Business Combination, Pubco shall issue to AGP, in exchange for the AGP Note issued by GreenRock, a new note that is substantially identical to the AGP Note in all material respects, except that the new note will be an obligation of Pubco and will be convertible into Pubco Class A Ordinary Shares.

The AGP Note provides that AGP will not have the right to convert any portion of the AGP Note such that AGP would hold in excess of 4.99% of the number of Pubco Class A Ordinary Shares outstanding immediately after giving effect to such conversion or exercise (the “AGP Note Beneficial Ownership Limitation”), which may be increased to 9.99% on the 61st day upon receipt of a written notice by AGP.

The AGP Note contains customary warranties and representations.

A.G.P. Amendment No. 2 to M&A Advisory Agreement

On November 3, 2025, GreenRock, Pubco and AGP entered into a Joinder and Amendment No. 2 to M&A Advisory Agreement (as amended, the “AGP Advisory Agreement”), pursuant to which the parties agreed to (i) add Pubco as a party to the AGP Advisory Agreement, and (ii) to issue to AGP such number of Pubco Class A Ordinary Shares equal to 1% of the total number of Pubco Class A Ordinary Shares issued to the GreenRock Shareholders pursuant to the Business Combination Agreement at the Closing of the Business.

A.G.P. Exchange Note

On November 3, 2025, Pubco agreed to issue to AGP a convertible promissory note in form substantially same to the AGP Note (the “AGP Exchange Note”), in exchange for the AGP Note. Upon the issuance of the AGP Exchange Note to AGP, and without any other action on the part of either Party hereto, Holder shall transfer the Original Note to the Company. The AGP Exchange Note providers that the maximum number of shares issuable under the AGP Exchange Note is 4,000,000 Pubco Class A Ordinary Shares.

A.G.P. Sider Letter

On November 3, 2025, GreenRock, Pubco and AGP entered into a Side Letter (the “AGP Side Letter”), pursuant to which the parties agreed that, in connection with the Pubco Class A Ordinary Shares issued and sold under the ELOC Agreement with Helena, during the 12-month period commencing on the date of effectiveness of the registration statement on Form F-1 registering the securities under the Helena ELOC (the “AGP Tail Period”), AGP shall be entitled payment equal to 3.0% (rather than 7.0%) of the of the aggregate gross proceeds of such sales under the ELOC Agreement.

Maxim Settlement and Release Agreement

On October 24, 2025, Pubco, GreenRock, ClimateRock, and Maxim entered into the Maxim Settlement Agreement, pursuant to which the parties agreed to amend the Underwriting Agreement in connection with the IPO of ClimateRock with respect to the deferred commission of $2,362,500 and further amend the Maxim Letter Agreement, as amended, with respect to the Maxim Success Fee. Pursuant to the Maxim Settlement Agreement, Pubco agreed to, at the Closing of the Business Combination, (i) make a cash payment of $250,000 to Maxim, (ii) issue to Maxim 600,000 Pubco Class A Ordinary Shares that will be registered on this registration statement and that will be freely transferable and bear no restrictive legends upon the Closing of the Business Combination; and (iii) issue to Maxim a promissory note in the principal amount of $250,000 (the “Maxim Note”). In addition, Pubco, GreenRock, and ClimateRock agreed that (i), upon the full repayment of the Maxim Note, Maxim is released from any and all causes of actions, claims, obligations and liabilities by reason of any matter or cause whatsoever arising out of Section 1.3 of the Underwriting Agreement and Section 3(A) of the Maxim Letter Agreement, as amended, and (ii) agree not to institute any action or claim against Maxim, subject to certain conditions and limitations; Maxim agreed that (i), upon the full repayment of the Maxim Note, each of Pubco, GreenRock, and ClimateRock is released from any and all causes of actions, claims, obligations and liabilities by reason of any matter or cause whatsoever arising out of Section 1.3 of the Underwriting Agreement and Section 3(A) of the Maxim Letter Agreement, as amended, and (ii) agree not to institute any action or claim against Pubco, GreenRock, and ClimateRock, subject to certain conditions and limitations.

Simmons & Simmons creditor claim

Simmons & Simmons (‘Simmons’) provided services to the GreenRock in 2023 and 2024. The fees billed for these services totaling £534,057 remained outstanding and in March 2025 Simmons started proceeding in the English courts for recovery of fees owed plus interest and obtained judgment from the English Court in July 20225. Simmons served a statutory demand for payment on GreenRock on August 6, 2025. GreenRock has agreed with Simmons to make repayment after the BCA Close. Certain shareholders of GreenRock and of the Sponsor have provided pledges and guarantees to secure Simmons’ payment.

Business Operations

Phase I: Foundation & Integration (2016 – 2025). During this phase, spanning from 2016 to 2025, the target businesses focused on establishing a robust foundation and identifying various renewable energy assets and operations. This period involved the focus on potential wind and solar operations, and hydrogen projects. Once completed, the strategic acquisitions in this phase will play a pivotal role in this phase, contributing to GreenRock’s growth and technical capabilities. All acquisitions in this phase are currently expected to close prior to or concurrently with the closing of the Business Combination. This phase will lay the groundwork for GreenRock’s plans, enabling a stable operational capacity and a diversified portfolio, setting the stage for future growth. Below is a description of each business involved:

Operating Wind Energy — WindShareFund

Accretion is in the process of acquiring WindShareFund, a renewable energy investment group focused on providing investors with access to sustainable energy projects, primarily in the wind energy sector. It consists of several entities that manage and invest in wind turbine projects across Europe, with a specific emphasis on Germany. These entities include: WindShareFund N.V., WindShareFund II B.V., and WindShareFund N.V. Subsidiaries. Each of these entities holds shares in wind turbine projects through their investments in German KGs (Kommanditgesellschaften) Windpark Tiefenbrunnen I GmbH & Co. KG, Walddorfhäslach and Energiequelle GmbH & Co. Windpark Gau Heppenheim KG, Minden, which are responsible for operating the wind turbines. WindShareFund’s aim is to support the transition to clean energy by enabling investments in large-scale wind energy projects, contributing to both environmental sustainability and financial returns for its investors. Both Windpark Tiefenbrunnen I GmbH & Co. KG and Energiequelle GmbH & Co. Windpark Gau Heppenheim KG operate under a Limited Partnership/General Partnership (LP/GP) structure. The General Partner (GP) for both entities is WSF Deutschland Verwaltungs GmbH, and is under common control with other WindShareFund entities. In addition to wind energy investments, WindShareFund entities engage in financing activities by issuing bonds to support their operations and growth.

Upon completion of the WindShareFund Acquisition by Accretion, and the Accretion Acquisition by GreenRock, GreenRock will own two wind farms, which are comprised of three Enercon E115 wind turbines in Germany, with a combined capacity of 9 MW and have already proven their quality and efficiency based on recent operational reports from Enercon GmbH (from July 2023) and technical reports from K2 Management A/S (from October 2023). These farms generate clean and responsible power. Electricity generated from these farms is sold to electricity companies. The contracts are based on a fixed energy price per kilowatt hour (“kWh”). The agreed fixed energy price per kWh is also guaranteed by the central government of Germany through the German EEG (Eneurbare Energie Gesetz). Additionally, since it is possible to trade the generated clean power directly at the German Power Exchange, additional revenue potential is available. All electricity fed into the grid is reimbursed monthly and guaranteed by the national grid through the prioritization of renewable energy feed in. These turbines have a capacity to provide green electricity for approximately 8,000 households with a carbon dioxide reduction of approximately 11,760 tons per year. The German PPA under the EEG grants a fixed feed-in tariff for 20 years of operation from the date of 1st kWh fed to the grid.

As of September 9, 2024, both wind parks are delivering their power to GEWI GmbH Hannover as the direct dispatch agency. Electricity is provided immediately. The amount of the generated electricity is remunerated per megawatt-hour (“MWh”); the remuneration rate is variable in both cases and is based essentially on the actual monthly average market value of electricity from onshore wind power plants on the spot market of the EPEX Spot SE electricity exchange in Paris for the Germany-Luxembourg price zone.

Wind turbines Kommanditgets

1.      Information about Tiefenbrunnen wind farm (2 identical turbines)

Manufacturer: Enercon GmbH
Plant type: E115
Rated power: 3.0 MW each
Hub height in meter: 149m
Location: WEA 01: 52,02622, 12,962028

WEA 02: 52,028209, 12,955407

The wind farm is located 10 km south-east of the Treuenbrietzen and approximately 60 km south of Berlin and is located in a forest area.

Date of commissioning: April 2017

Maintenance service provider: Enercon GmbH (Full maintenance including large components under the so-called EPK (Enercon Partner Konzept) that includes a bonus/malus agreement).

These wind turbines are in good technical condition and are serviced by Enercon GmbH at regular intervals. The average technical availability in 2023 was 99.41%. The technical and commercial management is carried out by a German renewable energy operator with decades of experience in the industry. Any optimizations in the technical as well as the commercial sense are carried out and implemented by the operator.

2.      Information about wind turbine Energiequelle

Manufacturer: Enercon GmbH

Plant type: E115

Rated power: 3.0 MW

Hub height in meter: 149m

Location: 49,730275, 8,170978

The wind turbine is located 4 km east of Alzey and about 50 km in the south of Frankfurt.

Date of commissioning: December 2015

Maintenance service provider: Enercon GmbH (Full maintenance including large components under the EPK).

The wind turbine is in good technical condition and are serviced by Enercon GmbH at regular intervals. The average technical availability in 2023 was 95.7%. In 2020, the wind turbine was not utilized for a long period due to generator damage. The wind turbine was 100% repaired by Enercon GmbH and Enercon GmbH paid for the loss of earnings as agreed in the EPK availability warranty. The technical and commercial management is carried out by a German renewable energy operator with decades of experience in the industry. Any optimizations in the technical as well as in the commercial sense are carried out and implemented by the operator.

Wind Turbine Technology

The turbines were provided by a leading wind energy technology provider for “direct drive” (no gear box) wind turbines. The E-115 3.0 MW wind turbine was first introduced in 2013 and has since been subject to four evolutions. The wind turbines applied to the said projects are designed to IEC Type Class IIa and with a startup wind speed of ~2 m/s and a large rotor covering 10.515 sqm, which are well qualified for the projects wind conditions. The E-115 constitutes a robust technology with a good track record whose maintenance is conducted by a firm with extensive experience.

Green Hydrogen Development — Accretion

Accretion has a mission to be in the “downstream” hydrogen development and production business. It has a team with decades of project delivery and hydrogen production experience spanning careers at corporates such as ITM Power, ABB and Shell combined with the successful formation of renewable platforms such as Lightsource, Better Energy and Palmetto, as well as considerable wind development experience with Scandinavian wind developers in Poland and elsewhere, exceeding 3GW of development and an investment track record. Accretion was incorporated in 2019 and has its registered address at 25 Bedford Square, London, England, WC1B 3HH.

Accretion focuses on the hardest-to-abate sectors including industry, long-haul transport, agriculture and shipping. Accretion currently offers projects across the hydrogen value chain including (i) renewable power supply, such as Solar PV and Energy-from-Waste, addressing utility scale as well as distributed hydrogen solutions, (ii) hydrogen production, (iii) refueling infrastructure and (iv) off-grid solutions.

Accretion has a growing portfolio of projects, both in the UK home market and in mainland Europe and North America. These projects will be supported through operations in the UK. Many of these projects are focused on port locations in the UK where the goal is to decarbonize maritime vessels, port machinery and terrestrial vehicles and freight which operate in the vicinity. Accretion has also partnered with large farms in the UK and U.S. At these locations, Accretion and its partners intend to combine multiple technologies (hydrogen storage, electrolyser, solar) to evaluate how the farm can be decarbonized, particularly regarding ammonia, and become more self-sustaining, such as making fertilizer from waste. Further, they intend to develop end uses for hydrogen on arable and animal farms, such as localized fertilizer manufacture or animal feed production that will improve farm and food production economics and carbon footprint and develop an energy management system for a farm, based on digital optical fiber outputs to include other useful data management parameters in farm management, such as automated animal and feed weight.

While making use of commercially, well-established electrolyser technology, Accretion’s engineering team has partnered with developers of next generation electrolyser technology that requires no catalytic materials or membrane separator which can produce separate streams of hydrogen and oxygen. Such an advancement can dramatically decrease capital and operating expenditure through negating the need for expensive platinum group metal catalysts or cryogens.

Services and Expertise

•        Renewables:    Accretion brings decades of combined experience in the renewable industry. Strong existing relationships with players in the wind (offshore/onshore/floating), solar (rooftop/ground mounted) and hydroelectric spaces as well as an extensive record in negotiating green PPAs.

•        Electrolyser Technology:    Accretion partners with several players in the dynamic electrolyser space, complimenting its own in-house development of next generation zero-membrane electrolysers.

•        Hydrogen Storage:    Accretion is capable of storing and delivering hydrogen as either a cryogenic liquid or compressed gas based on practicality, efficiency, suitability and preference of off-taker. Also exploring novel methods of storage including green methanol, ammonia and liquid organic hydrogen carriers (LOHCs), particularly for their marine applications as well as own development of other material-based solutions such as metal hydrides.

•        Hydrogen Transport:    Accretion will transport hydrogen to the point of use similar to how fuels are transported today, including via tube trailer, reinforced piping or in marine settings via barges which preform bunkering known as Energy Providing Vessels (EPVs), fueled by their own cargo.

•        Hydrogen Dispensing:    Accretion will provide point of use, automated refueling services and technology via a simple push button user interface, allowing for easy offtake by hydrogen powered vehicles, vessels and equipment.

Strong Existing Relationships

•        Accretion has formal engagements with major players in the hydrogen space and original equipment manufacturers (OEMs) and developers of electrolyser, storage and dispensing solutions;

•        Accretion also has numerous formal partnerships with renewable energy companies;

•        Accretion partnered with a data management platform with scalable integration middleware, data cleansing, blending and sorting; and

•        Accretion works closely and engages with various working groups and governmental property managers in order to capture available opportunities.

Projects

Accretion has a growing portfolio of projects, both in the UK home market and in mainland Europe and North America. Below is a summary of these projects.

1.      US Biogas producer. Accretion has the opportunity to acquire a majority equity interest in a U.S.-based company that is currently developing a portfolio of four large-scale bio-refineries designed to convert poultry litter into Renewable Natural Gas (“RNG”) and organic fertilizer. Accretion views this transaction as a strategic opportunity to expand its presence in the clean fuels sector while also establishing a foothold in the U.S. market. These projects remain in the development phase, with initial cash flows not expected until 2026. However, projected revenues are anticipated to be significant due to existing offtake agreements.

2.      Scandinavian green hydrogen developer and operator. Accretion is in advanced discussions regarding the acquisition of a majority equity interest in a Norwegian company engaged in the development of environmentally sustainable solutions for various industries through the provision of green hydrogen. This company currently operates two hydrogen production projects. By acquiring a controlling interest in these operational assets, Accretion aims to significantly expand its footprint in the European green hydrogen economy, complement its growing pipeline of renewable energy projects in the region, and create opportunities for scalability within its existing portfolio. in its risk-adjusted valuation, which assumes more moderate initial earnings relative to other projects.

3.      Italian Industrial Project (Development Stage). Accretion is spearheading four ambitious hydrogen projects in Italy, each with a capacity of at least 100 MW. These projects are specifically designed to address the energy needs of the refinery and chemical sectors, including ammonia production.

4.      Polish solar PV portfolio. Accretion is in the final stages of acquiring 100% of a fully operational portfolio of newly constructed solar photovoltaic (“Solar PV”) plants in Poland, the majority of which generate revenue through long-term power purchase agreements or government support mechanisms.

5.      Polish solar PV and battery storage development pipeline. Accretion has an opportunity to acquire a 2GW battery storage and Solar PV project pipeline located in Poland, approximately half of which has already been developed. Upon acquisition, Accretion intends to monetize a portion of this pipeline through asset sales while retaining and operating a substantial share.

Solar Development — TEP

TEP, upon completion of the TEP Acquisition is expected to contribute an international utility-scale renewable energy project developer with offices in Coventry (UK), Rome, Cagliari and Palermo (Italy), Bucharest (Romania) and operating subsidiaries in Great Britain, Italy, Romania, Bosnia Herzegovina and Cyprus. TEP will provide competitive solutions to produce clean, reliable and affordable clean power, working in partnership with world class international investors across the full project lifecycle.

TEP is a founder-led company with an experienced management team from technology, energy and industrial backgrounds. It has over 50 employees, with more than 40 engineers spanning 6 nationalities as of the date of this proxy statement/prospectus. It provides services in development & permitting, procurement & construction and asset management. TEP has served a variety of world class operators and enterprises, including energy majors, investment management companies and utilities companies. TEP acquired the equity interest of TerniEnergia Spa in 2018, which has 650 MW of solar PV-EPC experience in Europe and Africa. TEP has extensive experience in delivering projects from initial landowner engagement to project completion, and it works against a 90% success rate in attaining planning permission. The addition of TEP will expand GreenRock’s global customer base and solution offerings, while strengthening GreenRock’s engineering expertise in solar development.

TEP’s Italian development portfolio of solar PV and battery storage assets amounts to 2.6GW. A new subsidiary will be formed and 978MW of such 2.6GW will be transferred to the new subsidiary with the express purpose of acquisition by an Italian institutional fund manager that will own 70% of this portfolio and TEP 30%. The portfolio in this new subsidiary is anticipated to progress to the Ready-to-Build stage (RTB) by the beginning of 2027. Once the assets reach RTB, they will be sold at prevailing market price, currently €120,000-€150,000 per MW. The assets are mainly located in the south of Italy and stand out as being “agro voltaic” assets, meeting anticipated Italian policy requirements for solar PV assets to allow for agricultural operations on the same land. TEP is also entering into a Joint Venture for the development of 80MW of solar projects in Italy with an Italian company that focuses on developing, constructing, and operating solar plants.

Project Development

Project development, which is essential to creating valuable power plant assets, includes all activities prior to construction, including site identification; feasibility study and preliminary design; securing and managing grid connection authorisation process; carrying out Environmental Impact Assessment (“EIA”) and proposing mitigation measures; and securing licenses and planning permission.

TEP’s experienced project development managers, who are familiar with local energy policies and solar project application procedures, have a track record of building solid foundations for a successful, robust and bankable turnkey utility scale renewable energy project.

Financing

TEP has invested in and arranged for equity and debt for solar projects in various stages of development. It has a strong network of UK-based financial institutions, public and private funds, and investors. TEP also focuses on risk mitigation in order to make the applicable project financially viable to receive financing, and to produce attractive returns.

Asset Management

WinShareFund’s wind farms are currently provided basic operational services by WindShareFund N.V., but these services will transition to a dedicated asset management division under supervision of our Chief Executive Officer, Per Regnarsson. GreenRock’s asset management division will oversee such services following the Closing of the Business Combination. GreenRock’s asset management division will have access to resources experienced in managing operating assets to optimize the value over the entire asset life cycle. Additional international employees will be contracted following closing. GreenRock expects that its asset management division will meet markets needs for a large and growing interest among private investors in impact investing. In the coming years, we expect that the need to expand the capacity of renewable energy and related financing needs in Europe and globally will remain high. GreenRock’s asset management division is led by an experienced team of professionals and solid business partners. GreenRock’s asset management division seeks to rapidly expand its AUM, owning and operating renewable energy assets for the purpose of power purchase agreements and green hydrogen production. Through GreenRock’s asset management division, GreenRock aims to utilize its experience to identify and acquire high quality renewable power assets at favorable valuations, finance them on a long-term, low-risk basis, and enhance the cash flows and values of these assets using our experienced operating teams to earn reliable, attractive, long-term total returns for the benefit of our shareholders. We plan to use our operating capabilities to increase the value of the assets within our product offerings and the cash flows they produce, and help protect capital in adverse conditions. The combination of operating expertise, development capabilities and effective financing can help ensure that an investment’s full value creation potential is realized.

GreenRock’s asset management division’s services and expertise will include:

Renewable Energy Experience

•        Deep expertise in European energy markets

•        History of PPA negotiation

•        Strong partnerships and relationships throughout Europe

Asset Management

•        History of reducing downtime and minimizing costs

•        Highly skilled team with decades of practical experience

•        Intimate understanding of the business and financial aspects of power systems

GreenRock will have no business operations until the closings of the Proposed Acquisitions. It is currently expected that the Proposed Acquisitions will be completed at or prior to the closing of the Business Combination. However, we cannot assure you that any or all of the Proposed Acquisitions will be consummated on the terms or timetable currently contemplated or at all. Each of the purchase agreements related to these Proposed Acquisitions contains customary and other closing conditions. In order to consummate these Proposed Acquisitions, in certain instances, we must obtain regulatory and other approvals and consents in a timely manner. If, for any particular Proposed Acquisition, these approvals or consents are not received, or they are not received on terms that satisfy the conditions set forth in the relevant purchase agreement, then GreenRock and/or the applicable seller(s) may not be obligated to complete such transaction. Additionally, we may not receive these approvals or consents in respect of these Proposed Acquisitions before the currently anticipated timing for closing such acquisitions. In addition, under circumstances specified in these purchase agreements, we or the seller(s) may terminate these agreements.

If one or more of these Proposed Acquisitions are not completed, or are not completed in a timely manner, the consummation of the Business Combination may be delayed, or may not occur, or the terms of the Business Combination may be altered by the parties. In the event of such a delay or alteration, the ClimateRock Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and recirculation or resolicitation of shareholder approval is necessary.

As these project discussions are at a preliminary stage, there can be no assurance that any of these transactions will be consummated and such projects may never ultimately contribute to GreenRock’s business.

Description of Proposed Acquisitions

We consider that the combination, a transfer of nonmonetary assets to GreenRock by its shareholders in exchange for stock on or around the time of the Business Combination, closely matches the circumstances set out in the SEC’s Staff Accounting Bulletin 5G. This guidance recommends using book value in the accounting for the transaction.

Accretion Acquisition

The Accretion SPA between Gluon Renewable Energies Ltd., as the seller and GreenRock, as the purchaser, relating to the sale and purchase of 100% of the issued share capital of Accretion was signed on November 2, 2023, as amended on March 21, 2025. Under the Accretion SPA, the consideration for the acquisition is 12 million shares of GreenRock which shall be satisfied by GreenRock allotting and issuing fully paid ordinary shares of GreenRock.

The consideration was agreed between Gluon Renewable Energies Ltd. and GreenRock taking into consideration Accretion’s prospective project developments in Poland (solar and battery), Scandinavia (green hydrogen), Italy (green hydrogen), and U.S. (biogas project). In addition, Accretion has developed a series of relationships with project developers in Europe and has a pipeline of near and medium term opportunities to exploit.

The following table sets out further details of the specific opportunities that Accretion is actively pursuing as disclosed in the “Description of the Business Combination” section. The table also provides some information about the methodology and the basis of valuation that was used to determine the value to Accretion. None of these growth opportunities have been secured and this has been accounted for in GreenRock’s valuation of Accretion.

Opportunity	Basis of valuation

Polish solar and battery project development pipeline.    Accretion is conducting due diligence on a large battery storage and Solar PV project pipeline of over 10GW located in Poland. Approximately 2GW of the pipeline will reach the Ready-to-Build stage over the next two years.

Although is it anticipated that Accretion might retain, build and operate some of the developed assets, for valuation purposes, it is assumed that the developed assets are sold at the “ready to build” stage. This provides a more conservative valuation. The valuation has been determined using market rates for similar projects in Poland.

Scandinavian renewable hydrogen developer and operator.    Accretion is in advanced discussions to acquire in an all-stock transaction a majority stake in the business which has two operational sites and a pipeline of future projects.

The operating assets are generating revenue which will increase as additional projects become operational. The project has been valued using a blended 2025/26 EBITDA and an industry-consensus multiple.

Polish operating solar portfolio.    Accretion is in advanced discussions to acquire a 100MW+ operating portfolio of solar farms. Potential exists to supplement the solar farms with battery storage to enhance returns.

The assets are operating. The project has been valued using the 2025 expected EBITDA and an industry-consensus multiple.

Italian renewable hydrogen project.    Accretion has an opportunity to invest in an early stage Italian renewable hydrogen project of 100MW that is currently in pre-construction stage while benefiting from a major customer/offtake relationship underpinning the likely of success.

The project is not yet operational. The project has been valued based on expected cashflows over the plant life of 15 years, adjusted for the later start date.

US biogas projects (transition fuel market).    Accretion is in an advanced position to acquire a majority interest in a portfolio of 4-10 large-scale bio-refineries designed to convert poultry litter into Renewable Natural Gas (“RNG”) and organic fertilizer. Accretion views this transaction as a strategic opportunity to expand its presence in the clean fuels sector and transition to renewable hydrogen while also establishing a foothold in the U.S. market.

The projects are not yet operational. The projects have been valued using the expected run-rate EBITDA adjusted for the later start date and applying an industry-consensus multiple.

The value attributed to the business is not reflected in Accretion’s balance sheet as the prospective transactions have not been finalized and the value of the relationships and pipeline do not meet the criteria to be recognized as intangible assets under IFRS.

The closing of the transactions contemplated by the Accretion SPA is conditioned on GreenRock confirming in writing to Gluon Renewable Energies Ltd. that GreenRock is satisfied, in its complete discretion, with the outcome of its due diligence investigation relating to Accretion. This condition remains unsatisfied as of March 20, 2025, however, GreenRock has not identified any material concerns during its due diligence and GreenRock expects the closing conditions to be satisfied at the point at which GreenRock wishes to complete the acquisition.

The acquisition is expected to complete at or prior to the Closing.

WindShareFund Acquisition

On August 18, 2023, the WindShareFund SPA was signed by WindShareFund I B.V., WindShareFund II B.V. and WindShareFund III B.V., collectively, as the sellers, Gluon Capital Ltd, and Accretion, as purchaser, for the shares of Heppenheim KG and Tiefenbrunnen KG.

The WindShareFund SPA has undergone the following amendments:

•        The WindShareFund SPA was amended and supplemented by a Supplement to the Share Purchase Agreement signed on November 1, 2024, by Gluon Capital Ltd, Accretion, as the purchaser, WindShareFund N.V., WindShareFund and GreenRock, which amended the WindShareFund SPA to include WindShareFund N.V., and WindShareFund B.V., as parties to the agreement and the sellers thereunder. It is filed as Exhibit 10.24 to this proxy statement.

•        The WindShareFund SPA was further amended and supplemented by a Second Supplement to the Share Purchase Agreement signed on December 16, 2024, by WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WSF Holding B.V. (one of the WindShareFund Sellers owned by Mr. Ratelband), WindShareFund B.V. (one of the WindShareFund Sellers owned by Mr. Ratelband), Gluon Capital Ltd, Accretion, WindShareFund Deutschland Verwaltungs GmbH, and GreenRock. It is filed as Exhibit 10.28 to this proxy statement.

•        The WindShareFund SPA was further amended and supplemented by a Third Supplement to the Share Purchase Agreement signed on March 18, 2025. This Supplement amends the WindShareFund SPA to fully integrate the previous standalone acquisition agreements for WindShareFund Asset Management GmbH, and WindShareFund Deutschland Verwaltungs GmbH, into the WindShareFund Acquisition, aligning all entities under a single transaction framework. It is filed as Exhibit 10.30 to this proxy statement.

Under the finalized WindShareFund SPA, the equity interests being acquired now include:

WindShareFund N.V. and its subsidiaries:

•        WindShareFund I B.V., including:

•        Energiequelle GmbH & Co. Windpark Gau Heppenheim KG

•        WindShareFund III B.V., including 56% ownership of Windpark Tiefenbrunnen I GmbH & Co. KG

•        WindShareFund IV B.V.

•        GreenRock Netherlands B.V.

•        WindShareFund REIM B.V.

•        WindShareFund Europe N.V.

•        FutureEnergyFund N.V.

•        FutureEnergyFund II N.V.

•        FutureEnergyFund III N.V.

•        WSF Deutschland Verwaltungs GmbH

•        WindShareFund Asset Management GmbH and WindShareFund II B.V., including: 44% ownership of Windpark Tiefenbrunnen I GmbH & Co. KG

The consideration for WindShareFund under the WindShareFund SPA is 8 million shares of GreenRock. In addition, the sellers will receive €26,025,000 in staged cash payments. WindShareFund includes €46,000,000 in debt. This may increase to a maximum of €51,000,000 if further limited debt is raised from bondholders.

GreenRock’s management has determined that the combination of a lower cash purchase price and assumed debt at attractive rates represents a more favorable structure for GreenRock and its shareholders. The changes were approved by the Special Committee of ClimateRock. GreenRock also intends to negotiate with counterparties to pay a portion of the purchase price in securities instead of cash.

The completion of the WindShareFund Acquisition is expected to occur at or prior to the Closing. These transactions remain contingent on securing the necessary financing and finalizing agreements between the parties as part of ongoing fundraising activities.

The WindShareFund Acquisition value is in excess of its book value as, in addition to the 9MW of wind assets, the business has an asset management platform that we expect to roll out to manage additional assets across the group. The value attributed to this platform reflects the present value of the net income from operating it. The value attributed to the platform is not reflected in WindShareFund’s balance sheet as it does not meet the criteria to be recognized as intangible assets under IFRS.

TEP Acquisition

On November 2, 2023, GreenRock entered into the Original TEP SPA with the shareholders of TEP to purchase all issued share capital of TEP for an initial base consideration of $10,000,000, subject to adjustments, in addition to $30,000,000 as deferred base consideration plus certain earnout payments to be paid in Pubco Class A Ordinary Shares. The Original TEP SPA (as amended) has now expired and shall be replaced by the arrangements between the parties described below.

Mr Leonardo Montesi and Mrs Ralouka Montesi as sellers (the “TEP Sellers”) and GreenRock as purchaser entered into the TEP Term Sheet on October 7, 2024 relating to the sale and purchase of 100% of the issued share capital of TEP Renewables Limited. The terms of the acquisition were further amended in July and October 2025 (the “Revised TEP Terms”). Under the Revised TEP Terms the total consideration for the sale of a subsidiary of TEP shall be paid as follows: (i) €4 million payable on completion of the share purchase agreement; (ii) €1.3 million payable by 31 December 2025; and (iii) a contingent cash payment based on a share of proceeds from the sale of certain TEP projects completed in 2026.

The expected source of funds for the cash component for GreenRock to complete the purchase of TEP Renewables Limited will be the proceeds of a convertible debt financing which will complete at or prior to the Closing. The expected date of completion is prior to BCA closing. GreenRock will grant a further lien over the shares in TEP Renewables Limited in favour of the TEP Sellers, to guarantee payment of the two deferred payments of the consideration described above.

Phase II: Profitable & Transforming Growth (2025 onwards)

Starting from 2025, GreenRock will enter its second phase, focusing on profitable and transformative growth.

Phase II (2025 onwards) is be focused on growth through acquisitions of renewable power portfolios, battery storage and transition fuel platforms, as well as strengthening our green hydrogen portfolio and organization, Management has already identified a significant pipeline of growth opportunities in Europe and the United State for 2025 and 2026 to deliver on these plans, though no agreements or letters of intent have been entered into regarding such opportunities.

Business Strategy

Our core business strategy is centered around increasing cash dividends for our shareholders over time, while maintaining the stability of our operations. GreenRock aims to be a capital-efficient, develop-to-own business model, with integration offering development and sales synergies. To achieve this goal, we have outlined the following key components:

•        Focus on renewable energy and assets with advanced technologies, low operating risks, and stable cash flows.    We believe that by leveraging our industry knowledge and expertise, we will be able to maximize our strategic opportunities, establish ourselves as a leader in operational efficiency, and optimize our financial performance. GreenRock’s initial focus will be on the solar PV, wind energy and battery energy storage systems sectors, with renewable hydrogen production playing a growing role in the future.

•        Capitalize on the embedded growth opportunities associated with our assets.    With an extensive network of owners, investors, executives, and advisors of businesses in the sustainable energy industry, GreenRock will continue to expand its existing portfolio. GreenRock plans to acquire strategic renewable assets and enabling technologies with large decarbonization potential, strong financial history, and future growth prospects. The clean energy market is a core and growing asset class providing significant investment opportunities. Our management team has sizable prior experience in capital markets and investment in renewable energy and clean technology. GreenRock’s investment focus is on sustainable acquisitions that provide attractive risk-adjusted returns and offer a positive environmental and social impact.

•        Enhanced yields through unlocking the efficiency value of integrated solutions such as battery storage and green hydrogen.    Both hydrogen and electricity grid infrastructures together with large scale seasonal hydrogen storage and small-scale day-night electricity battery storage, in mutual co-existence, will be essential to realizing a sustainable, reliable, zero-emission and cost-effective energy systems. The power system will face the challenge of the combination of intermittent renewable energy sources and increasing electricity demand. Meeting these challenges will require addressing issues such as grid capacity, intermittency, and low-carbon seasonal storage and backup generation capacity. However, the use of hydrogen has the potential to optimize the power system for renewables, allowing for further increases in renewable energy shares. By using excess power supply, electrolysis can produce hydrogen that can be used in other sectors such as transport, industry, and residential heat or stored for future use. This can enhance the economic efficiency of renewable investments, improve the security of power supply, and provide a carbon-free seasonal storage solution. Hydrogen can supply energy when renewable energy production is low and energy demand is high during the winter.

•        Acquisition of contracted operating assets in order to expand our yielding portfolio.    Our management team and partners have a solid foundation in the energy sector, enabling us to pursue strategic growth opportunities through cash accretive and tax-advantaged acquisitions that complement our existing portfolio. GreenRock’s immediate power capacity and pipeline upon the completion of the TEP Acquisition and the Accretion Acquisition is expected to be over 3 GW across the development and operational lifecycle with scope for acquisitions of more than 500MW of operating assets in first half of 2025, retaining at least 50% ownership in order to consolidate revenues and earnings.

•        Diversification of business model by combining and integrating ownership with development and O&M.    GreenRock plans to integrate EPC and O&M services adding other long-term sticky income streams. Upon the anticipated completion of the TEP Acquisition and the Accretion Acquisition, GreenRock’s income model is expected to offer a balance of (1) steady cash flow from operating assets and services, (2) bulky income from development and sale of assets and (3) upside from growing renewables AUM and emerging green hydrogen income. Diversified portfolios offer scope for yield enhancements, sell-down, construction, and wider operational and asset management through grid knowledge, integrated technology solutions and partnership with ESG driven off-takers.

•        Ensure the implementation of solid financial strategies to foster the expansion of our dividend.    Our dedication will remain firm in adhering to meticulous financial analysis and maintaining a well-balanced capital structure, empowering us to progressively enhance our dividend and effectively prioritize the long-term interests of our shareholders. Our financial practices encompass a risk and credit policy that prioritizes engaging with creditworthy counterparts. Additionally, our financing policy aims to achieve an optimal capital structure by exploring diverse capital formation options to minimize risks associated with interest rates and refinancing. This approach ensures the stability of long-term dividends and maximizes overall value. Furthermore, our dividend policy is rooted in distributing all or a significant portion of our available cash each quarter, guaranteeing responsible allocation of resources. Our objective is to thoroughly assess different options for financing future acquisitions and refinancing our current project-level debt. Our primary aim is to minimize debt costs, extend loan maturities, and optimize the amount of cash available for distribution. In addition to our traditional financing methods, following the completion of the Business Combination, we anticipate gaining increased flexibility to explore alternative financing structures. This may involve considering various options such as debt financings at a holding company level, among others.

•        Investment strategy is centered on Organization for Economic Cooperation and Development (“OECD”) nations.    We view the industry fundamentals in these nations as presenting ample opportunities to acquire renewable infrastructure assets, while minimizing our exposure to currency and sovereign risk. We are confident that by focusing our efforts on the OECD jurisdictions, we will be able to utilize our regional knowledge of power markets, industry relationships, and expertise to maximize value for our stockholders. Initial markets that we intend to target include Germany, Italy, UK, Poland, USA and Romania. Our anticipated geographical expansion in 2024 and 2025 will be focused on Central/ & Eastern Europe, the U.S. and key “Hydrogen Economies”.

•        Two-stage blueprint for growth.    GreenRock is seeking to expand and integrate technologies across current and new geographies via two stages: Phase I (Foundation & Integration) and Phase II (Profitable & Transforming Growth). Phase I (2016 – 2024) focused on growing and strengthening cash earnings via combining operational capacity with development portfolio and operational expertise. Phase II (Q4 2024 onwards) will be focused on integrating ownership with asset management and 3rd generation green energy solutions. This involves growing operational assets under management, tapping into subsidy programs, employing advanced storage systems and flexible capacity utilization, expanding green hydrogen capabilities and growing decarbonization partnerships,

Competitive Strengths

•        Our management team possesses a wealth of experience in sourcing, valuing, conducting due diligence, and executing transactions, which we believe will offer us a robust pipeline of opportunities to grow the renewable portfolio that will leverage our expertise. Our team has a history of identifying high-quality assets and optimizing them in various economic cycles and jurisdictions, generating attractive risk-adjusted returns for investors.

•        Our management team has established broad sourcing channels and has cultivated leading industry relationships, which we believe will provide us with unique pipeline acquisition opportunities that other market participants may find challenging to replicate.

•        Our management team is well-versed in underwriting, executing, and structuring deals, applying a rigorous analytical review and diligence process honed from their current and past professional experiences. We believe our investment discipline will enable us to identify opportunities where our management team can create shareholder value, including through operational or capital structure improvements, introducing new technologies and products to drive growth.

•        Our management team has extensive experience operating as a public company, having served as executive officers, directors, and advisors to publicly traded firms.

•        Our management team has considerable expertise in owning and operating renewable energy assets across a range of sectors and technologies, including onshore and offshore wind, solar photovoltaics, biofuels, battery storage projects, and hydrogen, as well as CfD, PPA and carbon market pricing mechanisms. This practical knowledge gives our team a significant advantage in evaluating and executing acquisition opportunities and extracting full operating and financial value from potential projects.

•        We will derive advantages from consistent and high-quality streams of cash flow that possess an appealing tax profile. Upon the consummation of the WindShareFund acquisition, our portfolio will consist of enduring electricity generation assets that operate through extended fixed-price contracts or regulated rates. These contracts involve off-taker counterparties with robust credit ratings. Additionally, renewable energy projects like wind and solar facilities enjoy the benefits of minimal fuel expenses and risks. The remaining duration of the offtake agreements for both our renewable generation facilities averages about 14 years, considering the net capacity covered by these contracts. This ensures a reliable and long-lasting cash flow.

•        We anticipate having a portfolio of high-quality, long-lived assets that, upon completion of the TEP Acquisition and the Accretion Acquisition, require low operating and capital costs. These renewable assets were constructed within the past 8 years. These assets use reliable technologies from leading original equipment manufacturers such as Enercron GmbH. Because our portfolio will be relatively new, we anticipate achieving high fleet availability and incurring minimal maintenance-related capital expenditures.

•        Upon the completion of the TEP Acquisition and the Accretion Acquisition, we intend to possess considerable scale and diversity, owning and operating a diverse portfolio of contracted renewable infrastructure assets, with an existing pipeline of approximately 3 GW. As part of our growth strategy, we intend to benefit from significant diversification in terms of technology, fuel type, counterparties, and geography. Furthermore, we believe that construction assets, while adding marginal but diversified risk to the portfolio, will lead to higher returns. Upon the anticipated completion of the TEP Acquisition and the Accretion Acquisition and based on our plans, we anticipate that construction assets will not exceed 20% of the portfolio, and when operational, we intend to acquire more construction assets to maintain our target asset profile of 80% operational assets and 20% construction assets.

•        Our anticipated portfolio of electric generation assets is environmentally well-positioned. We do not expect to incur any significant capital expenditures in the near future to comply with current environmental regulations applicable to our generation assets. Overall, we anticipate that our strategy will benefit from current and potential environmental legislation and regulatory requirements. These changes may serve as a catalyst for capacity retirements, thereby improving market opportunities for environmentally well-positioned assets like ours once our current offtake agreements expire.

Seasonality

The weather can have a significant impact on our operating results and cash flows on a quarterly basis, with both industrial and consumer energy demand and supply of renewable energy sources varying throughout the year. Diversification of technology can help abate this issue, with wind energy performing better in winter months, solar energy in summer months and hydroelectric in spring. A global footprint of assets in various geographies will help diversify this seasonality risk by having assets enjoying the advantages of different seasonal patterns in different climatic zones, i.e., Northern versus Southern Hemisphere.

We plan on active use of energy storage and advanced energy management systems including hydrogen, which will also alleviate the challenges of seasonality. Storage solutions contribute to balancing the risk of reliable supply for corporate customers and provide for more proactive dispatch management. Batteries allow solar power to store energy generated by renewable systems and strategically release the electricity when power supply and demand is unbalanced. Being able to choose the proper time, when spot price is favorable for the business reduces market volatility and allows the spot price to be managed. Uptake of energy storage would result in an improvement in average spot revenue increasing power prices during energy generation hours. Further revenue opportunities that a battery provides is firming value incorporated into a PPA for corporate off-takers seeking higher quality PPA. There are also ancillary services (such as frequency markets) and network support (voltage) revenue streams.

Competition

The power generation industry is a commodity-driven and capital-intensive sector that features numerous participants. Our competitive edge will lie in the strategic location that we intend to have our sites, our planned ownership of a diverse portfolio of technologies across different regions as well as an experienced and successful management team. Our approach is intended to enhance the stability and dependability of our energy supply. Given the regional nature of the power generation business, the industry structure is highly diverse and fragmented, resulting in a significant variance in the capabilities, resources, and identities of our competitors, depending on the market. Our competitors include regulated utilities, other independent power producers, and power marketers or trading firms, some of which are owned by financial institutions, municipalities, and cooperatives.

Anticipated competitors include IPPs, such as Brookfield Renewable Partners, NextEra Energy Inc, SunEdison, Inc., Iberdrola S.A. and Enel S.P.A.

Environmental Matters

We will need to comply with a broad range of environmental regulations in the development, ownership, construction and operation of domestic projects. These regulations will typically require us to obtain governmental permits and approvals before and during the construction and operation of power plants. As environmental laws become increasingly stringent, we anticipate this trend will continue. We expect that the electric generation industry will face new obligations to safeguard wildlife, including threatened and endangered species, and to address air emissions, climate change, combustion byproducts, and water usage. In general, we anticipate that future laws and regulations will necessitate the addition of emission controls or other environmental quality equipment or the imposition of specific restrictions on our facilities’ operations. Noncompliance with or liability under environmental requirements could have a significant effect on our projects’ operations or competitive position.

The Inflation Reduction Act

The Inflation Reduction Act (“IRA”), which was passed in August 2022 in the U.S., implemented significant favorable treatment to alternative energy suppliers, particularly with regard to clean energy tax credits. Stable, long-term policy can assist in unlocking clean energy for utilities and developers, accelerating renewable energy and battery storage deployment with major changes through four core elements.

By offering credits at their full value for a minimum of ten years, the IRA provides businesses with a sense of certainty. This extended timeframe allows investors, manufacturers, utilities, and developers to plan and construct new projects and manufacturing facilities that will extend into the 2030s. The credit value will only start to decline after power sector emissions have been reduced 75% from today’s levels. This approach is a departure from Congress’ previous habit of allowing credits to expire periodically or renewing them at the last moment, and uncertainty created cycles of economic growth and decline.

The IRA also broadens the scope and flexibility of federal tax credits by allowing any new zero-emissions technology to qualify for either investment or production credits. This means that solar projects can qualify for the production tax credit, which will become more attractive as upfront capital costs continue to decline. Additionally, energy storage technologies became eligible for investment tax credits.

A third provision of the IRA prioritizes the well-being of workers and domestic manufacturing by linking the value of clean energy tax credits to their human impact. To earn the full value of the credits, project developers must meet certain requirements, including worker training and competitive wages. They can also increase their credit value by sourcing components from domestic manufacturers and by siting facilities in communities that depend on fossil fuels.

Finally, a fourth provision of the IRA utilizes government funds more efficiently by benefiting a broader range of project developers. Typically, developers need to leverage the tax appetite of larger financial institutions to monetize tax credits, a process that can be complex and costly, siphoning off up to one-third of the credits’ value at taxpayer and customer expense. The IRA makes tax credits transferable, allowing developers to sell credits directly to anyone with a tax liability, which streamlines the process, reduces waste, and stretches each federal dollar further. It also offers cash grants to tax-exempt entities such as municipal utilities and rural electric cooperatives, further simplifying the process.

The Inflation Reduction Act is part of a series of “green wave” policies that is now forming an integral part of government strategy at a global level, including RepowerEU, UK Energy Security Strategy, and China 14th Five-Year Plan amongst others, aiding the proliferation and uptake of low carbon solutions globally.

The incentives offered by such polices can significantly benefit renewable energy companies such as GreenRock, making their projects more economically viable and financially attractive. A stable and supportive regulatory environment allows for long-term investment decisions with more confidence and can help grow the market and increase demand as well as helping to foster innovation and technological advancements that can benefit companies by providing opportunities for growth and improvement.

However, there can be political uncertainty regarding such policies, with risk of future administrations reducing support to or even repealing such policy. GreenRock will aim to mitigate such risks through geographic diversification, flexible business models (such as energy management) and entering into long-term PPAs, which provide a level of revenue stability, even if regulatory changes impact short-term market conditions. These agreements may provide a predictable income stream over an extended period, offering a degree of financial security in uncertain regulatory conditions.

Intellectual Property

GreenRock will have registered trademarks in respect of names and logos of subsidiaries (including TEP, assuming completion of the TEP Acquisition) in the key markets in which it operates (i.e., United Kingdom and European Union). It does not hold any other registered intellectual property.

Facilities

GreenRock will be headquartered in London, United Kingdom with satellite offices in Oosterbeek, Netherlands and Rome, Italy. GreenRock believe that the spaces are adequate to meet its needs for the foreseeable future, and it believes that it will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate its future expansion plans.

Employees

GreenRock will not have employees until the closings of the TEP Acquisition and the Accretion Acquisition.

Regulation

GreenRock operates in compliance with applicable required local, national and international regulations as well as industry standards. Material regulation relevant to GreenRock is compliance with local regulation related to the development process such as securing permits and other rights for projects. Although requirements vary between jurisdictions, GreenRock’s project permits are usually subject to laws related to land use or change of use, approved and expected rural zoning plans, building and planning regulations, protection zones, mines, environmental impact (including, amongst others, heritage, visual impact, flora and fauna, human activities, flooding and utilities). Special regulations and/or planning processes usually apply to solar projects to allow for expedited processes, as they are usually considered by governments to be projects of public interest and/or beneficial for the local communities. General and special regulations also apply in relation to access to the grid and the electricity markets.

Legal Proceedings

From time to time, GreenRock may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. GreenRock is not currently a party to any legal proceedings, the outcome of which, if determined adversely to it, would individually or in the aggregate have a material adverse effect on its business or financial condition.

MARKET OPPORTUNITIES

Renewable Market Overview

According to the International Energy Agency (“IEA”), there has been a considerable shift in energy investment over the long-term: approximately 55% of global energy investment went to fossil fuels in 2015 while in 2023, that figure was about 37%. The agency expects two-thirds of total energy investment ($2 trillion out of $3 trillion) in 2024 year to go towards clean energy (which the IEA views as energy efficiency and electricity grids, alongside renewables and solar power). The current momentum behind renewable power is applaudable, and if the current spending trend continues, it would amount to nearly two-thirds of the total investment needed to triple renewable capacity by 2030. However, an additional $0.5 trillion per year is required in the IEA’s Net Zero Emissions by 2050 Scenario to achieve the goal (including spending for grids and battery storage). This would amount to a doubling of current annual spending on renewable power generation, grids, and storage in 2030, in order to triple renewable capacity (IEA, World Energy Investment 2024 Overview and Key Findings).

Global annual investment in clean energy and fossil fuels, 2015-2024 (USD $ billion)

Source: World Energy Investment 2024

While the move towards decentralized, renewable energy has been underway for some time, the inception of the war in Ukraine spurred a further push to independent energy production and energy security due to the subsequent energy crisis that ensued across Europe. This, in tandem with the ongoing pressure on governments to switch to renewable sources of energy to reach 2030 limits of CO2 emissions and global temperature rises imposed by the Paris Agreement, a 2015 international treaty on climate change (the “Paris Agreement”), has led to accelerated efforts globally to de-carbonize. Tripling renewable power capacity and doubling the global average annual rate of energy efficiency improvements by 2030 would be vital to keep the 1.5°C goal viable (IEA ‘From Taking Stock to Taking Action’ report, September 2024). A report by the International Renewable Energy Agency (“IRENA”) (Global Landscape of Renewable Energy Finance 2023) revealed that global investment in energy transition technologies (green technologies to produce energy without waste, emissions, or pollution) — including energy efficiency (the use of less energy to perform the same task or produce the same result) — reached USD $1.3 trillion in 2022, which was a new record high, up 19% from 2021 investment levels, and 50% from 2019 investment levels. The report also found that although global investment in renewable energy reached a record high of USD $0.5 trillion in 2022, this still represented less than 40% of the average investment needed each year between 2021 and 2030, in order to meet IRENA’s 1.5°C Scenario, which presents a pathway to limit global temperature rises to 1.5°C of pre-industrial levels this century, in line with the objectives of the Paris Agreement and that investments are also not on track to achieve the goals set by the 2030 Agenda for Sustainable Development. Given the extensive sums of capital necessary to drive this shift and innovation in the field, we believe that the public capital markets and project finance lenders will continue to provide the most efficient pathway for these financing needs, and hopefully ensure that climate goals are met.

Therefore, our key principle with respect to our venture is to invest in a sustainable manner. We will also adhere to the principles described in the United Nations Principles for Responsible Investment (PRI) and the principles of ESG by contributing to the Sustainable Development Goals set by the United Nations, primarily Goal 7 (affordable and clean energy), Goal 11 (sustainable cities and communities), Goal 12 (responsible consumption and production) and Goal 13 (climate action). This will primarily entail investments across the possibilities of renewable energy solutions: solar, wind, hydrogen, batteries, and electric vehicle infrastructure. Additionally, our investment strategy will focus our efforts on the sustainable energy industry across OECD countries.

Solar PV Market Overview

Global annual renewable capacity additions increased by almost 50% to nearly 510 GW in 2023, the fastest growth rate in the past two decades. Globally, solar photovoltaic, (“solar PV”), alone accounted for three-quarters of renewable capacity additions worldwide. This was mainly driven by significant growth in China (+116%). Meanwhile, expansion has also accelerated in the United States and the European Union thanks to the US Inflation Reduction Act (IRA) and country-level policy incentives supporting EU decarbonization and energy security targets. Solar PV and wind additions are forecast to more than double by 2028 compared with 2022, continuously breaking records over the forecast period to reach almost 710 GW (IEA January 2024).

Global annual investment in solar PV and other generation technologies, (USD $ billion) 2021-2024

600
500
400
300
200
100
-
Estimate
2021
2022
2023
2024
Solar PV
Other

Source: World Energy Investment 2024

Global solar PV investments in capacity additions increased by over 20% in 2022 and surpassed USD $320 billion, marking another record year. Solar PV represented 45% of total global electricity generation investment in 2022, tripling the spending on all fossil fuel technologies collectively. Investment in PV is expected to grow further in the coming years due to government and global policy initiatives and increasing competitiveness. (IEA Solar PV Report 2023)

Renewable power capacity additions are projected to continue to increase in the next five years, with solar PV and wind accounting for a record 96% of renewable power capacity because their generation costs are lower than for both fossil and non-fossil alternatives in most countries and policies continue to support them. (IEA Electricity Report 2023)

Solar PV power plant projects generate revenue by selling power. The manner in which power is sold depends mainly on the power sector structure (vertically integrated or deregulated) and the regulatory framework that governs PV projects. Power can be sold either through a long-term PPA or through participation in an open market (“merchant” plant).

With demand increasing, technology maturing, declining renewable costs, increased climate awareness, and ESG policies, record-breaking installations in corporate power purchase agreement (“CPPA”) markets have resulted. In 2023, the global CPPA uptake reached 46 GW, a 12% increase over 2022. Solar PV and wind are the preferred renewable technologies for such arrangements due to a more positive attitude from the public towards these asset types, as well as their levelized cost advantages (BloombergNEF February 2024). Approximately 45% (20.9GW) and 33% (15.4GW) of CPPAs were announced in 2023 in the Americas and Europe respectively (BloombergNEF February 2024).

Wind Energy Market Overview

Global offshore wind investment reached a record USD $76.7 billion, jumping 79% in 2023. This offset the 17% year-on-year decline from the onshore segment. China remained the largest offshore wind market, in spite of a down year, followed by the UK and the US. (BloombergNEF February 2024) Offshore wind auctions are set to boom, supporting a strong growth trajectory, and capacity is on track to rise 10-fold by 2040, reaching 742 GW. (BloombergNEF June 2024)

According to a BloombergNEF article (BloombergNEF March 2024), global wind capacity additions surged to a record high of 118GW in 2023, a 50% increase from previous year, which reflects the strength of the industry despite macroeconomic and supply side challenges. BNEF’s 2023 Global Wind Turbine Market Shares report (BloombergNEF March 2024) finds that developers commissioned 36% more capacity worldwide than in 2022 after capacity additions skyrocketed in the world’s largest market, China. Approximately 107GW, or 90%, of global wind additions were on land while 11GW was offshore. There is strong consensus for value proposition of wind power to get on track for 1.5°C global warming limit (COP28 2023). Global wind growth needs to rapidly accelerate, with annual wind installations roughly tripling to at least 320 GW over the course of the decade. GWEC Market Intelligence believes that 791 GW of new capacity is likely to be added in the next five years under current policies. This equals 158 GW of new installations each year until 2028. Growth in China, Europe and the US are expected to remain the backbone of global onshore wind development in the next five years with CAGR of 28% in the next 5 years.

Global wind additions could top 125 GW in 2024 after rebounding to 117 GW last year, and there’s scope for that figure to soar to about 170 GW by 2028, with favorable policies including the Inflation Reduction Act and REPowerEU. (Bloomberg July 2024)

We believe that GreenRock will not be materially impacted by any policy changes relating to wind energy implemented by the Trump administration policies because GreenRock will have no exposure to the U.S. renewable energy market at the time of closing as its assets and operations at the time of the Business Combination are in Europe. Contemplating U.S. business growth post Business Combination, GreenRock will focus on sectors and asset characteristics that are less exposed to known policy changes such as import tariffs.

Additionally, while new policies may affect U.S. renewable asset values, they create opportunities for GreenRock to invest in lower-cost operating assets across solar, wind, bioenergy, and renewable hydrogen — sectors with minimal exposure to climate policy risks. Notably, bioenergy and renewable hydrogen benefit from a strong U.S. domestic supply chain, reducing reliance on imports and associated tariffs.

Green Hydrogen Market Overview

According to Precedence Research, the global green hydrogen market size is calculated at USD 8.78 billion in 2024 and is expected to reach around USD 165.84 billion by 2033, growing at a CAGR of 38.77% from 2024 to 2033. The green hydrogen market is driven by government initiatives to promote a hydrogen economy and increased awareness about the benefits of using green hydrogen (Precedence Research 2024). According to JPMorgan (Q2 2024), 1,418 total global hydrogen projects had been announced with USD $570 billion global investments in 2023, up 31% from 2022. Asia Pacific held the dominant share of the green hydrogen market with the largest market share of 47.05% in 2023 (USD $2.95 billion in 2023) (Precedence Research 2024).

Alongside other clean energy industries, hydrogen has been facing a set of macroeconomic headwinds, varying from increased inflation and interest rates to turbulence in global energy markets following the geopolitical crises, supply chain constraints, and higher than anticipated renewable electricity prices.

A key sector-specific challenge for the hydrogen industry is uncertainty associated with a number of regulatory frameworks (e.g., outstanding implementation of RED III at Member State level, rulebook for IRA 45V) which impedes project bankability. Coupled with cost increases for renewable power and electrolysers, this has led to delays and cancellations of projects — in particular, renewable hydrogen projects.

Considering these delays and expected project attrition, 12-18 Mtpa of the 48 Mtpa hydrogen supply announced worldwide so far by developers could be deployed by 2030. At the same time, over the past year, regions such as North America become home to over 90% of global low-carbon hydrogen capacity that has passed FID largely thanks to robust policy incentives (e.g., 45Q tax credit for CCS projects under the IRA) (McKinsey Hydrogen Council, Hydrogen Insights 2024).

While the industry has seen an extraordinary seven-fold increase in hydrogen capacity reaching Final Investment Decision globally over the past four years, the pace and scale of deployment has not been sufficient to remain on track with climate commitments. To accelerate the global energy system decarbonisation, an 8-fold increase of investments in hydrogen is required until 2030, compared to the current investment of USD $75 billion past FID (McKinsey Hydrogen Council, Hydrogen Insights 2024).

Hydrogen and hydrogen-based fuels can play an important role in sectors where emissions are hard to abate and other mitigation measures may not be available or would be difficult to implement, namely chemical industry, heavy industry, long-distance transport, shipping and aviation.

Hydrogen is widely used today in refining, the chemical industry (as a feedstock), the steel industry (as a reducing agent) and for special applications in other industries. The evolution of hydrogen use in these applications will be determined by market dynamics in these sectors. Hydrogen use in refining reached more than 43 million metric tonnes (Mt) in 2023, surpassing its historical maximum from 2018. Less than 1% of the hydrogen used in refineries in 2022 was produced using low-emission technologies. Of the 54 Mt of hydrogen used in industry in 2023, about 60% was for ammonia production, 30% for methanol and 10% in the iron and steel subsector. Virtually all hydrogen used in industry is produced from unabated fossil fuels in the same facilities as where it is used. In the net zero scenario, hydrogen use in industry grows to 70 Mt by 2030 (IEA Global Hydrogen Review 2024).

The use of hydrogen as a means of decarbonising road transport continues to expand, increasing more quickly in 2023 (around 55%) than in 2022 (around 40%) due, in particular, to growth in heavy fuel cell trucks and buses. Hydrogen-based fuels are anticipated to play an important role in reaching the targets of the recently revised International Maritime Organization (IMO) GHG strategy, including that zero or “near-zero” emissions fuels account for 5-10% of international shipping fuel consumption in 2030, representing 4-9.3 Mtpa in hydrogen-equivalent terms. In the short to medium term, hydrogen-related activity in aviation is expected to be concentrated in the production of sustainable aviation fuels (SAF). In Europe, policies such as the mandates established by the ReFuelEU Aviation regulation (1.2% of fuel use to be met with renewable liquid and gaseous fuels of non-biological origin by 2030) are stimulating action in the sector. Hydrogen fuel cell trains are being trialled in a diverse range of settings, and a recent review includes 15 hydrogen rail trials announced between 2018 and 2024 to assess its suitability for local (Japan), intercity (India), and freight trains (Austria). Hydrogen trains also continue to set records for distance travelled on a single refuel — 2,803 km versus 244 km for a battery-powered version — demonstrating their potential advantages. In addition, rail operators in France, Italy and the United States have placed orders for battery-hydrogen trains in the past year (IEA Global Hydrogen Review 2024)

Low-emissions hydrogen is an attractive option for decarbonising applications that combine the need for remote, continuous operation with a high-power demand. At the smaller end of the scale are forklifts, where hydrogen continues to see significant uptake, with approximately 69,000 in the United States alone, up from around 60,000 in 2022. The technology required for hydrogen powered forklifts is mature and cost-effective, offering the higher uptime required and therefore often offering a favourable total cost of ownership (TCO) compared to alternatives. At the other end of the scale in terms of size are machines such as excavators, in what is another step towards widespread decarbonisation of construction equipment and in the mining sector, where remote, extremely heavy operations are common. The use of low-emissions hydrogen could help decarbonise mining in two main areas in which direct electrification is difficult: explosives and heavy machinery and trucks (IEA Global Hydrogen Review 2024).

In agriculture, low-emissions hydrogen can be used to produce low emissions ammonia as a feedstock to produce nitrogen-based fertilisers, such as urea. Fertilisers are commonly used in agriculture to increase crop yields, with their cost having an impact on the final cost of agricultural products — and therefore on the cost of food. For this step in the supply chain, it should be noted that in Europe, given high natural gas prices, domestic production of ammonia has reached very high values in recent years, therefore reducing the gap with renewable-based ammonia production (IEA Global Hydrogen Review 2024). Global ammonia production today accounts for around 2% (8.6 exajoules) of total final energy consumption. Direct emissions from ammonia production currently amount to 450 Mt of CO2 — a footprint equivalent to the total energy system emissions of South Africa (IEA Ammonia Technology Roadmap).

PPA Market Overview

A Power Purchase Agreement, or PPA, is a long-term contract where a business agrees to purchase electricity directly from a renewable energy provider. PPAs remove a significant roadblock to building new renewable facilities and are usually signed for the sale of a project’s future energy over long-term periods (from 3 to 30 years). Amidst a worldwide energy crisis, challenges in the supply chain, and elevated interest rates, both private enterprises and governmental organizations entered into agreements to ensure access to a record 46 GW of renewable energy for their operational needs in 2023, marking a 12% increase from the previous record of 41 GW in 2022. In total, corporations have signed PPAs for 198GW of clean power since 2008 — greater than the power generation capacity of countries like France, the United Kingdom and South Korea. The PPA market has grown 33% on average since 2015 and catalyzed hundreds of billions of dollars of investment into the energy transition, marking the seventh year that the corporate PPA market has reached a new high. (BloombergNEF’s 1H 2024 Corporate Energy Market Outlook).

As renewable solar efforts have become cheaper to build, governments have moved away from subsidy schemes. Because the market shift from subsidized projects to open markets has impacted renewable investors, we believe that such investors will now look to find alternative securities to replace government subsidies. PPA provides further security that the project will bring return on capital investment upon completion, by reducing cash flow uncertainty

Corporate PPA annual volumes (GW), by region

50
45
40
35
30
25
20
15
10
5
-
4.7
4.1
6.5
14.1
20.6
25.6
31.0
41.0
46.0
2015
2016
2017
2018
2019
2020
2021
2022
2023
AMER
EMEA
APAC
Cumulative

Source: BloombergNEF’s 1H 2024 Corporate Energy Market Outlook

Battery Storage Market Overview

Battery energy storage systems (“BESS”) are devices that enable energy from renewable sources to be stored and to then released when customers require power most. As such, they are imperative to the shift from fossil fuels to renewable energy, as they enable renewable energy to be utilized at more times, as needed. We believe that BESS are essential to accelerating the replacement of fossil fuels with renewable energy and will play an increasingly pivotal role in enabling green energy supplies to respond to electricity demands. The ability to capture this energy and purposefully deploy it can increase the value of clean energy by increasing production and reducing costs.

The global energy storage market almost tripled in 2023, the largest year-on-year gain on record. Growth is set against the backdrop of the lowest-ever prices. Last year’s record global additions of 45 GW/97 GWh will be followed by continued robust growth. In 2024, the global energy storage is set to add more than 100 GWh of capacity for the first time. The uptick will be largely driven by the growth in China, which will once again be the largest energy storage market globally. Out to 2030, the global energy storage market is bolstered by an annual growth rate of 21% to 137GW/442GWh by 2030, according to BloombergNEF forecasts. (BloombergNEF April 2024)

Drivers of Demand

Energy Security

Recent geopolitical events have caused a renewed focus on energy security, with reliance on fossil fuels, which are supplied by third party countries, that are experiencing unprecedented price increases being recognized a major political and socioeconomic issue, particularly in Europe. Renewables have become a far cheaper source of energy, which are not subject to global price shocks, and that guarantee energy security. While European P25 solar and wind PPA prices also faced increases of approximately 16% in the second quarter of 2022 to €66.07 per megawatt-hour (LevelTen Energy Report 2022), these prices are still much lower than electricity prices in Europe’s largest economies which reached over €300/MWh in Summer 2022 (EU Monitor).

In response to these rising fossil fuel prices, in November 2023, the European Commission released a plan to raise the EU’s binding renewable target for 2030 to a minimum of 42.5%, up from the previous 32% target, with the aspiration to reach 45%. According to the State of the energy union report 2024, in the first half of 2024, half of the EU’s electricity generation came from renewable sources. The share of Russian gas in EU imports dropped from 45% in 2021 to 18% by June 2024, while imports from trusted partners like Norway and the US have increased. Overall, the EU reduced demand for gas by 138bn cubic meters between 2022 and 2024. At international level, the EU led the global initiative to triple renewable energy capacity and double energy efficiency improvements as part of the transition away from fossil fuels, which was endorsed by all parties at COP28 in Dubai.

In addition, the EU reached its 90% winter gas storage target on 19 August 2024, well ahead of the 1 November 2024 deadline. Energy prices are more stable and remain significantly below the peak levels of the energy crisis of 2022. There has been considerable progress on renewable energy. Wind power overtook gas as the EU’s second largest source of electricity, and by the first half of 2024, renewables generated 50% of electricity in the EU (EU State of the Energy Union Report 2024).

The Innovation Fund (one of the world’s largest funding programmes for the demonstration of innovative low-carbon technologies), with its estimated budget of around €40 billion until 2030, also plays a crucial role. The European Hydrogen Bank, financed from the EU ETS Innovation Fund, is up and running and has conducted a first successful round of EU auctions awarding nearly €720 million to 7 renewable hydrogen projects in Europe.

Political Will to Combat Climate Change

Levels of CO2 have been rising since the industrial revolution and are now at their highest in approximately 4 million years. The rate of increase is even more striking, as the rate represents the fastest in the past 66 million years, causing scientists to note that we are in “uncharted territory” (The Guardian 2023, Imperial College London 2020). A historically high acceleration in climate disruption in 2023, saw global warming reaching 1.48°C above pre-industrial levels, and ocean temperatures and Antarctic Ocean ice loss breaking records by a wide margin. Surface air temperature has risen even more sharply in Europe, with the latest five-year average at 2.2°C above the pre-industrial era. Europe is warming twice as fast as the rest of the world. The potential consequences are dramatic and climate change could reduce EU GDP by about 7% by the end of the century. The EU is committed to becoming climate-neutral by 2050 and has agreed on targets and legislation to reduce greenhouse gas emissions by at least 55% by 2030. (EU State of the Energy Union Report 2024)

According to McKinsey & Company (COP28: Climate Finance Report), the world faces a $41 trillion mitigation investment gap to 2030, with emerging markets facing a higher gap as a share of their GDP. There is also an adaptation financing gap of $600 billion required annually to 2050, which is 10-18 times greater than current flows. We believe that extensive and rapid investment in renewable technologies is necessary to halt and reverse the anthropogenic climate change, as climate change will potentially cause future GDP losses due to depletion of natural capital far outweighing the value of capital expenditure in green initiatives in present day. The net-zero investment need in this decade differs across seven major energy and land-use sectors.

The specter of climate change has led to strong political support for a response, particularly at international summits such as COP29, scheduled to take place in Azerbaijan, where both governmental and corporate entities reiterated their support in combatting climate change and committing to “net zero.”

Nearly $7 trillion in public and private finance — equivalent to 7% of global GDP — supports activities that have a negative impact on nature and directly fuel climate change every year — around 30 times the amount spent annually on nature-based solutions, according to a report by the United Nations Environment Programme (UNEP) published at COP28. In a powerful demonstration of global solidarity, governments, businesses, investors and philanthropies have announced over $57 billion across the climate agenda (COP 28 Announcement). Several private and blended climate-related funds and vehicles have been announced at COP28.

Environmental, social and governance (ESG) and Corporate Power Purchase Agreements (CPPAs)

Many large public companies are at the forefront of ESG strategies and are implementing sustainability measures and we expect that smaller public and private companies will follow their lead. ESG disclosure obligations and reporting of ESG progress and policies are increasingly shaping how businesses allocate investments in growing international markets.

Environmental issues often drive social and governance practices. Climate change has a major effect on the ways that businesses plan, assess risk and deploy resources. As more investors ask how businesses are reducing their carbon footprint, companies will be required to demonstrate real progress. This amplifies, as ESG rating agencies begin to evaluate how quickly companies decarbonize their energy mix. All of these factors have driven the dramatic growth of renewable energy, especially investment in solar power. In 2023, companies’ PPA commitments represented 9.7% of total worldwide capacity additions, with a record 46 GW of solar and wind contracts signed, a 30% increase from 2022. PPA additions grew 12% in 2023, down from the 33% average growth between 2015 and 2023. (REN21 2024)

Corporate Renewable Energy Power Purchase Agreements, Global Capacity and Annual Additions, 2015-2023 (GW)

Source: REN21 2024

Europe was the fastest growing region for corporate renewable energy PPAs in 2023, experiencing 74% growth for a total volume of 15.4 GW. Eight market segments in Europe have yearly contracted corporate renewable PPAs exceeding 500 megawatts (MW). The retail sector signed 72% more PPAs than in 2022, followed by food and drinks (up 61.9%), transport (up 57.2%) and automotive (up 45.5%). Solar photovoltaics (PV) dominated with 65% of the PPA volume in Europe in 2023, though contracts were also signed for onshore wind power (2.3 GW) and offshore wind power (2 GW).

The largest market for corporate renewable energy PPAs was the United States, with 37% (17.3 GW) of the total announced volume for 2023, down 16% from the country’s record 20.6 GW in 2022. The heavy industry and information technology sectors were the biggest buyers globally. Amazon remained the largest corporate PPA buyer for the fourth consecutive year, followed by Meta, LyondellBasell and Google. BloombergNEF estimates that companies with targets for 100% renewable energy as part of the RE100 initiative will require an additional 105 GW of solar and wind power by 2030 (BloombergNEF February 2024).

Falling Costs

Renewable energy is cheaper than new and existing fossil fuels plants. The IEA reported that in 2023, an estimated 96% of newly installed, utility-scale solar PV and onshore wind capacity had lower generation costs than new coal and natural gas. A shift to renewables can make a positive impact on the global economy, especially in light of inflationary pressures and increasing geopolitical risks. According to a study from Oxford University (2022), switching from fossil fuels to renewable energy could save the world as much as $12 trillion by 2050.

In 2023, the global weighted average cost of electricity from newly commissioned renewable projects across most technologies fell, for solar photovoltaics (PV) by 12%, for onshore wind by 3%, for offshore wind by 7%, for concentrating solar power (CSP) by 4% and for hydropower by 7% (IRENA 2024).

Of the record 473 gigawatts (GW) added in 2023, 382 GW (or 81%) of newly commissioned, utility-scale renewable projects had lower costs than their fossil fuel-fired alternatives. IRENA’s new 2024 report (IRENA 2024) shows that after decades of falling costs and improving technology particularly for solar and wind, the socio-economic and environmental benefits of renewable energy deployment are now uniquely compelling.

Total installed cost, capacity factor and LCOE trends by technology, 2010 and 2023

Source: ‘Renewable power generation costs in 2023’ IRENA report

With a spectacular decline in costs to around four US cents per kilowatt hour in just one year, solar PV’s global costs in 2023 were 56% lower than fossil fuel and nuclear options, having been 414% more expensive in 2010. Also in 2023, the global weighted average LCOE of new onshore wind projects was 67% lower than the weighted average fossil fuel-fired alternative, having been 23% higher than the weighted average fossil fuel-fired equivalent in 2010. The new renewable capacity added since 2000 is estimated to have reduced electricity sector fuel costs in 2023 by at least $409 billion, showcasing the benefits renewable power can provide in terms of energy security (IRENA 2024).

Electricity generation costs from new utility-scale onshore wind and solar PV plants are expected to decline by 2024, but not rapidly enough to fall below pre Covid-19 values in most markets outside China. Although commodity and freight prices have dropped from last year’s peaks, they remain elevated. At the same time, developers’ financing costs have increased due to rising interest rates. As a result, global average levelized costs of energy (LCOEs) for onshore wind and solar PV are expected to remain 10-15% above 2020 levels in 2024 (IEA June 2023).

New renewable capacity addition records need to be broken in the years ahead, driven by the competitiveness of renewable power in the global market, net-zero emissions ambitions and the urgency required to keep the Paris Agreement goals in play. Despite the imbalance in the deployment of different renewable energy technologies, the capacity additions in 2023 offer compelling evidence that the tripling goal is achievable, given appropriate action and suitable mechanisms. These initiatives must be accompanied by key energy transition enablers, such as storage. Storage project costs have dropped by 89% between 2010 and 2023, facilitating the integration of high shares of solar and wind capacity by helping address grid infrastructure challenges (IRENA 2024).

Global weighted average levelized cost of electricity reduction and capacity factor from newly commissioned, utility-scale renewable power technologies, 2023

Solar photovoltaic
O⊠shore wind
Onshore wind
Concentrated solar power
Bioenergy
Geothermal
Hydropower
Year-on-year percentage reduction 2022-2023
0%
5%
10%
15%
20%
25%
-12%
-7%
-3%
-4%
+14%
+23%
-7%
Capacity factor in 2023
16.2%
41.0%
35.9%
54.5%
71.9%
82.1%
53.5%

Note: The colour shading indicates the year-on-year percentage LCOE reduction (increase or decrease), starting from top (0%) to bottom (25%).

Source: ‘Renewable power generation costs in 2023’ IRENA report

Right now, almost all hydrogen produced worldwide is “grey,” which means it is produced from natural gas. Green hydrogen, in contrast, uses renewable electricity to power electrolysis that splits water molecules into hydrogen and oxygen. Because green hydrogen doesn’t require fossil fuels, it is a better long-term solution to help decarbonize economies. Gray hydrogen, which comes from natural gas, costs USD $0.98 — USD $2.93 per kilogram to produce. Blue hydrogen, or hydrogen produced with fossil fuels but subject to carbon capture, costs USD $1.8 — USD $4.7 per kilogram. And green hydrogen, which is produced by running an electric charge through water, costs USD $4.5 — USD $12 per kilo. In most markets surveyed by BloombergNEF, green hydrogen is more expensive than its gray counterpart.” ( BloombergNEF August 2023)

There has been sustained focus on driving down the cost of hydrogen production to make such hydrogen applications economically viable. In the United States, the Inflation Reduction Act introduced a lucrative tax credit — worth USD $3 per kilogram of zero-emission hydrogen — to encourage construction of new hydrogen production facilities. Globally, investors have poured more than a billion dollars into electrolyzer startups that promise to bring down the cost of green hydrogen production through innovation and scientific breakthroughs. (World Economic Forum 2024)

Improving Technologies

New developments in renewable technologies are also expected to drive demand in green energy solutions. As solar technology develops, so will green hydrogen, with the former facilitating the development of the latter. Additionally, machine learning and artificial intelligence are two emerging solar energy technology solutions, as seen in microgrid controllers. This enables the technology to adapt to the needs of the market and grow in tandem with changing solar energy trends. These new technologies are helping to shape the future of how companies will use artificial intelligence and machine learning in solar energy technology as new technology emerges to meet the growing needs of the solar energy industry and the businesses that use it as an energy-efficient resource (SolarQuarter, 2021).

Stack innovation in hydrogen electrolysers reducing reliance on critical materials, increasing the stack lifetime, improving the manufacturing process, and designing for recycling. Alkaline and PEM electrolysers are the most mature electrolysis designs and are commercially available, with ongoing innovation efforts aimed at reducing hydrogen production costs. Research on PEM electrolysers focuses on minimizing the use of expensive platinum group metal components in catalysts to lower stack costs. Solid oxide electrolysers (SOECs) achieve the highest efficiencies among electrolyser designs, although they need to use an external heat source for steam generation, and also face durability challenges and Anion Exchange Membrane (AEM) electrolysers are still at an earlier stage of development (IEA Global Hydrogen Review 2024).

The energy grid is one of the most complex infrastructures and requires quick decision-making in real-time, which big data and AI algorithms enable for utilities. Beyond grid analytics and management, AI’s applications in the renewables sector include power consumption forecasting and predictive maintenance of renewable energy sources. (StartUs Insights 2024)

Blockchain is also a potential cost-effective way for businesses to purchase and sell electricity directly from others, bypassing the need for indirect energy suppliers. Energy startups utilize blockchain technology to advance trusted transactions in the renewable energy sector. For instance, smart contracts advance peer-to-peer (P2P) electricity trading for transactive energy. Grids are vulnerable to cyber threats and blockchain is used to encrypt the data associated with grid operations and monitoring. Through data encryption, blockchain facilitates digital transactions. Renewable energy providers are also taking advantage of blockchain to track the chain of custody of grid materials. Additionally, it allows regulators to easily access data for regulatory compliance. (StartUs Insights 2024)

Other developments include efficiency-based technologies such as perovskite and graphene-based membranes. The disadvantages of traditional silicon panels include high cost and lower efficiency. But with the help of perovskites, a mineral composed of calcium, titanium, and oxygen, solar efficiency is expected to significantly improve: perovskite panels can be manufactured as very thin layers, require less material, and are created from a less energy-intensive process. The increase in the efficiency of solar panels will facilitate their becoming an increasingly viable energy solution and drive down costs.

GREENROCK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References in this section to the “Company,” “we,” “us,” “our” and “GreenRock” are to GreenRock prior to the completion of the Business Combination and Proposed Acquisitions. The following discussion and analysis provide information which GreenRock’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Business of GreenRock,” and GreenRock’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview of the GreenRock’s Business

GreenRock Corp (GreenRock) is a privately held company incorporated under the laws of the Cayman Islands on May 4, 2023. GreenRock Corp is owned 50% by GreenRock Continuity I and 50% by GreenRock Continuity II, both of which are Cayman Islands exempted companies. These entities are registered at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

GreenRock focuses on sustainable investments, particularly within the renewable energy sector. The company seeks to develop and operate projects aimed at advancing decarbonization technologies and sustainable energy solutions. GreenRock’s strategic objectives are to leverage its holdings in green energy assets to promote long-term environmental and financial returns.

GreenRock has its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, and its principal place of business at 25 Bedford Square, London, England, WC1B 3HH.

Key Factors Affecting Our Business

Assuming the completion of the Proposed Acquisitions, the results of our operations have been and will continue to be affected by many factors, some of which are beyond our control. This section sets out certain key factors we believe have affected our results of operations in the periods under review, assuming the completion of the Proposed Acquisitions, and could affect our results of operations in the future.

Growth in the Renewable Energy Market

The renewable energy market represents one of the largest growth opportunities in the global energy sector. Creating new opportunities across markets and technologies, increasing demand for sustainable energy continues to be driven by global action to combat the climate crisis, the ongoing replacement cycle for ageing energy infrastructure, the expanding electrification of the broader economy and the increasing criticality of energy security. Growing public demand coupled with favorable regulatory trends and government policy are also incentivizing development of renewable energy projects. These governmental incentives include tax credits and abatements, accelerated depreciation deductions, grants, rebates, renewable portfolio standards and carbon taxes. These industry, economic and policy trends support our growth and we expect them to continue.

Access to and Cost of Capital

Our future growth depends on our ability to raise capital to finance the development and acquisition of projects through project finance providers on competitive terms as well as through corporate finance. While our ability to raise capital from investors and lenders is affected by general economic conditions, the state of the capital markets, inflation levels, and concerns about our industry or business, the global markets for project and energy infrastructure finance are well-established, using a variety of funding structures, including special purpose company structures with non-recourse senior and junior bank debt for 70-90% of the project capital posts at construction-ready stage.

GreenRock’s growth strategy and efficient capital deployment are further helped by a plan to sell-down development assets, whether developed organically or acquired at an early-stage, and reach a controlling ownership structure of 50-51% while making use of well-established routes of co-investing with conventional renewable energy funds, pension funds and major, industrial energy companies.

Our future growth also depends on our ability to raise the capital at attractive costs. Rising interest rates across our markets have a minimal impact on our outstanding debt. The leveraged funding structures allows us to bring down equity cost of capital by partnering with lower weighted average cost of capital investment partners. The part of the growth strategy focused on Central and Eastern Europe and the United States are currently benefiting from large grants and government-backed capital for renewable power, battery solutions and green hydrogen, capital sources that will assist to bring down the cost of capital, while further supporting access to capital.

Global Macro Trend of Energy Transition to Renewable Energy

GreenRock’s proposed development of renewable energy projects internationally aligns with energy transition strategies being adopted by a number of countries and major corporate trailblazers worldwide. GreenRock believes that increasing global demand for clean renewable energy currently supports its business model; however, the pace at which energy transition is implemented on a macro level is outside the control of GreenRock. Likewise, long-term energy strategies will be affected by political considerations that will shape relevant regulation and demand for solar and wind energy, which are outside the control of GreenRock. While operating in several jurisdictions increases complexity and potentially reduces efficiencies in the short-term, GreenRock’s global strategy helps mitigate against risks of local market changes in energy transition policy.

Continued Strong Valuations for Energy Assets

Renewable energy assets have continued to see support for strong valuations underpinned by increasing demand for clean energy. GreenRock projects, assuming the completion of the Proposed Acquisitions, have benefited from this trend and valuations and future potential profitability have been maintained at attractive levels.

Price of Energy

GreenRock’s proposed development of solar energy projects and the profitability and viability of projects is linked to the price of energy in the jurisdictions in which it operates and further to the global trade in energy. Current levels and future expected energy prices in active jurisdictions will continue to support and exceed the GreenRock budgeted financial models.

Government Regulations and Incentives

Our strategy to grow our business through the development of renewable energy projects could be affected by certain government policies and regulations. Renewable energy projects currently benefit from various governmental incentives. These policies have had a significant positive effect on the development of renewable energy projects and the renewable energy industry in general, but such policies could change at any time. These incentives provide tax credits and accelerated depreciation for a significant portion of the development costs, or increase demand by mandating increasing levels of renewable energy generation. Any loss or reduction of such incentives and other programs could result in higher operating costs, while the utilization of such incentives and other programs can help reduce certain operating costs, primarily our cost of capital.

Seasonality

Seasonal trends affect both our solar energy and wind energy projects. Assuming the completion of the Proposed Acquisitions, GreenRock will generate revenues from the sale of a number of solar energy projects each year, once they reach ready-to-build stage. Because revenues are generated from a limited number of sales, and the timelines for projects to reach ready-to-build stage vary, GreenRock’s interim results can vary significantly and may not be representative of results in future periods. Our wind energy projects will have seasonal variation in output, though the projects differ in terms of which months are more favorable. Although seasonality may affect us on a project-by-project level, our geographic and technological diversity substantially mitigates any seasonal effect on our global business as a whole.

Inflation

The solar and wind energy industries have seen long periods of declining costs and increasing energy prices, but these trends may not continue or could even reverse. In the wake of the COVID-19 pandemic, many industrialized economies have experienced substantial inflation, including higher prices for inputs for the solar projects we facilitate. Increases in the prices of supplies for solar projects, or the absence of cost decreases, could adversely affect GreenRock by increasing the actual or expected costs of land, raw materials, and labor, and other goods and services needed to construct and operate solar PV plants or wind turbines. This could not only increase GreenRock’s expenses but also the expenses the GreenRock’s future buyers will face to complete and operate one of GreenRock’s projects. This may, in turn, result in decreases to the fair value of GreenRock’s investment properties, which would impact unrealized gain or loss on the fair value of investment properties, or the prices at which GreenRock is able to sell its projects, which would result in a decrease to revenues. Should cost increases occur, prospective counterparties may also choose to forego or delay purchasing projects from GreenRock. A significant portion of GreenRock’s operating expenses are employee, consultant and professional fees, which have and are expected to continue to increase as a result of inflationary pressures. Further, in addition to the direct impact of cost increases, sustained levels of high inflation have caused central banks worldwide to increase benchmark interest rates. This can raise the cost of capital that future buyers must obtain to buy our projects, which may lead them to pay less for our projects or avoid purchasing them at all. In addition, higher interest rates can depress economic growth, which could materially adversely impact GreenRock’s business.

Key Components of Statement of Comprehensive Income

Accounting Convention

The financial statements of GreenRock have been prepared in accordance with IFRS as issued by the IASB. The accounting policies were consistently applied to all periods presented.

The financial statements are prepared in Pounds Sterling (GBP), which is currently the functional currency of GreenRock. The functional currency of GreenRock is expected to change to Euros (EUR) once the Proposed Transactions occur. Accordingly, this MD&A is presented in Euros (EUR). Monetary amounts in these financial statements are rounded to the nearest euro. The information presented reflects the transactions of GreenRock Corp rather than those of the group that will be formed after the Proposed Acquisitions. Proforma information as if the Proposed Acquisitions had previously occurred are presented elsewhere in this document.

Going Concern

At the time of approving the financial statements, GreenRock’s management had a reasonable expectation that GreenRock has adequate resources to continue in operational existence for the foreseeable future. Thus, management continue to adopt the going concern basis of accounting in preparing the financial statements.

Revenue

GreenRock evaluates revenue from contracts with customers based on the five-step model under IFRS 15: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied.

Revenue is measured based on the consideration GreenRock expects to be entitled to in a contract with a customer and excludes amounts collected on behalf of third parties. GreenRock recognizes revenue when it transfers control over a product or service to a customer.

Revenue is recognized at the fair value of the consideration received or receivable for goods and services provided in the normal course of business, and is shown net of VAT and other sales related taxes. The fair value of consideration takes into account trade discounts, settlement discounts and volume rebates.

When cash inflows are deferred and represent a financing arrangement, the fair value of the consideration is the present value of the future receipts. The difference between the fair value of the consideration and the nominal amount received is recognized as interest income.

As of the date of this prospectus/proxy statement, GreenRock has not generated any revenue from its operations.

Administrative Expenses

Administrative expenses primarily consist of legal and consulting costs associated with the Business Combination and the Proposed Acquisitions.

GreenRock expects its administrative expenses to increase as its overall activity levels increase due to the growth of the business, and costs associated with being a public company.

Interest and Similar Expenses

Interest and similar expenses include interest expenses for bank loans. In addition, the item includes interest expenses from the compounding of provisions.

Foreign Currency Translation Differences

Transactions in currencies other than GBP are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising from translation in the period are included in profit or loss.

Recent Developments

In August 2024, TEP Renewables entered into discussions to sell 70% of its most advanced development pipeline to an Italian renewable energy company. As a result, TEP Renewables plays a much smaller role in the GreenRock group.

Previously, TEP represented a considerable portion of GreenRock’s renewable energy assets, notwithstanding the already limited tangible value of development assets. However, following the sale of the majority stake, GreenRock’s exposure to this portfolio has reduced substantially, with the remaining 30% ownership reflecting only a minority position in the most advanced development pipeline.

Based on the sale of 70% of TEP Italia, and the impact of the reduced contribution of TEP Renewables to GreenRock’s consolidated financial statements, that management confirms that the entity is now insignificant for the purposes of financial reporting under the acquisition framework and does not have a material impact on the combined entity. As a result, management decided to omit disclosure of the detailed financial statements and MD&A of TEP Renewables.

Simmons & Simmons (‘Simmons’) provided services to the GreenRock in 2023 and 2024. The fees billed for these services totaling £534,057 are included in the balance sheet of the Company at June 30, 2025 and remain outstanding and in March 2025 Simmons started proceeding in the English courts for recovery of fees owed plus interest and obtained judgment from the English Court in July 20225. Simmons served a statutory demand for payment on GreenRock on August 6, 2025. GreenRock has agreed with Simmons to make repayment after the BCA Close. Certain shareholders of GreenRock and of the Sponsor have provided pledges and guarantees to secure Simmons’ payment.

Results of Operations

Six-month periods ended June 30, 2025 and 2024

The following table presents GreenRock’s results of operations for the six-month periods ended June 30, 2025 and 2024:

in Euros	Six-month period ended June 30,		Variance EUR	Variance %
	2025	2024
Operating expenses	(161,570)	(1,246,886)	1,085,316	(87)%
Operating loss	(161,570)	1,246,886	1,085,316	(87)%
Interest and similar income	44,478	23,783	20,695	87%
Interest and similar expense	(330,364)	—	(330,364)
Foreign currency translation gains and losses	179,829	47,271	132,558	280%
Loss for the period	(267,626)	1,317,940	908,206	(77)%

Revenue

As of the date of this prospectus/proxy statement, GreenRock has not generated any revenue from its operations.

Operating Expenses

Operating expenses in the current period were significantly lower than the comparative caused by lower legal expenses EUR 585,000 lower) and general costs (EUR 496,000 lower).

Interest and Similar Income

The interest income comprises interest on a loan of GBP1 million (later converted to a USD equivalent) made to TEP and reflects a full half year in 2025 compared to a partial period in 2024.

Interest and Similar Expense

Interest charges of EUR 330,364 relate to short term loans taken out in H2 2024. The loans are hybrid instruments with a debt and equity component. The value attributed to the equity component is being amortised over the life of the loan and is included in the interest expense. There was no interest expense in the 2024 comparative.

Foreign currency translation gains and losses

There were net gains and losses of EUR 179,829 versus EUR 47,271 resulting from movements in currency exchange rates. A number of GreenRock’s loans and trade payables are denominated in currencies other that its functional currency which gives rise to changes in carrying value as rates move.

Taxation

No tax was recorded for this or the prior period, consistent with the losses reported. No deferred tax asset has been provided given the company’s loss-making history.

Year ended December 31, 2024 and the period from May 4, 2023 (date of formation) to December 31, 2023

The following table presents GreenRock’s results of operations for the 2024 year and the period from May 4, 2023 (date of formation) to December 31, 2023:

in Euros	Period		Variance EUR	Variance %
	2024	May 4, 2023 (date of formation) to December 31, 2023
Operating expenses	(1,708,736)	(2,085,845)	377,109	(18.1)%
Operating loss	(1,708,736)	(2,085,845)	377,109	(18.1)%
Interest and similar income	73,981	—	73,981	—
Interest and similar expense	(71,974)	—	(71,974)	—
Foreign currency translation gains and losses	88,437	7,297	81,141	1,112.0%
Loss for the period	(1,618,291)	(2,078,548)	460,257	(22.1)%

Revenue

As of the date of this prospectus/proxy statement, GreenRock has not generated any revenue from its operations.

Other Operating Expenses

For the period from May 4, 2023, to December 31, 2023, other operating expenses totaled EUR 2,078,548. These expenses reflect GreenRock’s initial operational costs, including professional services, administrative expenses, and other foundational expenditures essential for establishing and scaling business activities. 2024 operating expenses fell by EUR 377,109 reflecting lower legal expenses offset by costs associated with agreeing the TEP Acquisition.

Interest and Similar Income

The interest income of EUR 73,981 comprises interest on a loan of EUR 1.7 million made to TEP, an international utility-scale renewable solar energy project developer with offices in Coventry (UK), Rome (Italy), and Cagliari and Palermo (Italy). The loan of GBP 1 million was made at an interest rate of BOE + 1%, initially maturing on October 26, 2024. On 18 October 2024 it was converted to USD 1.3 million and extended to a staged repayment in 2025. A further loan of $500,000 was made on October 29, 2024. The interest rate on these USD denominated loans was SOFR + 1%. The loans are secured by a Sellers’ Share Charge signed by Mr. and Mrs. Montesi, providing GreenRock with significant protections. There was no comparable interest income in 2023.

Interest and Similar Expense

Interest charges of EUR 71,974 relate to short term loans taken out in 2024. The loans are hybrid instruments with a debt and equity component. The value attributed to the equity component is being amortised over the life of the loan and EUR 31,262 in respect of this is included in the interest expense. There was no interest expense in 2023.

Foreign currency translation gains and losses

There were gains and losses of EUR 88,437 resulting from movements in currency exchange rates. A number of GreenRock’s loans and trade payables are denominated in currencies other that its functional currency which gives rise to changes in carrying value as rates move. The equivalent 2023 amount of EUR 7,297 reflects the substantially fewer foreign currency denominated transactions and balances in that year.

Taxation

No tax was recorded for this period or the prior period, consistent with the losses reported. No deferred tax asset has been provided given the company’s loss-making history.

Liquidity and Capital Resources

Effectively managing GreenRock’s cash flow and capital resources will be essential for its business’s success. GreenRock’s projects encompass a wide spectrum, ranging from development to long-term infrastructure projects powered by wind and solar energy, which necessitate substantial initial investments. To capitalize on the natural benefits of wind and sunlight while ensuring profitability during operations, GreenRock has strategically organized its financial resources. This involves (i) securing low-cost project financing to minimize equity capital requirements during construction and ownership, (ii) collaborating with institutional partners to efficiently distribute project-level equity and reduce its equity needs, and (iii) tapping into financial markets to access diverse corporate finance options, including corporate bonds, convertible bonds, credit facilities, letters of credit, and equity capital, all at competitive rates.

Historically, GreenRock has funded its activities through equity investments and external borrowing from third parties.

GreenRock’s cash and cash equivalents are held in GBP, USD and EUR and are readily accessible, providing a solid foundation for ongoing operations and future investments. GreenRock’s financial strategy, including the judicious use of funds raised from financing activities, aims to support its growth trajectory and expansion into new markets.

Anticipating future capital requirements, GreenRock considers several factors, such as the pace of its growth, market reception of its renewable energy projects, and the scale of investment needed for technology development, sales, marketing, and geographic expansion. GreenRock intends to finance its working capital and future investments through a combination of operating cash flow, external financing, and strategic capital raising activities.

GreenRock is confident that its available cash, alongside prudent financial management, will suffice to cover working capital needs and capital expenditures in the normal course of business for the foreseeable future. GreenRock’s strategy includes continued investment in its platform, expanding its market presence, and potentially exploring acquisitions or investments that align with its long-term growth objectives.

Cash Flows Summary

Six-month periods ended June 30, 2025 and 2024

in Euros	Six-month period ended June 30,		Variance EUR	Variance %
	2025	2024
Net cash used in operating activities	(56,620)	(1,145,060)	1,088,440	(95)%
Net cash used in investing activities	—	(1,240,477)	1,240,477	(100)%
Net cash provided by financing activities	55,987	2,384,899	(2,328,912)	(98)%
Net increase in cash	(633)	(638)	6	(1)%

Net Cash Used in Operating Activities

The net cash used in operating activities in the period to June 2025 reflects the net loss for the period offset by working capital movements, mainly interest payable after period end. In the prior period, the net loss was largely cash settled, funded by loans from related parties.

Net Cash Used in Investing Activities

The EUR 1.2 million cash used in investing activities in 2024 reflects the granting of loans to TEP which remained unpaid at period end (and are still outstanding). There were no investing cash flows in the current period.

Net Cash Provided by Financing Activities

The 2025 inflow reflected incremental loans from related parties to fund expenses. In the prior period, GreenRock received significant funding from related parties both to fund operating costs and to fund the loan made to TEP.

Net Increase in Cash

The flows set out above were broadly balanced in each period.

Year ended December 31, 2024 and the period from May 4, 2023 (date of formation) to December 31, 2023

in Euros	Period		Variance EUR	Variance %
	2024	May 4, 2023 (date of formation) to December 31, 2023
Net cash used in operating activities	(2,889,637)	(806,872)	(2,082,765)	258%
Net cash used in investing activities	(1,700,537)	—	(1,700,537)	—
Net cash provided by financing activities	4,590,461	806,874	3,783,587	469%
Net increase in cash	287	2	285	—%

Net Cash Used in Operating Activities

The net cash used for operating activities in 2024 of EUR 2,889,637 reflects the net loss for the period together with EUR 1.3 million of working capital movements. Of these EUR 1.1 million relate to increases in balances due from related parties. For the period from May 4, 2023 (date of formation) to December 31, 2023, GreenRock used a total of EUR 806,872 in net cash for operating activities comprising the net loss for the period offset by an increase in trade payables of EUR 1.3 million.

Net Cash Used in Investing Activities

The EUR 1,700,537 cash used in investing activities in 2024 reflects the granting of loans to TEP which remained unpaid at year end. For the period ended December 31, 2023, there were no similar investing activities, resulting in no change in net cash flows.

Net Cash Provided by Financing Activities

GreenRock recorded an inflow of EUR 4,590,461 from financing activities in 2024. This reflected loans from related parties of EUR 2.7 million and the external loan referred to above of EUR 1.9 million. For 2023, the inflow from financing activities was EUR 806,872 comprising proceeds from related-party loans and a nominal EUR 2 in capital issuance.

Net Increase in Cash

The flows set out above were broadly balanced in each year, leaving a small ending cash balance of EUR 287 in 2024 and EUR 2 in 2023.

Quantitative and Qualitative Disclosure about Market Risk

GreenRock’s activities are undertaken through our segments and are exposed to market risk, credit risk and liquidity risk. Risk is managed by GreenRock’s Risk Management and Finance Department in accordance with mandatory internal management rules. The internal management rules provide written policies for the management of overall risk, as well as for specific areas, such as exchange rate risk, interest rate risk, credit risk, liquidity risk, use of hedging instruments and derivatives and the investment of excess cash.

Liquidity Risk

Liquidity risk arises from GreenRock’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that GreenRock will encounter difficulty in meeting its financial obligations as they fall due. GreenRock’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due. To achieve this aim, it seeks to maintain cash balances (or agreed facilities) to meet expected requirements.

Market Price Risk

The operations, development and success of GreenRock’s projects is primarily dependent on energy prices. Energy prices are subject to significant fluctuation and are affected by a number of factors which are beyond the control of GreenRock. Future production from the projects is dependent on energy prices that are adequate to make the project economic.

Interest Rate Risk

GreenRock would be exposed to interest rate risk to the extent it had long-term borrowings at variable rates. All GreenRock’s current borrowings (excluding short-term overdraft facilities and lease liabilities) are currently fixed rate borrowings, limiting GreenRock’s exposure to interest rate risk.

GreenRock operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to Pounds Sterling. GreenRock aims to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred.

Credit risk

Credit risk is the risk of financial loss to GreenRock if a customer or counterparty to a financial instrument fails to meet its contractual obligations. It is GreenRock policy to assess the credit risk of new customers before entering contracts. The maximum exposure of which is represented by the carrying amounts reported in the balance sheet.

Internal Control Over Financial Reporting

GreenRock’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The management concluded that its disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that material information we are required to disclose in reports is recorded, processed, summarized, and reported within the time periods. While disclosure controls and procedures and internal controls over financial reporting were adequate and effective, GreenRock continues to implement certain measures to strengthen control processes and procedures. Internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Accounting Estimates and Policies

Judgements and Key Sources of Estimation Uncertainty

In the application of GreenRock’s accounting policies, the management is required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from those estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised where the revision affects only that period, or in the period of the revision and future periods where the revision affects both current and future periods.

Impairment of Tangible and Intangible Assets

At each reporting period end date, GreenRock reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, GreenRock estimates the recoverable amount of the cash-generating unit to which the asset belongs.

The carrying amount of the investments accounted for using the equity method is tested for impairment as a single asset. Any goodwill included in the carrying amount of the investment is not tested separately for impairment.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Recognized impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Other Financial Assets

Other financial assets, including investments in equity instruments which are not subsidiaries, associates or joint ventures, are initially measured at fair value, which is normally the transaction price. Such assets are subsequently carried at fair value and the changes in fair value are recognized in profit or loss, except that investments in equity instruments that are not publicly traded and whose fair values cannot be measured reliably are measured at cost less impairment.

Other Provisions

Other provisions are calculated for present legal or constructive obligations to third parties arising from past events that are likely to result in an outflow of resources and whose amount can be reliably estimated. The settlement amount is calculated on the basis of a best estimate. Provisions are discounted if the outflow of resources is classified as non-current and the effect is material. Tax provisions are recognized for uncertain obligations to national tax authorities on the basis of reasonable estimates.

Impairment of Financial Assets

Financial assets, other than those held at fair value through profit and loss, are assessed for indicators of impairment at each reporting end date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. If an asset is impaired, the impairment loss is the difference between the carrying amount and the present value of the estimated cash flows discounted at the asset’s original effective interest rate. The impairment loss is recognized in profit or loss. If there is a decrease in the impairment loss arising from an event occurring after the impairment was recognized, the impairment is reversed. The reversal is such that the current carrying amount does not exceed what the carrying amount would have been had the impairment not previously been recognized. The impairment reversal is recognized in profit or loss.

Derecognition of Financial Assets

Financial assets are recognized only when the contractual rights to the cash flows from the asset expire or are settled, or when the GreenRock transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.

Basic Financial Liabilities

Basic financial liabilities, including creditors, bank loans, loans from fellow GreenRock companies and preference shares that are classified as debt, are initially recognized at transaction price unless the arrangement constitutes a financing transaction, where the debt instrument is measured at the present value of the future payments discounted at a market rate of interest. Financial liabilities classified as payable within one year are not amortized. Debt instruments are subsequently carried at amortized cost, using the effective interest rate method. Trade creditors are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Amounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade creditors are recognized initially at transaction price and subsequently measured at amortized cost using the effective interest method.

ACCRETION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to the “Company,” “we,” “us,” “our” and “Accretion” are to Accretion Energies Limited and its subsidiaries, prior to the completion of the Business Combination. The following discussion and analysis provide information which Accretion’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Business of GreenRock,” and Accretion’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview of the Accretion’s Business

Accretion was incorporated in 2019 and is a player in addressing emissions within the hardest-to-abate sectors, including industry, long-haul transport, agriculture, and shipping. The company’s strategy focuses on sustainable solutions for decarbonization, particularly through its subsidiaries and projects in the renewable energy sector.

Since August 2024, Accretion owns 100% ownership of Marine2o Ltd., a developer of green hydrogen production technologies. Marine2o Ltd. plays a role in advancing green hydrogen solutions and contributing to the global energy transition. On February 3, 2024, Accretion acquired 76.635% of Marine2o Ltd. from Gluon Capital, with the remaining 23.365% acquired on August 2, 2024.

Accretion has its registered address at 25 Bedford Square, London, England, WC1B 3HH.

Key Factors Affecting Our Business

Assuming the completion of the Accretion Acquisition, the results of our operations have been and will continue to be affected by many factors, some of which are beyond our control. This section sets out certain key factors we believe have affected our results of operations in the periods under review, assuming the completion of the Accretion Acquisition, and could affect our results of operations in the future.

Growth in the Renewable Energy Market

The renewable energy market represents one of the largest growth opportunities in the global energy sector. Creating new opportunities across markets and technologies, increasing demand for sustainable energy continues to be driven by global action to combat the climate crisis, the ongoing replacement cycle for aging energy infrastructure, the expanding electrification of the broader economy and the increasing criticality of energy security. Growing public demand coupled with favorable regulatory trends and government policy are also incentivizing development of renewable energy projects. These governmental incentives include tax credits and abatements, accelerated depreciation deductions, grants, rebates, renewable portfolio standards and carbon taxes. These industry, economic and policy trends support our growth and we expect them to continue.

Access to and Cost of Capital

Our future growth depends significantly on our ability to raise capital to finance the development and construction of our projects through project finance providers on competitive terms, as well as through corporate finance. While our ability to raise capital from investors and lenders is affected by general economic conditions, the state of the capital markets, inflation levels, and concerns about our industry or business, the European project finance market is a well-established market, using special purpose company structures with non-recourse senior and junior bank debt for 70 – 90% of the project capital posts at construction-ready stage.

Accretion’s growth strategy and capital requirements are further helped by a plan to sell-down development assets, whether developed organically or acquired at an early-stage, and reach an optimal ownership structure of 50 – 51% while we will make use of a well-established route of co-investing with conventional renewable energy funds, pension funds and major, industrial energy companies.

Our future growth also depends on our ability to raise capital at an attractive cost. Rising interest rates across our markets have a minimal impact on our outstanding debt. The leveraged funding structure allows us to bring down equity cost of capital by partnering with lower weighted average cost of capital investment partners. The part of the growth strategy focused on Central and Eastern Europe and the United States are currently benefiting from large grants and government-backed capital for renewable power, battery solutions and green hydrogen, capital sources that will assist to bring down the cost of capital, while further supporting access to capital.

Global Macro Trend of Energy Transition to Renewable Energy

Accretion’s proposed development of renewable energy projects internationally aligns with energy transition strategies being adopted by a number of countries worldwide. Accretion believes that increasing global demand for clean renewable energy currently supports its business model; however, the pace at which energy transition is implemented on a macro level is outside the control of Accretion. Likewise, long-term energy strategies will be affected by political considerations that will shape relevant regulation and demand for solar and wind energy, which are outside the control of Accretion. While operating in several jurisdictions increases complexity and potentially reduces efficiencies in the short-term, Accretion’s global strategy helps mitigate against risks of local market changes in energy transition policy.

Continued Strong Valuations for Energy Assets

Renewable energy assets have continued to see support for strong valuations underpinned by increasing demand for clean energy. Accretion projects, assuming the completion of the Accretion Acquisition, have benefited from this trend and valuations and future potential profitability have been maintained at attractive levels.

Price of Energy

Accretion’s proposed development of solar energy projects and the profitability and viability of projects is linked to the price of energy in the jurisdictions in which it operates and further to the global trade in energy. Current levels and future expected energy prices in active jurisdictions will continue to support and exceed the Accretion budgeted financial models.

Government Regulations and Incentives

Our strategy to grow our business through the development of renewable energy projects could be affected by certain government policies and regulations. Renewable energy projects currently benefit from various governmental incentives. These policies have had a significant positive effect on the development of renewable energy projects and the renewable energy industry in general, but such policies could change at any time. These incentives provide tax credits and accelerated depreciation for a significant portion of the development costs, or increase demand by mandating increasing levels of renewable energy generation. Any loss or reduction of such incentives and other programs could result in higher operating costs, while the utilization of such incentives and other programs can help reduce certain operating costs, primarily our cost of capital.

Seasonality

Seasonal trends affect both our solar energy and wind energy projects. Assuming the completion of the Accretion Acquisition, Accretion will generate revenues from the sale of a number of solar energy projects each year, once they reach ready-to-build stage. Because revenues are generated from a limited number of sales, and the timelines for projects to reach ready-to-build stage vary, Accretion’s interim results can vary significantly and may not be representative of results in future periods. Our wind energy projects will have seasonal variation in output, though the projects differ in terms of which months are more favorable. Although seasonality may affect us on a project-by-project level, our geographic and technological diversity substantially mitigates any seasonal effect on our global business as a whole.

Inflation

The solar and wind energy industries have seen long periods of declining costs and increasing energy prices, but these trends may not continue or could even reverse. In the wake of the COVID-19 pandemic, many industrialized economies have experienced substantial inflation, including higher prices for inputs for the solar projects we facilitate. Increases in the prices of supplies for solar projects, or the absence of cost decreases, could adversely affect Accretion by increasing the actual or expected costs of land, raw materials, and labor, and other goods and services needed to construct and operate solar PV plants or wind turbines. This could not only increase Accretion’s expenses but also the expenses the Accretion’s future buyers will face to complete and operate one of Accretion’s projects. This may, in turn, result in decreases to the fair value of Accretion’s investment properties, which would impact unrealized gain or loss on the fair value of investment properties, or the prices at which Accretion is able to sell its projects, which would result in a decrease to revenues. Should cost increases occur, prospective counterparties may also choose to forego or delay purchasing projects from Accretion. A significant portion of Accretion’s operating expenses are employee, consultant and professional fees, which have and are expected to continue to increase as a result of inflationary pressures. Further, in addition to the direct impact of cost increases, sustained levels of high inflation have caused central banks worldwide to increase benchmark interest rates. This can raise the cost of capital that future buyers must obtain to buy our projects, which may lead them to pay less for our projects or avoid purchasing them at all. In addition, higher interest rates can depress economic growth, which could materially adversely impact Accretion’s business.

Key Components of Statement of Comprehensive Income

Basis of Presentation

The consolidated financial statements include both Accretion and Marine2o Ltd., reflecting the control and ownership of Marine2o Ltd. by Accretion. The financial results and activities of Marine2o Ltd. are fully consolidated into the group financial statements.

The consolidated financial statements have been prepared using merger accounting principles as the majority of Marine2o was acquired from Accretion’s parent company. As such, the acquisition qualifies as a group reorganisation. Under merger accounting principles, the financial statements are presented as if the merger had occurred from the earliest reporting period presented. The acquisition of the minority interest in Marine2o is treated as a transaction between equity holders.

Accounting Convention

The consolidated financial statements of Accretion have been prepared in accordance with IFRS as issued by the IASB. The accounting policies were consistently applied to all periods presented.

The financial statements are prepared in Pounds Sterling (GBP), which is the functional currency of Accretion. However, the functional currency of the GreenRock group after the Proposed Acquisitions is expected to be the Euro and so the MD&A presented here is in Euros (EUR),. Monetary amounts in these financial statements are rounded to the nearest euro.

Going Concern

At the time of approving the financial statements, Accretion’s management had a reasonable expectation that Accretion has adequate resources to continue in operational existence for the foreseeable future. Thus, management continue to adopt the going concern basis of accounting in preparing the financial statements.

Revenue

Accretion evaluates revenue from contracts with customers based on the five-step model under IFRS 15: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied.

Revenue is measured based on the consideration Accretion expects to be entitled to in a contract with a customer and excludes amounts collected on behalf of third parties. Accretion recognizes revenue when it transfers control over a product or service to a customer.

Revenue is recognized at the fair value of the consideration received or receivable for goods and services provided in the normal course of business, and is shown net of VAT and other sales related taxes. The fair value of consideration takes into account trade discounts, settlement discounts and volume rebates.

When cash inflows are deferred and represent a financing arrangement, the fair value of the consideration is the present value of the future receipts. The difference between the fair value of the consideration and the nominal amount received is recognized as interest income.

Accretion’s revenues consist of government grants. Government grants are recognised at the fair value of the asset received or receivable when there is reasonable assurance that the grant conditions will be met and the grants will be received. A grant that specifies performance conditions is recognised in income when the performance conditions are met. Where a grant does not specify performance conditions it is recognised in income when the proceeds are received or receivable. A grant received before the recognition criteria are satisfied is recognised as a liability.

Other Operating Expenses

Other operating expenses primarily consist of the legal, consulting and salary and benefits costs.

Accretion expects its administrative expenses to increase as its overall activity levels increase due to the growth of the business, and costs associated with being a public company.

Depreciation and Amortization

Depreciation and amortization are recognized so as to write off the cost or valuation of assets less their residual values over their useful lives on the following basis:

Leasehold improvements	3 years straight line
Fixtures and fittings	5 – 10 years straight line
Computers	3 – 5 years straight line
Land and buildings	30 years straight line
Technical plants	30 years straight line
Other intangible assets	5 years straight line

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of an asset, and is recognized in the profit and loss account.

Interest and Similar Expenses

Interest and similar expenses include interest expenses for loans. In addition, the item includes interest expenses from the compounding of provisions.

Foreign Currency Translation Differences

Transactions in currencies other than GBP are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising from translation in the period are included in profit or loss.

Recent Developments

There have been no significant recent developments concerning Accretion.

Results of Operations

Six-month periods ended June 30, 2025 and 2024

The following table presents Accretion’s results of operations for the six-month periods ended June 30, 2025 and 2024:

in Euros	Six-month period ended June 30,		Variance EUR	Variance %
	2025	2024
Revenue	—	—	—	—
Depreciation	(399)	(397)	(1)	—
Other operating expenses	(303,547)	(357,874)	54,327	(15)%
Operating profit (loss)	(303,946)	(358,272)	54,326	(15)%
Other income	(2,097)	355,212	(357,308)	(101)%
Interest and similar expenses	(847,418)	(246,474)	(600,944)	244%
Loss for the period	(1,153,461)	(249,534)	(903,927)	362%

Revenue

As of the date of this prospectus/proxy statement, Accretion has not generated any revenue from its operations.

Depreciation and Amortization

The depreciation charge has remained constant between periods; the difference reflects a change in exchange rates between periods.

Other Operating Expenses

Other operating expenses fell slightly between periods through limiting spending. The majority of costs are team related.

Other Income

In 2024, other income comprised government grant income awarded during the period. There was no equivalent grant received in 2025; 2025’s other income reflect exchange losses.

Interest and Similar Expenses

Details of the external loan funding to the company are set out below. The interest charge reflects the interest cost of these loans. The delay in closing the business combination and hence repayment has triggered penalty rates of interest leading to higher interest costs. One lender, Poveda has sought and been granted a court order to wind the company up. Management has been granted a stay on the winding up order until a hearing on December 10, 2025 and remains actively engaged in discussions with the lender with the objective of settling the outstanding liability from either the anticipated proceeds of the Business Combination Agreement (“BCA”) or new investment into a parent company.

Taxation

No tax charge was recorded in either period, consistent with the losses reported. No deferred tax asset has been provided given the company’s loss-making history.

Years Ended December 31, 2024 and 2023

The following table presents Accretion’s results of operations for the years ended December 31, 2024 and 2023:

in Euros	Year Ended December 31		Variance EUR	Variance %
	2024	2023
Revenue	—	—	—	—
Depreciation	(792)	775	(17)	2%
Other operating expenses	(865,558)	(340,960)	(524,598)	154%
Operating profit (loss)	(866,350)	(341,735)	(524,615)	154%
Other income	156,838	—	156,838	—
Interest and similar expenses	(1,028,396)	—	(1,028,396)	—
Loss for the period	(1,737,908)	(341,735)	(1,396,173)	409%

Revenue

As of the date of this prospectus/proxy statement, Accretion has not generated any revenue from its operations.

Depreciation and Amortization

The depreciation charge has remained constant between years; the difference reflects a change in exchange rates between 2023 and 2024.remains the same.

Other Operating Expenses

For the year ended December 31, 2024, other operating expenses increased significantly to EUR 865,558 from EUR 340,960 in 2023. This represents an increase of EUR 524,598, or approximately 154%. The increase was primarily driven by higher staff and consultancy costs reflecting increased activity in project development and work related to the Business Combination.

Other Income

Other income comprises government grant income awarded during the year. There was no equivalent grant received in 2023.

Interest and Similar Expenses

During 2024 Accretion entered into short term loans with external lenders as follows:

•        In January 2024, a loan of £200,000 was granted by Poveda. The loan is guaranteed personally by the Company’s Managing Director and carries a corporate guarantee from TEP Renewables Ltd. It matured on 18 May 2024 and has a maturity payment of £30,000. The loan incurs monthly repayments of £20,000. At 31 December 2024 and at the date of these accounts the loan remained outstanding and the Company is in default. As a consequence, a petition to the court for the winding up of the Company was granted on November 5, 2025. Management has been granted a stay on the winding up order until a hearing on December 10, 2025 and continues to be actively engaged in discussions with the lender with the objective of settling the outstanding liability from either the anticipated proceeds of the Business Combination Agreement or new investment into a parent company.

•        In January 2024, a loan of £1,000,000 was made by TNCC, with an interest rate of 36% until June 30, 2024 and increasing to 60% thereafter. The loan matured on December 31, 2024. The loan is secured by shares in TEP Renewables Ltd, and additional security of approximately 500,000 GreenRock shares valued at £4 million to be held by Gluon Renewable Energies Ltd following the sale of Accretion to GreenRock. The loan remains outstanding as of the date of this prospectus. The Company has agreed with TNCC a plan to make repayment by December 31, 2025.

•        In January 2024, a loan of £25,000 was granted by Fergus Duncan. The loan is secured by shares in TEP Renewables Ltd, with additional security GreenRock shares worth £100,000 to be held by Gluon Renewable Energies Ltd. following the sale of Accretion to GreenRock. The loan carries a 12% interest rate and matures on 30 June 2024. At 31 December 2024, the loan remained outstanding. The Company has agreed a plan to make repayment.

•        In March 2024, a loan of €500,000 was made to the company by Eternal BV. The loan bears no interest and is due upon demand.

There were no similar loans in 2023. The loans from related parties bear no interest.

Taxation

No tax charge was recorded in either year, consistent with the losses reported. No deferred tax asset has been provided given the company’s loss-making history.

Liquidity and Capital Resources

Effectively managing Accretion’s cash flow and capital resources is essential for its business’s success. Accretion’s projects encompass a wide spectrum, ranging from development to long-term infrastructure projects powered by hydrogen energy, which necessitate substantial initial investments. To capitalize on the natural benefits of hydrogen while ensuring profitability during operations, Accretion has strategically organized its financial resources. This involves (i) securing low-cost project financing to minimize equity capital requirements during construction and ownership, (ii) collaborating with institutional partners to efficiently distribute project-level equity and reduce its equity needs, (iii) tapping into financial markets to access diverse corporate finance options, including corporate bonds, convertible bonds, credit facilities, letters of credit, and equity capital, all at competitive rates, and (iv) actively seeking government grants to leverage available public funding in support of its renewable energy initiatives.

Historically, Accretion has funded its activities government grants, and external borrowing from third parties. Accretion’s cash and cash equivalents are held primarily in GBP and are readily accessible, providing a solid foundation for ongoing operations and future investments.

Accretion’s financial strategy, including the judicious use of funds raised from financing activities and government support, aims to support its growth trajectory and expansion into new markets. The company actively pursues government grants to support its renewable energy projects, alongside securing low-cost loans from third parties, which provide additional flexibility in funding long-term infrastructure investments.

Anticipating future capital requirements, Accretion considers several factors, such as the pace of its growth, market reception of its renewable energy projects, and the scale of investment needed for technology development, sales, marketing, and geographic expansion. Accretion intends to finance its working capital and future investments through a combination of operating cash flow, external financing, government grants, and strategic capital-raising activities.

Accretion is confident that its available cash, alongside prudent financial management, will suffice to cover working capital needs and capital expenditures in the normal course of business for the foreseeable future. Accretion’s strategy includes continued investment in its platform, expanding its market presence, and potentially exploring acquisitions or investments that align with its long-term growth objectives.

Cash Flows Summary

Six-month periods ended June 30, 2025 and 2024

in Euros	Six-month period ended June 30,		Variance EUR	Variance %
	2025	2024
Net cash (used in) operating activities	(185,861)	(1,594,798)	1,408,937	(88)%
Net cash provided by financing activities	180,849	1,624,471	(1,443,621)	(89)%
Net (decrease) increase in cash	(5,012)	29,673	(34,685)	(117)%

Net Cash Used in Operating Activities

The net cash used for operating activities in 2025 reflects the net loss of EUR 1.2 million offset by working capital movements, mainly increases in interest accrued and trade payables. The 2024 figure reflects payment of a working capital loan to GreenRock that has yet to be repaid; its operating loss of EUR 250,000 was almost entirely offset by increases in payables.

Net Cash Provided by Financing Activities

The 2025 cash inflow from financing is due to additional loan from shareholders to fund operations. The much larger EUR 1.6 million inflow in 2024 reflects funding received from the external lenders, TNCC and Poveda discussed above which was largely used to fund the working capital loan to GreenRock.

Net Change in Cash

The small net flows in both periods reflect the broad balancing of inflows from financing activities against operational outflows.

Years Ended December 31, 2024 and 2023

in Euros	Year Ended December 31		Variance EUR	Variance %
	2024	2023
Net cash (used in) operating activities	(1,965,579)	(148,862)	(1,816,717)	1,220%
Net cash provided by (used in) investing activities	(3,543)	10	3,553	—%
Net cash provided by financing activities	1,973,907	146,531	1,827,377	1,247%
Net increase in cash	4,785	(2,321)	7,106	(306)%

Net Cash Used in Operating Activities

The net cash used for operating activities in 2024 of EUR 1,965,579 reflects the net loss for the year together with EUR 227,671 of working capital movements. Of these, EUR 1.8 million relate to increases in balances due from related parties offset by a EUR 1.6 million increase in accruals and trade payables. In 2023 Accretion recorded net cash used in operating activities, of EUR 148,862 The loss for the year was largely offset by working capital changes of EUR 192,874.

Net Cash Provided by (Used in) Investing Activities

Accretion’s investing cash flows in 2024 comprised the acquisition of the minority stake Marine2o for £3,000. 2023’s inflow resulted from a minor office equipment sale.

Net Cash Provided by Financing Activities

Accretion raised loans in 2024 of EUR 1,952,791 from external lenders and EUR 21,116 from related parties. In 2023 it raised loans from related parties of EUR 146,531. The funding raised in 2024 has largely been used to provide short term working capital loans to GreenRock.

Net Change in Cash

Accretion held a cash balance of EUR 4,837 at December 31, 2024 compared to EUR 44 at the prior year end. This reflects the broad balancing of inflows from financing activities against operational and investing outflows.

Quantitative and Qualitative Disclosure about Market Risk

Accretion’s activities are undertaken through our segments and are exposed to market risk, credit risk and liquidity risk. Risk is managed by Accretion’s Risk Management and Finance Department in accordance with mandatory internal management rules. The internal management rules provide written policies for the management of overall risk, as well as for specific areas, such as exchange rate risk, interest rate risk, credit risk, liquidity risk, use of hedging instruments and derivatives and the investment of excess cash.

Liquidity Risk

Liquidity risk arises from Accretion’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that Accretion’s will encounter difficulty in meeting its financial obligations as they fall due. Accretion’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due. To achieve this aim, it seeks to maintain cash balances (or agreed facilities) to meet expected requirements.

Market Price Risk

The operations, development and success of Accretion’s projects is primarily dependent on energy prices. Energy prices are subject to significant fluctuation and are affected by a number of factors which are beyond the control of Accretion. Future production from the projects is dependent on energy prices that are adequate to make the project economic.

Interest Rate Risk

Accretion would be exposed to interest rate risk to the extent it had long-term borrowings at variable rates. All Accretion’s current borrowings (excluding short-term overdraft facilities and lease liabilities) are currently fixed rate borrowings, limiting Accretion’s exposure to interest rate risk.

Accretion operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to Pounds sterling. Accretion aims to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred.

Credit risk

Credit risk is the risk of financial loss to Accretion if a customer or counterparty to a financial instrument fails to meet its contractual obligations. It is Accretion policy to assess the credit risk of new customers before entering contracts. The maximum exposure of which is represented by the carrying amounts reported in the balance sheet.

Internal Control Over Financial Reporting

Accretion’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The management concluded that its disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that material information we are required to disclose in reports is recorded, processed, summarized, and reported within the time periods. While disclosure controls and procedures and internal controls over financial reporting were adequate and effective, Accretion continues to implement certain measures to strengthen control processes and procedures. Internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Accounting Estimates and Policies

Judgements and Key Sources of Estimation Uncertainty

In the application of Accretion’s accounting policies, the management is required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from those estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised where the revision affects only that period, or in the period of the revision and future periods where the revision affects both current and future periods.

Impairment of Tangible and Intangible Assets

At each reporting period end date, Accretion reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, Accretion estimates the recoverable amount of the cash-generating unit to which the asset belongs.

The carrying amount of the investments accounted for using the equity method is tested for impairment as a single asset. Any goodwill included in the carrying amount of the investment is not tested separately for impairment.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Recognized impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Other Financial Assets

Other financial assets, including investments in equity instruments which are not subsidiaries, associates or joint ventures, are initially measured at fair value, which is normally the transaction price. Such assets are subsequently carried at fair value and the changes in fair value are recognized in profit or loss, except that investments in equity instruments that are not publicly traded and whose fair values cannot be measured reliably are measured at cost less impairment.

Other Provisions

Other provisions are calculated for present legal or constructive obligations to third parties arising from past events that are likely to result in an outflow of resources and whose amount can be reliably estimated. The settlement amount is calculated on the basis of a best estimate. Provisions are discounted if the outflow of resources is classified as non-current and the effect is material. Tax provisions are recognized for uncertain obligations to national tax authorities on the basis of reasonable estimates.

Impairment of Financial Assets

Financial assets, other than those held at fair value through profit and loss, are assessed for indicators of impairment at each reporting end date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. If an asset is impaired, the impairment loss is the difference between the carrying amount and the present value of the estimated cash flows discounted at the asset’s original effective interest rate. The impairment loss is recognized in profit or loss. If there is a decrease in the impairment loss arising from an event occurring after the impairment was recognized, the impairment is reversed. The reversal is such that the current carrying amount does not exceed what the carrying amount would have been had the impairment not previously been recognized. The impairment reversal is recognized in profit or loss.

Derecognition of Financial Assets

Financial assets are recognized only when the contractual rights to the cash flows from the asset expire or are settled, or when the Accretion transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.

Basic Financial Liabilities

Basic financial liabilities, including creditors, bank loans, loans from fellow Accretion companies and preference shares that are classified as debt, are initially recognized at transaction price unless the arrangement constitutes a financing transaction, where the debt instrument is measured at the present value of the future payments discounted at a market rate of interest. Financial liabilities classified as payable within one year are not amortized. Debt instruments are subsequently carried at amortized cost, using the effective interest rate method. Trade creditors are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Amounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade creditors are recognized initially at transaction price and subsequently measured at amortized cost using the effective interest method.

WINDSHAREFUND’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References in this section to the “Company,” “we,” “us,” “our” and “WindShareFund” are to WindShareFund and its subsidiaries, prior to the completion of the Transactions and assuming the completion of the WindShareFund Acquisition. The following discussion and analysis provide information which WindShareFund’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Business of GreenRock,” and WindShareFund’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview of the WindShareFund’s Business

WindShareFund is a renewable energy investment group focused on providing investors with access to sustainable energy projects, primarily in the wind energy sector. It consists of several entities that manage and invest in wind turbine projects across Europe, with a specific emphasis on Germany. These entities include several Dutch entities: WindShareFund I BV, WindShareFund II BV, and WindShareFund III BV. Each of these entities holds shares in wind turbine projects through their investments in German KGs (Kommanditgesellschaften) Windpark Tiefenbrunnen I GmbH & Co. KG, Walddorfhäslach and Energiequelle GmbH & Co. Windpark Gau Heppenheim KG, Minden, which are responsible for operating the wind turbines. WindShareFund’s aim is to support the transition to clean energy by enabling investments in large-scale wind energy projects, contributing to both environmental sustainability and financial returns for its investors.

Both Windpark Tiefenbrunnen I GmbH & Co. KG and Energiequelle GmbH & Co. Windpark Gau Heppenheim KG operate under a Limited Partnership/General Partnership (LP/GP) structure. The General Partner (GP) for both entities is WSF Deutschland Verwaltungs GmbH, and is under common control with other WindShareFund entities.

In addition to wind energy investments, WindShareFund entities engage in financing activities by issuing bonds to support their operations and growth. These entities include WindShareFund N.V., WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WindShareFund Europe N.V., FutureEnergyFund II N.V., FutureEnergyFund III N.V., and FutureEnergyFund N.V.

The combined financial statements include the following companies:

•        WindShareFund N.V. (the Netherlands)

Formed on February 11, 2015, WindShareFund N.V. has a statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The sole shareholder of this company is WSF Holding B.V., Oosterbeek, the Netherlands. The actual activities are carried out at Mariëndaal 8, Oosterbeek. This company has also issued bonds as part of its financing activities.

WindShareFund N.V. has the following 100% owned subsidiaries:

Subsidiary Name	Description of Business
WindShareFund I B.V. (Netherlands) (100% owner of Energiequelle GmbH & Co. Windpark Gau Heppenheim KG)

Formed on April 1, 2015, this company has a statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The company has also issued bonds as part of its financing activities.

This company owns 100% of Energiequelle GmbH & Co. Windpark Gau Heppenheim KG.

•        Formed on April 27, 2016, registered at Ziegeleiweg 30, 32429 Minden, is engaged in the production of renewable energy through wind turbines with a 3 MW capacity.

Subsidiary Name	Description of Business
WindShareFund III B.V. (Netherlands) (56% owner of Windpark Tiefenbrunnen I GmbH & Co. KG)

Formed on May 9, 2017, this company has its statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The company has also issued bonds as part of its financing activities.

This company owns 56% of Windpark Tiefenbrunnen I GmbH & Co. KG (44% is owned by WindShareFund II B.V.):

•        Windpark Tiefenbrunnen I GmbH & Co. KG, formed on January 26, 2016, registered at Ziegeleiweg 30, 32429 Minden, operates two wind turbines with a combined capacity of 6 MW.

WindShareFund IV B.V. (Netherlands)

Formed on June 2, 2020, this company has a statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The Company had not yet commenced operations.

WindShareFund REIM B.V. (Netherlands)

Formed on January 11, 2018, this company has a statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The Company had not yet commenced operations.

WindShareFund Europe N.V. (Belgium)	Formed on February 26, 2020, this company has a statutory seat in Avenue Louise 489, 1050 Brussels, Belgium. The company has issued bonds as part of its financing activities.
FutureEnergyFund N.V. (Belgium)	Formed on March 17, 2021, this company has a statutory seat in Avenue Louise 489, 1050 Brussels, Belgium. The company has issued bonds as part of its financing activities.
FutureEnergyFund II N.V. (Belgium)	Formed on October 20, 2020, this company has a statutory seat in Avenue Louise 489, 1050 Brussels, Belgium. The company has issued bonds as part of its financing activities.
FutureEnergyFund III N.V. (Belgium)	Formed on October 20, 2020, this company has a statutory seat in Avenue Louise 489, 1050 Brussels, Belgium. The company has issued bonds as part of its financing activities.
GreenRock Netherlands B.V. (previously WindShareFund IM B.V. — renamed in 2024) (Netherlands)

Formed on June 22, 2016, this company has a statutory seat in Arnhem, the Netherlands, and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek.

WSF Deutschland Verwaltungs GmbH (Germany)

Formed on November 27, 2015, this company is registered at Ziegeleiweg 30, 32429 Minden.

The entity is a General Partner (GP), whereby, manages and receives certain economic benefits through partnership agreement for the following companies:

•        Windpark Tiefenbrunnen I GmbH & Co. KG

•        Energiequelle GmbH & Co. Windpark Gau Heppenheim KG. = WindShareFund I B.V., which holds 100% of the ownership interest.

WindShareFund Asset Management GmbH (Germany)	Formed on November 8, 2021, this company is registered at Ziegeleiweg 30, 32429 Minden. As of December 31, 2023, the Company had not yet commenced operations.

•        WindShareFund II B.V. (the Netherlands)

Formed on February 5, 2016, this company has its statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The company has also issued bonds as part of its financing activities. This company is 100% owned by WindShareFund B.V.

WindShareFund II B.V. has the following 44% owned subsidiary (56% is owned by WindShareFund III B.V.):

Subsidiary Name	Description of Business
Windpark Tiefenbrunnen I GmbH & Co. KG

Formed on January 26, 2016 and registered at Ziegeleiweg 30, 32429 Minden, operates two wind turbines with a combined capacity of 6 MW.

The Limited Partner (LP) for this company is WindShareFund I B.V., whereby, manages and receives certain economic benefits through this LP agreement.

Key Factors Affecting Our Business

Assuming the completion of the the WindShareFund Acquisition, the results of our operations have been and will continue to be affected by many factors, some of which are beyond our control. This section sets out certain key factors we believe have affected our results of operations in the periods under review, assuming the completion of the WindShareFund Acquisition, could affect our results of operations in the future.

Growth in the Renewable Energy Market

The renewable energy market represents one of the largest growth opportunities in the global energy sector. Creating new opportunities across markets and technologies, increasing demand for sustainable energy continues to be driven by global action to combat the climate crisis, the ongoing replacement cycle for aging energy infrastructure, the expanding electrification of the broader economy and the increasing criticality of energy security. Growing public demand coupled with favorable regulatory trends and government policy are also incentivizing development of renewable energy projects. These governmental incentives include tax credits and abatements, accelerated depreciation deductions, grants, rebates, renewable portfolio standards and carbon taxes. These industry, economic and policy trends support our growth and we expect them to continue.

Access to and Cost of Capital

Our future growth depends significantly on our ability to raise capital to finance the development and construction of our projects through project finance providers on competitive terms, as well as through corporate finance. While our ability to raise capital from investors and lenders is affected by general economic conditions, the state of the capital markets, inflation levels, and concerns about our industry or business, the European project finance market is a well-established market, using special purpose company structures with non-recourse senior and junior bank debt for 70-90% of the project capital posts at construction-ready stage.

Our growth strategy and capital requirements are further helped by a plan to sell-down development assets, whether developed organically or acquired at an early-stage, and reach an optimal ownership structure of 50-51% while we will make use of a well-established route of co-investing with conventional renewable energy funds, pension funds and major, industrial energy companies.

Our future growth also depends on our ability to raise capital at an attractive cost. Rising interest rates across our markets have a minimal impact on our outstanding debt. The leveraged funding structure allows us to bring down equity cost of capital by partnering with lower weighted average cost of capital investment partners. The part of the growth strategy focused on Central and Eastern Europe and the United States are currently benefiting from large grants and government-backed capital for renewable power, battery solutions and green hydrogen, capital sources that will assist to bring down the cost of capital, while further supporting access to capital.

Global Macro Trend of Energy Transition to Renewable Energy

The proposed development of renewable energy projects internationally aligns with energy transition strategies being adopted by a number of countries worldwide. We believe that increasing global demand for clean renewable energy currently supports its business model; however, the pace at which energy transition is implemented on a macro level is outside the control of WindShareFund. Likewise, long-term energy strategies will be affected by political considerations that will shape relevant regulation and demand for solar and wind energy, which are outside the control of WindShareFund. While operating in several jurisdictions increases complexity and potentially reduces efficiencies in the short-term, WindShareFund’s global strategy helps mitigate against risks of local market changes in energy transition policy.

Continued Strong Valuations for Energy Assets

Renewable energy assets have continued to see support for strong valuations underpinned by increasing demand for clean energy. WindShareFund business, assuming the completion of the WindShareFund Acquisition, have benefited from this trend and valuations and future potential profitability have been maintained at attractive levels.

Price of Energy

WindShareFund’s profitability and viability of projects is linked to the price of energy in the jurisdictions in which it operates and further to the global trade in energy. Current levels and future expected energy prices in active jurisdictions will continue to support and exceed the WindShareFund budgeted financial models.

Government Regulations and Incentives

Our strategy to grow our business through the development of renewable energy projects could be affected by certain government policies and regulations. Renewable energy projects currently benefit from various governmental incentives. These policies have had a significant positive effect on the development of renewable energy projects and the renewable energy industry in general, but such policies could change at any time. These incentives provide tax credits and accelerated depreciation for a significant portion of the development costs, or increase demand by mandating increasing levels of renewable energy generation. Any loss or reduction of such incentives and other programs could result in higher operating costs, while the utilization of such incentives and other programs can help reduce certain operating costs, primarily our cost of capital.

Seasonality

Seasonal trends affect both our solar energy and wind energy projects. Assuming the completion of the WindShareFund Acquisition, WindShareFund’s wind energy projects will have seasonal variation in output, though the projects differ in terms of which months are more favorable. Although seasonality may affect us on a project-by-project level, our geographic and technological diversity substantially mitigates any seasonal effect on our global business as a whole.

Inflation

Inflation plays a role in the ongoing costs of operating our wind turbines in Germany. The rising prices of materials, labor, and maintenance services, driven by inflation, increase the operational costs of our already-installed turbines. Additionally, inflation impacts the cost of financing, as higher interest rates can affect our existing financial obligations. In this context, Germany’s Renewable Energy Sources Act (EEG) continues to provide crucial support by guaranteeing feed-in tariffs for energy produced. However, inflation erodes the value of these fixed tariffs over time, as the rising costs associated with maintaining and operating wind farms outpace the static income from the tariffs. While the EEG has offered revenue stability, the shift toward market-based pricing mechanisms as Germany phases out subsidies could expose us to greater pricing volatility. As a result, inflation could lead to increased financial strain if costs continue to rise while electricity prices remain flat or decrease.

Key Components of Statement of Comprehensive Income

Accounting Convention

The consolidated financial statements of WindShareFund have been prepared in accordance with IFRS as issued by the IASB. The accounting policies were consistently applied to all periods presented.

The financial statements are prepared in euros, which is the functional currency of WindShareFund. Monetary amounts in these financial statements are rounded to the nearest euro.

Going Concern

The accompanying combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated members’ deficit of € 15,950,903 as of December 31, 2024, and had a net loss of €3,255,352 for the year ended December 31, 2024 and net cash used in operating activities of €3,987,003 for the year ended December 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

To support our existing and planned business model, the Company needs to raise additional capital to fund our future operations. The Company has not experienced any difficulty in raising funds through bonds and has not experienced any liquidity problems in settling payables in the normal course of business and repaying bonds when they fall due. Successful renewal of our bonds, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

Revenue

WindShareFund evaluate revenue from contracts with customers based on the five-step model under IFRS 15: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied.

Revenue is measured based on the consideration WindShareFund expect to be entitled to in a contract with a customer and excludes amounts collected on behalf of third parties. WindShareFund recognizes revenue when it transfers control over a product or service to a customer.

Revenue is recognized at the fair value of the consideration received or receivable for goods and services provided in the normal course of business, and is shown net of VAT and other sales related taxes. The fair value of consideration takes into account trade discounts, settlement discounts and volume rebates.

When cash inflows are deferred and represent a financing arrangement, the fair value of the consideration is the present value of the future receipts. The difference between the fair value of the consideration and the nominal amount received is recognized as interest income.

Wind farms exclusively provide the supply of electricity from the wind turbines to the customers. No other services or products are provided. The Windpark Tiefenbrunnen delivers to a German public utility and the Windpark Gau Heppenheim delivers to a listed Swiss power production and distribution utility. Electricity is provided immediately. The generated electricity is measured by an electricity meter, which is read monthly. The amount of the generated electricity is transmitted to the customers after the end of the calendar month. The customers then issue a credit note for the sales revenue in the middle of the month and usually pay the receivable 3 to 5 days later. The amount of the generated electricity is remunerated per megawatt-hour (“MWh”); the remuneration rate is variable in both cases and is based essentially on the actual monthly average market value of electricity from onshore wind power plants on the spot market of the EPEX Spot SE electricity exchange in Paris for the Germany-Luxembourg price zone.

Depreciation and Amortization

Depreciation and amortization are recognized so as to write off the cost or valuation of assets less their residual values over their useful lives on the following basis:

Leasehold improvements	3 years straight line
Fixtures and fittings	5 – 10 years straight line
Computers	3 – 5 years straight line
Land and buildings	30 years straight line
Technical plants	30 years straight line
Other intangible assets	5 years straight line

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of an asset, and is recognized in the profit and loss account.

IFRS encompass a variety of operational costs that are not directly associated with the cost of sales or administrative expenses.

Other Income

Other income comprises investment losses, income from damages, income from the reversal of provisions, and profits on the disposal of assets, each reflecting various non-operational activities.

Interest and Similar Expenses

Interest and similar expenses include interest expenses for lease liabilities and bank loans in accordance with IFRS 16. In addition, the item includes interest expenses from the compounding of provisions.

Recent Developments

The Company has evaluated events subsequent to June 30, 2025. The following events occurred since the last year end:

In 2025, GreenRock Netherlands B.V. issued 351 Convertible Bonds with a nominal value of €1,000 per bond, totaling €351,000. These bonds have a fixed interest rate of 7% per year, paid quarterly, with a maximum term of 3 years. Bondholders have the option to convert these bonds into shares of PubCo upon the completion of the merger between GreenRock and ClimateRock, expected in the first quarter of 2025. Conversion includes a 33% bonus on the prevailing share price at the time of conversion. If not converted, the bonds will be redeemed at 100% of their nominal value at the end of the term.

On 1 May 2025, WindShareFund N.V., through its subsidiaries WindShareFund I B.V., WindShareFund II B.V., and WindShareFund III B.V., entered into a joint guarantee agreement (borgtocht) in favor of Cor Bladt Beheer B.V. as lender, securing a loan of €850,000 (plus 40% for interest and costs, totaling €1,190,000) provided to Groot Mariëndaal B.V. and Eternal B.V. The guarantee provides that, in the event of default by the borrowers, the lender may seek recovery against the WindShareFund entities after enforcement of the primary mortgage security has failed to fully satisfy the outstanding amount.

Results of Operations

Six-month periods ended June 30, 2025 and 2024

The following table presents a comparison of WindShareFund’s results of operations for the six-month periods ended June 30, 2025 and 2024:

in Euros	Six-month period ended June 30,		Variance €	Variance %
	2025	2024
	(Unaudited)
Revenue	888,467	€1,053,904	(165,437)	(16)%
General and administrative	(662,510)	(1,277,755)	615,245	(48)%
General and administrative related party	(17,500)	(17,500)	—	—
Depreciation	(412,611)	(420,845)	8,234	(2)%
Loss from operations	(204,154)	(662,196)	458,042	(69)%
Interest income	10,520	21,499	(10,979)	(51)%
Interest income related party	118,854	117,563	1,291	1%
Other income	24,832	16,368	8,464	52%
Interest expenses	(1,209,024)	(1,093,837)	(115,187)	11%
Net loss	(662,510)	(1,277,755)	615,245	(48)%

Revenue

Between periods, WindShareFund’s revenue decreased by EUR 165,437, a 16% reduction. This was primarily attributed to fluctuations in wind conditions affecting energy generation and some unplanned maintenance, resulting in slightly lower electricity output and hence revenue.

General and Administrative Expenses

WindShareFund reduced general and administrative expenses between periods by 48%, primarily due to reductions in marketing and advisory costs.

General and Administrative Expenses (Related Party)

The costs relate to office rental from a related party and has remained the same (EUR 17,500) between periods.

Depreciation and Amortization

There is no significant change in the depreciation and amortization change between periods, reflecting a stable asset base in the business.

Interest Income

Interest income fell between periods by EUR 10,979 from EUR 21,499 to EUR 10,520.

Interest Income (Related Party)

There is no significant change in interest income from related parties between periods,

Other Income

Other income increased by EUR 8,464 between periods, from EUR16,368 to EUR 24,832.

Interest Expenses

Interest expense rose by 11% between periods or EUR 115,187 due to a full period of interest for bonds issued in H1 2024 and additional bonds issued since June 30, 2024.

Years Ended December 31, 2024 and 2023

The following table presents a comparison of WindShareFund’s results of operations for the years ended December 31, 2024 and 2023:

in Euros	Year Ended December 31		Variance €	Variance %
	2024	2023
	(Audited)
Revenue	1,980,319	€2,275,305	(294,986)	(12.96)%
General and administrative	(2,414,754)	(1,964,303)	(450,451)	22.93%
General and administrative related party	(35,000)	(35,000)	—	—
Depreciation	(841,493)	(841,535)	42	0.01%
Loss from operations	(1,310,928)	(565,533)	(745,395)	(131.80)%
Interest income	19,044	41,283	(22,239)	(53.87)%
Interest income related party	37,915	29,282	8,633	29.48%
Other income	271,385	161,345	110040	68.20%
Interest expenses	(2,272,768)	(1,998,008)	(274,760)	13.75%
Loss before income taxes	(3,255,352)	(2,331,631)	(923,721)	39.62%
Tax on profit	—	—	—	—
Net loss	(3,255,352)	(2,331,631)	(923,721)	39.62%

Revenue

For the year ended December 31, 2024, WindShareFund’s total revenue decreased to EUR 1,980,319 from EUR 2,275,305 in 2023. This represents a decline of approximately 12.96%, or EUR 294,986. The decrease is primarily attributed to fluctuations in wind conditions affecting energy generation, resulting in slightly lower electricity output and revenue.

General and Administrative Expenses

For the year ended December 31, 2024, general and administrative expenses increased to EUR 2,414,754 from EUR 1,964,303 in 2023. This represents an increase of EUR 450,451, or 22.93%. The rise was largely due to increased external advisory costs, higher legal fees, and elevated audit-related expenses tied to regulatory and restructuring activities.

General and Administrative Expenses (Related Party)

For the year ended December 31, 2024, related-party administrative expenses remained unchanged at EUR 35,000, consistent with 2023. This reflects stable costs associated with the office lease from a related party.

Depreciation and Amortization

For the year ended December 31, 2024, depreciation and amortization expenses slightly decreased to EUR 841,493 from EUR 841,535 in 2023. The marginal difference of EUR 42, or 0.01%, reflects a consistent depreciation base year-over-year.

Interest Income

For the year ended December 31, 2024, the company earned EUR 19,044 in interest income, compared to EUR 41,283 in 2023. This represents a decrease of EUR 22,239, or 53.86%.

Interest Income (Related Party)

Interest income from related parties for the year ended December 31, 2024, was EUR 37,915, compared to EUR 29,282 in 2023. This increase of EUR 8,633, or 29.48%, was due to an increase in related-party loan balances during the year.

Other Income

For the year ended December 31, 2024, other operating income amounted to EUR 271,385, compared to EUR 161,345 in 2023. This increase of EUR 110,040, or 68.19%, was primarily due to reversals of provisions.

Interest Expenses

For the year ended December 31, 2024, interest and similar expenses rose to EUR 2,272,768, up from EUR 1,998,008 in 2023. This represents an increase of EUR 274,760, or 13.75%, due to largely due to higher borrowing levels and increased financing costs associated with long-term debt obligations.

Liquidity and Capital Resources

Effectively managing WindShareFund’s cash flow and capital resources is essential for its business’s success. WindShareFund’s projects encompass a wide spectrum, ranging from development to long-term infrastructure projects powered by wind energy, which necessitate substantial initial investments. To capitalize on the natural benefits of wind while ensuring profitability during operations, WindShareFund has strategically organized its financial resources. This involves (i) securing low-cost project financing to minimize equity capital requirements during construction and ownership, (ii) collaborating with institutional partners to efficiently distribute project-level equity and reduce its equity needs, and (iii) tapping into financial markets to access diverse corporate finance options, including corporate bonds, convertible bonds, credit facilities, letters of credit, and equity capital, all at competitive rates.

Historically, WindShareFund has funded its activities through earnings from operational wind assets, equity investments and external borrowing from third parties, including bonds.

WindShareFund’s cash and cash equivalents are held primarily in Euros and are readily accessible, providing a solid foundation for ongoing operations and future investments. WindShareFund’s financial strategy, including the judicious use of funds raised from financing activities, aims to support its growth trajectory and expansion into new markets.

Anticipating future capital requirements, WindShareFund considers several factors, such as the pace of its growth, market reception of its renewable energy projects, and the scale of investment needed for technology development, sales, marketing, and geographic expansion. WindShareFund intends to finance its working capital and future investments through a combination of operating cash flow, external financing, and strategic capital raising activities.

WindShareFund is confident that its available cash, alongside prudent financial management, will suffice to cover working capital needs and capital expenditures in the normal course of business for the foreseeable future. WindShareFund’s strategy includes continued investment in its platform, expanding its market presence, and potentially exploring acquisitions or investments that align with its long-term growth objectives.

Off-Balance Sheet Arrangements

As of December 31, 2024, collateral provided for financial liabilities exists in the amount of €16,196,000 through assignment of property, plant and equipment, EUR 286,000 by open assignment of receivables €991,000 by pledging of bank balances. As of December 31, 2023, collateral provided for financial liabilities exists in the amount of €16,196,000 through assignment of property, plant and equipment, €286,000 by open assignment of receivables, €991,000 by pledging of bank balances. The pledged bank balances are subject to a restriction on disposal in the same amount.

Cash Flows Summary

Six-month periods ended June 30, 2025 and 2024

The following table sets forth a comparison of WindShareFund’s cash flows for the six-month periods ended June 30, 2025 and 2024:

in Euros	Six-month periods ended June 30,		Variance €	Variance %
	2025	2024
	(Audited)
Net cash used in operating activities	(413,371)	(3,352,722)	2,939,351	(88)%
Net cash used in investing activities	(479)	—	(479)	—%
Net cash provided by financing activities	304,847	2,126,782	(1,821,935)	(86)%
Net decrease in cash	(109,003)	(1,225,940)	1,116,937	(91)%

Net Cash Used in Operating Activities

Net cash outflows from operating activities fell significantly between periods falling from a EUR 3.4 million outflow in 2024 to EUR 413,371 in 2025. The EUR 2.9 million improvement in operating cash flow was primarily driven by:

•        higher increases in trade payables and other liabilities. The net change is EUR 767,000;

•        significantly lower working capital loans to related parties. These flows fell from EUR 3.2 million iin 2024 to EUR 0.5 million in 2025. The net change is EUR 2,687,000;

•        lower increases in receivables and inventory between the periods with a net change of EUR 117,000.

These positive effects were partially offset by:

•        a higher net loss in 2025 compared to 2024 after adjusting for non-cash items (movements in provisions and depreciation) and non-operating items (interest). The net change is EUR 632,000.

Net Cash Used in Investing Activities

There were no significant cash flows from investing activities in either period.

Net Cash From by Financing Activities

Net cash from financing activities fell in 2025 from 2024 by EUR 1.8 million primarily due to a lower level of bond issues in 2025 compared to 2024. These fell by EUR 2.9 million. This was partially offset by lower cash outflows for interest payments as these were deferred where possible. Interest paid fell from EUR 1.1 million in 2024 to EUR 58,000.

Net Decrease in Cash

For the year ended December 31, 2024, net cash decreased by EUR 1,339,926, compared to a larger decrease of EUR 3,341,082 in 2023. This represents a positive variance of EUR 2,001,156, or 59.90%.

The improvement was mainly the result of a stronger cash inflows from financing activities, elimination of investing cash outflows in 2024, and reduced operating cash burn compared to 2023, driven by more favorable working capital dynamics.

Years Ended December 31, 2024 and 2023

The following table sets forth a comparison of WindShareFund’s cash flows for the years ended December 31, 2024 and 2023:

in Euros	Year Ended December 31		Variance €	Variance %
	2024	2023
	(Audited)
Net cash used in operating activities	(3,148,527)	(4,093,602)	(945,075)	(23.09)%
Net cash used in investing activities	—	(14,481)	(14,481)	(100.0)%
Net cash from by financing activities	1,808,058	767,001	1,041,057	135.73%
Net decrease in cash	(1,339,926)	(3,341,082)	(2,001,156)	(59.90)%

Net Cash Used in Operating Activities

For the year ended December 31, 2024, the company experienced a decrease in net cash outflows from operating activities, moving from EUR 4,093,602 in 2023 to EUR 3,148,527 in 2024. This represents a positive variance of EUR 945,075, or 23.09%.

The improvement in operating cash flow was primarily driven by:

•        A positive shift in trade payables and other liabilities, which moved from a EUR 645,337 outflow in 2023 to a EUR 804,156 inflow in 2024.

•        A favorable change in inventories, receivables, and other assets, generating EUR 252,714 in 2024 compared to an outflow of EUR 141,124 in 2023.

•        A reversal in provisions, which went from a EUR 39,621 outflow in 2023 to a EUR 31,456 reversal in 2024.

These positive effects were partially offset by:

•        A higher net loss of EUR 3,255,352 in 2024, compared to EUR 2,331,631 in 2023.

•        Continued significant outflows due to net changes in other assets related party, amounting to EUR 3,575,571 in 2024 (slightly higher than EUR 3,548,234 in 2023).

Net Cash Used in Investing Activities

For the year ended December 31, 2024, net cash used in investing activities was EUR 0, compared to an outflow of EUR 14,481 in 2023. This represents a positive variance of EUR 14,481, or 100%. The change reflects the absence of any acquisitions of equipment or other assets in 2024, compared to minor purchases in 2023.

Net Cash From by Financing Activities

For the year ended December 31, 2024, net cash provided by financing activities increased from EUR 767,001 in 2023 to EUR 1,808,058 in 2024, representing a positive variance of EUR 1,041,057, or 135.73%.

This increase was primarily due to:

•        A rise in bond issuances, from EUR 3,525,484 in 2023 to EUR 4,666,128 in 2024.

•        Slightly higher interest payments, increasing from EUR 1,669,492 to EUR 1,766,986.

•        Relatively stable loan and lease repayments, with loan repayments at approximately EUR 1,013,750 in both years and lease payments slightly higher in 2024 (EUR 77,334 vs. EUR 75,784).

Net Decrease in Cash

For the year ended December 31, 2024, net cash decreased by EUR 1,339,926, compared to a larger decrease of EUR 3,341,082 in 2023. This represents a positive variance of EUR 2,001,156, or 59.90%.

The improvement was mainly the result of a stronger cash inflows from financing activities, elimination of investing cash outflows in 2024, and reduced operating cash burn compared to 2023, driven by more favorable working capital dynamics.

Quantitative and Qualitative Disclosure about Market Risk

WindShareFund’s activities are undertaken through our segments and are exposed to market risk, credit risk and liquidity risk. Risk is managed by WindShareFund’s Risk Management and Finance Department in accordance with mandatory internal management rules. The internal management rules provide written policies for the management of overall risk, as well as for specific areas, such as exchange rate risk, interest rate risk, credit risk, liquidity risk, use of hedging instruments and derivatives and the investment of excess cash.

Liquidity Risk

Liquidity risk arises from WindShareFund’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that WindShareFund’s will encounter difficulty in meeting its financial obligations as they fall due. WindShareFund’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due. To achieve this aim, it seeks to maintain cash balances (or agreed facilities) to meet expected requirements.

Market Price Risk

The operations, development and success of WindShareFund’s projects is primarily dependent on energy prices. Energy prices are subject to significant fluctuation and are affected by a number of factors which are beyond the control of WindShareFund. Future production from the projects is dependent on energy prices that are adequate to make the project economic.

Interest Rate Risk

WindShareFund would be exposed to interest rate risk to the extent it had long-term borrowings at variable rates. All WindShareFund’s current borrowings (excluding short-term overdraft facilities and lease liabilities) are currently fixed rate borrowings, limiting WindShareFund’s exposure to interest rate risk.

WindShareFund operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to Pounds sterling. WindShareFund aims to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred.

Credit risk

Credit risk is the risk of financial loss to WindShareFund if a customer or counterparty to a financial instrument fails to meet its contractual obligations. It is WindShareFund policy to assess the credit risk of new customers before entering contracts. The maximum exposure of which is represented by the carrying amounts reported in the balance sheet.

Internal Control Over Financial Reporting

WindShareFund’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The management concluded that its disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that material information we are required to disclose in reports is recorded, processed, summarized, and reported within the time periods. While disclosure controls and procedures and internal controls over financial reporting were adequate and effective, WindShareFund continues to implement certain measures to strengthen control processes and procedures. Internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Accounting Estimates and Policies

Judgements and Key Sources of Estimation Uncertainty

In the application of WindShareFund’s accounting policies, the management is required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from those estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised where the revision affects only that period, or in the period of the revision and future periods where the revision affects both current and future periods.

Impairment of Tangible and Intangible Assets

At each reporting period end date, WindShareFund reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, WindShareFund estimates the recoverable amount of the cash-generating unit to which the asset belongs.

The carrying amount of the investments accounted for using the equity method is tested for impairment as a single asset. Any goodwill included in the carrying amount of the investment is not tested separately for impairment.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Recognized impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Other Financial Assets

Other financial assets, including investments in equity instruments which are not subsidiaries, associates or joint ventures, are initially measured at fair value, which is normally the transaction price. Such assets are subsequently carried at fair value and the changes in fair value are recognized in profit or loss, except that investments in equity instruments that are not publicly traded and whose fair values cannot be measured reliably are measured at cost less impairment.

Other Provisions

Other provisions are calculated for present legal or constructive obligations to third parties arising from past events that are likely to result in an outflow of resources and whose amount can be reliably estimated. The settlement amount is calculated on the basis of a best estimate. Provisions are discounted if the outflow of resources is classified as non-current and the effect is material. Tax provisions are recognized for uncertain obligations to national tax authorities on the basis of reasonable estimates.

Impairment of Financial Assets

Financial assets, other than those held at fair value through profit and loss, are assessed for indicators of impairment at each reporting end date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows have been affected. If an asset is impaired, the impairment loss is the difference between the carrying amount and the present value of the estimated cash flows discounted at the asset’s original effective interest rate. The impairment loss is recognized in profit or loss. If there is a decrease in the impairment loss arising from an event occurring after the impairment was recognized, the impairment is reversed. The reversal is such that the current carrying amount does not exceed what the carrying amount would have been had the impairment not previously been recognized. The impairment reversal is recognized in profit or loss.

Derecognition of Financial Assets

Financial assets are recognized only when the contractual rights to the cash flows from the asset expire or are settled, or when the WindShareFund transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.

Basic Financial Liabilities

Basic financial liabilities, including creditors, bank loans, loans from fellow WindShareFund companies and preference shares that are classified as debt, are initially recognized at transaction price unless the arrangement constitutes a financing transaction, where the debt instrument is measured at the present value of the future payments discounted at a market rate of interest. Financial liabilities classified as payable within one year are not amortized. Debt instruments are subsequently carried at amortized cost, using the effective interest rate method. Trade creditors are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Amounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade creditors are recognized initially at transaction price and subsequently measured at amortized cost using the effective interest method.

Leases

Leases are recognized in the balance sheet as rights-of-use from leasing/rental and as a (financial) liability from leasing. The rights of use are capitalized at cost and subsequently depreciated on a straight-line basis over the term of the lease. On the liabilities side, a liability is recognized in the amount of the present value of the payment obligations. In addition to fixed payments, the liabilities also include expected residual value payments and exercise prices for purchase options, to the extent that these are exercised with sufficient certainty. Lease payments are discounted using the interest rate on which the lease is based or the incremental borrowing rate. For low-value leased assets and contracts with a term of up to one year, the application simplifications of IFRS 16 are applied, i.e., no assets and lease liabilities are recognized and instead the lease payments continue to be recognized as other operating expenses.

MANAGEMENT OF GREENROCK AND PUBCO AFTER THE BUSINESS COMBINATION

Executive Officers and Directors

The directors and executive officers of GreenRock and of Pubco after the Business Combination will be as follows:

Name	Age	Position
Per Regnarsson	57	Chief Executive Officer
Charles Ratelband V	44	Executive Director, Chief Vision Officer and Founder
Christopher Dunley	57	Chief Financial Officer
Philip Comberg	57	Chair of Board of Directors
Dariusz Sliwinski	62	Non-Executive Director
Jennifer McFarlane	66	Non-Executive Director

Mr. Per Regnarsson has served as a director of GreenRock since July 2023. He has extensive experience in investment, corporate finance and capital markets coupled with a remarkable track record on transaction origination and execution across renewable energy sectors over the past 15 years, including generation, efficient usage and storage of transportation fuels, hydrogen and water infrastructure. Mr. Regnarsson currently serves as the Managing Partner of Gluon Renewable Energies Ltd., a London-headquartered company that forms, seeds and invests in sustainable energy and mobility businesses globally, where he has served as such since October 2019. Since January 2022, he has served as CEO of ClimateRock, a renewable investment platform that listed for $75 million on Nasdaq in 2022. He also served as the Chairman of ZEV Hub Ltd., an electric vehicle infrastructure company, since January 2018,and the Founding Advisory Partner of Impactirr Alliance Ltd., an Indian renewable energy firm since October 2019. Prior to that, he served as the Associate Partner of K2 Management, a renewable energy financial advisory company, from July 2018 to January 2020. From May 2018 to January 2019, Mr. Regnarsson served as the Partner of Opus Corporate Finance LLP, a private equity firm. He also served as the Associate Partner of Assay Advisory Ltd., a London-based financial consulting firm. Mr. Regnarsson also served as Chief Investment Officer from August 2014 to March 2016 of the Palmetto Group, a private equity firm active in the clean energy industry. From March 2011 to March 2018, he founded CWC Biofuels A/S, a Danish energy firm, and served as its Acting CEO and Director with responsibility for financing. Mr. Regnarsson co-founded Clean World Capital, a private equity firm, in July 2008 and served as its Managing Partner until July 2014 and in connection with this, he co-founded Better Energy A/S, a solar photovoltaic firm and served as its shareholder and Executive Chairman from September 2012 to March 2015. Previously, from 1990 to 2014, Mr. Regnarsson worked at various investment banking and boutique corporate finance institutions including Danske Bank, Chase Manhattan Bank, Moody’s, JP Morgan, Merrill Lynch and Clean World Capital. Mr. Regnarsson has strong working relationships with the clean energy investment community in the United Kingdom, Scandinavia and Western Europe, including growth capital, infrastructure finance, family offices, major industrial groups and pension funds. Mr. Regnarsson’s experience extends to the entire value chain and asset life cycles, including integrated ESG solutions that embrace the circular economy and have real impact. He raised considerable corporate growth capital and project funds for clean technology start-ups and has placed corporate and structured bonds for companies in the energy, infrastructure, engineering and basic industries across the Europe, Middle East and Africa (the “EMEA”) region and the United States. Mr. Regnarsson developed, sold, bought and/or financed over one gigawatt, or 1 billion watts, of renewable energy assets in Europe and North America across wind, solar, biomass and waste-to-energy sectors. Mr. Regnarsson holds an MSc Sloan Fellowship from London Business School.

Charles Ratelband V is the Founder of GreenRock and has been serving as its Chief Vision Officer since May 2023. He founded WindShareFund and has served as its Managing Director since its inception in 2011. WindShareFund is a Netherlands-based investment company with a core goal of investing in a better environment and contributing to the transition to sustainable, green energy. Mr. Ratelband V founded RREG in September 2007, a Dutch investment advisory firm, and served as its Managing Director since its founding. Mr. Ratelband V is also the Director and Chairman of ClimateRock and, along with Mr. Regnarsson, will join the GreenRock-ClimateRock combined company’s (Pubco’s) board of directors following the closing of the business combination. In January 2020, Mr. Ratelband V founded and served as the Managing Director of Climate Center Mariëndaal, a sustainability hub to be realized in Oosterbeek, the Netherlands, with the goal to help accelerate the transition to cleaner energy, in partner with academic institutions and governments, but especially with high-impact companies. Mr. Ratelband V spent more than a decade thoroughly researching the sustainable and viable investments in renewable assets in the European Union and beyond, together with renowned parties in his network such as Deutsche Windguard, AER and Görg. Mr. Ratelband V obtained a bachelor’s degree in business administration from the HBO University in the Netherlands.

Mr. Christopher Dunley is a senior finance and operations executive with over 30 years of experience in private equity-backed and multinational businesses. His position as Chief Financial Officer of GreenRock will begin upon completion of the business combination. He has a proven track record in financial leadership, fundraising, M&A, and business transformation across the energy, infrastructure, and technology sectors. Mr. Dunley has held the roles of Chief Financial Officer, Chief Operating Officer, Executive Director and other senior positions throughout his career. He most recently served at Zenobe Energy from October 2021 to January 2024 as the business raised £1 billion in debt and equity funding. Between October 2017 to July 2020, Mr. Dunley established the finance, IT, and HR functions, secured significant debt financing, and supported raising substantial additional equity investment at Conrad Energy. Previously, Mr. Dunley was the Interim Chief Financial Officer at Infinis Wind between November 2016 to April 2017, where he built and led the finance team during the business’s separation and sale. Before that, he held interim roles at Clearwater Technology and served as CFO and COO at Vive Unique, where he scaled operations and strengthened financial and operational business intelligence. Earlier in his career, Mr. Dunley was the CFO and Executive Director, later COO, at Wind to Power System based in Madrid, where he managed financial restructuring and expansion into China. From 2006 to 2010, he was the CFO and Executive Director of 4Gas, an international LNG infrastructure developer, leading corporate and project financing efforts totalling over €500 million. Mr. Dunley began his career at KPMG from 1991 to 2004, where he held senior roles in audit, M&A, and IPO advisory across Europe, North America, and Australasia. He is a Fellow of the Institute of Chartered Accountants in England and Wales (FCA) and holds a BA (Hons) in Economics and Accounting from Durham University.

Dr. Philip Comberg brings over 25 years of experience as CEO, board member, investor, investment banker and attorney having served on boards of public and private companies in various industries in the US, UK, China and Germany. His position as Chair of the Board of Directors of GreenRock will begin upon completion of the business combination. Dr. Comberg works with financial sponsors in the energy transition and tech space as a board member, advisor and investor and is currently Board Member of German independent power producer Maxsolar, where he has served as such since October 2022, Chairman of California based SaaS company Enact Systems since March 2024, and Advisory Board Member at Ponticon since January 2021. His prior roles include Board Member at Nubryte from May 2014 to November 2022 and Board Member at Joh. Friedrich Behrens AG from August 2015 to October 2022. Dr. Comberg has also served as CEO, Chairman and Board Member of battery storage company Vionx Energy (US) from January 2018 to December 2020, Board Member at MaxSCEO of Vivopower International (UK), Chairman of Solarcentury Holdings (UK), and Chairman and CEO of Conergy (Germany) leading its restructuring and sale to Kawa Capital and Magnetar Capital. Prior to that he served on the board of Chinese NASDAQ-listed solar manufacturer Solarfun Power Holdings (now Hanwha QCells). His roles with companies in other industries also include additive manufacturing and industrial consumer goods. Prior to that, Dr. Comberg worked in special situation investing at Alcosa Capital, investment banking at Deutsche Bank and as an attorney with Freshfields Bruckhaus Deringer in Germany and China. He studied law and Chinese at the University of Heidelberg, Germany and Zhongshan University in China, subsequently completing his master’s degree at New York University and a Doctor of Law at the University of Düsseldorf, Germany.

Mr. Dariusz Sliwinski has served as an independent director of ClimateRock since May 2024. His position as a non-executive director of GreenRock will begin upon completion of the business combination. Mr. Sliwinski also serves as the Director of Institutional Product Development at Burj Financial Consultants since 2018, a director at Morningside Financial Ltd, a business consulting firm, since May 2022, and an independent director and advisor at Palmela Capital Limited, an investment fund, since February 2024. Since March 2021, Mr. Sliwinski has served as an advisor at Untitled Ventures, a venture capital fund in the United Kingdom, providing oversight of fund and portfolio management including capital raising efforts and establishment of strategic partnerships. From 2017 to 2018, Mr. Sliwinski served as Chief Investment Officer and Head of Asset Management at Ubhar Capital, a private investment bank, leading the bank’s investment management practice. Mr. Sliwinski’s prior leadership positions in international hedge funds and alternative asset management firms provide a solid foundation of financial management decision making and complex due diligence expertise. Mr. Sliwinski holds a master’s degree in business administration from SDA Bocconi, Milan, a postgraduate European studies degree from University of Lodz and a master’s degree in electronic engineering from Lodz University of Technology.

Jennifer McFarlane is Founder and Partner of Asterra Partners since 2014, where she provides advisory services to new clean technology companies. Her position as a non-executive director of GreenRock will begin upon completion of the business combination. Currently, Ms. McFarlane serves as Board Director with Cascade Energy, Inc. since August 2023, Board Member at Emrgy Inc. since October 2022, Loan Committee Member at MCE Social Capital since August 2021, and Member of the Advisory Board of Smart Surfaces Coalition since October 2024. Ms. McFarlane has also served as an independent board member at multiple private venture-backed companies, including Blue Planet Systems and Betteries GmbH, as well as an executive board director of Southern Pacific Petroleum, a NASDAQ-quoted company. Prior to Asterra Partners, Jennifer had a career as a C-level executive at both public and venture-backed companies and as an international investment banker and served as a board member at Pacific Institute which oversees UN’s CEO Water Mandate. As a C-level executive, she has experience in commercializing new technologies and global expansion. As CFO, she worked across multiple sectors such as climate tech, medtech and energy, securing strategic partnerships and raising capital for growth. While CEO at Astia, an accelerator for women-led businesses, Jennifer led its repositioning and rebranding. As an investment banker, Jennifer advised F500 companies while at Salomon Brothers as well as numerous emerging market governments while at KPMG. Ms. McFarlane is a member of the Council on Foreign Relations, a C3E Ambassador (an appointment by the U.S. DoE) and a board member of Verra. Jennifer holds an MBA from Stanford Business School and LLB/BSc from the University of NSW, Australia.

HISTORICAL EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The aggregate cash compensation paid by GreenRock and its subsidiaries to its executive officers and directors who are expected to serve as executive officers and directors of Pubco following the completion of the Business Combination for the year ended December 31, 2024 was nil.

As of December 31, 2024, an aggregate of 4,000,000 GreenRock ordinary shares have been granted to GreenRock’s executive officers and select senior employees, who are expected to serve as executive officers and directors of Pubco upon completion of the Business Combination. All shares assigned to Per Regnarsson and Charles Ratelband were granted as part of the structuring of GreenRock and not as remuneration as officers and directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for an indefinite term, unless terminated pursuant to the terms of the agreements or as mutually agreed by the parties thereto. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events. We may terminate an executive officer’s employment by giving a prior written notice or by paying certain unpaid compensation. An executive officer may terminate his or her employment at any time by giving a prior written notice.

Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-competition and non-solicitation restrictions during the term of his or her employment and for a specific period of time following the last date of employment.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Our board of directors will consist of five directors, including three independent directors, namely Philip Comberg, Dariusz Sliwinski, and Jennifer McFarlane, upon the SEC’s declaration of effectiveness of our registration statement on Form F-4 to which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. The Corporate Governance Rules of the Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the Corporate Governance Rules of the Nasdaq permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors.

A director who is in any way, whether directly or indirectly, materially interested in a transaction or arrangement with our company or in which our company may otherwise be interested, or who is interested in another body corporate promoted by our company or win which our company is otherwise interests, is required to declare the nature and extent of his or her interest either at a meeting of our directors or otherwise in writing. A general notice given to the directors by any director to the effect that he or she is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest as outlined above. The director shall be counted towards a quorum of those present at the meeting and, if the director votes on the resolution, his or her vote shall be counted. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

We intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under our board of directors immediately and adopt a charter for each of the three committees upon the effectiveness of our registration statement on Form F-4, of which this prospectus is a part. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Philip Comberg, Dariusz Sliwinski, and Jennifer McFarlane, and is chaired by Jennifer McFarlane. We have determined that each of Dr. Comberg, Mr. Sliwinski, and Ms. McFarlane satisfies the requirements of Section 303A of the Corporate Governance Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. We have determined that [        ] qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•        approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•        obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•        reviewing and approving all proposed related party transactions, as defined in Item 7 of Form 20-F;

•        reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board for inclusion in our annual reports;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        periodically, reviewing and reassessing the adequacy of the committee charter;

•        at lease annually, approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•        overseeing and evaluating the handling of complaints and whistleblowing;

•        meeting separately and periodically with management and the independent registered public accounting firm;

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•        reporting regularly to the board.

Compensation Committee.    Our compensation committee will consist of Philip Comberg, Dariusz Sliwinski, and Jennifer McFarlane, and is chaired by Dariusz Sliwinski. We have determined that each of Dr. Comberg, Mr. Sliwinski, and Ms. McFarlane satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the Nasdaq. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        overseeing the development and implementation of compensation programs in consultation with our management;

•        reviewing and approving, or recommending to the board for its approval, the compensation for our executive officers;

•        reviewing periodically and submitting for board’s approval of any equity incentive plans, programs or other similar arrangements;

•        overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to directors and executive officers;

•        periodically, reviewing and reassessing the adequacy of the committee charter;

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•        reporting regularly to the board.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Philip Comberg, Dariusz Sliwinski, and Jennifer McFarlane, and is chaired by Philip Comberg. We have determined that each Dr. Comberg, Mr. Sliwinski, and Ms. McFarlane satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the Nasdaq. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•        reviewing periodically the current composition of the board with regards to characteristics such as issues of judgment, diversity, age, skills, background and experience;

•        reviewing candidates’ qualifications for membership on the board or a committee of the board based on the criteria approved by the board;

•        making recommendations to the board as to determinations of director independence;

•        reviewing and reassessing the adequacy of the committee charter;

•        reviewing and approving compensation (including equity-based compensation) for our directors; and

•        evaluating the performance and effectiveness of the board as a whole.

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our post-Business Combination amended and restated articles of association, the functions and powers of our board of directors include, among others, (i) convening shareholders’ annual meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of our company, including the registering of such shares in our register for members. In addition, in the event of a tie vote, the chairman of our board of directors has, in addition to his personal vote, the right to cast a tie-breaking vote.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board. Upon the consummation of the Business Combination, the Pubco Board will consist of seven directors. The Pubco Board will be divided into three classes: Class I, Class II and Class III. The Class I directors shall stand elected for a term expiring at Pubco’s first annual general meeting, the Class II directors shall stand elected for a term expiring at Pubco’s second annual general meeting and the Class III directors shall stand elected for a term expiring at Pubco’s third annual general meeting. Commencing at Pubco’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. So long as any Class B Ordinary Shares are in issue (a) the holders of our Class B Ordinary Shares will have the exclusive right to appoint a majority of the directors of Pubco; (b) all directors appointed by the holders of our Class B Ordinary Shares will be appointed by a resolution passed by a simple majority of the holders of our Class B Ordinary Shares who vote in person or by proxy at a meeting of the holders of the Class B Ordinary Shares (noting that, for the avoidance of doubt, such a resolution does not need to be provided at a separate general meeting of the holders of the Class B Ordinary Shares) or by written resolution delivered to the Company and passed by the holders of the Class B Ordinary Shares holding a majority of Class B Ordinary Shares; (c) each director appointed by the holders of our Class B Ordinary Shares may, during his or her term of office, be removed at any time, with or without cause, by the remaining directors appointed by the holders of our Class B Ordinary Shares or by a resolution passed by a simple majority of the holders of the Class B Ordinary Shares who vote in person or by proxy at a meeting of the holders of the Class B Ordinary Shares (noting that, for the avoidance of doubt, such a resolution does not need to be provided at a separate general meeting of holders of the Class B Ordinary Shares) or by written resolution delivered to the Company and passed by Class B Holders holding a majority of Class B Ordinary Shares. Any vacancy created by such removal may also be filled at such meeting or by such written resolutions; and (d) if at any time the directors appointed by the holders of our Class B Ordinary Shares then in office do not comprise a majority of the board of directors, the holders of the Class B Ordinary Shares may pursuant to the Pubco Articles appoint such number of directors as is required to result in the directors appointed by the holders of our Class B Ordinary Shares comprising a majority of the board of directors and the number of directors that shall constitute the board of directors pursuant to the Pubco Articles shall be automatically increased accordingly. At the Closing of the Business Combination, Pubco Executive Director Charles Ratelband V will hold the majority of all Class B Ordinary shares issued and outstanding and as such will appoint the majority of the board of directors. The remaining Class B Ordinary shares in issue will be held by Pubco Chief Executive Officer Per Regnarsson.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter as outlined above.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding (i) the actual beneficial ownership of ClimateRock Ordinary Shares, as of October 31, 2025 (ii) the actual beneficial ownership of the Pubco Class A Ordinary Shares, as of October 31, 2025 and (iii) expected beneficial ownership of Pubco Class A Ordinary Shares immediately following completion of the Transactions, assuming all remaining ClimateRock Public Shares are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the issued and outstanding ClimateRock Ordinary Shares;

•        each of ClimateRock’s current executive officers and directors;

•        all of ClimateRock’s current executive officers and directors as a group;

•        each person expected by Pubco to be the beneficial owner of more than 5% of Pubco’s issued and outstanding ordinary shares after the completion of the Transactions;

•        each of Pubco’s current executive officers and directors;

•        each person who is expected to become an executive officer or a director of Pubco upon completion of the Transactions; and

•        all of Pubco’s expected executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the ClimateRock Memorandum and Articles, each ClimateRock Ordinary Share entitles the holder to one vote per share. Pursuant to the Amended and Restated Memorandum and Articles of Association of Pubco, each Pubco Class A Ordinary Share will entitle the holder to one vote per share.

The beneficial ownership information below: (i) excludes the shares underlying the Public Warrants and the Private Warrants; (ii) excludes the Pubco Class A Ordinary Shares expected to be reserved for issuance or grant pursuant to the Incentive Plan; (iii) includes the shares which will be issued upon conversion of the Rights at the Closing; (iv) assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of September 21, 2023 of each of ClimateRock, GreenRock and Pubco are the same as the number of such securities outstanding and convertible or exercisable upon consummation of the Business Combination; and (v) excluding shares issued pursuant to the PIPE funding. Based on the foregoing assumptions, we estimate that there would be 33,706,727 Pubco Class A Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco in the table that follows will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to ClimateRock Ordinary Shares or Pubco Class A Ordinary Shares owned by such shareholders.

Pre-Business Combination Beneficial Ownership Table of ClimateRock

Name and Address of Beneficial Owner(1)	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage of Outstanding Shares of Ordinary Shares
	Number of Shares Beneficially Owned	Approximate Percentage of Class(7)	Number of Shares Beneficially Owned	Approximate Percentage of Class
U.N. SDG Support LLC(2)	1,968,749	77.65%	1	100%	77.65%
Per Regnarsson	—	—	—	—	—
Charles Ratelband V(2)	1,968,749	77.65%	1	100%	77.65%
Michael Geary	—	—	—	—	—
Niels Brix	—	—	—	—	—
Dariusz Sliwinski	—	—	—	—	—
Sean Kidney	—	—	—	—	—
Mizuho Financial Group, Inc.(3)	407,800	16.08%	—	—	16.08%
Feis Parties(4)	325,651	12.84%	—	—	12.84%
Shaolin Capital Management LLC(5)	268,822	10.60%	—	—	10.60%
Meteora Parties(6)	255,010	10.06%	—	—	10.06%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o 50 Sloane Avenue, London, SW3 3DD, United Kingdom.

(2)      Represents securities held by the Sponsor, of which Charles Ratelband V is the managing member. Accordingly, Mr. Ratelband V may be deemed to have beneficial ownership of such securities. Mr. Ratelband V disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(3)      According to a Schedule 13G/A filed on May 13, 2025 by (i) Mizuho Financial Group, Inc., a Japanese corporation (“Mizuho”). Mizuho, Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of the Public Shares directly held by Mizuho Securities USA LLC, which is their wholly-owned subsidiary. The number of Public Shares held by Mizuho is reported as of March 31, 2025, which does not reflect any redemption of shares by Mizuho in connection with the 2025 Extension, the 2025B EGM or any other transactions after March 31, 2025. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect Mizuho’s current beneficial ownership. The principal business address of Mizuho is 1-5-5, Otemachi, Chiyoda-ku, Tokyo, 100-8176, Japan.

(4)      According to a Schedule 13G/A filed on February 4, 2025 by (i) Feis Equities LLC, an Illinois limited liability company (“Feis LLC”) and (ii) Lawrence M. Feis, a citizen of the United States (and together with Feis LLC, the “Feis Parties”). The number of Public Shares held by the Feis Parties is reported as of December 31, 2024, which does not reflect any redemption of shares by the Feis Parties in connection with the 2025 Extension, the 2025B EGM or any other transactions after December 31, 2024. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect the Feis Parties’ current beneficial ownership. The principal business address of each of the Feis Parties is 20 North Wacker Drive, Suite 2115, Chicago, Illinois 60606.

(5)      According to a Schedule 13G/A filed on February 14, 2024 by Shaolin Capital Management LLC, a Delaware limited liability company (“Shaolin”). Shaolin serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd. a Cayman Islands exempted company, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC being managed accounts advised by the Shaolin. The number of Public Shares held by Shaolin is reported as of December 31, 2024, which does not reflect any redemption of shares by Shaolin in connection with the 2025 Extension, the 2025B EGM or any other transactions after December 31, 2024. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect Shaolin’s current beneficial ownership. The principal business address of Shaolin is 230 NW 24th Street, Suite 603, Miami, Florida 33127.

(6)      According to a Schedule 13G/A filed on May 15, 2025 by (i) Meteora Capital, LLC, a Delaware limited liability company (“Meteora”), and (ii) Vik Mittal, a citizen of the United States (“Mr. Mittal”, and together, the “Meteora Parties”). The Public Shares reported therein are held by certain funds and managed accounts to which Meteora serves as investment manager (collectively, the “Meteora Funds”). Mr. Mittal serves as the Managing Member of Meteora, with respect to the Public Shares held by the Meteora Funds. The number of Public Shares held by the Meteora Parties is reported as of March 31, 2025, which does not reflect any redemption of shares by the Meteora Parties in connection with the 2025 Extension or any other transactions after March 31, 2025. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect the Meteora Parties’s current beneficial ownership. The principal business address of each of the Meteora Parties is 1200 N Federal Hwy, #200, Boca Raton, Florida 33432.

(7)      Based on 2,535,306 shares in issue at October 31, 2025. This does not reflect redemptions requested by shareholders in relation to the 2025B EGM which have yet to be effected.

Pre-Business Combination Beneficial Ownership of PubCo

At October 31, 2025, 100% of the issued share capital of PubCo was owned by ClimateRock. The sole director is Per Regnarsson.

Post-Business Combination Beneficial Ownership Table of Pubco

The following table sets forth information regarding the expected beneficial ownership of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares immediately following the consummation of the Business Combination by:

•        each person who will become an executive officer or a director of Pubco upon consummation of the Business Combination;

•        all of the executive officers and directors of Pubco as a group upon consummation of the Business Combination; and

•        each person known by Pubco who will be the beneficial owner of 5% or more of the outstanding Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares, immediately following the consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares which the holder has the right to acquire within 60 days of through the exercise of any option or any other right.

The expected beneficial ownership percentages set forth in the following table assume the following: (1) none of the investors set forth in the table below has purchased or purchases Pubco Ordinary Shares (post-Business Combination), and (2) there will be an aggregate of 33,706,727 Pubco Class A Ordinary Shares and 2,100,000 Pubco Class B Ordinary Shares issued and outstanding upon the consummation of the Business Combination, consisting of the following issuance of securities:

(i)     29,900,000 Pubco Class A Ordinary Shares to be issued to GreenRock’s shareholders (based on a Merger Consideration calculated on March 1, 2025);

(ii)    2,100,000 Pubco Class B Ordinary Shares to be issued to Continuity I and Continuity II;

(iii)   1,751,575 Pubco Class A Ordinary Shares to be issued to the SPAC Sponsor, excluding 3,762,500 Pubco Class A Ordinary Shares to be issued upon the exercise of the Private Warrants at an exercise price of $11.50 per warrant held by the SPAC Sponsor;

(iv)   217,175 Pubco Class A Ordinary Shares to be issued to the directors and officers of ClimateRock, including 75,000 Pubco Class A Ordinary Shares to be issued to Mr. Regnarsson;

(v)    320,000 Pubco Class A Ordinary Shares to be issued to A.G.P.;

(vi)   787,500 Pubco Class A Ordinary Shares to be issued to the holders of the Public Rights;

(vii)  600,000 Pubco Class A Ordinary Shares to be issued to Maxim; and

(viii) 12,352 Pubco Class A Ordinary Shares to be issued to public holders of ClimateRock Class A Ordinary Shares.

	Pubco Post-Business Combination
Name and Address of Beneficial Owner(2)	Number of Pubco Class A Ordinary Shares	% of Class	Number of Pubco Class B Ordinary Shares	% of Class	% of Voting Power
Directors and Executive Officers Post-Business Combination:
Per Regnarsson(3)	6,675,000	19.8%	600,000	28.6%	23.2%
Chris Dunley	—		—	—	—
Charles Ratelband V(4)	15,251,575	45.2%	1,500,000	71.4%	55.3%
Philip Comberg	—		—	—	—
Dariusz Sliwinski	30,000	0.1%	—	—	0.1%
Jennifer McFarlane	—		—	—	—
All directors and executive officers of Combined Company post-Business Combination as a group (6 individuals)	21,956,575	65.1%	2,100,000	100.0%	78.6%
5% Shareholders
GreenRock Continuity I(4)	13,500,000	40.1%	1,500,000	71.4%	52.1%
GreenRock Continuity II(3)	5,400,000	16.0%	600,000	28.6%	20.8%
U.N. SDG Support LLC(4)	1,751,575	5.2%	—	—	3.2%

____________

(1)      The percentage of beneficial ownership is based on 35,806,277 Pubco Ordinary Shares, consisting of 33,706,727 Pubco Class A Ordinary Shares and 2,100,000 Pubco Class B Ordinary Shares (each of which is entitled to a voting power equal to 10 Pubco Class A Ordinary Shares).

(2)      Unless otherwise noted, the business address of each of the following entities or individuals is 25 Bedford Square, London, WC1B 3HH, United Kingdom.

(3)      Consists of (i) 75,000 Pubco Class A Ordinary Shares, (ii) the 1,200,000 Pubco Class A Ordinary Shares held by Gluon, where Mr. Regnarsson serves as the CEO, and (iii) the 5,400,000 Pubco Class A Ordinary Shares and 600,000 Pubco Class B Ordinary Shares held by GreenRock Continuity II, an entity controlled by Mr. Regnarsson. Mr. Regnarsson disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(4)      Consists of (i) the 13,500,000 Pubco Class A Ordinary Shares and 1,500,000 Pubco Class B Ordinary Shares held by GreenRock Continuity I, an entity controlled by Mr. Ratelband V; and (ii) 1,751,575 Pubco Class A Ordinary Shares held by U.N. SDG Support LLC, the SPAC Sponsor, an entity controlled by Mr. Ratelband V, excluding the Private Warrants held by the Sponsor to purchase 3,762,500 Pubco Class A Ordinary Shares. Mr. Ratelband V disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ClimateRock

On December 30, 2021, ClimateRock issued an aggregate of 2,156,250 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.012 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 19.8% of the issued and outstanding shares upon completion of the Initial Public Offering. In connection with the partial exercise of the over-allotment option by the underwriters of the Initial Public Offering, 187,500 Founder Shares were forfeited by the Sponsor. The Founder Shares (including the Class A ordinary shares issuable upon conversion thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. On March 31, 2023, the Sponsor elected to convert on a one-for-one basis 1,968,749 Class B Ordinary Shares that were issued prior to the Initial Public Offering into 1,968,749 Class A Ordinary Shares, and following the conversion, the Sponsor owns 1 Class B Ordinary Share. Following the shareholder meeting held on October 29, 2025, the Founder Shares represents 94% of the issued and outstanding shares of ClimateRock.

The Sponsor purchased an aggregate of 3,762,500 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $3,762,500. The Private Warrants are identical to the Public Warrants except that the Private Warrants (i) are not redeemable by us, (ii) may not (including the ordinary shares issuable upon exercise of these Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of its initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The private placement warrants (including the ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

ClimateRock has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial business combination or its liquidation, ClimateRock will cease paying these monthly fees.

On September 21, 2022, ClimateRock entered into an engagement letter with Gluon, pursuant to which Gluon will provide consulting services to ClimateRock in connection with the identification, evaluation, and analysis of potential business combination transaction targets and related financing transactions in exchange for a Transaction Success Fee of up to $250,000 (the “Gluon Engagement”). The Gluon Engagement is exclusive for ClimateRock, which undertakes not to engage other consultants providing similar consulting services to ClimateRock in Europe and the United Kingdom. The Gluon Engagement Letter may be terminated by Convenience Termination and Cause Termination (as such terms are defined in the Gluon Engagement Letter). Gluon will be entitled to receive the fee while the Gluon Engagement Letter is in force upon completion of the transactions contemplated by the Gluon Engagement Letter or in the case of a Convenience Termination by ClimateRock or a Cause Termination by Gluon, within 12 months of the date of the termination. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock introduced by Gluon during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, is the managing partner of Gluon. Each member of ClimateRock’s board of directors has been informed of Mr. Regnarsson’s material interest in the Gluon Engagement Letter, and upon the approval and recommendation of ClimateRock’s audit committee, ClimateRock’s board of directors has determined that the Gluon Engagement Letter is fair and in the best interests of ClimateRock and has voted to approve the Gluon Engagement Letter.

The Company agreed to borrow up to $500,000 from Eternal B.V., an affiliate of the Company through common ownership (“Eternal”), to be used for the payment of costs related to the Initial Public Offering (the “First Eternal Loan”). Eternal loaned us $63,073 under the First Eternal Loan. Pursuant to the loan agreement and its subsequent amendments, the First Eternal Loan was non-interest bearing, unsecured and due on the closing of the Initial Public Offering. The First Eternal Loan was fully repaid on June 2, 2022.

On September 21, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $180,000, on an unsecured basis and bearing no interest (the “Second Eternal Loan”). The Second Eternal Loan was available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Second Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Second Eternal Loan was $170,603 and no interest was accrued.

Additionally, on November 12, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $300,000, on an unsecured basis and bearing no interest (the “Third Eternal Loan”). The Third Eternal Loan was available to be drawn down from November 12, 2022 to March 31, 2023. The maturity date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination, as amended by the Third Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

On January 29, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $50,000, on an unsecured basis and bearing no interest (the “Fourth Eternal Loan”). The Fourth Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date is the earlier of December 31, 2025 or the date of the consummation of the initial Business Combination, as amended by the Fourth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fourth Eternal Loan was $50,000 and no interest was accrued.

On April 12, 2023, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest (the “Fifth Eternal Loan”). The Fifth Eternal Loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Fifth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fifth Eternal Loan was $500,000 and $500,000, respectively, and no interest was accrued.

On November 1, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $335,000 on an unsecured basis and bearing no interest (the “Sixth Eternal Loan”). The Sixth Eternal Loan was available to be drawn down from November 1, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Sixth Eternal Loan Amendment. In the event the Company not repay the Sixth Eternal Loan within 10 days of the consummation of the initial Business Combination, the Company will pay an interest of five percent (5%) per month to Eternal until the date of repayment of the Sixth Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Sixth Eternal Loan was $335,000 and $335,000, respectively, and no interest was accrued.

On November 1, 2023, the Company and Eternal agreed to the Eternal Loan Amendment requiring that in the event that Company does not repay each of the Second Eternal Loan, Third Eternal Loan, Fourth Eternal Loan, and Fifth Eternal Loan within 10 days of the consummation of the initial Business Combination, the Company will pay an interest of five percent (5%) per month to Eternal until the date of repayment of each such loan.

On August 5, 2024, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $1,500,000, on an unsecured basis and bearing no interest (the “Seventh Eternal Loan”). The Seventh Eternal Loan was available for drawdown in unlimited number of installments in the period from August 3, 2024 to September 30, 2025. The final repayment date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination of us. As of September 30, 2025, the Company borrowed an additional $268,460 beyond the initial terms of the Seventh Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Seventh Eternal Loan was $1,768,460 and$1,718,460, respectively and no interest was accrued.

Eternal BV is controlled by Charles Ratelband V, ClimateRock’s Chairman of the Board of Directors. Each member of ClimateRock’s board of directors has been informed of Mr. Ratelband’s material interest in the loan agreement, and upon the approval and recommendation of ClimateRock’s audit committee, ClimateRock’s board of directors has determined that the loan is fair and in the best interests of ClimateRock and has voted to approve the loan.

Other than disclosed in the prospectus/proxy statement, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on its behalf.

Prior to the closing of the Initial Public Offering, a shareholder of the Sponsor agreed to loan ClimateRock up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and was due at the earlier of September 30, 2022 or the closing of the Initial Public Offering. As of December 31, 2021, ClimateRock did not borrow any funds under the note. The note expired on May 2, 2022 and will not be extended or renewed.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan us funds as may be required. If ClimateRock complete an initial business combination, ClimateRock would repay such loaned amounts. In the event that the initial business combination does not close, ClimateRock may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued warrants to purchase 1,500,000 shares if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Additionally, for each of the two three-month extension periods that ClimateRock may utilize, up to $750,000 (or $862,500 if the underwriters’ over-allotment option is exercised in full) in extension loans may be convertible into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants. The terms of such working capital loans and extension loans by the Sponsor or its affiliates, or its officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. ClimateRock does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as ClimateRock does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in its Trust Account.

After the initial business combination, members of ClimateRock’s management team who remain with Pubco may be paid consulting, management or other fees from Pubco with any and all amounts being fully disclosed to its shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to its shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider its initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

At the Closing, certain GreenRock Shareholders and the Sponsor will enter into the New Registration Rights Agreement with Pubco pursuant to which (i) Pubco will assume the registration obligations of ClimateRock under that certain Registration Rights Agreement, dated as of April 27, 2022, by and among ClimateRock and the Sponsor which obligations will be applicable to the securities of Pubco; and (ii) such GreenRock Shareholders will receive demand and piggy-back registration rights with respect to the Pubco Class A Ordinary Shares received in the Transactions.

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the securities of Pubco following the completion of the Transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco (the “Pubco Articles”) that will be in effect upon completion of the Transactions. This description is qualified by reference to the Pubco Articles as will be in effect upon consummation of the Transactions, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we”, “our” or “us” refer to Pubco following the completion of the Transactions.

Pubco is a Cayman Islands exempted company (company number 394226) and its affairs are governed by the Pubco Articles, the Cayman Companies Act and the common law of the Cayman Islands. Pubco is authorized to issue 1,000,000,000 ordinary shares of a par value of $0.0001 each consisting of 500,000,000 Class A ordinary shares and 500,000,000 Class B ordinary shares and 30,999,999 preference shares of a par value of $0.0001 each.

Pubco currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.

As of the date of this proxy statement/prospectus, there was one Pubco ordinary share issued and outstanding.

New Ordinary Shares

Holders of Pubco Class A Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Holders of Pubco Class B Ordinary Shares will be entitled to 10 votes for each share held of record on all matters to be voted on by shareholders.

Before any series of preference shares are issued, the directors shall fix, by resolution or resolutions, whether the preference shares of such series shall have voting rights, in addition to any voting rights provided by the Companies Act, and, if so, the terms of such voting rights, which may be general or limited.

There is no cumulative voting with respect to the election of directors, with the result that a majority of the votes cast by the shareholders entitled to vote thereon at a duly constituted general meeting of the company can elect all of the directors.

Holders of Pubco’s ordinary shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the ordinary shares.

Pubco Class B Ordinary Shares

Pubco Class B Ordinary Shares may only be transferred to: (i) any spouse, child, or grandchild of holders of Pubco Class B Ordinary Shares (including any adopted child or grandchild), or any trust, partnership, limited liability company, or other entity whose sole beneficiaries, partners, members, or owners holders of Pubco Class B Ordinary Shares and/or any of the aforementioned individuals; (ii) any corporation, partnership, limited liability company, or other entity that is directly or indirectly wholly-owned and controlled by holders of Pubco Class B Ordinary Shares and (iii) any other person or entity approved by the board of directors of the Pubco in its sole discretion (“Pubco Permitted Transferree”).

Each Pubco Class B Ordinary Share, together with accrued but unpaid dividends, shall be convertible at the option of the holder, in whole or in part, at any time, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Pubco Class A Ordinary Share as is determined by dividing the Stated Value (initially at $10, which may be adjusted as provided in the Pubco Articles) per Class B Share being converted, plus accrued and unpaid dividends, by Class B Price (initially at $10, which may be adjusted as provided in the Pubco Articles) in effect at the time of conversion.

Unless the Board of Directors of the Pubco determines otherwise, Pubco Class B Ordinary Share shall be immediately and automatically converted without the payment of additional consideration, into such number of fully paid and non-assessable Pubco Class A Ordinary Share if (a)   the transfer of such Pubco Class B Ordinary Share to any person other than a Pubco Permitted Transferee; or (b) the holder of such Pubco Class B Ordinary Share experiencing a change of control.

If the Pubco issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues, any Pubco Ordinary Shares or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, Pubco Ordinary Shares, in each or any case at an effective price per share that is lower than the then Class B Price in force (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), then the Class B Price shall be reduced, at the option of the affected holders of Pubco Class B Ordinary Shares, to a price equal to the Base Conversion Price. Such adjustments to the Class B Price may be waived as to any particular Dilutive Issuance by the written consent of holders of a majority of the Pubco Class B Ordinary Shares.

Holders of the Pubco Class B Ordinary Shares shall have the exclusive right to elect a majority of the directors of the Company and such directors elected by the holders Pubco Class B Ordinary Shares are removable by an ordinary resolution of holders of Pubco Class B Ordinary Shares.

Subject to applicable law, the Pubco shall not and shall not permit any direct or indirect subsidiary to, without Class B Approval (being the written resolution or affirmative vote of the holders of not less than two-thirds (2/3) of the Pubco Class B Ordinary Shares issued and outstanding):

(a)     materially change the nature of the business;

(b)    amend the Pubco Articles in any manner that adversely affects the rights of the Pubco Class B Ordinary Shares;

(c)     make any change to the Pubco’s authorised share capital;

(d)    alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Pubco Class B Ordinary Shares;

(e)     redeem, purchase or otherwise acquire directly or indirectly any Pubco Ordinary Shares except pursuant to a conversion of Pubco Class B Ordinary Shares pursuant to the Pubco Articles;

(f)     authorise or effect the payment of dividends or the redemption or repurchase of any shares in the Pubco or in any subsidiary or rights to acquire shares in the Pubco or any subsidiary (other than (A) pursuant to a conversion of Pubco Class B Ordinary Shares pursuant to the Pubco Articles, (B) the repurchase of shares from employees of the Pubco or its subsidiaries pursuant to repurchase rights under vesting provisions related to the length of period of employment of such employees at purchase prices initially paid by such employees for such shares or (C) the payment of dividends by any subsidiary to the Pubco or to any other wholly-owned subsidiary of the Pubco);

(g)    create, or authorise the creation of, or issue or obligate itself to create and/or issue Pubco Ordinary Shares of any additional or existing class or series of Pubco Ordinary Shares except for any shares issued pursuant to a conversion of Class B Ordinary Shares pursuant to the Pubco Articles;

(h)    create, or authorise the creation of, or issue, or authorise the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Pubco and its subsidiaries for borrowed money following such action would exceed US$500,000;

(i)     increase or decrease the maximum number of directors constituting the board of directors or any committee of the board of directors;

(j)     acquire or agree to acquire any material assets, which shall include any purchase in a single transaction or a series of related transactions in excess of US$500,000 in the aggregate;

(k)    authorise, effect or consent to:

(i)     any sale, lease, transfer or other disposition of all or substantially all the assets of the Pubco or any subsidiary;

(ii)    any merger or consolidation or other reorganisation of the Pubco or any subsidiary with or into another entity;

(iii)   the acquisition by the Pubco or any subsidiary of another entity by means of a purchase of all or substantially all of the equity securities or assets of such entity;

(iv)   the transfer by way of continuation of the Pubco out of the Islands or such other jurisdiction in which it is, for the time being, incorporated, registered or existing; or

(v)    a liquidation, winding up, dissolution or adoption of any plan for the same;

(l)     take any other action or agree to take any action that adversely affects the terms or rights of the holders of Pubco Class B Ordinary Shares; or

(m)   enter into any agreement with respect to any of the foregoing.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

•        the names and addresses of the members of the company and a statement of the shares held by each member, which:

•        distinguishes each share by its number (so long as the share has a number);

•        confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

•        confirms the number and category of shares held by each member; and

•        confirms whether each relevant category of shares held by a member carries voting rights under the Pubco Articles, and if so, whether such voting rights are conditional.

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the Transactions, the register of members will be updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Dividends

Subject to the Cayman Companies Act and the Pubco Articles, and except as otherwise provided by the rights attached to any shares, the payment of cash dividends in the future, if any, will be at the discretion of Pubco’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, Pubco’s overall financial condition, available distributable reserves and any other factors deemed relevant by Pubco’s board of directors.

While there are no Pubco preference shares currently outstanding, should Pubco decide to issue preference shares (with Class B Approval), our directors may determine to fix preferential dividend rights to such preference shares. Amongst other things, such preferential dividend rights may provide that holders of preference shares are entitled to cumulative dividends and/or dividends in preference to other classes or shares or series of preference shares.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Before any series of Pubco preference shares are issued, the directors shall fix, by resolution or resolutions, the amount or amounts payable upon preference shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company.

Differences in Company Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modelled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of at least two thirds of the voting shares voted at a quorate general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, provided that a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that member agrees otherwise.

The consent of each holder of a fixed or floating security interest of a constituent Cayman Islands company must be obtained, unless the court waives such requirement. If the Cayman Registrar is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Cayman Registrar will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met (among others): (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; and (v) that there are no reasons why it would be against the public interest to allow the merger or consolidation.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; and (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) the shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands courts to determine the fair value and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court must determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company and who the court finds are involved may participate fully in all proceedings until the determination of fair value is reached. A shareholder who dissents must do so in respect of all shares that that person holds in the constituent company. Subject to certain exceptions, upon the giving of a notice of dissent as described in paragraph (c) above, the dissenting shareholder to whom the notice relates shall cease to have any of the rights of a shareholder except the right to be paid the fair value of that person’s shares. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date (unless the consideration for such shares to be contributed is anything other than (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which at the effective date of the merger or consolidation are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination thereof).

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” and which may be tantamount to a merger. Schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent 75% in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent 75% in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such as a businessman would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of at least 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period after expiration of the initial four month period, give notice in the prescribed manner specified in the Companies Act to any dissenting shareholder that it desires to acquire that person’s shares on the terms of the offer and, where such notice is given, the shareholder shall (unless otherwise provided for in the Cayman Companies Act) transfer such shares to the offeror. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Ogier (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Ogier (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation in the Cayman Islands (such undertakings are usually given for 20 or 30 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Pubco Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from their own actual fraud, willful neglect or willful default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Pubco Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Pubco Articles

Some provisions of the Pubco Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including among other things (a) provisions that authorizes our board of directors (subject to Class B Approval for so long as there are Class B Ordinary Shares in issue) to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders and (b) provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Pubco Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company. In addition, such issuances may only be made to the extent of our authorized share capital, and any increase to our authorized share capital must be approved by shareholders.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        duty not to improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the company’s memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Pubco Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder entitled to vote at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Pubco Articles permit our shareholders to requisition a general meeting. The requisition must be in writing and given by one or more shareholders who together hold at least ten per cent of the rights to vote at such general meeting. The requisition must also specify the purpose of the meeting, be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign), and be delivered in accordance with the notice provisions in the Pubco Articles. Other than this right to requisition a shareholders’ meeting, the Pubco Articles do not provide our shareholders other right to put proposal before a meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Pubco Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Pubco Articles, a director appointed by the holders of the Class B Ordinary Shares may only be removed in accordance with the Pubco Articles. Any other director may be removed by Ordinary Resolution. A director will also cease to be a director if he or she (i) is prohibited by the law of the Cayman Islands from acting as a director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) resigns his office by notice in writing to the Company; (iv)  holds office for a fixed term and such term expires; (v) in the opinion of a registered medical practitioner by whom they are being treated becomes physically or mentally incapable of acting as a director; (vi) is not a director appointed by the holders of the Class B Ordinary Shares and is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (vii) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; (viii) is not a director appointed by the holders of the Class B Ordinary Shares and, without the consent of the other directors, is absent from meetings of directors for a continuous period of six months; or (ix) is removed from office in accordance with the Pubco Articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the Transactions or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Pubco Articles, if Pubco is wound up, the liquidator of our company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Pubco Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound up, only be varied (subject to Class B Approval where relevant) if (a) the shareholders holding not less than two-thirds of the issued shares of that class consent in writing to the variation; or (b) the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the shareholders holding the issued shares of that class. Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by (a) the creation or issue of further shares ranking pari passu with the existing shares of that class; or (b) the issuance of any preference shares which, for the avoidance of doubt, may have such rights as the board of directors may determine in accordance with the Pubco Articles (noting that Class B Approval is required for the issuance of any shares).

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As required by Cayman Islands law, the Pubco Articles may only be amended by a special resolution of the shareholders provided that (a) any amendment to the Pubco Articles in any manner that adversely affects the rights of the holders of the Class B Ordinary Shares also requires Class B Approval; and (b) if the share capital of Pubco is divided into more than one class of shares, any amendment to Pubco Articles that varies the rights attaching to any class of shares may only be varied (subject to Class B Approval where relevant) if (i) the shareholders holding not less than two-thirds of the issued shares of that class consent in writing to the variation; or (ii) the variation is made with the sanction of a special resolution passed at a separate general meeting of the shareholders holding the issued shares of that class.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Pubco Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Pubco Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law and the Pubco Articles, our board of directors cannot create, or authorise the creation of, or issue or obligate itself to create and/or issue shares of any additional or existing class or series of shares except for any shares issued pursuant to a conversion of Class B Shares pursuant to the Pubco Articles without Class B Approval.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.

Directors

Appointment and removal

The Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Pubco, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual general meeting of Pubco, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual general meeting of Pubco, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual general meeting of Pubco, Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. So long as any Class B Ordinary Shares are in issue (a) the holders of our Class B Ordinary Shares will have the exclusive right to appoint a majority of the directors of Pubco; (b) all directors appointed by the holders of our Class B Ordinary Shares will be appointed by a resolution passed by a simple majority of the holders of our Class B Ordinary Shares who vote in person or by proxy at a meeting of the holders of the Class B Ordinary Shares (noting that, for the avoidance of doubt, such a resolution does not need to be provided at a separate general meeting of the holders of the Class B Ordinary Shares) or by written resolution delivered to the Company and passed by the holders of the Class B Ordinary Shares holding a majority of Class B Ordinary Shares; (c) each director appointed by the holders of our Class B Ordinary Shares may, during his or her term of office, be removed at any time, with or without cause, by the remaining directors appointed by the holders of our Class B Ordinary Shares or by a resolution passed by a simple majority of the holders of the Class B Ordinary Shares who vote in person or by proxy at a meeting of the holders of the Class B Ordinary Shares (noting that, for the avoidance of doubt, such a resolution does not need to be provided at a separate general meeting of holders of the Class B Ordinary Shares) or by written resolution delivered to the Company and passed by Class B Holders holding a majority of Class B Ordinary Shares. Any vacancy created by such removal may also be filled at such meeting or by such written resolutions; and (d) if at any time the directors appointed by the holders of our Class B Ordinary Shares then in office do not comprise a majority of the board of directors, the holders of the Class B Ordinary Shares may pursuant to the Pubco Articles appoint such number of directors as is required to result in the directors appointed by the holders of our Class B Ordinary Shares comprising a majority of the board of directors and the number of directors that shall constitute the board of directors pursuant to the Pubco Articles shall be automatically increased accordingly.

There is no cumulative voting with respect to the appointment of directors.

A Director may be removed or the office of a Director vacated as provided under “Removal of Directors” above.

Redeemable Warrants

Pubco Public Shareholders’ Warrants

Each whole warrant entitles the holder thereof to purchase one Pubco Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, which will become exercisable on the later of (i) 12 months from the closing of the ClimateRock IPO or (ii) 30 days after the completion of the Transactions. The warrants will expire five years after the date on which the Transactions are completed, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Pubco Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Pubco Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Pubco Class A Ordinary Shares upon exercise of a warrant unless the Pubco Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Pubco Class A Ordinary Share underlying such unit.

It is our current intention to have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares in effect promptly following consummation of the Transactions. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within 120 days after the closing of the Transactions, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Pubco Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we will permit holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption (excluding the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Pubco Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Pubco Class A Ordinary Shares may fall below the $18.00 trigger price, as well as the $11.50 warrant exercise price after the redemption notice is issued.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Pubco Class A Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period, unless we elect to require the exercise of the warrants on a “cashless basis” as described below. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the ClimateRock IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Pubco Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Pubco Class A Ordinary Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Pubco Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pubco Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Pubco Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Pubco Class A Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the completion of the Transactions. If we call our warrants for redemption and our management does not take advantage of this option, ClimateRock’s sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the Pubco Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding Pubco Class A Ordinary Shares is increased by a share dividend payable in Pubco Class A Ordinary Shares, or by a split-up of Pubco Class A Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Pubco Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Pubco Class A Ordinary Shares. A rights offering to holders of Pubco Class A Ordinary Shares entitling holders to purchase Pubco Class A Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Pubco Class A Ordinary Shares equal to the product of (i) the number of Pubco Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Class A Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pubco Class A Ordinary Shares, in determining the price payable for Pubco Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Pubco Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Pubco Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pubco Class A Ordinary Shares on account of such Pubco Class A Ordinary Shares (or other shares into which the warrants are convertible), other than (a) as described above, (b) certain Pubco ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Pubco Class A Ordinary Share in respect of such event.

If the number of issued and outstanding Pubco Class A Ordinary Shares is decreased by a consolidation, combination or reclassification of Pubco Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Pubco Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Pubco Class A Ordinary Shares.

Whenever the number of Pubco Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Pubco Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Pubco Class A Ordinary Shares (other than those described above or that solely affects the par value of such Pubco Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Pubco Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Pubco Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of share capital, shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Pubco Class A Ordinary Shares and any voting rights until they exercise their warrants and receive Pubco Class A Ordinary Shares. After the issuance of Pubco Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

Pubco Private Placement Warrants

The holders of private placement warrants will have the option to exercise the private placement warrants on a cashless basis. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Pubco Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pubco Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Pubco Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis is because it is not known at this time whether they will be affiliated with us following the Transactions. If ClimateRock’s sponsor or its permitted transferees remain affiliated with us following the Transactions, then to the extent they continue to own any of our securities, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell the Pubco Class A Ordinary Shares issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In addition, holders of our private placement warrants are entitled to certain registration rights.

The rights associated with the private placement warrants and working capital warrants will not at any time change based on the nature of the holder.

Comparison of Corporate Governance and Shareholder Rights

Pubco is a Cayman Islands exempted company. Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association will govern the rights of its shareholders. While ClimateRock is also a Cayman Islands exempted company, Pubco’s Amended and Restated Memorandum and Articles of Association will differ in certain material respects from the ClimateRock Memorandum and Articles. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of ClimateRock.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of ClimateRock and Pubco according to the organizational documents of ClimateRock and Pubco. You also should review the Amended and Restated Memorandum and Articles of Association of Pubco.

Provision	ClimateRock	Pubco
Structure of the board	ClimateRock’s board consists of three classes of directors with staggered three-year terms.	Pubco’s board consists of three class of directors with staggered three-year terms.
Removal of directors

Prior to the consummation of its initial business combination, the directors of ClimateRock may only be removed by ordinary resolution of the holders of the ClimateRock Class B ordinary shares. Following the consummation of its initial business combination, but not at any time before, the directors of ClimateRock may be removed by (i) an ordinary resolution of shareholders or (ii) subject to particular articles dealing with the classes and rotation of directors, by a resolution of directors, in each case, with or without cause.

Under the Pubco Articles, a director appointed by the holders of the Pubco Class B Ordinary Shares may only be removed in accordance with the Pubco Articles. Any other director may be removed by Ordinary Resolution. A director will also cease to be a director if he or she (i) is prohibited by the law of the Cayman Islands from acting as a director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) resigns his office by notice in writing to the registered office; (iv) holds office for a fixed term and such term expires; (v) in the opinion of a registered medical practitioner by whom they are being treated becomes physically or mentally incapable of acting as a director; (vi) is not a director appointed by the holders of the Class B Ordinary Shares and is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (vii) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; (viii) is not a director appointed by the holders of the Class B Ordinary Shares and, without the consent of the other directors, is absent from meetings of directors for a continuous period of six months; or (ix) is removed from office in accordance with the Pubco Articles.

Vacancies on the board

Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of ClimateRock, may be filled by the majority vote of the remaining directors, provided that such person is recommended as a director nominee by a majority of ClimateRock’s independent directors.

Except as Cayman Islands law or any applicable law may otherwise require, any director vacancy on the board of Pubco shall be filled solely by the majority vote of the remaining directors, even if less than a quorum, or by a sole remaining director and shall not be filled by the members; provided, however, holders of the Pubco Class B Ordinary Shares shall have the exclusive right to elect a majority of the directors of the Company and such directors elected by the holders of Pubco Class B Ordinary Shares are removable by the remaining directors appointed by the holders of the PubCo Class B Ordinary Shares or by an ordinary resolution of holders of Pubco Class B Ordinary Shares.

Provision	ClimateRock	Pubco
SPAC Provisions

The ClimateRock Memorandum and Articles contain provisions relating to the operation of ClimateRock as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of ClimateRock, time limits within which it must consummate an initial business combination and additional rights for the holders of the ClimateRock Class B ordinary shares.

Pubco’s Amended and Restated Memorandum and Articles of Association do not contain SPAC-related provisions.
Changes to share class rights

The rights attaching to a class of shares may only be varied: with the consent in writing of the holders of at least two-thirds of the issued shares of that class or if the variation is made with the sanction of a special resolution passed at a separate general meeting of the shareholders holding the issued shares of that class. Notwithstanding the foregoing, unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of an initial business combination, prior to an initial business combination, the rights attached to the shares as specified in article 2.5 of the ClimateRock Memorandum and Articles may only, whether or not ClimateRock is being wound up, be varied by a special resolution of the company.

The article referred to above which provides that, prior to its initial business combination, ClimateRock may by ordinary resolution of the holders of the ClimateRock Class B ordinary shares appoint any person to be a director or may by ordinary resolution of the holders of the ClimateRock Class B ordinary shares remove any director may only be amended by a special resolution passed by holders representing at least 90% of the issued and outstanding ClimateRock Class B ordinary shares.

If Pubco’s share capital is divided into more than one class of shares, the rights attached to any such class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Pubco is being wound up, only be varied (subject to Class B Approval where relevant) if (a) the shareholders holding not less than two-thirds of the issued shares of that class consent in writing to the variation; or (b) the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the shareholders holding the issued shares of that class. Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by (a) the creation or issue of further shares ranking pari passu with the existing shares of that class; or (b) the issuance of any preference shares which, for the avoidance of doubt, may have such rights as the board of directors may determine in accordance with the Pubco Articles (noting that Class B Approval is required for the issuance of any shares). Unless the Board of Directors of the Pubco determines otherwise, Pubco Class B Ordinary Share shall be immediately and automatically converted without the payment of additional consideration, into such number of fully paid and non-assessable Pubco Class A Ordinary Share if (a) the transfer of such Pubco Class B Ordinary Share to any person other than a Pubco Permitted Transferee; or (b) the holder of such Pubco Class B Ordinary Share experiencing a change of control.

Action by written resolution	Resolutions of the members of ClimateRock may be passed unanimously in writing.	Resolutions of the members of Pubco may be passed unanimously in writing.

Provision	ClimateRock	Pubco
Calling of extraordinary general meetings

A meeting of the shareholders may be called by any director, or upon the written request of shareholders who together hold at least 10% of the voting rights in respect of the matter for which the meeting is requested.

Extraordinary general meetings for any purpose or purposes may be called at any time by a resolution adopted by the majority of the directors. The directors must also call a general meeting if requisitioned by one or more shareholders, who together hold at least 10% of the rights to vote at such meeting, in accordance with the Pubco Articles.

Nominations of person for election of directors

Shareholders seeking to nominate candidates for election as directors at the annual general meeting must deliver notice to ClimateRock’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Other than the right to requisition a shareholders’ meeting, the Pubco Articles do not provide our shareholders other rights to put proposals before a meeting (including a nomination for election of a director).

Amendments to the organizational documents

The article referred to above which provides that, prior to its initial business combination, ClimateRock may by ordinary resolution of the holders of the ClimateRock Class B ordinary shares appoint any person to be a director or may by ordinary resolution of the holders of the ClimateRock Class B ordinary shares remove any director may only be amended by a special resolution passed by holders representing at least 90% of the issued and outstanding ClimateRock Class B ordinary shares.

Subject to the Cayman Companies Act and the following provision, ClimateRock may, by special resolution change the provisions of its amended and restated memorandum of association with respect to its objects, powers or any other matter specified in the amended and restated memorandum of association.

Subject to the Cayman Companies Act and as provided in the amended and restated articles of association, as amended, ClimateRock may, by special resolution, amend the amended and restated articles in whole or in part save that no amendment may be made to the ClimateRock Memorandum and Articles to amend: (a) the provisions related to business combinations prior to the initial business combination unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment

Subject to the provisions of the Cayman Companies Act and the provisions of the Amended and Restated Memorandum and Articles of Association as regards the matters to be dealt with by ordinary resolution, Pubco may by special resolution amend the Amended and Restated Memorandum and Articles of Association, provided that (a) any amendment to the Pubco Articles in any manner that adversely affects the rights of the holders of the Class B Ordinary Shares also requires Class B Approval; and (b) if the share capital of Pubco is divided into more than one class of shares, any amendment to Pubco Articles that varies the rights attaching to any class of shares may only be varied (subject to Class B Approval where relevant) if (i) the shareholders holding not less than two-thirds of the issued shares of that class consent in writing to the variation; or (ii) the variation is made with the sanction of a special resolution passed at a separate general meeting of the shareholders holding the issued shares of that class.

Provision	ClimateRock	Pubco

in the manner and for the price set out in the ClimateRock Memorandum and Articles; (b) the provision that specifies the restrictions outlined in this paragraph during the Target Business Acquisition Period (as defined in the ClimateRock Memorandum and Articles); or (c) the provisions relating to the ability of the holders of the ClimateRock Class B ordinary shares to appoint and remove directors except as outlined above.

Issuance of preferred shares

ClimateRock is authorized to issue 1,000,000 preference shares of US$0.0001 each. ClimateRock’s board may issue these preference shares by resolution without shareholder approval. However, notwithstanding the above, following the IPO and prior to ClimateRock’s initial business combination, ClimateRock may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any proposed initial business combination.

[Pubco is authorized to issue 30,999,999 preference shares of a par value of $0.0001 each. Subject to applicable law and the Amended and Restated Memorandum and Articles of Association, without Class B Approval Pubco’s board of directors cannot create, or authorise the creation of, or issue or obligate itself to create and/or issue shares of any additional or existing class or series of shares except for any shares issued pursuant to a conversion of Class B Shares pursuant to the Pubco Articles.]

Enforceability of Civil Liability under Cayman Islands Law

Pubco has been advised by Ogier (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the federal securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised)

of the Cayman Islands), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands — Privacy Notice

This privacy notice explains the manner in which Pubco collects, processes and maintains personal data about investors of Pubco pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In its use of personal data, Pubco will be characterized under the DPA as a ‘data controller’, whilst certain of Pubco’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers, affiliates, and delegates may process personal information for their own lawful purposes in connection with services provided to Pubco.

By virtue of your investment in Pubco, Pubco and certain of Pubco’s service providers, affiliates, and delegates may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for Pubco to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which Pubco is subject or (c) where the processing is for the purposes of legitimate interests pursued by Pubco or by a service provider to whom the data are disclosed, unless the processing is unwarranted by reason of prejudice to your rights and freedoms or legitimate interests. As a data controller, we will only use your personal data for the purposes for which it was collected. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with Pubco’s service providers, affiliates, and delegates for the purposes set out in this privacy notice, as well as advisers (e.g., auditors, legal counsel, and tax advisers). We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by Pubco for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates, delegates, and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into Pubco, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to those individuals or otherwise inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data, (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with Pubco’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

APPRAISAL/DISSENTERS’ RIGHTS

Holders of Units, Warrants and Rights do not have appraisal or dissenters’ rights in respect to their Units, Warrants and Rights in connection with the Business Combination under the Cayman Companies Act. However, in respect of the special resolution to approve the Merger Proposal, under section 238 of the Cayman Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, holders of Public Shares have redemption rights as further described in this proxy statement/prospectus and the ClimateRock Board has determined that the redemption proceeds payable to holders of Public Shares who exercise such redemption rights represents the fair value of those shares.

TICKER SYMBOL AND DIVIDENDS

Ticker Symbol and Market Price

ClimateRock Units, ClimateRock Class A Ordinary Shares, ClimateRock Rights and the ClimateRock Public Warrants are currently quoted on The OTC Pink Limited Market under the symbols “CLRUF”, “CLRCF”, “CLRRF”, and “CLRWF” respectively. The closing price of the ClimateRock Units, ClimateRock Class A Ordinary Shares, ClimateRock Rights and the ClimateRock Public Warrants on January 5, 2024, the last trading day before announcement of the execution of the Business Combination Agreement, was $11.40, $11.14, $0.09, and $0.025, respectively. As of November 7, 2025, the record date for the extraordinary general meeting, the closing price for ClimateRock Units, ClimateRock Class A Ordinary Shares, ClimateRock Rights and the ClimateRock Public Warrants was $10.02, $12.10, $0.14, and $0.03, respectively.

There is currently no public market for the equity securities of GreenRock or Pubco.

Dividends

ClimateRock, Pubco, and GreenRock have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with ClimateRock’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ClimateRock, 25 Bedford Square, London, WC1B 3HH, United Kingdom. Following the Business Combination, such communications should be sent in care of Pubco at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, and its telephone number is +1 345 949 9876. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares to be issued in connection with the Business Combination will be passed upon, as to matters of Cayman Islands law, by Ogier (Cayman) LLP.

The validity of the Pubco Warrants to be issued in connection with the Business Combination will be passed upon, as to matters of U.S. law, by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of ClimateRock as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 included in this proxy statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their as experts in accounting and auditing.

The financial statements of ClimateRock Holdings Limited as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 included in this proxy statement/prospectus have been audited by BCRG Group, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of GreenRock as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and the period May 4, 2023 (date of formation) to December 31, 2023 included in this proxy statement/prospectus have been audited by BCRG Group, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of WindShareFund as of and for each of the years ended December 31, 2024 and 2023 included in this proxy statement/prospectus have been audited by BCRG Group, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Accretion as of and for each of the years ended December 31, 2024 and 2023 included in this proxy statement/prospectus have been audited by BCRG Group, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, ClimateRock and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of ClimateRock’s proxy statement to shareholders. Upon written or oral request, ClimateRock will deliver a separate copy of proxy statement to any shareholder at a shared address to which a single copy of the document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that ClimateRock deliver single copies of such documents in the future. Shareholders may notify ClimateRock of their requests by calling or writing ClimateRock at its principal executive offices at ClimateRock, 25 Bedford Square, London, WC1B 3HH, United Kingdom. Following the Business Combination, such requests should be made by calling or writing to Pubco at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, and its telephone number is +1 345 949 9876.

SOLICITATION OF PROXIES

ClimateRock will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, ClimateRock will retain Advantage Proxy, Inc., a proxy solicitor, for a fee of $12,500 plus reimbursement of out-of-pocket expenses for their services. ClimateRock and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding ordinary shares of ClimateRock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of ClimateRock. No additional compensation will be paid to ClimateRock’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2025 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its security holders. For more information, see “Management of Pubco After the Business Combination.”

WHERE YOU CAN FIND MORE INFORMATION

ClimateRock files, and Pubco will file upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act, in the case of Pubco as applicable to foreign private issuers. You can read ClimateRock’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Pubco is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ClimateRock files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information about ClimateRock at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. ClimateRock currently does not have a website, but will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to ClimateRock has been supplied by ClimateRock, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

ClimateRock
25 Bedford Square
London, WC1B 3HH, United Kingdom
Attn: Per Regnarsson
+44 208 050 7820

You may also obtain these documents by requesting them in writing or by telephone from ClimateRock’s proxy solicitor at:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

If you are a shareholder of ClimateRock and would like to request documents, please do so by January 8, 2025 to receive them before the ClimateRock extraordinary general meeting. If you request any documents from ClimateRock, ClimateRock will mail them to you by first class mail, or another equally prompt means.

Neither ClimateRock, GreenRock, nor Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page No.
ClimateRock

Consolidated Financial Statements
Consolidated Balance Sheets as of September 30, 2025 (Unaudited) and December 31, 2024	F-3
Unaudited Consolidated Statements of Operations for the Three and Nine Months ended September 30, 2025 and September 30, 2024	F-4
Unaudited Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Nine Months ended September 30, 2025 and September 30, 2024	F-5
Unaudited Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2025 and September 30, 2024	F-6
Notes to the Unaudited Consolidated Financial Statements	F-7

Audited Financial Statements as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and 2023
Report of Independent Public Accounting Firm (PCAOB ID #1195)	F-28
Consolidated Financial Statements:
Balance Sheets	F-29
Statements of Operations	F-30
Statements of Changes in Shareholder’s Equity	F-31
Statements of Cash Flows	F-32
Notes to the Financial Statements	F-33

GreenRock Corp

Audited Financial Statements as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and the period May 4, 2023 (date of formation) to December 31, 2023
Report of Independent Registered Public Accounting Firm	F-53
Financial Position	F-55
Statement of Operations	F-56
Statement of Changes in Members’ Deficit	F-57
Statement of Cash Flows	F-58
Notes to the Financial Statements	F-59

Financial Statements as of June 30, 2025 (Unaudited) and December 31, 2024, and the Unaudited six month periods ended June 30, 2025 and June 30, 2024
Unaudited Financial Position	F-65
Unaudited Statements of Operations	F-66
Unaudited Statements of Changes in Members’ Deficit	F-67
Unaudited Statements of Cash Flows	F-68
Unaudited Notes to the Financial Statements	F-69

WindShareFund

Audited Financial Statements as of December 31, 2024 and 2023 and year ended December 31, 2024 and from September 23, 2023
Report of Independent Registered Public Accounting Firm	F-71
Combined Balance Sheets	F-73
Combined Statements of Operations	F-74
Combined Statements of Changes in Members’ Deficit	F-75
Combined Statements of Cash Flows	F-76
Notes to the Combined Financial Statements	F-77

Page No.
Financial Statements as at June 30, 2025 (Unaudited) and December 31, 2024 and the Unaudited Six Months ended June 30, 2025 and 2024
Unaudited Combined Statements of Financial Position	F-97
Unaudited Combined Statements of Operations	F-98
Unaudited Combined Statements of Changes in Equity	F-99
Unaudited Combined Statements of Cash Flows	F-100
Notes to the Unaudited Combined Financial Statements	F-101

Accretion Energies

Accretion Energies Limited and Marine2o Limited Consolidated Financial Statements as at December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023
Report of Independent Registered Public Accounting Firm	F-104
Combined Balance Sheets	F-106
Combined Statements of Operations	F-107
Combined Statements of Changes in Members’ Deficit	F-108
Combined Statements of Cash Flows	F-109
Notes to the Combined Financial Statements	F-110

Accretion Energies Limited and Marine2o Limited Unaudited Condensed Consolidated Interim Financial Statements as at June 30, 2025 (Unaudited) and December 31, 2024 and the unaudited six months ended June 30, 2025 and 2024

Unaudited Consolidated Balance Sheets	F-117
Unaudited Consolidated Interim Statements of Operations	F-118
Unaudited Consolidated Interim Statements of Changes in Members’ Deficit	F-119
Unaudited Consolidated Interim Statements of Cash Flows	F-120
Notes to the Unaudited Consolidated Interim Financial Statements	F-121

ClimateRock Holdings Limited

Audited Financial Statements as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and 2023
Report of Independent Registered Public Accounting Firm	F-124
Statements of Financial Position	F-125
Statements of Operations	F-126
Statements of Changes in Members’ Equity	F-127
Statements of Cash Flows	F-128
Notes to the Financial Statements	F-129

Financial Statements as of June 30, 2025 (Unaudited) and December 31, 2024, and the Unaudited six months ended June 30, 2025 and 2024
Unaudited Financial Position	F-134
Unaudited Statements of Operations	F-135
Unaudited Statements of Changes in Members’ Deficit	F-136
Unaudited Statements of Cash Flows	F-137
Unaudited Notes to the Financial Statements	F-138

CLIMATEROCK
CONSOLIDATED BALANCE SHEETS

	September 30, 2025 (Unaudited)	December 31, 2024
ASSETS
Current assets
Cash	$6,194	$14,384
Total current assets	6,194	14,384

Non-current assets
Cash and cash equivalents held in Trust Account	5,574,021	29,381,085
Total non-current assets	5,574,021	29,381,085

TOTAL ASSETS	$5,580,215	$29,395,469

LIABILITIES, COMMITMENTS AND CONTINGENCIES, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued liabilities	$2,100,229	$1,088,977
Administrative service fee payable – related party	388,941	304,941
Loan payable – related parties	3,454,216	3,074,064
Convertible promissory note payable – related party	1,517,937	1,300,000
Total current liabilities	$7,461,323	$5,767,982

Non-current liabilities
Deferred underwriting commission payable	2,362,500	2,362,500
Total non-current liabilities	2,362,500	2,362,500

TOTAL LIABILITIES	$9,823,823	$8,130,482

COMMITMENTS AND CONTINGENCIES
Class A ordinary shares, $0.0001 par value, subject to possible redemption. 448,431 and 2,465,223 shares at redemption value of $12.43 and $11.92 per share, including dividends earned on Trust Account, at September 30, 2025 and December 31, 2024, respectively	5,574,021	29,381,085
Total commitments and contingencies	5,574,021	29,381,085

SHAREHOLDERS’ DEFICIT
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 2,086,874 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively (excluding 448,431 and 2,465,223 shares subject to possible redemption as of September 30, 2025 and December 31, 2024, respectively.)	209	209
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1 share issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	—	—
Accumulated deficit	(9,817,838)	(8,116,307)
Total shareholders’ deficit	(9,817,629)	(8,116,098)

TOTAL LIABILITIES, COMMITMENTS AND CONTINGENCIES, AND SHAREHOLDERS’ DEFICIT	$5,580,215	$29,395,469

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLIMATEROCK
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine months Ended September 30, 2025	Nine months Ended September 30, 2024
Operating expenses
Formation and operating costs	$514,581	$165,800	$1,393,594	$1,428,607
Administrative service fees – related party	30,000	30,000	90,000	90,000
Net loss from operations	(544,581)	(195,800)	(1,483,594)	(1,518,607)

Other income
Interest income	—	—	—	163
Dividend income on Trust Account	57,276	368,522	638,839	1,109,332
Total other income	57,276	368,522	638,839	1,109,495

Net (loss) income and total comprehensive income	$(487,305)	$172,722	$(844,755)	$(409,112)

Basic and diluted weighted average shares outstanding
Redeemable ordinary shares, basic and diluted	448,431	2,465,223	1,334,933	2,513,828
Non-redeemable ordinary shares, basic and diluted	2,086,875	2,086,875	2,086,875	2,086,875
Basic and diluted income (loss) earnings per share
Redeemable ordinary shares, basic and diluted	$(0.05)	0.13	$0.14	0.21
Non-redeemable ordinary shares, basic and diluted	$(0.22)	(0.08)	$(0.50)	$(0.45)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLIMATEROCK
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024

	CLASS A ORDINARY SHARES		CLASS B ORDINARY SHARES		PREFERENCE SHARES		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL SHAREHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Balances – January 1, 2024	2,086,874	$209	1	$—	—	$—	$—	$(5,581,192)	$(5,580,983)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(597,627)	(597,627)
Net loss	—	—	—	—	—	—	—	(327,511)	(327,511)
Balances – March 31, 2024	2,086,874	209	1	—	—	—	—	(6,506,330)	(6,506,121)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(543,183)	(543,183)
Net loss	—	—	—	—	—	—	—	(254,323)	(254,323)
Balances – June 30, 2024	2,086,874	$209	1	$—	—	$—	$—	$(7,303,836)	$(7,303,627)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(518,522)	(518,522)
Net income	—	—	—	—	—	—	—	172,722	172,722
Balances – September 30, 2024	2,086,874	$209	1	$—	—	$—	$—	$(7,649,636)	$(7,649,427)

Balances – January 1, 2025	2,086,874	$209	1	$—	—	$—	$—	$(8,116,307)	$(8,116,098)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(457,887)	(457,887)
Net loss	—	—	—	—	—	—	—	(185,038)	(185,038)
Balances – March 31, 2025	2,086,874	209	1	—	—	—	—	(8,759,232)	(8,759,023)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(323,676)	(323,676)
Net loss	—	—	—	—	—	—	—	(172,412)	(172,412)
Balances – June 30, 2025	2,086,874	$209	1	$—	—	$—	$—	$(9,255,320)	$(9,255,111)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(75,213)	(75,213)
Net loss								(487,305)	(487,305)
Balances – September 30, 2025	2,086,874	$209	1	$—	—	$—	$—	$(9,817,838)	$(9,817,629)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLIMATEROCK
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024

	Nine months Ended September 30, 2025	Nine months Ended September 30, 2024
Cash flows from operating activities:
Net loss	$(844,755)	$(409,112)
Adjustment to reconcile net loss to net cash used in operating activities:
Dividend income received in Trust Account	(638,839)	(1,109,332)
Changes in operating assets and liabilities:
Accrued liabilities	1,011,252	145,219
Administrative service fee payable – related party	84,000	90,000
Prepaid expenses	—	(19,838)
Net cash used in operating activities	(388,342)	$(1,303,063)

Cash flows from investing activities:
Proceeds from sales of marketable securities in Trust Account	24,663,840	(550,000)
Cash deposited in Trust Account for monthly extension fees	(217,937)	1,272,243)
Net cash provided by investing activities	$24,445,903	$722,243

Cash flows from financing activities:
Proceed from related party loan	380,152	1,249,481
Proceed from convertible promissory notes – related party	217,937	550,000
Payment for redemption of Ordinary Shares	(24,663,840)	(1,272,243)
Net cash (used in) provided by financing activities	$(24,065,751)	$527,238

Net decrease in cash and cash equivalents	(8,190)	(53,582)

Cash and cash equivalents at beginning of period	14,384	57,290
Cash and cash equivalents at end of period	$6,194	$3,708

Non-cash investing and financial activities:
Remeasurement adjustment on public shares subject to possible redemption	$856,776	$1,659,332

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

ClimateRock (the “Company”) is a Cayman Islands exempted company incorporated as a blank check company on December 6, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company focuses on opportunities in climate change, environment, renewable energy and emerging, clean technologies.

In order to effect a Business Combination, the Company owns subsidiary ClimateRock Holdings Limited, a Cayman Islands exempted company (“Holdings” or “Pubco”), and its subsidiary ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”).

As of September 30, 2025, the Company had not yet commenced operations. All activity through September 30, 2025 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and post-offering activities in search for a target to consummate a Business Combination. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on April 27, 2022. On May 2, 2022, the Company consummated its Initial Public Offering of 7,875,000 units (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, including 375,000 Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, generating gross proceeds of $78,750,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,762,500 warrants (“Private Placement Warrants”) at a price of $1.00 per warrant to the Company’s sponsor, U.N. SDG Support LLC, a Delaware limited liability company (“Sponsor”), generating gross proceeds of $3,762,500 (See Note 4).

Offering costs amounted to $5,093,930, consisting of $1,181,250 of underwriting fees, $2,362,500 of deferred underwriting commissions payable (which are held in the Trust Account as defined below), $946,169 of Representative Shares (See Note 6), and $604,011 of other offering costs. As described in Note 6, the $2,362,500 of deferred underwriting commissions payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement.

Upon the closing of the Initial Public Offering and Private Placement, $79,931,250 of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

At September 30, 2025, the Company had $6,914 in cash held outside of the Trust Account. The Company’s management (the “Management”) has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (approximately $12.43 per share as of September 30, 2025, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6).

The Company initially had until 12 months from the closing of the Initial Public Offering to consummate an initial Business Combination. However, if the Company anticipated that it may not be able to consummate the initial Business Combination within 12 months, it may extend the period of time to consummate a Business Combination by two additional 3-month periods (for a total of up to 18 months) without submitting proposed extensions to its shareholders for approval or offering its Public Shareholders redemption rights in connection therewith. The Company’s Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, would have been required to deposit into the Trust Account $787,500 ($0.10 per share) on or prior to the date of the applicable deadline for each additional three month period. In connection with the Company’s extraordinary general meeting of shareholders held on April 27, 2023 (the “2023 EGM”), the Company’s amended and restated memorandum and articles of association was amended to remove this requirement. Instead, the Sponsor has agreed to contribute to the Company as a loan of $75,000 for each calendar month (commencing on May 2, 2023 and ending on the 1st day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial Business Combination from May 2, 2023 until May 2, 2024 (or such earlier date as determined by the board of directors in its sole discretion).

On April 27, 2023, the Company held the 2023 EGM and approved, among other things, an amendment to the Company’s amended and restated memorandum and articles of association to (i) extend the date by which the Company would be required to consummate a Business Combination from November 2, 2023 (assuming the Sponsor was to have effected and paid extensions as described in the definitive proxy statement as filed with the Securities and Exchange Commission (the “SEC”) on April 11, 2023) to May 2, 2024 (or such earlier date as determined by the Company’s board of directors in its sole discretion) (the “Extension Amendment”) and (ii) to permit its board of directors, in its sole discretion, to elect to wind up the Company’s operations on, or on an earlier date than May 2, 2024 (including prior to May 2, 2023). In connection with the 2023 EGM, shareholders holding 5,297,862 of the Company’s Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $55,265,334 (approximately $10.43 per share) was removed from the Trust Account to pay such holders.

On April 29, 2024, the Company held an extraordinary general meeting in lieu of an annual general meeting of shareholders (the “2024 EGM”) and approved, among other things, an amendment to the Company’s amended and restated memorandum and articles of association to (i) extend the date by which the Company would be required to consummate a Business Combination (the “Combination Period”) from May 2, 2024 to May 2, 2025 (or such earlier date as determined by the board of directors in its sole discretion), and (ii) to permit our board of directors, in its sole discretion, to elect to wind up our operations on, or on an earlier date than May 2, 2025. In connection with the 2024 EGM, shareholders holding 111,915 shares of the Company’s Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $1.27 million (approximately $11.37 per share) was removed from the Trust Account to pay such holders.

On April 30 and May 1, 2025, the Company held an extraordinary general meeting in lieu of an annual general meeting of shareholders (the “2025 EGM”) and approved, among other things, an amendment to the Company’s amended and restated memorandum and articles of association to (i) extend the date by which the Company would be required to consummate a Business Combination from May 2, 2025 to November 2, 2025 (or such earlier date as determined by

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the board of directors in its sole discretion) (the “2025 Extension”), and (ii) to permit the Company’s board of directors, in its sole discretion, to elect to wind up operations on, or an earlier date than November 2, 2025. In connection with 2025 EGM, shareholders holding 2,016,792 shares of the Company’s Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $24.67 million (approximately $12.23 per Public Share) was removed from the Trust Account to pay such Public Shareholders.

On October 29, 2025, the Company held an extraordinary general meeting of shareholders (the “2025B EGM”) and approved, among other things, an amendment to the amended and restated memorandum and articles of association to (i) extend the Combination Period from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up its operations on, or on an earlier date than May 2, 2026. The Company expects to publish final redemption numbers and amounts within four business days of the 2025B EGM.

Nasdaq Listing

On April 10, 2024, the Company received a deficiency letter from the Listing Qualifications Department (the “Nasdaq Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that its Public Shareholders were below the 400 Public Holders minimum requirement for continued inclusion on the Global Market tier of Nasdaq pursuant to Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). The notifications received had no immediate effect on the Company’s Nasdaq listing. The Nasdaq rules provide the Company with 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance. The Company submitted to Nasdaq a plan to regain compliance on May 28, 2024, and the Nasdaq Staff granted the Company an extension until October 7, 2024 to comply with the Public Holders Requirement.

On October 8, 2024, the Company received a notice from the Nasdaq Staff that, since the Company had not regained compliance with the Public Holders Requirement, its securities would be subject to delisting from Nasdaq, unless the Company timely requested a hearing before the Hearing Panel of Nasdaq (the “Nasdaq Panel”) by October 15, 2024. On October 15, 2024, the Company submitted a request to appeal to the Nasdaq Panel and the hearing was held on December 10, 2024.

On January 6, 2025, the Nasdaq Panel granted the Company’s request for an exception to the Public Holders Requirement until April 7, 2025, at which time the Company must demonstrate compliance with the Public Holders Requirement. On April 2, 2025, we notified the Nasdaq Panel that we would not be able to close our initial Business Combination by the Nasdaq Panel’s April 7, 2025 deadline.

On April 8, 2025, the Company received written notice from the Nasdaq Panel indicating that the Nasdaq Panel had determined to delist its securities from Nasdaq and that trading in its securities would be suspended at the open of trading on April 10, 2025, due to the Company’s failure to comply with the terms of the Nasdaq Panel’s earlier decision. Pursuant to such decision, among other things, the Company was required to complete its initial Business Combination by no later than April 7, 2025. Accordingly, the Nasdaq Panel determined to delist the company’s securities from Nasdaq. The Company’s public securities were suspended from trading on Nasdaq on April 10, 2025. On July 15, 2025, the Form 25-NSE was filed to delist the Company’s securities from Nasdaq.

Following the suspension of trading on Nasdaq, the Units, Public Shares, Public Warrants and Rights have been quoted on the Pink Limited tier of the OTC Markets Group Inc. under the symbols “CLRCUF,” “CLRCF,” “CLRCWF,” and “CLRCRF”, respectively.

Going concern and management’s plan

As of September 30, 2025, the Company has a cash balance of $6,194 and a working capital deficit of $7.5 million. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the accompanying unaudited consolidated financial statements. Prior to consummation of

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

a Business Combination, the Company has the ability to secure additional funding from the Sponsor or other related parties. There is no assurance that the Company’s plans to consummate a Business Combination will be successful. The accompanying unaudited consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and Principles of Consolidation

The accompanying unaudited consolidated condensed financial statements as of September 30, 2025, and for the three and nine months ended September 30, 2025 and 2024 presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2025 are not necessarily indicative of the results that may be expected for the period ending December 31, 2025, or any future period.

The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Form 10-K filed by the Company with the SEC on June 25, 2025.

Cash and cash equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. As of September 30, 2025 and December 31, 2024, the Company had a cash balance of $6,194 and $14,384 in its working capital account, respectively.

Cash and cash equivalents in Trust Account

The funds held in the Trust Account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of the consummation of its first Business Combination and the Company’s failure to consummate a Business Combination within the Combination Period. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, on May 2, 2024, we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or our liquidation.

The Company’s cash and cash equivalents held in the Trust Account are classified as cash equivalents. Gains and losses resulting from the change in the balance of the cash and cash equivalents held in Trust Account are included in dividend income on the Trust Account in the accompanying unaudited consolidated statements of operations. Dividend income earned is fully reinvested into the cash and cash equivalents held in Trust Account and therefore considered as an adjustment to reconcile net loss to net cash used in operating activities in the accompanying unaudited consolidated statements of cash flow. Such interest income reinvested will be used to redeem all or a portion of the Class A ordinary shares upon the completion of Business Combination (see Note 1).

At September 30, 2025 and December 31, 2024, the Company had $5,574,021 and $29,381,085 held in the Trust Account, respectively, including dividend income of $638,839 and $1,109,332 recognized in the nine months ended September 30, 2025 and September 30, 2024, respectively.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s accompanying unaudited consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the accompanying unaudited consolidated financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, the actual results could differ significantly from those estimates.

Ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Ordinary Shares (as defined in Note 5) subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Ordinary Shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals zero. Accordingly, Ordinary Shares subject to possible redemption are presented at redemption value (plus any interest earned and/or dividends on the Trust Account) as temporary equity, outside of the shareholders’ equity section of the accompanying unaudited consolidated balance sheets.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

Management determined that the Cayman Islands is the Company’s only major tax jurisdiction. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the accompanying unaudited consolidated financial statements. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” In order to determine the net loss attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed loss allocable to both the redeemable shares and non-redeemable shares and the undistributed loss is calculated using the total net loss less interest income in Trust Account less any dividends paid. We then allocated the undistributed loss ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. At September 30, 2025 and 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The net loss per share presented in the consolidated statement of operations is based on the following:

	Three months ended September 30, 2025	Three months ended September 30, 2024
Net (loss) income	$(487,305)	$172,722
Less: Monthly extension fees	17,937	150,000
Less: Dividend income on Trust Account to be allocated to redeemable shares	57,276	368,522
Net loss excluding monthly extension fees and dividend income on Trust Account	$(562,518)	$(345,800)

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Three months ended September 30, 2025
	Redeemable shares	Non-redeemable shares
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including accretion of temporary equity to redemption value and excluding monthly extension fees and dividend income on Trust Account	$(99,495)	$(463,023)
Monthly extension fees	17,937	—
Dividend income on Trust Account	57,276	—
Allocation of net loss	$(24,282)	$(463,023)

Denominators:
Weighted-average shares outstanding	448,431	2,086,874
Basic and diluted net loss per share	$(0.05)	$(0.22)
	Three months ended September 30, 2024
	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity to redemption value and excluding dividend income on Trust Account	$(187,271)	$(158,529)
Monthly extension fees	150,000	—
Dividend income on Trust Account	368,522	—
Allocation of net income (loss)	$331,251	$(158,529)

Denominators:
Weighted-average shares outstanding	2,465,223	2,086,874
Basic and diluted net income (loss) per share	$0.13	$(0.08)
	Nine months ended September 30, 2025	Nine months ended September 30, 2024
Net loss	$(844,755)	$(409,112)
Less: Monthly extension fees	217,937	550,000
Less: Dividend income on Trust Account to be allocated to redeemable shares	638,839	1,109,332
Net loss excluding monthly extension fees and dividend income on Trust Account	$(1,701,531)	$(2,068,444)

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Nine months ended September 30, 2025
	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity to redemption value and excluding monthly extension fees and dividend income on Trust Account	$(663,810)	$(1,037,721)
Dividend income on Trust Account	638,839	—
Monthly extension fees	217,937	—
Allocation of net income (loss)	$192,966	$(1,037,721)

Denominators:
Weighted-average shares outstanding	1,334,933	2,086,874
Basic and diluted net income (loss) per share	$0.14	$(0.50)
	Nine months ended September 30, 2024
	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity to redemption value and excluding dividend income on Trust Account	$(1,130,200)	$(938,244)
Dividend income on Trust Account	1,109,332	—
Monthly extension fees	550,000	—
Allocation of net income (loss)	$529,132	$(938,244)

Denominators:
Weighted-average shares outstanding	2,513,828	2,086,874
Basic and diluted net income (loss) per share	$0.21	$(0.45)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 825, “Financial Instruments” approximates the carrying amounts represented in the consolidated balance sheet, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2025 and December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2025	December 31, 2024
Assets:
Cash and cash equivalents held in Trust Account	1	$5,574,021	$29,381,085

Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at September 30, 2025 and December 31, 2024.

Recent accounting pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On May 2, 2022, the Company consummated its Initial Public Offering of 7,875,000 Units, including 375,000 Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $78,750,000.

Each unit consists of one Class A ordinary share, one-half of one redeemable warrant and one right. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to certain adjustments. Each right entitles the holder to receive one-tenth of one Class A ordinary share upon consummation of the Company’s initial Business Combination (See Note 7 — Shareholders’ Equity, Class A Ordinary Shares).

All of the 7,875,000 Public Shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

As of September 30, 2025 and December 31, 2024, the Class A ordinary shares reflected on the consolidated balance sheet are reconciled in the following table.

	As of September 30, 2025	As of December 31, 2024
Gross proceeds	$78,750,000	$78,750,000
Less:
Proceeds allocated to public warrants and public rights	(6,898,500)	(6,898,500)
Offering costs of public shares	(4,647,702)	(4,647,702)
Redemption of shares	(81,201,417)	(56,537,577)
Plus:
Accretion of carrying value to redemption value	18,053,703	17,414,864
Monthly extension fees	1,517,937	1,300,000
Ordinary shares subject to possible redemption	$5,574,021	$29,381,085

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4. PRIVATE PLACEMENT

On May 2, 2022, the Company sold 3,762,500 Private Placement Warrants, including 112,500 Private Placement Warrants that were issued pursuant to the underwriters’ partial exercise of the over-allotment option, at $1.00 per warrant, generating gross proceeds of $3,762,500 in the Private Placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder shares

On December 30, 2021, the Company issued 2,156,250 of its Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”) to the Sponsor (the “Founder Shares”) for $25,000 at a par value of $0.0001, which included an aggregate of up to 281,250 Class B Ordinary Shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). The Sponsor had paid $25,000 in exchange for the Founder Shares through a related party before December 31, 2021.

Since the over-allotment option was partially exercised in respect of 375,000 Option Units and, as agreed with the Company, the underwriters waived their right to further exercise the over-allotment option, a total of 93,750 of the Founder Shares were no longer subject to forfeiture on May 2, 2022, and 187,500 of the Founder Shares were forfeited, resulting in an aggregate of 1,968,750 Founder Shares issued and outstanding.

On April 22, 2022, the Sponsor entered into a series of securities transfer agreements, pursuant to which membership interests of the Sponsor correspond to a total of 146,875 Founder Shares were transferred to certain directors and officers of the Company. Of these, membership interests of the Sponsor correspond to 71,875 shares became fully vested upon the consummation of the Company’s IPO in May 2022. The remaining membership interests of the Sponsor correspond to 75,000 shares will vest upon completion of the Company’s initial Business Combination.

On March 31, 2023, the Sponsor elected to convert 1,968,749 Class B Ordinary Shares to Class A Ordinary Shares, on a one-for-one basis (the “Founder Share Conversion”). The Class A Ordinary Shares issued in the Founder Share Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Founder Share Conversion, including among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the IPO Registration Statement.

On May 20, 2024, the Sponsor entered into a series of securities transfer agreements pursuant to which membership interests of the Sponsor correspond to 60,300 Founder Shares were transferred to certain directors and officers of the Company. The vesting of these membership interests is contingent solely upon the successful completion of the Company’s initial Business Combination.

On April 2, 2025, the Sponsor entered into a securities transfer agreement pursuant to which membership interests of the Sponsor corresponds to 10,000 Founder Shares were transferred to a certain officer of the Company. The vesting of these membership interests is contingent solely upon the successful completion of the Company’s initial Business Combination.

Following the Founder Share Conversion and the Extension Redemptions, and as of September 30, 2025, there were 2,535,305 Class A Ordinary Shares and one Class B Ordinary Share issued and outstanding and the Sponsor holds approximately 77.65% of the issued and outstanding Ordinary Shares.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Loans with related party

The Company agreed to borrow up to $500,000 from Eternal B.V., an affiliate of the Company through common ownership (“Eternal”), to be used for the payment of costs related to the Initial Public Offering (the “First Eternal Loan”). Eternal loaned us $63,073 under the First Eternal Loan. Pursuant to the loan agreement and its subsequent amendments, the First Eternal Loan was non-interest bearing, unsecured and due on the closing of the Initial Public Offering. The First Eternal Loan was fully repaid on June 2, 2022.

On September 21, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $180,000, on an unsecured basis and bearing no interest (the “Second Eternal Loan”). The Second Eternal Loan was available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Second Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Second Eternal Loan was $170,603 and no interest was accrued.

Additionally, on November 12, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $300,000, on an unsecured basis and bearing no interest (the “Third Eternal Loan”). The Third Eternal Loan was available to be drawn down from November 12, 2022 to March 31, 2023. The maturity date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination, as amended by the Third Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

On January 29, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $50,000, on an unsecured basis and bearing no interest (the “Fourth Eternal Loan”). The Fourth Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date is the earlier of December 31, 2025 or the date of the consummation of the initial Business Combination, as amended by the Fourth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fourth Eternal Loan was $50,000 and no interest was accrued

On April 12, 2023, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest (the “Fifth Eternal Loan”). The Fifth Eternal Loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Fifth Eternal Loan Amendment. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Fifth Eternal Loan was $500,000 and $500,000, respectively, and no interest was accrued.

On November 1, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $335,000 on an unsecured basis and bearing no interest (the “Sixth Eternal Loan”). The Sixth Eternal Loan was available to be drawn down from November 1, 2023. The maturity date is December 31, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Sixth Eternal Loan Amendment. In the event the Company not repay the Sixth Eternal Loan within 10 days of the consummation of the initial Business Combination, the Company will pay an interest of five percent (5%) per month to Eternal until the date of repayment of the Sixth Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Sixth Eternal Loan was $335,000 and $335,000, respectively, and no interest was accrued.

On November 1, 2023, the Company and Eternal agreed to the Eternal Loan Amendment requiring that in the event that Company does not repay each of the Second Eternal Loan, Third Eternal Loan, Fourth Eternal Loan, and Fifth Eternal Loan within 10 days of the consummation of the initial Business Combination, the Company will pay an interest of five percent (5%) per month to Eternal until the date of repayment of each such loan.

On August 5, 2024, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $1,500,000, on an unsecured basis and bearing no interest (the “Seventh Eternal Loan”). The Seventh Eternal Loan was available for drawdown in unlimited number of installments in the period from August 3, 2024 to

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

September 30, 2025. The final repayment date is December 31, 2025 or, if earlier, the date of the consummation of the initial Business Combination of us. As of September 30, 2025, the Company borrowed an additional $268,460 beyond the initial terms of the Seventh Eternal Loan. As of September 30, 2025 and December 31, 2024, the outstanding balance of the Seventh Eternal Loan was $1,768,460 and $1,718,460, respectively and no interest was accrued.

Eternal is controlled by Charles Ratelband V, the Company’s Executive Chairman of the Board. Each member of the Board has been informed of Mr. Ratelband’s material interest in the loan agreements, and upon the approval and recommendation of the audit committee of the Board, the Board has determined that the above loans with Eternal are fair and in the best interests of us and has voted to approve such loans.

Gluon Renewable Energies Limited Loan

On November 1, 2024, we entered into a loan agreement with Gluon Renewable Energies for a loan of $20,000 to assist with short term cash demands. We agreed to repay the principal amount of $20,000, plus $1 interest, on or before February 28, 2025. The repayment deadline was subsequently extended to December 31, 2025.

From May 16, 2025 to September 30, 2025, Gluon Renewable Energies Limited made payments totaling $310,153 on behalf of the Company. Other disbursements were for late vendor invoices and the insurance renewal. As of September 30, 2025, the outstanding balance of the loan from Gluon Renewable Energies Limited was $330,153 and $1 of interest was accrued.

Promissory Note

In connection with the 2023 Extension, on May 2, 2023, the Company issued a convertible promissory note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in the 2023 Redemptions. The Sponsor agreed to pay $75,000 per month until the completion of an initial Business Combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by the Board in its sole discretion). The 2023 Extension Note (as defined below) bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the Company’s liquidation. On November 3, 2023, the Company issued an amended and restated promissory note to such promissory note (as amended and restated, the “2023 Extension Note”). Per the 2023 Extension Note, if the Company does not repay the 2023 Extension Note within five days of the maturity date, five percent (5%) interest per month will accrue on the unpaid principal balance until the 2023 Extension Note is fully repaid. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of warrants (the “Conversion Warrants”) at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants. The Company has determined that the fair value of the 2023 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2023 Extension Note was $900,000 and $900,000, respectively, and no interest was accrued.

On April 30, 2024, the Company issued a convertible promissory note in the aggregate principal amount of $600,000 to the Sponsor (the “2024 Extension Note”), which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in the 2024 Redemptions. The Sponsor agreed to pay $50,000 per month that is needed to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by the Board in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the Company’s liquidation. At any time prior to the payment in full of the principal balance of the 2024 Extension Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants. The Company has determined that the fair value of the 2024 Extension Note is par value. As of September 30, 2025 and December 31, 2024, the outstanding balance of the 2024 Extension Note was $600,000 and $400,000, respectively.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On June 20, 2025, the Company issued a promissory note in the aggregate principal amount of $107,623 to the Sponsor (the “2025 Extension Note”), which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the 2025 Extension. The Sponsor agreed to pay $0.04 per unredeemed share per month that the Board of Directors decides to take to complete an initial Business Combination, commencing on May 2, 2025 and continuing through November 2, 2025 (or such earlier date as determined by the Board of Directors in its sole discretion). The 2025 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the liquidation. As of October 28, 2025, one monthly installment of the 2025 Extension Note had been paid ($17,937), and five monthly installments of approximately $89,686 (not including applicable interest) remained outstanding and still need to be deposited into the Trust Account to support the 2025 Extension.

Administrative Service Fee

The Company entered into an administrative services agreement with the Sponsor on April 27, 2022 whereby the Sponsor was to perform certain services for the Company for a monthly fee of $10,000 (as assigned, the “Administrative Services Agreement”). On May 2, 2022, the Sponsor entered into an assignment agreement with Gluon Group, an affiliate of the Company (“Gluon”), to provide the services detailed in the Administrative Service Agreement. Per Regnarsson, our Chief Executive Officer and a director, is the Managing Partner of Gluon Partners, LLP (“Gluon”). As of September 30, 2025 and December 31, 2024, $45,186 and $39,187 has been paid to Gluon Group for such services and an additional $388,941 and $304,941, respectively, has been accrued.

Advisory Services

On September 21, 2022, the entered into a letter agreement with Gluon (the “Gluon Letter Agreement” ) to pay a fee upon completion of one or more successful transactions (the “Gluon Transaction Success Fee”). The Company will pay Gluon $500,000 upon completion of one or more transactions with an aggregate purchase price of less than $400,000,000; and, an additional $500,000 upon completion of one or more transactions with an aggregate purchase price of more than $400,000,000. This means the total remuneration for transactions with a purchase price more than $400,000,001 would be $1,000,000. The transaction purchase price will correspond to the price paid to the sellers of the applicable target, including cash, debt, and equity funded payments. Each Gluon Transaction Success Fee will be payable upon consummation of the applicable transaction, regardless of (i) the calendar for the payment of the purchase price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the transaction, or (iv) any adjustments to the price of the transaction subsequent to consummation. Following payment of the Gluon Transaction Success Fee, any accrued fees payable to the Gluon Group by the Company will be waived.

On October 5, 2022, the Company agreed with Gluon to lower the Gluon Transaction Success Fee to a total payment of $250,000 upon successful completion of one of more transactions with an aggregate purchase price equal or more than $400,000,000.

In addition, the Gluon Letter Agreement was amended to entitle Gluon, with respect to any financing undertaken by the Company introduced by Gluon during the term of the Gluon Letter Agreement, to the following fees: (i) for a financing involving an issuance of our senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to two percent (2.0%) of the gross proceeds received by the Company at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to five percent (5.0%) of the gross proceeds received by the Company at such closing.

In addition to the Gluon Transaction Success Fee, the Company agreed to pay Gluon Group for any reasonable and documented out-of-pocket expenses incurred in connection with providing the services for the transactions. In the event of a successful initial Business Combination, Gluon also agreed to waive any accrued fees we owed.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Per Regnarsson, the Chief Executive Officer and a director of the Company, is the Managing Partner of Gluon. Each member of the Boards has been informed of Mr. Regnarsson’s material interest in the Gluon Letter Agreement, and upon the approval and recommendation of the audit committee of the Board, the Board determined that the Gluon Letter Agreement is fair and in the best interests of the Company and voted to approve the Gluon Letter Agreement.

Business Combination Agreement

On December 30, 2023, ClimateRock entered into the GreenRock Business Combination Agreement (As defined in Noted 6) with GreenRock (as defined in Note 6), a related party through shared management (see Note 6).

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration rights

Pursuant to a registration rights agreement, dated April 27, 2022, the holders of the Founder Shares and the Private Placement Warrants (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights agreement.

Underwriting agreement

On October 21, 2021, the Company engaged Maxim Group LLC (“Maxim”) as the representative of the underwriters of the Initial Public Offering. The Company granted the underwriters a 45-day option until June 11, 2022 to purchase up to 1,125,000 Option Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 2, 2022, the underwriters partially exercised the Over-Allotment Option in respect of 375,000 Option Units and, as agreed with the Company, the underwriters waived their right to further exercise the option on May 5, 2022.

The underwriters were entitled to an underwriting discount of $0.45 per unit, or $3,543,750 in the aggregate, of which $0.15 per Unit, or $1,181,250 was paid upon the closing of the Initial Public Offering. Of the $0.45 discount, the underwriters were entitled to a deferred underwriting commission of $0.30 per Unit, or $2,362,500 in the aggregate (the “Deferred Fee”). The Deferred Fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, dated April 22, 2024 the Company entered into with Maxim in connection with the Initial Public Offering (the “Underwriting Agreement”).

In addition to the underwriting discount, the Company agreed to pay or reimburse the underwriters for travel, lodging and other “road show” expenses, expenses of the underwriters’ legal counsel and certain diligence and other fees, including the preparation, binding and delivery of bound volumes in form and style reasonably satisfactory to the representative, transaction Lucite cubes or similar commemorative items in a style as reasonably requested by the representative, and reimbursement for background checks on the Company’s directors, director nominees and executive officers, which such fees and expenses are capped at an aggregate of $125,000 (less amounts previously paid). The $125,000 was paid out of the proceeds of the Initial Public Offering on May 2, 2022.

Representative Shares

The Company issued to Maxim and/or its designees, 118,125 Class A Ordinary Shares upon the consummation of the Initial Public Offering (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost associated with the Initial Public Offering, with a corresponding credit to shareholder’s equity. The Company estimated the fair value of Representative Shares to be $946,181. Maxim has agreed not to transfer, assign, or sell any of the Representative Shares until the completion of the Business Combination. In addition, Maxim has

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

agreed: (i) to waive its redemption rights with respect to the Representative Shares in connection with the completion of the Business Combination; and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to the Representative Shares if the Company fails to complete its Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and were therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the IPO Registration Statement pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), the Representative Shares could not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following April 27, 2022, nor could they be sold, transferred, assigned, pledged, or hypothecated for a period of 180 days immediately following April 27, 2022 except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Subject to certain conditions, the Company granted Maxim, for a period beginning on May 2, 2022 and ending 12 months after the date of the consummation of the Business Combination, a right of first refusal to act as book-running managing underwriter or placement agent for any and all future public and private equity, equity-linked, convertible and debt offerings for the Company or any of its successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from April 27, 2022.

Transaction Expenses

On May 31, 2022, we entered into an agreement (the “EGS Agreement”) with Ellenoff, Grossman & Schole LLP (“EGS”) to (x) act as U.S. securities counsel to us in connection with pending acquisition targets for us to acquire consistent with our Initial Public Offering and (y) assist in U.S. securities work related to the initial Business Combination. The fee structure for this agreement is as follows: (i) an upfront retainer of $37,500, (ii) billing on an hourly basis for time, (iii) each month fifty percent (50%) of the amount billed shall be due and owing, (iv) the remaining fifty percent (50%) not paid, on a monthly basis, will be deferred until the closing of the initial Business Combination and will be paid with a twenty percent (20%) premium. As of September 30, 2025 and December 31, 2024, the total outstanding billed amount for services provided by EGS was $1,025,267 and $932,285 respectively of which $512,633 and $466,143 (50% of the outstanding balance), is considered outstanding per the terms of the EGS Agreement and is included in accrued liabilities on the consolidated balance sheet of the unaudited consolidated financial statements contained elsewhere in this Report. As the initial Business Combination cannot be deemed probable as of September 30, 2025 and December 31, 2024, respectively, and payment of the deferred portion of the outstanding balance is contingent upon a successful initial Business Combination, no amount was accrued for the deferred portion of the outstanding amount or the premium.

We also incur costs from our Cayman counsel, Ogier. Costs related to the transaction are split equally between the Company and the target, GreenRock.

On August 17, 2022, the Company entered into an agreement (as amended, the “Maxim Letter Agreement”) with Maxim to pay a fee (the “Maxim Success Fee”) upon completion of one or more successful transactions. On October 3, 2022, the Company amended the Maxim Letter Agreement to state that the Company will pay to Maxim, upon closing of such successful transaction(s), a fee based upon the amount of cash we have in the Trust Account immediately prior to consummation of the transaction and/or contributed to the transaction. If the amount of such cash is less than $50,000,000, Maxim’s fee will be equal to $200,000 in cash and an additional $150,000 of common stock of the post-transaction company (the “New Common Stock”). If the amount of such cash is equal to or greater than $40 million, the Maxim Success Fee will be $500,000 cash. If the amount of such cash is equal to or greater than $75 million, the Maxim Success Fee will be $500,000 cash and an additional $500,000 payable in either cash or New Common Stock, at the Company’s option. The New Common Stock will be issued to Maxim Partners LLC, will be valued at the same price per share/exchange ratio as in the definitive transaction documentation, and it will have unlimited piggyback registration rights. The Maxim Success Fee will be paid upon the consummation of the transaction.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

On July 11, 2022, the Company entered into a letter agreement with ALANTRA Corporate Finance, S.A.U. (“ALANTRA”) and U.N. SDG Support Holdings LLC (“Sponsor Entity”), under which we engaged ALANTRA to act as the Company’s financial advisor for the design, negotiation, and execution of potential Business Combinations between us and one or more energy transition companies. On October 3, 2022, the Company amended such letter agreement (the “ALANTRA Letter Agreement”).

Under the ALANTRA Letter Agreement, the Company agreed to pay ALANTRA a retainer of $15,000 at the signing of the ALANTRA Letter Agreement plus a retainer fee of $20,000 per month that is due and payable on the last day of each month for a maximum period of five months. Should the aggregated value of the transaction be above $400,000,000, the retainer fee will increase up to $40,000 per month with the same maximum five-month period for the payment of any retainer fee.

If a transaction that is introduced by ALANTRA or by another institution to which no fees are due by the Company (e.g. an institution acting on behalf of a target) is completed the following remuneration will be due to ALANTRA as a remuneration for its services (“ALANTRA Success Fee”).

•        $1,600,000 payable by us; and

•        $1,600,000 payable by or on behalf of the Sponsor Entity

If a transaction is completed in North America, Asia, or Africa that is not introduced by ALANTRA and such transaction requires an introductory, advisory, or similar fee due by the Company, the Company shall pay ALANTRA an ALANTRA Success Fee in the form of:

•        For the first $300,000,000 of aggregated value of the transaction, 0.85% of each transaction purchase price; and

•        For the aggregated value of the transaction above the first $300,000,000, 0.4% of each transaction purchase price

Notwithstanding the above, it is agreed that the ALANTRA Success Fee will be subject to a minimum of EUR 1,000,000.

Each ALANTRA Success Fee shall be payable upon consummation of the applicable transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the price, (ii) how the purchase price is funded, (iii) and any deferred payment subsequent to consummation of the transaction, or (iv) any adjustment to the price of the transaction subsequent to consummation.

On January 4, 2024, the Company entered into an agreement (the “MZHCI Agreement”) with MZHCI, LLC (“MZHCI”), pursuant to which MZHCI acts as consultant and adviser, to counsel, and inform its designated officers and employees as it relates to pre & post IPO, Business Combination readiness assessment, post transaction close preparation advisory, overall capital markets climate related to global macroeconomic conditions, world-leading exchanges, its competitors, related Business Combinations in the relevant market segments, and other aspects of/or concerning our business about which MZHCI has knowledge or expertise. The MZHCI Agreement became effective upon execution and was active for a period of six months, with automatic renewals every six months thereafter. Prior to the Business Combination, the Company pays MZHCI $12,000 per month and subsequent to the Business Combination, the Company shall pay MZHCI $15,000 per month. At the successful close of the initial Business Combination, the Company will issue MZHCI $120,000 worth of its restricted securities, valued at the closing price on the first day of trading after the successful close of the initial Business Combination.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Agreement

EEW

On October 6, 2022, the Company entered into a Business Combination Agreement with Pubco, SPAC Merger Sub, and E.E.W. Eco Energy World PLC, a company formed under the laws of England and Wales (“EEW”). On August 3, 2023, the Company entered into an Amended and Restated Business Combination Agreement (as amended and restated, the “Original Business Combination Agreement”) with Pubco, SPAC Merger Sub and EEW.

On November 29, 2023, the Company notified EEW that we had elected to terminate the Original Business Combination Agreement effective immediately, pursuant to Section 9.1(b) and 9.2 thereof, since the conditions to the closing of such Business Combination were not satisfied or waived by the outside date of September 30, 2023. As a result, the Original Business Combination Agreement is of no further force and effect, except for certain specified provisions in the Original Business Combination Agreement, which survive its termination and remain in full force and effect in accordance with their respective terms.

GreenRock

On December 30, 2023, the Company entered into an Agreement and Plan of Merger (the “GreenRock Business Combination Agreement”) with Pubco, SPAC Merger Sub, GreenRock Merger Sub Corp. (“Company Merger Sub”) and GreenRock Corp., a Cayman Islands exempted company (“GreenRock”). Pursuant to the GreenRock Business Combination Agreement, (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity, as a result of which, (i) the Company shall become a wholly-owned subsidiary of Pubco, and (ii) each of the Company’s issued and outstanding securities immediately prior to the Effective Time (as defined in the GreenRock Business Combination) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer to acquire each issued and outstanding GreenRock ordinary share in exchange for Ordinary Shares of Pubco (“Pubco Ordinary Shares”) and (ii) Pubco shall also offer each holder of GreenRock’s outstanding vested options replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the GreenRock Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, as may be amended from time to time (the “Companies Act”).

On November 6, 2024, the Company, GreenRock, Pubco, SPAC Merger Sub, and Company Merger Sub entered into that certain Amendment to the GreenRock Business Combination Agreement, pursuant to which the GreenRock Business Combination Agreement was amended to, among other things: (i) remove the $15,000,000 minimum cash closing condition; (ii) extend the outside date under the GreenRock Business Combination Agreement from March 31, 2024 to May 2, 2025; (iii) reduce the escrow share portion of the consideration from 16,885,000 Pubco Ordinary Shares to 4,000,000 Pubco Ordinary Shares and as a result reduce the overall merger consideration payable to the GreenRock shareholders from 44,658,000 Pubco Ordinary Shares to 32,000,000 Pubco Ordinary Shares; (iv) revise the escrow share release provisions to provide for the full release of the escrowed shares to the GreenRock shareholders in the event that the adjusted EBITDA for GreenRock for fiscal year 2025 equals or exceeds $25,000,000 (otherwise the escrowed shares will be forfeited); and (v) add a covenant for GreenRock to complete the acquisition of certain operating subsidiaries prior to the closing of the GreenRock Business Combination.

On April 30 and May 1, 2025, the Company held the 2025 EGM and approved, among other things, an amendment to the amended and restated memorandum and articles of association to (i) extend the Combination Period from May 2, 2025 to November 2, 2025 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up our operations on, or on an earlier date than November 2, 2025. In connection with the 2025 EGM, Public Shareholders holding 2,016,792 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $24.7 million (approximately $12.23 per Public Share) was removed from the Trust Account to pay such Public Shareholders.

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

On October 29, 2025, the Company held the 2025B EGM and approved, among other things, an amendment to the amended and restated memorandum and articles of association to (i) extend the Combination Period from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up its operations on, or on an earlier date than May 2, 2026. The Company expects to publish final redemption numbers and amounts within four business days of the 2025B EGM.

NOTE 7. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares

The Company is authorized to issue 479,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. Holders of the Class A Ordinary Shares are entitled to one vote for each Class A Ordinary Share held. As of September 30, 2025 and December 31, 2024, there were 2,086,874 and 2,086,874 Class A Ordinary Shares issued and outstanding, respectively.

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B Ordinary Shares with a par value of $0.0001 per share. Holders of the Company’s Class B Ordinary Shares are entitled to one vote for each share. As of September 30, 2025 and December 31, 2024, there was one Class B Ordinary Share outstanding, respectively.

Preference Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. As of September 30, 2025 and December 31, 2024, there were no preferred shares outstanding.

Warrants

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will be subject to certain restrictions on transfer and entitled to registration rights. The Warrants may only be exercised for a whole number of Class A Ordinary Share.

The Private Placement Warrants (including Class A Ordinary Share issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable, or salable until 30 days after the completion of the initial Business Combination. Following such period, the Private Placement Warrants (including the Class A Ordinary Share issuable upon exercise of the Private Placement Warrants) will be transferable, assignable, or salable, except that the Private Placement Warrants will not trade. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade.

The Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Share issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Share issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement, dated April 27, 2022 the Company entered into with Continental Stock Transfer & Trust Company, as Warrant agent (the “Warrant Agreement”). If a registration statement covering the Ordinary Shares issuable upon exercise of the Warrants is not effective by the ninetieth (90th) day after the closing of

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption, once they become exercisable:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported last sale price of the Ordinary Shares equals or exceeds $18.00 per Ordinary Share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, Management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

The exercise price and number of Ordinary Shares issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuance of Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

If: (i) the Company issues additional Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share, with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by such holder or affiliates, as applicable, prior to such issuance) (the “New Issuance Price”); (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation thereof (net of redemptions); and (iii) the volume weighted average trading price of the Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant price shall be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the New Issuance Price and the redemption trigger price ($18.00) shall be adjusted to equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Company accounts for the Public Warrants and the Private Placement Warrants as equity instruments, so long as the Company continues to meet the accounting requirements for equity instruments.

Rights

Each holder of a Right will automatically receive one-tenth (1/10) of one Ordinary Share upon consummation of a Business Combination, except in cases where the Company is not the surviving company in a Business Combination, and even if the holder of such Right redeemed all Ordinary Shares held by it in connection with a Business Combination. No additional consideration will be required to be paid by a holder of a Right in order to receive its additional Ordinary Shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by shareholders in the Initial Public Offering. If the Company enters into a definitive

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of Ordinary Shares will receive in the transaction on an as-exchanged for Ordinary Shares basis, and each holder of a Right will be required to affirmatively exchange its Rights in order to receive the 1/10 share underlying each Right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the Rights holder will be required to indicate its election to exchange the Right for the underlying shares within a fixed period of time after which period the Rights will expire worthless.

Pursuant to the Rights agreement, a Rights holder may exchange Rights only for a whole number of Ordinary Shares. This means that the Company will not issue fractional Ordinary Shares in connection with an exchange of Rights and Rights may be exchanged only in multiples of ten Rights (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like). Fractional Ordinary Shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Companies Act.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights. Further, there are no contractual penalties for failure to deliver securities to holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

NOTE 8. SEGMENT REPORTING

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, Management has determined that the Company only has one reportable segment.

The CODM assess performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the consolidated statements of operations as net income or loss. The measure of segment assets is reported on the accompanying unaudited consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024
Formation and operating costs	$514,581	$165,800
Dividend income on Trust Account	57,276	368,522
	Nine months Ended September 30, 2025	Nine months Ended September 30, 2024
Formation and operating costs	$1,393,594	$1,428,607
Dividend income on Trust Account	638,839	1,109,332

The CODM reviews dividend income earned on the Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual

CLIMATEROCK
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8. SEGMENT REPORTING (cont.)

agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the consolidated statements of operations and described within their respective disclosures.

NOTE 9. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the consolidated balance sheet date but before the consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after September 30, 2025, up through the date the Company issued the consolidated financial statements.

On October 29, 2025, the Company held the 2025B EGM and approved, among other things, an amendment to the amended and restated memorandum and articles of association to (i) extend the Combination Period from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up its operations on, or on an earlier date than May 2, 2026. The Company expects to publish final redemption numbers and amounts within four business days of the 2025B EGM.

NOTE 10. (UNAUDITED) EVENT SUBSEQUENT TO THE DATE OF THE FORM 10-Q FILED ON OCTOBER 30, 2025

On November 25, 2025 GreenRock Corp loaned funds of $89, 686 to the Company. The funds were used to pay the remaining instalments of the additional payments into the Trust Account agreed at the 2025 EGM.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of ClimateRock and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ClimateRock and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on future financing and the completion of the initial business combination and the Company’s cash and working capital are not sufficient to complete its planned activities for one year from the issuance of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2022.

New York, New York

June 25, 2025

CLIMATEROCK
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$14,384	$57,290
Prepaid expenses	—	412
Total current assets	14,384	57,702

Non-current assets
Cash and cash equivalents held in Trust Account	29,381,085	28,508,214
Total non-current assets	29,381,085	28,508,214

Total assets	$29,395,469	$28,565,916

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued liabilities	$1,088,977	$959,720
Administrative service fee payable – related party	304,941	184,941
Loan payable – related party	3,074,064	1,481,524
Convertible promissory notes payable – related party	1,300,000	600,000
Total current liabilities	5,767,982	3,226,185

Non-current liabilities
Loan payable – related party	—	50,000
Deferred underwriting commission payable	2,362,500	2,362,500
Total non-current liabilities	2,362,500	2,412,500

TOTAL LIABILITIES	$8,130,482	$5,638,685

COMMITMENTS AND CONTINGENCIES
Class A Ordinary Shares, $0.0001 par value, subject to possible redemption. 2,465,223 and 2,577,138 shares at redemption value of $11.92 and $11.06 per share, including dividend income in the Trust Account, at December 31, 2024 and December 31, 2023, respectively	$29,381,085	$28,508,214

SHAREHOLDERS’ DEFICIT
Class A Ordinary Shares, $0.0001 par value; 479,000,000 shares authorized; 2,086,874 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively (excluding 2,465,223 and 2,577,138 shares subject to possible redemption as of December 31, 2024 and December 31, 2023, respectively)	$209	$209
Class B Ordinary Shares, $0.0001 par value; 20,000,000 shares authorized; 1 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	—	—
Accumulated deficit	(8,116,307)	(5,581,192)
Total shareholders’ deficit	$(8,116,098)	$(5,580,983)

TOTAL LIABILITIES, COMMITMENTS AND CONTINGENCIES, AND SHAREHOLDERS’ DEFICIT	$29,395,469	$28,565,916

The accompanying notes are in integral part of these consolidated financial statements.

CLIMATEROCK
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2024	For the year ended December 31, 2023
Operating expenses
Formation and operating costs	$1,715,282	$1,528,302
Administrative service fees – related party	120,000	122,904
Net loss from operations	(1,835,282)	(1,651,206)

Other income
Interest income	167	190
Dividend income on Trust Account	1,445,114	2,134,446
Total other income	1,445,281	2,134,636

Net (loss) income for the year	$(390,001)	$483,430

Basic and diluted weighted average shares outstanding
Redeemable Ordinary Shares, basic and diluted	2,501,611	4,260,842
Non-redeemable Ordinary Shares, basic and diluted	2,086,875	2,086,875

Net income per redeemable Ordinary Share, basic and diluted	$0.30	$0.29
Net loss per non-redeemable Ordinary Share, basic and diluted	$(0.55)	$(0.35)

The accompanying notes are in integral part of these consolidated financial statements.

CLIMATEROCK
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023

	CLASS A ORDINARY		CLASS B ORDINARY		PREFERENCE SHARES		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Balances – January 1, 2023	118,125	$12	1,968,750	$197	—	$—	$—	$(3,330,176)	$(3,329,967)
Adjustment to increase Class A Ordinary Shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(2,734,446)	(2,734,446)
Conversion of 1,968,749 Class B Ordinary Shares to Class A Ordinary Shares at par value of $0.0001 per share	1,968,749	197	(1,968,749)	(197)	—	—	—	—	—
Net income	—	—	—	—	—	—	—	483,430	483,430
Balances – December 31, 2023	2,086,874	$209	1	$—	—	$—	$—	$(5,581,192)	$(5,580,983)
Adjustment to increase Class A Ordinary Shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(2,145,114)	(2,145,114)
Net loss	—	—	—	—	—	—	—	(390,001)	(390,001)
Balances – December 31, 2024	2,086,874	$209	1	$—	—	$—	$—	$(8,116,307)	$(8,116,098)

The accompanying notes are in integral part of these consolidated financial statements.

CLIMATEROCK
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2024	For the year ended December 31, 2023
Cash flows from operating activities
Net income (loss)	$(390,001)	$483,430
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Dividend income received in Trust Account	(1,445,114)	(2,134,446)
Changes in operating assets and liabilities:		—
Accrued liabilities	129,257	24,299
Administrative service fee payable – related party	120,000	114,642
Prepaid expenses	412	106,130
Net cash used in operating activities	$(1,585,446)	$(1,405,945)

Cash flows from investing activities:
Proceeds from sales of marketable securities in Trust Account	1,272,243	55,265,334
Cash deposited in Trust Account for monthly extension fees	(700,000)	(600,000)
Net cash provided by investing activities	$572,243	$54,665,334

Cash flows from financing activities:
Proceed from related party loan	1,542,540	1,060,921
Proceed from convertible promissory notes – related party	700,000	600,000
Repayment of related party loans	—	(9,397)
Payment for redemption of Ordinary Shares	(1,272,243)	(55,265,334)
Net cash provided by (used in) financing activities	$970,297	$(53,613,810)

Net decrease in cash	$(42,906)	$(354,421)
Cash – beginning of the period	57,290	411,711
Cash – end of the period	$14,384	$57,290

Non-cash investing and financial activities:
Remeasurement adjustment on Public Shares subject to possible redemption	$2,145,114	$2,734,446

The accompanying notes are in integral part of these consolidated financial statements.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

ClimateRock (the “Company”) is a Cayman Islands exempted company incorporated as a blank check company on December 6, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company focuses on opportunities in climate change, environment, renewable energy and emerging, clean technologies.

In order to affect a Business Combination, the Company owns subsidiary ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), and its subsidiary ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”).

As of December 31, 2024, the Company had not yet commenced operations. All activity through December 31, 2024 relates to the Company’s formation and the Initial Public Offering (as defined below), and subsequent to the Initial Public Offering, identifying a target company for and consummating a Business Combination. The Company has selected December 31 as its fiscal year end.

The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2022, as amended (File No. 333-263542), was declared effective on April 27, 2022 (the “IPO Registration Statement”). On May 2, 2022, the Company consummated its initial public offering of 7,875,000 units (“Units”) at $10.00 per Unit, including 375,000 Units (“Option Units”) that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Option”), generating gross proceeds of $78,750,000 (the “Initial Public Offering”). Each Unit consists of (i) one Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares” and with respect to the Class A Ordinary Shares included in the Units, the “Public Shares”), (ii) one-half of one redeemable warrant of the Company (the “Public Warrants”) and (iii) one right of the Company (the “Rights”). Each Right entitles the holder to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of an initial Business Combination.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement of 3,762,500 warrants (“Private Placement Warrants” and together with the Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant to the Company’s sponsor, U.N. SDG Support LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $3,762,500 (the “Private Placement”). Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share.

Offering costs amounted to $5,093,930, consisting of $1,181,250 of underwriting fees, $2,362,500 of deferred underwriting commissions payable (which are held in the Trust Account (as defined below)), $946,169 of Representative Shares (as defined in Note 6), and $604,011 of other offering costs. As described in Note 6, the $2,362,500 of deferred underwriting commissions payable is contingent upon the consummation of a Business Combination, subject to the terms of the Underwriting Agreement (as defined in Note 6).

Upon the closing of the Initial Public Offering and Private Placement, $79,931,250 of the net proceeds of the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

At December 31, 2024, the Company had $14,384 in cash held outside of the Trust Account. The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to Management for working capital purposes and excluding the amount of any deferred

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

underwriting discount held in the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (approximately $11.92 per Public Share, as of December 31, 2024, before taxes payable, if any). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters of the Initial Public Offering (as discussed in Note 6).

Extensions of the Combination Period

The Company initially had until 12 months from the closing of the Initial Public Offering to consummate an initial Business Combination. However, pursuant to the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Articles”), if the Company anticipated that it would not be able to consummate the initial Business Combination within 12 months, it could extend the period of time to consummate a Business Combination by two additional 3-month periods (for a total of up to 18 months from the closing of the Initial Public Offering) without submitting proposed extensions to its shareholders for approval or offering its Public Shareholders redemption rights in connection therewith. Such extensions required the Sponsor, or its affiliates or designees, to have deposited certain amounts into the Trust Account on or prior to the date of the applicable deadline for each additional three-month period (the “Paid Extensions”).

On April 27, 2023, the Company held an extraordinary meeting of its shareholders (the “2023 EGM”) and approved, among other things, an amendment to the Amended and Restated Articles to (i) extend the date by which it must consummate a Business Combination (the “Combination Period”) from November 2, 2023 to May 2, 2024 (or such earlier date as determined by the Company’s board of directors (the “Board”) in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up the Company’s operations on, or on an earlier date than May 2, 2024 (including prior to May 2, 2023) (collectively, the “2023 Extension”). In connection with the 2023 EGM, Public Shareholders holding 5,297,862 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account (the “2023 Redemptions”). As a result, $55,265,334 (approximately $10.43 per Public Share) was removed from the Trust Account to pay such Public Shareholders. The 2023 Redemptions occurred on May 2, 2023.

On April 29, 2024, the Company held an extraordinary general meeting in lieu of an annual general meeting of its shareholders (the “2024 EGM”) and approved, among other things, an amendment to the Amended and Restated Articles to (i) extend the Combination Period from May 2, 2024 to May 2, 2025 (or such earlier date as determined by the Board in its sole discretion) and (ii) to permit the Board, in its sole discretion, to elect to wind up the Company’s operations on, or on an earlier date than May 2, 2025 (collectively, the “2024 Extension”). In connection with the 2024 EGM, Public Shareholders holding 111,915 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the funds in the Trust Account (the “2024 Redemptions” and together with the 2023 Redemptions, the “Extension Redemptions”). As a result, approximately $1.27 million (approximately $11.37 per Public Share) was removed from the Trust Account to pay such Public Shareholders. The 2024 Redemptions occurred on April 29, 2024.

Nasdaq Listing

On April 10, 2024, the Company received a deficiency letter from the Listing Qualifications Department (the “Nasdaq Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that its Public Shareholders were below the 400 Public Holders minimum requirement for continued inclusion on the Global Market tier of Nasdaq pursuant

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). The notifications received had no immediate effect on the Company’s Nasdaq listing. The continued listing rules of Nasdaq, as they exist as of the date of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to which the accompanying financial statements form a part (the “Report” and such rules, the “Nasdaq Rules”) provided the Company with 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance. The Company submitted to Nasdaq a plan to regain compliance on May 28, 2024, and the Nasdaq Staff granted the Company an extension until October 7, 2024 to comply with the Public Holders Requirement.

On October 8, 2024, the Company received a notice from the Nasdaq Staff that, since the Company had not regained compliance with the Public Holders Requirement, its securities would be subject to delisting from Nasdaq, unless the Company timely requested a hearing before the Hearing Panel of Nasdaq (the “Nasdaq Panel”) by October 15, 2024. On October 15, 2024, the Company submitted a request to appeal to the Nasdaq Panel and the hearing was held on December 10, 2024. For further information on the decision of Nasdaq Panel and consequences to the Company’s Nasdaq listing, see Note 9.

Changes to the Board

On April 19, 2024, the Company received a notice from Ms. Caroline Harding, an independent director of the Company, of her decision to resign as a member of the Board and all committees thereof, effective April 26, 2024. Ms. Harding had been an independent director of the Company for approximately two years since April 2022. The resignation of Ms. Harding was for personal reasons and did not result from any dispute with the Company.

On April 24, 2024, the Company received a notice from Mr. Randolph Sesson, Jr., an independent director of the Company, of his decision to resign as a member of the Board and all committees thereof, effective April 26, 2024. Mr. Sesson, Jr. had been an independent director of the Company for more than two years since the inception of the Company in December 2021. The resignation of Mr. Sesson, Jr. was for personal reasons and did not result from any dispute with the Company.

On May 20, 2024, the Board appointed Dariusz Sliwinski as a director, with immediate effect. Mr. Sliwinski qualifies as an independent director and is appointed to serve as (i) the chair of the audit committee of the Board, (ii) a member of the compensation committee of the Board and (iii) a member of the nominating and corporate governance committee of the Board.

Going Concern and Management’s Plan

As of December 31, 2024, the Company has a cash balance of $14,384 and a working capital deficit of $5,753,598. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the accompanying audited consolidated financial statements. Prior to consummation of a Business Combination, the Company has the ability to secure additional funding from the Sponsor or other related parties. There is no assurance that the Company’s plans to consummate a Business Combination will be successful by November 2, 2025. The accompanying audited consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying audited consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. The accompanying audited consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All intercompany accounts and transactions are eliminated upon consolidation.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying audited consolidated financial statements for the years ended December 31, 2024 and 2023 have been prepared in accordance with GAAP and with the instructions for annual reports on Form 10-K and Regulation S-X. In the opinion of Management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 2024 and December 31, 2023, the Company had a cash balance of $14,384 and $57,290 in its working capital account, respectively.

Cash and Cash Equivalents in Trust Account

The funds held in the Trust Account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of the consummation of its first Business Combination and the Company’s failure to consummate a Business Combination within the Combination Period. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, on May 2, 2024, we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or our liquidation.

The Company’s cash and cash equivalents held in the Trust Account are classified as cash equivalents. Gains and losses resulting from the change in the balance of the cash and cash equivalents held in Trust Account are included in dividend income on the Trust Account in the accompanying audited consolidated statements of operations. Dividend income earned is fully reinvested into the cash and cash equivalents held in Trust Account and therefore considered as an adjustment to reconcile net (loss) income to net cash used in operating activities in the accompanying audited consolidated statements of cash flow. Such interest income reinvested will be used to redeem all or a portion of the Ordinary Shares upon the completion of Business Combination (see Note 1).

At December 31, 2024 and December 31, 2023, the Company had $29,381,085 and $28,508,214 held in the Trust Account, respectively, including dividend income of $1,445,114 and $2,134,446 recognized in the years ended December 31, 2024 and December 31, 2023, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

new or revised standard. This may make comparison of the Company’s accompanying audited consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Founder Share Transfers

During the year ended December 31, 2024, the Company identified unrecognized expenses related to Founder Shares transferred to certain directors and officers during the period ended December 31, 2022. The Company concluded the expenses were immaterial to previously issued financial statements, and they do not impact the Company’s financial position or the likelihood of completing its initial Business Combination. See Note 5 for more detail.

Use of Estimates

The preparation of the accompanying audited consolidated financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying audited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, the actual results could differ significantly from those estimates.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Ordinary Shares (as defined in Note 5) subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Ordinary Shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals zero. Accordingly, Ordinary Shares subject to possible redemption are presented at redemption value (plus any interest earned and/or dividends on the Trust Account) as temporary equity, outside of the shareholders’ equity section of the accompanying audited consolidated balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

Management determined that the Cayman Islands is the Company’s only major tax jurisdiction. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the accompanying audited consolidated financial statements. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net (loss) income per share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” In order to determine the net (loss) income attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed (loss) income allocable to both the redeemable shares and non-redeemable shares and the undistributed (loss) income is calculated using the total net (loss) income less interest income in Trust Account less any dividends paid. The Company then allocated the undistributed (loss) income ratably based on the weighted average number of Ordinary Shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the Ordinary Shares subject to possible redemption was considered to be dividends paid to the Public Shareholders. At December 31, 2024 and 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Ordinary Shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The net income (loss) per share presented in the accompanying audited consolidated statement of operations is based on the following:

	Year ended December 31, 2024	Year ended December 31, 2023
Net income (loss)	$(390,001)	$483,430
Less: Monthly extension fees	700,000	600,000
Less: Income on Trust Account to be allocated to redeemable shares	1,445,114	2,134,446
Net loss excluding income on Trust Account	$(2,535,115)	$(2,251,016)
	Year ended December 31, 2024
	Redeemable shares	Non- redeemable shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity and excluding income on Trust Account	$(1,382,127)	$(1,152,988)
Income on Trust Account	1,445,114	—
Monthly extension fees	700,000	—
Accretion of temporary equity to redemption value	—	—
Allocation of net income (loss)	$762,987	$(1,152,988)

Denominators:
Weighted-average shares outstanding	2,501,611	2,086,875
Basic and diluted net income (loss) per share	$0.30	$(0.55)
	Year ended December 31, 2023
	Redeemable shares	Non- redeemable shares
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including accretion of temporary equity and excluding income on Trust Account	$(1,510,972)	$(740,044)
Income on Trust Account	2,134,446	—
Accretion of temporary equity to redemption value	600,000	—
Allocation of net income (loss)	$1,223,474	$(740,044)

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Year ended December 31, 2023
	Redeemable shares	Non- redeemable shares
Denominators:
Weighted-average shares outstanding	4,260,842	2,086,875
Basic and diluted net income (loss) per share	$0.29	$(0.35)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 825, “Financial Instruments” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

“Fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2024	December 31, 2023
Assets:
Cash and cash equivalents held in Trust Account	1	$29,381,085	$28,508,214

Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at December 31, 2024 and December 31, 2023.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying audited consolidated financial statements.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 3. INITIAL PUBLIC OFFERING

On May 2, 2022, the Company consummated its Initial Public Offering of 7,875,000 Units, including 375,000 Option Units that were issued pursuant to the partial exercise of the Over-Allotment Option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $78,750,000.

Each Unit consists of one Class A Ordinary Share, one-half of one Public Warrant and one Right. Each Public Warrant entitles the holder thereof to purchase one Class A Ordinary Shares for $11.50 per share, subject to certain adjustments. Each Right entitles the holder to receive one-tenth of one Class A Ordinary Share upon consummation of the initial Business Combination (see Note 7).

All of the 7,875,000 Public Shares sold as part of the Units in the Initial Public Offering contain a redemption feature that allows for the redemption of such Public Shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Articles, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in FASB ASC Topic 480-10-S99, “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of the Company require Ordinary Shares subject to redemption to be classified outside of permanent equity.

As of December 31, 2024 and 2023, the Class A Ordinary Shares reflected on the accompanying audited consolidated balance sheets are reconciled in the following table.

	As of December 31, 2024	As of December 31, 2023
Gross proceeds	$78,750,000	$78,750,000
Less:
Proceeds allocated to Public Warrants and Rights	(6,898,500)	(6,898,500)
Offering costs of Public Shares	(4,647,702)	(4,647,702)
Redemption of Public Shares	(56,537,577)	(55,265,334)
Plus:
Accretion of carrying value to redemption value	17,414,864	15,969,750
Monthly extension fees	1,300,000	600,000
Ordinary Shares subject to possible redemption	$29,381,085	$28,508,214

NOTE 4. PRIVATE PLACEMENT

On May 2, 2022, the Company sold 3,762,500 Private Placement Warrants, including 112,500 Private Placement Warrants that were issued pursuant to the partial exercise of the Over-Allotment Option, at $1.00 per Private Placement Warrant, generating gross proceeds of $3,762,500 in the Private Placement. Each Private Placement Warrant is exercisable to purchase one Class A Ordinary Share at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 30, 2021, the Company issued 2,156,250 of its Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”) to the Sponsor (the “Founder Shares”) for $25,000 at a par value of $0.0001, which included an aggregate of up to 281,250 Class B Ordinary Shares subject to forfeiture if the Over-Allotment Option was not exercised in full or in part by the underwriters (see Note 6). The Sponsor had paid $25,000 in exchange for the Founder Shares through a related party before December 31, 2021.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Since the Over-Allotment Option was partially exercised in respect of 375,000 Option Units and, as agreed with the Company, the underwriters waived their right to further exercise the Over-Allotment Option, a total of 93,750 of the Founder Shares were no longer subject to forfeiture on May 2, 2022, and 187,500 of the Founder Shares were forfeited, resulting in an aggregate of 1,968,750 Founder Shares issued and outstanding.

On April 22, 2022, the Sponsor entered into a series of securities transfer agreements, pursuant to which a total of 151,875 Founder Shares were transferred to certain directors and officers of the Company. Of these, 71,875 shares became fully vested upon the consummation of the Company’s IPO in May 2022. The remaining 80,000 shares will vest upon completion of the Company’s initial Business Combination.

On March 31, 2023, the Sponsor elected to convert 1,968,749 Class B Ordinary Shares to Class A Ordinary Shares, on a one-for-one basis (the “Founder Share Conversion”). The Class A Ordinary Shares issued in the Founder Share Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Founder Share Conversion, including among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the IPO Registration Statement.

On May 20, 2024, the Sponsor entered into a series of securities transfer agreements pursuant to which 60,300 Founder Shares were transferred to certain directors and officers of the Company. The vesting of these shares is contingent solely upon the successful completion of the Company’s initial Business Combination.

Following the Founder Share Conversion and the Extension Redemptions, and as of December 31, 2024, there were 2,535,305 Class A Ordinary Shares and one Class B Ordinary Share issued and outstanding and the Sponsor holds approximately 77.65% of the issued and outstanding Ordinary Shares.

Loans with Related Party

The Company agreed to borrow up to $500,000 from Eternal B.V., an affiliate of the Company through common ownership (“Eternal”), to be used for the payment of costs related to the Initial Public Offering (the “First Eternal Loan”). Eternal loaned us $63,073 under the First Eternal Loan. Pursuant to the loan agreement and its subsequent amendments, the First Eternal Loan was non-interest bearing, unsecured and due on the closing of the Initial Public Offering. The First Eternal Loan was fully repaid on June 2, 2022.

On September 21, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $180,000, on an unsecured basis and bearing no interest (the “Second Eternal Loan”). The Second Eternal Loan was available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date was June 30, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Second Eternal Loan Amendment. As of December 31, 2024 and December 31, 2023, the outstanding balance of the Second Eternal Loan was $170,603 and no interest was accrued.

Additionally, on November 12, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $300,000, on an unsecured basis and bearing no interest (the “Third Eternal Loan”). The Third Eternal Loan was available to be drawn down from November 12, 2022 to March 31, 2023. The maturity date was June 30, 2025 or, if earlier, the date of the consummation of the initial Business Combination, as amended by the Third Eternal Loan Amendment. As of December 31, 2024 and December 31, 2023, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

On January 29, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $50,000, on an unsecured basis and bearing no interest (the “Fourth Eternal Loan”). The Fourth Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date was the earlier of June 30, 2025 or the date of the consummation of the initial Business Combination, as amended by the Fourth Eternal Loan Amendment. As of December 31, 2024 and December 31, 2023, the outstanding balance of the Fourth Eternal Loan was $50,000 and no interest was accrued.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On April 12, 2023, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest (the “Fifth Eternal Loan”). The Fifth Eternal Loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023,$125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date was June 30, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Fifth Eternal Loan Amendment. As of December 31, 2024 and December 31, 2023, the Company borrowed an additional $0 and $153,619, respectively, beyond the initial terms of the Fifth Eternal Loan. As of December 31, 2024 and December 31, 2023, the outstanding balance of the Fifth Eternal Loan was $500,000 and $653,619, respectively, and no interest was accrued.

On November 1, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $335,000 on an unsecured basis and bearing no interest (the “Sixth Eternal Loan”). The Sixth Eternal Loan was available to be drawn down from November 1, 2023. The maturity date was June 30, 2025, or if earlier, the date of the consummation of the initial Business Combination, as amended by the Sixth Eternal Loan Amendment. In the event the Company not repay the Sixth Eternal Loan within 10 days of the consummation of the initial Business Combination, the Company will pay an interest of five percent (5%) per month to Eternal until the date of repayment of the Sixth Eternal Loan. As of December 31, 2024 and December 31, 2023, the Company borrowed an additional $0 and $22,302, respectively, beyond the initial terms of the Sixth Eternal Loan. As of December 31, 2024, and December 31, 2023, the outstanding balance of the Sixth Eternal Loan was $335,000 and $357,302, respectively, and no interest was accrued.

On November 1, 2023, the Company and Eternal agreed to the Eternal Loan Amendment requiring that in the event that Company does not repay each of the Second Eternal Loan, Third Eternal Loan, Fourth Eternal Loan, and Fifth Eternal Loan within 10 days of the consummation of the initial Business Combination, the Company will pay an interest of five percent (5%) per month to Eternal until the date of repayment of each such loan.

On November 1, 2024, the Company agreed to a loan with Gluon to advance the sum of $20,000 to external service providers on behalf of the Company to assist the Company with short term cash demands. The Company agrees to repay the principal amount of $20,000, plus $1 interest, on or before February 28, 2025. The repayment deadline was subsequently extended to August 31, 2025. As of December 31, 2024, the balance was $0.

On August 5, 2024, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $1,500,000, on an unsecured basis and bearing no interest (the “Seventh Eternal Loan”). The Seventh Eternal Loan is available for drawdown in unlimited number of installments in the period from August 3, 2024 to June 30, 2025. The final repayment date is June 30, 2025 or, if earlier, the date of the consummation of the initial Business Combination. As of December 31, 2024, the Company borrowed an additional $218,460 beyond the initial terms of the Seventh Eternal Loan. As of December 31, 2024, the outstanding balance of the Seventh Eternal Loan was $1,718,460, and no interest was accrued.

Eternal is controlled by Charles Ratelband V, the Company’s Executive Chairman of the Board. Each member of the Board has been informed of Mr. Ratelband’s material interest in the loan agreements, and upon the approval and recommendation of the audit committee of the Board, the Board has determined that the above loans with Eternal are fair and in the best interests of us and has voted to approve such loans.

Convertible Promissory Notes

In connection with the 2023 Extension, on May 2, 2023, the Company issued a convertible promissory note in the aggregate principal amount of $900,000 to the Sponsor, which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in the 2023 Redemptions. The Sponsor agreed to pay $75,000 per month until the completion of an initial Business Combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by the Board in its sole discretion). The 2023 Extension Note (as defined below) bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the Company’s liquidation. On November 3, 2023, the Company issued an amended and restated promissory note to such promissory note (as

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

amended and restated, the “2023 Extension Note”). Per the 2023 Extension Note, if the Company does not repay the 2023 Extension Note within five days of the maturity date, five percent (5%) interest per month will accrue on the unpaid principal balance until the 2023 Extension Note is fully repaid. At any time prior to the payment in full of the principal balance of the convertible promissory note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of warrants (the “Conversion Warrants”) at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants. The Company has determined that the fair value of the 2023 Extension Note is par value. As of December 31, 2024 and December 31, 2023, the outstanding balance of the 2023 Extension Note was $900,000 and $600,000, respectively, and no interest was accrued.

On April 30, 2024, the Company issued a convertible promissory note in the aggregate principal amount of $600,000 to the Sponsor (the “2024 Extension Note”), which was deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in the 2024 Redemptions. The Sponsor agreed to pay $50,000 per month that is needed to complete an initial Business Combination, commencing on May 2, 2024 and continuing through May 2, 2025 (or such earlier date as determined by the Board in its sole discretion). The 2024 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the Company’s liquidation. At any time prior to the payment in full of the principal balance of the 2024 Extension Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of Conversion Warrants at a conversion price of $1.00 per Conversion Warrant. The Conversion Warrants shall be identical to the Private Placement Warrants. The Company has determined that the fair value of the 2024 Extension Note is par value. As of December 31, 2024, the outstanding balance of the 2024 Extension Note was $400,000, and no interest was accrued.

Administrative Service Fee

The Company entered into an administrative services agreement with the Sponsor on April 27, 2022 whereby the Sponsor was to perform certain services for the Company for a monthly fee of $10,000 (as assigned, the “Administrative Services Agreement”). On May 2, 2022, the Sponsor entered into an assignment agreement with Gluon Group, an affiliate of the Company (“Gluon”), to provide the services detailed in the Administrative Service Agreement. Per Regnarsson, our Chief Executive Officer and a director, is the Managing Partner of Gluon Partners, LLP (“Gluon”). As of December 31, 2024 and December 31, 2023, $39,187 and $39,187 has been paid to Gluon Group for such services and an additional $304,941 and $184,941, respectively, has been accrued.

Advisory Services

On September 21, 2022, the entered into a letter agreement with Gluon (the “Gluon Letter Agreement”) to pay a fee upon completion of one or more successful transactions (the “Gluon Transaction Success Fee”). The Company will pay Gluon $500,000 upon completion of one or more transactions with an aggregate purchase price of less than $400,000,000; and, an additional $500,000 upon completion of one or more transactions with an aggregate purchase price of more than $400,000,000. This means the total remuneration for transactions with a purchase price more than $400,000,001 would be $1,000,000. The transaction purchase price will correspond to the price paid to the sellers of the applicable target, including cash, debt, and equity funded payments. Each Gluon Transaction Success Fee will be payable upon consummation of the applicable transaction, regardless of (i) the calendar for the payment of the purchase price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the transaction, or (iv) any adjustments to the price of the transaction subsequent to consummation. Following payment of the Gluon Transaction Success Fee, any accrued fees payable to the Gluon Group by the Company will be waived.

On October 5, 2022, the Company agreed with Gluon to lower the Gluon Transaction Success Fee to a total payment of $250,000 upon successful completion of one of more transactions with an aggregate purchase price equal or more than $400,000,000.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

In addition, the Gluon Letter Agreement was amended to entitle Gluon, with respect to any financing undertaken by the Company introduced by Gluon during the term of the Gluon Letter Agreement, to the following fees: (i) for a financing involving an issuance of our senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to two percent (2.0%) of the gross proceeds received by the Company at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to five percent (5.0%) of the gross proceeds received by the Company at such closing.

In addition to the Gluon Transaction Success Fee, the Company agreed to pay Gluon Group for any reasonable and documented out-of-pocket expenses incurred in connection with providing the services for the transactions. In the event of a successful initial Business Combination, Gluon also agreed to waive any accrued fees we owed.

Per Regnarsson, the Chief Executive Officer and a director of the Company, is the Managing Partner of Gluon. Each member of the Boards has been informed of Mr. Regnarsson’s material interest in the Gluon Letter Agreement, and upon the approval and recommendation of the audit committee of the Board, the Board determined that the Gluon Letter Agreement is fair and in the best interests of the Company and voted to approve the Gluon Letter Agreement.

Business Combination Agreement

On December 30, 2023, ClimateRock entered into the GreenRock Business Combination Agreement (as defined in Noted 6) with GreenRock (as defined in Note 6), a related party through shared management (see Note 6).

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement, dated April 27, 2022, the holders of the Founder Shares and the Private Placement Warrants (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights agreement.

Underwriting Agreement

On October 21, 2021, the Company engaged Maxim Group LLC (“Maxim”) as the representative of the underwriters of the Initial Public Offering. The Company granted the underwriters a 45-day option until June 11, 2022 to purchase up to 1,125,000 Option Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 2, 2022, the underwriters partially exercised the Over-Allotment Option in respect of 375,000 Option Units and, as agreed with the Company, the underwriters waived their right to further exercise the option on May 5, 2022.

The underwriters were entitled to an underwriting discount of $0.45 per unit, or $3,543,750 in the aggregate, of which $0.15 per Unit, or $1,181,250 was paid upon the closing of the Initial Public Offering. Of the $0.45 discount, the underwriters were entitled to a deferred underwriting commission of $0.30 per Unit, or $2,362,500 in the aggregate (the “Deferred Fee”). The Deferred Fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, dated April 22, 2024 the Company entered into with Maxim in connection with the Initial Public Offering (the “Underwriting Agreement”).

In addition to the underwriting discount, the Company agreed to pay or reimburse the underwriters for travel, lodging and other “road show” expenses, expenses of the underwriters’ legal counsel and certain diligence and other fees, including the preparation, binding and delivery of bound volumes in form and style reasonably satisfactory to the representative, transaction Lucite cubes or similar commemorative items in a style as reasonably requested by the

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

representative, and reimbursement for background checks on the Company’s directors, director nominees and executive officers, which such fees and expenses are capped at an aggregate of $125,000 (less amounts previously paid). The $125,000 was paid out of the proceeds of the Initial Public Offering on May 2, 2022.

Representative Shares

The Company issued to Maxim and/or its designees, 118,125 Class A Ordinary Shares upon the consummation of the Initial Public Offering (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost associated with the Initial Public Offering, with a corresponding credit to shareholder’s equity. The Company estimated the fair value of Representative Shares to be $946,181. Maxim has agreed not to transfer, assign, or sell any of the Representative Shares until the completion of the Business Combination. In addition, Maxim has agreed: (i) to waive its redemption rights with respect to the Representative Shares in connection with the completion of the Business Combination; and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to the Representative Shares if the Company fails to complete its Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and were therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the IPO Registration Statement pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), the Representative Shares could not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following April 27, 2022, nor could they be sold, transferred, assigned, pledged, or hypothecated for a period of 180 days immediately following April 27, 2022 except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Subject to certain conditions, the Company granted Maxim, for a period beginning on May 2, 2022 and ending 12 months after the date of the consummation of the Business Combination, a right of first refusal to act as book-running managing underwriter or placement agent for any and all future public and private equity, equity-linked, convertible and debt offerings for the Company or any of its successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from April 27, 2022.

Transaction Expenses

On May 31, 2022, the Company entered into an agreement (the “EGS Agreement”) with Ellenoff, Grossman & Schole LLP (“EGS”) to (x) act as U.S. securities council to us in connection with pending acquisition targets for the Company to acquire consistent with its Initial Public Offering and (y) assist in U.S. securities work related to the initial Business Combination. The fee structure for this agreement is as follows: (i) an upfront retainer of $37,500, (ii) billing on an hourly basis for time, (iii) each month fifty percent (50%) of the amount billed shall be due and owing, (iv) the remaining fifty percent (50%) not paid, on a monthly basis, will be deferred until the closing of the initial Business Combination and will be paid with a twenty percent (20%) premium. As of December 31, 2024, and December 31, 2023, the total outstanding billed amount for services provided by EGS is $932,285 and 892,784 of which $466,143 and $446,392 (50% of the outstanding balance), respectively, is considered outstanding per the terms of the EGS Agreement and is included in accrued liabilities on the accompanying audited consolidated balance sheets. As the initial Business Combination cannot be deemed probable as of December 31, 2024 and December 31, 2023, respectively, and payment of the deferred portion of the outstanding balance is contingent upon a successful initial Business Combination, no amount was accrued for the deferred portion of the outstanding amount or the premium.

On August 17, 2022, the Company entered into an agreement (as amended, the “Maxim Letter Agreement”) with Maxim to pay a fee (the “Maxim Success Fee”) upon completion of one or more successful transactions. On October 3, 2022, the Company amended the Maxim Letter Agreement to state that the Company will pay to Maxim, upon closing of such successful transaction(s), a fee based upon the amount of cash we have in the Trust Account immediately prior to consummation of the transaction and/or contributed to the transaction. If the amount of such cash is less than $50,000,000, Maxim’s fee will be equal to $200,000 in cash and an additional $150,000 of common

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

stock of the post-transaction company (the “New Common Stock”). If the amount of such cash is equal to or greater than $40 million, the Maxim Success Fee will be $500,000 cash. If the amount of such cash is equal to or greater than $75 million, the Maxim Success Fee will be $500,000 cash and an additional $500,000 payable in either cash or New Common Stock, at the Company’s option. The New Common Stock will be issued to Maxim Partners LLC, will be valued at the same price per share/exchange ratio as in the definitive transaction documentation, and it will have unlimited piggyback registration rights. The Maxim Success Fee will be paid upon the consummation of the transaction.

On July 11, 2022, the Company entered into a letter agreement with ALANTRA Corporate Finance, S.A.U. (“ALANTRA”) and U.N. SDG Support Holdings LLC (“Sponsor Entity”), under which we engaged ALANTRA to act as the Company’s financial advisor for the design, negotiation, and execution of potential Business Combinations between us and one or more energy transition companies. On October 3, 2022, the Company amended such letter agreement (the “ALANTRA Letter Agreement”).

Under the ALANTRA Letter Agreement, the Company agreed to pay ALANTRA a retainer of $15,000 at the signing of the ALANTRA Letter Agreement plus a retainer fee of $20,000 per month that is due and payable on the last day of each month for a maximum period of five months. Should the aggregated value of the transaction be above $400,000,000, the retainer fee will increase up to $40,000 per month with the same maximum five-month period for the payment of any retainer fee.

If a transaction that is introduced by ALANTRA or by another institution to which no fees are due by the Company (e.g. an institution acting on behalf of a target) is completed the following remuneration will be due to ALANTRA as a remuneration for its services (“ALANTRA Success Fee”).

•        $1,600,000 payable by us; and

•        $1,600,000 payable by or on behalf of the Sponsor Entity

If a transaction is completed in North America, Asia, or Africa that is not introduced by ALANTRA and such transaction requires an introductory, advisory, or similar fee due by the Company, the Company shall pay ALANTRA an ALANTRA Success Fee in the form of:

•        For the first $300,000,000 of aggregated value of the transaction, 0.85% of each transaction purchase price; and

•        For the aggregated value of the transaction above the first $300,000,000, 0.4% of each transaction purchase price

Notwithstanding the above, it is agreed that the ALANTRA Success Fee will be subject to a minimum of EUR 1,000,000.

Each ALANTRA Success Fee shall be payable upon consummation of the applicable transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the price, (ii) how the purchase price is funded, (iii) and any deferred payment subsequent to consummation of the transaction, or (iv) any adjustment to the price of the transaction subsequent to consummation.

On January 4, 2024, the Company entered into an agreement (the “MZHCI Agreement”) with MZHCI, LLC (“MZHCI”), pursuant to which MZHCI acts as consultant and adviser, to counsel, and inform its designated officers and employees as it relates to pre & post IPO, Business Combination readiness assessment, post transaction close preparation advisory, overall capital markets climate related to global macroeconomic conditions, world-leading exchanges, its competitors, related Business Combinations in the relevant market segments, and other aspects of/or concerning our business about which MZHCI has knowledge or expertise. The MZHCI Agreement became effective upon execution and was active for a period of six months, with automatic renewals every six months thereafter. Prior to the Business Combination, the Company pays MZHCI $12,000 per month and subsequent to the Business

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Combination, the Company shall pay MZHCI $15,000 per month. At the successful close of the initial Business Combination, the Company will issue MZHCI $120,000 worth of its restricted securities, valued at the closing price on the first day of trading after the successful close of the initial Business Combination.

Business Combination Agreement

EEW

On October 6, 2022, the Company entered into a Business Combination Agreement with Pubco, SPAC Merger Sub, and E.E.W. Eco Energy World PLC, a company formed under the laws of England and Wales (“EEW”). On August 3, 2023, the Company entered into an Amended and Restated Business Combination Agreement (as amended and restated, the “Original Business Combination Agreement”) with Pubco, SPAC Merger Sub and EEW.

On November 29, 2023, the Company notified EEW that we had elected to terminate the Original Business Combination Agreement effective immediately, pursuant to Section 9.1(b) and 9.2 thereof, since the conditions to the closing of such Business Combination were not satisfied or waived by the outside date of September 30, 2023. As a result, the Original Business Combination Agreement is of no further force and effect, except for certain specified provisions in the Original Business Combination Agreement, which survive its termination and remain in full force and effect in accordance with their respective terms.

GreenRock

On December 30, 2023, the Company entered into an Agreement and Plan of Merger (the “GreenRock Business Combination Agreement”) with Pubco, SPAC Merger Sub, GreenRock Merger Sub Corp. (“Company Merger Sub”) and GreenRock Corp., a Cayman Islands exempted company (“GreenRock”). Pursuant to the GreenRock Business Combination Agreement, (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity, as a result of which, (i) the Company shall become a wholly-owned subsidiary of Pubco, and (ii) each of the Company’s issued and outstanding securities immediately prior to the Effective Time (as defined in the GreenRock Business Combination) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer to acquire each issued and outstanding GreenRock ordinary share in exchange for ordinary shares of Pubco (“Pubco Ordinary Shares”) and (ii) Pubco shall also offer each holder of GreenRock’s outstanding vested options replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the GreenRock Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, as may be amended from time to time (the “Companies Act”).

On November 6, 2024, the Company, GreenRock, Pubco, SPAC Merger Sub, and Company Merger Sub entered into that certain Amendment to the GreenRock Business Combination Agreement, pursuant to which the GreenRock Business Combination Agreement was amended to, among other things: (i) remove the $15,000,000 minimum cash closing condition; (ii) extend the outside date under the GreenRock Business Combination Agreement from March 31, 2024 to May 2, 2025; (iii) reduce the escrow share portion of the consideration from 16,885,000 Pubco Ordinary Shares to 4,000,000 Pubco Ordinary Shares and as a result reduce the overall merger consideration payable to the GreenRock shareholders from 44,658,000 Pubco Ordinary Shares to 32,000,000 Pubco Ordinary Shares; (iv) revise the escrow share release provisions to provide for the full release of the escrowed shares to the GreenRock shareholders in the event that the adjusted EBITDA for GreenRock for fiscal year 2025 equals or exceeds $25,000,000 (otherwise the escrowed shares will be forfeited); and (v) add a covenant for GreenRock to complete the acquisition of certain operating subsidiaries prior to the closing of the GreenRock Business Combination.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY

Class A Ordinary Shares

The Company is authorized to issue 479,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. Holders of the Class A Ordinary Shares are entitled to one vote for each Class A Ordinary Share held. As of December 31, 2024 and December 31, 2023, there were 2,086,874 and 2,086,874 Class A Ordinary Shares issued and outstanding, respectively.

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B Ordinary Shares with a par value of $0.0001 per share. Holders of the Class B Ordinary Shares are entitled to one vote for each share. As of December 31, 2024 and December 31, 2023, there were one and one Class B Ordinary Shares outstanding, respectively.

Preference Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. As of December 31, 2024 and December 31, 2023, there were no preferred shares outstanding.

Warrants

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will be subject to certain restrictions on transfer and entitled to registration rights. The Warrants may only be exercised for a whole number of Class A Ordinary Share.

The Private Placement Warrants (including Class A Ordinary Share issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable, or salable until 30 days after the completion of the initial Business Combination. Following such period, the Private Placement Warrants (including the Class A Ordinary Share issuable upon exercise of the Private Placement Warrants) will be transferable, assignable, or salable, except that the Private Placement Warrants will not trade. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade.

The Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Share issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Share issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement, dated April 27, 2022 the Company entered into with Continental Stock Transfer & Trust Company (“Continental”), as Warrant agent (the “Warrant Agreement”). If a registration statement covering the Ordinary Shares issuable upon exercise of the Warrants is not effective by the ninetieth (90th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption, once they become exercisable:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported last sale price of the Ordinary Shares equals or exceeds $18.00 per Ordinary Share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, Management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

The exercise price and number of Ordinary Shares issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuance of Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

If: (i) the Company issues additional Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share, with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by such holder or affiliates, as applicable, prior to such issuance) (the “New Issuance Price”); (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation thereof (net of redemptions); and (iii) the volume weighted average trading price of the Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant price shall be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the New Issuance Price and the redemption trigger price ($18.00) shall be adjusted to equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Company accounts for the Public Warrants and the Private Placement Warrants as equity instruments, so long as the Company continues to meet the accounting requirements for equity instruments

Rights

Each holder of a Right will automatically receive one-tenth (1/10) of one Ordinary Share upon consummation of a Business Combination, except in cases where the Company is not the surviving company in a Business Combination, and even if the holder of such Right redeemed all Ordinary Shares held by it in connection with a Business Combination. No additional consideration will be required to be paid by a holder of a Right in order to receive its additional Ordinary Shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by shareholders in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of Ordinary Shares will receive in the transaction on an as-exchanged for Ordinary Shares basis, and each holder of a Right will be required to affirmatively exchange its Rights in order to receive the 1/10 share underlying each Right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the Rights holder will be required to indicate its election to exchange the Right for the underlying shares within a fixed period of time after which period the Rights will expire worthless.

Pursuant to the Rights agreement, a Rights holder may exchange Rights only for a whole number of Ordinary Shares. This means that the Company will not issue fractional Ordinary Shares in connection with an exchange of Rights and Rights may be exchanged only in multiples of ten Rights (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like). Fractional Ordinary Shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Companies Act.

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights. Further, there are no contractual penalties for failure to deliver securities to holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

NOTE 8. SEGMENT REPORTING

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, Management has determined that the Company only has one reportable segment.

The CODM assess performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the consolidated statements of operations as net income or loss. The measure of segment assets is reported on the accompanying audited consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	Year ended December 31, 2024	Year ended December 31, 2023
Formation and operating costs	$1,715,282	$1,528,302
Dividend income on Trust Account	1,445,114	2,134,446

The CODM reviews interest earned on the Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated April 27, 2022, by and between the Company and Continental. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the accompanying audited consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the accompanying audited consolidated statements of operations and described within their respective disclosures.

NOTE 9. SUBSEQUENT EVENTS

In accordance with FASB ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the consolidated balance sheet date, but before the consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2024, up through the date the Company issued the accompanying audited consolidated financial statements. Management did not identify any other subsequent events, that would have required adjustment or disclosure in the accompanying audited consolidated financial statements, except as follows:

On January 6, 2025, the Nasdaq Panel granted the Company’s request for an exception to the Public Holders Requirement until April 7, 2025, at which time the Company must demonstrate compliance with the Public Holders Requirement. On April 2, 2025, we notified the Nasdaq Panel that we would not be able to close our initial Business Combination by the Nasdaq Panel’s April 7, 2025 deadline.

On April 8, 2025, the Company received written notice from the Nasdaq Panel indicating that the Nasdaq Panel had determined to delist its securities from Nasdaq and that trading in its securities would be suspended at the open of trading on April 10, 2025, due to the Company’s failure to comply with the terms of the Nasdaq Panel’s earlier

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 9. SUBSEQUENT EVENTS (cont.)

decision. Pursuant to such decision, among other things, the Company was required to complete its initial Business Combination by no later than April 7, 2025. Accordingly, the Nasdaq Panel determined to delist the company’s securities from Nasdaq. The Company’s public securities were suspended from Nasdaq on April 10, 2025; however, as of the date of the Report, the Form 25-NSE has not yet been filed to delist the Company’s securities from Nasdaq.

Following the suspension of trading on Nasdaq, the Units, Public Shares, Public Warrants and Rights are quoted on the Pink tier of the OTC Markets Group Inc. under the symbols “CLRUF,” “CLRCF,” “CLRWF,” and “CLRRF”, respectively.

On March 26, 2025, Abhishek Bawa notified the Board of his resignation as Chief Financial Officer of the Company, effective on March 26, 2025.

On April 13, 2025, Michael Geary was appointed to serve as Interim Chief Financial Officer of the Company, effective as of April 10, 2025.

On April 17, 2025, the Company filed a definitive proxy statement in connection with an upcoming extraordinary general meeting of its shareholders to, among other things, seek (i) an extension of the Combination Period from May 2, 2025 to November 2, 2025 and (ii) to eliminate from the Amended and Restated Articles the limitation that the Company may not redeem Public Shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001.

On May 30, 2025, the Company and Gluon agreed to extend the repayment date for the loan to August 31, 2025. As of June 24, 2025, the Company borrowed an additional $358,396 beyond the initial terms of the Seventh Eternal Loan. As of June 24, 2025, the outstanding balance of the Seventh Eternal Loan was $1,788,428.

On April 30 and May 1, 2025, the Company held an extraordinary general meeting of shareholders (the “Meeting”) and approved, among other things, an amendment to the Company’s amended and restated articles of association to (i) extend the date by which the Company must consummate a business combination from May 2, 2025 to November 2, 2025 (or such earlier date as determined by the Company’s board of directors in its sole discretion) (the “Extension Amendment”) and (ii) permit the Company’s board of directors, in its sole discretion, to elect to wind up the Company’s operations on, or on an earlier date than, November 2, 2025. In connection with the Meeting, shareholders holding 2,016,792 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account. As a result, approximately $24.67 million (approximately $12.23 per share) was removed from the Company’s trust account to pay such holders.

NOTE 10. (UNAUDITED) EVENT SUBSEQUENT TO THE DATE OF THE FORM 10-K FILED ON JUNE 25, 2025

On July 15, 2025, Nasdaq filed a Form 25 NSE notifying the Company of its removal from listing on the securities exchange.

On September 2, 2025, the Company and Eternal entered into an amendment to the various loan agreements to extend the maturity dates of the existing term loan agreements. The maturity dates for the various loan agreements between the Company and Eternal, previously set for June 30, 2025, were extended to December 31, 2025. All other material terms of the loan agreements remain unchanged.

On September 19, 2025, ClimateRock Holdings Limited (“Pubco”), a subsidiary of the Company, entered into a Purchase Agreement with Helena Global Investment Opportunities I Ltd. (the “Investor”) providing for up to $75.0 million in future equity financing following the consummation of the Business Combination. At the closing of the Business Combination, Pubco will issue or transfer 250,000 Class A ordinary shares to the Investor as a commitment fee.

Following completion of the Business Combination and effectiveness of a resale registration statement, Pubco may, from time to time during a 36-month period, require the Investor to purchase shares with an aggregate value of up to $75.0 million. Each drawdown may not exceed the lesser of (i) $5.0 million or (ii) 50% of Pubco’s average

CLIMATEROCK
NOTES TO FINANCIAL STATEMENTS

NOTE 10. (UNAUDITED) EVENT SUBSEQUENT TO THE DATE OF THE FORM 10-K FILED ON JUNE 25, 2025 (cont.)

daily trading volume over the ten trading days preceding the advance notice. The purchase price per share will generally be 100% of the lowest daily volume-weighted average price during the applicable pricing period, subject to adjustment as set forth in the agreement. The Investor may not hold more than 4.99% of Pubco’s outstanding ordinary shares at any time. Proceeds are expected to be used for working capital and general corporate purposes.

On September 19, 2025, Pubco also entered into a Securities Purchase Agreement (the “SPA”) with certain institutional investors. The SPA provides for the issuance of up to an aggregate of $11.0 million principal amount of senior convertible promissory notes (the “Notes”) to purchase Class A ordinary shares of Pubco, in three tranches:

•        Initial tranche:    $4.8 million principal amount of Notes (issued with an $0.8 million original issue discount), to close concurrently with the Business Combination, together with related Warrants.

•        Second tranche:    $1.2 million principal amount of Notes (issued with a $0.2 million original issue discount), to be funded following the filing of a resale registration statement.

•        Third tranche:    up to $5.0 million principal amount of Notes, subject to satisfaction of conditions including maintenance of an average closing VWAP above $1.50.

The SPA also provides for the issue of accompanying warrants to purchase a number of Class A Ordinary Shares equal in value to $2.5 million (the “Warrants”)

The Notes are senior obligations of Pubco, other than project-level indebtedness.

In connection with the SPA, the lead Investor is entitled to receive 3,450,000 Class A ordinary shares (the “Advanced Shares”), which are fully earned as of the date of the SPA and receivable at the Business Combination’s closing. Net proceeds from the sale of the Advanced Shares are to be applied against the initial and second tranches of the Notes, with any remaining Advanced Shares to be returned to Pubco once the lead Investor has received $6.0 million in aggregate proceeds.

The third tranche of notes (and any remaining notes from the initial and second tranches) are convertible into Class A ordinary shares at 93% of the market price. If the third tranche of notes is funded (i.e. the issuance conditions are satisfied), then the Warrants are cancelled. If those conditions are not met, then the Warrants remain exercisable at 93% of the market price.

The SPA contains customary covenants, representations and indemnification obligations, including restrictions on variable rate financings and at-the-market equity offerings without the Investors’ consent. Proceeds from the SPA are expected to be used for general working capital and transaction expenses.

On September 22, 2025, Gluon Renewable Energies Ltd. made payments of approximately $60,000 on behalf of the Company to cover transaction-related expenses. The amount is non-interest-bearing, unsecured and payable on demand.

On October 29, 2025, the Company held an extraordinary general meeting of shareholders (the “2025B EGM”) and approved, among other things, an amendment to the amended and restated memorandum and articles of association to (i) extend the Combination Period from November 2, 2025 to May 2, 2026 (or such earlier date as determined by the Board of Directors in its sole discretion) and (ii) to permit the Board of Directors, in its sole discretion, to elect to wind up its operations on, or on an earlier date than May 2, 2026. In connection with the meeting, ClimateRock’s public shareholders holding 436,079 shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account leaving 12,352 shares held by public shareholders.

On November 25, 2025 GreenRock Corp loaned funds of $89, 686 to the Company. The funds were used to pay the remaining instalments of the additional payments into the Trust Account agreed at the Meeting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of GreenRock Corp

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of GreenRock Corp (the “Company”) as of December 31, 2024 and 2023, the related combined statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2024 and for the period May 4, 2023 (date of formation) to December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period May 4, 2023 (date of formation) to December 31, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

•        Going Concern — As discussed in Note 2 to the financial statements, the Company has a going concern due to negative working capital and losses from operations which raises substantial doubt about its ability to continue as a going concern. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.

Irvine, CA

July 30, 2025

GreenRock Corp
Statement of Financial Position
December 31, 2024 and 2023
(Amounts in British Pounds (“GBP”))

	Note	December 31, 2024	December 31, 2023
Assets
Current assets
Loan receivable	3	£2,449,750	£—
Prepayments & receivables		104,754
Cash		245	2
Total current assets		2,554,748	2
Total assets		£2,554,748	£2

Liabilities and Members’ Equity (Deficit)
Members’ Equity
Members’ capital		£87,464	£2
Accumulated deficit		(3,168,865)	(1,798,509)
Total Members’ Equity (Deficit)		(3,081,401)	(1,798,507)

Current Liabilities
Trade payables		967,721	1,098,707
Accrued liabilities		142,453	—
Loans payable – related party	4	2,988,935	699,802
Loans payable	5	1,537,040	—
Total current liabilities		5,636,149	1,798,509
Total liabilities		5,636,149	1,798,509
Total liabilities and members’ equity		£2,554,748	£2

The accompanying notes are an integral part of these financial statements.

GreenRock Corp
Statement of Operations
For the Year Ended December 31, 2024 and
from May 4, 2023 (date of formation) to December 31, 2023
(Amounts in British Pounds (“GBP”))

	Note	Year Ended December 31, 2024	From May 4, 2023 (date of formation) to December 31, 2023
Revenue		£—	£—

Operating expenses:
General and administrative		(1,446,943)	(1,804,823)
Total operating expenses		(1,446,943)	(1,804,823)
Loss from operations		(1,446,943)	(1,804,823)

Other income (expense):
Interest expense	5	(60,947)	—
Interest income		62,647	—
Foreign currency translation		74,888	6,314
Total other income (expense)		76,588	6,314
Loss before income taxes		(1,370,355)	(1,798,509)
Income tax provision		—	—

Net loss		£(1,370,355)	£(1,798,509)

The accompanying notes are an integral part of these financial statements.

GreenRock Corp
Statement of Changes in Members’ Equity
For the Year Ended December 31, 2024 and
from May 4, 2023 (date of formation) to December 31, 2023
(Amounts in British Pounds (“GBP”))

	Note	Members’ Capital	Accumulated Deficit	Total
Balance at May 4, 2023 (date of formation)		£—	£—	£—
Issued Capital		2	—	2
Net loss		—	(1,798,509)	(1,798,509)
Balance at December 31, 2023		£2	£(1,798,509)	£(1,798,507)
Net loss		—	(1,370,355)	(1,370,355)
Equity share obligation		87,462	—	87,462
Balance at December 31, 2024		£87,464	£(3,168,865)	£3,081,401

The accompanying notes are an integral part of these financial statements.

GreenRock Corp
Statement of Cash Flows
For the Year Ended December 31, 2024 and
from May 4, 2023 (date of formation) to December 31, 2023
(Amounts in British Pounds (“GBP”))

	Note	Year Ended December 31, 2024	From May 4, 2023 (date of formation) to December 31, 2023
Cash flows from operating activities:
Net loss		£(1,370,355)	£(1,798,509)
Non-cash interest charge	5	26,472
Changes in working capital:
Net changes in receivables		(1,114,504)	—
Net changes in trade payables		11,466	1,098,707
Net cash used in operating activities		(2,446,920)	(699,802)

Cash flows from investing activities
Other cash items from investing activities		(1,440,000)	—
Net cash provided by (used in) investing activities		(1,440,000)	—

Cash flows from financing activities
Issued Capital			2
Proceeds from issue of equity instruments		87,462
Proceeds from loans payable – related party		3,799,701	699,802
Net cash provided by (used in) financing activities		3,887,163	699,804

Net change in cash		243	2
Cash at the beginning of the period		2	—
Cash at the end of the period		£245	£2

The accompanying notes are an integral part of these financial statements.

GreenRock Corp
Notes to the Financial Statements

1       NATURE OF OPERATIONS

GreenRock Corp (GreenRock or the “Company”) is a privately-held company incorporated under the laws of the Cayman Islands on May 4, 2023. GreenRock Corp is owned 50% by GreenRock Continuity I and 50% by GreenRock Continuity II, both of which are Cayman Islands exempted companies. These entities are registered at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

GreenRock focuses on sustainable investments, particularly within the renewable energy sector. The Company seeks to develop and operate projects aimed at advancing decarbonization technologies and sustainable energy solutions. GreenRock’s strategic objectives are to leverage its holdings in green energy assets to promote long-term environmental and financial returns.

GreenRock has its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, and its principal place of business at 25 Bedford Square, London, England, WC1B 3HH.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had accumulated losses of £3,168,865 and £1,798,509 as of December 31, 2024 and 2023 respectively, and had a net loss of £ 1,370,355 and £1,798,509 for the year ended December 31, 2024 and 2023 respectively. The net cash used in operating activities was £2,446,920 in 2024 and £699,802 for the period May 4, 2023 (date of formation) to December 31, 2023. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

To support our existing and planned business model, the Company needs to raise additional capital to fund our future operations. The Company has not experienced any difficulty in raising funds through loans and has not experienced any liquidity problems in settling payables in the normal course of business and repaying loans when they fall due. Successful renewal of our loans, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting

The financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies were consistently applied to all periods presented.

The financial statements are prepared in GBP, which is the functional currency of the Company. Monetary amounts in these financial statements are rounded to the nearest GBP.

The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

Critical Accounting Estimates and Assumptions

The preparation of financial statements requires the Company to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

GreenRock Corp
Notes to the Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Functional and Presentation Currency

The financial statements are presented in British pound (GBP), which is also the Company’s functional currency, except when otherwise stated.

Segment Reporting

IFRS 8, Operating Segments, requires public companies to disclose particular classes of entities (essentially those with publicly traded securities) information about their operating segments, products and services, the geographical areas in which they operate, and their major customers. Information is based on internal management reports, both in the identification of operating segments and measurement of disclosed segment information.

The Company’s management identifies operating segments based on how the Company’s management internally evaluate separate financial information, business activities and management responsibility. As the Company currently has no operations or revenue-generating activities, there are no reportable segments.

Revenue

The Company recognizes revenue when it transfers control over a good or service to a customer. A five-step process is applied before revenue from contract with customers can be recognized:

•        Identify contracts with customers

•        Identify the separate performance obligation

•        Determine the transaction price of the contract

•        Allocate the transaction price to each of the separate performance obligations, and

•        Recognize the revenue as each performance obligation is satisfied

Revenue from contracts with customers

Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company identifies the contract with a customer, identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are recognized as a refund liability.

Impairment of Long-lived Assets

At each reporting period end date, the Company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

GreenRock Corp
Notes to the Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Recognized impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Financial Assets

Financial assets are recognized in the group’s statement of financial position when the group becomes party to the contractual provisions of the instrument. Financial assets are classified into specified categories, depending on the nature and purpose of the financial assets.

At initial recognition, financial assets classified as fair value through profit and loss are measured at fair value and any transaction costs are recognised in profit or loss. Financial assets not classified as fair value through profit and loss are initially measured at fair value plus transaction costs.

Financial assets at fair value through profit or loss

When any of the above-mentioned conditions for classification of financial assets is not met, a financial asset is classified as measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss are recognized initially at fair value and any transaction costs are recognised in profit or loss when incurred. A gain or loss on a financial asset measured at fair value through profit or loss is recognised in profit or loss, and is included within finance income or finance costs in the statement of income for the reporting period in which it arises.

Current and Deferred Income Taxes

The tax expense represents the sum of tax currently payable and net deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the profit and loss account because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all timing differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled, or the asset is realised. Deferred tax is charged or credited in the profit or loss account, except when it relates to items charged or

GreenRock Corp
Notes to the Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

credited directed to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities, and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

Employee and Retirement benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of stock or fixed assets. The cost of any unused holiday entitlement is recognised in the period in which the employees’ services are received. Termination benefits are recognised immediately as an expense when the Company is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

Overview of financial risk management policy

The Company is exposed to various financial risks such as market risk (exchange risk, interest rate risk), credit risk and liquidity risk due to various activities. The Company’s overall risk management policy focuses on volatility in the financial markets and focuses on minimizing any negative impact on financial performance. Risk management is conducted under the supervision of the finance department according to the policy approved by the Board of Directors. The finance department identifies, evaluates and manages financial risks in close cooperation with the sales departments. The Board of Directors provides written policies on overall risk management principles and specific areas such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investments in excess of liquidity.

Liquidity Risk Management

The Company constantly monitors its liquidity positions to ensure that no borrowing limits or commitments are breached to meet operating capital needs. In estimating liquidity, we also take into account external laws or legal requirements, such as the Company’s financing plan, compliance with agreements, internal target financial ratios and currency restrictions.

Interest Rate Risk

Interest rate risk refers to the risk that interest income and interest expenses arising from deposits or borrowings will fluctuate due to changes in market interest rates in the future, which mainly arises from deposits and borrowings with floating interest rates. The goal of interest rate risk management is to maximize corporate value by minimizing uncertainty caused by interest rate fluctuations. As of the end of the reporting period, there are no financial instruments subject to a variable interest rate.

Fair Value Measurement

The differences between the carrying amounts and fair values of the Company’s financial assets and liabilities as at December 31, 2023 and 2024 are insignificant.

All financial assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

The Company did not have any financial assets or liabilities that require any fair value measurement as of December 31, 2024 and 2023.

GreenRock Corp
Notes to the Financial Statements

3       LOAN RECEIVABLE

The loan receivable consisted of the following:

	December 31, 2024	December 31, 2023
Loan receivable from TEP Renewables Ltd	£1,440,000	£—
Loan receivable from Eternal BV	936,400	—

In 2024, a loan of GBP 1 million was granted to TEP Renewables Limited (“TEP”), an international utility-scale renewable solar energy project developer with offices in Coventry (UK), Rome (Italy), and Cagliari e Palermo (Italy). The loan was granted at an interest rate of BOE + 1%, initially maturing on 26 October 2024 and on 18 October 2024 was converted to USD 1.3 million and extended to 30 April 2025. The interest rate was SOFR +1%. In November 2024 a further loan of $500,000 was made on similar terms. The loan is secured by a Sellers’ Share Charge signed by Mr. and Mrs. Montesi, which provides GreenRock with substantial protections in certain circumstances.

4       LOAN PAYABLE TO RELATED PARTY

The loans payable to related party consisted of the following:

	December 31, 2024	December 31, 2023
Loan payable to Gluon Capital	£1,492,594	£699,802
Loan payable to Accretion Energies Ltd	1,496,341	—

The shareholder of the Company is also a shareholder of Gluon Capital and Accretion Energies. The loan is due upon demand and bears no interest.

5       LOANS PAYABLE

The loans payable consisted of the following:

Borrower	Terms
TQ Master Fund LP – RLH Loan	October 2024 – Total loan of $475,000 with interest rate and maturity date as below
RLH SPAC Fund, LP – RLH Loan	October 2024 – Total loan of $125,000 with interest rate and maturity date as below
RLH Series Fund, LP – Special Opportunities I Series – RLH Loan	October 2024 – Total loan of $900,000 with interest rate and maturity date as below
RLH Series Fund, LP – Special Opportunities I Series – RLH/Sandia Loan	November 2024 – Total loan of $250,000 with interest rate and maturity date as below
Diametric True Alpha Enhanced Market Neutral Master Fund LP – RLH/Sandia Loan	November 2024 – Total loan of $212,500 with interest rate and maturity date as below
Diametric True Alpha Market Neutral Master Fund LP – RLH/Sandia Loan	November 2024 – Total loan of $37,500 with interest rate and maturity date as below

At 31 December 2024 the carrying amount of the loans was £1,510,568 (2023: £ nil).

On October 31, 2024, GreenRock entered into a loan and share issuance agreement with Pubco and RLH SPAC Fund, LP, a Delaware limited partnership, as agent for certain lenders making the loans referenced the “RLH Loan”. Under the RLH Loan, GreenRock borrowed an aggregate principal amount of $1,500,000, with an initial payment of $500,000 made on October 31, 2024, and a subsequent payment of $1,000,000 made on November 15, 2024.

GreenRock agreed to repay the RLH Loan as follows: (a) $200,000 no later than December 31, 2024, which is further extended and expected to be repaid at the Closing; and (b) $1,300,000 plus $60,000 interest upon the earliest to occur of: (i) the Closing; (ii) the termination of the Business Combination Agreement; and (iii) May 2, 2025 or any earlier date chosen by GreenRock.

GreenRock Corp
Notes to the Financial Statements

5       LOANS PAYABLE (cont.)

In addition to the cash repayment, GreenRock agreed to, at or immediately prior to the Closing, allocate from its current issued and outstanding shares to the lenders an aggregate amount of GreenRock ordinary shares, which will be exchanged for 1,500,000 Pubco Ordinary Shares under the terms of the Business Combination Agreement. The RLH Loan is secured by the shares held, or to be held, by GreenRock’s two shareholders, GreenRock Continuity I and GreenRock Continuity II.

On November 27, 2024, GreenRock entered into a loan and share issuance agreement with Pubco and RLH SPAC Fund, LP as agent for certain lenders making the loans referenced the “RLH/Sandia Loan”. Under the RLH/Sandia Loan, GreenRock borrowed an aggregate principal amount of $500,000. GreenRock agreed to repay the RLH/Sandia Loan as follows: (a) such amount as the GreenRock may elect in writing, subject to a minimum aggregate repayment amount of $100,000, at a date no later than January 15, 2025; and (b) the remaining outstanding principal amount, plus interest thereon equal to twenty percent (20%) per annum, upon the earliest to occur of: (i) the Closing; (ii) the termination of the Business Combination Agreement; and (iii) May 2, 2025 or any earlier date chosen by GreenRock.

In addition to the cash repayment, GreenRock agreed to, immediately prior to the Closing, allocate from its current issued and outstanding shares to the lenders an aggregate amount of GreenRock ordinary shares which will be exchanged for Pubco Class A Ordinary Shares under the terms of the Business Combination Agreement. The number of Pubco Class A Ordinary Shares that the lenders shall receive shall be calculated as follows: (a) forty percent (40%) of the number that in United States dollars equals the initial repayment that is repaid by GreenRock; and (b) seventy percent (70%) of the number that in United States dollars equals the remaining amount that is repaid by GreenRock (whether such sum is actually repaid or not).

In the event that the Business Combination Agreement is terminated without a Closing, then upon a change of control or an initial public offering, GreenRock agreed to issue to the lenders 0.7% of the total issued and outstanding equity securities of GreenRock, on a fully diluted basis, as of such date. The RLH/Sandia Loan is secured by the shares held, or to be held, by GreenRock’s shareholder GreenRock Continuity II.

As the loan is a hybrid debt and equity instrument, the cash proceeds were allocated between a debt and an equity element at inception. The debt element was measured by reference to market pricing of similar instruments without an equity element. The equity element reflected the balance of £87,462. The difference between the carrying amount of the debt component and the loan’s face value is amortised over the loan period. This amortization totaled £26,472 for the period.

Of the interest payable for the period of £60,947, £26,472 relates to amortization of the loan discount referred to above and £34,475 of cash interest.

6       GENERAL AND ADMINISTRATIVE EXPENSES

General and Administrative expenses in the current and prior periods mainly comprise legal and consulting costs associated with the planned merger with WindShareFund, a German windfarm operator, and Accretion Energies, a British renewable energy and hydrogen project developer and then with ClimateRock, a US listed company.

7       SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through the date of approval of the financial statements. The following post-balance sheet events occurred that require disclosure in the financial statements:

On July 7, 2025 the Company entered into a convertible note with a value of $2 million with its corporate broker Alliance Global Partners (‘AGP’). The note is designed to defer part of the fee that will become payable on completion of the Business Combination with ClimateRock. The note has an eighteen-month tenor but may be repaid in cash or using the proceeds from sales of shares obtained as AGP converts part or all of its note. The note bears interest of 4.5% per annum.

Simmons & Simmons creditor claim

Simmons & Simmons (‘Simmons’) provided services to the GreenRock in 2023 and 2024. The fees billed for these services totaling £534,057 are included in the balance sheet of the Company at December 31, 2024 and remain outstanding and in March 2025 Simmons started proceeding in the English courts for recovery of fees owed plus interest and obtained judgment from the English Court in July 2025. Simmons served a statutory demand for payment on GreenRock on August 6, 2025. GreenRock has agreed with Simmons to make repayment after the BCA Close. Certain shareholders of GreenRock and of the Sponsor have provided pledges and guarantees to secure Simmons’ payment.

GreenRock Corp
Unaudited Statements of Financial Position
June 30, 2025 and December 31, 2024
(Amounts in British Pounds (“GBP”))

	Note	(Unaudited) June 30, 2025	December 31, 2024
Assets
Current Assets
Loan receivable		£2,236,231	£2,449,750
Prepayments and accrued income		142,240	104,754
Cash		2	245
Total current assets		2,378,473	2,554,748
Total assets		£2,378,473	£2,554,748

Liabilities and Members’ Equity (Deficit)
Members’ Equity
Members’ capital		£87,464	£87,464
Accumulated deficit		(3,607,938)	(3,168,864)
Total Members’ Equity (Deficit)		(3,520,474)	(3,081,401)

Current liabilities
Trade payables		1,147,310	967,721
Bank overdraft		291	—
Accrued liabilities		211,362	142,453
Loan payable – related party		3,036,121	2,988,935
Loan payable		1,503,863	1,537,040
Total current liabilities		5,898,947	5,636,149
Total liabilities		5,898,947	5,636,149
Total liabilities and members’ equity		£2,378,473	£2,554,748

The accompanying notes are an integral part of these unaudited interim financial statements.

GreenRock Corp
Unaudited Statements of Operations
Six Months Ended June 30, 2025 and 2024
(Amounts in British Pounds (“GBP”))

	Note	(Unaudited) Six Months Ended June 30, 2025	(Unaudited) Six Months Ended June 30, 2024
Revenue		£—	£—

Operating expenses:
General and administrative		136,170	1,078,896
Total operating expenses		136,170	1,078,896

Loss from operations		(136,170)	(1,078,896)

Other income (expense):
Interest income		37,486	20,578
Interest expense		(278,429)	—
Foreign currency translation gains		(61,960)	40,902
Total other income (expense)		(302,903)	61,481

Loss before income taxes		(439,073)	(1,017,415)
Income tax provision		—	—
Net loss		£(439,073)	£(1,017,415)

The accompanying notes are an integral part of these unaudited interim financial statements.

GreenRock Corp
Unaudited Statements of Changes in Equity
Six Months Ended June 30, 2024 and 2025
(Amounts in British Pounds (“GBP”))

	Note	Members’ Capital	Accumulated Deficit	Total
Balance as of December 31, 2023		£2	£(1,798,509)	£(1,798,507)
Net loss		—	(1,017,415)	(1,017,415)
Balance as of June 30, 2024 (unaudited)		£2	£(2,815,924)	£(2,815,922)

Balance as of December 31, 2024		£87,464	£(3,168,865)	£(3,081,401)
Net loss		—	(439,073)	(439,073)
Balance as of June 30, 2025 (unaudited)		£87,464	£(3,607,938)	£(3,520,474)

The accompanying notes are an integral part of these unaudited interim financial statements.

GreenRock Corp
Unaudited Statements of Cash Flows
Six Months Ended June 30, 2025 and 2024
(Amounts in British Pounds (“GBP”))

	Note	(Unaudited) Six Months Ended June 30, 2025	(Unaudited) Six Months Ended June 30, 2024
Cash flows from operating activities:
Net loss		£(439,074)	£(1,017,495)
Non-cash interest charge		(33,178)	—
Changes in working capital:
Change in interest receivable		(37,486)	(20,578)
Change in interest payable		175,882	—
Net changes in receivables		213,519	—
Net changes in trade payables		72,617	47,285
Net cash used in operating activities		(47,720)	(990,788)

Cash flows from investing activities
Loan to third party		—	(1,073,350)
Net cash used in investing activities		—	(1,073,350)

Cash flows from financing activities
Proceeds from loans payable to a related party		47,186	2,063,586
Net cash provided by financing activities		47,186	2,063,586

Net change in cash		(534)	(552)
Cash at the beginning of the period		245	2
Cash at the end of the period		£(289)	£(550)

The accompanying notes are an integral part of these unaudited interim financial statements.

GreenRock Corp
Notes to Unaudited Interim Financial Statements

1       NATURE OF OPERATIONS

GreenRock Corp (GreenRock) is a privately-held company incorporated under the laws of the Cayman Islands on May 4, 2023. GreenRock Corp is owned 50% by GreenRock Continuity I and 50% by GreenRock Continuity II, both of which are Cayman Islands exempted companies. These entities are registered at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

GreenRock focuses on sustainable investments, particularly within the renewable energy sector. The company seeks to develop and operate projects aimed at advancing decarbonization technologies and sustainable energy solutions. GreenRock’s strategic objectives are to leverage its holdings in green energy assets to promote long-term environmental and financial returns.

GreenRock has its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, and its principal place of business at 25 Bedford Square, London, England, WC1B 3HH.

Interim Unaudited Financial Reporting

The accompanying unaudited condensed interim financial statements as of and for the six months ended June 30, 2025 and 2024 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) for interim financial information and in accordance with the instructions to interim financial reporting. Accordingly, they do not include all of the information and notes required by the IFRS for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for any future periods or the year ending December 31, 2025. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s 2024 year-end audited financial statements.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated members’ deficit of £3.4 million as of June 30, 2025, and had a net loss of £225,554 and net cash used in operating activities of £47,719 for the six months period ended June 30, 2025. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

To support our existing and planned business model, the Company needs to raise additional capital to fund our future operations. The Company has not experienced any difficulty in raising funds through loans. Successful renewal of our loans, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting

The financial statements have been prepared under the historical cost convention and have been prepared in accordance with the accounting policies adopted in the Company’s most recent annual financial statements for the year ended 31 December 2024.

GreenRock Corp
Notes to Unaudited Interim Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Critical Accounting Estimates and Assumptions

The preparation of unaudited interim financial statements requires the Company to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Functional and Presentation Currency

The unaudited interim financial statements are presented in pounds Sterling (GBP), which is also the Company’s functional currency, except when otherwise stated.

3       RELATED PARTY TRANSACTIONS

The Company had related party transactions related to receivables and loans payable to related parties. Refer to the Company’s financial statements for the year ended December 31, 2024 for details.

4       SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through date of approval of the financial statements and has determined that, other than disclosed below, there are no events after the reporting period that would require adjustment or disclosure in the financial statements.

Simmons & Simmons (‘Simmons’) provided services to the GreenRock in 2023 and 2024. The fees billed for these services totaling £534,057 are included in the balance sheet of the Company at June 30, 2025 and remain outstanding and in March 2025 Simmons started proceeding in the English courts for recovery of fees owed plus interest and obtained judgment from the English Court in July 20225. Simmons served a statutory demand for payment on GreenRock on August 6, 2025. GreenRock has agreed with Simmons to make repayment after the BCA Close. Certain shareholders of GreenRock and of the Sponsor have provided pledges and guarantees to secure Simmons’ payment.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of WindShareFund N.V., WindShareFund II B.V. and Subsidiaries

Opinion on the Combined Financial Statements

We have audited the accompanying combined statements of financial position of WindShareFund N.V., WindShareFund II B.V. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related combined statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the combined financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

•        Going Concern — As discussed in Note 2 to the combined financial statements, the Company has a going concern due to negative working capital and losses from operations which raises substantial doubt about its ability to continue as a going concern. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.

Irvine, CA

July 30, 2025

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Combined Statements of Financial Position
December 31, 2024 and 2023

(Amounts in Euros (“EUR”))

	Note	December 31, 2024	December 31, 2023
Assets
Non-current assets
Asset Held for Transfer		€—	€13,679
Property, plant, and equipment, net	3	16,426,228	17,160,101
Intangible assets, net	4	2,378,907	2,484,053
Loans related party	8	1,100,247	1,100,247
Total non-current assets		19,905,382	20,758,080

Current Assets
Asset Held for Transfer		€13,679	€—
Other current assets		215,015	424,977
Other current assets related party	8	12,843,915	9,268,344
Trade receivables		243,583	286,335
Cash		1,162,167	2,502,093
Total current assets		14,478,359	12,481,749
Total assets		€34,383,741	€33,239,829

Liabilities and stockholders’ equity
Stockholders’ Equity
Common Stock		€325,000	€325,000
Accumulated deficit		(16,275,903)	(13,020,551)
Total stockholder’s equity (deficit)		€(15,950,903)	€(12,695,551)

Current liabilities
Other current provisions		91,406	130,826
Bank loans	5	1,363,538	1,364,081
Bonds	6	—	3,444,308
Lease liabilities	7	78,916	77,334
Trade payables		43,682	67,433
Other current liabilities related party	8	107,975	56,998
Other current liabilities		935,885	107,435
Total current liabilities		2,621,402	5,248,415

Non-current liabilities
Other non-current provisions		379,262	371,298
Bank loans	5	8,642,877	9,656,084
Bonds	6	36,148,383	28,037,947
Lease liabilities	7	2,542,720	2,621,636
Total non-current liabilities		47,713,242	40,686,965
Total liabilities		50,334,644	45,935,380
Total liabilities and stockholders’ equity		€34,383,741	€33,239,829

The accompanying notes are an integral part of these combined financial statements.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Combined Statements of Operations
Years Ended December 31, 2024 and 2023

(Amounts in Euros (“Eur”))

	Note	Years Ended December 31,
		2024	2023
Revenue		€1,980,319	€2,275,305

Operating expenses:
General and administrative		(2,414,754)	(1,964,303)
General and administrative related party		(35,000)	(35,000)
Depreciation	4	(841,493)	(841,535)
Total operating expenses		(3,291,247)	(2,840,838)

Loss from operations		(1,310,928)	(565,533)

Other income (expense):
Interest income		19,044	41,283
Interest income related party		37,915	29,282
Other income		271,385	161,345
Interest expenses		(2,272,768)	(1,998,008)
Total other expense		(1,944,424)	(1,766,098)

Loss before income taxes		(3,255,352)	(2,331,631)
Income tax provision		—	—
Net loss		€(3,255,352)	€(2,331,631)

The accompanying notes are an integral part of these combined financial statements.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Consolidated Statements of Changes in Equity
Year Ended December 31, 2024 and 2023

(Amounts in Euros (“Eur”))

	Note	Common Stock	Accumulated Deficit	Total
Balance as of December 31, 2022		€325,000	(10,688,920)	(10,363,920)
Net loss		—	(2,331,631)	(2,331,631)
Balance as of December 31, 2023		325,000	€(13,020,551)	€(12,695,551)
Net loss		—	(3,255,352)	(3,255,352)
Balance as of December 31, 2024		€325,000	€(16,275,903)	€(15,950,903)

The accompanying notes are an integral part of these combined financial statements.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Combined Statements of Cash Flows
Years Ended December 31, 2024 and 2023

(Amounts in Euro (“Eur”))

	Note	2024	2023
Cash flows from operating activities:
Net loss		€(3,255,352)	€(2,331,631)
Adjustments to reconcile profit (loss) before tax to net cash flows:
Depreciation/amortisation of non-current assets	3, 4	839,019	841,535
Changes in provisions		(31,456)	39,621
Changes in working capital:
Net changes in inventories, receivables and other assets		252,714	(141,124)
Net changes in other assets related party		(3,575,571)	(3,548,234)
Net changes in trade payables and other liabilities		804,156	(645,337)
Net changes in other payables related party		50,977	22,076
Financial income		1,766,986	1,669,492
Net cash used in operating activities		(3,148,527)	(4,093,602)

Cash flows from investing activities:
Cash outflow from the acquisition of assets held for transfer		—	(13,679)
Cash outflow from the acquisition of equipment		—	(802)
Net cash used in investing activities		—	(14,481)

Cash flows from financing activities
Cash outflow from the repayment of loans		(1,013,750)	(1,013,207)
Cash Inflow from bond issues		4,666,128	3,525,484
Cash outflow from the repayment of lease liabilities		(77,334)	(75,784)
Interest paid		(1,766,986)	(1,669,492)
Net cash provided by (used in) financing activities		1,808,058	767,001

Net change in cash and cash equivalents		(1,339,926)	(3,341,082)
Cash at the beginning of the period		2,502,093	5,843,175
Cash at the end of the period		€1,162,167	€2,502,093

The accompanying notes are an integral part of these combined financial statements.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

1       NATURE OF OPERATIONS

The combined financial statements include the following companies:

•        WindShareFund N.V. (the Netherlands)

Formed on February 11, 2015, WindShareFund N.V. has a statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The sole shareholder of this company is WSF Holding B.V., Oosterbeek, the Netherlands. The actual activities are carried out at Mariëndaal 8, Oosterbeek. This company has also issued bonds as part of its financing activities.

WindShareFund N.V. has the following 100% owned subsidiaries:

Subsidiary Name	Description of Business
WindShareFund I B.V. (Netherlands) (100% owner of Energiequelle GmbH & Co. Windpark Gau Heppenheim KG)

Formed on April 1, 2015, this company has a statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The company has also issued bonds as part of its financing activities.

This company owns 100% of Energiequelle GmbH & Co. Windpark Gau Heppenheim KG.

•   Formed on April 27, 2016, registered at Ziegeleiweg 30, 32429 Minden, is engaged in the production of renewable energy through wind turbines with a 3 MW capacity.

WindShareFund III B.V. (Netherlands) (56% owner of Windpark Tiefenbrunnen I GmbH & Co. KG)

Formed on May 9, 2017, this company has its statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The company has also issued bonds as part of its financing activities.

This company owns 56% of Windpark Tiefenbrunnen I GmbH & Co. KG (44% is owned by WindShareFund II B.V.):

•   Windpark Tiefenbrunnen I GmbH & Co. KG, formed on January 26, 2016, registered at Ziegeleiweg 30, 32429 Minden, operates two wind turbines with a combined capacity of 6 MW.

WindShareFund IV B.V. (Netherlands)

Formed on June 2, 2020, this company has a statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The Company had not yet commenced operations.

WindShareFund REIM B.V. (Netherlands)

Formed on January 11, 2018, this company has a statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The Company had not yet commenced operations.

WindShareFund Europe N.V. (Belgium)	Formed on February 26, 2020, this company has a statutory seat in Avenue Louise 489, 1050 Brussels, Belgium. The company has issued bonds as part of its financing activities.
FutureEnergyFund N.V. (Belgium)	Formed on March 17, 2021, this company has a statutory seat in Avenue Louise 489, 1050 Brussels, Belgium. The company has issued bonds as part of its financing activities.
FutureEnergyFund II N.V. (Belgium)	Formed on October 20, 2020, this company has a statutory seat in Avenue Louise 489, 1050 Brussels, Belgium. The company has issued bonds as part of its financing activities.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

1       NATURE OF OPERATIONS (cont.)

Subsidiary Name	Description of Business
FutureEnergyFund III N.V. (Belgium)	Formed on October 20, 2020, this company has a statutory seat in Avenue Louise 489, 1050 Brussels, Belgium. The company has issued bonds as part of its financing activities.
GreenRock Netherlands B.V. (previously WindShareFund IM B.V. – renamed in 2024) (Netherlands)

Formed on June 22, 2016, this company has a statutory seat in Arnhem, the Netherlands, and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek.

WSF Deutschland Verwaltungs GmbH (Germany)

Formed on November 27, 2015, this company is registered at Ziegeleiweg 30, 32429 Minden.

The entity is a General Partner (GP), whereby, manages and receives certain economic benefits through partnership agreement for the following companies:

•   Windpark Tiefenbrunnen I GmbH & Co. KG

•   Energiequelle GmbH & Co. Windpark Gau Heppenheim KG. = WindShareFund I B.V., which holds 100% of the ownership interest.

WindShareFund Asset Management GmbH (Germany)	Formed on November 8, 2021, this company is registered at Ziegeleiweg 30, 32429 Minden. As of December 31, 2023, the Company had not yet commenced operations.

•        WindShareFund II B.V. (the Netherlands)

Formed on February 5, 2016, this company has its statutory seat in Arnhem, the Netherlands and its registered office at Mariëndaal 8, Oosterbeek. The actual activities are carried out at Mariëndaal 8, Oosterbeek. The company has also issued bonds as part of its financing activities. This company is 100% owned by WindShareFund B.V.

WindShareFund II B.V. has the following 44% owned subsidiary (56% is owned by WindShareFund III B.V.):

Subsidiary Name	Description of Business
Windpark Tiefenbrunnen I GmbH & Co. KG

Formed on January 26, 2016 and registered at Ziegeleiweg 30, 32429 Minden, operates two wind turbines with a combined capacity of 6 MW.

The Limited Partner (LP) for this company is WindShareFund I B.V., whereby, manages and receives certain economic benefits through this LP agreement.

WindShareFund is a renewable energy investment group focused on providing investors with access to sustainable energy projects, primarily in the wind energy sector. It consists of several entities that manage and invest in wind turbine projects across Europe, with a specific emphasis on Germany. These entities include several Dutch entities: WindShareFund I BV, WindShareFund II BV, and WindShareFund III BV. Each of these entities holds shares in wind turbine projects through their investments in German KGs (Kommanditgesellschaften) Windpark Tiefenbrunnen I GmbH & Co. KG, Walddorfhäslach and Energiequelle GmbH & Co. Windpark Gau Heppenheim KG, Minden, which are responsible for operating the wind turbines. WindShareFund’s aim is to support the transition to clean energy by enabling investments in large-scale wind energy projects, contributing to both environmental sustainability and financial returns for its investors.

Both Windpark Tiefenbrunnen I GmbH & Co. KG and Energiequelle GmbH & Co. Windpark Gau Heppenheim KG operate under a Limited Partnership/General Partnership (LP/GP) structure. The General Partner (GP) for both entities is WSF Deutschland Verwaltungs GmbH, and is under common control with other WindShareFund entities.

In addition to wind energy investments, WindShareFund entities engage in financing activities by issuing bonds to support their operations and growth. These entities include WindShareFund N.V., WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WindShareFund Europe N.V., FutureEnergyFund II N.V., FutureEnergyFund III N.V., and FutureEnergyFund N.V.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated members’ deficit of € 15,950,903 as of December 31, 2024, and had a net loss of € 3,255,352 for the year ended December 31, 2024 and net cash used in operating activities of € 3,987,003 for the year ended December 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

To support our existing and planned business model, the Company needs to raise additional capital to fund our future operations. The Company has not experienced any difficulty in raising funds through bonds and has not experienced any liquidity problems in settling payables in the normal course of business and repaying bonds when they fall due. Successful renewal of our bonds, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

Financial Reporting

The combined financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies were consistently applied to all periods presented.

The combined financial statements are prepared in Euro (€), which is the functional currency of the Company. Monetary amounts in these combined financial statements are rounded to the nearest Euro (€).

The combined financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

Basis of Presentation and Combining Financial Statements

The combined financial statements consist of the financial statements of the following companies:

•        WindShareFund N.V. including the following wholly owned subsidiaries:

•        WindShareFund I B.V. and wholly owned subsidiary as follows:

•        Energiequelle GmbH & Co. Windpark Gau Heppenheim KG)

•        WindShareFund III B.V. and 56% owned subsidiary as follows:

•        Windpark Tiefenbrunnen I GmbH & Co. KG

•        WindShareFund IV B.V.

•        GreenRock Netherlands B.V.

•        WindShareFund REIM B.V.

•        WindShareFund Europe N.V.

•        FutureEnergyFund N.V.

•        FutureEnergyFund II N.V.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        FutureEnergyFund III N.V.

•        WSF Deutschland Verwaltungs GmbH

•        WindShareFund Asset Management GmbH

•        WindShareFund II B.V. and 44% owned subsidiary as follows:

•        Windpark Tiefenbrunnen I GmbH & Co. KG

The companies above will be collectively referred as the “Company”.

All intercompany transactions and balances have been eliminated upon combining these companies.

Critical Accounting Estimates and Assumptions

The preparation of combined financial statements requires the Company to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Functional and Presentation Currency

The combined financial statements are presented in Euro (€), which is also the Company’s functional currency, except when otherwise stated.

Segment Reporting

IFRS 8, Operating Segments, requires public companies to disclose particular classes of entities (essentially those with publicly traded securities) information about their operating segments, products and services, the geographical areas in which they operate, and their major customers. Information is based on internal management reports, both in the identification of operating segments and measurement of disclosed segment information.

The Company’s management identifies operating segments based on the internal evaluation of separate financial information, business activities, and management responsibilities. Currently, the Company has only one reportable segment, which involves the production of energy through wind turbines.

The Company generates revenues from a single geographic area, Europe. The following enterprise-wide disclosure is consistent with the preparation of the consolidated financial statements. The Company’s financial statements represent transactions that have taken place within Europe.

Revenue

The Company recognizes revenue when it transfers control over a good or service to a customer. A five-step process is applied before revenue from contract with customers can be recognized:

•        Identify contracts with customers

•        Identify the separate performance obligation

•        Determine the transaction price of the contract

•        Allocate the transaction price to each of the separate performance obligations, and

•        Recognize the revenue as each performance obligation is satisfied

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue from contracts with customers

Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company identifies the contract with a customer, identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are recognized as a refund liability.

The Company owns two wind farms, which are comprised of three Enercon E115 wind turbines in Germany, with a combined capacity of 9 MW and have already proven their quality and efficiency based on recent operational reports from Enercon GmbH (from July 2023) and technical reports from K2 Management A/S (from October 2023). These farms generate clean and responsible power. Electricity generated from these farms is sold to electricity companies. The contracts are based on a fixed energy price per kilowatt hour (“kWh”). The agreed fixed energy price per kWh is also guaranteed by the central government of Germany through the German EEG (Eneurbare Energie Gesetz). Additionally, since it is possible to trade the generated clean power directly at the German Power Exchange, additional revenue potential is available. All electricity fed into the grid is reimbursed monthly and guaranteed by the national grid through the prioritization of renewable energy feed in. These turbines have a capacity to provide green electricity for approximately 8,000 households with a carbon dioxide reduction of approximately 11,760 tons per year. The German PPA under the EEG grants a fixed feed-in tariff for 20 years of operation from the date of 1st kWh fed to the grid.

The following is information about the wind turbines:

1.      Tiefenbrunnen wind farm (2 identical turbines):

Commissioned in April 2017, the wind-farm is located 10 km south-east of the Treuenbrietzen and approximately 60 km south of Berlin and is located in a forest area. Maintenance service is provided by Enercon GmbH (a full maintenance including large components under the so-called EPK (Enercon Partner Konzept) that includes a bonus/malus agreement. These wind turbines are in good technical condition and are serviced by Enercon GmbH at regular intervals. The average technical availability in 2023 was 99.41%. The technical and commercial management is carried out by a German renewable energy operator with decades of experience in the industry. Any optimizations in the technical as well as the commercial sense are carried out and implemented by the operator.

2.      Information about wind turbine Energiequelle

Commissioned in December 2015, the wind turbine is located 4 km east of Alzey and about 50 km in the south of Frankfurt. Enercon GmbH (Full maintenance including large components under the EPK). The wind turbine is in good technical condition and are serviced by Enercon GmbH at regular intervals. The average technical availability in 2023 was 95.7%. The technical and commercial management is carried out by a German renewable energy operator with decades of experience in the industry. Any optimizations in the technical as well as in the commercial sense are carried out and implemented by the operator.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Wind farms exclusively provide the supply of electricity from the wind turbines to the customers. No other services or products are provided. The Windpark Tiefenbrunnen delivers to a German public utility and the Windpark Gau Heppenheim delivers to a listed Swiss power distribution utility. The generated electricity is fed into the grid constantly and measured by an electricity meter at the grid connection point, this exported energy is read monthly. Accordingly, the Company recognizes revenue when generated electricity is accounted by the customers.

As of September 9, 2024, both wind parks are delivering their power to GEWI GmbH Hannover as the direct dispatch agency. Electricity is provided immediately. The amount of the generated electricity is remunerated per megawatt-hour (“MWh”); the remuneration rate is variable in both cases and is based essentially on the actual monthly average market value of electricity from onshore wind power plants on the spot market of the EPEX Spot SE electricity exchange in Paris for the Germany-Luxembourg price zone.

Property, Plant and Equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Depreciation of all equipment and vehicles is calculated using the straight-line method to allocate their cost or revalued amounts, net of their residual values, over their estimated useful lives as follows:

Leasehold improvements	3 years straight line
Fixtures and fittings	5 – 10 years straight line
Computers	3 – 5 years straight line
Land	None
Buildings	30 years straight line
Technical plants	30 years straight line

The assets’ depreciation method, residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of an asset and is recognised in the profit and loss account.

At the inception of a contract, the Group assesses whether the contract is, or contains, a lease considering if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The combined entities apply the following practical expedients in applying IFRS 16:

•        For contracts prior to January 1, 2019, the date of initial application, no re-judgment is made as to whether the contract is or contains a lease on the date of initial application.

•        The exemption rule for not recognizing right-of-use assets and lease liabilities applies to leases with a lease period of 12 months or less, or leases of low-value assets.

•        Excluding direct lease opening costs from the right-of-use asset measurement at the date of initial application.

•        If the contract includes options to extend or terminate the lease, use hindsight when determining the lease term.

Right-of-use assets

The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date, less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

•        Estimated useful lives — Right-of-use 1~3.75 years

Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease liabilities

At the commencement date of the lease, the Group recognizes lease liabilities at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments), less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed-lease payments or a change in the assessment to purchase the underlying asset.

Short-term lease and leases of low-value assets

The Group applies the short-term lease recognition exemption to other equipment, etc. (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of other equipment that are considered of low value (i.e., below €5,000 or \5,000 thousand). Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Significant judgment in determining the lease term of contracts with renewal options

The Group determines the lease term as the non-cancellable term of the lease together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group applies judgment in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that are within its control and affect its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

A lease liability is recognized at the commencement date of a lease. The lease liability is initially recognized at the present value of the lease payments to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Consolidated Entity’s incremental borrowing rate. Lease payments comprise of fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, amounts expected to be paid under residual value guarantees, exercise price of a purchase option when the exercise of the option is reasonably certain to occur, and any anticipated termination penalties. The variable lease payments that do not depend on an index or a rate are expensed in the period in which they are incurred.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lease liabilities are measured at amortized cost using the effective interest method. The carrying amounts are remeasured if there is a change in the following: future lease payments arising from a change in an index or a rate used; residual guarantee; lease term; certainty of a purchase option and termination penalties. When a lease liability is remeasured, an adjustment is made to the corresponding right-of use asset, or to profit or loss if the carrying amount of the right-of-use asset is fully written down.

Impairment of Long-lived Assets

At each reporting period end date, the Company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Recognized impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Financial Assets

Financial assets are recognized in the group’s statement of financial position when the group becomes party to the contractual provisions of the instrument. Financial assets are classified into specified categories, depending on the nature and purpose of the financial assets.

At initial recognition, financial assets classified as fair value through profit and loss are measured at fair value and any transaction costs are recognised in profit or loss. Financial assets not classified as fair value through profit and loss are initially measured at fair value plus transaction costs.

Financial assets at fair value through profit or loss

When any of the above-mentioned conditions for classification of financial assets is not met, a financial asset is classified as measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss are recognized initially at fair value and any transaction costs are recognised in profit or loss when incurred. A gain or loss on a financial asset measured at fair value through profit or loss is recognised in profit or loss, and is included within finance income or finance costs in the statement of income for the reporting period in which it arises.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Current and Deferred Income Taxes

The tax expense represents the sum of tax currently payable and net deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the profit and loss account because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all timing differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled, or the asset is realised. Deferred tax is charged or credited in the profit or loss account, except when it relates to items charged or credited directed to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities, and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

Employee and Retirement benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of stock or fixed assets. The cost of any unused holiday entitlement is recognised in the period in which the employees’ services are received. Termination benefits are recognised immediately as an expense when the Company is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

Overview of financial risk management policy

The Company is exposed to various financial risks such as market risk (exchange risk, interest rate risk), credit risk and liquidity risk due to various activities. The Company’s overall risk management policy focuses on volatility in the financial markets and focuses on minimizing any negative impact on financial performance. Risk management is conducted under the supervision of the finance department according to the policy approved by the Board of Directors. The finance department identifies, evaluates and manages financial risks in close cooperation with the sales departments. The Board of Directors provides written policies on overall risk management principles and specific areas such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investments in excess of liquidity.

Liquidity Risk Management

The Company constantly monitors its liquidity positions to ensure that no borrowing limits or commitments are breached to meet operating capital needs. In estimating liquidity, we also take into account external laws or legal requirements, such as the Company’s financing plan, compliance with agreements, internal target financial ratios and currency restrictions.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Interest Rate Risk

Interest rate risk refers to the risk that interest income and interest expenses arising from deposits or borrowings will fluctuate due to changes in market interest rates in the future, which mainly arises from deposits and borrowings with floating interest rates. The goal of interest rate risk management is to maximize corporate value by minimizing uncertainty caused by interest rate fluctuations. As of the end of the reporting period, there are no financial instruments subject to a variable interest rate.

Fair Value Measurement

The difference between the carrying amount and fair value of the Company’s financial assets and liabilities as at December 31, 2023 and 2022 are insignificant.

All financial assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

The Company did not have any financial assets or liabilities that require any fair value measurement as of December 31, 2024 and 2023.

3       PROPERTY, PLANT, AND EQUIPMENT, net

Property, plant, and equipment consisted of the following:

	Note	Land and Buildings	Technical Plants	Other equipment	Total
Acquisition costs:
Balance at January 1, 2024		€798,368	€21,256,508	€8,549	€22,063,425
Additions		—	—	802	802
Disposal		—	—	—	—
Balance at December 31, 2024		798,368	21,256,508	9,351	22,064,227

Accumulated depreciation:
Balance at January 1, 2024		(357,859)	(4,539,136)	(7,131)	(4,167,737)
Additions		(94,375)	(638,312)	(1,186)	(733,873)
Disposal		—	—	—	—
Balance at December 31, 2024		(452,234)	(5,177,448)	(8,317)	(5,637,999)
Net carrying amount at December 31, 2024		€346,134	€16,079,060	€1,034	€16,426,228

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

3       PROPERTY, PLANT, AND EQUIPMENT, net (cont.)

	Note	Land and Buildings	Technical Plants	Other equipment	Total
Acquisition costs:
Balance at January 1, 2023		€798,368	€21,256,508	€8,549	€22,063,425
Additions		—	—	802	802
Disposal		—	—	—	—
Balance at December 31, 2023		798,368	21,256,508	9,351	22,064,227

Accumulated depreciation:
Balance at January 1, 2023		(307,860)	(3,853,974)	(5,903)	(4,167,737)
Additions		(49,999)	(685,162)	(1,228)	(736,389)
Disposal		—	—	—	—
Balance at December 31, 2023		(357,859)	(4,539,136)	(7,131)	(4,904,126)
Net carrying amount at December 31, 2023		€440,509	€16,717,372	€2,220	€17,160,101

Depreciation expense for the years ended December 31, 2024 and 2023 was €733,873 and €736,389, respectively. The acquisition costs and accumulated depreciation of the technical plants include the hidden reserves from the purchase price allocation as part of the business combination. The hidden reserves totalled €1,267,394 and are amortised over the remaining useful life.

4       Intangible assets, net

Intangible assets consisted of the following Intangible Assets Arising from Lease Agreements:

	Note	Intangible Assets Arising from Lease Agreements
Acquisition costs:
Balance at January 1, 2024		€3,154,388
Additions/Disposal		—
Balance at December 31, 2024		3,154,388

Accumulated depreciation:
Balance at January 1, 2024		(670,335)
Additions/Disposal		(105,146)
Balance at December 31, 2024		(775,481)
Net carrying amount at December 31, 2024		€2,378,907
	Note	Intangible Assets Arising from Lease Agreements
Acquisition costs:
Balance at January 1, 2023		€3,154,388
Additions/Disposal		—
Balance at December 31, 2023		3,154,388

Accumulated depreciation:
Balance at January 1, 2023		(565,189)
Additions/Disposal		(105,146)
Balance at December 31, 2023		(670,335)
Net carrying amount at December 31, 2023		€2,484,053

Amortisation expense for the years ended December 31, 2024 and 2023 was €105,146.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

5       BANK LOANS PAYABLE

The bank loans payable consisted of the following:

Borrower	Terms	December 31, 2024	December 31, 2023
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	April 2016 – Total loan of €4,450,000 with interest rate at 2.23% with maturity date of December 31, 2033.	€2,324,348	€2,582,609
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	April 2016 – Total loan of €600,000 with interest rate at 2.25% with maturity date of December 31, 2030.	252,632	294,737
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	February 2018 – Total loan of €600,000 with interest rate at 2.55% with maturity date of December 31, 2033.	258,561	285,686
Windpark Tiefenbrunnen I GmbH & Co. KG	January 2017 – Total loan of €2,200,000 with interest rate at 2.73% with maturity date of March 30, 2035.	2,200,000	2,200,000
Windpark Tiefenbrunnen I GmbH & Co. KG	February 2017 – Total loan of €9,600,000 with interest rate at 1.70% with maturity date of March 30, 2032.	4,971,417	5,657,133
Total bank loans payable		10,006,958	11,020,165
Less – long term portion		(8,642,877)	(9,656,084)
Total bank loans payable – current portion		1,364,081	1,364,081

Bank loans payable consisted of the following terms:

•        Energiequelle GmbH & Co. Windpark Gau Heppenheim KG — April 2016 (Total Loan of €4,450,000) — In April 2016, a loan of €4,450,000 was granted by Deutsche Kreditbank KG at an interest rate of 2.35% per annum fixed until December 31, 2033, payable quarterly in arrears on March 30, June 30, September 30, December 30 of each year. The loan maturing on December 31, 2033 and repayable in equal quarterly instalments of €64,565.21 each, due for the first time on December 30, 2016 and in a final instalment of €64,565.72, due on December 31, 2033.

•        Energiequelle GmbH & Co. Windpark Gau Heppenheim KG — April 2016 (Total Loan of €600,000) — In April 2016, a loan of €600,000 was granted by Deutsche Kreditbank KG at an interest rate of 2.25% per annum fixed until December 31, 2030, and payable quarterly in arrears on March 30, June 30, September 30, December 30 of each year. The loan maturing on December 31, 2030, and repayable in equal quarterly instalments of €10,526.31 each, and in a final instalment of €10,526.64, due on December 31, 2030.

•        Energiequelle GmbH & Co. Windpark Gau Heppenheim KG — February 2018 (Total Loan of €434,000) In February 2018, a loan of €434,000 was granted by Deutsche Kreditbank KG at an interest rate of 2.55% per annum, fixed until December 30, 2033 and payable quarterly in arrears on March 30, June 30, September 30, December 30 of each year. The loan maturing on December 30, 2033 and repayable in equal quarterly installments of EUR 6,781.25.

•        Windpark Tiefenbrunnen I GmbH & Co. KG — January 2017 (Total Loan of €2,200,000) — In January 2017, a loan of €2,200,000 was granted by Deutsche Kreditbank KG at an interest rate of 2.73% fixed until March 30, 2035, and payable quarterly in arrears on March 30, June 30, September 30, December 30 of each year. The loan maturing on March 30, 2035, and repayable in equal quarterly instalments of €183,333.00, due for the first time on June 30, 2032, and a final instalment of €183,337.00 due on March 30, 2035. Until the start of the repayment, only interest is due on the specified dates.

•        Windpark Tiefenbrunnen I GmbH & Co.    KG — February 2017 (Total Loan of €9,600,000) — In February 2017, a loan of €9,600,000 was granted by Deutsche Kreditbank KG at an interest rate of 1.7% fixed until March 30, 2032, and payable quarterly in arrears on March 30, June 30, September 30, December 30 of each year. The loan maturing on March 30, 2032, and repayable in equal quarterly instalments of €171,429.00 each, and in a final instalment of €171,405, due on March 30, 2032.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

5       BANK LOANS PAYABLE (cont.)

Total interest expense was €223,700 and €242,942 for the years ended December 31, 2024 and 2023, respectively.

Below is the 5-year future payout schedule:

Years	Amount
2025	€1,364,081
2026	1,013,207
2027	1,013,207
2028	1,013,207
2029	1,013,207
Afterwards	4,589,175
Total amount	€10,006,084

6       BONDS PAYABLE

The bonds payable consisted of the following:

	December 31, 2024			December 31, 2023
Borrower	Original Amount	Issuance Cost, less amortization	Net Amount	Original Amount	Issuance Cost, less amortization	Net Amount
WindShareFund I B.V.	€2,499,500	€41,240	€2,540,740	€2,499,500	€44,988	€2,544,488
WindShareFund II B.V.	2,450,000	10,045	2,460,045	2,450,000	15,073	2,465,073
WindShareFund III B.V.	4,900,000	30,135	4,930,135	4,900,000	42,275	4,942,275
WindShareFund Europe N.V. – WindShareFund IV	3,131,000	—	3,131,000	3,131,000	—	3,131,000
FutureEnergyFund N.V. – FutureEnergyFund Series I	1,800,000	—	1,800,000	1,800,000	—	1,800,000
FutureEnergyFund N.V. – FutureEnergyFund	500,000	—	500,000	500,000	—	500,000
FutureEnergyFund N.V. – FutureEnergyForAll Series I	4,950,000	15,452	4,965,452	4,950,000	20,613	4,970,613
FutureEnergyFund N.V. – FutureEnergySelect	412,000	—	412,000	412,000	—	412,000
FutureEnergyFund N.V. – FutureEnergyForAll II Series II	4,950,000	33,862	4,983,862	4,950,000	44,600	4,994,600
FutureEnergyFund II N.V. – FutureEnergySelect II	540,000	—	540,000	540,000	—	540,000
FutureEnergyFund III N.V. – FutureEnergySelect III	268,000	—	268,000	268,000	—	268,000
WindShareFund N.V. – Greenbonds I	3,151,500	—	3,151,500	3,434,000	10,308	3,444,308
WindShareFund N.V. – Greenbonds II	1,467,500	—	1,467,500	1,465,500	4,398	1,469,898
FutureEnergyFund N.V. – FutureEnergyForAll IIIA	2,476,500	46,650	2,523,150	—	—	—
FutureEnergyFund N.V. – FutureEnergyForAll IIIB	1,664,000	—	1,664,000	—	—	—
FutureEnergyFund N.V. – FutureEnergyForAll IIIB II	811,000	—	811,000	—	—	—
Total bonds payable	€35,971,000	€177,383	€36,148,383	€31,300,000	€182,255	€31,482,255
Less – Long term portion	(35,971,000)	(177,383)	(36,148,383)	(31,300,000)	(182,255)	(31,482,255)
Total bonds payable – current portion	—	—	—	3,434,000	10,308	3,444,308

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

6       BONDS PAYABLE (cont.)

Bonds payable consisted of the following terms:

•        WindShareFund I B.V. — 2016 (Total Bond of €2,499,500)

In January 2016, the Company issued 4,999 WindShareFund ClimateBonds with a nominal value of € 500 per bond, totalling a nominal amount of €2,499,500. A bond of € 499,99 was issued to the iniator of this investment fund. The interest on the bonds amounts to 5%, fixed for the period of the bond loan, which runs until 1 October 2035. The Company may (partially) repay the bonds over the course of the 20 years or fully repay when the investment in its participation is sold, or at the end of the term in 2035.

The interest percentage remains unchanged over the period of the loan. Since management believes that the interest percentage is in conformity with that of comparable bonds, no premium or discount calculations on the value of the bond loan were taken into account.

As a security for these bonds a right of mortgage has been set on the wind turbine, owned by the Company’s participation, in rank immediately after the right of mortgage for the bank loan as issued to the Company’s participation. The right of mortgage is issued by Stichting WindShareFund I ClimateBondHolders.

•        WindShareFund II B.V. — 2017 (Total Bond of €2,450,000)

In January 2017, the Company issued 4,900 WindShareFund ClimateBonds with a nominal value of € 500 per bond, totalling a nominal amount of €2,450,000. The interest on the bonds amounts to 5%, fixed for the period of the bond loan, which runs until 1 October 2026. The Company will repay the bonds over the course the term, when the investment in its participation is sold, or at the end of the term in 2026.

The interest percentage remains unchanged over the period of the loan. Since management believes that the interest percentage is in conformity with that of comparable bonds, no premium or discount calculations on the value of the bond loan were taken into account.

As a security for these bonds, a right of mortgage was set on the wind turbine, owned by the Company’s participation, in rank immediately after the right of mortgage for the bank loan as issued to the Company’s participation. The right of mortgage is issued to Stichting WindShareFund II ClimateBondHolders.

•        WindShareFund III B.V. — 2018 (Total Bond of €4,900,000)

€ 500 per bond, and a total nominal amount of €4,900,000. The interest on the bonds amounts to 5%, fixed for the period of the bond loan, which runs for a period of 10 years. The Company will repay the bonds over the course of 10 years, when the investment in its participation is sold, or at the end of the term in 2028.

The interest percentage remains unchanged over the period of the loan. Since management believes that the interest percentage is in conformity with that of comparable bonds, no premium or discount calculations on the value of the bond loan were take into account.

As a security for these bonds, a right of mortgage has been set on the wind turbine, owned by the Company’s participation, in rank immediately after the right of mortgage for the bank loan as issued to the Company’s participation. The right of mortgage is issued to Stichting WindShareFund III ClimateBondHolders.

•        WindShareFund Europe N.V. — WindShareFund IV (Total Bond of €3,131,000)

In July 2021, the Company issued 3,131 WindShareFund ClimateBonds with a nominal value of €1,000 per bond, totalling a nominal amount of €3,131,000. The interest on the bonds amounts to 3%, with interest paid quarterly, fixed for the period of the bond, which runs until 30 June 2031 (10 years).

The Company may (partially) repay the bonds over the course of the 10 years or fully repay when the investment in its participation is sold, or at the end of the term in 2031.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

6       BONDS PAYABLE (cont.)

The bonds are secured by a mortgage on wind turbines owned by the Company’s participation. The mortgage rights are held by Stichting WindShareFund IV ClimateBondHolders, which acts as trustee on behalf of the bondholders. The mortgage provides bondholders with a security interest, ranking after any bank loan secured against the same wind turbines.

•        FutureEnergyFund N.V. — FutureEnergyFund (Total Bond of €1,800,000)

In January 2022, the Company issued 18 FutureEnergyBonds with a nominal value of €100,000 per bond, totalling a nominal amount of €1,800,000. The bonds carry a fixed interest rate of 7.5%, paid quarterly for a period of 5 years, with a maturity date of 31 December 2026.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund N.V. — FutureEnergyFund (Total Bond of €500,000)

Issued in July 2022, this bond offering consists of 5 FutureEnergyBonds with a nominal value of €100,000 per bond, totaling €500,000. The bonds have a fixed interest rate of 7.5% for 5 years, paid quarterly, maturing on 30 June 2027.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund N.V. — FutureEnergyForAll Series I (Total Bond of €4,950,000)

In January 2022, the Company issued 4,950 FutureEnergyForAll Bonds with a nominal value of €1,000 per bond totalling €4,950,000. These bonds carry a fixed interest rate of 7% for 5 years, paid quarterly, with a maturity date of 31 December 2026.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund N.V. — FutureEnergySelect (Total Bond of €412,000)

Issued in January 2023, this bond offering consists of 412 FutureEnergySelect Bonds with a nominal value of €1,000 per bond totalling €412,000. The bonds carry a fixed interest rate of 7% for 5 year, paid quarterly s, maturing on 31 December 2027.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund N.V. — FutureEnergyForAll Series II (Total Bond of €4,950,000)

Issued in April 2023, the Company issued 4,950 FutureEnergyForAll II Bonds with a nominal value of €1,000 per bond totalling €4,950,000. The bonds carry a fixed interest rate of 7% for 5 years, paid quarterly, with a maturity date of 30 March 2028.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund II N.V. — FutureEnergySelect II (Total Bond of €540,000)

In July 2023, the Company issued 540 FutureEnergySelect II Bonds with a nominal value of €1,000 per bond totalling €540,000. These bonds have a fixed interest rate of 7% for 5 years, paid quarterly, maturing on 30 June 2028.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

6       BONDS PAYABLE (cont.)

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund III N.V. — FutureEnergySelect III (Total Bond of €268,000)

Issued in December 2023, the Company offered 268 FutureEnergySelect III Bonds with a nominal value of €1,000 per bond totaling €268,000. These bonds carry a fixed interest rate of 7% for 5 years, paid quarterly, with a maturity date of 31 December 2028.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        WindShareFund N.V. — Greenbonds I (Total Bond of €3,434,000)

Issued in October 2019, the Company offered 6,868 Greenbonds I with a nominal value of €500 per bond, totalling €3,434,500. These bonds carry a fixed interest rate of 6.5% per year, paid quarterly, with a maturity date of 30 September 2024.

The bonds are secured by a mortgage on wind turbines owned by the Company’s participation. The mortgage ranks immediately after the bank loan.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        WindShareFund N.V. — Greenbonds II (Total Bond of €1,465,000)

Issued in January 2020, the Company offered 2,931 Greenbonds II with a nominal value of €500 per bond, totalling €1,465,000. These bonds carry a fixed interest rate of 6.5% per year, paid quarterly, with a maturity date of 31 December 2024.

The bonds are secured by a mortgage on wind turbines owned by the Company’s participation. The mortgage ranks immediately after the bank loan.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund N.V. — FutureEnergyForAll IIIA (Total Bond of €2,475,000)

In April 2024, the Company issued FutureEnergyForAll IIIA Bonds with a nominal value of €1,000 per bond totaling €2,475,000. These bonds have a fixed interest rate of 7% for 5 years, paid quarterly, with a maturity date of 31 March 2029.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund N.V. — FutureEnergyForAll IIIB (€1,299,000 Total Bond of € 1,664,000)

Issued in July 2024, the Company offered FutureEnergyForAll IIIB Bonds with a nominal value of €1,000 per bond totaling €1,664,000 of which €1,299,000 were purchsed as of June 2024. These bonds carry a fixed interest rate of 7% for 5 years, paid quarterly, with a maturity date of 30 June 2029.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

6       BONDS PAYABLE (cont.)

•        FutureEnergyFund N.V. — FutureEnergyForAll IIIB (Total Loan of €1,664,000)

Issued in July 2024, the Company offered FutureEnergyForAll IIIB Bonds with a nominal value of €1,000 per bond totaling €1,664,000. These bonds carry a fixed interest rate of 7% for 5 years, paid quarterly, with a maturity date of 30 June 2029.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        FutureEnergyFund N.V. — FutureEnergyForAll IIIB II (Total Loan of €811,000)

In October 2024, the Company issued FutureEnergyForAll IIIB II Bonds with a nominal value of €1,000 per bond totaling €811,000. These bonds have a fixed interest rate of 7% for 5 years, paid quarterly, maturing on 30 September 2029.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

•        WindShareFund N.V. — Greenbonds I (Total Bond of €3,434,000)

Issued in October 2019, the Company offered Greenbonds I with a nominal value of €500 per bond, totaling €3,434,000. These bonds carry a fixed interest rate of 6.5% per year, paid quarterly. The bonds had an original maturity date of 30 September 2024, which was extended to 30 September 2026 in October 2024.

The bonds are secured by a mortgage on wind turbines owned by the Company’s participation. The mortgage ranks immediately after the bank loan.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

In Q4 2024, €621,000 of Greenbonds I were repaid, and an additional €303,500 were repurchased by other bondholders during the same period.

•        WindShareFund N.V. — Greenbonds II (Total Bond of €1,465,000)

Issued in January 2020, the Company offered Greenbonds II with a nominal value of €500 per bond, totaling €1,465,000. These bonds carry a fixed interest rate of 6.5% per year, paid quarterly. The original maturity date of 31 December 2024 was extended to 31 December 2026 in October 2024.

The bonds are secured by a mortgage on wind turbines owned by the Company’s participation. The mortgage ranks immediately after the bank loan.

The Company may repay the bonds at the end of the term or when the investment in its participation is sold. No premium or discount calculations were applied.

In Q4 2024, €113,000 of Greenbonds II were scheduled for repayment in January 2025, and €2,000 were repurchased by other bondholders during Q4 2024.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

7       LEASE ACCOUNTING

The Company had the following leases as of December 31, 2024:

Company	Type of leasing contract	Payment frequency	Payments per year (€)	Commencement of the lease	End of the lease
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	land lease	yearly	30,000	January 1, 2017	December 31, 2036
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	land lease	yearly	514	December 1, 2016	December 31, 2035
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	land lease	yearly	796	January 1, 2017	December 31, 2036
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	land lease	yearly	1,400	December 1, 2016	December 31, 2035
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	land lease	yearly	600	December 1, 2016	December 31, 2035
Energiequelle GmbH & Co. Windpark Gau Heppenheim KG	land lease	yearly	5,000	December 1, 2016	December 31, 2035
Windpark Tiefenbrunnen I GmbH & Co. KG	land lease	yearly	79,000	December 1, 2018	December 31, 2037
Windpark Tiefenbrunnen I GmbH & Co. KG	land lease	yearly	2,400	December 1, 2018	Without fixed term; estimate based on expected utilisation
Windpark Tiefenbrunnen I GmbH & Co. KG	land lease	yearly	1,000	December 1, 2018	Without fixed term; estimate based on expected utilisation
Windpark Tiefenbrunnen I GmbH & Co. KG	land lease	yearly	500	December 1, 2018	Without fixed term; estimate based on expected utilisation
Windpark Tiefenbrunnen I GmbH & Co. KG	land lease	yearly	750	December 1, 2018	Without fixed term; estimate based on expected utilisation
Windpark Tiefenbrunnen I GmbH & Co. KG	land lease	yearly	1,000	December 1, 2018	Without fixed term; estimate based on expected utilisation
Year Ended December 31,	2024	2023
Capitalized leases:
Balance – beginning	€3,154,388	€3,154,388
Additions	—	—
Disposal	—	—
Balance – ending	3,154,388	3,154,388

Amortization:
Balance – beginning	(670,335)	(565,189)
Additions	(105,146)	(105,146)
Disposal	—	—
Balance – ending	(775,481)	(670,335)
Net carrying amount at	€2,378,907	€2,484,053

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

7       LEASE ACCOUNTING (cont.)

December 31,	2024	2023
Current lease liabilities	€78,916	€77,334
Non-current lease liabilities	2,542,720	2,621,636
Total lease liabilities	€2,621,636	€2,698,970
December 31,	2024	2023
Within 1 year	€78,916	€77,334
In 2 to 5 years	325,709	325,709
Over 5 years	2,217,011	2,295,927
Total lease liabilities	€2,621,636	€2,698,970

8       RELATED PARTY TRANSACTIONS

Loan to related party consisted of the following:

December 31,	2024	2023
Loan to Eternal B.V.	€1,100,247	€1,100,247

The shareholder of the Company is also a shareholder of Eternal B.V. The loans bear 2% interest and is due upon demand.

Other current assets due from related party consisted of the following:

December 31,	2024	2023
WSF Holding B.V.	€809,596	€706,355
Stichting WindShareFund Foundation	2,101	2,100
WindShareFund B.V.	132,224	124,682
Stichting WSF Foundation Trustee	1,906	1,905
Eternal B.V. – receivable	10,120,000	7,145,000
Eternal B.V. – accruals	993,406	699,254
Institutional SDG Holding B.V.	148	94
Institutional SDG B.V.	148	94
Institutional Sustainable Finance B.V.	122	68
C.E. Ratelband	774,469	588,792
Groot Mariëndaal BV	8,811	—
WindShareFund CS B.V.	985	—
Total current assets due from related party	€12,843,915	€9,268,344

The shareholder of the Company, C.E Ratelband, is also a shareholder of WSF Holding B.V, Eternal B.V., Stichting Windshare Fund Foundation, Stichting WSF Foundation Trustee, WindShareFund B.V., Institutional SDG Holding B.V. Institutional SDG B.V., Institutional Sustainable Finance B.V., Groot Mariëndaal B.V., and WindShareFund CS B.V.

The current assets due from related party bear 2% interest and are due upon demand. Interest income for the six month period ended December 31, 2024 and 2023 was €271,385 and €161,345, respectively.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Combined Financial Statements

8       RELATED PARTY TRANSACTIONS (cont.)

Other current liabilities due to related parties consisted of the following:

December 31,	2024	2023
Groot Mariëndaal BV	€107,579	€56,602
WSF Holding BV	396	396
Total current liabilities related party	€107,975	€56,998

The shareholder of the Company, C.E Ratelband, is also a shareholder of WSF Holding B.V. and Groot Mariëndaal B.V.

The current liabilities due from related party bear no interest and are due upon demand.

Expenses paid to related party consisted of the following:

Year Ended December 31,	2024	2023
Office rent Groot Mariëndaal BV	€35,000	€35,000

The shareholder of the Company is also a shareholder of Eternal B.V. The loans bear 2% interest and is due upon demand.

9       Other disclosures

The Company employed 5 staff members during the financial year 2024 and 2023.

As of December 31, 2024, collateral provided for financial liabilities exists in the amount of €16,196,000 through assignment of property, plant and equipment, EUR 286,000 by open assignment of receivables €991,000 by pledging of bank balances. As of December 31, 2023, collateral provided for financial liabilities exists in the amount of €16,196,000 through assignment of property, plant and equipment, €286,000 by open assignment of receivables, €991,000 by pledging of bank balances. The pledged bank balances are subject to a restriction on disposal in the same amount.

10     SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through the date of approval of the financial statements. The following post-balance sheet events occurred that require disclosure in the financial statements:

In 2025, GreenRock Netherlands B.V. issued 351 Convertible Bonds with a nominal value of €1,000 per bond, totaling €351,000. These bonds have a fixed interest rate of 7% per year, paid quarterly, with a maximum term of 3 years. Bondholders have the option to convert these bonds into share s of ClimateRock (NASDAQ: CLRC) upon the completion of the merger between GreenRock and ClimateRock, expected in the first quarter of 2025. Conversion includes a 33% bonus on the prevailing share price at the time of conversion. If not converted, the bonds will be redeemed at 100% of their nominal value at the end of the term.

On 1 May 2025, WindShareFund N.V., through its subsidiaries WindShareFund I B.V., WindShareFund II B.V., and WindShareFund III B.V., entered into a joint guarantee agreement (borgtocht) in favor of Cor Bladt Beheer B.V. as lender, securing a loan of €850,000 (plus 40% for interest and costs, totaling €1,190,000) provided to Groot Mariëndaal B.V. and Eternal B.V. The guarantee provides that, in the event of default by the borrowers, the lender may seek recovery against the WindShareFund entities after enforcement of the primary mortgage security has failed to fully satisfy the outstanding amount.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Unaudited Combined Statements of Financial Position
June 30, 2025 and December 31, 2024
(Amounts in Euros (“EUR”))

	Note	(Unaudited) June 30, 2025	December 31, 2024
Assets
Non-current assets
Property, plant, and equipment, net		€16,066,938	€16,426,228
Intangible assets, net		2,326,334	2,378,907
Loans related party	3	1,100,247	1,100,247
Total non-current assets		19,493,519	19,905,382

Current Assets
Asset Held for Transfer		13,679	13,679
Other current assets		301,488	215,015
Other current assets related party	3	13,313,641	12,843,915
Trade receivables		167,442	243,583
Cash		1,053,164	1,162,167
Total current assets		14,849,414	14,478,359
Total assets		€34,342,933	€34,383,741

Liabilities and stockholders’ equity
Stockholders’ Equity
Common Stock		€325,000	€325,000
Accumulated deficit		(17,534,875)	(16,275,903)
Total stockholder’s equity (deficit)		(17,209,875)	€(15,950,903)

Current liabilities
Other current provisions		49,933	91,406
Bank loans		1,228,664	1,363,538
Lease liabilities		78,916	78,916
Trade payables		136,459	43,682
Other current liabilities related party		115,982	107,975
Other current liabilities		1,728,218	935,885
Total current liabilities		3,338,172	2,621,402

Non-current liabilities
Other non-current provisions		383,331	379,262
Bank loans		8,271,690	8,642,877
Bonds		37,014,623	36,148,383
Lease liabilities		2,544,992	2,542,720
Total non-current liabilities		48,214,636	47,713,242
Total liabilities		51,552,808	50,334,644
Total liabilities and stockholders’ equity		€34,342,933	€34,383,741

The accompanying notes are an integral part of these unaudited combined financial statements.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Unaudited Combined Statements of Operations
Six Months Ended June 30, 2025 and 2024
(Amounts in Euros (“EUR”))

	Note	(Unaudited) Six Months Ended June 30,
		2025	2024
Revenue		€888,467	€1,053,904

Operating expenses:
General and administrative		(662,510)	(1,277,755)
General and administrative related party		(17,500)	(17,500)
Depreciation		(412,611)	(420,845)
Total operating expenses		(1,092,621)	(1,716,100)

Loss from operations		(204,154)	(662,196)

Other income (expense):
Interest income		24,832	16,368
Interest income related party		10,520	21,499
Other income		118,854	117,563
Interest expenses		(1,209,024)	(1,093,837)
Total other expense		(1,054,818)	(938,407)

Loss before income taxes		(1,258,972)	(1,600,603)
Income tax provision		—	—
Net loss		€(1,258,972)	€(1,600,603)

The accompanying notes are an integral part of these unaudited combined financial statements.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Unaudited Consolidated Statements of Changes in Equity
Six Months Ended June 30, 2025 and 2024
(Amounts in Euros (“EUR”))

	Note	Common Stock	Accumulated Deficit	Total
Balance as of December 31, 2023		325,000	(13,020,551)	(12,695,551)
Net loss		—	(1,600,603)	(1,600,603)
Balance as of June 30, 2024 (Unaudited)		€325,000	€(14,621,154)	€(14,296,154)
Balance as of December 31, 2024		325,000	(16,275,903)	(15,950,903)
Net loss		—	(1,258,972)	(1,258,972)
Balance as of June 30, 2025 (Unaudited)		€325,000	€(17,534,875)	€(17,209,875)

The accompanying notes are an integral part of these unaudited combined financial statements.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Unaudited Combined Statements of Cash Flows
Six Months Ended June 30, 2025 and 2024
(Amounts in Euro (“EUR”))

	Note	(Unaudited) Six Months Ended June 30, 2025	(Unaudited) Six Months Ended June 30, 2024
Cash flows from operating activities:
Net loss		€(1,258,972)	€(1,600,603)
Adjustments to reconcile profit (loss) before tax to net cash flows:
Depreciation/amortisation of non-current assets		412,342	420,845
Changes in provisions		(37,404)	(108,482)
Changes in working capital:
Net changes in inventories, receivables and other assets		(10,332)	(127,497)
Net changes in other assets related party		(469,726)	(3,156,534)
Net changes in trade payables and other liabilities		885,110	104,580
Net changes in other payables related party		8,007	21,132
Financial income		57,604	1,093,837
Net cash used in operating activities		(413,371)	(3,352,722)

Cash flows from investing activities:
Cash outflow from the acquisition of equipment		(479)	—
Net cash used in investing activities		(479)	—

Cash flows from financing activities
Cash outflow from the repayment of loans		(506,061)	(506,603)
Cash Inflow from bond issues		866,240	3,786,065
Cash outflow from the repayment of lease liabilities		2,272	(58,843)
Interest paid		(57,604)	(1,093,837)
Net cash provided by (used in) financing activities		304,847	2,126,782

Net change in cash and cash equivalents		(109,003)	(1,225,940)
Cash at the beginning of the period		1,162,167	2,502,093
Cash at the end of the period		€1,053,164	€1,276,153

The accompanying notes are an integral part of these unaudited combined financial statements.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Unaudited Combined Financial Statements

1       NATURE OF OPERATIONS

The combined financial statements combine the financial statements of WindShareFund N.V.and WindShareFund II B.V. both incorporated in the Netherlands.Together the combined group is referred to as WindShareFund.

WindShareFund is a renewable energy investment group focused on providing investors with access to sustainable energy projects, primarily in the wind energy sector.

Interim Unaudited Financial Reporting

These unaudited combined condensed interim financial statements as of and for the six months ended June 30, 2025 and 2024 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) for interim financial information and in accordance with the instructions to interim financial reporting. Accordingly, they do not include all of the information and notes required by the IFRS for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for any future periods or the year ending December 31, 2025. These financial statements should be read in conjunction with WindShareFund’s 2024 year-end audited combined financial statements.

Going Concern

The accompanying combined financial statements have been prepared assuming the WindShareFund will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. WindShareFund had an accumulated members’ deficit of €17.5 million as of June 30, 2025, and had a net loss of €1.3 million and net cash used in operating activities of €0.4 million for the six months ended June 30, 2025. These matters raise substantial doubt about WindShareFund’s ability to continue as a going concern.

To support our existing and planned business model, the WindShareFund needs to raise additional capital to fund our future operations.. Successful renewal of our bonds, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the WindShareFund’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that WindShareFund can continue as a going concern.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting

The financial statements have been prepared under the historical cost convention and have been prepared in accordance with the accounting policies adopted in the WindShareFund’s most recent annual financial statements for the year ended 31 December 2024. The accounting policies were consistently applied to all periods presented.

Basis of Presentation and Combining Financial Statements

The combined financial statements consist of the financial statements of the following companies:

•        WindShareFund N.V. including the following wholly owned subsidiaries:

•        WindShareFund I B.V. and wholly owned subsidiary as follows:

•        Energiequelle GmbH & Co. Windpark Gau Heppenheim KG)

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Unaudited Combined Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        WindShareFund III B.V. and 56% owned subsidiary as follows:

•        Windpark Tiefenbrunnen I GmbH & Co. KG

•        WindShareFund IV B.V.

•        GreenRock Netherlands B.V.

•        WindShareFund REIM B.V.

•        WindShareFund Europe N.V.

•        FutureEnergyFund N.V.

•        FutureEnergyFund II N.V.

•        FutureEnergyFund III N.V.

•        WSF Deutschland Verwaltungs GmbH

•        WindShareFund Asset Management GmbH

•        WindShareFund II B.V. and 44% owned subsidiary as follows:

•        Windpark Tiefenbrunnen I GmbH & Co. KG

All intercompany transactions and balances have been eliminated upon combining these companies.

Critical Accounting Estimates and Assumptions

The preparation of combined financial statements requires WindShareFund to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Functional and Presentation Currency

The combined financial statements are presented in Euro (€), which is also WindShareFund’s functional currency, except when otherwise stated.

Segment Reporting

IFRS 8, Operating Segments, requires public companies to disclose particular classes of entities (essentially those with publicly traded securities) information about their operating segments, products and services, the geographical areas in which they operate, and their major customers. Information is based on internal management reports, both in the identification of operating segments and measurement of disclosed segment information.

WindShareFund’s management identifies operating segments based on the internal evaluation of separate financial information, business activities, and management responsibilities. Currently, WindShareFund has only one reportable segment, which involves the production of energy through wind turbines.

WindShareFund generates revenues from a single geographic area, Europe. The following enterprise-wide disclosure is consistent with the preparation of the consolidated financial statements. WindShareFund’s financial statements represent transactions that have taken place within Europe.

WindShareFund N.V., WindShareFund II B.V. and Subsidiaries
Notes to the Unaudited Combined Financial Statements

3       RELATED PARTY TRANSACTIONS

The financial statements include various transactions with related parties outside of WindShareFund. Further details of the companies involved are set out in WindShareFund’s 2024 financial statements. The balances include:

•        Loan to related party which comprises a loan to Eternal B.V., a company controlled by WindShareFund’s shareholder. The loan bears a 2% interest rate and is repayable on demand. The balance owed at June 30, 2025 and December 31, 2024 was €1,100,247.

•        Other current assets due from related party which comprise amounts owed by various entities controlled by the shareholder of WindShareFund. They bear 2% interest and are repayable upon demand.

4       SUBSEQUENT EVENTS

WindShareFund’s management has evaluated events subsequent to the balance sheet date through date of approval of the financial statements and has determined that there are no events after the reporting period that would require adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Accretion Energies Limited and Marine2o Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying Consolidated statements of financial position of Accretion Energies Limited and Marine2o Limited (collectively, the “Company”) as of December 31, 2024 and 2023, the related Consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the Consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying Consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the Consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The Consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These Consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s Consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the Consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the Consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the Consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the Consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

•        Going Concern — As discussed in Note 2 to the Consolidated financial statements, the Company has a going concern due to negative working capital and losses from operations which raises substantial doubt about its ability to continue as a going concern. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.

Irvine, CA

July 30, 2025

Accretion Energies Limited and Marine2o Limited
Consolidated Statements of Financial Position
December 31, 2024 and 2023
(Amounts in British Pounds (“GBP”))

	Note	December 31, 2024	December 31, 2023
Assets
Non-current assets
Property and equipment, net	5	£2,267	£2,937
Total non-current assets		2,267	2,937

Current Assets
Receivables from related party	4	1,496,341	—
Other current assets	3	43,135	18,770
Cash		4,096	44
Total current assets		1,543,572	18,814

Total assets		£1,545,839	£21,751

Liabilities and Members’ Equity
Members’ Equity
Members’ capital		£1	£1
Accumulated deficit and reserves		(1,924,069)	421,134)
Equity attributable to the owners of the company		(1,924,068)	(421,133)
Non-controlling interests		—	(28,289)
Total Members’ Equity (Deficit)		(1,924,068)	(449,422)

Current liabilities
Trade payables		810,725	114,791
Accrued liabilities		803,906	173,045
Loans payable to related party	6	201,219	183,338
Loans payable	7	1,653,607	—
Other liabilities		450	—
Total current liabilities		3,469,907	471,174
Total liabilities		3,469,907	471,174

Total liabilities and members’ equity		£1,545,839	£21,751

The accompanying notes are an integral part of these consolidated financial statements.

Accretion Energies Limited and Marine2o Limited
Consolidated Statements of Operations
Years Ended December 31, 2024 and 2023
(Amounts in British Pounds (“GBP”))

	Note	December 31,
		2024	2023
Revenue		£—	£—
Operating expenses:
General and administrative		732,947	295,023
Depreciation		671	671
Total operating expenses		733,618	295,694

Loss from operations		(733,618)	(295,694)

Other income (expense):
Other income		132,809	—
Interest expense		(870,837)	—
Total other income (expense)		(738,028)	—

Loss before income taxes		(1,471,646)	(295,694)
Income tax provision		—	—
Net loss		£(1,471,646)	£(295,694)

Loss attributable to:
Owners of the Company		£(1,519,658)	£(291,781)
Non-controlling Interests		48,012	(3,913
Total loss		£(1,471,646)	£(295,694)

The accompanying notes are an integral part of these consolidated financial statements.

Accretion Energies Limited and Marine2o Limited
Consolidated Statements of Changes in Members’ Equity
Year Ended December 31, 2024 and 2023
(Amounts in British Pounds (“GBP”))

	Note	Members’ Capital	Accumulated Deficit	Merger Reserve	Total
Balance as of December 31, 2022		£1	£(129,453)	£100	£(129,352)
Net loss		—	(291,781)	—	(291,781)
Balance as of December 31, 2023		1	(421,234)	100	(421,133)
Net loss		—	(1,519,658)		(1,519,658
Acquisition of minority stake		—	—	16,723	16,723
Balance as of December 31, 2024		£1	£(1,940,892)	£16,823	£(1,924,068)

The accompanying notes are an integral part of these consolidated financial statements.

Accretion Energies Limited and Marine2o Limited
Consolidated Statements of Cash Flows
Years Ended December 31, 2024 and 2023
(Amounts in British Pounds (“GBP”))

	Note	Years Ended December 31,
		2024	2023
Cash flows from operating activities:
Net loss		£(1,471,646)	£(295,694)
Adjustments to reconcile profit (loss) before tax to net cash flows:
Depreciation		671	671
Changes in working capital:
Net changes in other receivables		(1,520,707)	—
Net changes in trade payables		695,935	58,472
Net changes in accrued liabilities		631,311	107,745
Net cash used in operating activities		(1,664,436)	(128,806)

Cash flows from investing activities:
Proceeds from sale (acquisition) of property and equipment		—	9
Net cash provided by (used in) investing activities		—	9

Cash flows from financing activities
Proceeds from loans payable to related party		17,881	126,789
Proceeds from loans payable		1,653,607	—
Purchase of non-controlling interest in Marine2o		(3,000)	—
Net cash provided by (used in) financing activities		1,668,488	126,789

Net change in cash		4,052	(2,008)
Cash at the beginning of the period		44	2,052
Cash at the end of the period		£4,096	£44

The accompanying notes are an integral part of these Consolidated financial statements

Accretion Energies Limited and Marine2o Limited
Notes to the Consolidated Financial Statements

1       NATURE OF OPERATIONS

Accretion Energies Limited (the ‘Company’) was incorporated in 2019 to address emissions within the hardest-to-abate sectors, including industry, long-haul transport, agriculture, and shipping. The Company’s strategy focuses on sustainable solutions for decarbonization, particularly through its subsidiaries and projects in the renewable energy sector.

Since August 2024, the Company owns 100% of Marine2o Limited, On February 3, 2024, it acquired 76.635% of Marine2o Limited, a developer of green hydrogen production technologies, from Gluon Capital, with the remaining 23.365% acquired on August 2, 2024. The Company also owns 100% of GreenRock Germany GmbH which is dormant.

Accretion Energies Limited has its registered address at 25 Bedford Square, London, England, WC1B 3HH.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated members’ deficit of £1,924,068 as of December 31, 2024, a net loss of £1,471,646 for the year ended December 31, 2024 and net cash used in operating activities of £1,664,436 for the year ended December 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

To support our existing and planned business model, the Company plans to raise additional capital to fund its future operations. Successful renewal of our loans, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting

The Consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies were consistently applied to all periods presented.

The financial statements are prepared in GBP, which is the functional currency of the Company. Monetary amounts in these financial statements are rounded to the nearest GBP.

The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

Basis of Presentation and Consolidated Financial Statements

The consolidated financial statements consist of the financial statements of the parent company Accretion Energies Limited and its wholly owned subsidiary, Marine2o Limited. All intercompany transactions have been eliminated upon consolidation.

Critical Accounting Estimates and Assumptions

The preparation of consolidated financial statements requires the Company to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Accretion Energies Limited and Marine2o Limited
Notes to the Consolidated Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Functional and Presentation Currency

The consolidated financial statements are presented in British pound (GBP), which is also the Company’s functional currency, except when otherwise stated.

Segment Reporting

IFRS 8, Operating Segments, requires public companies to disclose particular classes of entities (essentially those with publicly traded securities) information about their operating segments, products and services, the geographical areas in which they operate, and their major customers. Information is based on internal management reports, both in the identification of operating segments and measurement of disclosed segment information.

The Company’s management identifies operating segments based on how the Company’s management internally evaluate separate financial information, business activities and management responsibility. At the current time, the Company has only one reportable segment, consisting of developing of green hydrogen production technologies.

The Company generates revenues from one geographic area, consisting of Europe. The following enterprise-wide disclosure is prepared on a basis consistent with the preparation of the consolidated financial statements. The Company’s financial statements represent transactions that occurred in Europe.

Revenue

The Company recognizes revenue when it transfers control over a good or service to a customer. A five-step process is applied before revenue from contract with customers can be recognized:

•        Identify contracts with customers

•        Identify the separate performance obligation

•        Determine the transaction price of the contract

•        Allocate the transaction price to each of the separate performance obligations, and

•        Recognize the revenue as each performance obligation is satisfied

Revenue from contracts with customers

Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company identifies the contract with a customer, identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are recognized as a refund liability.

Accretion Energies Limited and Marine2o Limited
Notes to the Consolidated Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Government grants

Government grants are recognised at the fair value of the asset received or receivable when there is reasonable assurance that the grant conditions will be met and the grants will be received.

A grant that specifies performance conditions is recognised in income when the performance conditions are met. Where a grant does not specify performance conditions it is recognised in income when the proceeds are received or receivable. A grant received before the recognition criteria are satisfied is recognised as a liability.

Property and Equipment

Property and Equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Depreciation of all equipment and vehicles is calculated using the straight-line method to allocate their cost or revalued amounts, net of their residual values, over their estimated useful lives as follows:

Leasehold improvements	3 years straight line
Fixtures and fittings	5 – 10 years straight line
Office equipment and computers	3 – 5 years straight line

The assets’ depreciation method, residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of an asset and is recognised in the profit and loss account.

Impairment of Long-lived Assets

At each reporting period end date, the Company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Recognized impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Accretion Energies Limited and Marine2o Limited
Notes to the Consolidated Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Assets

Financial assets are recognized in the group’s statement of financial position when the group becomes party to the contractual provisions of the instrument. Financial assets are classified into specified categories, depending on the nature and purpose of the financial assets.

At initial recognition, financial assets classified as fair value through profit and loss are measured at fair value and any transaction costs are recognised in profit or loss. Financial assets not classified as fair value through profit and loss are initially measured at fair value plus transaction costs.

Financial assets at fair value through profit or loss

When any of the above-mentioned conditions for classification of financial assets is not met, a financial asset is classified as measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss are recognized initially at fair value and any transaction costs are recognised in profit or loss when incurred. A gain or loss on a financial asset measured at fair value through profit or loss is recognised in profit or loss, and is included within finance income or finance costs in the statement of income for the reporting period in which it arises.

Current and Deferred Income Taxes

The tax expense represents the sum of tax currently payable and net deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the profit and loss account because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all timing differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled, or the asset is realised. Deferred tax is charged or credited in the profit or loss account, except when it relates to items charged or credited directed to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities, and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

Employee and Retirement benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of stock or fixed assets. The cost of any unused holiday entitlement is recognised in the period in which the employees’ services are received. Termination benefits are recognised immediately as an expense when the Company is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

Accretion Energies Limited and Marine2o Limited
Notes to the Consolidated Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Overview of financial risk management policy

The Company is exposed to various financial risks such as market risk (exchange risk, interest rate risk), credit risk and liquidity risk due to various activities. The Company’s overall risk management policy focuses on volatility in the financial markets and focuses on minimizing any negative impact on financial performance. Risk management is conducted under the supervision of the finance department according to the policy approved by the Board of Directors. The finance department identifies, evaluates and manages financial risks in close cooperation with the sales departments. The Board of Directors provides written policies on overall risk management principles and specific areas such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investments in excess of liquidity.

Liquidity Risk Management

The Company constantly monitors its liquidity positions to ensure that no borrowing limits or commitments are breached to meet operating capital needs. In estimating liquidity, we also take into account external laws or legal requirements, such as the Company’s financing plan, compliance with agreements, internal target financial ratios and currency restrictions.

Interest Rate Risk

Interest rate risk refers to the risk that interest income and interest expenses arising from deposits or borrowings will fluctuate due to changes in market interest rates in the future, which mainly arises from deposits and borrowings with floating interest rates. The goal of interest rate risk management is to maximize corporate value by minimizing uncertainty caused by interest rate fluctuations. As of the end of the reporting period, there are no financial instruments subject to a variable interest rate.

Fair Value Measurement

The difference between the carrying amount and fair value of the Company’s financial assets and liabilities as at December 31, 2024 and 2023 are immaterial.

All financial assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

The Company did not have any material financial assets or liabilities that require any fair value measurement as of December 31, 2024 and 2023.

3       OTHER RECEIVABLES

Other receivables represent value added tax (VAT) receivables and a receivable from ClimateRock.

Accretion Energies Limited and Marine2o Limited
Notes to the Consolidated Financial Statements

4       RECEIVABLE FROM RELATED PARTY

Receivable from related party GreenRock Corp as of December 31, 2024 and 2023 was £1,496,341 and £nil, respectively. The ultimate shareholders of the Company are also shareholders of GreenRock Corp. The receivable from the related party has no terms and are due upon demand.

5       PROPERTY AND EQUIPMENT, net

Property and equipment consisted of the following:

December 31,	2024	2023
Office equipment and computers	£3,608	£3,608
Accumulated depreciation	(1,342)	(671)
Total property and equipment, net	£2,266	£2,937

Depreciation expense for the years ended December 31, 2024 and 2023 was £671 and £671, respectively.

6       LOANS PAYABLE TO RELATED PARTY

The loans payable to related party consisted of the following:

December 31,	2024	2023
Loan payable to Gluon Renewable Energies by Accretion Energies Limited	£168,570	£113,189
Loan payable to Gluon Renewable Energies by Marine2o Limited	32,648	70,149
Total loans payable to related party	£203,484	£183,338

Gluon Renewable Energies Limited is the parent company of Accretion Energies Limited. The loans bear no interest and are due upon demand.

7       LOANS PAYABLE

The loans payable consisted of the following:

December 31,	2024	2023
Loan payable to Poveda	£200,000	£—
Loan payable to TNCC	999,983	—
Loan payable to Fergus Duncan	24,550	—
Loan payable to Eternal BV	429,074	—
Total loans payable	£1,653,607	£—

In January 2024, a loan of £200,000 was granted by Poveda. The loan is guaranteed personally by the Company’s Managing Director and carries a corporate guarantee from TEP Renewables Ltd. It matured on May 18, 2024 and has a maturity payment of £30,000. The loan incurs monthly repayments of £20,000. At December 31, 2024 and at the date of these accounts the loan remained outstanding and the Company is in default. As a consequence, a petition was made to the court for the winding up of the Company which was granted on November 5, 2025. Management has been granted a stay on the winding up order until a hearing on December 10, 2025 and remains actively engaged in discussions with the lender with the objective of settling the outstanding liability from either the anticipated proceeds of the Business Combination Agreement (“BCA”) or new investment into a parent company.

In January 2024, a loan of £1,000,000 was made by TNCC, with an interest rate of 36% until June 30, 2024 and increasing to 60% thereafter. The loan matured on December 31, 2024. The loan is secured over shares in TEP Renewables Ltd, and additional security over shares valued at £4 million in GreenRock to be held by Gluon Renewable Energies Ltd following the sale of the Company to GreenRock. At December 31, 2024 and at the date of these accounts, the loan remained outstanding. The Company has agreed with TNCC a plan to make repayment by December 31, 2025.

Accretion Energies Limited and Marine2o Limited
Notes to the Consolidated Financial Statements

7       LOANS PAYABLE (cont.)

In January 2024, a loan of £25,000 was granted by Fergus Duncan. The loan is secured by shares in TEP Renewables Ltd, with additional security over GreenRock shares valued at £100,000 to be held by Gluon Renewable Energies Ltd. following the acquisition of the Company. The loan carries a 12% interest rate and matures on June 30, 2024. At December 31, 2024, the loan remained outstanding.

In March 2024, a loan of €500,000 was made to the company by Eternal BV. The loan bears no interest and is due upon demand.

Total accruals include accrued interest as of December 31, 2024 of £720,837 (2023: £nil)

8       RELATED PARTY TRANSACTIONS

The Company had related party transactions related to loans payable to and receivable from related parties. Refer to notes 4 and 6.

9       ACQUISITION OF MARINE2O LIMITED

On February 3, 2024, as part of a group reorganization by its parent company, Accretion Energies Limited acquired 76.635% of Marine2o Limited from Gluon Renewable Energies for £nil consideration. Such a transaction falls outside the scope of IFRS3. The Company has accounted for the acquisition of the shares in Marine2o using merger accounting as the directors consider this the most appropriate treatment. Under merger accounting, the financial statement are presented as if the merger occurred at the start of the earliest comparative period presented and therefore the 2023 financial statements have been adjusted to reflect this. Assets and liabilities were recognized at book cost and no goodwill is recognized. A merger reserve was created to account for differences between the share capital of Marine2o and the consideration given.

On August 2, 2024 the remaining 23.365% of Marine2o was acquired for cash consideration of £3,000. As required by IFRS 10, this was dealt with as a transaction between equity owners and dealt with through a reduction in the non-controlled interest of the group. The required adjustments have been included in the merger reserve. No goodwill was recognized and no revaluation of assets applied.

10     GREENROCK GERMANY

In 2023 the Company incorporated a subsidiary in Germany, GreenRock Germany GmbH. This company has remained essentially dormant since its incorporation and its balance sheet comprises share capital and a receivable from its parent, the Company. GreenRock Germany has not been included in the consolidated financial statements on the basis that its assets, liabilities and results are immaterial to the group.

11     SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through date of approval of the financial statements and has determined that there are no events after the reporting period that would require adjustment or disclosure in the financial statements.

Accretion Energies Limited and Marine2o Limited
Unaudited Consolidated Interim Statements of Financial Position
June 30, 2025 and December 31, 2024
(Amounts in British Pounds (“GBP”))

	Note	(Unaudited) June 30, 2025	December 31, 2024
Assets
Non-current assets
Property and equipment, net		£1,931	£2,267
Total non-current assets		1,931	2,267

Current Assets
Receivables from related party		1,508,451	1,496,341
Other current assets		61,941	43,135
Cash		—	4,096
Total current assets		1,570,392	1,543,572

Total assets		£1,572,323	£1,545,839

Liabilities and Members’ Equity
Members’ Equity
Members’ capital		£1	£1
Merger reserve		16,823	16,823
Accumulated deficit		(2,913,024)	(1,940,892)
Total Members’ Equity (Deficit)		(2,896,199)	(1,924,068)

Current liabilities
Trade payables		904,949	810,725
Bank overdraft		128	—
Accrued liabilities	3	1,555,750	803,906
Loans payable to related party		353,638	201,219
Loans payable	3	1,653,607	1,653,607
Other liabilities		450	450
Total current liabilities		4,468,522	3,469,907
Total liabilities		4,468,522	3,469,907

Total liabilities and members’ equity		£1,572.323	£1,545,839

The accompanying notes are an integral part of these unaudited combined interim financial statements.

Accretion Energies Limited and Marine2o Limited
Unaudited Consolidated Interim Statements of Operations
Six Months Ended June 30, 2025 and 2024
(Amounts in British Pounds (“GBP”))

	Note	(Unaudited) Six Months Ended June 30,
		2025	2024
Revenue		£—	£—
Operating expenses:
General and administrative		255,828	302,573
Depreciation		336	336
Total operating expenses		256,164	302,909

Loss from operations		(256,164)	(302,909)

Other income (expense):
Grant income		—	300,322
Interest expense		(714,200)	(208,387)
Foreign currency translation gains		(1,767)	—
Total other income (expense)		(715,967)	91,935

Loss before income taxes		(972,131)	(210,974)
Income tax provision		—	—
Net loss		£(972,131)	£(210,974)
	Note	(Unaudited) Six Months Ended June 30,
		2025	2024
Loss attributable to:
Owners of the Company		(972,131)	£(261,906)
Non-controlling Interests		—	50,932
Total loss		£(972,131)	£(210,974)

The accompanying notes are an integral part of these unaudited combined interim financial statements.

Accretion Energies Limited and Marine2o Limited
Unaudited Consolidated Interim Statements of Changes in Equity
Six Months Ended June 30, 2025 and 2024
(Amounts in British Pounds (“GBP”))

	Members’ Capital	Merger Reserve	Accumulated Deficit	Total
Balance as of December 31, 2023	1	£100	£(421,234)	£(421,133)
Net loss	—	—	(261,906)	(261,906)
Balance as of June 30, 2024	1	100	(683,140)	(683,039)

Balance as of December 31, 2024	1	£16,823	£(1,940,892)	£(1,924,068)
Net loss	—	—	(972,131)	(972,131)
Balance as of June 30, 2025	1	£16,823	£(2,913,023)	£(2,896,199)

The accompanying notes are an integral part of these unaudited combined interim financial statements.

Accretion Energies Limited and Marine2o Limited
Unaudited Consolidated Interim Statements of Cash Flows
Six Months Ended June 30, 2024 and 2023
(Amounts in British Pounds (“GBP”))

	Note	(Unaudited) Six Months Ended June 30,
		2025	2024
Cash flows from operating activities:
Net loss		£(972,131)	£(210,974)
Adjustments to reconcile profit (loss) before tax to net cash flows:
Depreciation of non-current assets		336	336
Changes in working capital:
Net changes in other receivables		(30,916)	(1,346,039)
Net changes in trade payables		94,674	187,576
Net changes in accrued liabilities		751,394	20,742
Net cash provided by (used in) operating activities		(156,643)	(1,348,359)

Cash flows from financing activities
Proceeds from loans		152,419	1,373,446
Net cash provided by (used in) financing activities		152,419	1,373,446

Net change in cash and cash equivalents		(4,224)	25,087
Cash at the beginning of the period		4,096	43
Cash at the end of the period		£(128)	£25,130

The accompanying notes are an integral part of these unaudited combined interim financial statements.

Accretion Energies Limited and Marine2o Limited
Notes to the Unaudited Combined Interim Financial Statements

1       NATURE OF OPERATIONS

Accretion Energies Limited (the ‘Company’) was incorporated in 2019 and is a player in addressing emissions within the hardest-to-abate sectors, including industry, long-haul transport, agriculture, and shipping. The company’s strategy focuses on sustainable solutions for decarbonization, particularly through its subsidiaries and projects in the renewable energy sector.

On February 3, 2024, the Company acquired 76.635% of Marine2o Limited from Gluon Capital, with the remaining 23.365% acquired on August 2, 2024. Marine2o Limited, is a developer of green hydrogen production technologies. The Company also owns 100% of GreenRock Germany GmbH which is dormant. Together these companies are referred to as the Group.

Accretion Energies Limited has its registered address at 25 Bedford Square, London, England, WC1B 3HH.

Interim Unaudited Financial Reporting

These unaudited consolidated condensed interim financial statements as of and for the six months ended June 30, 2025 and 2024 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) for interim financial information and in accordance with the instructions to interim financial reporting. Accordingly, they do not include all of the information and notes required by the IFRS for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for any future periods or the year ending December 31, 2025. These financial statements should be read in conjunction with the Group’s 2024 year-end audited consolidated financial statements.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company and Group will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Group had an accumulated members’ deficit of £2.9 million as of June 30, 2025, and had a net loss of £972,131 for the six months ended June 30, 2025 and net cash used in operating activities of £156,643 for the six months period ended June 30, 2025. These matters raise substantial doubt about the Group’s ability to continue as a going concern.

To support our existing and planned business model, the Company needs to raise additional capital to fund its future operations. The Company has not experienced any difficulty in raising funds through loans. Successful renewal of our loans, however, is subject to numerous risks and uncertainties. In addition, the increasingly competitive industry conditions under which we operate may negatively impacted our results of operations and cash flows. Additional debt financing is anticipated to fund the Company’s operations in near future. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting

The financial statements have been prepared under the historical cost convention and have been prepared in accordance with the accounting policies adopted in the Company’s most recent annual financial statements for the year ended 31 December 2024. The accounting policies were consistently applied to all periods presented.

Basis of Presentation and Consolidated Financial Statements

The consolidated financial statements consist of the financial statements of the parent company Accretion Energies Limited and its wholly owned subsidiary, Marine2o Limited. All intercompany transactions have been eliminated upon consolidation.

Accretion Energies Limited and Marine2o Limited
Notes to the Unaudited Combined Interim Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has accounted for the acquisition of the shares in Marine2o using merger accounting as the directors consider this the most appropriate treatment. Under merger accounting, the financial statement are presented as if the merger occurred at the start of the earliest comparative period presented and therefore the 2023 financial statements have been adjusted to reflect this. Assets and liabilities were recognized at book cost and no goodwill is recognized. A merger reserve was created to account for differences between the share capital of Marine2o and the consideration given.

GreenRock Germany GmbH has remained essentially dormant since its incorporation and its balance sheet comprises share capital and a receivable from its parent, the Company. GreenRock Germany has not been included in the consolidated financial statements on the basis that its assets, liabilities and results are immaterial to the group.

Critical Accounting Estimates and Assumptions

The preparation of combined financial statements requires the Group to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Functional and Presentation Currency

The combined financial statements are presented in British pound (GBP), which is also the Company’s functional currency, except when otherwise stated.

3       LOANS PAYABLE

The loans payable consisted of the following:

	June 30, 2025	December 31, 2024
Loan payable to Poveda	£200,000	£200,000
Loan payable to TNCC	999,983	999,983
Loan payable to Fergus Duncan	24,550	24,550
Loan payable to Eternal BV	429,074	429,074
Total loans payable	£1,653,607	£1,653,607

In January 2024, a loan of £200,000 was granted by Poveda. The loan is guaranteed personally by the Managing Director and carries a corporate guarantee from TEP Renewables Ltd. It matured on May 18, 2024 and has a maturity payment of £30,000. The loan incurs monthly repayments of £20,000. At June 30, 2025 and at the date of these accounts the loan remained outstanding and the Company is in default. As a consequence, a petition was made to the court for the winding up of the Company which was granted on November 5, 2025. Management has been granted a stay on the winding up order until a hearing on December 10, 2025 and remains actively engaged in discussions with the lender with the objective of settling the outstanding liability from either the anticipated proceeds of the Business Combination Agreement (“BCA”) or new investment into a parent company. The amount due at October 30, 2025 is £520,000 split between the ‘Loans payable’ and ‘Accrued interest’ captions.

In January 2024, a loan of £1,000,000 was made by TNCC, with an interest rate of 36% until June 30, 2024 and increasing to 60% thereafter. The loan matured on December 31, 2024. The loan is secured over shares in TEP Renewables Ltd, and additional security over shares valued at £4 million in GreenRock to be held by Gluon Renewable Energies Ltd following the sale of the Company to GreenRock. At June 30, 2025 and at the date of these accounts, the loan remained outstanding. The Company has agreed with TNCC a plan to make repayment by December 31, 2025.

Accretion Energies Limited and Marine2o Limited
Notes to the Unaudited Combined Interim Financial Statements

3       LOANS PAYABLE (cont.)

In January 2024, a loan of £25,000 was granted by Fergus Duncan. The loan is secured by shares in TEP Renewables Ltd, with additional security over GreenRock shares valued at £100,000 to be held by Gluon Renewable Energies Ltd. following the acquisition of the Company. The loan carries a 12% interest rate and matures on June 30, 2024. At June 30, 2025 and at the date of these accounts, the loan remained outstanding.

In March 2024, a loan of €500,000 was made to the Group by Eternal BV. The loan bears no interest and is due upon demand.

Total accruals include accrued interest as of June 30, 2025 of £1.4 million (December 31, 2024 of £0.7 million)

4       RELATED PARTY TRANSACTIONS

The Group had related party transactions related to receivables and loans payable to related parties. Refer to the Group’s financial statements for the year ended December 31, 2024 for details.

5       SUBSEQUENT EVENTS

The Group has evaluated events subsequent to the balance sheet date through date of approval of the financial statements and has determined that there are no events after the reporting period not otherwise disclosed that would require adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of ClimateRock Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of ClimateRock Holdings Limited (the “Company”) as of December 31, 2024 and 2023, the related combined statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.
Irvine, CA

July 30, 2025

ClimateRock Holdings Limited
Statements of Financial Position
December 31, 2024 and 2023
(Amounts in United States Dollars (“USD”))

	Note	December 31, 2024	December 31, 2023
Assets
Current assets
Cash		$1	$1
Total current assets		1	1
Total assets		$1	$1

Liabilities and Members’ Equity (Deficit)
Members’ Equity
Members’ capital		$1	$1
Accumulated deficit		(28,046)	(4,000)
Total Members’ Equity (Deficit)		(28,045)	(3,999)

Current Liabilities
Payables		28,046	$4,000
Total current liabilities		28,046	4,000
Total liabilities		28,046	4,000
Total liabilities and members’ equity		$1	$1

The accompanying notes are an integral part of these financial statements.

ClimateRock Holdings Limited
Statements of Operations
For the Year Ended December 31, 2024 and 2023
(Amounts in United States Dollars (“USD”))

	Note	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue		$—	$—

Operating expenses:
General and administrative		(24,046)	(4,000)
Total operating expenses		(24,046)	(4,000)
Loss from operations		(24,046)	(4,000)
Loss before income taxes		(24,046)	(4,000)
Income tax provision		—	—
Net loss		$(24,046)	$(4,000)

The accompanying notes are an integral part of these financial statements.

ClimateRock Holdings Limited
Statements of Changes in Members’ Equity
For the Year Ended December 31, 2024 and 2023
(Amounts in United States Dollars (“USD”))

	Note	Members’ Capital	Accumulated Deficit	Total
Balance at December 31, 2022		$1	$—	$1
Net loss		—	(4,000)	(4,000)
Balance at December 31, 2023		$1	$(4,000)	$(3,999)
Net loss		—	(24,046)	(24,046)
Balance at December 31, 2024		$1	$(28,046)	$(28,045)

The accompanying notes are an integral part of these financial statements.

ClimateRock Holdings Limited
Statement of Cash Flows
For the Year Ended December 31, 2024 and 2023

	Note	Year Ended December 31, 2024	Year Ended December 31, 2023
Cash flows from operating activities:
Net loss		$(24,046)	$(4,000)
Changes in working capital:
Net changes in trade payables and other liabilities		24,046	4,000
Net cash provided by (used in) operating activities		—	—

Cash flows from financing activities
Issued Capital		—	—
Net cash provided by (used in) financing activities		—	—
		—	—
Net change in cash		—	—
Cash at the beginning of the period		1	1

Cash at the end of the period		$1	$1

The accompanying notes are an integral part of these financial statements.

ClimateRock Holdings Limited
Notes to the Financial Statements

1       NATURE OF OPERATIONS

ClimateRock Holdings Limited (the “Company”) is a Cayman Islands exempted company, incorporated and registered in the Cayman Islands under the Companies Act (Revised) on September 23, 2022. ClimateRock Holdings Limited has its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

The authorised share capital of ClimateRock Holdings Limited is USD 50,000, divided into 50,000 ordinary shares with a par value of USD 1.00 each. Upon incorporation on September 23, 2022, 1 ordinary share was issued to Ogier Global Subscriber (Cayman) Limited at a par value of USD 1.00 per share. On October 3, 2022, this share was transferred to ClimateRock Holdings Topco Limited, and on December 28, 2023, it was transferred to ClimateRock.

As of December 31, 2024, the Company had not yet commenced operations. ClimateRock Holdings Limited was incorporated for the purposes of the de-SPAC transaction. Its activities were limited to holding shares in:

•        ClimateRock Merger Sub — incorporated on September 23, 2022, and had not yet commenced operations.

•        GreenRock Merger Sub — incorporated on January 2, 2024, and had not yet commenced operations.

Both subsidiaries are Cayman Islands exempted companies and are wholly-owned subsidiaries of ClimateRock Holdings Limited.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting

The financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies were consistently applied to all periods presented.

The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

Critical Accounting Estimates and Assumptions

The preparation of financial statements requires the Company to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Functional and Presentation Currency

The financial statements are presented in United States dollar (USD), which is also the Company’s functional currency, except when otherwise stated.

ClimateRock Holdings Limited
Notes to the Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

IFRS 8, Operating Segments, requires public companies to disclose particular classes of entities (essentially those with publicly traded securities) information about their operating segments, products and services, the geographical areas in which they operate, and their major customers. Information is based on internal management reports, both in the identification of operating segments and measurement of disclosed segment information.

The Company’s management identifies operating segments based on how the Company’s management internally evaluate separate financial information, business activities and management responsibility. As the Company currently has no operations or revenue-generating activities, there are no reportable segments.

Revenue

The Company recognizes revenue when it transfers control over a good or service to a customer. A five-step process is applied before revenue from contract with customers can be recognized:

•        Identify contracts with customers

•        Identify the separate performance obligation

•        Determine the transaction price of the contract

•        Allocate the transaction price to each of the separate performance obligations, and

•        Recognize the revenue as each performance obligation is satisfied

Revenue from contracts with customers

Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company identifies the contract with a customer, identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are recognized as a refund liability.

Impairment of Long-lived Assets

At each reporting period end date, the Company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

ClimateRock Holdings Limited
Notes to the Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Recognized impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Financial Assets

Financial assets are recognized in the group’s statement of financial position when the group becomes party to the contractual provisions of the instrument. Financial assets are classified into specified categories, depending on the nature and purpose of the financial assets.

At initial recognition, financial assets classified as fair value through profit and loss are measured at fair value and any transaction costs are recognised in profit or loss. Financial assets not classified as fair value through profit and loss are initially measured at fair value plus transaction costs.

Financial assets at fair value through profit or loss

When any of the above-mentioned conditions for classification of financial assets is not met, a financial asset is classified as measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss are recognized initially at fair value and any transaction costs are recognised in profit or loss when incurred. A gain or loss on a financial asset measured at fair value through profit or loss is recognised in profit or loss, and is included within finance income or finance costs in the statement of income for the reporting period in which it arises.

Current and Deferred Income Taxes

The tax expense represents the sum of tax currently payable and net deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the profit and loss account because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all timing differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the timing difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

ClimateRock Holdings Limited
Notes to the Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled, or the asset is realised. Deferred tax is charged or credited in the profit or loss account, except when it relates to items charged or credited directed to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities, and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

Employee and Retirement benefits

The costs of short-term employee benefits are recognised as a liability and an expense, unless those costs are required to be recognised as part of the cost of stock or fixed assets. The cost of any unused holiday entitlement is recognised in the period in which the employees’ services are received. Termination benefits are recognised immediately as an expense when the Company is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

Overview of financial risk management policy

The Company is exposed to various financial risks such as market risk (exchange risk, interest rate risk), credit risk and liquidity risk due to various activities. The Company’s overall risk management policy focuses on volatility in the financial markets and focuses on minimizing any negative impact on financial performance. Risk management is conducted under the supervision of the finance department according to the policy approved by the Board of Directors. The finance department identifies, evaluates and manages financial risks in close cooperation with the sales departments. The Board of Directors provides written policies on overall risk management principles and specific areas such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investments in excess of liquidity.

Liquidity Risk Management

The Company constantly monitors its liquidity positions to ensure that no borrowing limits or commitments are breached to meet operating capital needs. In estimating liquidity, we also take into account external laws or legal requirements, such as the Company’s financing plan, compliance with agreements, internal target financial ratios and currency restrictions.

Interest Rate Risk

Interest rate risk refers to the risk that interest income and interest expenses arising from deposits or borrowings will fluctuate due to changes in market interest rates in the future, which mainly arises from deposits and borrowings with floating interest rates. The goal of interest rate risk management is to maximize corporate value by minimizing uncertainty caused by interest rate fluctuations. As of the end of the reporting period, there are no financial instruments subject to a variable interest rate.

Fair Value Measurement

The difference between the carrying amount and fair value of the Company’s financial assets and liabilities as at December 31, 2023 are insignificant.

ClimateRock Holdings Limited
Notes to the Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

All financial assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

The Company did not have any financial assets or liabilities that require any fair value measurement as of December 31, 2024 and 2023.

3       SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through date of approval of the financial statements and has determined that there are no events after the reporting period that would require adjustment or disclosure in the financial statements.

ClimateRock Holdings Limited
Statement of Financial Position
June 30, 2025 and December 31, 2024
(Amounts in United States Dollars (“USD”))

	Note	(Unaudited) June 30, 2025	December 31, 2024
Assets
Current assets
Cash		$1	$1
Total current assets		1	1
Total assets		$1	$1

Liabilities and Members’ Equity (Deficit)
Members’ Equity
Members’ capital		$1	$1
Accumulated deficit		(30,646)	(28,046)
Total Members’ Equity (Deficit)		$(30,645)	$(28,045)

Current Liabilities
Payables		$30,646	$28,046
Total current liabilities		$30,646	$28,046
Total liabilities		$30,646	$28,046
Total liabilities and members’ equity		$1	$1

The accompanying notes are an integral part of these financial statements.

ClimateRock Holdings Limited
Statement of Operations
Six Months Ended June 30, 2025 and 2024
(Amounts in United States Dollars (“USD”))

	Note	(Unaudited) Six Months Ended June 30, 2024	(Unaudited) Six Months Ended June 30, 2023
Revenue		$—	$—

Operating expenses:
General and administrative		$(2,600)	$(2,000)
Total operating expenses		$(2,600)	$(2,000)
Loss from operations		$(2,600)	$(2,000)
Loss before income taxes		$(2,600)	$(2,000)
Income tax provision		$—	$—

Net loss		$(2,600)	$(2,000)

The accompanying notes are an integral part of these financial statements.

ClimateRock Holdings Limited
Statement of Changes in Members’ Equity
Six Months Ended June 30, 2024 and 2023
(Amounts in United States Dollars (“USD”))

	Note	Members’ Capital	Accumulated Deficit	Total
Balance as of December 31, 2023		$1	$(4,000)	$(3,999)
Net loss		—	(2,000)	(2,000)
Balance as of June 30, 2024 (unaudited)		$1	$(6,000)	$(5,999)

Balance as of December 31, 2024		$1	$(28,046)	$(28,045)
Net loss		—	(2,600)	(2,600)
Balance as of June 30, 2025 (unaudited)		$1	$(30,646)	$(30,645)

The accompanying notes are an integral part of these financial statements.

ClimateRock Holdings Limited
Statement of Cash Flows
Six Months Ended June 30, 2025 and 2024
(Amounts in United States Dollars (“USD”))

	Note	(Unaudited) Six Months Ended June 30, 2025	(Unaudited) Six Months Ended June 30, 2024
Cash flows from operating activities:
Net loss		$(2,600)	$(2,000)
Changes in working capital:			—
Net changes in trade payables and other liabilities		2,600	2,000
Net cash provided by (used in) operating activities		$—	$—

Cash flows from financing activities
Issued Capital		—	—
Net cash provided by (used in) financing activities		$—	$—

Net change in cash		—	—
Cash at the beginning of the period		$1	$1
Cash at the end of the period		$1	$1

The accompanying notes are an integral part of these financial statements.

ClimateRock Holdings Limited
Notes to the Financial Statements

1       NATURE OF OPERATIONS

ClimateRock Holdings Limited (the “Company”) is a Cayman Islands exempted company, incorporated and registered in the Cayman Islands under the Companies Act (Revised) on September 23, 2022. ClimateRock Holdings Limited has its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

As of December 31, 2023, the Company had not yet commenced operations. The Company was incorporated for the purposes of the de-SPAC transaction. Its activities are limited to holding shares in:

•        ClimateRock Merger Sub — incorporated on September 23, 2022, and had not yet commenced operations.

•        GreenRock Merger Sub — incorporated on January 2, 2024, and had not yet commenced operations.

Both subsidiaries are Cayman Islands exempted companies, are dormant and have no material assets nor liabilities and are wholly-owned subsidiaries of the Company.

Interim Unaudited Financial Reporting

These unaudited condensed interim financial statements as of and for the six months ended June 30, 2025 and 2024 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) for interim financial information and in accordance with the instructions to interim financial reporting. Accordingly, they do not include all of the information and notes required by the IFRS for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for any future periods or the year ending December 31, 2025. These financial statements should be read in conjunction with the Company’s 2024 year-end audited financial statements.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting

The financial statements have been prepared under the historical cost convention and have been prepared in accordance with the accounting policies adopted in the Company’s most recent annual financial statements for the year ended 31 December 2024. The accounting policies were consistently applied to all periods presented.

Basis of Presentation and Financial Statements

The financial statements consist of the financial statements of the Company. Its subsidiaries are dormant and have not traded and are immaterial to the Company. On this basis consolidated accounts have not been prepared.

Critical Accounting Estimates and Assumptions

The preparation of financial statements requires the Company to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. Currently there are no estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

ClimateRock Holdings Limited
Notes to the Financial Statements

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Functional and Presentation Currency

The financial statements are presented in United States dollar (USD), which is also the Company’s functional currency, except when otherwise stated.

3       SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through date of approval of the financial statements and has determined that there are no events after the reporting period that would require adjustment or disclosure in the financial statements.

Annex A

Execution Version

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of

March 21, 2025

by and among

CLIMATEROCK,

CLIMATEROCK HOLDINGS LIMITED,

CLIMATEROCK MERGER SUB LIMITED,

GREENROCK MERGER SUB CORP.,

and

GREENROCK CORP

Annex A Page No.
ARTICLE I CERTAIN DEFINITIONS		A-2
1.01	Definitions	A-2
1.02	Construction	A-12
1.03	Knowledge	A-13
1.04	Equitable Adjustments	A-13

ARTICLE II THE MERGERS		A-13
2.01	The SPAC Merger	A-13
2.02	The Company Merger	A-13
2.03	Effective Time	A-14
2.04	Effect of the Mergers	A-14
2.05	Organizational Document	A-14
2.06	Directors of Holdings, SPAC and Merger Subs	A-14
2.07	Officers of Holdings	A-15
2.08	Merger Consideration; Company Convertible Securities	A-15
2.09	Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub	A-17
2.10	Effect of Mergers on Issued and Outstanding Securities of Holdings	A-18
2.11	Exchange Procedures	A-19
2.12	Taking of Necessary Action; Further Action	A-20
2.13	Closing	A-20
2.14	Certificates	A-20
2.15	Withholding	A-20
2.16	Payment of Expenses	A-21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-21
3.01	Corporate Organization of the Company	A-21
3.02	Subsidiaries	A-21
3.03	Due Authorization	A-22
3.04	No Conflict	A-22
3.05	Governmental Authorities; Consents	A-22
3.06	Capitalization of the Group Companies	A-23
3.07	Financial Statements	A-23
3.08	Undisclosed Liabilities	A-24
3.09	Litigation and Proceedings	A-24
3.10	Compliance with Laws	A-24
3.11	Intellectual Property	A-25
3.12	Contracts; No Defaults	A-26
3.13	Company Benefit Plans	A-28
3.14	Employment and Labor Matters	A-29
3.15	Taxes	A-30
3.16	Brokers’ Fees	A-31
3.17	Insurance	A-31
3.18	Personal Property and Assets	A-32
3.19	Real Property; Assets	A-32
3.20	Environmental Matters	A-32
3.21	Absence of Changes	A-33
3.22	Affiliate Agreements	A-33
3.23	Permits	A-33

Annex A-i

Annex A Page No.
3.24	Proxy Statement	A-34
3.25	Bank Accounts; Powers of Attorney	A-34
3.26	Privacy; Data Security	A-34
3.27	No Additional Representations and Warranties	A-35
3.28	Business Relationships	A-35
3.29	Regulatory Compliance	A-35
3.30	No Outside Reliance	A-35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC		A-36
4.01	Corporate Organization	A-36
4.02	Due Authorization	A-36
4.03	No Conflict	A-37
4.04	Litigation and Proceedings	A-37
4.05	Governmental Authorities; Consents	A-37
4.06	Financial Ability; Trust Account	A-37
4.07	Brokers’ Fees	A-38
4.08	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	A-38
4.09	Business Activities	A-39
4.10	Registration Statement and Proxy Statement	A-39
4.11	Tax Matters	A-40
4.12	Capitalization	A-41
4.13	Nasdaq Stock Market Quotation	A-42
4.14	Employees and Employee Benefits	A-42
4.15	Properties	A-42
4.16	Material Contracts	A-43
4.17	Transactions with Affiliates	A-43
4.18	Ownership of Company Merger Consideration	A-43
4.19	Insurance	A-43
4.20	Regulatory Compliance	A-43
4.21	No Outside Reliance	A-44

ARTICLE V COVENANTS OF THE COMPANY		A-44
5.01	Conduct of Business	A-44
5.02	Inspection	A-46
5.03	HSR Act and Regulatory Approvals	A-46
5.04	Termination of Certain Agreements	A-46
5.05	No SPAC Ordinary Shares Transactions	A-47
5.06	No Claim Against the Trust Account	A-47
5.07	Proxy Solicitation; Other Actions	A-47
5.08	Consent of Company Shareholders	A-47

ARTICLE VI COVENANTS OF SPAC		A-48
6.01	HSR Act and Regulatory Approvals	A-48
6.02	Indemnification and Insurance	A-49
6.03	Conduct of SPAC and Holdings During the Interim Period	A-50
6.04	Trust Account	A-51
6.05	Inspection	A-51
6.06	SPAC and Holdings Nasdaq Listing	A-51
6.07	SPAC Public Filings	A-51

Annex A-ii

Annex A Page No.
ARTICLE VII JOINT COVENANTS		A-51
7.01	Support of Transaction	A-51
7.02	Preparation of Registration Statement & Proxy Statement; Extraordinary General Meeting	A-52
7.03	Exclusivity	A-53
7.04	Tax Matters	A-54
7.05	Confidentiality; Publicity	A-54
7.06	Post-Closing Cooperation; Further Assurances	A-54
7.07	Notification of Certain Matters	A-55
7.08	Other Filings; Press Release	A-55
7.09	Intentionally Omitted	A-55
7.10	Equityholder Litigation	A-55
7.11	PIPE Investment	A-55
7.12	TEP and WindShare Acquisitions	A-56
7.13	Restated Company M&A and Class B Share Exchange	A-56

ARTICLE VIII CONDITIONS TO OBLIGATIONS		A-56
8.01	Conditions to Obligations of All Parties	A-56
8.02	Additional Conditions to Obligations of SPAC	A-57
8.03	Additional Conditions to the Obligations of the Company	A-58
8.04	Frustration of Conditions	A-59

ARTICLE IX TERMINATION/EFFECTIVENESS		A-59
9.01	Termination	A-59
9.02	Effect of Termination	A-60

ARTICLE X MISCELLANEOUS		A-60
10.01	Waiver	A-60
10.02	Trust Account Waiver	A-60
10.03	Notices	A-61
10.04	Assignment	A-61
10.05	Rights of Third Parties	A-61
10.06	Expenses	A-62
10.07	Governing Law	A-62
10.08	Captions; Counterparts	A-62
10.09	Schedules and Exhibits	A-62
10.10	Entire Agreement	A-62
10.11	Amendments	A-62
10.12	Severability	A-62
10.13	Jurisdiction; WAIVER OF TRIAL BY JURY	A-63
10.14	Enforcement	A-63
10.15	Non-Recourse	A-63
10.16	Nonsurvival of Representations, Warranties and Covenants	A-63

Annex A-iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of March 21, 2025, is entered into by and among (i) ClimateRock, a Cayman Islands exempted company (“SPAC”), (ii) ClimateRock Holdings Limited, a Cayman Islands exempted company and a wholly owned subsidiary of SPAC (“Holdings”), (iii) ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (iv) GreenRock Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“Company Merger Sub”; and together with SPAC Merger Sub are referred to herein as the “Merger Subs”; and the Merger Subs, SPAC and Holdings are collectively referred to herein as the “SPAC Parties” and sometimes each individually referred to herein as a “SPAC Party”), and (v) GreenRock Corp, a Cayman Islands exempted company (the “Company”). Each of SPAC, Holdings, SPAC Merger Sub, Company Merger Sub, and the Company, is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties.” Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company formed as a Cayman Islands exempted company and created for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar Business Combination (as defined below) with one or more businesses;

WHEREAS, the principal business of the Company is to develop, acquire and operate renewable energy and green hydrogen production plants, primarily in Europe and the Americas;

WHEREAS, Holdings is a Cayman Islands exempted company that is owned 100% by SPAC;

WHEREAS, SPAC Merger Sub is a Cayman Islands exempted company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the SPAC Merger (as defined below);

WHEREAS, Company Merger Sub is a Cayman Islands exempted company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a Business Combination transaction pursuant to which (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and with the security holders of SPAC receiving substantially equivalent securities of Holdings, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Company Merger;” the Company Merger and the SPAC Merger are together referred to herein as the “Mergers”), and with the shareholders of the Company receiving Holdings Class A Ordinary Shares or Holdings Class B Ordinary Shares, as applicable;

WHEREAS, as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Holdings, and Holdings will become a publicly traded company listed on Nasdaq;

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of December 30, 2023 ( as amended, including by the amendment dated, November 6, 2024, the “Original Merger Agreement”), and the Parties now desire to amend and restate the Original Merger Agreement to provide, among other matters, that 10% of the Closing Share Consideration issuable to each of the Company Founders, shall be Holdings Class B Ordinary Shares, which shall entitle the Company Founders to certain additional rights, including having ten (10) votes per share;

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, (i) the Sponsor entered into that certain Sponsor Support Agreement in the form attached to the Original Merger Agreement as Exhibit A, pursuant to which, among other things the Sponsor has agreed to be bound by its respective obligations under the Original Merger Agreement (the “Sponsor Support Agreement”) and (ii) GreenRock Continuity I and GreenRock Continuity II, each a Cayman Islands exempted company, as majority holders of the outstanding Company Ordinary Shares (collectively, the “Company Founders”) entered into that certain Company Support Agreement in the form attached to the Original Merger Agreement as Exhibit B, pursuant to which, among other things each agreed to be bound by its respective obligations under the Original Merger Agreement (the “Company Support Agreement”);

Annex A-1

WHEREAS, on or before the Closing, the SPAC, the Sponsor, and the Company Shareholders (as defined below) shall enter into (i) a Registration Rights Agreement in a form to be mutually agreed to by the Parties, which agreement shall be effective as of the Closing (the “Registration Rights Agreement”), (ii) a Lock-Up Agreement with respect to the Holdings Ordinary Shares to be held by the Company Shareholders, in a form to be mutually agreed to by the Parties, which agreement shall be effective as of the Closing (the “Company Lock-Up Agreement”) and (iii) a Lock-Up Agreement with respect to the Holdings Ordinary Shares to be held by the SPAC Shareholders and holders of SPAC Private Warrants, in a form to be mutually agreed to by the Parties, which agreement shall be effective as of the Closing (the “SPAC Lock-Up Agreement,” and, together with the Company Lock-Up Agreement, the “Lock-Up Agreements”);

WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, the Companies Act (Revised) of the Cayman Islands (the “Cayman Act”);

WHEREAS, in furtherance of the Transactions, and in conjunction with, inter alia, obtaining the approval of the SPAC Shareholders for the Business Combination, SPAC shall provide an opportunity to its shareholders to have their SPAC Class A Ordinary Shares redeemed for consideration pursuant to the terms and subject to the conditions and limitations set forth in this Agreement, the SPAC’s Organizational Documents, the Trust Agreement, and the Proxy Statement (the “Redemption”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall together qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree to amend and restate the Original Merger Agreement as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Accretion” means Accretion Energies Limited, a company formed under the laws of England and Wales, and its Subsidiaries.

“Accretion Acquisition” has the meaning specified in Section 7.12(b)

“Acquisition Transaction” has the meaning specified in Section 7.03(a).

“Action” means any claim, action, suit, assessment, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, mediation, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amended Company Share Capital” has the meaning specified in Section 7.13.

“Ancillary Agreement” means (x) each agreement, instrument or document attached hereto as an Exhibit, including the Sponsor Support Agreement and the Company Support Agreement, and (y) the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Company Lock-Up Agreement, the SPAC Lock-Up Agreement, the Registration Rights Agreement, Holdings Equity Plan, and the Escrow Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign

Annex A-2

Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to (i) the cash available to be released from the Trust Account to Holdings net of any redemptions of SPAC Class A Ordinary Shares by any Redeeming SPAC Shareholders, plus (ii) the proceeds raised by Company, SPAC and/or Holdings in any PIPE Investment, including, for the avoidance of doubt, any PIPE Investment closing on the Closing Date (the “PIPE Proceeds”), plus (iii) equity proceeds raised by the Company on or after the date of the Original Merger Agreement and prior to the Closing, plus (iv) aggregate principal amount of any Indebtedness of the Company incurred on or after the date of the Original Merger Agreement and prior to the Closing that is convertible into equity securities of the Company, net of Transaction Expenses.

“Balance Sheet Date” has the meaning specified in Section 3.07(a).

“Business” means the development, acquisition and operation of renewable energy and green hydrogen production plants, primarily in Europe and the Americas.

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles.

“Business Combination Proposal” has the meaning specified in Section 7.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the Cayman Islands are authorized or required by Law to close.

“Business Intellectual Property” has the meaning specified in Section 3.11(c).

“Cash” means, with respect to any Person or Persons at a given time, all cash and cash equivalents as determined in accordance with IFRS, and liquid funds of such Person at such time, including the amount of uncleared deposits but net of any outstanding checks, wires and bank overdrafts issued by or on behalf of such person as of such time, excluding any cash that is restricted by Law or contract.

“Cayman Act” has the meaning specified in the recitals hereto.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Class B Issuance Shareholder Approval” has the meaning specified in Section 7.13.

“Class B Share Exchange” has the meaning specified in Section 7.13.

“Closing” has the meaning specified in Section 2.13.

“Closing Company Indebtedness” means the aggregate amount of all Indebtedness of the Group Companies, provided, however, that the Indebtedness of the Group Companies that will be assumed or refinanced by Holdings shall not be greater than the amount of Closing Company Indebtedness set forth on the Company Closing Date Certificate.

“Closing Date” has the meaning specified in Section 2.13.

“Closing Date Certificate” means the Company Closing Date Certificate or the SPAC Closing Date Certificate, as applicable.

“Closing Press Release” has the meaning specified in Section 7.08(b).

“Closing Share Consideration” means 28,000,000 Holdings Ordinary Shares, consisting of (i) 25,900,000 Holdings Class A Ordinary Shares and (ii) 2,100,000 Holdings Class B Ordinary Shares.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company 2025 FY EBITDA Target” means $25,000,000.

Annex A-3

“Company Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation or amortization, calculated in accordance with IFRS and as reflected on the auditor reviewed interim financial statements of the Company or the audited full year financial statements of the Company, as applicable, plus 70% of the net sale price reflected in any signed letters of intent entered into by the Company and a third party in good faith and on prevailing market terms for the sale of Company assets.

“Company Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Certificate(s)” has the meaning specified in Section 2.11(a).

“Company Class A Ordinary Shares” means, (i) prior to the adoption of the Restated Company M&A, ordinary shares, par value $0.00005 per share, of the Company, and (ii) after the adoption of the Restated Company M&A, the Class A ordinary shares of the Company, par value $0.00005 per share, in accordance with the Restated Company M&A.

“Company Class B Ordinary Shares” means, if the Class B Issuance Shareholder Approval is obtained and the Restated Company M&A is adopted, the Class B ordinary shares of the Company, par value $0.00005 per share, which shall have the rights and obligations set forth in the Restated Company M&A, including that each Company Class B Ordinary Share shall be entitled to ten (10) votes per Company Class A Ordinary Share into which such Company Class B Ordinary Share is convertible at the applicable time.

“Company Closing Date Certificate” has the meaning specified in Section 2.14.

“Company Convertible Securities” means, collectively, all options, warrants or rights to subscribe for or purchase any shares of the Company or securities convertible into or exchangeable for, or otherwise confer on the holder any right to acquire any shares of the Company.

“Company Founders” has the meaning specified in the Recitals hereto.

“Company Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Company Memorandum and Articles” means the Company’s memorandum and articles of association filed with the Cayman Registrar on May 4, 2023 and as they may be amended and/or restated from time to time.

“Company Merger” has the meaning specified in the Recitals hereto.

“Company Merger Consideration” means the Closing Share Consideration plus the Escrowed Share Consideration.

“Company Merger Effective Time” has the meaning specified in Section 2.03.

“Company Merger Sub” has the meaning specified in the preamble hereto.

“Company Ordinary Shares” means the Company Class A Ordinary Shares and the Company Class B Ordinary Shares, collectively.

“Company Plan of Merger” has the meaning specified in Section 2.03.

“Company Shareholder” means a holder of Company Ordinary Shares.

“Company Specified Representations” has the meaning specified in Section 8.02(a)(i).

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Company Surviving Subsidiary” has the meaning specified in Section 2.02.

“Company Surviving Subsidiary M&A” has the meaning specified in Section 2.05(a).

“Continuing Company Shares” means Company Ordinary Shares which remain outstanding immediately prior to the Company Merger Effective Time, including any Company Ordinary Shares which by their terms, the terms of this Agreement or any election made by the holder thereof shall be converted or exchanged at or prior to the Company Merger Effective Time, but excluding, in each case, Dissenting Company Shares. For the avoidance of doubt, Continuing Company Shares shall exclude Company Ordinary Shares that are redeemed at or prior to the Company Merger Effective Time.

Annex A-4

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, including any contract with any Governmental Authority.

“D&O Indemnifiable Claim” has the meaning specified in Section 6.02(b).

“Data Security Requirements” has the meaning specified in Section 3.26(b).

“Dissenting SPAC Shareholder” has the meaning specified in Section 2.09(g).

“Dissenting SPAC Shares” has the meaning specified in Section 2.09(g).

“Dissenting Company Shareholder” has the meaning specified in Section 2.08(d).

“Dissenting Company Shares” has the meaning specified in Section 2.08(d).

“Effective Date” means the effective date of the Registration Statement.

“Effective Time” has the meaning specified in Section 2.03.

“Enforceability Exceptions” has the meaning specified in Section 3.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, handling, treatment, storage, emission, discharge, disposal or release of, or exposure to, Hazardous Materials, each as in effect on the date of the Original Merger Agreement.

“ERISA” has the meaning specified in Section 3.13(a).

“ERISA Affiliate” has the meaning specified in Section 3.13(b).

“Escrowed Share Consideration” means 4,000,000 Holdings Class A Ordinary Shares, each an “Escrowed Share” or collectively, the “Escrowed Shares.”

“Escrow Share Release” has the meaning specified in Section 2.08(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.11(a).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“Extraordinary General Meeting” means an extraordinary general meeting of the holders of SPAC Ordinary Shares to be held for the purpose of approving the Proposals.

“Financial Statements” has the meaning specified in Section 3.07(a).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, ruling, judgment, injunction, decree, writ, stipulation, determination, award, consent, settlement agreement, in each case, entered by or with any Governmental Authority.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date of the Original Merger Agreement, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

Annex A-5

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Class A Ordinary Shares” means, prior to the adoption of the Restated Holdings M&A, the ordinary shares, par value $0.0001 per share, of Holdings, and (ii) after the adoption of the Restated Holdings M&A, the Class A ordinary shares, par value $0001 per share, of Holdings.

“Holdings Class B Ordinary Shares” means, if the Restated Holdings M&A is adopted, the Class B ordinary shares of Holdings, par value $0.0001 per share, which shall have the rights and obligations set forth in the Restated Holdings M&A, including that each Holdings Class B Ordinary Share shall be entitled to ten (10) votes per Holdings Class A Ordinary Share into which such Class B Ordinary Share is convertible at the applicable time.

“Holdings Convertible Securities” means, collectively, all options, warrants or rights to subscribe for or purchase any shares in Holdings or securities convertible into or exchangeable for, or otherwise confer on the holder any right to acquire any shares of Holdings.

“Holdings Equity Plan” means the 2025 Equity Incentive Plan of Holdings, in a form to be mutually agreed upon by the Company and SPAC.

“Holdings Ordinary Shares” means the Holdings Class A Ordinary Shares and the Holdings Class B Ordinary Shares, collectively.

“Holdings Private Warrant” means one whole warrant entitling the holder thereof to purchase one Holdings Class A Ordinary Share at a purchase price of $11.50 per full share.

“Holdings Public Warrant” means one whole warrant entitling the holder thereof to purchase one Holdings Class A Ordinary Share at a purchase price of $11.50 per full share.

“Holdings Warrants” means the Holdings Private Warrants and Holdings Public Warrants, collectively.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person or group of Persons at any given time, without duplication, all liabilities and obligations (whether or not contingent) including in respect of the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, (a) borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) with respect to the Group Companies, accounts payable to trade creditors and accrued expenses, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments valued at the maximum amount thereof, (d) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (e) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (f) hedging arrangements, interest rate, currency or other swaps, derivative instruments or similar Contracts, in each case, assuming such Contracts were terminated as of immediately prior to such time, (g) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed or refinanced, (h) obligations under leases required to be recorded as capitalized leases in accordance with IFRS, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that, with respect to any Group Company, Indebtedness shall not include any Indebtedness of the SPAC, including Sponsor Loans.

“Independent Contractor” has the meaning specified in Section 3.14(a).

“Intellectual Property” means all United States and non-United States intellectual property rights, wherever created or arising, or protected under applicable Law, including all: (i) patents and patent applications (including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon), (ii) trademarks, service marks, Internet domain names, social media handles, corporate names and trade names, and other similar identifiers of source or goodwill (together with the goodwill associated with any of the foregoing), and registrations and applications therefor, (iii) rights in works of authorship, including all copyrights (including
Annex A-6

copyrights in software), and registrations and applications therefor, and moral rights, design rights and database rights therein and thereto, (iv) confidential or proprietary information, including trade secrets and know-how (collectively, “Trade Secrets”), and (v) claims and rights to recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 7.04(b).

“Interim Period” has the meaning specified in Section 5.01.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated April 27, 2022, and filed with the SEC on April 29, 2022 (File Nos. 333-263542).

“IT Systems” means the information technology systems computer systems, networks, Software and hardware used by the Company or any of its Subsidiaries.

“Law” means any federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, Governmental Order, or other requirement issued, enforced, entered or promulgated by, in each case, of any Governmental Authority, including the SEC, and applicable to or legally binding on the Parties, as applicable.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Letter of Transmittal” has the meaning specified in Section 2.11(d).

“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, charge, easement, equitable interest, option, right of first offer or refusal, adverse claim or other restriction on the use, voting, transfer, receipt of income or other exercise, possession, transfer, or any other attribution of ownership, or other lien of any kind.

“Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Lost Certificate Affidavit” has the meaning specified in Section 2.11(g).

“Material Adverse Effect” means, with respect to any specified Person, any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be foreseeable to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (ii) does or would reasonably be foreseeable to, individually or in the aggregate, prevent the ability of the Company to consummate the Transaction; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or IFRS, or any interpretation thereof following the date of the Original Merger Agreement, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the Person or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the other Parties, (f) any earthquake, hurricane, pandemic (including the effects of COVID-19, and all variants thereof), epidemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Person operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether

Annex A-7

or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any war, hostilities or escalation of the conflict in the Ukraine and the direct and indirect impacts, political or financial, on the Russian Federation and any other nation or Person, and (h) any failure of the Person and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be foreseeable to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except in the case of clauses (a), (d), (f) and (g), to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Permits” has the meaning specified in Section 3.23.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 3.13(b).

“Nasdaq” means the Nasdaq Capital Market.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

“Outside Date” has the meaning specified in Section 9.01(b).

“Outstanding Company Expenses” has the meaning specified in Section 2.16.

“Outstanding SPAC Expenses” has the meaning specified in Section 2.16.

“Outstanding Transaction Expenses” has the meaning specified in Section 2.16.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning specified in Section 3.19(a).

“Party” has the meaning specified in the preamble hereto.

“PIPE Investment” has the meaning specified in Section 7.11.

“PIPE Proceeds” has the meaning specified in the definition of Available Closing Date Cash.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents or approvals issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary and usual course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with IFRS, (ii) Liens arising under original purchase price conditional sales contracts, equipment leases, or trade payables with third parties entered into in the ordinary and usual course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with IFRS, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) (x) are matters of record or (y) would be disclosed by a current, accurate survey or physical inspection of such real property, and (B) do not interfere with the present uses or occupancy of or access to, or otherwise diminish the value of, such real property, (v) Liens that (A) were not incurred in connection with Indebtedness or (B) are not material to the Group Companies, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary and usual course of business (vii) Liens in connection with Closing Company Indebtedness, and (vii) Liens described on Schedule 1.01(b).

Annex A-8

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information regarding or capable of being associated with an identifiable individual person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.

“Pre-Closing Tax Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the Fair Credit Reporting Act (FCRA) and its state law equivalents, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, each as amended from time to time, and all applicable Laws governing data privacy, security and breach notification.

“Projects” means the material power projects being developed or operated by the Company and its Subsidiaries, details of which are set forth in Schedule 1.01(b).

“Proposals” has the meaning specified in Section 7.02(c).

“Prosecution Proceedings” has the meaning specified in Section 3.11(b).

“Proxy Statement” means the notice of extraordinary general meeting and proxy statement filed by SPAC on Schedule 14A with respect to the Extraordinary General Meeting.

“Real Estate Lease Documents” has the meaning specified in Section 3.19(b).

“Real Property” means, together, the Leased Real Property and the Owned Real Property.

“Redeeming SPAC Shareholder” means a SPAC Shareholder who demands that SPAC redeem its SPAC Class A Ordinary Shares for cash in connection with the transactions contemplated hereby and in accordance with the SPAC’s Organizational Documents.

“Redemption” has the meaning specified in the Recitals hereto.

“Registered” means registrations, recordations, filings, renewals, and applications for any of the foregoing with, granted by or pending before, a Governmental Authority or Internet domain name registrar.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the registration statement on Form F-4 of Holdings with respect to registration of the Holdings Ordinary Shares and Holdings Public Warrants to be issued in connection with the Mergers.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

Annex A-9

“Restated Company M&A” has the meaning specified in Section 7.13.

“Restated Holdings M&A” has the meaning specified in Section 2.05(b).

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or His Majesty’s Treasury of the United Kingdom (including as may be extended to the Cayman Islands by Order in Council of His Majesty’s Privy Counsel in the United Kingdom).

“Schedules” means, with respect to any Party, the disclosure schedules delivered by such Party in connection with this Agreement. Unless otherwise indicated, the term Schedules shall refer the disclosure schedules delivered with the Original Merger Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Registration Statement effective and has confirmed that the SEC has no further comments on the Proxy Statement.

“SEC Reports” has the meaning specified in Section 4.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Board” means the board of directors of SPAC.

“SPAC Certificates” has the meaning specified in Section 2.11(a).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Closing Date Certificate” has the meaning specified in Section 2.14.

“SPAC Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“SPAC Material Contract” has the meaning specified in Section 4.16(a).

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC, as amended and/or restated; provided that references herein to the SPAC Memorandum and Articles for periods after the SPAC Merger includes the SPAC Surviving Subsidiary’s amended and restated memorandum and articles of association.

“SPAC Merger” has the meaning specified in the Recitals hereto.

“SPAC Merger Effective Time” has the meaning specified in Section 2.03.

“SPAC Merger Sub” has the meaning specified in the preamble hereto.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, collectively.

“SPAC Parties” has the meaning specified in the preamble hereto.

Annex A-10

“SPAC Plan of Merger” has the meaning specified in Section 2.03.

“SPAC Preference Shares” means the preference shares, par value $0.0001 per share, of SPAC.

“SPAC Private Warrant” means one private placement warrant that was issued to Sponsor at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Warrant” means one (1) warrant that was issued at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Right” means one right that was included as part of each SPAC Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination.

“SPAC Securities” means SPAC Units, SPAC Ordinary Shares, SPAC Preference Shares, SPAC Rights, and SPAC Warrants, collectively.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“SPAC Shareholder Approval” has the meaning specified in Section 4.02(b).

“SPAC Specified Representations” has the meaning specified in Section 8.03(a)(i).

“SPAC Surviving Subsidiary” has the meaning specified in Section 2.01.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share, one-half (1/2) of a SPAC Public Warrant, and one (1) right that entitles the holder thereof to receive one-tenth (1/10) of one SPAC Class A Ordinary Share.

“SPAC Warrants” means, collectively, the SPAC Public Warrants and the SPAC Private Warrants.

“Sponsor” means U.N. SDG Support LLC, a Delaware limited liability company.

“Sponsor Loans” means the sum of (a) the loans made from Sponsor or an Affiliate of Sponsor to SPAC as of the date of the Original Merger Agreement, plus all accrued and unpaid interest and other charges thereon through the Closing Date, and (b) any additional monies loaned after the date of the Original Merger Agreement through the Closing Date to SPAC by Sponsor or an Affiliate of Sponsor, plus all accrued and unpaid interest and other charges thereon. The total amount of Sponsor Loans will be set forth on a certificate to be delivered to the Company by Sponsor and SPAC at least five (5) days prior to the Closing Date.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, an exempted company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. “Subsidiary” also means any Person the Company anticipates directly or indirectly acquiring pursuant to purchase agreements that have gone into effect but not closed as of the date of the Original Merger Agreement, which Persons include, without limitation, those Persons set forth on Schedule 3.02.

“Subsidiary Acquisitions” has the meaning specified in Section 7.12(b).

“Surviving Provisions” has the meaning specified in Section 9.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance,

Annex A-11

stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Authority” means a Governmental Authority responsible for the administration, determination or collection of any Tax.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“TEP” has the meaning specified in Section 7.12(a).

“TEP Acquisition” has the meaning specified in Section 7.12(a).

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Transactions” or “transactions contemplated hereby” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 4.06(a).

“Trust Agreement” has the meaning specified in Section 4.06(a).

“Trustee” has the meaning specified in Section 4.06(a).

“Unfair Labor Practice” has the meaning prescribed to it in the National Labor Relations Act of 1935.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or its Subsidiaries from users of the Company’s or its Subsidiaries’ websites, any mobile app, or any Software, devices, or products of the Company or its Subsidiaries.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

“WindshareFund Acquisition” has the meaning specified in Section 7.12(b).

“WindshareFund Entities” means each of WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WindShareFund N.V., and their respective Subsidiaries.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

Annex A-12

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. two (2) Business Days prior to the date of the Original Merger Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(h) Unless otherwise specified in this Agreement, all references to currency, monetary values, dollars or “$” set forth herein shall mean United States (U.S.) dollars.

1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, and such knowledge as they would have obtained after reasonable inquiry, of, (a) in the case of the Company, Per Regnarsson, Michael Geary, Julia Bron and Charles Ratelband and the executive officers and members of the board (or equivalent body) of the Company, and (b) in the case of SPAC, the members of the board (or equivalent body) of the SPAC.

1.04 Equitable Adjustments. If, between the date of the Original Merger Agreement and the Closing, the outstanding Company Ordinary Shares or SPAC Class A Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Ordinary Shares or SPAC Class A Ordinary Shares, will be appropriately adjusted to provide to the holders of Company Ordinary Shares and the holders of SPAC Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement.

ARTICLE II
THE MERGERS

2.01 The SPAC Merger. At the SPAC Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the SPAC Plan of Merger and in accordance with the applicable provisions of the Cayman Act, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which (a) the separate existence of SPAC Merger Sub shall cease and SPAC Merger Sub shall be struck off the Register of Companies in the Cayman Islands, (b) SPAC shall continue as the surviving company in the SPAC Merger, and (c) SPAC shall become a wholly owned subsidiary of Holdings. SPAC as the surviving company in the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (and references to SPAC for periods after the SPAC Merger Effective Time shall include SPAC Surviving Subsidiary).

2.02 The Company Merger. At the Company Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the Company Plan of Merger and in accordance with the applicable provisions of the Cayman Act, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which (a) the separate existence of Company Merger Sub shall cease and Company Merger Sub shall be struck off the Register of Companies in the Cayman Islands, (b) the Company shall continue as the surviving company in the Company Merger, and (c) the Company shall become a wholly owned subsidiary of Holdings. The Company as the surviving company in the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to the Company for periods after the Company Merger Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, the Company will not be included within the meaning of the term SPAC Parties for purposes of this Agreement.

Annex A-13

2.03 Effective Time. Subject to the terms and conditions of this Agreement, the Parties shall (a) cause the SPAC Merger to be consummated by executing and filing a plan of merger and such other document(s) required by the Cayman Act in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Plan of Merger”) with the Cayman Registrar in accordance with the applicable provisions of the Cayman Act, and (b) cause the Company Merger to be consummated by executing and filing a plan of merger and such other document(s) required by the Cayman Act in form and substance reasonably acceptable to the Company and SPAC (the “Company Plan of Merger”, and together with the SPAC Plan of Merger, each a “Plan of Merger”) with the Cayman Registrar in accordance with the applicable provisions of the Cayman Act. The SPAC Merger shall be consummated and be effective on the date and at the time at which the SPAC Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act or such later date and/or time as the Company and SPAC may agree and specify pursuant to the Cayman Act (the “SPAC Merger Effective Time”). The Company Merger shall be consummated and be effective on the date and at the time at which the Company Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act or such later date and/or time as the Company and SPAC may agree and specify pursuant to the Cayman Act (the “Company Merger Effective Time” and together with the SPAC Merger Effective Time, each as applicable, the “Effective Time”).

2.04 Effect of the Mergers. At the applicable Effective Time, the effect of the Mergers shall be as provided in this Agreement, the SPAC Plan of Merger, the Company Plan of Merger and the applicable provisions of the Cayman Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time (a) all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and (b) all liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub (in each case, which shall not include any Outstanding SPAC Expenses) shall become the Indebtedness, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Agreements from and after the applicable Effective Time. SPAC Surviving Subsidiary and Company Surviving Subsidiary shall continue their existence as wholly owned subsidiaries of Holdings.

2.05 Organizational Document.

(a) At the applicable Effective Time, (i) the SPAC Surviving Subsidiary shall adopt an amended and restated memorandum and articles of association substantially in the form of the memorandum and articles of association of the SPAC Merger Sub as in effect immediately prior to the SPAC Merger Effective Time, and (ii) the Company Surviving Subsidiary shall adopt an amended and restated memorandum and articles of association substantially in the form of the memorandum and articles of association of the Company Merger Sub as in effect immediately prior to the Company Merger Effective Time (the “Company Surviving Subsidiary M&A”).

(b) At the SPAC Merger Effective Time, the memorandum and articles of association of Holdings, shall be amended and restated, in the form to be mutually agreed by SPAC and the Company, to among other things, provide that the name of Holdings shall be changed to be “ClimateRock” or such other similar name as complies with the Cayman Act and is selected by the Company in its sole discretion, and for the authorized share capital of Holdings to consist of a sufficient number of Holdings Ordinary Shares in order to effect and consummate the Transactions (as so amended and restated, the “Restated Holdings M&A”). Prior to the SPAC Merger Effective Time, SPAC, as the sole shareholder of Holdings, shall pass all resolutions necessary to give effect to such amendment and restatement and alteration to Holdings’ authorized share capital.

2.06 Directors of Holdings, SPAC and Merger Subs.

(a) At or prior to the applicable Effective Time, the Parties shall take all necessary action, including causing the directors of Holdings to resign, so that effective as of the Closing, Holdings’ board of directors will consist of seven (7) individuals, at least four (4) of whom shall be required to qualify as an independent director under Nasdaq rules; provided, however, that in all events the board of directors of Holdings shall comply with applicable composition requirements that may be established from time to time by Nasdaq or the SEC and that are applicable to Holdings (i.e., audit committee financial expertise, etc.). The post-Closing board of directors of Holdings will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of

Annex A-14

directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing, one Class III Director is to be designated by SPAC. In accordance with the Restated Holdings M&A as in effect at the Closing, no director on the post-Closing board of directors of Holdings may be removed without cause. At or prior to the Closing, Holdings will provide each director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b)  At the applicable Effective Time, (i) the directors and officers of SPAC Merger Sub immediately prior to the SPAC Merger Effective Time shall be the directors and officers of SPAC Surviving Company unless otherwise agreed to by the Parties, and (ii) the directors and officers of the Company immediately prior to the Company Merger Effective Time shall be the directors and officers of Company Surviving Subsidiary unless otherwise agreed to by the Parties.

2.07 Officers of Holdings. Upon the Closing, the officers of Holdings will be appointed in accordance with the mutual agreement of the SPAC and the Company.

2.08 Merger Consideration; Company Convertible Securities.

(a) Company Merger Consideration. As consideration for the Company Merger, the holders of the Continuing Company Shares shall be entitled to receive from Holdings the Company Merger Consideration (subject to Section 2.08(c)) in proportion to their ownership interests in the Company, as such proportionate ownership interests are set forth on a schedule to be delivered to SPAC by the Company at least three (3) days prior to the Closing Date; provided however, that (i) 10% of the Company Merger Consideration allocated to the Company Founders, shall be comprised of Holdings Class B Ordinary Shares and (ii) the remaining 90% of the Company Merger Consideration allocated to the Company Founders, shall be comprised of Holdings Class A Ordinary Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person:

(i) each Continuing Company Share that is issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into the right to receive the applicable proportion of the Company Merger Consideration, with the rights, powers and privileges given to such Holdings Ordinary Shares by the Restated Holdings M&A and the Cayman Act; and

(ii) each share of Company Merger Sub that is issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into a single ordinary share of par value $0.00005 per share of the Company Surviving Subsidiary, with the rights, powers and privileges given to such share by the Company Surviving Subsidiary M&A and the Cayman Act, and shall constitute the only outstanding share of the Company Surviving Subsidiary immediately following the Company Merger Effective Time. Immediately following the Company Merger Effective Time, Holdings shall be the sole and exclusive owner of all shares of the Company Surviving Subsidiary and the register of members of the Company Surviving Subsidiary shall be updated at the Company Merger Effective Time to reflect the foregoing.

(b) Company Convertible Securities. At the Company Merger Effective Time, each issued and outstanding Company Convertible Security shall be converted to Holdings Convertible Securities of like tenor. The Company Convertible Securities shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Convertible Securities shall have, and be subject to, substantially the same terms and conditions set forth in the applicable Organizational Document, except that they shall represent the right to acquire Holdings Ordinary Shares in lieu of Company Ordinary Shares. At or prior to the Company Merger Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Convertible Securities remain outstanding, a sufficient number of Holdings Ordinary Shares for delivery upon the exercise of such securities.

(c) Escrowed Shares and Escrow. Of the Holdings Ordinary Shares to be issued as Company Merger Consideration at the Closing, the Company Shareholders shall deposit the Escrowed Shares with the Escrow Agent and such Escrowed Shares shall become subject to forfeiture by the Company Shareholders following the Closing as set forth in this Section 2.08(c).

(i) At or prior to the Closing, the Parties and an agent mutually acceptable to SPAC and the Company, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the SPAC and the Company (the “Escrow

Annex A-15

Agreement”), pursuant to which the Company Shareholders shall deposit the Escrowed Shares with the Escrow Agent, to be held in a segregated escrow account (the “Escrow Account”). The Company Shareholders shall be shown as registered owners of their respective Escrowed Shares on the books and records of Holdings and shall be entitled to exercise voting rights with respect to such Escrowed Shares, and any dividends, distributions and other earnings on the Escrowed Shares while in the Escrow Account shall be paid directly to the Company Shareholders.

(ii) On the date that the Company’s audited financial statements for fiscal year 2025 are filed with the SEC, (A) if the Company Adjusted EBITDA for fiscal year 2025 is less than the Company 2025 FY EBITDA Target, all Escrowed Shares shall be forfeited by the Company Shareholders and surrendered to Holdings for no consideration pursuant to the Cayman Act and the Organizational Documents of Holdings and cancelled, and (B) if the Company Adjusted EBITDA for fiscal year 2025 is equal to or greater than Company 2025 FY EBITDA Target, then all of the Escrowed Shares shall be released proportionately to the Company Shareholders (the “Escrow Share Release”).

(iii) All certificates or book entries representing the Escrowed Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent will be given appropriate stop transfer orders; provided, however, if the Escrowed Shares are to be released to the Company Shareholders pursuant to the Escrow Share Release, such Escrowed Shares shall be promptly released from the Escrow Account to the respective Company Shareholders pro rata and the Parties shall promptly cause the removal of such legend, as applicable, with respect to the applicable Holdings Ordinary Shares and direct such transfer agent that such stop transfer orders are no longer applicable.

(iv) If there is a dispute with respect the calculation of Company Adjusted EBITDA, it shall be submitted to an independent accounting expert mutually agreeable to the Parties (“Independent Expert”) for final resolution. Each Party will use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement. It is the intent of the Parties that the activities of the Independent Expert are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Each Party will request that the Independent Expert’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) Dissenting Company Shares. Notwithstanding anything to the contrary herein and in accordance with the Cayman Act, any Company Ordinary Share issued and outstanding immediately prior to the Company Merger Effective Time for which any Company Shareholder (such Company Shareholder, a “Dissenting Company Shareholder”) has validly exercised properly in writing their dissenters’ rights for such Company Ordinary Shares in accordance with Section 238 of the Cayman Act, and has otherwise complied in all respects with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Company Shares”) shall not be converted into the right to receive, and the applicable Dissenting Company Shareholder shall have no right to receive, the applicable portion of the Company Merger Consideration to which the holder of such Dissenting Company Shares would otherwise be entitled pursuant to Section 2.08(a) unless and until such Dissenting Company Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act. From and after the Company Merger Effective Time, (A) the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the Company Merger and shall cease to exist and (B) the Dissenting Company Shareholders shall be entitled only to such rights as may be granted to them under Section 238 of the Cayman Act and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Company Surviving Subsidiary or any of its Affiliates (including Holdings); provided, however, that if any Dissenting Company Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act, then the Company Ordinary Shares held by such Dissenting Company Shareholder (1) shall no longer be deemed to be Dissenting Company Shares and (2) shall be treated as if they had been converted automatically at the Company Merger Effective Time into the right to receive the applicable portion of the Company Merger Consideration

Annex A-16

pursuant to Section 2.08(a) and Section 2.08(c) in accordance with the terms and conditions of this Agreement. Each Dissenting Company Shareholder who becomes entitled to payment for his, her or its Dissenting Company Shares pursuant to the Cayman Act shall receive payment thereof from Company in accordance with the Cayman Act. The Company shall give SPAC (prior to the Closing) or the Sponsor (after the Closing) prompt notice of any written demands for dissenters’ rights in respect of any Company Ordinary Share, attempted withdrawals of such demands and any other material developments related to any such demands and provide copies of all documents, instruments or other communications received by Company, any of its Subsidiaries or any of their respective Representatives related thereto and shall otherwise keep SPAC (prior to the Closing) or the Sponsor (after the Closing) reasonably apprised as to the status and developments related to such matters, and SPAC (prior to the Closing) or the Sponsor (after the Closing) shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of SPAC (prior to the Closing) or the Sponsor (after the Closing), make any payment or deliver any consideration (including Holdings Ordinary Shares) with respect to, settle or offer or agree to settle any such demands.

2.09 Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub. By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

(a) SPAC Units. Immediately prior to the SPAC Merger Effective Time, every issued and outstanding SPAC Unit shall be automatically separated and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share, one-half of one SPAC Warrant, and one SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.09.

(b) SPAC Ordinary Shares. At the SPAC Merger Effective Time, (i) each SPAC Class A Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time that is not redeemed in the Redemption (other than Dissenting SPAC Shares and those shares described in Section 2.09(e) below) shall be automatically cancelled and extinguished and converted into the right to receive one (1) Holdings Class A Ordinary Share and (ii) each SPAC Class B Ordinary Share issued and outstanding prior to the SPAC Merger Effective Time (other than Dissenting SPAC Shares) shall be converted automatically into one (1) Holdings Class A Ordinary Share, following which, all SPAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled pursuant to the terms of this Agreement and shall cease to exist. The holders of SPAC Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing SPAC Ordinary Shares (other than Dissenting SPAC Shares) shall be exchanged for a certificate (if requested) representing the same number of Holdings Class A Ordinary Shares upon the surrender of such certificate in accordance with Section 2.11. Each certificate formerly representing SPAC Ordinary Shares (other than Dissenting SPAC Shares) shall thereafter represent the same number of Holdings Class A Ordinary Shares.

(c) SPAC Warrants. At the SPAC Merger effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one (1) Holdings Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one (1) Holdings Private Warrant. At the SPAC Merger Effective Time, SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Holdings Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in SPAC Private Warrants, except that in each case they shall represent the right to acquire Holdings Class A Ordinary Shares in lieu of SPAC Class A Ordinary Shares. At or prior to the SPAC Merger Effective Time, Holdings shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Warrants remain outstanding, a sufficient number of Holdings Ordinary Shares for delivery upon the exercise of such Holdings Warrants.

(d) SPAC Rights. At the SPAC Merger Effective Time, each issued and outstanding SPAC Right shall be automatically converted into the number of Holdings Class A Ordinary Shares that would have been received by the holder thereof if the SPAC Right had been converted upon the consummation of a Business Combination in accordance with SPAC’s Organizational Documents and the IPO Prospectus and into SPAC Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the SPAC Merger Effective Time and

Annex A-17

SPAC Ordinary Shares issued upon conversion of SPAC Rights had then automatically been converted into Holdings Class A Ordinary Shares in accordance with Section 2.09(b) above. At the SPAC Merger Effective Time, SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive Holdings Class A Ordinary Shares as set forth herein.

(e) Treasury Shares. At the SPAC Merger Effective Time, if there are any shares of SPAC that are owned by SPAC as treasury shares or by any direct or indirect Subsidiary of SPAC, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

(f)  SPAC Merger Sub Shares. At the SPAC Merger Effective Time, each ordinary share of SPAC Merger Sub outstanding immediately prior to the SPAC Merger Effective Time shall be automatically cancelled and extinguished and converted into an equal number of ordinary shares of the same class of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of SPAC Surviving Subsidiary.

(g) Dissenting SPAC Shares. Notwithstanding anything to the contrary herein and in accordance with the Cayman Act, any SPAC Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time for which any SPAC Shareholder (such SPAC Shareholder, a “Dissenting SPAC Shareholder”) has validly exercised properly in writing their dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Act, and has otherwise complied in all respects with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting SPAC Shares”) shall not be converted into the right to receive, and the applicable Dissenting SPAC Shareholder shall have no right to receive, the applicable Holdings Class A Ordinary Shares to which the holder of such Dissenting SPAC Shares would otherwise be entitled pursuant to Section 2.09(b) unless and until such Dissenting SPAC Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act. From and after the SPAC Merger Effective Time, (A) the Dissenting SPAC Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the SPAC Merger and shall cease to exist and (B) the Dissenting SPAC Shareholders shall be entitled only to such rights as may be granted to them under Section 238 of the Cayman Act and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the SPAC Surviving Subsidiary or any of its Affiliates (including Holdings); provided, however, that if any Dissenting SPAC Shareholder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Act, then the SPAC Ordinary Shares held by such Dissenting SPAC Shareholder (1) shall no longer be deemed to be Dissenting SPAC Shares and (2) shall be treated as if they had been converted automatically at the SPAC Merger Effective Time into the right to receive the applicable number of Holdings Ordinary Shares pursuant to Section 2.09(b) in accordance with the terms and conditions of this Agreement. Each Dissenting SPAC Shareholder who becomes entitled to payment for his, her or its Dissenting SPAC Shares pursuant to the Cayman Act shall receive payment thereof from SPAC in accordance with the Cayman Act. SPAC shall give the Company (prior to the Closing) or the Sponsor (after the Closing) prompt notice of any written demands for dissenters’ rights in respect of any SPAC Ordinary Share, attempted withdrawals of such demands and any other material developments related to any such demands and provide copies of all documents, instruments or other communications received by SPAC, any of its Subsidiaries or any of their respective Representatives related thereto and shall otherwise keep the Company (prior to the Closing) or the Sponsor (after the Closing) reasonably apprised as to the status and developments related to such matters, and the Company (prior to the Closing) or the Sponsor (after the Closing) shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. SPAC shall not, except with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Company (prior to the Closing) or the Sponsor (after the Closing), make any payment or deliver any consideration (including Holdings Class A Ordinary Shares) with respect to, settle or offer or agree to settle any such demands.

2.10 Effect of Mergers on Issued and Outstanding Securities of Holdings. At the applicable Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

Annex A-18

2.11 Exchange Procedures.

(a) Prior to the first Effective Time to occur, Holdings shall designate a bank or trust company to act as an exchange and/or transfer agent in connection with the Mergers (the “Exchange Agent”) pursuant to an exchange agent or other agreement providing for, among other things, the matters set forth in this Section 2.11 and otherwise reasonably satisfactory to the Parties. The expenses of the Exchange Agent shall be paid by Holdings. At the SPAC Merger Effective Time, (i) the holders of SPAC Ordinary Shares (other than Dissenting SPAC Shares) will surrender their share certificates or other instruments representing SPAC Ordinary Shares (collectively, the “SPAC Certificates”), and (ii) the holders of the Continuing Company Shares will surrender their share certificates or other instruments representing the Continuing Company Shares (collectively, the “Company Certificates”), and will deliver written acknowledgement of the termination of their rights to such Company Ordinary Shares. In the case of a lost, stolen or destroyed SPAC Certificate or Company Certificate, the holder thereof shall deliver a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g), in each case to Holdings or the Exchange Agent, together with any related documentation reasonably requested by Holdings or Exchange Agent in connection therewith.

(b) Certificates representing the Holdings Ordinary Shares shall be issued to the holders of the Continuing Company Shares and to the holders of SPAC Ordinary Shares (other than Redeeming SPAC Shareholders and Dissenting SPAC Shareholders) upon surrender of the Company Certificates, and SPAC Certificates, respectively, as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and SPAC Certificates (or in the case of a lost, stolen or destroyed Company Certificate or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g)) for cancellation to Holdings or to the Exchange Agent, Holdings shall issue, or cause to be issued, to the holders of the Continuing Company Shares and to the holders of the SPAC Certificates (other than Redeeming SPAC Shareholders and Dissenting SPAC Shareholders) such certificates representing the number of Holdings Ordinary Shares for which their Continuing Company Shares, and SPAC Ordinary Shares, respectively, are exchangeable at the applicable Effective Time, and the Company Certificates, and SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, (A) outstanding Company Certificates will be deemed, from and after the Company Merger Effective Time, to evidence only the right to receive the applicable portion of the Company Merger Consideration pursuant to this Article II, and (B) outstanding SPAC Certificates (other than those held by Redeeming SPAC Shareholders and Dissenting SPAC Shareholders) will be deemed, from and after the SPAC Merger Effective Time, to evidence only the right to receive the number of Holdings Ordinary Shares into which the applicable SPAC Ordinary Shares have been converted in the Mergers.

(c) If certificates representing the Holdings Ordinary Shares are to be issued in a name other than that in which the Company Certificates, or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates, or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange, will have (i) paid to Holdings or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates representing the Holdings Ordinary Shares in any name other than that of the registered holder of the Company Certificates, or SPAC Certificates surrendered, or (ii) established to the satisfaction of Holdings or the Exchange Agent that such tax has been paid or is not payable.

(d) If required by the Exchange Agent, at least three (3) days prior to the Closing Date, the holders of the Continuing Company Shares shall deliver to the Exchange Agent a letter of transmittal or other document to exchange their Company Certificates for their respective portions of the Company Merger Consideration in a form reasonably satisfactory to the Parties and the Exchange Agent (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates, if any, in respect of the Company Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Holdings or the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange or pursuant to other procedures of the Exchange Agent. The holders of the Continuing Company Shares shall be entitled to receive their respective portions of the Company Merger Consideration in respect of the Continuing Company Shares represented by the Company Certificates, as soon as reasonably practicable after the Company Merger Effective Time, but subject to the delivery to Holdings or the Exchange Agent of (i) if such holder of Continuing Company Shares is an officer, director, insider, or holder of five percent (5%) or more of the Company’s fully-diluted equity securities, a duly executed counterpart to the

Annex A-19

Company Lock-Up Agreement with Holdings which may include items reasonably requested by the Exchange Agent to effectuate the issuance of the Company Merger Consideration pursuant to this Agreement. Until so surrendered, each Company Certificate shall represent after the Company Merger Effective Time for all purposes only the right to receive such portion of the Company Merger Consideration attributable to such Company Certificate.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a Holdings Ordinary Share will be issued by Holdings by virtue of this Agreement or the Transactions, and each Person that would otherwise be entitled to a fraction of a Holdings Ordinary Share (after aggregating all fractional Holdings Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Holdings Ordinary Shares issued in the aggregate to such Person rounded up to the nearest whole Holdings Ordinary Share.

(f) In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the delivery of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed to the Exchange Agent and, if required by Holdings, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Holdings as indemnity against any claim that may be made against it with respect to such Company Certificate, or SPAC Certificate, Holdings will issue or cause to be issued the number of Holdings Ordinary Shares for which such lost, stolen or destroyed Company Certificates, or SPAC Certificates are exchangeable at the relevant Effective Time; provided that no Holdings Ordinary Shares shall be issued to Redeeming SPAC Shareholders, Dissenting SPAC Shareholders or Company Shareholders other than Continuing Company Shareholders.

2.12 Taking of Necessary Action; Further Action. If, at any time after either Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC Surviving Subsidiary, Company Surviving Subsidiary, and Holdings shall take all such necessary and desirable action, so long as such action is not inconsistent with this Agreement.

2.13 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail (or other electronic medium) on the date which is three Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, SPAC, the Company, SPAC Merger Sub, Company Merger Sub, and Holdings, as applicable, shall cause the SPAC Plan of Merger and the Company Plan of Merger to be executed and filed with the Cayman Registrar as provided in the Cayman Act.

2.14 Certificates. No later than two Business Days prior to the Closing Date, the Company shall deliver to SPAC a certificate (the “Company Closing Date Certificate”), duly executed and certified by a director or an executive officer of the Company, which Closing Date Certificate sets forth the Company’s good faith calculation of all Outstanding Company Expenses and the Company Merger Consideration to be issued in exchange for each Continuing Company Share determined in accordance with the terms of this Agreement and the definitions set forth herein. No later than two Business Days prior to the Closing Date, SPAC shall deliver to the Company a certificate (the “SPAC Closing Date Certificate”), duly executed and certified by a director or an executive officer of SPAC, which Closing Date Certificate sets forth SPAC’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), all SPAC Indebtedness, including the Sponsor Loan, and all Outstanding SPAC Expenses, determined in accordance with the terms of this Agreement and the definitions set forth herein.

2.15 Withholding. Each of SPAC, Holdings, the Company and the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable Law; provided, however, that SPAC, Holdings, the Company, or any of their respective Affiliates, as applicable, shall (a) take commercially reasonable efforts to provide the applicable

Annex A-20

payee with written notice prior to making any deduction or withholding from the consideration otherwise payable to any Person under this Agreement, (b) take commercially reasonable efforts to cooperate in good faith with the applicable payee to seek to eliminate or reduce any such withholding or deduction, and (c) provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law. To the extent that SPAC, Holdings, the Company, the Exchange Agent or their respective Affiliates withhold such amounts with respect to any Person and properly remit such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment to employees of the Company or its Affiliates and treated as compensation, the Parties shall cooperate to pay such amounts through Holdings’ or its Subsidiary’s payroll to facilitate applicable withholding.

2.16 Payment of Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its advisors, legal counsel, accountants, consultants, experts and financial advisers. If the Closing shall occur, Holdings shall use the Available Closing Date Cash to (x) pay or cause to be paid or reimbursed, all current and pre-existing transaction expenses of the Company incurred in connection with the Transaction, including the fees and expenses of legal counsel, financial advisers and accountants employed by the Company, (collectively, the “Outstanding Company Expenses”), and (y) pay or cause to be paid, all current and pre-existing accrued and unpaid expenses of the SPAC, including the fees and expenses (including deferred expenses) of any advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the SPAC in connection with the Transactions or any other potential transactions considered by the SPAC and all premium costs for directors’ and officers’ liability insurance (including for any “tail” policy required under Section 6.02(b)) and any Sponsor Loans for any expenses (“Outstanding SPAC Expenses” and, collectively with Outstanding Company Expenses, the “Outstanding Transaction Expenses”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies the correspondingly numbered representation or warranty if specified therein, the Company represents and warrants to SPAC, as of the date of the Original Merger Agreement and at the Closing (except if such representation or warranty is made as of a different specified date), as follows:

3.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing as an exempted company under the Laws of the Cayman Islands and has the requisite company power and authority to own, lease and operate its assets and properties and to conduct its Business as it is now being conducted. The copies of the Company Memorandum and Articles, as amended and/or restated to the date of the Original Merger Agreement and as previously made available by the Company to SPAC are true, correct and complete and are in effect as of the date of the Original Merger Agreement, and the Company Memorandum and Articles are the sole and exclusive constitutional documents governing the Company.

(b) The Company is duly licensed or qualified and in good standing as an exempted company in the Cayman Islands and as a foreign company (or equivalent entity) in each jurisdiction outside of the Cayman Islands in which the ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be foreseeable to have, individually or in the aggregate, a Material Adverse Effect.

3.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date of the Original Merger Agreement are set forth on Schedule 3.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly incorporated or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign

Annex A-21

corporation (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Business of the Company or any of its Subsidiaries.

(b) As of the date of the Original Merger Agreement, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any shares, capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, share appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares, capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares, capital stock or other equity interests, of such Person.

3.03 Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and except the approval of the Company Shareholders of the Transactions which is to be obtained as contemplated by Section 5.08, no other Company proceeding is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other Party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

3.04 No Conflict. The Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the Company’s consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Company Memorandum and Articles or other Organizational Document of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 3.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (i) be material to the Group Companies, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or any Ancillary Agreement to which the Company is a party or to consummate the transactions contemplated hereby or thereby.

3.05 Governmental Authorities; Consents. Except as otherwise provided herein (including, without limitation, the filing of the Company Plan of Merger with the Cayman Registrar), no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions contemplated hereby in accordance with the terms hereof.

Annex A-22

3.06 Capitalization of the Group Companies.

(a) Set forth on Schedule 3.06(a) is a true, correct and complete list of each holder of Company Ordinary Shares or other equity interests of each of the Group Companies and the percentage and class of the Company Ordinary Shares or other equity interests held by each such holder as of the date of the Original Merger Agreement. Except as set forth on Schedule 3.06(a), as of the date of the Original Merger Agreement there are no other Company Ordinary Shares or other equity interests of any of the Group Companies authorized, reserved, issued or outstanding.

(b) Set forth on Schedule 3.06(b) is a true, correct and complete list of each holder of Company Convertible Securities, each security’s grant date, number, type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule, in each case, as of the date of the Original Merger Agreement. Except as set forth on Schedule 3.06(a), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or other equity interests of the Company, nor any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Company Ordinary Shares or other equity interests in or debt securities of the Company and (ii) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Ordinary Shares or other equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. The Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, other than the Ancillary Agreements entered into in connection with this Agreement or the transactions contemplated hereby.

(c) The outstanding interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), nor any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any equity interests in or debt securities of such Subsidiaries, and (B) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in the Company’s Subsidiaries. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Subsidiaries’ members may vote. The Company’s Subsidiaries are not party to any equity holders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

(e) Since the Balance Sheet Date, (a) no Material Adverse Effect has occurred and (b) except as contemplated by this Agreement and each ancillary agreement to this Agreement or in connection with the Transactions, no action has occurred that would require the consent of Company or Subsidiaries of Company if such action is taken during the period from the date of the Original Merger Agreement until the Closing Date.

3.07 Financial Statements.

(a) The Company has made available to SPAC and Holdings the following (x) audited consolidated balance sheets of the Group Companies as of December 31, 2022 and as of December 31, 2021 and the audited consolidated statements of comprehensive income, changes in equity and cash flows of the Group Companies for the fiscal years then ended, and (y) unaudited consolidated balance sheets of the Group Companies as at June 30, 2023 (the “Balance Sheet Date”) and the unaudited consolidated statements of comprehensive income, changes in equity and cash flows of the Group Companies for the six-month period then ended (collectively, the “Financial Statements”). The

Annex A-23

Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Group Companies.

(b) The Company maintains books and records accurately reflecting the assets and liabilities of the Group Companies in all material respects, and maintains adequate internal accounting controls that provide reasonable assurance in all material respects that (i) the Company maintains no off-the-book accounts; (ii) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorizations; (iii) transactions are recorded as necessary to permit preparation of the Company’s and its Subsidiaries’ financial statements in accordance with sound accounting principles; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

(c) The books and records of each of the Group Companies have been kept and maintained in all material respects in accordance with applicable Laws.

(d) Without limiting any of the foregoing, any Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with IFRS, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of the Group Companies in accordance with IFRS.

3.08 Undisclosed Liabilities.

(a) Other than as included in the Financial Statements, there is no Indebtedness of the Group Companies.

(b) There is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Group Companies (and the notes thereto) prepared in accordance with IFRS, consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary and usual course of the operation of the Business, (c) disclosed in the Schedules or (d) arising under this Agreement or the Transactions and/or the performance by the Company of its obligations hereunder.

3.09 Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company, its Subsidiaries or their respective officers, directors, employees, managers or managing members (in their capacities as such), or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries, or, to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective officers, directors, employees, managers or managing members (in their capacities as such), is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

3.10 Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.20), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.13 and Section 3.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, the Group Companies are, and since two (2) years prior to the execution hereof have been, in compliance

Annex A-24

in all material respects with all applicable Laws. Neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since two (2) years prior to the execution hereof have been, which violation would be material to the Group Companies, taken as a whole.

(b) The Company and each Subsidiary of the Company has timely filed all material reports, registrations and other material documents, together with any material amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of the Original Merger Agreement with respect to such reports, registration and documents filed before the date of the Original Merger Agreement), each of such reports, registrations and documents (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth, as of the date of the Original Merger Agreement, a true and complete list of, including (as applicable) owner, jurisdiction (both in and outside of the United States) and serial and application numbers, of all patent applications, issued patents, registered copyrights, all material unregistered copyrights, all trademark applications, trademark registrations, all material unregistered trademarks, all domain name registrations, and all social media handles and accounts, that are owned by the Company or any of its Subsidiaries, and (ii) any Software that is owned by and material to the Business of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.11(a) or (ii) as provided in any Contract set forth in Schedule 3.12(a), either the Company or a Subsidiary of the Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens. All renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Owned Intellectual Property prior to the Closing have been paid. All filings for the Owned Intellectual Property are in good standing, and all assignments and licenses subject to recordation have been properly recorded. No registered trademarks included in the Owned Intellectual Property have been unused in the jurisdiction of registration, if such jurisdiction requires such use to maintain a registered trademark, for more than three (3) years.

(b) Other than the Actions related to the ongoing prosecution of any Owned Intellectual Property before any Intellectual Property office or agencies set forth in Schedule 3.11(b) (“Prosecution Proceedings”), no Actions are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any third party (i) claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party, or (ii) challenging the use, ownership, registrability, patentability, validity or enforceability of the Owned Intellectual Property. Other than Prosecution Proceedings, neither the Company nor any Subsidiary of the Company is a party to any pending or, to the knowledge of the Company, threatened Action, as of the date of the Original Merger Agreement, claiming infringement, misappropriation or other violation by any third party of the Owned Intellectual Property. To the knowledge of the Company, the conduct of the Business as presently conducted and the use of the Owned Intellectual Property in connection therewith, is not infringing, misappropriating or otherwise violating, and has not, to the knowledge of the Company, in the two (2) years preceding the date of the Original Merger Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating, and has not in the past two (2) years infringed, misappropriated or otherwise violated, any Intellectual Property of the Company or any Subsidiary of the Company.

(c) The Company and/or its Subsidiaries, as the case may be, either exclusively own, have a valid license to use or otherwise have the lawful right to use, all of the Intellectual Property and Software used in or necessary to the conduct of the Business as currently conducted (the “Business Intellectual Property”).

(d) The Company and its Subsidiaries have taken reasonable steps, to protect the confidentiality and value of the material Trade Secrets in the possession or control of the Company or its Subsidiaries, and such Trade Secrets have not, to the knowledge of the Company, been used or disclosed by any Person other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use thereof.

Annex A-25

(e) The Company and its Subsidiaries have executed valid and enforceable written agreements with each of their former and current employees, consultants and independent contractors pursuant to which each such Person has: (i) agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or one of its Subsidiaries, as applicable, all of such Person’s right, title and interest in and to all material Intellectual Property arising out of such Person’s employment, engagement or contract with the Company or Subsidiary.

(f) Schedule 3.11(f) identifies all Intellectual Property (other than widely available, commercial off-the-shelf third-party Software) material to the Business that is licensed to the Company and/or its Subsidiaries (the “Licensed Intellectual Property”). The Company and/or its Subsidiaries is/are in material compliance with all terms and conditions of any Contract, license or sub-license with respect to any Licensed Intellectual Property. The Company and/or its Subsidiaries is/are not in material breach or default of any Contract, license or sub-license in respect of any Licensed Intellectual Property which could result in the termination of any such Contract, license or sub-license.

(g) Schedule 3.11(g) identifies each Contract pursuant to which any Person has been granted any license by the Company and/or its Subsidiaries under, or otherwise has received or acquired from, the Company and/or its Subsidiaries any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property, including through non-assertion, settlement or similar agreements or otherwise.

(h) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will, to the knowledge of the Company, result in the release, assignment, transfer, disclosure, or delivery of any Owned Intellectual Property or Licensed Intellectual Property, by or to any escrow agent or other Person.

3.12 Contracts; No Defaults.

(a) Schedule 3.12(a) contains a listing of all Contracts described in clauses (i) through (xii) below to which, as of the date of the Original Merger Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound.

(i) any Contract with an employee of the Company or its Subsidiaries which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary and usual course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $100,000;

(iii) any Contract pursuant to which (A) the Company or any of its Subsidiaries licenses, receives authorization to use or acquires from a third party any Intellectual Property that is material to the business of any Group Company, other than (x) click-wrap, shrink-wrap and off-the-shelf Software licenses, and (y) any other unmodified Software licenses that are commercially available on standard, nondiscriminatory terms to the general public with aggregate license, maintenance, support and other fees less than $100,000 per year or (B) the Company or any of its Subsidiaries licenses, permits or agrees to license or permit any other Person to use any Intellectual Property that is material to the business of any Group Company;

(iv) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory or to solicit customers or suppliers anywhere in the world;

(v) any Contract under which the Company or its Subsidiaries have (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on their assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary and usual course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $500,000 of committed credit;

Annex A-26

(vi) any Contract to which the Company or its Subsidiaries is a party and that grants “most favored nation” status;

(vii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000 or, together with all related Contracts, in excess of $100,000, in each case, other than sales or purchases in the ordinary and usual course of business consistent with past practices and sales of obsolete equipment;

(viii) any Contract expected to result in revenue or that requires aggregate future payments to the Company, its Subsidiaries or any Group Company in excess of $100,000 in any calendar year, including the Group Companies’ 10 largest payors in the aggregate (in terms of the Group Companies’ gross collections during the fiscal year ended December 31, 2022) (collectively, “Material Payors”);

(ix) any Contract between the Company or its Subsidiaries on the one hand, and any of the Company Shareholders (or any Affiliate of such Company Shareholder), on the other hand, that will not be terminated at or prior to the Closing without any cost or other liability to the Company or its Subsidiaries;

(x) any Contract establishing any joint venture, partnership, or strategic alliance that is material to the Business taken as a whole;

(xi) any Contract (A) with a duration of more than one year, (B) involving the payment to or by the Company or more than $100,000 in the aggregate and (C) not terminable on sixty (60) days’ (or less) notice; and

(xii) any Contract with an Affiliate of the Company involving payment of $100,000 or more.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 3.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries party thereto in accordance with their terms, subject in all respects to Enforceability Exceptions, (ii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since one (1) year prior to the execution hereof, neither the Company nor its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), (v) since one (1) year prior to the execution hereof through the date of the Original Merger Agreement, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract and (vi) complete and correct copies of all such Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to SPAC.

(c) Except as would not have a Material Adverse Effect, neither the Company nor its Subsidiaries have received any written notice of any Action challenging the award of any Projects to the Company or its Subsidiaries, as applicable.

(d) Neither the Company nor any of its Subsidiaries have, or have been required to, materially reduce the contracted capacity for any of the Projects.

(e) The Company or its Subsidiaries, as the case may be, maintain the captive generating status or captive project status as required under the Project’s power purchase agreements, and, to the knowledge of the Company, no circumstances exist whereby the Company or its Subsidiaries as the case may be, would be expected to lose such status.

Annex A-27

3.13 Company Benefit Plans.

(a) “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without notice and without severance or termination pay) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries have any obligation or liability, contingent or otherwise, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, share appreciation, phantom shares, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Group Companies have no remaining obligations or liabilities. As of the date of the Original Merger Agreement, the Company does not have any Company Benefit Plans.

(b) Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six (6) year period prior to the date of the Original Merger Agreement, or otherwise has any current or contingent liability with respect to: (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) a defined benefit plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(c) Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees or owners or service providers of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(d) Except as would not be reasonably expected to result in material Liability to the Group Companies, taken as a whole, no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan.

(e) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or otherwise (ii) result in the payment to any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries of any severance pay or money or other property, or any increase in severance pay upon any termination of employment or service.

(f) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)).

Annex A-28

3.14 Employment and Labor Matters.

(a) Schedule 3.14(a) sets forth a true, correct and complete list of all Persons who are employees or Independent Contractors (as defined below) of the Group Companies as of the date of the Original Merger Agreement, including any employee who is on a leave of absence of any nature, paid or unpaid authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based or variable compensation; and (vi) a description of any fringe benefits regularly provided to each such individual as of the date of the Original Merger Agreement that either cost five hundred dollars ($500) or more annually or that are not provided or made available to all employees, (vii) status as active or inactive; and (viii) classification under applicable wage and hour Laws as either exempt or not exempt for purposes of overtime pay. As of the date of the Original Merger Agreement, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date of the Original Merger Agreement have been paid in full (or accrued in full in the Financial Statements), and there are no outstanding agreements, understandings or commitments of the Company with respect to any additional compensation, commissions or bonuses. Each independent contractor of the Company (each, an “Independent Contractor” and collectively, the “Independent Contractors”) who has performed services for the Company while classified as an independent contractor has satisfied the requirements of applicable Laws to be so classified. The Company has fully and accurately reported such Independent Contractors’ compensation on any applicable tax forms for independent contractors when required to do so. The Company has not received any written notice from any Governmental Authority disputing any classification in respect of the Independent Contractors.

(b) (i) Neither the Company nor its Subsidiaries is, or has been within the past three (3) years, a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with any applicable labor relations authority.

(c) Except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole, each of the Group Companies (i) is in material compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration (including the completion of any applicable immigration forms or reports and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs, COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any Unfair Labor Practice or received written notice of any Unfair Labor Practice complaint against it pending before any applicable labor relations authority or court that remains unresolved, and (iii) within the last three (3) years, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(d) Within the last three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closings, employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that (i) triggered notice or pay obligations under any law requiring advance notice of group terminations or layoffs, and which remain unsatisfied, or (ii) are reasonably expected to trigger such notice or pay obligations, in each case, except as would not reasonably be expected to be, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

Annex A-29

(f) The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware against any directory, employee or other service provider of the Company during the past two (2) years. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any liabilities with respect to any such allegations and is not aware of any allegations relating to any director, employee or other service provider of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(g) As of the date of the Original Merger Agreement, the Company has no knowledge that any senior level executive has provided written notice of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.

3.15 Taxes.

(a) Each Group Company has prepared and timely filed (taking into account any applicable ordinary course extensions) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in substantial compliance with all applicable Laws, and each Group Company has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party.

(c) No deficiencies for Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No Group Company is currently the subject of a Tax audit or examination with respect to any Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company is party to any agreement (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(g) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two-year period ending on the date of the Original Merger Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

Annex A-30

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) application of Section 965 of the Code.

(m) Each Group Company is Tax resident only in its jurisdiction of formation.

(n) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) No Group Company has taken nor agreed to take any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(p) The Company has been treated as a corporation for U.S. federal income Tax purposes since inception. Schedule 3.15(p) sets forth the entity classification of each of the Subsidiaries for purposes of U.S. federal income Taxes. Each such entity has, at all times, (i) been eligible for such U.S. federal income tax classification under applicable Tax law and (ii) operated in all ways consistently with such classification.

(q) (i) The Company has not made an election under Section 897(i) to be treated as a “domestic corporation”.

(r) No Group Company has (i) deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001 7003 of the Families First Coronavirus Response Act, as may be amended.

3.16 Brokers’ Fees. No broker, finder, investment banker, consultant or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, based upon arrangements made by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has any obligation.

3.17 Insurance. Schedule 3.17 contains a list of all material policies of property, fire and casualty, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of the Original Merger Agreement, which listed policies are each in a form and amount customarily carried by Persons conducting business similar to that of the Company or its Subsidiaries, as applicable. True, correct and complete copies of all such policies have been made available to SPAC. With respect to each such insurance policy required to be listed on Schedule 3.17, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole: (i) all premiums due have been paid, (ii) to the knowledge of Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary and usual course, is in full force and effect subject to the Enforceability Exceptions, (iii) neither the Company nor its Subsidiaries is in material breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (iv) as of the date of the Original Merger Agreement, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Annex A-31

3.18 Personal Property and Assets.

(a) Each of the Group Companies owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of such Group Company or material to the Group Companies taken as a whole, free and clear of all Liens other than Permitted Liens.

(b) The Company and its Subsidiaries have obtained right of way and peaceful possession required for the development and operation of the Projects, as applicable, in all material respects.

(c) The Company and its Subsidiaries which are developing Projects or part thereof have not received any written notice that the land acquisition process for such Projects or part thereof is delayed to the extent of a material delay in commissioning of such Projects or part thereof beyond the time period prescribed for the same under the Contracts.

3.19 Real Property; Assets.

(a) The Group Companies do not own, and have not since December 31, 2022 owned any real property (the “Owned Real Property”).

(b) Schedule 3.19(b) contains a true, correct and complete list of all Leased Real Property and the addresses of such Leased Real Property (the leases or subleases, including any amendment, renewal, extension or other agreement with respect thereto, which are referred to as “Real Estate Lease Documents”). The Company has made available to SPAC true, correct and complete copies of all Real Estate Lease Documents.

(c) The Group Companies have valid leasehold interests in each Leased Real Property, and each of the Real Estate Lease Documents (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to the Enforceability Exceptions, and each such Real Estate Lease Document is in full force and effect, and (ii) except as would not be material to the applicable Group Companies, covers the entire estate it purports to cover.

(d) No monetary or material non-monetary default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other party thereto, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of monetary or material non-monetary default under any Real Estate Lease Document which default has not been cured or waived. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a monetary or material non-monetary default under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or grant is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which security interest is still in effect. Except for the Permitted Liens and except as set forth on Schedule 3.19(d), there exist no Liens affecting the Real Property.

(e) The Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of the Business as currently conducted.

(f) The Group Companies have good and valid title to the non-Real Property assets of the Group Companies.

3.20 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect:

(i) the Group Companies are and, during the last two years, have been in compliance with all Environmental Laws;

(ii) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

Annex A-32

(iii) no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws.

(b) To the knowledge of the Company, there are no environmental conditions or circumstances with respect to any Real Property existing as of the date of the Original Merger Agreement that would give rise to any material Claim or other material liabilities, losses or expenditures under Environmental Laws.

(c) The Company has made available to the SPAC copies of all written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by or commissioned by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or Liabilities arising under, Environmental Law.

(d) None of the properties currently or formerly owned, leased, or operated by the Company or its Subsidiaries (including, without limitation, soils and surface and ground waters associated with such properties) are contaminated with any Hazardous Materials, requiring reporting, investigation, remediation, monitoring, or other response action by the Company pursuant to applicable Environmental Laws.

(e) There has been no Release of any Hazardous Materials by the Company or its Subsidiaries at any property currently or, to the knowledge of the Company, formerly owned, leased, or operated by the Company, its Subsidiaries or any of their respective predecessors.

(f) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, transported, handled, manufactured, Released or exposed any Person to any Hazardous Materials (i) in material violation of any applicable Environmental Law or (ii) in any manner that would reasonably be expected to require material investigation, removal or remediation obligation by any of the Company or its Subsidiaries pursuant to Environmental Laws.

(g) Neither the Company nor any of its Subsidiaries is subject to any Governmental Order issued pursuant to or otherwise relating to any Environmental Law, the subject of which remains unresolved.

(h) There are no Actions pending, or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, relating to any violation of or Liability under Environmental Laws.

(i) Excluding customary indemnities entered into in the ordinary course, neither the Company nor any of its Subsidiaries has assumed by operation of law or contract any Liability of any other Person under Environmental Law.

3.21 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements, there has not been a Material Adverse Effect. Since December 31, 2022, no Group Company has taken or omitted to take any action described in Section 5.01 that if taken after the date of the Original Merger Agreement would have required the consent of the SPAC.

3.22 Affiliate Agreements. Neither any Affiliate of the Company nor any Company Shareholder is indebted to the Company or any of its Subsidiaries, and neither any Affiliate of the Company nor any Company Shareholder owns any asset used in, or necessary or material to, the Business. To the knowledge of the Company, neither the Company nor its Subsidiaries, nor any officer, director, managing member, manager or Affiliate of the Company or its Subsidiaries (nor any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has, directly or indirectly: (a) a material interest in any Person that furnished or sold (or furnishes or sells), services or products that the Company or its Subsidiaries furnishes or sells (or proposes to furnish or sell); (b) a material interest in any Person that purchases from, or sells or furnishes to, the Company or its Subsidiaries any goods or services; (c) a beneficial interest in or is a party to any Contract or material transaction with the Company or its Subsidiaries or involving the Business; or (d) any cause of action or other Claim whatsoever against, or owes any amount to, the Company or its Subsidiaries in respect of the Business, except for claims for accrued salary, vacation pay and accrued benefits under the Company Benefit Plans in the ordinary course of business.

3.23 Permits. The Company and each of its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their respective properties and assets and to conduct their businesses as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Group Companies, taken as a whole. The Company has made available

Annex A-33

to SPAC true, correct and complete copies of all Material Permits, all of which are listed on Schedule 3.23. Except as would not, individually or in the aggregate, be expected to be material and adverse to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary and usual course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Group Companies is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

3.24 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the SPAC Shareholders, at the time of the Extraordinary General Meeting or at the SPAC Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25 Bank Accounts; Powers of Attorney. Schedule 3.25 sets forth a true, correct and complete list of the names and addresses of all banks in which the Group Companies have depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

3.26 Privacy; Data Security.

(a) The Company and its Subsidiaries own, or have valid rights to access and use pursuant to a written agreement, all IT Systems. The IT Systems are (i) subject to commercially reasonable disaster recovery procedures, (ii) free from any defect, bug, virus, corruption, malicious code or other similar contaminants, and (iii) adequate and sufficient (including with respect to working condition and capacity) for, and operate and perform in all material respects as required in connection with, the conduct and operation of Group Companies as currently conducted. The Company and its Subsidiaries have taken all commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems. During the five (5) years prior to the date of the Original Merger Agreement, the IT Systems have not suffered a material failure or malfunction. There have been no unauthorized uses or intrusions of, or breaches (including any “security incident” (as defined in 45 C.F.R § 164.304) or “breach” (as defined in 45 C.F.R § 164.402)) to, the IT Systems of the Company or any Subsidiary of the Company, or any other loss, unauthorized disclosure or use of any sensitive or confidential information, including Personal Information, in the custody or control of the Group Companies.

(b) The Company and each of its Subsidiaries are, in compliance with all privacy and security obligations to which they are subject under (i) all applicable privacy policies and online terms of use, (ii) any applicable Law, including Privacy Laws, and (iii) any Contract, including all contractual commitments that the Company or a Subsidiary has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information or User Data (collectively, “Data Security Requirements”). There have not been any investigations regarding, and neither the Company nor its Subsidiaries have received any notice from any Governmental Authority or Person alleging, any violation of any Data Security Requirements. The Company and each of its Subsidiaries have provided accurate and complete disclosure with respect to their privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws.

(c) The Company and its Subsidiaries have not incorporated or used any open source Software in connection with any Software developed, used or otherwise exploited by the Company and its Subsidiaries or any of their customers in a manner that requires the contribution, licensing, transfer, assignment, attribution or disclosure to any third Person of any portion of the source code of any Software developed, licensed, distributed used or otherwise exploited by or for the Company or its Subsidiaries. No source code owned by the Group Companies has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation.

Annex A-34

3.27 No Additional Representations and Warranties. Except as provided in this Article III, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, is authorized to make, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates, including in this Agreement or in any Exhibit or Ancillary Agreement.

3.28 Business Relationships.

(a) Set forth on Schedule 3.28(a) is a true, correct and complete list of the (i) 10 largest and current vendors, suppliers and service providers to the each of the Group Companies (measured by aggregate spend during the fiscal year ended December 31, 2022) (collectively, the “Material Suppliers”), (ii) the Material Payors, (iii) the 10 largest payors for the period from January 1, 2022 until December 31, 2022 and (iv) the Projects, including names of the relevant off-takers or power purchasers.

(b) Except as set forth on Schedule 3.28(b), none of the Group Companies has received any notice or threat in writing from any Material Supplier, Material Payor or other payor, or off-taker or power purchaser listed on Schedule 3.28(a) since January 1, 2022 of any intention to terminate or not renew its business dealings with any of the Group Companies, or to materially decrease purchasing or selling (as the case may be) services or products form or to any of the Group Companies, or to adversely modify its business dealings with any of the Group Companies in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor any of the Group Companies terminated or provided notice of intent to terminate its business dealings with any Material Supplier, Material Payor, or other payor listed on Schedule 3.28(a).

3.29 Regulatory Compliance.

(a) None of the Group Companies, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Group Companies, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) None of the Group Companies, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Group Companies has, since December 31, 2020, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) To the Company’s knowledge, as of the date of the Original Merger Agreement, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by any of the Group Companies or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any Group Company, and (ii) since December 31, 2020, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

3.30 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, Company and its Subsidiaries and any of their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Company has made its own investigation of the SPAC and Holdings and that neither the SPAC, Holdings nor any of their Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the SPAC and Holdings in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC or Holdings. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules

Annex A-35

or elsewhere, as well as any information, documents or other materials (whether or not accessed by Company or its representatives or reviewed by Company) or management presentations that have been or shall hereafter be provided to Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the SPAC or Holdings, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Company understands and agrees that any assets, properties and business of the SPAC and Holdings are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 8.03(c), with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation or warranty if specified therein and (b) such other representations or warranties where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent) or in the SEC Reports filed or furnished by SPAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.04 (Litigation and Proceedings); Section 4.06 (Financial Ability; Trust Account); Section 4.11 (Tax Matters); and Section 4.12 (Capitalization)), SPAC represents and warrants to the Company, as of the date of the Original Merger Agreement and at the Closing, as follows:

4.01 Corporate Organization. Each SPAC Party is duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands and has the requisite company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Organizational Documents of each SPAC Party previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of the Original Merger Agreement. Each SPAC Party is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Organizational Document. Each SPAC Party is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the SPAC Party to enter into this Agreement or consummate the Transactions.

4.02 Due Authorization.

(a) Each SPAC Party has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such SPAC Party is a party and, upon receipt of the SPAC Shareholder Approval (in the case of the SPAC) and the approval of Holdings as the sole member of each Merger Sub (in the case of each Merger Sub), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and authorized and approved by the SPAC Board, and the board of directors of Holdings and each Merger Sub and, except for the SPAC Shareholder Approval and the approval of Holdings as the sole member of each Merger Sub, no other corporate or equivalent proceeding on the part of SPAC or any other SPAC Party is necessary to authorize this Agreement or such Ancillary Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the SPAC Parties and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each SPAC Party, enforceable against such SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) The approval of each Proposal by such resolutions as are required pursuant to the SPAC’s Organizational Documents and the Cayman Act, assuming a quorum is present, are the only votes of any of SPAC’s shares necessary in connection with the entry into this Agreement by SPAC, and the consummation of the Transactions, including the Closing (the “SPAC Shareholder Approval”).

Annex A-36

4.03 No Conflict. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which a SPAC Party is a party by such SPAC Party and, upon receipt of the SPAC Shareholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of any SPAC Party, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to any SPAC Party or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which a SPAC Party is a party or by which any of SPAC Parties’ assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of a SPAC Party, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of a SPAC Party to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which such SPAC Party is a party.

4.04 Litigation and Proceedings. There are no pending or, to the knowledge of any SPAC Party, threatened, Actions and, to the knowledge of any SPAC Party, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of a SPAC Party to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon SPAC which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of a SPAC Party to enter into and perform its obligations under this Agreement.

4.05 Governmental Authorities; Consents. Except as otherwise provided herein (including, without limitation, the filing of the Plans of Merger with the Cayman Registrar), no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to such SPAC Party’s execution or delivery of this Agreement or the consummation of the Transactions, except for applicable requirements of the HSR Act, Securities Laws and Nasdaq.

4.06 Financial Ability; Trust Account.

(a) As of November 30, 2023, there was approximately $28,307,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated April 27, 2022 (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate. As of the date of the Original Merger Agreement, there are no claims or proceedings pending with respect to the Trust Account. As of the SPAC Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC’s Organizational Documents shall terminate, and as of the SPAC Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions contemplated hereby. To the knowledge of SPAC, as of the date of the Original Merger Agreement, following the Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is a Redeeming SPAC Shareholder. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement.

Annex A-37

(b) As of the date of the Original Merger Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (less distributions for taxes or in connection with the redemption of any SPAC Class A Ordinary Shares in connection with the Redemption) will not be available to SPAC on the Closing Date.

4.07 Brokers’ Fees. Except for the fees described on Schedule 4.07(i) (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any SPAC Party or any of their Affiliates, including the Sponsor. Set forth on Schedule 4.07(ii) is a true and correct list and amount of all Outstanding SPAC Expenses.

4.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC duly filed all required registration statements, reports, schedules, forms, statements, prospectuses and other documents required to be filed or furnished by it with the SEC under the Securities Act and/or the Exchange Act, since its incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any SEC Report were each true as of their respective dates of filing. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in or incorporated by reference in the SEC Reports (the “SPAC Financials”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of SPAC’s operations and cash flows for the respective periods then ended.

(b) Except as disclosed in the SEC Reports or permitted by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports under the Exchange Act.

(c) Except as disclosed in the SEC Reports, SPAC has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of SPAC, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with IFRS.

Annex A-38

(d) Except as disclosed in the SEC Reports, there are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of SPAC, as of the date of the Original Merger Agreement, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date of the Original Merger Agreement is subject to ongoing SEC review or investigation as of the date of the Original Merger Agreement.

(f) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with IFRS that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with IFRS that have been incurred since SPAC’s last annual report on Form 10-K.

4.09 Business Activities.

(a) Since their incorporation, SPAC, Holdings and the Merger Subs have not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC’s Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of SPAC to enter into and perform its obligations under this Agreement.

(b) SPAC does not own or have a contractual right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02(b)) or as set forth on Schedule 4.09(c), SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02(b)) and Contracts set forth on Schedule 4.09(c)).

(d) Except for any fees or expenses payable by SPAC or Holdings as a result of or in connection with the Transactions, there is no liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for in the financial statements of SPAC as of and for the twelve (12) month period ended December 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC or any other SPAC Party, taken as a whole), (ii) that have arisen since December 31, 2022 in the ordinary and usual course of the operation of business of the SPAC (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC or any other SPAC Party, taken as a whole), (iii) disclosed in the financial statements included in the SEC Reports or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

4.10 Registration Statement and Proxy Statement. On the Effective Date, the Registration Statement and the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Schedule 14A, the date the Proxy Statement is first mailed to the SPAC Shareholders, and at the time of the Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the

Annex A-39

light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in the Registration Statement Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or authorized on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.11 Tax Matters.

(a) SPAC has prepared and timely filed (taking into account any applicable ordinary course extensions) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct, and complete in all material respects and prepared in substantial compliance with all applicable Laws, and SPAC has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No deficiencies for Taxes against any of SPAC have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. SPAC is not currently the subject of a Tax audit or examination with respect to any Taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) SPAC is not party to any agreements (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect. SPAC is not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(g) There are no Liens for Taxes on any assets of SPAC other than Permitted Liens.

(h) During the two-year period ending on the date of the Original Merger Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(i) SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has no any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l) SPAC has not made an election under Section 897(i) to be treated as a “domestic corporation.”

Annex A-40

(m) SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date other than in respect of such amounts reflected in the balance sheets included in SPAC’s financial statements, or received in the ordinary course of business since the date of the most recent balance sheet included in SPAC’s financial statements; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) application of Section 965 of the Code.

(n) SPAC is Tax resident only in its jurisdiction of formation.

(o) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(p) SPAC has not taken nor agreed to take any action (other than agreeing to consummate SPAC Shareholder Redemptions) that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there is no fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

4.12 Capitalization.

(a) Subject to any redemptions by Redeeming SPAC Shareholders that shall occur in connection with the Transactions, the authorized share capital of SPAC is $50,000 divided into (i) 479,000,000 SPAC Class A Ordinary Shares, of which 4,664,012 SPAC Class A Ordinary Shares are issued and outstanding as of the date of the Original Merger Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which one SPAC Class B Ordinary Share is issued and outstanding as of the date of the Original Merger Agreement, and (iii) 1,000,000 SPAC Preference Shares, of which no SPAC Preference Shares are issued and outstanding as of the date of the Original Merger Agreement. No SPAC Public Warrants and 3,762,500 SPAC Private Warrants are issued and outstanding as of the date of the Original Merger Agreement. All of the issued and outstanding SPAC Ordinary Shares and SPAC Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract, and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain SPAC Ordinary Shares held by the Sponsor.

(b) Except for the SPAC Warrants and Sponsor Loans, as of the date of the Original Merger Agreement, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Class A Ordinary Shares or other equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in SPAC. Except as disclosed in the SEC Reports or as set forth in the SPAC’s Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person (except for Holdings) and, except as set forth in the SPAC’s Organizational Documents, SPAC does not have any right, option, warrant, conversion right, share appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares, capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Annex A-41

(c) Subject to such changes as may be reasonably required to effect and consummate the Transactions, including the adoption of the Restated Holdings M&A pursuant to Section 2.05 (i) the authorized share capital of Holdings is $50,000 divided into 500,000,000 Holdings Ordinary Shares, of which one (1) Holdings Ordinary Share is issued and outstanding as of the date of the Original Merger Agreement and is owned by SPAC, (ii) the authorized share capital of SPAC Merger Sub is $50,000 divided into 5,000,000 ordinary shares, par value $0.01 per share, of which (1) ordinary share is issued and outstanding as of the date of the Original Merger Agreement and owned by Holdings and (iii) the authorized share capital of Company Merger Sub will be $50,000 divided into 1,000,000,000 ordinary shares, par value $0.00005 per share of which (1) ordinary share will be issued to Holdings. As of the Effective Time, all of the issued and outstanding Holdings Ordinary Shares and Holdings Public Warrants (i) will have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law, (iii) will not have been issued in breach or violation of any preemptive rights or Contract, and (iv) will be fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83. Prior to giving effect to the Transactions, other than the Merger Subs, Holdings does not have any subsidiaries or own any equity interests in any other Person.

(d) As of the date of the Original Merger Agreement, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Holdings Ordinary Shares or other equity interests of Holdings, or any other Contracts (other than this Agreement) to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of, other equity interests in or debt securities of, Holdings, and (ii) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in Holdings. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ shareholders may vote. Holdings is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Holdings Ordinary Shares or any other equity interests of Holdings, other than the Ancillary Agreements entered into in connection with this Agreement or the transactions contemplated hereby. Prior to the Closing, Holdings does not own any capital stock or any other equity interests in any other Person (other than SPAC Merger Sub and Company Merger Sub), and Holdings does not have any right, option, warrant, conversion right, share appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares, capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares, capital stock or other equity interests, of such Person.

4.13 Nasdaq Stock Market Quotation.

(a) The issued and outstanding SPAC Class A Ordinary Shares are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CLRC”.

(b) The SPAC Units, SPAC Public Warrants and SPAC Rights are also listed on Nasdaq. SPAC is a listed company in good standing with the Nasdaq and in compliance with the rules of the Nasdaq, and, except as set forth on Schedule 4.13(a), SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of the SPAC Securities and there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement.

(c) None of SPAC, Holdings, or their Affiliates has taken any action in an attempt to prevent the registration of the Holdings Ordinary Shares or Holdings Public Warrants under the Exchange Act.

(d) There are no Actions pending or, to the knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and SPAC and such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

4.14 Employees and Employee Benefits. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any employee benefit plans.

4.15 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or material personal property.

Annex A-42

4.16 Material Contracts.

(a) Except as set forth on Schedule 4.16(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the knowledge of SPAC, the other parties thereto, and is in full force and effect; (iii) SPAC is not in breach or default in any material respect thereunder; and (iv) to the knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect thereunder.

4.17 Transactions with Affiliates. Schedule 4.17 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of the Original Merger Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s issued and outstanding share capital as of the date of the Original Merger Agreement.

4.18 Ownership of Company Merger Consideration. (i) All Holdings Ordinary Shares to be issued and delivered in accordance with Article II to the holders of the Continuing Company Shares and Company Merger Consideration shall be, upon issuance and delivery of such shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Holdings Ordinary Shares, each holder of Continuing Company Shares shall have good and valid title to its portion of such shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Company Lock-Up Agreement, the Restated Holdings M&A, the Registration Rights Agreement, the provisions of this Agreement, and (iii) the issuance and sale of such Holdings Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.19 Insurance. Schedule 4.19 contains a list of all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) of held by, or for the benefit of, the SPAC or its Subsidiaries as of the date of the Original Merger Agreement. True, correct and complete copies of all such policies have been made available to the Company. With respect to each such insurance policy required to be listed on Schedule 4.19, except as would not, individually or in the aggregate, be material to the SPAC: (i) all premiums due have been paid, (ii) to the knowledge of SPAC, the policy is legal, valid, binding and enforceable in accordance with its terms and, is in full force and effect, (iii) neither SPAC nor its Subsidiaries is in material breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of SPAC, no such action has been threatened, and (iv) as of the date of the Original Merger Agreement, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.20 Regulatory Compliance.

(a) None of the SPAC Parties, or, to SPAC’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Group Companies, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

Annex A-43

(b) None of the SPAC Parties, or, to SPAC’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the SPAC Parties has, since December 31, 2020, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) To SPAC’s knowledge, as of the date of the Original Merger Agreement, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by any of the SPAC Parties or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any SPAC Party, and (ii) since December 31, 2020, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

4.21 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, SPAC and its Affiliates and any of their respective directors, officers, employees, shareholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. SPAC understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 8.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE V
COVENANTS OF THE COMPANY

5.01 Conduct of Business. Except as otherwise required by this Agreement, contemplated by this Agreement in connection with the Transactions or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of the Original Merger Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), (x) the Company and its Subsidiaries shall operate and conduct their respective businesses in the ordinary course of business, and (y) the Company shall not, and shall cause its Subsidiaries not to:

(a) except as set forth on Schedule 5.01(a), offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares in or capital stock of, or other equity interests in, Company or any Subsidiary of Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares, capital stock or equity;

(b) change, modify or amend Organizational Documents of any Group Company;

(c) except as set forth on Schedule 5.01(c) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding shares in or capital stock of, or other equity interests in, Company or Subsidiaries of the Company; (B) split, combine or reclassify any shares in or capital stock of, or other equity interests in, Company or Subsidiaries of the Company; or (C) other than in connection with Organizational Documents in order to consummate the transactions contemplated hereby, prepay, repurchase, redeem or otherwise acquire, or offer to prepay, repurchase, redeem or otherwise acquire, any outstanding Indebtedness of the of the Company, any shares in or capital stock of, or other equity interests in, Company or Subsidiaries of the Company;

Annex A-44

(d) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes in an amount in excess of $150,000, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or its respective Affiliates and Subsidiaries after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;

(e) except as required by applicable Law, (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, except for increases in salary of less than 5% of such employee’s salary immediately prior to the date of the Original Merger Agreement, or (B) adopt, establish or enter into any plan, policy or arrangement that would constitute a Company Benefit Plan if it were in existence on the date of the Original Merger Agreement, other than in the case of the renewal of group health or welfare plans;

(f) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be foreseeable to prevent or impede the Intended Tax Treatment, or result in a Material Adverse Effect;

(g) other than in the ordinary course of business, modify, terminate (excluding any expiration in accordance with its terms), waive, or fail to enforce any material right or remedy under any Contract of a type required to be listed on Schedule 3.12(a) or any lease related to the Leased Real Property, or enter into any real property lease, sublease or occupancy agreement or any other Contract that would have been required to be listed on Schedule 3.12(a) if in effect on the date of the Original Merger Agreement;

(h) waive, release, compromise, settle or satisfy any pending or threatened material claim) in an amount in excess of $150,000 (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability (other than claims or liabilities caused by a material delay in Closing);

(i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $375,000 individually or $750,000 in the aggregate (other than Indebtedness caused by a material delay in Closing);

(j) other than in the ordinary course of business consistent with past practice, (A) accelerate or delay collection of notes or accounts receivable generated by the Company or any of its Subsidiaries in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; or (B) delay or accelerate payment of any account payable or other liability of the Company or any of its Subsidiaries beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business;

(k) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in IFRS or Law, as applicable, or to obtain compliance with applicable auditing standards;

(l) sell, lease, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any assets of the Company or any of its Subsidiaries in an amount in excess of $375,000 individually or $750,000 in the aggregate, except for dispositions of or leases of assets in the ordinary course of business;

(m) assign, transfer, license or abandon any material Intellectual Property owned by the Company or any of its Subsidiaries or terminate or abandon any license agreement with a third party involving material Intellectual Property rights; or

Annex A-45

(n) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business or that obligates the Company to grant exclusive or preferential rights or “most favored nation” status to any Person, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter a new line of business.

5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, which information may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Group Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Group Companies to the extent such information is in the possession of the Company or its Subsidiaries, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives hereunder shall be kept strictly confidential by them, except to the extent (i) otherwise required by law or (ii) furnished to SPAC or authorized for inclusion, by or on behalf of the Company or its Subsidiaries, in the Registration Statement or the Proxy Statement.

5.03 HSR Act and Regulatory Approvals.

(a) During the Interim Period and subject to the terms and conditions herein provided, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to obtain all authorizations, consents, orders, and approvals of all Governmental Authorities, including the expiration or termination of the applicable waiting periods under the HSR Act, as necessary to consummate and make effective prior to the Outside Date, the transactions contemplated hereby.

(b) In connection with the Transactions, the Company shall (i) promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) supply as soon as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(c) The Company shall promptly inform the SPAC of any material communication received from or sent to any Person or Governmental Authority, including the SEC, the Federal Trade Commission or U.S. Department of Justice or similar non-United States Governmental Authority regarding any of the transactions contemplated by this Agreement, and if in writing furnish to the SPAC copies of any notices or written communications received from or sent to any Governmental Authority and if oral provide an accurate summary of such communications. The Company shall permit SPAC’s counsel an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

5.04 Termination of Certain Agreements. Prior to the Company Merger Effective Time, the Company shall take all actions necessary to cause the Contracts listed on Schedule 5.04 (if any) to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Annex A-46

5.05 No SPAC Ordinary Shares Transactions. From and after the date of the Original Merger Agreement until the Company Merger Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries or controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SPAC without the prior consent of SPAC. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

5.06 No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s IPO Prospectus and other SEC Reports, the SPAC’s Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by May 2, 2025 or such later date as approved by the shareholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 5.06 shall survive the termination of this Agreement for any reason.

5.07 Proxy Solicitation; Other Actions.

(a) The Parties acknowledge that the Company provided SPAC, as soon as reasonably practicable following the date of the Original Merger Agreement, audited financial statements with an unqualified audit opinion, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of shareholders equity of the Group Companies as of and for the years ended December 31, 2021 and December 31, 2022, audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim statements for the most recent quarter preceding the date of the filing of the Proxy Statement, in each case, prepared in accordance with IFRS, and Regulation S-X. The Group Companies shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement is mailed to the SPAC Shareholders, the Company will give SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, SPAC and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement or, to the extent required by Securities Laws, a post-effective amendment to the Registration Statement, such that the Registration Statement and the Proxy Statement no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SPAC pursuant to this Section 5.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

5.08 Consent of Company Shareholders. As soon as practicable following the effectiveness of the Registration Statement but in no event later than twenty (20) Business Days following the effectiveness date of the Registration Statement, the Company shall obtain and deliver to the SPAC consent of Company Shareholders, pursuant to which the equityholders of Company have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to a resolution in writing of the equityholders of the Company) in favor of the adoption and approval of this Agreement, the Company Merger and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

Annex A-47

ARTICLE VI
COVENANTS OF SPAC

6.01 HSR Act and Regulatory Approvals.

(a) During the Interim Period and subject to the terms and conditions herein provided, the SPAC shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to obtain the expiration or termination of the applicable waiting periods under the HSR Act as necessary to consummate and make effective prior to the Outside Date, the transactions contemplated by this Agreement. In connection with the Transactions, SPAC shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act promptly after the date of the Original Merger Agreement, (ii) comply with or otherwise resolve, diligently and at the earliest practicable date, any request from the Federal Trade Commission, the Department of Justice, or any other Governmental Authority for additional information, documents, or other materials under the HSR Act or other antitrust Laws in respect of such registrations, filings, applications or notices of the Transactions, and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.01 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as reasonably practicable (and in any event prior to the Outside Date).

(b) In furtherance of Section 6.01(a) and notwithstanding anything to the contrary set forth in this Agreement, during the Interim Period, SPAC shall take, and shall cause its Affiliates to take, any and all commercially reasonable action necessary to obtain any necessary approval or obtain the expiration of any waiting or suspension period under the HSR Act or other antitrust Laws and to prevent the initiation of any lawsuit by any Governmental Authority under any antitrust Laws or to prevent the entry of any Governmental Order that would otherwise make the Transactions contemplated by this Agreement unlawful, so as to enable the Parties hereto to close the Transactions contemplated by this Agreement, prior to the Outside Date, including, but not limited to, commercially reasonable actions during the Interim Period (i) to sell, license, otherwise dispose of or hold separate, or agree to sell, license, otherwise dispose of or hold separate, any entities, assets, technology, Intellectual Property rights or facilities of either the SPAC, its Affiliates, or the Company; (ii) to terminate, amend or assign existing relationships or contractual rights and obligations; (iii) to amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements; (iv) to change or modify any course of conduct or otherwise make any commitment (to any Governmental Authority or otherwise) regarding future operations of SPAC, its Affiliates, or the Company; or (v) otherwise to take or commit to take any actions that would limit SPAC’s or any of its Affiliates’ freedom of action with respect to, or its ability to retain, one or more of SPAC’s or its Affiliates’ businesses, product lines, licenses, operations, rights, assets or rights or interests therein, or the ability of any Affiliate of SPAC to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the shares in SPAC. If, despite the foregoing, any legal proceeding is instituted (or threatened to be instituted) challenging the Transactions contemplated by this Agreement as violative of any antitrust Law, SPAC shall, and shall cause its Affiliates to, take any and all commercially reasonable actions necessary to defend such legal proceeding and to prevent, lift or rescind any injunction or restraining order or other Governmental Order adversely affecting the ability of the parties to consummate the Transactions contemplated by this Agreement, including commercially reasonable efforts to defend, contest, or otherwise resist any legal proceeding, including any legal proceeding seeking a temporary restraining order or preliminary injunction, or Governmental Order by any Governmental Authority or private party, challenging the Transactions contemplated by this Agreement as violative of any antitrust Law.

(c) The SPAC and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, orders, or approvals of any Governmental Authority pursuant to Section 5.03 and this Section 6.01. The SPAC shall promptly inform the Company of any material communication received from or sent to any Person or Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice or similar non-United States Governmental Authority regarding any of the transactions contemplated by this Agreement, and if in writing furnish to the Company copies of any notices or written communications received from or sent to any Governmental Authority and if oral provide an accurate summary of such communications. The SPAC shall permit the Company’s counsel an opportunity to review in advance, and the SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by the SPAC to any Governmental Authority concerning the Transactions contemplated by this Agreement; provided, that the SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental

Annex A-48

Authority without the prior written consent of Company. The SPAC agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions contemplated hereby; provided, however, that SPAC shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals, including expiration or termination of the waiting period under the HSR Act, and shall lead and direct all submissions to, meetings and communications with any Governmental Authority or other party in connection with antitrust matters.

(d) SPAC and the Company shall each pay their respective antitrust filing fees in connection with the Transactions contemplated by this Agreement.

6.02 Indemnification and Insurance.

(a) Subject to Section 6.01(b)), from and after the applicable Effective Time, Holdings agrees that it will, and will cause the SPAC Surviving Subsidiary and Company Surviving Subsidiary, to indemnify and hold harmless each present and former director and officer of the Group Companies and SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action against such Person in their capacity as an officer or director, whether civil, criminal, administrative, regulatory or investigative, arising out of or pertaining to matters existing or occurring at or prior to the applicable Effective Time, whether asserted or claimed prior to, at or after the applicable Effective Time a (“D&O Indemnifiable Claim”), to the fullest extent that the Company, the Company’s Subsidiaries, Holdings or SPAC, as the case may be, are under applicable Law and their respective certificate of incorporation, memorandum and articles of association, bylaws, or other Organizational Documents in effect on the date of the Original Merger Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, but subject to Section 6.01(b), Holdings shall, and shall cause SPAC Surviving Subsidiary and Company Surviving Subsidiary, to (i) maintain for a period of not less than six (6) years from the applicable Effective Time provisions in their respective certificates of incorporation (if applicable), memorandum and articles of association, bylaws and other Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors for D&O Indemnifiable Claims that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other Organizational Documents as of the date of the Original Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the applicable Effective Time, Holdings shall, and shall cause the SPAC Surviving Subsidiary and Company Surviving Subsidiary, to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the SPAC’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (a true, correct and complete copy of the Company’s directors’ and officers’ liability insurance has been heretofore made available to SPAC or its agents or Representatives) for liability prior to the date of the Original Merger Agreement, on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Group Companies for such insurance policy for the year ended December 31, 2023; provided, however, that (i) Holdings shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to D&O Indemnifiable Claims existing or occurring at or prior to the applicable Effective Time, and the premiums and all other cost of such “tail” policy shall be paid for at the Closing in accordance with Section 2.16, and (ii) if any claim or Action is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding anything to the contrary, in the event there is a D&O Indemnifiable Claim against a Person that (i) would have been covered by the SPAC’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies, and (ii) such D&O Indemnifiable Claim relates to or arises from events prior to or at the Extraordinary General Meeting, including in connection with the Transactions, then the “tail” policy shall be the first source of recourse for each Person subject to claim or Action (on a primary non-contributory basis) and such Person must exhaust recourse against the “tail” policy before seeking indemnification (including advancement of expenses) or exculpation against Holdings, the SPAC Surviving Subsidiary or the Company Surviving Subsidiary for a D&O Indemnifiable Claim.

Annex A-49

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Holdings, SPAC Surviving Subsidiary and Company Surviving Subsidiary and their respective successors and assigns. In the event that Holdings, SPAC Surviving Subsidiary, Company Surviving Subsidiary or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdings, as the case may be, shall ensure that proper provision shall be made so that the successors and assigns of Holdings, SPAC Surviving Subsidiary or Company Surviving Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section 6.02.

6.03 Conduct of SPAC and Holdings During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 6.03(a) or as contemplated by this Agreement (including any changes relating to the capitalization of Holdings as may reasonably be required to effect and consummate the Transactions), or actions consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (vii) and (viii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC and Holdings shall not:

(i) change, modify or amend the Trust Agreement or the SPAC’s Organizational Documents or Holdings’ Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding shares in or capital stock of, or other equity interests in, SPAC or Holdings; (B) split, combine or reclassify any shares in or capital stock of, or other equity interests in, SPAC or Holdings; or (C) other than in connection with the Redemption or as otherwise required by the SPAC’s Organizational Documents or Holdings’ Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares in or capital stock of, or other equity interests in, SPAC or Holdings;

(iii) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of SPAC or Holdings after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;

(iv) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC or Holdings (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, including, without limitation, undertake additional Sponsor Loans, or otherwise issue additional SPAC Private Warrants; or

Annex A-50

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, SPAC or Holdings or any securities convertible into, or any rights, warrants or options to acquire, any such shares or equity interests, other than in connection with the exercise of any SPAC Warrants outstanding on the date of the Original Merger Agreement or as otherwise contemplated by Section 6.06 or Section 6.07, or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant, including any amendment, modification or reduction of the warrant price set forth therein.

(b) During the Interim Period, SPAC and Holdings shall comply with, and continue performing under, as applicable, the SPAC’s Organizational Documents, Holdings’ Organizational Documents, the Trust Agreement and all other material agreements or Contracts to which SPAC or Holdings may be a party.

6.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any eligible SPAC Class A Ordinary Shares by Redeeming SPAC Shareholders; (b) the payment of the Outstanding Company Expenses and Outstanding SPAC Expenses pursuant to Section 2.16, and subject to the limitations set forth therein; and (c) the balance, if any, of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC.

6.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC by third parties, which information may be in SPAC’s possession from time to time, and except for any information which in the opinion of SPAC’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC and Holdings shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent that such information is in the possession of SPAC, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives hereunder shall be kept strictly confidential by them.

6.06 SPAC and Holdings Nasdaq Listing. From the date of the Original Merger Agreement through the Closing, SPAC and Holdings have and shall continue to use commercially reasonable efforts (i) for SPAC to remain listed as a public company on, and for the SPAC Ordinary Shares, SPAC Units, SPAC Public Warrants and SPAC Rights to be listed for trading on Nasdaq; and (ii) to cause Holdings Ordinary Shares to be issued in the Transaction to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.

6.07 SPAC Public Filings. From the date of the Original Merger Agreement through the Closing, SPAC has and shall continue to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

ARTICLE VII
JOINT COVENANTS

7.01 Support of Transaction. Without limiting any covenant contained in Article V or Article VI, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 5.03 and Section 6.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, SPAC and the Company shall each, and the Company shall cause its Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this

Annex A-51

Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

7.02 Preparation of Registration Statement & Proxy Statement; Extraordinary General Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, SPAC, Holdings and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Holdings, promptly following the Company’s production of financial statements pursuant to Section 5.07(a) as well as the satisfaction of the conditions set forth in Section 8.02(h) and Section 8.02(i), shall file with the SEC, the Registration Statement (it being understood that the Registration Statement shall include the Proxy Statement which will be included therein as a prospectus and which will be used as a proxy statement and the notice of meeting for the Extraordinary General Meeting).

(b) Each of SPAC, Holdings and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement or the Proxy Statement and any amendment to the Registration Statement or the Proxy Statement filed in response thereto. If SPAC, Holdings or the Company becomes aware that any information contained in the Registration Statement or the Proxy Statement shall have become false or misleading in any material respect or that the Registration Statement or the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement or the Proxy Statement. SPAC, Holdings and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of SPAC Ordinary Shares pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents. Each of the Company and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that SPAC or Holdings receives from the SEC or its staff with respect to the Registration Statement or the Proxy Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. SPAC, Holdings and the Company shall use reasonable best efforts to cause the Registration Statement to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) SPAC shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. SPAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, to procure the passing in accordance with SPAC’s Organizational Documents and the Cayman Act of such resolutions of the SPAC shareholders as are necessary to approve (i) the adoption and approval of this Agreement and the Transactions, (ii) the authorization of the SPAC Merger, the authorization and approval of the SPAC Plan of Merger, authorization for SPAC to enter into the SPAC Plan of Merger and the amendment and restatement of SPAC’s Organizational Documents as contemplated hereby, (iii) the approval of the Holdings Equity Plan which shall provide for awards for a number of Holdings Ordinary Shares equal to five percent (5%) of the aggregate number of Holdings Ordinary Shares issued and outstanding immediately after the Closing (after giving effect to the Redemption) with such reserve to be automatically increased as of January 1 of each calendar year beginning with January 1, 2026 and continuing until (and including) January 1, 2035, with such annual increase equal to the lesser of (x) one percent (1%) of the aggregate number of Holdings Ordinary Shares issued and outstanding as of the preceding December 31 or (y) such other number of Holdings Ordinary Shares as determined by the Holdings’ board of directors, and (iv) the approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the Extraordinary General Meeting.

Annex A-52

(d) SPAC, Holdings and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement to be disseminated to SPAC Shareholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Cayman Act for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the Proposals. SPAC shall, through the SPAC Board, recommend to its shareholders that they approve the Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.02(d), if on a date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of SPAC Ordinary Shares to obtain the SPAC Shareholder Approval, SPAC shall have the right in accordance with the SPAC’s Organizational Documents to make one or more successive adjournments of the Extraordinary General Meeting, provided that the Extraordinary General Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Extraordinary General Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date. It is further acknowledged and agreed that, pursuant to the SPAC’s Organizational Documents, (I) if a quorum is not present within 15 minutes of the time appointed for the Extraordinary General Meeting or any adjournment thereof approved by the SPAC shareholders, or if at any time during the Extraordinary General Meeting or such adjournment it becomes inquorate, then the Extraordinary General Meeting shall stand automatically adjourned to the same time and place seven days hence or to such other time or place as is determined by the SPAC Board and (II) if a quorum is not present within 15 minutes of the time appointed for such automatically adjourned meeting, then the Extraordinary General Meeting shall be dissolved.

7.03 Exclusivity.

(a) Except as set forth on Schedule 7.03(a), during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company Ordinary Shares or other equity securities of the Company or the issuance and sale of any securities of, or equity interests in, the Company or its Subsidiaries (other than any purchases of the Company Ordinary Shares or other equity securities of the Company by the Company from employees of the Company or its Subsidiaries or by any current equity holder of the Company or Company Shareholders, or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify SPAC of such facts and circumstances. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date of the Original Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Company Shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), other than with the Company, the Company Shareholders and their respective Affiliates and Representatives. SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date of the Original Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing and in addition thereto, the SPAC may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating only that SPAC is subject to an exclusivity agreement and is unable to provide any information related to the SPAC, the Transactions or entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as that exclusivity agreement remains in effect and, in such event, the SPAC shall notify Company of such facts and circumstances.

Annex A-53

7.04 Tax Matters.

(a)  Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, SPAC will join in the execution of any such Tax Returns.

(b) Tax Treatment. SPAC, Holdings, and the Company intend, for U.S. federal income tax purposes, that the Mergers shall together qualify as an exchange described in Section 351(a) of the Code (the “Intended Tax Treatment”), and each shall cause its respective Affiliates to, absent a change in Law after the date of the Original Merger Agreement or a final determination within the meaning of Section 1313(a) of the Code (and any comparable provision of state and local tax law) that would require different treatment for U.S. federal or applicable state or local income tax purposes, report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with the Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Section 1.351-3.

(d) Tax Certificates. At or prior to the Closing:

(i) At or prior to the Closing, SPAC shall have delivered to Holdings a duly executed IRS Form W-8BEN-E.

(ii) At or prior to the Closing, the Company shall have delivered to Holdings a duly executed IRS Form W-8BEN-E.

(iii) At the Closing, each Company Shareholder (or, if such Company Shareholder is classified as an entity disregarded as separate from another Person, then by such other Person), shall deliver either (A) a duly executed IRS Form W-9 dated as of the Closing Date, or (B) a duly executed applicable IRS Form W-8, each dated as of the Closing Date.

(e) If, in connection with the Mergers, the SEC requests or requires that tax opinions be prepared and submitted with respect to the tax consequences to the SPAC Shareholders or the holders of SPAC Warrants of the Mergers, and if such a tax opinion is being provided by tax counsel, each of the Company and SPAC agree to deliver to such tax counsel customary tax representation letters reasonably satisfactory to such counsel, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such tax opinions.

7.05 Confidentiality; Publicity.

Except as provided in Section 7.07 below, none of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of Nasdaq), in which case SPAC or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 7.05, each Party and its Affiliates may make announcements regarding this Agreement and the Transactions contemplated hereby to their respective directors, officers, employees, members, managers and investors without the consent of any other Party; and provided, further, that subject to Section 5.02 and this Section 7.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

7.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions contemplated hereby.

Annex A-54

7.07 Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be materially adverse to any of the Group Companies, taken as a whole, or to SPAC, (b) any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any of the conditions in Article VIII to not be satisfied and (c) any actions, suits, claims or proceedings commenced or, to such Party’s knowledge, threatened in writing against, relating to such Party’s ability to consummate the transactions contemplated hereby; provided, that the delivery of any written notice pursuant to this Section 7.07 shall not limit the rights or remedies available to the Party receiving such written notice.

7.08 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

7.09 Intentionally Omitted.

7.10 Equityholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement related hereto or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the SPAC or the Company, threatened in writing, against the SPAC or the SPAC Board, on the one hand, or the Company or the board of directors (or equivalent body) of the Company, on the other hand, by any of SPAC’s or the Company’s equityholders prior to the Closing, the SPAC or the Company, as applicable, shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. The SPAC or the Company, as applicable, shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

7.11 PIPE Investment. Each of the Company, the SPAC and Holdings agree that each shall use their commercially reasonable efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, the SPAC and/or Holdings, convertible loan agreements with the Company, the SPAC and/or Holdings, and/or enter into backstop arrangements with potential investors provided always that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by each of the Company, the SPAC and Holdings (a “PIPE Investment”). Each of the Company, SPAC and Holdings shall use, and shall cause their respective representatives to use, their respective commercially reasonable efforts to cause such PIPE Investment to occur, and having the senior management of the Company, the SPAC and/or Holdings participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested; provided, that, any such PIPE Investment must not adversely impact the Intended Tax Treatment. Each of the Company, the SPAC and Holdings agree that the SPAC or Holdings may pursue a PIPE Investment on terms that are aligned with those attached as Schedule 7.11; provided, however, that, notwithstanding Schedule 7.11 or anything to the contrary in this Agreement, the terms and conditions of any PIPE Investment must still be agreed upon, in writing, by the Company, SPAC and Holdings prior to the offering of such PIPE Investment.

Annex A-55

7.12 TEP and WindShare Acquisitions.

(a) The Parties acknowledge and agree that after the date hereof but prior to the Closing, the Company shall complete the acquisition of TEP Renewables Limited and its Subsidiaries (collectively, “TEP”, and such acquisition, the “TEP Acquisition”), and that the representations and warranties of the Company with respect to TEP are limited to the representations and warranties received from TEP in the applicable share purchase agreement that were previously provided to SPAC.

(b) The Parties acknowledge and agree that after the date hereof but prior to the Closing, pursuant to share purchase agreements that have been provided to SPAC, Accretion shall acquire all of the equity interests in the WindshareFund Entities (the “WindshareFund Acquisition”) and promptly after the WindshareFund Acquisition, but prior to the Closing, the Company shall acquire all of the equity interests in Accretion (the “Accretion Acquisition”, and together with the TEP Acquisition and the WindshareFund Acquisition, the “Subsidiary Acquisitions”).

7.13 Restated Company M&A and Class B Share Exchange. Promptly after the date of this Agreement, (i) the Board of the Company shall cause the Company to amend and restate the Company Memorandum and Articles (as amended and restated, the “Restated Company M&A”) and amend its authorized share capital (the “Amended Company Share Capital”), to create and authorize the Company Class B Ordinary Shares, with each outstanding Company Ordinary Share held by each Company Founder to be re-designated and re-classified as one Company Class B Ordinary Share (the “Class B Share Exchange”), which Restated Company M&A, Amended Company Share Capital and Class B Share Exchange would become effective immediately prior to the Effective Time, subject to the receipt of the Class B Issuance Shareholder Approval. The Board of the Company shall submit the Restated Company M&A for approval by a special resolution of the Company Shareholders and the Amended Company Share Capital and Class B Share Exchange for approval by an ordinary resolution of the Company Shareholders (the “Class B Issuance Shareholder Approval”). Subject to receipt of the Class B Issuance Shareholder Approval, the Company shall file the Restated Company M&A and a copy of the Class B Issuance Shareholder Approval with the Cayman Registrar and consummate the Class B Share Exchange, in each case, effective immediately prior to the Effective Time.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS

8.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Approval. The applicable waiting period(s) (if any) (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law or Governmental Order that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions.

(c) Redemption Completion. The Redemption shall have been completed in accordance with the terms hereof the SPAC’s Organizational Documents, the Trust Agreement, and the Proxy Statement.

(d) Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(e) Company Shareholders Approval. The approval of the requisite Company Shareholders shall have been obtained.

(f) Listing. The Holdings Class A Ordinary Shares shall have been approved for listing on Nasdaq, and neither SPAC nor Holdings shall have received any communication from Nasdaq setting out any intention to terminate such approval.

(g) Registration Rights Agreement. Each party to the Registration Rights Agreement shall have delivered duly executed counterparts thereto.

(h) Escrow Agreement. Each party to the Escrow Agreement shall have delivered duly executed counterparts thereto.

Annex A-56

(i) Registration Statement. The Registration Statement shall become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

8.02 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 3.01(a) (Corporate Organization of the Company), Section 3.02 (Subsidiaries), Section 3.03 (Due Authorization), Section 3.06 (Current Capitalization) and Section 3.16 (Brokers’ Fees) (collectively, the “Company Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Original Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 3.21 (Absence of Changes) shall be true and correct in all respects as of the date of the Original Merger Agreement and as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 3.21), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Original Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be foreseeable to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by a director or an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 8.02(a) and Section 8.02(b), have been fulfilled.

(d) Closing Certificate. At the Closing, the Company shall deliver or cause to be delivered to SPAC a certificate of a director or the secretary or other officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to SPAC setting forth (A) the Organizational Documents of the Company then in effect and (B) minutes, resolutions or consents recording approval of the actions taken by the board of directors of the Company and the equityholders of the Company to authorize this Agreement and each Ancillary Agreement to which the Company may be party or subject, and the other transactions contemplated thereby.

(e) No Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Material Adverse Effect with respect to the Company.

(f) Lock-Up Agreements. The Company shall have delivered to SPAC and Holdings, counterparts to the Lock-Up Agreements in forms to be mutually agreed to by the Parties, each duly executed by Company and each holder of Continuing Company Shares.

(g) Employment Agreement. An agreement for employment, with each of the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, duly executed by the Company and such individual, in a form to be mutually agreed to by the Parties and effective as of the Closing.

Annex A-57

(h) Company Closing Date Certificate. The Company shall have delivered to SPAC a fully executed version of the Company Closing Date Certificate.

(i) Fairness Opinion. SPAC shall, in accordance with Article 36.8 of the SPAC Memorandum and Articles, have received a fairness opinion for the Transactions from an investment bank of its choosing.

8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC Parties contained in Section 4.01 (Corporate Organization), Section 4.02 (Due Authorization), Section 4.07 (Brokers’ Fees), and Section 4.12 (Capitalization) the (“SPAC Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the date of the Original Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the SPAC Parties contained in this Agreement (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date of the Original Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of SPAC and Holdings to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC and Holdings shall have delivered to the Company a certificate signed by a director or an officer of SPAC or Holdings, as the case may be, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) Closing Certificate. At the Closing, SPAC shall deliver or cause to be delivered to Company a certificate of a director or the secretary or other officer of SPAC and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Company setting forth (A) the SPAC’s Organizational Documents, and the Organizational Documents of Holdings and each Merger Sub, each as then in effect, (B) minutes, resolutions or consents recording approval of the actions taken by the board of directors or managers of SPAC, Holdings and the Merger Subs to authorize this Agreement and each Ancillary Agreement to which SPAC, Holdings or the Merger Subs may be party or subject, and the other transactions contemplated thereby, and (C) minutes recording the SPAC Shareholder Approval and minutes, resolutions or consents recording approval of the actions taken by SPAC, as the sole shareholder, of each Merger Sub, to authorize this Agreement and each Ancillary Agreement to which such Merger Sub may be party or subject, and the other transactions contemplated thereby.

(e) No Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Material Adverse Effect with respect to the SPAC Parties.

(f) Lock-Up Agreements. SPAC shall have delivered to the Company counterparts to the Lock-Up Agreements, in forms to be mutually agreed to by the Parties, each duly executed by Holdings, Sponsor, and each other holder of SPAC Private Warrants.

(g) Sponsor Loans. The Sponsor Loans shall have been paid in full and Company shall have received evidence of such payoff, reasonably satisfactory to the Company in its sole discretion.

(h) Outstanding Transaction Expenses. All Outstanding Transaction Expenses shall have been paid in accordance with Section 2.16.

Annex A-58

(i) SPAC Closing Date Certificate. SPAC shall have delivered to the Company a fully executed version of the SPAC Closing Date Certificate.

(j) Amended and Restated Memorandum and Articles. The Restated Holdings M&A shall have been adopted (provided, that if the Restated Company M&A, the Amended Company Share Capital and the Class B Share Exchange are not approved by the Class B Issuance Shareholder Approval, the Restated Holdings M&A will not include any provisions regarding the Holdings Class B Ordinary Shares).

8.04 Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 8.01.

ARTICLE IX
TERMINATION/EFFECTIVENESS

9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by May 2, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.01(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, such order or action by such Governmental Authority

(d) by written notice by the Company to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to SPAC or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if at such time SPAC is in material uncured breach of this Agreement;

(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Group Companies taken as a whole following the date of the Original Merger Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by SPAC to the Company;

(g) by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on the SPAC following the date of the Original Merger Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Company to SPAC;

Annex A-59

(h) by written notice from either the Company or SPAC to the other if the SPAC Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the Extraordinary General Meeting).

9.02 Effect of Termination. Except as otherwise set forth in this Section 9.02, Section 9.03 or Section 10.15, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or shareholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party or any Fraud claim with respect to any representation or warranty under this Agreement occurring prior to such termination. The provisions of Sections 5.06, 7.05, 9.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.13, and 10.15 (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE X
MISCELLANEOUS

10.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.11 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

10.02 Trust Account Waiver. The Company acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the SPAC assets consist of the cash proceeds of the IPO and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of the IPO. The Company acknowledges that it has been advised by the SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to the SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only if (i) the SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the SPAC in limited amounts to permit the SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public shareholders; and (iii) if the SPAC Board proposes any amendment to Article 36 of the SPAC Memorandum and Articles or to any of the other rights of the SPAC shares as set out at Article 2.5 thereof prior to, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the SPAC’s obligations as described in Article 36 thereof to pay or to offer to pay the Per-Share Redemption Price (as defined in the SPAC Memorandum and Articles) to any holder of the Public Shares (as defined in the SPAC Memorandum and Articles) and such amendment is duly approved in accordance with the SPAC Memorandum and Articles, then for the redemption of any of the eligible SPAC Class A Ordinary Shares properly tendered in connection with such vote. For and in consideration of the SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC share redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate SPAC share redemptions; and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Annex A-60

10.03 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed with recipient’s confirmation of receipt during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)         If to SPAC, Holdings or either Merger Sub, prior to the Closing, to:

ClimateRock
25 Bedford Square
London, England, WC1B 3HH
Attn: Abhishek Bawa
Email: ab@climate-rock.com

with a copy to:

ArentFox Schiff LLP
1717 K Street NW
Washington, D.C. 20006
Attention: Ralph De Martino, Esq.
Tel: (202) 724-6848
Email: ralph.demartino@afslaw.com

(b)         If to the Company prior to the Closing, to:

GreenRock Corp
25 Bedford Square
London, England, WC1B 3HH
Attn: Per Regnarsson
Telephone No.: +44 7747767496
Email: per.regnarsson@grrck.com

with a copy to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attn: Barry I. Grossman and Lloyd N. Steele
Email: Bigrossman@egsllp.com and lsteele@egsllp.com

or to such other address or addresses as the Parties may from time to time designate in writing.

10.04 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may assign this Agreement and their rights to hereunder after the prior written consent of SPAC, which consent shall not be unreasonably withheld, conditioned or delayed, to any of the financing sources of the Company that are identified in Schedule 10.04, to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith; provided further, that the Company shall provide SPAC and its counsel the reasonable opportunity to review all transaction documents in connection with such financing prior to the execution thereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.04 shall be null and void, ab initio.

10.05 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended

Annex A-61

third-party beneficiaries of, and may enforce, Section 6.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 10.15 and 10.16.

10.06 Expenses. Except as otherwise provided herein (including Section 2.11(a), Section 2.16, Section 6.02, Section 7.04(a), Section 9.02, and Section 9.03), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions contemplated hereby if such Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants.

10.07 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, the effects of the Mergers and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters.

10.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.09 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

10.10 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements (including the Original Merger Agreement), whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement or any Ancillary Agreements. Upon the effectiveness of this Agreement, the Original Merger Agreement shall no longer have any force or effect.

10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or shareholders of any of the Parties shall not restrict the ability of the board of directors, the executive committee, or the managing member of any of the Parties to terminate this Agreement in accordance with Section 9.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 10.11.

10.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Annex A-62

10.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of New York, County of Manhattan, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, except as otherwise provided herein, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.14 shall not be required to provide any bond or other security in connection with any such injunction.

10.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except for the named Parties to this Agreement (and then only to the extent of the specific obligations undertaken by each named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.16 Nonsurvival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 9.02, or (y) in the case of claim against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and shall terminate and expire upon the occurrence of the applicable Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

[Signature pages follow]

Annex A-63

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

SPAC:
ClimateRock
By:	/s/ Niels Brix
Name:	Niels Brix
Title:	Chairman of Special Committee
HOLDINGS:
CLIMATEROCK HOLDINGS LIMITED
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director
SPAC MERGER SUB:
CLIMATEROCK MERGER SUB LIMITED
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

[Signature Page to Amended and Restated Merger Agreement]

Annex A-64

COMPANY MERGER SUB:
GREENROCK MERGER SUB CORP.
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director
By:	/s/ Charles Ratelband
Name:	Charles Ratelband
Title:	Director

[Signature Page to Amended and Restated Merger Agreement]

Annex A-65

COMPANY:
GREENROCK CORP.
By:
Name:
Title:
By:
Name:
Title:

[Signature Page to Amended and Restated Merger Agreement]

Annex A-66

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of November 6, 2024, by and among (i) ClimateRock, a Cayman Islands exempted company (“SPAC”), (ii) ClimateRock Holdings Limited, a Cayman Islands exempted company and a wholly owned subsidiary of SPAC (“Holdings”), (iii) ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“SPAC Merger Sub”), (iv) GreenRock Merger Sub Corp, a Cayman Islands exempted company and a wholly owned subsidiary of Holdings (“Company Merger Sub”), and (v) GreenRock Corp, a Cayman Islands exempted company (the “Company”). SPAC, Holdings, SPAC Merger Sub, Company Merger Sub and the Company, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement (defined below).

RECITALS:

A.          The Parties are parties to that certain Business Combination Agreement made and entered into as of December 30, 2023 (the “Original Agreement”).

B.          The Parties desire to amend the Original Agreement (as amended from time to time, including by this Amendment, the “Merger Agreement”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the other provisions contained in this Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.           Amendments to the Original Agreement.

(a)         Section 1.01 of the Original Agreement is hereby amended by deleting the following definitions:

(i)          “Company 2024 FY EBITDA Target”

(ii)         “Company 2024 FY EBITDA Minimum”

(iii)        “EBITDA Excess”

(iv)        “Escrow Release Percentage”

(b)         Section 1.01 of the Original Agreement is hereby amended by deleting the definitions of “Escrowed Shares” and “Holdings Equity Plan” in their entirety and replacing them with the following:

“Escrowed Share Consideration” means 4,000,000 Holdings Ordinary Shares, each an “Escrowed Share” or collectively, the “Escrowed Shares.”

“Holdings Equity Plan” means the 2025 Equity Incentive Plan of Holdings, in a form to be mutually agreed upon by the Company and SPAC.

(c)         Section 1.01 of the Original Agreement is hereby amended by adding the following new definitions:

(i)        “Accretion” means Accretion Energies Limited, a company formed under the laws of England and Wales, and its Subsidiaries.

(ii)     “Accretion Acquisition” has the meaning specified in Section 7.12(b).

(iii)    “Company 2025 FY EBITDA Target” means $25,000,000.

(iv)     “Escrow Share Release” has the meaning specified in Section 2.08(c).

(v)      “Subsidiary Acquisitions” has the meaning specified in Section 7.12(b).

Annex A-67

(vi)    “TEP Acquisition” has the meaning specified in Section 7.12(a).

(vii)   WindshareFund Acquisition” has the meaning specified in Section 7.12(b).

(viii)  WindshareFund Entities” means each of WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WindShareFund N.V., and their respective Subsidiaries.

(d)         Section 2.08(c) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(c)     Escrowed Shares and Escrow. Of the Holdings Ordinary Shares to be issued as Company Merger Consideration at the Closing, the Company Shareholders shall deposit the Escrowed Shares with the Escrow Agent and such Escrowed Shares shall become subject to forfeiture by the Company Shareholders following the Closing as set forth in this Section 2.08(c).

(i)      At or prior to the Closing, the Parties and an agent mutually acceptable to SPAC and the Company, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to the SPAC and the Company (the “Escrow Agreement”), pursuant to which the Company Shareholders shall deposit the Escrowed Shares with the Escrow Agent, to be held in a segregated escrow account (the “Escrow Account”). The Company Shareholders shall be shown as registered owners of their respective Escrowed Shares on the books and records of Holdings and shall be entitled to exercise voting rights with respect to such Escrowed Shares, and any dividends, distributions and other earnings on the Escrowed Shares while in the Escrow Account shall be paid directly to the Company Shareholders.

(ii)     On the date that the Company’s audited financial statements for fiscal year 2025 are filed with the SEC, (A) if the Company Adjusted EBITDA for fiscal year 2025 is less than the Company 2025 FY EBITDA Target, all Escrowed Shares shall be forfeited by the Company Shareholders and surrendered to Holdings for no consideration pursuant to the Cayman Act and the Organizational Documents of Holdings and cancelled, and (B) if the Company Adjusted EBITDA for fiscal year 2025 is equal to or greater than Company 2025 FY EBITDA Target, then all of the Escrowed Shares shall be released proportionately to the Company Shareholders (the “Escrow Share Release”).

(iii)    All certificates or book entries representing the Escrowed Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent will be given appropriate stop transfer orders; provided, however, if the Escrowed Shares are to be released to the Company Shareholders pursuant to the Escrow Share Release, such Escrowed Shares shall be promptly released from the Escrow Account to the respective Company Shareholders pro rata and the Parties shall promptly cause the removal of such legend, as applicable, with respect to the applicable Holdings Ordinary Shares and direct such transfer agent that such stop transfer orders are no longer applicable.

(iv)     If there is a dispute with respect the calculation of Company Adjusted EBITDA, it shall be submitted to an independent accounting expert mutually agreeable to the Parties (“Independent Expert”) for final resolution. Each Party will use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement. It is the intent of the Parties that the activities of the Independent Expert are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Each Party will request that the Independent Expert’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

Annex A-68

(e)         Section 5.06 of the Original Agreement is hereby amended by deleting the words “May 2, 2024 “and replacing them with “May 2, 2025”.

(f)          Section 7.12 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

7.12 Subsidiary Acquisitions.

(a)         The Parties acknowledge and agree that after the date of this Agreement but prior to the Closing, the Company shall complete the acquisition of TEP Renewables Limited and its Subsidiaries (collectively, “TEP”, and such acquisition, the “TEP Acquisition”), and that the representations and warranties of the Company with respect to TEP are limited to the representations and warranties received from TEP in the applicable share purchase agreement that were previously provided to SPAC.

(b)         The Parties acknowledge and agree that after the date of this Agreement but prior to the Closing, pursuant to share purchase agreements that have been provided to SPAC, (i) Accretion shall acquire all of the equity interests in the WindshareFund Entities (the “WindshareFund Acquisition”) and promptly after the WindshareFund Acquisition, but prior to the Closing, the Company shall acquire all of the equity interests in Accretion (the “Accretion Acquisition”, and together with the TEP Acquisition and the WindshareFund Acquisition, the “Subsidiary Acquisitions”).

(g)         Section 8.03(j) of the Original Agreement is hereby deleted in its entirety.

(h)         Section 9.01(b) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b)       by written notice by SPAC or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by May 2, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.01(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

2.           Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Amendment, together with the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original Agreement, and, without limiting the foregoing, Sections 10.01 through 10.09 and Sections 10.11 through 10.16 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

{Remainder of page intentionally left blank; signature page follows}

Annex A-69

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

SPAC:
ClimateRock
By:	/s/ Niels Brix
Name:	Niels Brix
Title:	Chairman of Special Committee
HOLDINGS:
CLIMATEROCK HOLDINGS LIMITED
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director
SPAC MERGER SUB:
CLIMATEROCK MERGER SUB LIMITED
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director
COMPANY MERGER SUB:
GREENROCK MERGER SUB CORP
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director

[Signature Page to Amendment to Agreement and Plan of Merger]

Annex A-70

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

COMPANY:
GreenRock Corp
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Director
By:	/s/ Per Regnarsson
Name:	Charles Ratelband
Title:	Director

[Signature Page to Amendment to Agreement and Plan of Merger]

Annex A-71

Annex B

Companies Act (Revised)

Company Limited by Shares

_____________________________________________________

amended and restated
memorandum of association
OF
ClimateRock Holdings Limited

_____________________________________________________

Adopted by special resolution on [ ]

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

ClimateRock Holdings Limited

Adopted by special resolution on [ ]

1            The name of the Company is ClimateRock Holdings Limited.

2            The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3            The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4            The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5            Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)         the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)         insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised);or

(c)         the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6            The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7            The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8            The share capital of the Company is US$103,100 divided into 500,000,000 Class A Ordinary Shares of par value US$0.0001 each, 500,000,000 Class B Ordinary Shares of par value US$0.0001 each and 30,999,999 Preference Shares of par value US$0.0001 each. Other than as set out in the preceding sentence, there is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)         redeem or repurchase any of its shares;

(b)         increase or reduce its capital;

(c)         issue any part of its capital (whether original, redeemed, increased or reduced):

(i)          with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)         subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and

(d)         alter any of those rights, privileges, conditions, limitations or restrictions.

9            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)

Company Limited By Shares

_____________________________________________________

AMENDED AND RESTATED
articles of association
of
ClimateRock Holdings Limited

_____________________________________________________

(Adopted by special resolution passed on [    ])

CONTENTS

Annex B Page No.
1	Definitions, interpretation and exclusion of Table A	B-1
Definitions		B-1
Interpretation		B-4
Exclusion of Table A Articles		B-4

2	Shares	B-4
Rights attaching to Class A Ordinary Shares, Class B Ordinary Shares and Preference Shares		B-4
Power to issue Shares and options, with or without special rights		B-5
Power to issue fractions of a Share		B-5
Power to pay commissions and brokerage fees		B-5
Trusts not recognised		B-5
Security interests		B-5
Power to vary class rights		B-6
Effect of new Share issue on existing class rights		B-6
No bearer Shares or warrants		B-6
Treasury Shares		B-6
Rights attaching to Treasury Shares and related matters		B-6
Register of Members		B-7
Annual Return		B-7

3	Share certificates	B-7
Issue of share certificates		B-7
Renewal of lost or damaged share certificates		B-7

4	Lien on Shares	B-8
Nature and scope of lien		B-8
Company may sell Shares to satisfy lien		B-8
Authority to execute instrument of transfer		B-8
Consequences of sale of Shares to satisfy lien		B-8
Application of proceeds of sale		B-9

5	Calls on Shares and forfeiture	B-9
Power to make calls and effect of calls		B-9
Time when call made		B-9
Liability of joint holders		B-9
Interest on unpaid calls		B-9
Deemed calls		B-9
Power to accept early payment		B-9
Power to make different arrangements at time of issue of Shares		B-10
Notice of default		B-10
Forfeiture or surrender of Shares		B-10
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender		B-10
Effect of forfeiture or surrender on former Member		B-10
Evidence of forfeiture or surrender		B-11
Sale of forfeited or surrendered Shares		B-11

Annex B-i

Annex B Page No.
6	Transfer of Shares	B-11
Form of Transfer		B-11
Power to refuse registration		B-11
Notice of refusal to transfer		B-11
Power to suspend registration		B-11
Company may retain instrument of transfer		B-11

7	Transmission of Shares	B-12
Persons entitled on death of a Member		B-12
Registration of transfer of a Share following death or bankruptcy		B-12
Indemnity		B-12
Rights of person entitled to a Share following death or bankruptcy		B-12

8	Alteration of capital	B-12
Increasing, consolidating, converting, dividing and cancelling share capital		B-12
Dealing with fractions resulting from consolidation of Shares		B-13
Reducing share capital		B-13

9	Conversion, redemption and purchase of own Shares	B-13
Power to issue redeemable Shares and to purchase own Shares		B-13
Power to pay for redemption or purchase in cash or in specie		B-14
Effect of redemption or purchase of a Share		B-14

10	Class B Orindary Share Conversion and Anti-Dilution Rights	B-14
Anti-dilution rights		B-15
Mechanics of conversion		B-15

11	Meetings of Members	B-16
Annual and extraordinary general meetings		B-16
Power to call meetings		B-16
Content of notice		B-16
Period of notice		B-17
Record date and persons entitled to receive notice		B-17
Accidental omission to give notice or non-receipt of notice		B-17

12	Proceedings at meetings of Members	B-17
Quorum		B-17
Lack of quorum		B-18
Chairman		B-18
Right of a Director to attend and speak		B-18
Accommodation of Members attending meetings virtually		B-18
Security		B-18
Adjournment, postponement and cancellation		B-18
Method of voting		B-19
Outcome of vote by show of hands		B-19
Withdrawal of demand for a poll		B-19
Taking of a poll		B-19
Chairman’s casting vote		B-19
Written resolutions		B-19
Sole-Member Company		B-20
Annex B-ii

Annex B Page No.
13	Voting rights of Members	B-20
Right to vote		B-20
Voting Rights		B-20
Rights of joint holders		B-20
Representation of corporate Members		B-21
Member with mental disorder		B-21
Objections to admissibility of votes		B-21
Form of proxy		B-21
How and when proxy is to be delivered		B-22
Voting by proxy		B-23

14	Number of Directors	B-23

15	Appointment, disqualification and removal of Directors	B-23
No age limit		B-23
Corporate Directors		B-23
No shareholding qualification		B-23
Appointment of Directors		B-23
Eligibility		B-24
Removal of Directors		B-24
Resignation of Directors		B-24
Termination of the office of Director		B-25

16	Alternate Directors	B-25
Appointment and removal		B-25
Notices		B-26
Rights of alternate Director		B-26
Appointment ceases when the appointor ceases to be a Director		B-26
Status of alternate Director		B-26
Status of the Director making the appointment		B-26

17	Powers of Directors	B-26
Powers of Directors		B-26
Directors below the minimum number		B-26
Appointments to office		B-27
Provisions for employees		B-27
Exercise of voting rights		B-27
Remuneration		B-27
Disclosure of information		B-28

18	Delegation of powers	B-28
Power to delegate any of the Directors’ powers to a committee		B-28
Local boards		B-28
Power to appoint an agent of the Company		B-29
Power to appoint an attorney or authorised signatory of the Company		B-29
Borrowing Powers		B-29
Corporate Governance		B-29

Annex B-iii

Annex B Page No.
19	Meetings of Directors	B-29
Regulation of Directors’ meetings		B-29
Calling meetings		B-29
Notice of meetings		B-30
Use of technology		B-30
Quorum		B-30
Chairman or deputy to preside		B-30
Voting		B-30
Recording of dissent		B-30
Written resolutions		B-30
Validity of acts of Directors in spite of formal defect		B-31

20	Permissible Directors’ interests and disclosure	B-31
Notification of interests		B-31
Voting where a Director is interests in a matter		B-31

21	Minutes	B-32

22	Accounts and audit	B-32
Auditors		B-32

23	Record dates	B-32

24	Dividends	B-33
Source of dividends		B-33
Declaration of dividends by Members		B-33
Payment of interim dividends and declaration of final dividends by Directors		B-33
Apportionment of dividends		B-33
Right of set off		B-34
Power to pay other than in cash		B-34
How payments may be made		B-34
Dividends or other monies not to bear interest in absence of special rights		B-34
Dividends unable to be paid or unclaimed		B-34

25	Capitalisation of profits	B-35
Capitalisation of profits or of any share premium account or capital redemption reserve;		B-35
Applying an amount for the benefit of Members		B-35

26	Share Premium Account	B-35
Directors to maintain share premium account		B-35
Debits to share premium account		B-35

27	Seal	B-35
Company seal		B-35
Duplicate seal		B-35
When and how seal is to be used		B-36
If no seal is adopted or used		B-36
Power to allow non-manual signatures and facsimile printing of seal		B-36
Validity of execution		B-36

28	Indemnity	B-36
Release		B-37
Insurance		B-37

Annex B-iv

Annex B Page No.
29	Notices	B-37
Form of notices		B-37
Electronic communications		B-37
Persons entitled to notices		B-38
Persons authorised to give notices		B-38
Delivery of written notices		B-38
Joint holders		B-38
Signatures		B-38
Giving notice to a deceased or bankrupt Member		B-39
Date of giving notices		B-39
Saving provision		B-39

30	Authentication of Electronic Records	B-39
Application of Articles		B-39
Authentication of documents sent by Members by Electronic means		B-39
Authentication of document sent by the Secretary or Officers of the Company by Electronic means		B-40
Manner of signing		B-40
Saving provision		B-40

31	Transfer by way of continuation	B-40

32	Winding up	B-41
Distribution of assets in specie		B-41
No obligation to accept liability		B-41

33	Amendment of Memorandum and Articles	B-41
Power to change name or amend Memorandum		B-41
Power to amend these Articles		B-41

34	Class B Reserved Matters	B-41

Annex B-v

Companies Act (Revised)

Company Limited by Shares

Amended and Restated
Articles of Association

of

ClimateRock Holdings Limited

(Adopted by special resolution passed on [•])

1            Definitions, interpretation and exclusion of Table A

Definitions

1.1         In these Articles, the following definitions apply:

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

ADS means an American depository share representing an Ordinary Share;

Articles means, as appropriate:

(a)         these articles of association as amended from time to time: or

(b)         two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Auditors means the auditor or auditors for the time being of the Company;

Business means the business of the Company, which is to develop, acquire and operate renewable energy, storage and green hydrogen production plants, primarily in Europe and the Americas;

Board means the board of Directors from time to time;

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Change of Control means the occurrence of any of the following events: (i) any person or group of persons, other than a Permitted Transferee or group of Permitted Transferees, acting in concert, directly or indirectly, becomes the beneficial owner of more than fifty percent (50%) of the voting power of the outstanding voting securities of the Member or acquires the right to appoint or remove any director or manager of the Member; (ii) a merger, consolidation, or similar transaction involving a Member in which the any person or group of persons, other than a Permitted Transferee or group of Permitted Transferees, acting in concert, directly or indirectly, becomes the beneficial owner of more than fifty percent (50%) of the voting power of the outstanding voting securities of the surviving entity immediately after such transaction or acquires the right to appoint or remove any director or manager of such surviving entity; or (iii) the approval by the members of the Member of a complete liquidation or dissolution of the Member;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

Class A Ordinary Share means a Share designated by the directors as a Class A Ordinary Share;

Class B Approval means the written resolution or affirmative vote of the holders of not less than two-thirds (2/3) of the total number of then-issued and outstanding Class B Ordinary Shares, consenting or voting (as the case may be) as a separate class from all other Shares. For the avoidance of doubt, Class B Approval does not need to be provided at a separate general meeting of Class B Holders;

Annex B-1

Class B Director has the meaning given in Article 15.6;

Class B Holder means the holder of one or more Class B Shares;

Class B Price means US$10.00 per Class B Share, as adjusted pursuant to these Articles from time to time;

Class B Reserved Matters has the meaning given in Article 34;

Class B Ordinary Share means a Share designated by the directors as a Class B Ordinary Share;

Clear Days, in relation to a period of notice, means that period excluding:

(a)         the day when the notice is given or deemed to be given; and

(b)         the day for which it is given or on which it is to take effect;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Default Rate means ten per cent per annum;

Designated Stock Exchanges means the Nasdaq Stock Market in the United States of America for so long as the Company’s Shares or ADSs are there listed and any other stock exchange on which the Company’s Shares or ADSs are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or ADSs on the Designated Stock Exchanges;

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Fully Paid Up means:

(a)         in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

General Meeting means a general meeting of the Company duly constituted in accordance with the Articles;

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

Member means any person or persons entered on the register of Members from time to time as the holder of a Share;

Memorandum means the memorandum of association of the Company as amended from time to time;

month means a calendar month;

Annex B-2

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of a General Meeting passed by a simple majority of Members who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution;

Ordinary Share means an ordinary share in the capital of the Company having the rights set out in these Articles and issued as either a Class A Ordinary Share or as a Class B Ordinary Share. In these Articles the term Ordinary Share shall embrace all classes of Ordinary Share except where reference is made to a specific class;

Partly Paid Up means:

(a)         in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

Permitted Transferee means, with respect to any Member holding Class B Ordinary Shares, any of the following: (i) any spouse, child, or grandchild of such Member (including any adopted child or grandchild), or any trust, partnership, limited liability company, or other entity whose sole beneficiaries, partners, members, or owners are such member and/or any of the aforementioned individuals; (ii) any corporation, partnership, limited liability company, or other entity that is directly or indirectly wholly-owned and controlled by such Member; and (iii) any other person or entity approved by the board of directors of the Company in its sole discretion.

Preference Share means a Share designated by the directors as a preference share;

Register of Members means the register of Members maintained in accordance with the Act and includes (except where otherwise stated) any branch or duplicate register of the Members;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means a share in the capital of the Company and the expression:

(a)         includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)         where the context permits, also includes a fraction of a Share;

Special Resolution means a resolution of a General Meeting or a resolution of a meeting of the holders of any class of Shares in a class meeting duly constituted in accordance with the Articles in each case passed by a majority of not less than two-thirds of Members who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution;

Stated Value means US$10.00 per Class B Ordinary Share.

Subsidiary means any company, corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

Treasury Shares means Shares held in treasury pursuant to the Act and Article 2.17; and

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Annex B-3

Interpretation

1.2         In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)         A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)          any statutory modification, amendment or re-enactment; and

(ii)         any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised law of the Cayman Islands is taken to be a reference to the revision of that law in force from time to time as amended from time to time.

(b)         Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)         If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)         A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)         A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)          Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)         All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)         The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)          The words including, include and in particular or any similar expression are to be construed without limitation.

1.3         The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

Exclusion of Table A Articles

1.4         The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2            Shares

Rights attaching to Class A Ordinary Shares, Class B Ordinary Shares and Preference Shares

2.1         Subject to the provisions of the Memorandum and these Articles (including, without limitation, Articles 2.11, 2.12, 10, 13.3, 15.6 and 34) the rights attaching to the Class A Ordinary Shares, Class B Ordinary Shares and Preference Shares shall rank pari passu in all respects and the Class A Ordinary Shares, Class B Ordinary Shares and Preference Shares shall vote together as a single class on all matters.

Annex B-4

Power to issue Shares and options, with or without special rights

2.2         Subject to the provisions of the Act and these Articles (including, without limitation, Article 34), the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.3         Without limitation to the preceding Article but subject to Article 34, the Directors may so deal with the unissued Shares:

(a)         either at a premium or at par; or

(b)         with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

2.4         Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

2.5         Subject to Article 34, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide.

Power to issue fractions of a Share

2.6         Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

2.7         The Company may pay a commission to any person in consideration of that person:

(a)         subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)         procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

2.8         The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.9         Except as required by Act:

(a)         no person shall be recognised by the Company as holding any Share on any trust; and

(b)         no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

2.10       Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Annex B-5

Power to vary class rights

2.11       If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if Article 34 is complied with and one of the following applies:

(a)         the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

(b)         the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.12       For the purpose of Article 2.11(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)         the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)         any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

2.13       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such classes of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

Effect of new Share issue on existing class rights

2.14       Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by:

(a)         the creation or issue of further Shares ranking pari passu with the existing Shares of that class; or

(b)         the issuance of any Preference Shares which, for the avoidance of doubt, may have such rights as the Directors may determine in accordance with Article 2.3(b).

No bearer Shares or warrants

2.15       The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.16       Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)         the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)         the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.17       No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

2.18       The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)         the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)         a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

Annex B-6

2.19       Nothing in Article 2.18 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.20       Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Register of Members

2.21       The Company shall maintain or cause to be maintained the Register of Members in accordance with the Act.

2.22       The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Act. The Directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

2.23       The title to Shares may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the Register of Members may be maintained in accordance with Article 40B of the Act.

Annual Return

2.24       The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

3            Share certificates

Issue of share certificates

3.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)         without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)         upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

3.2         Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

3.3         Every certificate shall bear legends required under the applicable laws, including the U.S. Securities Act.

3.4         The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.5         If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)         evidence;

(b)         indemnity;

(c)         payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)         payment of a reasonable fee, if any for issuing a replacement share certificate,

Annex B-7

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

4            Lien on Shares

Nature and scope of lien

4.1         The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)         either alone or jointly with any other person, whether or not that other person is a Member; and

(b)         whether or not those monies are presently payable.

4.2         At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3         The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)         the sum in respect of which the lien exists is presently payable;

(b)         the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)         that sum is not paid within fourteen Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 4.3 applies shall be referred to as Lien Default Shares.

4.4         The Lien Default Shares may be sold in such manner as the Board determines.

4.5         To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

4.6         To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser.

4.7         The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.8         On a sale pursuant to the preceding Articles:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Lien Default Shares; and

(b)         that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

4.9         Notwithstanding the provisions of Article 4.8, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Annex B-8

Application of proceeds of sale

4.10       The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)         if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)         if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

5            Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1         Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2         Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3         A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4         A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

5.5         Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6         If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)         at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)         if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

Deemed calls

5.7         Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8         The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Annex B-9

Power to make different arrangements at time of issue of Shares

5.9         Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10       If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)         the amount unpaid;

(b)         any interest which may have accrued;

(c)         any expenses which have been incurred by the Company due to that person’s default.

5.11       The notice shall state the following:

(a)         the place where payment is to be made; and

(b)         a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12       If the notice given pursuant to Article 5.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13       A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

5.14       On forfeiture or surrender:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)         that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15       Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)         all expenses; and

(b)         interest from the date of forfeiture or surrender until payment:

(i)          at the rate of which interest was payable on those monies before forfeiture; or

(ii)         if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Annex B-10

Evidence of forfeiture or surrender

5.16       A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)         that the person making the declaration is a Director or Secretary of the Company, and

(b)         that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17       Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

6            Transfer of Shares

Form of Transfer

6.1         Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, a Member may freely transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors, executed:

(a)         where the Shares are Fully Paid, by or on behalf of that Member; and

(b)         where the Shares are partly paid, by or on behalf of that Member and the transferee.

6.2         The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration

6.3         The Directors may refuse to register any transfer of Shares at their discretion.

6.4         If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 2.5 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

Notice of refusal to transfer

6.5         If the Directors refuse to register a transfer of any Shares, they shall within two months after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

Power to suspend registration

6.6         The Directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Company may retain instrument of transfer

6.7         The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

Annex B-11

7            Transmission of Shares

Persons entitled on death of a Member

7.1         If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)         where the deceased Member was a joint holder, the survivor or survivors; and

(b)         where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2         Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3         A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)         to become the holder of the Share; or

(b)         to transfer the Share to another person.

7.4         That person must produce such evidence of his entitlement as the Directors may properly require.

7.5         If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6         If the person elects to transfer the Share to another person then:

(a)         if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)         if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

7.7         All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8         A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

7.9         A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

8            Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1         To the fullest extent permitted by the Act but subject to Article 34, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)         increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

Annex B-12

(c)         convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)         sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)         cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

8.2         Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)         either round up or down the fraction to the nearest whole number, such rounding to be determined by the Directors acting in their sole discretion; or

(b)         sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(c)         distribute the net proceeds in due proportion among those Members.

8.3         For the purposes of Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.4         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares (including Article 34), the Company may, by Special Resolution, reduce its share capital in any way.

9            Conversion, redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares (including, without limitation, pursuant to Article 34), the Company may by its Directors:

(a)         issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)         with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)         purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Annex B-13

Power to pay for redemption or purchase in cash or in specie

9.2         When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

9.3         Upon the date of redemption or purchase of a Share:

(a)         the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)          the price for the Share; and

(ii)         any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)         the Member’s name shall be removed from the register of Members with respect to the Share; and

(c)         the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

9.4         For the purpose of Article 9.3, the date of redemption or purchase is the date when the Member’s name is removed from the register of Members with respect to the Shares the subject of the redemption or purchase.

10          Class B Orindary Share Conversion and Anti-Dilution Rights

Conversion rights

10.1       Each Class B Ordinary Share, together with accrued but unpaid dividends thereon, shall be convertible at the option of the holder thereof, in whole or in part, at any time, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares as is determined by dividing the Stated Value per Class B Ordinary Share being converted, plus accrued and unpaid dividends thereon, by the Class B Price in effect at the time of conversion (the Conversion Right).

10.2       A Class B Holder may exercise such holder’s Conversion Right by giving notice in writing to the Company (a Conversion Notice). Each Conversion Notice shall specify the number of Class B Ordinary Shares to be converted, the number of Class B Ordinary Shares owned prior to the conversion at issue, the number of Class B Ordinary Shares to be owned subsequent to the conversion at issue and the date on which such conversion is to be effected (the Conversion Date), which date may not be prior to the date the applicable holder delivers such Conversion Notice to the Company. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered to the Company pursuant to these Articles. To effect a conversion of Class B Ordinary Shares, a Class B Holder shall not be required to surrender the certificate(s) representing such Class B Ordinary Shares to the Company unless all of the Class B Ordinary Shares represented thereby are so converted, in which case such Class B Holder shall deliver the certificate representing such Class B Ordinary Shares promptly following the Conversion Date at issue.

10.3       Unless the board of directors determines otherwise, a Class B Ordinary Share shall be immediately and automatically converted without the payment of additional consideration, into such number of fully paid and non-assessable Class A Ordinary Shares as is determined by dividing the Stated Value per Class B Ordinary Share being converted, plus accrued and unpaid dividends thereon, by the Class B Price in effect at the time of conversion upon the happening of any of the following:

(a)         the transfer of such Class B Ordinary Share to any person other than a Permitted Transferee; or

(b)         the holder of such Class B Ordinary Share experiencing a Change of Control.

10.4       No fractional Class B Ordinary Shares shall be issued upon conversion of Class B Ordinary Shares pursuant to this Article. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a Class A Ordinary Share as determined in good faith by the board of directors, or round-up to the next whole number of Class A Ordinary

Annex B-14

Shares, at the Company’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Class B Ordinary Shares the applicable Member is at the time converting into Class A Ordinary Shares and the aggregate number of Class A Ordinary Shares issuable upon such conversion.

Anti-dilution rights

10.5       If the Company, at any time while any of the Class B Ordinary Shares remain unconverted, issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues, any Shares or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, Shares (including, without limitation, upon conversion of any convertible notes or warrants issued by the Company from time to time), in each or any case at an effective price per share that is lower than the then Class B Price in force (such lower price, the Base Conversion Price and such issuances, collectively, a Dilutive Issuance) (it being agreed that if the holder of the Shares or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Shares at an effective price per share that is lower than the Class B Price, such issuance shall be deemed to have occurred for less than the Class B Price on such date of the Dilutive Issuance), then the Class B Price shall be reduced, at the option of the affected Class B Holder, to a price equal to the Base Conversion Price. Such adjustment shall be made whenever such Shares or other securities are issued.

10.6       Notwithstanding anything to the contrary contained herein, the adjustments to the Class B Price and/or the Stated Value may be waived as to any particular Dilutive Issuance by the written consent or agreement of holders of a majority of the Class B Ordinary Shares then in issue consenting or agreeing separately as a separate class in the manner provided in Article 2.12 hereof.

10.7       The Class B Price and/or the Stated Value, as applicable, shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Shares in issue into a greater or lesser number of Shares occurring after the original filing of the Articles.

Mechanics of conversion

10.8       The directors may effect a conversion of Class B Ordinary Shares into Class A Ordinary Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Ordinary Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares. For purposes of the repurchase or redemption, the directors may, subject to compliance with the Act, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital. The Class A Ordinary Shares to be issued on an exchange or conversion shall be registered in the name of the applicable Member or, subject to compliance with applicable law, in such name as the Member may direct.

10.9       The Company shall at all times keep available out of its authorised but unissued Class A Ordinary Shares solely for the purpose of effecting the conversion of the Class B Ordinary Shares such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Ordinary Shares, and if at any time the number of authorised but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Class B Ordinary Shares, in addition to such other remedies as shall be available to the holders of such Class B Ordinary Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued Class A Ordinary Shares to such number as shall be sufficient for such purposes.

10.10     All conversions of Class B Ordinary Shares to Class A Ordinary Shares shall be effected by way of redemption or repurchase by the Company of the relevant Class B Ordinary Shares and the simultaneous issue of Class A Ordinary Shares in consideration for such redemption or repurchase. The Members and the Company will procure that any and all necessary corporate actions are taken to effect such conversion.

Annex B-15

11          Meetings of Members

Annual and extraordinary general meetings

11.1       The Company may, but shall not (unless required by the Designated Stock Exchange Rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

11.2       All general meetings other than annual general meetings shall be called extraordinary general meetings.

Power to call meetings

11.3       The Directors may call a general meeting at any time.

11.4       If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

11.5       The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

11.6       The requisition must be in writing and given by one or more Members who together hold at least ten per cent of the rights to vote at such general meeting.

11.7       The requisition must also:

(a)         specify the purpose of the meeting;

(b)         be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)         be delivered in accordance with the notice provisions.

11.8       Should the Directors fail to call a general meeting within 21 Clear Days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

11.9       Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least five per cent of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

11.10     If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

11.11     Notice of a general meeting shall specify each of the following:

(a)         the date and the hour of the meeting;

(b)         whether the meeting will be held virtually, at a physical place or both;

(c)         if the meeting is to be held in any part at a physical place, the address of such place;

(d)         if the meeting is to be held in two or more places or in any part virtually, the technology that will be used to facilitate the meeting;

(e)         subject to paragraph (f) and the requirements of (to the extent applicable) the Designated Stock Exchange Rules, the general nature of the business to be transacted; and

(f)          if a resolution is proposed as a Special Resolution, the text of that resolution.

Annex B-16

11.12     In each notice there shall appear with reasonable prominence the following statements:

(a)         that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)         that a proxyholder need not be a Member.

Period of notice

11.13     At least twenty-one Clear Days’ notice of an annual general meeting must be given to Members. For any other general meeting, at least fourteen Clear Days’ notice must be given to Members.

11.14     Subject to the Act, a meeting may be convened on shorter notice, subject to the Act with the consent of the Member or Members who, individually or collectively, hold at least ninety per cent of the voting rights of all those who have a right to vote at that meeting.

Record date and persons entitled to receive notice

11.15     Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)         the Members

(b)         persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)         the Directors; and

(d)         the Auditors.

11.16     The Board may determine that the Members entitled to receive notice of and vote at a meeting are those persons entered on the register of Members at the close of business on a day determined by the Board.

Accidental omission to give notice or non-receipt of notice

11.17     Proceedings at a meeting shall not be invalidated by the following:

(a)         an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)         non-receipt of notice of the meeting by any person entitled to notice.

11.18     In addition, where a notice of meeting is published on a website proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)         in a different place on the website; or

(b)         for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

12          Proceedings at meetings of Members

Quorum

12.1       Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)         if the Company has only one Member: that Member;

(b)         if the Company has more than one Member: one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting.

Annex B-17

Lack of quorum

12.2       If a quorum is not present within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)         If the meeting was requisitioned by Members, it shall be cancelled.

(b)         In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present within fifteen minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Chairman

12.3       The chairman of a general meeting shall be the chairman of the Board or such other person as the Directors may determine. Absent any such person being present within fifteen minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting.

12.4       If no Director is present within fifteen minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a Director to attend and speak

12.5       Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Accommodation of Members attending meetings virtually

12.6       A Member entitled to receive notice and attend a meeting will be deemed to be in attendance at such meeting despite their attendance being virtual if adequate facilities are available to ensure that the Member is able to:

(a)         to participate in the business for which the meeting has been convened; and

(b)         hear all that happens at the meeting.

Security

12.7       In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment, postponement and cancellation

12.8       A meeting may be:

(a)         postponed or cancelled prior to the meeting at the discretion of the Directors by written notice provided to all persons entitled to attend the meeting, unless the meeting was requisitioned by Members or otherwise called by Members pursuant to Article 11.8; or

(b)         adjourned, with or without an appointed date for resumption, at any time during the meeting at the discretion of the chairman of the meeting if such adjournment is approved by an Ordinary Resolution.

12.9       The chairman must adjourn the meeting if so directed by the meeting pursuant to an Ordinary Resolution.

12.10     No business can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

Annex B-18

12.11     Should a meeting be adjourned for more than 7 Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting

12.12     A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on, the declaration of the result of the show of hands, a poll is duly demanded. Subject to the Act, a poll may be demanded:

(a)         by the chairman of the meeting;

(b)         by at least two Members having the right to vote on the resolutions;

(c)         by any Member or Members present who, individually or collectively, hold at least ten per cent of the voting rights of all those who have a right to vote on the resolution.

Outcome of vote by show of hands

12.13     Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Withdrawal of demand for a poll

12.14     The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll

12.15     A poll demanded on the question of adjournment shall be taken immediately.

12.16     A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than thirty Clear Days after the poll was demanded.

12.17     The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

12.18     A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held virtually or in more than place, the chairman may appoint scrutineers virtually or in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

12.19     In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a second or casting vote.

Written resolutions

12.20     Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)         all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)         all Members entitled so to vote;

(i)          sign a document; or

(ii)         sign several documents in the like form each signed by one or more of those Members; and

Annex B-19

(c)         the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

(d)         Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

12.21     If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

12.22     The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-Member Company

12.23     If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

13          Voting rights of Members

Right to vote

13.1       Subject to the following, unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, whether on a show of hands or on a poll, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

Voting Rights

13.2       The holder of an Ordinary Share shall (in respect of such Ordinary Share) have the right to receive notice of, attend at and vote as a Member at any general meeting of the Company.

13.3       On a poll, every Member shall have:

(a)         in respect of each Class A Ordinary Share held by such Member, one vote per Class A Ordinary Share; and

(b)         in respect of each Class B Ordinary Share held by such Member, ten votes per Class B Ordinary Share.

13.4       On a show of hands, every Member shall have one vote. For the avoidance of doubt, an individual who represents two or more Members, including a Member in that individual’s own right, that individual shall be entitled to a separate vote for each Member.

13.5       Members may vote in person or by proxy.

13.6       No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

13.7       A fraction of a Share shall entitle its holder to an equivalent fraction of the number of votes attached to a whole Share of the applicable class of Shares.

Rights of joint holders

13.8       If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Annex B-20

Representation of corporate Members

13.9       Save where otherwise provided, a corporate Member must act by a duly authorised representative.

13.10     A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

13.11     The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

13.12     The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

13.13     Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

13.14     A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

Member with mental disorder

13.15     A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

13.16     For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

13.17     An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

13.18     An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

13.19     The instrument must be in writing and signed in one of the following ways:

(a)         by the Member; or

(b)         by the Member’s authorised attorney; or

(c)         if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

13.20     The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

13.21     A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 13.19.

13.22     No revocation by a Member of the appointment of a proxy made in accordance with Article 13.21 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

Annex B-21

How and when proxy is to be delivered

13.23     Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)         In the case of an instrument in writing, it must be left at or sent by post:

(i)          to the registered office of the Company; or

(ii)         to such other place within the Cayman Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)         If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)          in the notice convening the meeting; or

(ii)         in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)        in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)         Notwithstanding Article 13.23(a) and Article 13.23(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

13.24     Where a poll is taken:

(a)         if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 13.23 before the time appointed for the taking of the poll;

(b)         if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 13.23 before the time appointed for the taking of the poll.

13.25     If the form of appointment of proxy is not delivered on time, it is invalid.

13.26     When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

13.27     The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one

Annex B-22

of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting

Voting by proxy

13.28     A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

13.29     The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and, for the purposes of Article 12.13, a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

14          Number of Directors

There shall be a board of directors of the Company. Subject to Article 34, the number of directors that shall constitute the board of directors shall be as determined from time to time exclusively by the then-existing board of directors by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

15          Appointment, disqualification and removal of Directors

No age limit

15.1       There is no age limit for Directors save that they must be at least eighteen years of age.

Corporate Directors

15.2       Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

15.3       Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment of Directors

15.4       The Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of the Company, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of the Company, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of the Company, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

15.5       Subject to Article 15.6, a Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

Annex B-23

15.6       So long as any Class B Ordinary Shares are in issue:

(a)         the Class B Holders shall have the exclusive right to appoint a majority of the directors of the Company (each, a Class B Director);

(b)         all Class B Directors shall be appointed by a resolution passed by a simple majority of the Class B Holders who vote in person or by proxy at a meeting of the Class B Holders (noting that, for the avoidance of doubt, such a resolution does not need to be provided at a separate general meeting of Class B Holders) or by written resolution delivered to the Company and passed by Class B Holders holding a majority of Class B Ordinary Shares;

(c)         each Class B Director may, during his or her term of office, be removed at any time, with or without cause, by the remaining Class B Directors or by a resolution passed by a simple majority of the Class B Holders who vote in person or by proxy at a meeting of the Class B Holders (noting that, for the avoidance of doubt, such a resolution does not need to be provided at a separate general meeting of Class B Holders) or by written resolution delivered to the Company and passed by Class B Holders holding a majority of Class B Ordinary Shares. Any vacancy created by such removal may also be filled at such meeting or by such written resolutions; and

(d)         if at any time the Class B Directors then in office do not comprise a majority of the board of directors, the Class B Holders may pursuant to Article 15.5(b) appoint such number of directors as is required to result in the Class B Directors comprising a majority of the board of directors and the number of directors that shall constitute the board of directors pursuant to Article 14 shall be automatically increased accordingly.

15.7       Subject to Article 15.6, a remaining Director may appoint a Director even though there is not a quorum of Directors.

15.8       Subject to Article 15.6, no appointment can cause the number of Directors to exceed the maximum board size determined pursuant to these Articles (if one is set); and any such appointment shall be invalid.

15.9       For so long as Shares or ADSs are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Board.

Eligibility

15.10     No person, other than a proposed Class B Director or a Director retiring in accordance with these Articles, shall be appointed or re-appointed a Director at any general meeting unless:

(a)         he is recommended by the Board; or

(b)         not less than seven nor more than forty-two Clear Days before the date appointed for the meeting, a Member (other than the person to be proposed) entitled to vote at the meeting has given to the Company notice of his intention to propose a resolution for the appointment of that person, stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of Directors and a notice executed by that person of his willingness to be appointed.

Removal of Directors

15.11     A Class B Director may only be removed in accordance with Article 15.6. Any other director may be removed by Ordinary Resolution.

Resignation of Directors

15.12     A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

15.13     Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Annex B-24

Termination of the office of Director

15.14     A Director may retire from office as a Director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

15.15     Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)         they are prohibited by the law of the Cayman Islands from acting as a Director; or

(b)         they are made bankrupt or makes an arrangement or composition with their creditors generally; or

(c)         they resign their office by notice to the Company; or

(d)         they only held office as a Director for a fixed term and such term expires; or

(e)         in the opinion of a registered medical practitioner by whom they are being treated they become physically or mentally incapable of acting as a Director; or

(f)          they are not a Class B Director and are given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)         they are made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)         they are not a Class B Director and, without the consent of the other Directors, they are absent from meetings of Directors for a continuous period of six months; or

(i)          such director is removed from office in accordance with these Articles.

16          Alternate Directors

Appointment and removal

16.1       Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board.

16.2       A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board.

16.3       A notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)         by notice in writing in accordance with the notice provisions contained in these Articles;

(b)         if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)         if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)         if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Annex B-25

Notices

16.4       All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of alternate Director

16.5       An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

Appointment ceases when the appointor ceases to be a Director

16.6       An alternate Director shall cease to be an alternate Director if:

(a)         the Director who appointed him ceases to be a Director; or

(b)         the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)         in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

16.7       An alternate Director shall carry out all functions of the Director who made the appointment.

16.8       Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

16.9       An alternate Director is not the agent of the Director appointing him.

16.10     An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

16.11     A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

17          Powers of Directors

Powers of Directors

17.1       Subject to the provisions of the Act, the Memorandum and these Articles (including, without limitation, Article 34)  the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

17.2       No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

17.3       Subject to Article 15.6, if the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless they are re-elected during such meeting.

Annex B-26

Appointments to office

17.4       The Directors may appoint a Director:

(a)         as chairman of the Board;

(b)         as managing Director;

(c)         to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

17.5       The appointee must consent in writing to holding that office.

17.6       Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

17.7       If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

17.8       Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)         as Secretary; and

(b)         to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

17.9       The Secretary or Officer must consent in writing to holding that office.

17.10     A Director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.

Provisions for employees

17.11     The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Exercise of voting rights

17.12     The Board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a director of such body corporate, or voting or providing for the payment of remuneration to the directors of such body corporate).

Remuneration

17.13     Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

17.14     Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

17.15     Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

Annex B-27

17.16     Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

17.17     The Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)         the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)         such disclosure is in compliance with the Designated Stock Exchange Rules; or

(c)         such disclosure is in accordance with any contract entered into by the Company; or

(d)         the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

18          Delegation of powers

Power to delegate any of the Directors’ powers to a committee

18.1       The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors. Any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law.

18.2       The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

18.3       The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

18.4       Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

18.5       The Board shall establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles. Each of the audit committee, compensation committee and nominating and corporate governance committee shall consist of at least three Directors (or such larger minimum number as may be required from time to time by the Designated Stock Exchange Rules). The majority of the committee members on each of the compensation committee and nominating and corporate governance committee shall be Independent Directors. The audit committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law.

Local boards

18.6       The Board may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional Board, or to be managers or agents, and may fix their remuneration.

18.7       The Board may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

18.8       Any appointment or delegation under this Article 18.8 may be made on such terms and subject to such conditions as the Board thinks fit and the Board may remove any person so appointed, and may revoke or vary any delegation.

Annex B-28

Power to appoint an agent of the Company

18.9       The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)         by causing the Company to enter into a power of attorney or agreement; or

(b)         in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

18.10     The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)         for any purpose;

(b)         with the powers, authorities and discretions;

(c)         for the period; and

(d)         subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

18.11     Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

18.12     The Board may remove any person appointed under Article 18.10 and may revoke or vary the delegation.

Borrowing Powers

18.13     The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

18.14     The Board may, from time to time, and except as required by applicable law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

19          Meetings of Directors

Regulation of Directors’ meetings

19.1       Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

19.2       Any Director may call a meeting of Directors at any time. The Secretary must call a meeting of the Directors if requested to do so by a Director.

Annex B-29

Notice of meetings

19.3       Notice of a Board meeting may be given to a Director personally or by word of mouth or given in writing or by Electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

Use of technology

19.4       A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

19.5       A Director participating in this way is deemed to be present in person at the meeting.

Quorum

19.6       The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number.

Chairman or deputy to preside

19.7       The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

19.8       The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Voting

19.9       A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Recording of dissent

19.10     A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)         his dissent is entered in the minutes of the meeting; or

(b)         he has filed with the meeting before it is concluded signed dissent from that action; or

(c)         he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

19.11     The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

19.12     A written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director.

19.13     A written resolution signed personally by the appointing Director need not also be signed by his alternate.

19.14     A resolution in writing passed pursuant to Article 19.11, Article 19.12 and/or Article 19.13 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

Annex B-30

Validity of acts of Directors in spite of formal defect

19.15     All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

20          Permissible Directors’ interests and disclosure

20.1       Save as expressly permitted by these Articles or as set out below, a Director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

20.2       If, notwithstanding the prohibition in the preceding Article, a Director discloses to their fellow Directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)         be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or

(b)         be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the Director may be a Director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

20.3       Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The Director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

20.4       If a Director has made disclosure in accordance with the preceding Article, then they shall not, by reason only of their office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

20.5       For the purposes of the preceding Articles:

(a)         a general notice that a Director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)         an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

20.6       A Director shall now be treated as having an interest in transaction or arrangement if they have no knowledge of that interest and it is unreasonable to expect the director to have that knowledge.

Voting where a Director is interests in a matter

20.7       A Director may vote at a meeting of directors on any resolution concerning a matter in which that Director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The Director shall be counted towards a quorum of those present at the meeting. If the Director votes on the resolution, his vote shall be counted.

20.8       Where proposals are under consideration concerning the appointment of two or more Directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

Annex B-31

21          Minutes

21.1       The Company shall cause minutes to be made in books of:

(a)         all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)         the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

21.2       Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

22          Accounts and audit

22.1       The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

22.2       The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

22.3       Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and begin on 1 January in each year.

Auditors

22.4       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

22.5       At any general meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

22.6       The Auditors shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

22.7       The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Company.

23          Record dates

23.1       Except to the extent of any conflicting rights attached to Shares, the resolution declaring a dividend on Shares of any class, whether it be an Ordinary Resolution of the Members or a Director’s resolution, may specify that the dividend is payable or distributable to the persons registered as the holders of those Shares at the close of business on a particular date, notwithstanding that the date may be a date prior to that on which the resolution is passed.

23.2       If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

23.3       The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

Annex B-32

24          Dividends

Source of dividends

24.1       Subject to Article 34, Dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

24.2       Subject to the requirements of the Act and Article 34 regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Declaration of dividends by Members

24.3       Subject to the provisions of the Act and Article 34, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Payment of interim dividends and declaration of final dividends by Directors

24.4       Subject to Article 34, the Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

24.5       Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)         Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)         Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

24.6       In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)         If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)         The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)         If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

24.7       Except as otherwise provided by the rights attached to Shares all dividends shall be declared and paid according to the amounts Paid Up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount Paid Up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Annex B-33

Right of set off

24.8       The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

24.9       If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)         issue fractional Shares;

(b)         fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)         vest some assets in trustees.

How payments may be made

24.10     A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)         if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)         by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

24.11     For the purposes of Article 24.10(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 24.10(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

24.12     If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)         to the registered address of the Joint Holder of the Share who is named first on the register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)         to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

24.13     Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

24.14     Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

24.15     If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

24.16     A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

Annex B-34

25          Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

25.1       Subject to Article 34, the Directors may resolve to capitalise:

(a)         any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)         any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

25.2       The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways::

(a)         by paying up the amounts unpaid on that Member’s Shares;

(b)         by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

25.3       The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

25.4       Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

26          Share Premium Account

Directors to maintain share premium account

26.1       The Directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

26.2       The following amounts shall be debited to any share premium account:

(a)         on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)         any other amount paid out of a share premium account as permitted by the Act.

26.3       Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

27          Seal

Company seal

27.1       The Company may have a seal if the Directors so determine.

Duplicate seal

27.2       Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

Annex B-35

When and how seal is to be used

27.3       A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate).

If no seal is adopted or used

27.4       If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate); or

(c)         in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

27.5       The Directors may determine that either or both of the following applies:

(a)         that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)         that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

27.6       If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

28          Indemnity

28.1       To the extent permitted by law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company and their personal representatives against:

(a)         all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)         without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Director (including alternate Director), Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful neglect or wilful default.

28.2       To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 28.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

Annex B-36

Release

28.3       To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty.

Insurance

28.4       To the extent permitted by Act, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty:

(a)         an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)          the Company;

(ii)         a company which is or was a subsidiary of the Company;

(iii)        a company in which the Company has or had an interest (whether direct or indirect); and

(b)         a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

29          Notices

Form of notices

29.1       Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules, any notice to be given to or by any person pursuant to these Articles shall be:

(a)         in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)         subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)         where these Articles expressly permit, by the Company by means of a website.

Electronic communications

29.2       A notice may only be given to the Company in an Electronic Record if:

(a)         the Directors so resolve or otherwise accept the notice; or

(b)         any Director or Officer provides the giver of the notice an electronic address to which the notice may be sent and a notice is sent to that address within a reasonable period of time.

29.3       A notice may not be given by Electronic Record to a person other than the Company unless the recipient has provided the giver of the notice an electronic address to which notice may be sent.

29.4       Subject to the Act, the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)         the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

(b)         the notice or document is one to which that agreement applies;

Annex B-37

(c)         the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)          the publication of the notice or document on a website;

(ii)         the address of that website; and

(iii)        the place on that website where the notice or document may be accessed, and how it may be accessed; and

(d)         the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 29.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 29.4(c) is deemed sent.

Persons entitled to notices

29.5       Any notice or other document to be given to a Member may be given by reference to the register of Members as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Designated Stock Exchange Rules and/or the Designated Stock Exchanges. No change in the register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

Persons authorised to give notices

29.6       A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of written notices

29.7       Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or Director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

29.8       Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of Members.

Signatures

29.9       A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

29.10     An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

29.11     A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

29.12     A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

29.13     A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Annex B-38

Giving notice to a deceased or bankrupt Member

29.14     A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

29.15     Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

29.16     A notice is given on the date identified in the following table

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the time it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	48 hours after the time it was sent
(E) By publication on a website	24 hours after the time on which the Member is deemed to have been notified of the publication of the notice or document on the website

Saving provision

29.17     None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

30          Authentication of Electronic Records

Application of Articles

30.1       Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 30.2 or Article 30.4 applies.

Authentication of documents sent by Members by Electronic means

30.2       An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 30.7 does not apply.

30.3       For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 29.7 applies.

Annex B-39

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

30.4       An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 30.7 does not apply.

This Article 30.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

30.5       For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 30.7 applies.

Manner of signing

30.6       For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

30.7       A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)         believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)         believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)         otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

31          Transfer by way of continuation

31.1       Subject to Article 34, the Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)          the Cayman Islands; or

(b)          such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

31.2       To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)          an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)          all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Annex B-40

32          Winding up

Distribution of assets in specie

32.1       If the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)         to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

(b)         to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

32.2       No Member shall be compelled to accept any assets if an obligation attaches to them.

32.3       The Directors are authorised to present a winding up petition

32.4       The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

33          Amendment of Memorandum and Articles

Power to change name or amend Memorandum

33.1       Subject to the Act and Article 34, the Company may, by Special Resolution:

(a)         change its name; or

(b)         change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

33.2       Subject to the Act and Article 34, the Company may, by Special Resolution, amend these Articles in whole or in part.

34          Class B Reserved Matters

34.1       In addition to any other rights provided by law, notwithstanding anything to the contrary in these Articles but subject to applicable law, as long as any Class B Ordinary Shares are issued and outstanding the Company shall not and shall not permit any direct or indirect Subsidiary of the Company to, without Class B Approval, either directly or indirectly, by amendment, merger, consolidation or otherwise:

(a)         materially change the nature of the Business;

(b)         amend the Memorandum or these Articles in any manner that adversely affects the rights of the Class B Holders;

(c)         make any change to the Company’s authorised share capital;

(d)         alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Class B Shares;

(e)         redeem, purchase or otherwise acquire directly or indirectly any Shares except pursuant to a conversion of Class B Shares pursuant to these Articles;

(f)          authorise or effect the payment of dividends or the redemption or repurchase of any shares in the Company or in any Subsidiary or rights to acquire shares in the Company or any Subsidiary (other than (A) pursuant to a conversion of Class B Shares pursuant to these Articles, (B) the repurchase

Annex B-41

of shares from employees of the Company or its Subsidiaries pursuant to repurchase rights under vesting provisions related to the length of period of employment of such employees at purchase prices initially paid by such employees for such shares or (C) the payment of dividends by any Subsidiary to the Company or to any other wholly-owned Subsidiary of the Company);

(g)         create, or authorise the creation of, or issue or obligate itself to create and/or issue Shares of any existing or additional class or series of Shares except for any shares issued pursuant to a conversion of Class B Shares pursuant to these Articles;

(h)         create, or authorise the creation of, or issue, or authorise the issuance of any debt security, or permit any Subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its Subsidiaries for borrowed money following such action would exceed US$500,000;

(i)          increase or decrease the maximum number of directors constituting the board of directors or any committee of the board of directors;

(j)          acquire or agree to acquire any material assets, which shall include any purchase in a single transaction or a series of related transactions in excess of US$500,000 in the aggregate;

(k)         authorise, effect or consent to:

(i)          any sale, lease, transfer or other disposition of all or substantially all the assets of the Company or any Subsidiary;

(ii)         any merger or consolidation or other reorganisation of the Company or any Subsidiary with or into another entity;

(iii)        the acquisition by the Company or any Subsidiary of another entity by means of a purchase of all or substantially all of the equity securities or assets of such entity;

(iv)        the transfer by way of continuation of the Company out of the Islands or such other jurisdiction in which it is, for the time being, incorporated, registered or existing; or

(v)         a liquidation, winding up, dissolution or adoption of any plan for the same;

(l)          take any other action or agree to take any action that adversely affects the terms or rights of the Class B Holders; or

(m)        enter into any agreement with respect to any of the foregoing,

together, the Class B Reserved Matters.

34.2       For the avoidance of doubt, the approval requirements set out in this Article apply in addition to, and do not limit, the requirements of the Act and any other applicable law (including with respect to any member and/or director approvals or consents required under the Act or any other applicable law with respect to the Class B Reserved Matters).

Annex B-42

Annex C

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail 2025 CLIMATEROCK Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on April 29, 2025. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. Please mark your votes like this FOR AGAINST ABSTAIN (1) The Business Combination Proposal — to approve the Business Combination Agreement and Transactions contemplated thereby, including the SPAC Merger. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of the Merger Proposal described below. Therefore, if the Merger Proposal is not approved, then the Business Combination may not be consummated. (2) The Merger Proposal — to approve and authorize the SPAC Plan of Merger and the Merger of SPAC Merger Sub with and into ClimateRock and related matters in accordance with the Business Combination Agreement with ClimateRock being the surviving company following the Merger. See the section entitled “Merger Proposal.” The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will not be presented to shareholders at the Meeting. (3) The Adjournment Proposal — to consider and vote upon a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates to (if necessary), among other things, permit further solicitation and vote of proxies if based upon the tabulated vote at the time of the Meeting, ClimateRock would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.” CONTROL NUMBER Signature Signature, if held jointly Date 2025. Note: When Ordinary Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Annex C-1

2025 Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders of ClimateRock to be held on XXXXX XX, 2025 To view the XXXX Proxy Statement and to Attend the Special Meeting, please go to: https://www.cstproxy.com/XXXXXXXXXX FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS CLIMATEROCK The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated XXXXX XX, 2025, in connection with the special meeting of stockholders (the “Stockholder Meeting”) of ClimateRock to be held at XX:XX a.m. Eastern Time on XXXXX XX, 2025, via a virtual meeting at https://www.cstproxy.com/XXXXXXXXXX, and hereby appoints XXXXXXXXXXX and XXXXXXXXXXXXX , and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all stock of the Company registered in the name provided, which the undersigned is entitled to vote at the Stockholder Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying proxy statement/prospectus. THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” 1, 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU. (Continued and to be marked, dated and signed on the other side)

Annex C-2

Annex D

October 24th, 2024

PRIVATE & CONFIDENTIAL

For the Special Committee of the Board of Directors of ClimateRock (NASDAQ:CLRC)
25 Bedford Square, London, WC1B 3HH, UK

Newbridge Securities Corporation (“Newbridge,” “we,” “us” or “our”) understands that ClimateRock (NASDAQ:CLRC), a publicly traded special purpose acquisition company that is a Cayman Islands exempted company (“ClimateRock”) is considering a business combination with GreenRock Corp., a privately-held company formed under the laws of the Cayman Islands (“GRC”, and together with ClimateRock, collectively, the “Parties”).

•     Pursuant to the terms of that certain business combination agreement, by and among GRC, ClimateRock and the other parties thereto, the Parties intend to effect a business combination transaction whereby (a) ClimateRock will merge with a wholly-owned subsidiary of a newly formed Cayman Islands holding company, that will become the publicly listed company after the closing (“PubCo”), with ClimateRock continuing as the surviving entity (the “Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of PubCo and (ii) each issued and outstanding security of ClimateRock immediately prior to the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of PubCo, and (b) GRC will merge with a wholly-owned subsidiary of a newly formed Caymen Islands exempted company that is owned by PubCo, with GRC continuing as the surviving entity (the “Company Merger”), as a result of which, (i) GRC shall become a wholly-owned subsidiary of PubCo and (ii) each issued and outstanding security of GRC immediately prior to the Company Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of PubCo, (the Merger and the Company Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

•     In full payment for the purchased shares GRC’s Security Holders collectively shall be entitled to receive from PubCo, in the aggregate, a number of PubCo Ordinary Shares and Assumed Options with an aggregate value equal to Three Hundred and Twenty Million U.S. Dollars ($320,000,000), (the “Consideration”).

The Special Committee of the Board of Directors of CLRC has retained Newbridge to render an opinion (the “Opinion”) as to whether, on the date of such Opinion, (i) the Consideration is fair, from a financial point of view, to CLRC and CLRC’s public stockholders and (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of the net assets held by CLRC in its trust account (the “Trust Account”) for the benefit of CLRC’s public stockholders (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account), as of the date of the Purchase Agreement.

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of CLRC to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for CLRC.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Annex D-1

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, CLRC has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, CLRC, and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed the Business Combination Agreement, dated October 24th, 2024, as amended;

•        reviewed CLRC’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of CLRC since its IPO in May 2022;

•        reviewed publicly available financial information of filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between May 3rd, 2022, and October 24th, 2024;

•        conducted discussions with GRC’s management team to better understand GRC’s recent business history, and near-term financials;

•        reviewed a financial model of GRC with historical and future financial projections (including potential revenue growth, EBITDA and EBITDA margins) provided by the Company’s management team;

•        performed a public company comparable analysis of similar companies to GRC that trade on stock exchanges in Europe and Canada, and operate in the “Renewable Electricity” sector, to derive certain forward Enterprise Value/EBITDA multiples; and

•        performed an M&A transaction comparable analysis of similar companies to GRC that are headquartered in Europe, and operate in the “Renewable Electricity” sector, to derive certain forward Enterprise Value/EBITDA multiples.

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both CLRC and GRC to ask questions and receive answers to those questions. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information (in accordance with reasonable industry practice).

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of CLRC and GRC provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting reasonable and good faith estimates and good faith judgments of the management teams of both CLRC and GRC as to the future financial performance of the combined parties without and subsequent to a potential business combination.

Annex D-2

This Opinion is solely for the use of the Board of Directors of CLRC, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with CLRC may be included in, filings made by CLRC with the U.S. Securities and Exchange Commission and in any registration statement, prospectus, proxy statement or similar disclosure document delivered to stockholders of CLRC.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, (i) the Consideration is fair, from a financial point of view, to CLRC and CLRC’s public stockholders and (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Sincerely,

Newbridge Securities Corporation

Chad D. Champion
Senior Managing Director Head of Equity Capital Markets and Investment Banking

Annex D-3

Annex E

Dated __________
ClimateRock ClimateRock Merger Sub Limited ClimateRock Holdings Limited

plan of merger

CONTENTS

Annex E Page No.
1	Definitions and Interpretation	E-1
2	Name and registered office of each Constituent Company	E-2
3	Shares in the Constituent Companies	E-2
4	Effective Date	E-2
5	Terms and conditions of the Merger	E-2
6	Rights and restrictions attaching to the shares of the Surviving Company	E-3
7	Constitutional documentation of the Surviving Company	E-3
8	Director benefits	E-3
9	Secured creditors	E-3
10	Directors of the Surviving Company	E-3
11	Authorisations	E-3
12	Termination or amendment	E-3
13	Counterparts	E-4
14	Governing law and jurisdiction	E-4
Schedule 1		E-6
Schedule 2		E-7

Annex E-i

This plan of merger (this Plan of Merger) is made on _____________.

parties:

1            ClimateRock, an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company);

2            ClimateRock Merger Sub Limited, an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Merging Company); and

3            ClimateRock Holdings Limited, an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (HoldCo),

(the Merging Company and the Surviving Company are together the Constituent Companies).

recitals:

A           The board of directors of each Constituent Company have approved a merger of the Constituent Companies so that the Merging Company will merge with and into the Surviving Company (the Merger). Immediately upon the Merger becoming effective the undertaking, property and liabilities of the Constituent Companies will automatically vest in the Surviving Company, the Merging Company will cease to exist and the Surviving Company will continue as the surviving company.

B           Part 16 of the Companies Act (Revised) of the Cayman Islands (the Companies Act) provides for the statutory mechanics by which the Merger can be effected. Amongst other matters, the Companies Act requires that a written plan of merger be approved by each of the Constituent Companies and their shareholders and that such plan of merger be signed by a director on behalf of each Constituent Company and be filed with the Registrar of Companies in the Cayman Islands (the Registrar). Section 233(4) of the Companies Act provides a list of prescribed matters which must be addressed in the plan of merger.

C           Each Constituent Company wishes to enter this Plan of Merger in accordance with Part 16 of the Companies Act.

D           The board of directors of each Constituent Company has also approved the terms and conditions of a business combination agreement dated 30 December 2023, as amended pursuant to an amended and restated agreement and plan of merger which amended the business combination agreement dated 21 March 2025, by and between, amongst others, HoldCo, the Surviving Company and the Merging Company in the form set out in Schedule 2 (the merger agreement as may be amended or supplemented from time to time, the Merger Agreement).

E           HoldCo wishes to enter into this Plan of Merger solely for the purposes of clause 5.2 of this Plan of Merger.

It is agreed as follows:

1            Definitions and Interpretation

1.1         Terms not otherwise defined in this Plan of Merger will have the meanings given to them in the Merger Agreement.

1.2         In this Plan of Merger:

(a)         except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

(b)         references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

Annex E-1

(c)         the recitals and the Schedules form part of this Plan of Merger and will have the same force and effect as if they were expressly set out in the body of this Plan of Merger and any reference to this Plan of Merger will include the recitals and the Schedules;

(d)         any reference to this Plan of Merger or to any agreement or document referred to in this Plan of Merger will be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)         any reference to any statute or statutory provision will, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)          clause headings and the index are inserted for convenience only and will not affect the construction of this Plan of Merger.

2            Name and registered office of each Constituent Company

2.1         The Merging Company and the Surviving Company are the constituent companies (as defined in the Companies Act) participating in the Merger.

2.2         The Surviving Company will be the surviving company (as defined in the Companies Act) following the Merger.

2.3         The registered office of the Merging Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

2.4         The registered office of the Surviving Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands. Following the Merger the registered office of the Surviving Company will continue to be c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

3            Shares in the Constituent Companies

3.1         Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be US$50,000 divided into 1,000,000,000 Ordinary shares of par value US$0.00005 each.

3.2         Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be US$50,000 divided into 1,000,000,000 Ordinary shares of par value US$0.00005 each.

3.3         Immediately following the Merger, the authorised share capital of the Surviving Company will continue to be US$50,000 divided into 1,000,000,000 Ordinary shares of par value US$0.00005 each.

4            Effective Date

The Merger will be effective on the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and section 234 of the Companies Act (the Effective Date).

5            Terms and conditions of the Merger

5.1         The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement (including, without limitation, Article II of the Merger Agreement).

5.2         HoldCo undertakes and agrees (it being acknowledged that HoldCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Company Merger Consideration and the Holdings Public Warrants in accordance with the terms of the Merger Agreement.

Annex E-2

5.3         On the Effective Date (but not before), the rights, property of every description including choses in action and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies will immediately vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act, and the Surviving Company will become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each Constituent Company in accordance with section 236(1)(c) of the Companies Act.

5.4         On the Effective Date (but not before), the Registrar will strike the Merging Company off the Register of Companies of the Cayman Islands in accordance with the Companies Act.

6            Rights and restrictions attaching to the shares of the Surviving Company

Following the Merger, the rights and restrictions attaching to the shares in the capital of the Surviving Company will be as detailed in the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

7            Constitutional documentation of the Surviving Company

On the Effective Date (but not before), the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

8            Director benefits

[No director of the Surviving Company or the Merging Company has received or will receive any amount or benefit consequent upon the Merger.]

9            Secured creditors

[Neither the Surviving Company nor the Merging Company has any secured creditors nor has either the Surviving Company or the Merging Company granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]

10          Directors of the Surviving Company

10.1       [The name[s] and address[es] of the director of the Surviving Company immediately following the Merger will be:]

Name	Address
[•]	[•]

11          Authorisations

11.1       The board of directors of each Constituent Company has approved this Plan of Merger in accordance with section 233(3) of the Companies Act.

11.2       The shareholders of each Constituent Company have authorised this Plan of Merger by way of a special resolution in accordance with section 233(6) of the Companies Act.

12          Termination or amendment

12.1       In accordance with the Companies Act, at any time prior to the Effective Date, subject to the Merger Agreement, this Plan of Merger may be:

(a)         terminated by the directors of either of the Constituent Companies; or

Annex E-3

(b)         amended by the directors of both of the Constituent Companies to:

(i)          change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; or

(ii)         to make any other changes to this Plan of Merger which the directors of both the Constituent Companies consider, in their sole and absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and the Merging Company, respectively.

12.2       If this Plan of Merger is terminated or amended in accordance with this clause 12 after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

13          Counterparts

This Plan of Merger may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

14          Governing law and jurisdiction

14.1       This Plan of Merger is governed by and will be construed in accordance with the laws of the Cayman Islands.

14.2       The parties submit to the [non-exclusive]/[exclusive] jurisdiction of the courts of the Cayman Islands and the courts of appeal from them to determine any dispute arising out of or in connection with this Plan of Merger. The parties agree not to object to the exercise of jurisdiction of those courts on any basis.

[Signature page follows.]

Annex E-4

This Plan of Merger has been entered into by the parties on the date first written above.

Surviving Company

_______________________________________________________	____________________
Signed for and on behalf of ClimateRock by:	Date signed
Name:
Position:

HoldCo

_______________________________________________________	____________________	2024
Signed for and on behalf of ClimateRock Holdings Limited by:	Date signed
Name:
Position:

Merging Company

_______________________________________________________	____________________
Signed for and on behalf of ClimateRock Merger Sub Limited by:	Date signed
Name:
Position:

Annex E-5

Schedule 1

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex E-6

Schedule 2

Merger Agreement

Annex E-7

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, willful neglect, willful default or the consequences of committing a crime. Pubco’s amended and restated memorandum and articles of association provides that, subject to certain limitations, Pubco will indemnify its existing and former directors (including alternate directors), secretary and officers and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in or about the conduct of Pubco’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions and without limiting the foregoing, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning Pubco or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. Such indemnity shall not apply if such liability (if any) arises from their own actual fraud, willful neglect, or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1(1)(2)	Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2025 (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).
3.1***	Amended and Restated Memorandum and Articles of Association of Pubco.
3.2***	Form of Amended and Restated Memorandum and Articles of Association of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
4.3

Warrant Agreement, dated as of April 27, 2022, by and between ClimateRock and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

4.4	Form of Helena Convertible Promissory Note (incorporated by reference to Exhibit 4.1 of ClimateRock’s Form 10-Q filed with the SEC on September 25, 2025).
4.5	Form of Helena Warrant (incorporated by reference to Exhibit 4.2 of ClimateRock’s Form 10-Q filed with the SEC on September 25, 2025).
5.1***	Opinion of Ogier (Cayman) LLP.
5.2***	Opinion of Ellenoff Grossman & Schole LLP.
8.1***	Tax opinion of ArentFox Schiff LLP.
10.1

Form of Voting and Support Agreement, dated as of December 30, 2023, by and among ClimateRock, GreenRock, and the GreenRock Shareholders party thereto (incorporated by reference to Exhibit 10.1 of ClimateRock’s Current Report on Form 8-K filed with the SEC on January 5, 2024)

10.2

Sponsor Support Agreement, dated as of December 30, 2023, by and among ClimateRock, GreenRock and the Sponsor (incorporated by reference to Exhibit 10.2 of ClimateRock’s Current Report on Form 8-K filed with the SEC on January 5, 2024)

10.3

Letter Agreement, dated April 27, 2022, by and among ClimateRock, its initial shareholders, directors and officer (incorporated by reference to Exhibit 10.1 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

10.4

Investment Management Trust Agreement, dated April 27, 2022, by and between ClimateRock and CST, as trustee (incorporated by reference to Exhibit 10.2 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

Exhibit No.	Description
10.5

Registration Rights Agreement, dated as of April 27, 2022, by and between ClimateRock and certain securityholders (incorporated by reference to Exhibit 10.3 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

10.6

Sponsor Warrant Purchase Agreement, dated April 27, 2022, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

10.7

Administrative Support Agreement, dated April 27, 2022, by and between ClimateRock and ClimateRock Capital Limited (incorporated by reference to Exhibit 10.5 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

10.8(2)

Form of Voting and Support Agreement, dated as of December 30, 2023, by and among ClimateRock, GreenRock, and the GreenRock Shareholders party thereto (incorporated by reference to Exhibit 10.1 of ClimateRock’s Form 8-K filed with the SEC on January 5, 2024).

10.9(2)

Sponsor Support Agreement, dated as of December 30, 2023, by and among ClimateRock, GreenRock and the Sponsor (incorporated by reference to Exhibit 10.2 of ClimateRock’s Form 8-K filed with the SEC on January 5, 2024)

10.10

Letter Agreement, dated as of September 21, 2022, by and between ClimateRock and Gluon Partners LLP (incorporated by reference to Exhibit 10.1 of ClimateRock’s Form 8-K filed with the SEC on November 9, 2022)

10.11	Loan Agreement, dated as of September 21, 2022, by and between ClimateRock and Eternal BV (incorporated by reference to Exhibit 10.2 of ClimateRock’s Form 8-K filed with the SEC on November 9, 2022)
10.12

First Amendment to the Letter Agreement, dated October 5, 2022, by and between ClimateRock and Gluon Partners LLP (incorporated by reference to Exhibit 10.3 of ClimateRock’s Form 8-K filed with the SEC on November 9, 2022)

10.13

Engagement Letter, dated as of August 17, 2022, by and between ClimateRock and Maxim Group LLC, as amended (incorporated by reference to Exhibit 10.4 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.14

First Amendment to the Engagement Letter, dated September 20, 2022, by and between ClimateRock and Maxim Group LLC (incorporated by reference to Exhibit 10.5 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.15

Second Amendment to the Engagement Letter, dated October 3, 2022, by and between ClimateRock and Maxim Group LLC (incorporated by reference to Exhibit 4.1 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.16

Third Amendment to the Engagement Letter, dated October 4, 2022, by and between ClimateRock and Maxim Group LLC (incorporated by reference to Exhibit 10.7 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.17

Advisory Services Agreement, dated as of July 11, 2022, by and between ClimateRock ALANTRA Corporate Finance, S.A.U. and U.N. SDG Support Holdings LLC, as amended (incorporated by reference to Exhibit 10.8 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.18

Amendment to the Advisory Services Agreement, dated as of July 11, 2022, by and between ClimateRock ALANTRA Corporate Finance, S.A.U. and U.N. SDG Support Holdings LLC, as amended (incorporated by reference to Exhibit 10.9 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.19***	Intercompany Loan Agreement, dated as of November 2, 2023, by and between GreenRock Corp and Renewables Limited.
10.20***	Letter Agreement, dated as of December 29, 2023, by and among GreenRock Corp and shareholders of TEP Renewables Limited.
10.21***	Amendment Agreement, dated as of January 23, 2024, by and among GreenRock Corp and shareholders of TEP Renewables Limited.
10.22***	First Amendment to the Intercompany Loan Agreement, dated as of January 23, 2024, by and between GreenRock Corp and Renewables Limited.
10.23***	Share Purchase Agreement, dated August 19, 2024 between GreenRock Continuity I and GreenRock Corp.
10.24***	Share Purchase Agreement, dated November 1, 2024, between WindShareFund N.V. and Gluon Renewable Energies Ltd. (filed as Exhibit 10.23 to Amendment No. 2 of this Registration Statement/Proxy)

Exhibit No.	Description
10.25***	Share Purchase Agreement, dated November 2, 2023, by and between Gluon Capital Limited and GreenRock Corp. (filed as Exhibit 10.25 to Amendment No. 2 of this Registration Statement/Proxy)
10.26***

Loan and Share Issuance Agreement, dated October 31, 2024, by and among GreenRock Corp., ClimateRock Holdings Limited and RLH SPAC Fund, LP (filed as Exhibit 10.27 to Amendment No. 3 of this Registration Statement/Proxy)

10.27***

Loan and Share Issuance Agreement, dated November 27, 2024, by and among GreenRock Corp., ClimateRock Holdings Limited and RLH SPAC Fund, LP (filed as Exhibit 10.28 to Amendment No. 3 of this Registration Statement/Proxy)

10.28***

Second Supplement to the Share Purchase Agreement, dated December 16, 2024, by and among GreenRock Corp., Gluon Capital Limited, Accretion Energies Limited and the Sellers of the WindShareFund. (filed as Exhibit 10.29 to Amendment No. 3 of this Registration Statement/Proxy)

10.29***	SPAC Investor Relations Consulting Agreement, dated January 4, 2024, by and among ClimateRock and MZCHI, LLC. (filed as Exhibit 10.30 to Amendment No. 3 of this Registration Statement/Proxy)
10.30***	Third Supplement to the Share Purchase Agreement, dated March 18, 2025, by and among WindShareFund I B.V., WindShareFund II B.V., WindShareFund III B.V., WindShareFund N.V. and Accretion Energies Ltd.
10.31***	Convertible Promissory Note, dated July 7, 2025, in the original principal amount of $2,000,000 made by GreenRock Corp. to A.G.P./Alliance Global Partners
10.32***	Amendment No. 1 to Engagement Letter, dated as of July 7, 2025, between GreenRock Corp and A.G.P/Alliance Global Partners.
10.33***	TEP Acquisition Term Sheet dated July 3, 2025
10.34***	TEP Acquisition Term Sheet dated July 30, 2025
10.35

Amendment to Loan Agreements, dated September 2, 2025, by and between ClimateRock and Eternal BV (incorporated by reference to Exhibit 10.1 of ClimateRock’s Form 10-Q filed with the SEC on September 25, 2025).

10.36

Extension of Agreement, dated September 11, 2025, by and between ClimateRock and Gluon Renewable Energies Limited (incorporated by reference to Exhibit 10.2 of ClimateRock’s Form 10-Q filed with the SEC on September 25, 2025).

10.37

Securities Purchase Agreement, dated September 19, 2025, by and between ClimateRock Holdings Limited and Helena Global Investment Opportunities I Ltd. (incorporated by reference to Exhibit 10.3 of ClimateRock’s Form 10-Q filed with the SEC on September 25, 2025).

10.38

Equity Line of Credit Purchase Agreement, dated September 19, 2025, by and between ClimateRock Holdings Limited and Helena Global Investment Opportunities I Ltd. (incorporated by reference to Exhibit 10.4 of ClimateRock’s Form 10-Q filed with the SEC on September 25, 2025).

10.39***	Settlement and Release Agreement, dated October 24, 2025, by and among Pubco, GreenRock, SPAC, and Maxim Group LLC
10.40*	Term sheet relating to the TEP Acquisition dated September 24, 2025 by and between GreenRock Corp and Leonardo Montesi
21.1***	List of Subsidiaries of Pubco Post-Business Combination.
23.1***	Consent of BCRG Group for GreenRock’s Financial Statements and Notes.
23.2***	Consent of BCRG Group for WindShareFund’s Financial Statements and Notes.
23.3***	Consent of BCRG Group for Accretion’s Financial Statements and Notes.
23.4***	Consent of UHY LLP for ClimateRock’s Financial Statement and Notes.
23.5***	Consent of BCRG Group for ClimateRock Holdings Limited’s Financial Statements and Notes
23.6***	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1).
23.7***	Consent of ArentFox Schiff LLP (included as part of Exhibit 8.1).
23.8***	Consent of NewBridge Securities Corporation
23.9***	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2).
99.1***	Form of Proxy Card for Extraordinary General Meeting of Shareholders of ClimateRock (included as Annex C to the proxy statement/prospectus).
99.2***	Consent of Per Regnarsson to be Named as a Director.
99.3***	Consent of Charles Ratelband to be Named as a Director.
99.4***	Consent of Philip Comberg to be Named as a Director.

Exhibit No.	Description
99.5***	Consent of Dariusz Sliwinski to be Named as a Director.
99.6***	Consent of Jennifer McFarlane to be Named as a Director.
99.7	Fairness Opinion from Newbridge (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
99.8***	Request for Waiver and Representation under Item 8.A.4 of Form 20-F.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107***	Filing fee table

____________

*        Filed herewith.

***    Previously filed

(1)      The exhibits to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.

(2)     Portions of the exhibit, including certain private and confidential information, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)     That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment no. 10 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on the 9th day of December 2025.

ClimateRock Holdings Ltd
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Sole Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Per Regnarsson	Sole Director	December 9, 2025
Per Regnarsson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this pre-effective amendment no. 10 to registration statement in Newark, Delaware, on the 9th day of December, 2025.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative